UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

_________________

INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of The
Securities Exchange Act of 1934

_________________

Filed by the Registrant ☒	Filed by a Party other than the Registrant ☐

Check the appropriate box:

☒ Preliminary Proxy Statement

☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐ Definitive Proxy Statement

☐ Definitive Additional Materials

☐ Soliciting Material Under Rule 14a-12

DT ASIA INVESTMENTS LIMITED
(Name of Registrant as Specified in Its Charter)

_________________

(Name of Persons(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☐	No fee required.

☒	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	(1)	Title of each class of securities to which transaction applies: Not applicable

	(2)	Aggregate number of securities to which transaction applies: Not applicable

(3)

Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined): Not applicable

	(4)	Proposed maximum aggregate value of transaction: $204,000,000(1)

	(5)	Total fee paid: $20,543(2)

☐	Fee paid previously with preliminary materials:

☐

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

	(1)	Amount previously paid:

	(2)	Form, Schedule or Registration Statement No.:

	(3)	Filing Party:

	(4)	Date Filed:

____________

1        Our estimate of the transaction value is based on the following estimated values: 20 million DT Asia ordinary shares valued at $10.20 per share.

2        This amount is the product of $204,000,000 multiplied by the SEC’s filing fee of $100.70 per million.

DT ASIA INVESTMENTS LIMITED
Room 1102, 11/F,
Beautiful Group Tower,
77 Connaught Road
Central, Hong Kong

Dear DT Asia Investments Limited Shareholders:

You are cordially invited to attend the special meeting of shareholders of DT Asia Investments Limited, which we refer to as “we,” “us,” “our,” “DT Asia” or the “Company,” on         , 2016, at 10:00 a.m., Eastern time, at the offices of Ellenoff Grossman & Schole LLP, 1345 Avenue of the Americas, 11th Floor, New York, New York 10105. This proxy statement is dated         , 2016, and is first being mailed to shareholders of the Company on or about         , 2016.

At the special meeting, our shareholders will be asked to consider and vote upon a proposal, which we refer to as the “Business Combination Proposal,” to approve a share exchange agreement dated January 11, 2016 (the “Exchange Agreement”) providing for the acquisition by us of all of the outstanding issued shares and other equity interests in Adrie Global Holdings Limited (“BVICo”), which primarily conducts its business through its variable interest entity, Urumqi Feng Hui Direct Lending Limited (“Feng Hui”), from the shareholders of BVICo (“Sellers”). We refer to BVICo and its consolidated subsidiaries and variable interest entity hereafter collectively as “China Lending Group,” and we refer to such acquisition by us hereafter as the “Business Combination.” Pursuant to the Exchange Agreement, in exchange for 100% of the equity interests of BVICo, we agreed to issue to the Sellers an aggregate of 20 million shares of our ordinary shares (the “Exchange Shares”) at $10.20 per share. Of the 20 million Exchange Shares to be issued to Sellers at closing, 8 million shares will be deposited in escrow (the “Escrow Shares”) and, along with related dividends, subject to a three-year earnout schedule based on certain net income milestones (but subject to forfeiture by Sellers for their indemnification obligations under the Exchange Agreement).

As a condition to the Business Combination and as further discussed in the accompanying proxy statement, we expect to sell at least $12 million of our newly created Series A Convertible Preferred Stock in a private placement to certain investors (the “PIPE Preferred Investment”) in order to provide additional operating capital for the combined company following the Business Combination and the payment of related expenses. As of the date hereof, none of the PIPE Preferred Investment has yet been subscribed.

It is anticipated that, following completion of the Business Combination and if there are no redemptions, DT Asia’s existing shareholders, including our Sponsor, will retain an ownership interest of approximately 32.8% of the Company, and Sellers will own approximately 67.2% of the Company. These percentages are calculated based on a number of assumptions (as described in the accompanying proxy statement) and are subject to adjustment in accordance with the terms of the Exchange Agreement. A copy of the Exchange Agreement is attached to the accompanying proxy statement as Annex A.

Our shareholders will also be asked to consider and vote upon a proposal to adjourn the special meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies if, based upon the tabulated vote at the time of the meeting, there are not sufficient votes to approve the Business Combination Proposal, which we refer to as the “Adjournment Proposal”.

Each of these proposals is more fully described in the accompanying proxy statement, which each shareholder is encouraged to review carefully.

Our units, ordinary shares, rights and warrants are currently listed on the Nasdaq Capital Market under the symbols “CADTU,” “CADT,” “CADTR” and “CADTW,” respectively. We intend to apply to continue the listing of our ordinary shares and warrants on the Nasdaq Capital Market under the symbols “CLDC” and “CLDCW,” respectively, upon the closing of the Business Combination. At the closing, any unseparated units will separate into their component ordinary shares of no par value (“DT Asia ordinary shares”), warrants to purchase one-half of one ordinary share, and rights to receive 1/10 of an ordinary share. Each holder of a right will at closing be entitled to receive 1/10 of an ordinary share per right, and both the units and the rights will cease trading at closing. No fractional shares will be issued as a result of the issuance of shares for rights, and any right to a fractional share will be rounded down to the nearest whole share (in effect extinguishing any fractional entitlement).

Pursuant to our charter, we are providing our public shareholders with the opportunity to redeem, in connection with the closing of the transactions contemplated by the Exchange Agreement, DT Asia ordinary shares then held by them for cash equal to their pro rata share of the aggregate amount on deposit (as of two business days prior to the consummation of the transactions contemplated by the Exchange Agreement) in the trust account that holds the proceeds (less taxes payable) of our initial public offering that closed on October 6, 2014 (the “IPO”). For illustrative purposes, based on funds in the trust account of approximately $70.0 million on December 31, 2015, the estimated per share redemption price would have been approximately $10.20. Public shareholders may elect to redeem their shares even if they vote for the Business Combination Proposal. A public shareholder, together with any of his, her or its affiliates or any other person with whom it is acting in concert or as a “group” (as defined under Section 13 of the Securities Exchange Act of 1934, as amended), will be restricted from redeeming in the aggregate his, her or its shares or, if part of such a group, the group’s shares, in excess of 15% of the outstanding public shares (the “15% threshold”). Holders of our outstanding public warrants, rights and units do not have redemption rights with respect to such securities in connection with the Business Combination. Holders of outstanding units must separate the underlying public shares, public rights and public warrants prior to exercising redemption rights with respect to the public shares. The holders of DT Asia ordinary shares issued prior to our IPO, which we refer to as “founder shares,” have agreed to waive their redemption rights with respect to any shares of our capital stock they may hold in connection with the consummation of the Business Combination, and the founder shares will be excluded from the pro rata calculation used to determine the per-share redemption price. Currently, DeTiger Holdings Limited, which we refer to as our “Sponsor,” certain of its affiliates and our independent directors own approximately 22.8% of our issued and outstanding ordinary shares, including all of the founder shares. Our Sponsor and other founders have agreed to retain their founder shares for all periods relevant to our shareholder vote on the Business Combination Proposal and to vote any DT Asia ordinary shares owned by them in favor of the proposals described in the accompanying proxy statement.

We are providing this proxy statement and accompanying proxy card to our shareholders in connection with the solicitation of proxies to be voted at the special meeting and at any adjournments or postponements of the special meeting. Whether or not you plan to attend the special meeting, we urge you to read this proxy statement carefully. Please pay particular attention to the section entitled “Risk Factors” commencing on page 30.

After careful consideration, our board of directors has approved and adopted the Exchange Agreement and recommends that our shareholders vote FOR adoption and approval of the Business Combination and FOR all other proposals presented to our shareholders in the accompanying proxy statement. When you consider the board recommendation of these proposals, you should keep in mind that our directors and officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the section entitled “The Business Combination Proposal — Certain Benefits of DT Asia’s Directors and Officers and Others in the Business Combination.”

Approval of the Business Combination Proposal and the Adjournment Proposal requires the affirmative vote of a majority of the votes cast by shareholders present in person or represented by proxy at the special meeting. The boards of directors of DT Asia and the Sellers have already approved the Business Combination.

Each redemption of DT Asia ordinary shares by our public shareholders will decrease the amount in our trust account, which held approximately $70.0 million as of December 31, 2015.

Your vote is very important. If you are a registered shareholder, please vote your shares as soon as possible by completing, signing, dating and returning the enclosed proxy card in the postage-paid envelope provided. If you hold your shares in “street name” through a bank, broker or other nominee, you will need to follow the instructions provided to you by your bank, broker or other nominee to ensure that your shares are represented and voted at the special meeting. A failure to vote your shares will have no effect on the proposals to be considered at the special meeting of shareholders. The transactions contemplated by the Exchange Agreement will be consummated only if the Business Combination Proposal are approved at the special meeting.

If you sign, date and return your proxy card without indicating how you wish to vote, your proxy will be voted FOR each of the proposals described in the accompanying proxy statement. If you fail to return your proxy card or fail to instruct your bank, broker or other nominee how to vote, and do not attend the special meeting in person, the effect will be that your shares will not be counted for purposes of determining whether a quorum is present at the special meeting, but if a quorum is present, it will have no effect on the proposals. If you are a shareholder of record and you attend the special meeting and wish to vote in person, you may withdraw your proxy and vote in person.

TO EXERCISE YOUR REDEMPTION RIGHTS, YOU MUST AFFIRMATIVELY VOTE EITHER FOR OR AGAINST THE BUSINESS COMBINATION PROPOSAL AND DEMAND THAT DT ASIA REDEEM YOUR SHARES FOR A PRO RATA PORTION OF THE FUNDS HELD IN THE TRUST ACCOUNT AND TENDER YOUR SHARES TO DT ASIA’S TRANSFER AGENT AT LEAST TWO BUSINESS DAYS PRIOR TO THE VOTE AT SUCH MEETING. YOU MAY TENDER YOUR SHARES BY EITHER DELIVERING YOUR SHARE CERTIFICATE TO THE TRANSFER AGENT OR BY DELIVERING YOUR SHARES ELECTRONICALLY USING THE DEPOSITORY TRUST COMPANY’S DWAC (DEPOSIT WITHDRAWAL AT CUSTODIAN) SYSTEM. IF THE BUSINESS COMBINATION IS NOT COMPLETED, THEN THESE SHARES WILL NOT BE REDEEMED FOR CASH AND ANY SHARE CERTIFICATES DELIVERED BY YOU TO THE TRANSFER AGENT WILL BE RETURNED TO YOU. IF YOU HOLD THE SHARES IN STREET NAME, YOU WILL NEED TO INSTRUCT THE ACCOUNT EXECUTIVE AT YOUR BANK OR BROKER TO WITHDRAW THE SHARES FROM YOUR ACCOUNT IN ORDER TO EXERCISE YOUR REDEMPTION RIGHTS.

On behalf of our board of directors, I thank you for your support and look forward to the successful completion of the Business Combination.

, 2016	Sincerely,

/s/ Emily Chui-Hung Tong

Emily Chui-Hung Tong Chairwoman of the Board

This proxy statement is dated         , 2016, and is first being mailed to shareholders of the Company on or about         , 2016.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES REGULATORY AGENCY HAS APPROVED OR DISAPPROVED THE TRANSACTIONS DESCRIBED IN THIS PROXY STATEMENT, PASSED UPON THE MERITS OR FAIRNESS OF THE BUSINESS COMBINATION OR RELATED TRANSACTIONS OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE DISCLOSURE IN THIS PROXY STATEMENT. ANY REPRESENTATION TO THE CONTRARY CONSTITUTES A CRIMINAL OFFENSE.

DT ASIA INVESTMENTS LIMITED
Room 1102, 11/F,
Beautiful Group Tower,
77 Connaught Road
Central, Hong Kong

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

OF DT ASIA INVESTMENTS LIMITED

To Be Held on         , 2016

To the Shareholders of DT Asia Investments Limited:

NOTICE IS HEREBY GIVEN that a special meeting of shareholders (the “special meeting”) of DT Asia Investments Limited, a BVI business company (“we,” “us,” “our,” “DT Asia” or the “Company”), will be held on         , 2016, at 10:00 a.m., Eastern time, at the offices of Ellenoff Grossman & Schole LLP, 1345 Avenue of the Americas, 11th Floor, New York, New York 10105. You are cordially invited to attend the special meeting for the following purposes:

(1) The Business Combination Proposal — At the special meeting, our shareholders will be asked to consider and vote upon a proposal, which we refer to as the “Business Combination Proposal,” to approve a share exchange agreement (the “Exchange Agreement”) and related transactions providing for the acquisition by us of all of the outstanding capital stock of Adrie Global Holdings Limited (“BVICo”), which conducts its business through its variable interest entity, Urumqi Feng Hui Direct Lending Limited (“Feng Hui”), from the shareholders of BVICo (“Sellers”). We refer to BVICo and its consolidated subsidiaries and variable interest entity hereafter collectively as “China Lending Group,” and we refer to such acquisition by us hereafter as the “Business Combination.” Pursuant to the Exchange Agreement, in exchange for 100% of the equity interests of BVICo, we agreed to issue to the Sellers an aggregate of 20 million shares (the “Exchange Shares”) of our ordinary shares at $10.20 per share. Of the 20 million Exchange Shares to be issued to Sellers at closing, 8 million shares will be deposited in escrow (the “Escrow Shares”) and, along with related dividends, subject to a three-year earnout schedule based on certain net income milestones (but subject to forfeiture by Sellers for their indemnification obligations under the Exchange Agreement).

As a condition to the Business Combination and as further discussed in the accompanying proxy statement, we expect to sell at least $12.0 million of our newly created Series A Convertible Preferred Stock in a private placement to certain investors (the “PIPE Preferred Investment”) in order to provide additional operating capital for the combined company following the Business Combination and the payment of related expenses. As of the date hereof, none of the PIPE Preferred Investment has yet been subscribed.

(2) The Adjournment Proposal — to adjourn the special meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies if, based upon the tabulated vote at the time of the special meeting, there are not sufficient votes to approve the Business Combination Proposal (the “Adjournment Proposal”).

Only holders of record of our ordinary shares at the close of business on         , 2016 (the “record date”) are entitled to notice of the special meeting and to vote at the special meeting and any adjournments or postponements of the special meeting. A complete list of our shareholders of record entitled to vote at the special meeting will be available for ten days before the special meeting at our principal executive offices for inspection by shareholders during ordinary business hours for any purpose germane to the special meeting.

Pursuant to our charter, we will provide our public shareholders with the opportunity to redeem, upon the closing of the transactions contemplated by the Exchange Agreement, DT Asia ordinary shares then held by them for cash equal to their pro rata share of the aggregate amount on deposit (as of two business days prior to the consummation of the transactions contemplated by the Exchange Agreement) in the trust account that holds the proceeds (less taxes payable) of our initial public offering that closed on October 6, 2014 (the “IPO”). For illustrative purposes, based on funds in the trust account of approximately $70.0 million on December 31, 2015, the estimated per share redemption price would have been approximately $10.20. Public shareholders may elect to redeem their shares even if they vote for the Business Combination Proposal. A public shareholder, together with any of his, her or its affiliates or any other person with whom it is acting in concert or as a “group” (as defined under Section 13 of the Securities Exchange Act of 1934, as amended), will be restricted from redeeming in the aggregate his, her or its shares or, if part of such a group, the group’s shares, in excess of 15% of the outstanding public shares (the “15% threshold”). The holders of DT Asia ordinary shares issued prior to our IPO (“founder shares”) have agreed to waive their redemption rights with respect to any shares of our capital stock they may hold in connection with the consummation of the Business Combination, and the founder shares will be excluded from the pro rata calculation used to determine the per-share redemption price. Currently, DeTiger Holdings Limited, our Sponsor, certain of its affiliates and our independent directors own approximately 22.8% of our issued and outstanding ordinary shares, including all of the founder shares.

Each redemption of shares of our outstanding ordinary shares by our public shareholders will decrease the amount in our trust account, which held approximately $70.0 million on December 31, 2015. We anticipate raising additional proceeds of at least $12 million in the PIPE Preferred Investment so that there is at least $10.0 million in cash or cash equivalents (before expenses) on the Company’s balance sheet immediately following the Business Combination, after taking into account any redemptions but before taking into account the payment of outstanding promissory notes in the amount of $900,000 as of January 27, 2016.

The transactions contemplated by the Exchange Agreement will be consummated only if the Business Combination Proposal is approved at the special meeting. The Adjournment Proposal is not conditioned on the approval of any other proposal set forth in the proxy statement.

Your attention is directed to the proxy statement accompanying this notice (including the annexes thereto) for a more complete description of the proposed business combination and related transactions and each of our proposals. We encourage you to read this proxy statement carefully. If you have any questions or need assistance voting your shares, please call our proxy solicitor, [name], at [phone] (toll-free), or banks and brokers can call collect at [phone].

By Order of the Board of Directors,

        , 2016

Sincerely,

/s/ Emily Chui-Hung Tong

Emily Chui-Hung Tong Chairwoman of the Board

TABLE OF CONTENTS

SUMMARY TERM SHEET	1
FREQUENTLY USED TERMS	5
QUESTIONS AND ANSWERS ABOUT THE PROPOSALS FOR SHAREHOLDERS	7
SUMMARY OF THE PROXY STATEMENT	15
SELECTED HISTORICAL FINANCIAL INFORMATION OF DT ASIA	24
SELECTED HISTORICAL FINANCIAL INFORMATION OF CHINA LENDING GROUP	25
SELECTED UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION	26
CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS	29
RISK FACTORS	30
UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION	63
COMPARATIVE PER SHARE INFORMATION	72
SPECIAL MEETING OF DT ASIA SHAREHOLDERS	73
THE BUSINESS COMBINATION PROPOSAL	78
The Exchange Agreement	78
General Description of the Exchange Agreement	78
Post-Business Combination Ownership of BVICo and DT Asia	79
Closing of the Business Combination	80
Conditions to Closing of the Business Combination	80
Amendment or Waiver of the Exchange Agreement	82
Efforts to Obtain Shareholder Approval and Consummate the Business Combination; Regulatory Matters	82
Termination	83
Fees and Expenses	83
Representations and Warranties	84
Additional Covenants of the Parties	85
Trust Account Waiver	87
Related Agreements	87
Background of the Business Combination	89
DT Asia’s Board of Directors’ Reasons for the Approval of the Business Combination	93
Satisfaction of 80% Test	98
Description of Opinion of Cassel Salpeter & Co., LLC	98
Certain Benefits of DT Asia’s Directors and Officers and Others in the Business Combination	103
Potential Purchases of Public Shares	103
Total DT Asia ordinary shares to be Issued in the Business Combination	104
Sources and Uses for the Business Combination	104
Board of Directors of DT Asia Following the Business Combination	105
Name	105
Redemption Rights	105
Appraisal Rights	105
Accounting Treatment	106
Material U.S. Federal Income Tax Considerations for Shareholders Exercising Redemption Rights	106
Vote Required for Approval	111
Recommendation of the Board	112
THE ADJOURNMENT PROPOSAL	113
Consequences if the Adjournment Proposal is Not Approved	113
Required Vote	113
Recommendation of the Board	113

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INFORMATION ABOUT DT ASIA	114
DT ASIA MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS	125
INFORMATION ABOUT CHINA LENDING GROUP	129
EXECUTIVE AND DIRECTOR COMPENSATION OF CHINA LENDING GROUP	157
CHINA LENDING GROUP MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS	159
MANAGEMENT AFTER THE BUSINESS COMBINATION	176
DESCRIPTION OF SECURITIES	181
BENEFICIAL OWNERSHIP OF SECURITIES	191
CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS	193
PRICE RANGE OF SECURITIES AND DIVIDENDS	197
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRMS	198
APPRAISAL RIGHTS	198
DELIVERY OF DOCUMENTS TO SHAREHOLDERS	198
TRANSFER AGENT AND REGISTRAR	198
SUBMISSION OF SHAREHOLDER PROPOSALS	198
FUTURE SHAREHOLDER PROPOSALS	198
WHERE YOU CAN FIND MORE INFORMATION	199
INDEX TO FINANCIAL STATEMENTS	F-1

ANNEXES
Annex A — Exchange Agreement	A-1
Annex B — Opinion of Cassel Salpeter & Co., LLC	B-1

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SUMMARY TERM SHEET

This Summary Term Sheet, together with the sections entitled “Questions and Answers About the Proposals for Shareholders” and “Summary of the Proxy Statement,” summarize certain information contained in this proxy statement, but do not contain all of the information that is important to you. You should read carefully this entire proxy statement, including the attached annexes, for a more complete understanding of the matters to be considered at the special meeting. In addition, for definitions of terms commonly used throughout this proxy statement, including this Summary Term Sheet, see the section entitled “Frequently Used Terms.”

•         DT Asia is a special purpose acquisition company formed for the purpose of acquiring, engaging in a share exchange, share reconstruction and amalgamation, contractual control arrangement with, purchasing all or substantially all of the assets of, or engaging in any other similar business combination with one or more businesses or entities.

•         There currently are 8,927,331 DT Asia ordinary shares issued and outstanding, consisting of 6,860,063 shares originally sold as part of units in DT Asia’s IPO, 1,715,015 founder shares that were issued to our Sponsor prior to DT Asia’s IPO, and 352,253 shares sold as part of units in a private placement consummated simultaneously with DT Asia’s IPO.

•         There currently are also 7,212,316 rights of DT Asia outstanding, consisting of 6,860,063 rights originally sold as part of units in DT Asia’s IPO, and 352,253 rights sold as part of units in a private placement consummated simultaneously with DT Asia’s IPO. Each holder of a right will be entitled to receive one-tenth (1/10) of one ordinary share upon consummation of DT Asia’s initial business combination, even if the holder of such right redeemed all ordinary shares held by him, her or it in connection with the initial business combination or an amendment to our charter with respect to our pre-business combination activities. No fractional shares will be issued as a result of the issuance of shares for rights, and any right to a fractional share will be rounded down to the nearest whole share (in effect extinguishing any fractional entitlement). No additional consideration will be required to be paid by a holder of rights in order to receive his, her or its additional ordinary shares upon consummation of an initial business combination.

•         In addition, there currently are 9,270,323 warrants of DT Asia outstanding, consisting of: (i) 6,860,063 public warrants originally sold as part of units in DT Asia’s IPO, (ii) 352,253 private warrants sold as part of units in a private placement consummated simultaneously with the consummation of DT Asia’s IPO; and (iii) 2,058,007 sponsor warrants issued to our Sponsor in the private placement. Each warrant entitles the holder thereof to purchase one-half of one share of DT Asia’s ordinary shares at a price of $6.00 per half share ($12.00 per whole share), subject to adjustment. Warrants may be exercised only for a whole number of DT Asia’s ordinary shares. No fractional shares will be issued upon exercise of the warrants. The public warrants will become exercisable on the completion of DT Asia’s initial business combination, and expire at 5:00 p.m., New York time, five years after the completion of DT Asia’s initial business combination or earlier upon redemption or liquidation. Once the warrants become exercisable, DT Asia may redeem the outstanding warrants at a price of $0.01 per warrant, provided that the last sale price of DT Asia’s ordinary shares equals or exceeds $18.00 per share for any 20 trading days within a 30 trading day period ending on the third trading day before DT Asia sends the notice of redemption to the warrant holders and certain other conditions are met. The private warrants and sponsor warrants, however, are non-redeemable so long as they are held by our Sponsor, the initial purchasers or their permitted transferees. For more information about DT Asia and its securities, see the sections entitled “Information About DT Asia,” “DT Asia Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Description of Securities.”

•         There currently is also a unit purchase option, held by the underwriter in our IPO, to purchase up to 660,000 DT Asia ordinary shares and 600,000 public warrants to purchase up to a total of 300,000 ordinary shares that will remain outstanding following an initial business combination. The unit purchase option expires on September 30, 2019, five years from the effective date of the registration statement relating to the IPO.

•         Pursuant to the Exchange Agreement, in exchange for all of the outstanding shares of Adrie, we will issue 20 million ordinary shares (the “Exchange Shares”) to the Sellers, with 8 million of such Exchange Shares (“Escrow Shares”) being deposited in escrow at the closing of the Business Combination (which is also referred to herein as the closing) and subject to forfeiture back to us (along with dividends and other earnings otherwise payable with respect to such Escrow Shares) in the event that the post-combination company fails after the closing to meet certain minimum financial performance targets or in the event that the DT Representative successfully brings an indemnification claim under the Exchange Agreement on behalf of our shareholders. The Exchange Shares, including the Escrow Shares, will be allocated among the Sellers pro-rata based on each Seller’s ownership of the Company prior to the closing.

The Escrow Shares will be held in an escrow account maintained by Continental Stock Transfer & Trust Company, as escrow agent (the “Escrow Agent”). While the Escrow Shares are held in escrow, any dividends and other distributions otherwise payable with respect to the Escrow Shares will be held back by us and not paid until the Escrow Shares are released from escrow to the Sellers, but the Sellers will be entitled to vote the Escrow Shares. Subject to indemnification claims, one-third of the Escrow Shares (along with the related accrued dividends and distributions) shall be released upon the post-combination company obtaining certain specified adjusted consolidated net income targets in each of calendar years 2016, 2017 and 2018, and with the Sellers also able to earn the Escrow Shares for any fiscal years where the target was not met through an alternative earn-out payment if the average adjusted consolidated net income for all three years combined meets a certain specified target. The adjusted consolidated net income targets are based on the cash available at the closing from the trust funds (after giving effect to the redemptions) and the shares issued in the PIPE Preferred Investment, net of our transaction expenses and deferred IPO fees (also referred to herein as the net closing proceeds), with the scale range of the net closing proceeds being from $0 million to $69.0 million, and the target adjusted consolidated net income ranging in 2016 from $20.2 million at the bottom to $32.0 million at the top, in 2017 from $22.6 million at the bottom to $38.0 million at the top, and in 2018 from $25.6 million at the bottom to $44.0 million at the top, and with the average adjusted consolidated net income target for the alternative earn-out payment ranging from $23.3 million at the bottom to $40.0 million at the top. The targets will also be reduced based on the date of the closing of the Business Combination, with the 2016 target reduced by an amount equal to 50% of the 2016 target multiplied by a fraction based on the number of days in the 2016 calendar year prior to the closing date as compared to the number of days in the 2016 calendar year, and with the average adjusted consolidated net income target being reduced by 1/3 of the amount by which the 2016 target is reduced. So long as the upper limit for the annual rate of private borrowing and lending allowed in Xinjiang, China is four times the Peoples’ Bank of China base interest rate, the targets are further adjusted based on the change in the Peoples’ Bank of China base interest rate from the June 30, 2015 rate of 4.85%. The actual targets for purposes of determining adjusted consolidated net income will be expressed in their RMB equivalent based on the June 30, 2015 US dollar/CNY exchange rate of 6.1088 (as of January 22, 2016, the US dollar/CNY exchange rate was 6.5788). The adjusted consolidated net income will determined using the post-combination company’s consolidated net income as determined in accordance with U.S. generally accepted accounting principles, expressed in RMB based upon the June 30, 2015 exchange range, and with such amounts subject to adjustment to exclude the effects of any new businesses that we acquire after the closing, any extraordinary gains or losses or extraordinary income or expenses and any non-recurring revenue earned outside of the ordinary course of business.

Sellers will not transfer, assign or sell the remaining 12.0 million Exchange Shares for a period of one year from the closing of the Business Combination (which period may be shortened under certain circumstances).

For more information on the Exchange Shares, see the section entitled “The Business Combination Proposal — Total DT Asia Ordinary Shares to be Issued in the Business Combination.” For more information about the Exchange Agreement and related transaction agreements, see the section entitled “The Business Combination Proposal — The Exchange Agreement.”

•         It is anticipated that, following completion of the Business Combination and if there are no redemptions, DT Asia’s public shareholders will retain an ownership interest of 25.7% in DT Asia and our initial shareholders and affiliates will retain an ownership interest of 7.1% in DT Asia. These relative percentages assume the automatic conversion of 7,212,316 rights of DT Asia into approximately 721,231 ordinary shares at the closing of the Business Combination, the issuance of 8 million Escrow Shares, subject to forfeiture, and DT Asia’s receipt of $12 million in cash proceeds from the proposed PIPE Preferred Investment. In addition, if any of DT Asia’s shareholders exercise their redemption rights, the ownership interest in DT Asia of DT Asia’s public shareholders will decrease and the ownership interest in DT Asia of our initial shareholders, including our Sponsor, will increase. These ownership percentages with respect to DT Asia following the Business Combination do not take into account (i) any ordinary shares issuable upon conversion of the Series A Convertible Preferred Stock issuable in the PIPE Preferred Investment (currently expected to be 1 million shares), (ii) the 6,860,063 public warrants to purchase up to a total of 3,430,031 DT Asia ordinary shares, (iii) the 352,253 private warrants to purchase up to a total of 176,126 DT Asia ordinary shares, (iv) the 2,058,007 sponsor warrants to purchase up to 1,029,004 DT Asia ordinary shares, or (v) the unit purchase option, held by the underwriter in our IPO, to purchase up to 660,000 DT Asia ordinary shares and 600,000 public warrants to purchase up to a total of 300,000 ordinary shares that will remain outstanding following the Business Combination. If the actual facts are different than these assumptions (which they are likely to be), the percentage ownership retained by DT Asia’s existing shareholders in DT Asia will be different. See “Summary — Impact of the Business Combination on DT Asia’s Public Float” and “Unaudited Pro Forma Condensed Combined Financial Information” for further information.

•         Our management and board of directors considered various factors in determining whether to approve the Exchange Agreement and the transactions contemplated thereby, including that the value of the Business Combination is equal to at least 80% of the balance in the trust account (excluding any taxes payable on interest earned). For more information about our decision-making process, see the section entitled “The Business Combination Proposal — DT Asia’s Board of Directors’ Reasons for the Approval of the Business Combination.”

•         Pursuant to our amended and restated memorandum and articles of association (the “charter”), in connection with the Business Combination, holders of our public shares may elect to have their shares redeemed for cash at the applicable redemption price per share calculated in accordance with the charter. As of December 31, 2015, this would have amounted to approximately $10.20 per share. If a holder exercises its redemption rights, then such holder will be exchanging its ordinary shares for cash and will no longer own shares of the Company and will not participate in any future growth of the Company. Such a holder will be entitled to receive cash for its public shares only if it (i) affirmatively votes for or against the Business Combination Proposal and (ii) properly demands redemption and delivers its shares (either physically or electronically) to our transfer agent at least two business days prior to the special meeting. See the section entitled “Special Meeting of DT Asia Shareholders — Redemption Rights.”

•         In addition to voting on the Business Combination Proposal, at the special meeting, the shareholders of DT Asia will be asked to vote upon a proposal to consider and vote upon a proposal to adjourn the special meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies if, based upon the tabulated vote at the time of the special meeting, there are not sufficient votes to approve the Business Combination Proposal (the “Adjournment Proposal”)

•         The transactions contemplated by the Exchange Agreement will be consummated only if the Business Combination Proposal is approved at the special meeting. The Adjournment Proposal is not conditioned on the approval of any other proposal set forth in this proxy statement.

•         Upon or before the closing of the Business Combination, we anticipate decreasing the size of our board of directors from six to five directors. All incumbent directors of DT Asia except Jason Kon Man Wong have informed us that they will resign from our board of directors upon closing of the Business Combination. Our board of directors intends to fill the vacancies left by these directors with five persons, two of whom will be required to be independent and will be nominated by DT Asia (and one of whom will be Mr. Jason Kon Man Wong, an incumbent independent director of DT Asia) and three of whom will be nominated by BVICo (at least one of whom will be required to be independent). If the Business Combination is consummated, our board of directors will consist of Ms. Qi Wen, the current Chairperson of Feng Hui; Ms. Li Jingping, the incumbent director of BVICo; independent director Mr. Jason Kon Man Wong; and two new independent directors, Mr. Shen Si and Mr. Alain Vincent Fontaine. See the section entitled “Management After the Business Combination.”

•         Unless waived by the parties to the Exchange Agreement, in accordance with applicable law, the closing of the Business Combination is subject to a number of conditions set forth in the Exchange Agreement including, among others, receipt of the requisite shareholder approval contemplated by this proxy statement. For more information about the closing conditions to the Business Combination, see the section entitled “The Business Combination Proposal — Conditions to Closing of the Business Combination.”

•         The Exchange Agreement may be terminated at any time prior to the consummation of the Business Combination upon agreement of Adrie and DT Asia, or by Adrie or DT Asia acting alone, in specified circumstances. For more information about the termination rights under the Exchange Agreement, see the section entitled “The Business Combination Proposal — Termination.”

•         The Business Combination involves numerous risks. For more information about these risks, see the section entitled “Risk Factors.”

•         In considering the recommendation of DT Asia’s board of directors to vote FOR the proposals presented at the special meeting, you should be aware that our executive officers and members of our board of directors have interests in the Business Combination that are different from, or in addition to, the interests of our shareholders generally. The members of our board of directors were aware of these differing interests and considered them, among other matters, in evaluating and negotiating the transaction agreements and in recommending to our shareholders that they vote in favor of the proposals presented at the special meeting. These interests include, among other things:

•         the fact that our Sponsor and our officers and directors paid an aggregate of approximately $4.2 million for their founder shares, sponsor warrants and private units and such securities should have a significantly higher value at the time of the Business Combination;

•         our Sponsor has loaned the Company $900,000 pursuant to a note, which becomes due on the earlier of April 6, 2016 and the date on which the Company consummates a business combination. Of the $900,000, up to $500,000 is convertible, in whole or in part, at the payee’s election, upon the consummation of the Business Combination, into units, at a price of $10.00 per unit. These units will be identical to the private units issued in a private placement in connection with Company’s IPO;

•         if DT Asia is unable to complete a business combination within the required time period, Ms. Winnie Lai Ling Ng, the owner of our Sponsor, will be personally liable to ensure that the proceeds in the trust account are not reduced by the claims of target businesses or claims of vendors or other entities that are owed money by DT Asia for services rendered or contracted for or products sold to DT Asia, but only if such a vendor or target business has not executed a waiver of claims against the trust account and except as to any claims under our indemnity of the underwriters; and

•         the continued indemnification of current directors and officers of the Company and the continuation of directors’ and officers’ liability insurance after the Business Combination.

FREQUENTLY USED TERMS

Unless otherwise stated or unless the context otherwise requires, the terms “we,” “us,” “our,” the “Company” and “DT Asia” refer to DT Asia Investments Limited, and the terms “combined company” and “post-combination company” refer to DT Asia and its subsidiaries, including the Lending Companies, following the consummation of the Business Combination.

In this document:

“Adrie” or “BVICo” means Adrie Global Holdings Limited, a BVI business company.

“Business Combination” means the acquisition of all of the capital stock of BVICo by DT Asia pursuant to the Exchange Agreement.

“charter” means our amended and restated memorandum and articles of association filed with the BVI Registry on September 30, 2014.

“China Lending Group” means BVICo and its consolidated subsidiaries and variable interest entity, taken together.

“Companies Act” and the “Insolvency Act” mean the BVI Business Companies Act, 2004 and the Insolvency Act, 2003 of the British Virgin Islands, respectively.

“Consulting” means Feng Hui Dingxin (Beijing) Financial Consulting Co., Limited.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exchange Agreement” means the share exchange agreement, dated as of January 11, 2016, as it may be amended, by and between the Company, Adrie Global Holdings Limited and Sellers.

“Feng Hui” means Urumqi Feng Hui Direct Lending Limited, which is the variable interest entity through which BVICo primarily conducts its business.

“Feng Hui Financial Group” means China Feng Hui Financial Holding Group Co., Limited.

“founder shares” means the 1,715,015 DT Asia ordinary shares currently held by the initial shareholders which were purchased prior to our IPO.

“initial shareholders” means our Sponsor and each of our officers and current or former directors, in each case, that hold founder shares.

“IPO” means the initial public offering of units of DT Asia, consummated on October 6, 2014 through the sale of 6,860,063 public units (including 860,063 units sold pursuant to the underwriters’ partial exercise of their over-allotment option) at $10.00 per unit.

“insider units” means the 319,119 units we sold privately to our Sponsor and/or its designees in connection with the IPO.

“Lending Companies” means Feng Hui and XWFOE.“MSMEs” means micro, small and medium sized enterprises.

“ordinary shares” or “our ordinary shares” means ordinary shares, no par value, of DT Asia.

“P2P” means peer-to-peer.

“PIPE Preferred Investment” means the private placement of at least $12.0 million of our newly created Series A Convertible Preferred Stock to be sold in a private placement to the PIPE Investment Investors pursuant to certain agreements entered into by and between the Company and the PIPE Investment Investors, which agreements will be publicly filed with the SEC prior to the special meeting. We expect the private placement to cover up to 2,000,000 shares of Series A Convertible Preferred Stock at $12.00 per share. As of the date hereof, none of the PIPE Preferred Investment has yet been subscribed.

“PIPE Investment Investors” means the investors of the Company’s Series A Convertible Preferred Stock in the PIPE Preferred Investment, taken together.

“PRC” or “China” means the People’s Republic of China.

“public rights” mean rights included in units issued in the IPO (whether they were purchased in the IPO or thereafter in the open market).

“private shares,” “private rights” and “private warrants” mean the ordinary shares, rights and warrants included within the private units.

“private units” means the insider units and units issued to EarlyBirdCapital, Inc. in connection with the IPO.

“public shares” means the ordinary shares included in units issued in the IPO (whether they were purchased in the IPO or thereafter in the open market).

“public shareholders” means holders of public shares, including the initial shareholders to the extent the initial shareholders hold public shares, provided that the initial shareholders will be considered a “public shareholders” only with respect to any public shares held by them.

“public warrants” means the warrants included in units issued in our IPO, each of which is exercisable for one-half of one ordinary share, in accordance with its terms.

“rights” means the private rights and the public rights, taken together.

“Securities Act” means the Securities Act of 1933, as amended.

“Sellers” means the shareholders of Adrie.

“special meeting” means the special meeting of shareholders of DT Asia that is the subject of this proxy statement.

“Sponsor” means DeTiger Holdings Limited, a company incorporated in the British Virgin Islands, which is owned by Ms. Winnie Lai Ling Ng. Vincent Ng, Ms. Ng’s sister, is Chief Executive Officer of Sponsor.

“sponsor warrants” means the 2,058,007 additional warrants sold privately to our Sponsor and/or its designees in connection with the IPO which are not part of the private units.

“unit” consists of one ordinary share, one right and one warrant.

“VIE Agreements” means the contractual arrangements memorialized in a Share Pledge Agreement, Exclusive Business Cooperation Agreement, Exclusive Option Agreement and Power of Attorney pursuant to which BVICo controls Feng Hui as a variable interest entity.

“warrants” means the private warrants, the sponsor warrants and the public warrants, taken together.

“XWFOE” means Xinjiang Feng Hui Jing Kai Direct Lending Limited.

QUESTIONS AND ANSWERS ABOUT THE PROPOSALS FOR SHAREHOLDERS

The following questions and answers briefly address some commonly asked questions about the proposals to be presented at the special meeting, including with respect to the Business Combination. The following questions and answers do not include all the information that is important to our shareholders. We urge shareholders to read carefully this entire proxy statement, including the annexes and the other documents referred to herein.

Q:      Why am I receiving this proxy statement?

A:      Our shareholders are being asked to consider and vote upon a proposal, which we refer to as the “Business Combination Proposal,” to approve a share exchange agreement (the “Exchange Agreement”) providing for the acquisition by us of all of the outstanding capital stock of Adrie Global Holdings Limited (“BVICo” or “Adrie”), which conducts its business through its variable interest entity, Urumqi Feng Hui Direct Lending Limited (“Feng Hui”), from the shareholders of BVICo (“Sellers”). We refer to BVICo and its consolidated subsidiaries and variable interest entity hereafter collectively as “China Lending Group,” and we refer to such acquisition by us hereafter as the “Business Combination.” Pursuant to the Exchange Agreement, in exchange for 100% of the equity interests of BVICo, we agreed to issue to the Sellers an aggregate of 20 million shares (the “Exchange Shares”) of our ordinary shares. Of the 20 million Exchange Shares to be issued to Sellers at closing, 8 million shares will be deposited in escrow (the “Escrow Shares”) and, along with related dividends, subject to a three-year earnout schedule based on certain net income milestones (but subject to forfeiture by Sellers for their indemnification obligations under the Exchange Agreement). A copy of the Exchange Agreement is attached hereto as Annex A.

Our units, ordinary shares, rights and warrants are currently listed on the Nasdaq Capital Market under the symbols “CADTU,” “CADT,” “CADTR” and “CADTW,” respectively. We intend to apply to continue the listing of our ordinary shares and warrants on the Nasdaq Capital Market under the symbols “CLDC” and “CLDCW,” respectively, upon the closing of the Business Combination. At the closing, any unseparated units will separate into their component ordinary shares of no par value (“ordinary shares”), warrants to purchase one-half of one ordinary share, and rights to receive 1/10 of an ordinary share. Each holder of a right will be entitled to receive 1/10 of an ordinary share per right at the closing of the Business Combination, and both the units and the rights will cease trading. However, no fractional shares will be issued as a result of the issuance of shares for rights. If a holder would be entitled to receive a fractional share from the holder’s rights, the holder’s entitlement will instead be rounded down to the nearest whole share (in effect extinguishing any fractional entitlement), and no “in lieu cash payment” or other compensation will be made to the holder in respect of the extinguished fractional entitlement. As a result, holders of rights will receive no value for whatever number of their rights would entitle them at the closing of the Business Combination to a fractional share only.

This proxy statement and its annexes contain important information about the Business Combination and the other matters to be acted upon at the special meeting. You should read this proxy statement and its annexes carefully and in their entirety.

Your vote is important. You are encouraged to submit your proxy as soon as possible after carefully reviewing this proxy statement and its annexes.

Q:      What is being voted on at the special meeting?

A:      Below are proposals on which our shareholders are being asked to vote.

1.       To approve and adopt the Business Combination and the other transactions contemplated by the Exchange Agreement (this proposal is referred to herein as the “Business Combination Proposal”);

2.       To adjourn the special meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies if, based upon the tabulated vote at the time of the special meeting, there are not sufficient votes to approve the Business Combination Proposal (this proposal is referred to herein as the “Adjournment Proposal”). This proposal will only be presented at the special meeting if there are not sufficient votes to approve the Business Combination Proposal.

Q:      Are the proposals conditioned on one another?

A:      The transactions contemplated by the Exchange Agreement will be consummated only if the Business Combination Proposal is approved at the special meeting. The Adjournment Proposal is not conditioned on the approval of the Business Combination Proposal. It is important for you to note that in the event that the Business Combination Proposal does not receive the requisite vote for approval, then we will not consummate the Business Combination. If we do not consummate the Business Combination and fail to complete an initial business combination by April 6, 2016 (unless such date is extended by our shareholders), we will be required to dissolve and liquidate our trust account by returning the then remaining funds in such account to the public shareholders.

Q:      Why is DT Asia providing shareholders with the opportunity to vote on the Business Combination?

A:      Under our charter, we must provide all holders of public shares with the opportunity to have their public shares redeemed upon the consummation of our initial business combination either in conjunction with a tender offer or in conjunction with a shareholder vote. We are seeking to obtain the approval of our shareholders of the Business Combination Proposal in order to allow our public shareholders to effectuate redemptions of their public shares in connection with the closing of our Business Combination.

Q:      What will happen in the Business Combination?

A:      At the closing of the Business Combination, DT Asia will acquire all the outstanding ordinary shares of BVICo, and BVICo will become our direct wholly-owned subsidiary. Ordinary shares of BVICo will be exchanged for the Exchange Shares.

Q:      What equity stake will (i) current DT Asia shareholders hold in the Company after the closing and (ii) DT Asia hold in China Lending Group after the closing?

A:      It is anticipated that, following completion of the Business Combination and if there are no redemptions, DT Asia’s public shareholders will retain an ownership interest of 25.7% of DT Asia and our initial shareholders and affiliates will retain an ownership interest of 7.1% of DT Asia. These relative percentages assume the automatic conversion of 7,212,316 rights of DT Asia into approximately 721,231 ordinary shares at the closing of the Business Combination, the issuance of 8 million Escrow Shares, subject to forfeiture, and DT Asia’s receipt of $12 million in cash proceeds from the proposed PIPE Preferred Investment. If any of DT Asia’s shareholders exercise their redemption rights, the ownership interest in DT Asia of DT Asia’s public shareholders will decrease and the ownership interest in DT Asia of our initial shareholders, including our Sponsor, will increase. Upon the closing of the Business Combination, DT Asia will own 100% of the outstanding ordinary shares of BVICo. If the actual facts are different than these assumptions (which they are likely to be), the percentage ownership retained by DT Asia’s existing shareholders in DT Asia will be different. These ownership percentages with respect to DT Asia following the Business Combination do not take into account (i) any ordinary shares issuable upon conversion of the Series A Convertible Preferred Stock issuable in the PIPE Preferred Investment (currently expected to be 1 million shares), (ii) the 6,860,063 public warrants to purchase up to a total of 3,430,031 DT Asia ordinary shares, (iii) the 352,253 private warrants to purchase up to a total of 176,126 DT Asia ordinary shares, (iv) the 2,058,007 sponsor warrants to purchase up to 1,029,004 DT Asia ordinary shares, or (v) the unit purchase option, held by the underwriter in our IPO, to purchase up to 660,000 DT Asia ordinary shares and 600,000 public warrants to purchase up to a total of 300,000 ordinary shares that will remain outstanding following the Business Combination. If the actual facts are different than these assumptions, the percentage ownership retained by DT Asia’s existing shareholders in DT Asia will be different. See “Summary — Impact of the Business Combination on DT Asia’s Public Float” and “Unaudited Pro Forma Condensed Combined Financial Information” for further information.

Q:      What conditions must be satisfied to complete the Business Combination?

A:      There are a number of closing conditions in the Exchange Agreement, including that our shareholders have approved and adopted the Exchange Agreement. For a summary of the conditions that must be satisfied or waived prior to completion of the Business Combination, see the section entitled “The Business Combination Proposal — Conditions to Closing of the Business Combination.”

Q:      What happens if I sell my DT Asia ordinary shares before the special meeting?

A:      The record date for the special meeting is earlier than the date that the Business Combination is expected to be completed. If you transfer your DT Asia ordinary shares after the record date, but before the special meeting, unless the transferee obtains from you a proxy to vote those shares, you will retain your right to vote at the special meeting. However, you will not be able to seek redemption of your shares because you will no longer be able to deliver them for cancellation upon consummation of the Business Combination. If you transfer your DT Asia ordinary shares prior to the record date, you will have no right to vote those shares at the special meeting or redeem those shares for a pro rata portion of the proceeds held in our trust account.

Q:      What vote is required to approve the proposals presented at the special meeting?

A:      Approval of the Business Combination Proposal and the Adjournment Proposal requires the affirmative vote of a majority of the votes cast by shareholders present in person or represented by proxy at the special meeting. Accordingly, a DT Asia shareholder’s failure to vote by proxy or to vote in person at the special meeting or the failure of a DT Asia shareholder who holds his or her shares in “street name” through a broker or other nominee to give voting instructions to such broker or other nominee (a “broker non-vote”) will result in that shareholder’s shares not being counted towards the number of DT Asia ordinary shares required to validly establish a quorum, but if a valid quorum is otherwise established, it will have no effect on the outcome of any vote on the proposals. Abstentions will be counted in connection with the determination of whether a valid quorum is established, but will have no effect on the outcome of the Business Combination Proposal or the Adjournment Proposal.

Q:      May DT Asia or our Sponsor, DT Asia’s directors, officers, advisors or their affiliates purchase shares in connection with the Business Combination?

A:      In connection with the shareholder vote to approve the Business Combination, our initial shareholders, directors, executive officers, advisors or their affiliates may purchase shares in privately negotiated transactions or in the open market either prior to or following the completion of the consummation of the Business Combination. However, they have no current commitments or plans to engage in such transactions and have not formulated any terms or conditions for any such transactions. None of the funds in the trust account will be used to purchase shares in such transactions. If they engage in such transactions, they will not make any such purchases when they are in possession of any material nonpublic information not disclosed to the seller or if such purchases are prohibited by Regulation M under the Securities Exchange Act of 1934, as amended, or the Exchange Act.

Q:      How many votes do I have at the special meeting?

A:      Our shareholders are entitled to one vote at the special meeting for each ordinary share held of record as of         , 2016, the record date for the special meeting. As of the close of business on the record date, there were 8,927,331 outstanding ordinary shares.

Q:      What constitutes a quorum at the special meeting?

A:      Holders of at least 35% of the voting power of the Company’s ordinary shares issued and outstanding and entitled to vote at the special meeting, present in person or represented by proxy, constitute a quorum. In the absence of a quorum, one-third of our shareholders, present in person or represented by proxy, will have the power to adjourn the special meeting. As of the record date for the special meeting, 4,463,666 of our ordinary shares would be required to achieve a quorum.

Q:      How will DT Asia’s Sponsor, directors and officers vote?

A:      In connection with our IPO, we entered into agreements with each of our initial shareholders, consisting of our Sponsor, our directors and our executive officers, pursuant to which each agreed to vote any DT Asia ordinary shares owned by them in favor of the Business Combination Proposal. None of our initial shareholders has purchased any shares during or after our IPO in the open market and neither we nor our Sponsor, directors or officers have entered into agreements, and are not currently in negotiations, to purchase shares. Currently, our Sponsor, certain of its affiliates and our independent directors own approximately 22.8% of our issued and outstanding ordinary shares, including all of the founder shares.

Q:      What interests do DT Asia’s current officers and directors have in the Business Combination?

A:      Our directors and executive officers have interests in the Business Combination that are different from or in addition to (and which may conflict with) your interests. These interests include:

•         the fact that our Sponsor and our independent directors paid an aggregate of approximately $4.2 million for their founder shares, sponsor warrants and private units and such securities should have a significantly higher value at the time of the Business Combination;

•         Our Sponsor has loaned the Company $900,000 pursuant to a note, which becomes due on the earlier of April 6, 2016 and the date on which the Company consummates a business combination. Of the $900,000, up to $500,000 is convertible, in whole or in part, at the payee’s election, upon the consummation of the Business Combination, into units, at a price of $10.00 per unit. These units will be identical to the private units issued in a private placement in connection with Company’s IPO;

•         if DT Asia is unable to complete a business combination within the required time period, Ms. Winnie Lai Ling Ng, the owner of our Sponsor, will be personally liable to ensure that the proceeds in the trust account are not reduced by the claims of target businesses or claims of vendors or other entities that are owed money by DT Asia for services rendered or contracted for or products sold to DT Asia, but only if such a vendor or target business has not executed a waiver of claims against the trust account and except as to any claims under our indemnity of the underwriters; and

•         the continued indemnification of current directors and officers of the Company and the continuation of directors’ and officers’ liability insurance after the Business Combination.

These interests may influence our directors in making their recommendation that you vote in favor of the approval of the Business Combination. These interests were considered by our Board when our Board approved the Business Combination.

Q:      What happens if I vote against the Business Combination Proposal?

A:      If the Business Combination Proposal is not approved and we do not otherwise consummate an alternative business combination and close such transaction by April 6, 2016 (unless such date is extended by our shareholders), we will be required to dissolve and liquidate our trust account by returning the then remaining funds in such account to the public shareholders.

Q:      Do I have redemption rights?

A:      If you are a holder of public shares and you vote on the Business Combination Proposal, you may redeem your public shares for cash equal to a pro rata share of the aggregate amount on deposit in the trust account which holds the proceeds of our IPO as of two business days prior to the consummation of the Business Combination, less taxes payable upon the consummation of the Business Combination. A public shareholder, together with any of his, her or its affiliates or any other person with whom it is acting in concert or as a “group” (as defined under Section 13 of the Exchange Act), will be restricted from redeeming in the aggregate his, her or its shares or, if part of such a group, the group’s shares, in excess of 15% of the outstanding public shares. Our Sponsor and initial shareholders have agreed to waive their redemption rights with respect to any of our ordinary shares they may hold in connection with the consummation of the Business Combination, and the founder shares will be excluded from the pro rata calculation used to determine the per-share redemption price. For illustrative purposes, based on funds in the trust account of approximately $70.0 million on December 31, 2015, the estimated per share redemption price would have been approximately $10.20. Additionally, shares properly tendered for redemption will only be redeemed if the Business Combination is consummated; otherwise holders of such shares will only be entitled to a pro rata portion of the trust account (including interest but net of taxes payable and dissolution expenses) in connection with the liquidation of the trust account. If the Business Combination is not consummated, we may enter into an alternative business combination and close such transaction by April 6, 2016 (unless such date is extended by our shareholders).

Q:      As long as I vote on the Business Combination Proposal, will how I vote affect my ability to exercise redemption rights?

A:      No. You may exercise your redemption rights whether you vote your DT Asia ordinary shares for or against the Business Combination Proposal or any other proposal described by this proxy statement. As a result, the Exchange Agreement can be approved by shareholders who will redeem their shares and no longer remain shareholders, leaving shareholders who choose not to redeem their shares holding shares in a company with a less liquid trading market, fewer shareholders, less cash and the potential inability to meet the listing standards of the Nasdaq Capital Market.

Q:      How do I exercise my redemption rights?

A:      In order to exercise your redemption rights, you must (i) check the box on the proxy card to elect redemption, (ii) check the box on the proxy card marked “Shareholder Certification”, (iii) affirmatively vote either for or against the Business Combination Proposal and, (iv) prior to 5:00 p.m., Eastern time on         , 2016 (two business days before the special meeting), (x) submit a written request to our transfer agent that we redeem your public shares for cash, and (y) deliver your shares to our transfer agent physically or electronically through Depository Trust Company, or DTC. The address of Continental Stock Transfer & Trust Company, our transfer agent, is listed under the question “Who can help answer my questions?” below.

Any demand for redemption, once made, may be withdrawn at any time until the deadline for exercising redemption requests and thereafter, with our consent, until the vote is taken with respect to the Business Combination. If you delivered your shares for redemption to our transfer agent and decide within the required timeframe not to exercise your redemption rights, you may request that our transfer agent return the shares (physically or electronically). You may make such request by contacting our transfer agent at the phone number or address listed under the question “Who can help answer my questions?” below.

Q:      What are the federal income tax consequences of exercising my redemption rights?

A:      For U.S. federal income tax purposes, DT Asia shareholders who exercise their redemption rights to receive cash from the trust account in exchange for their DT Asia ordinary shares generally will be required to treat the transaction as a sale of such shares and recognize gain or loss upon the redemption in an amount equal to the difference, if any, between the amount of cash received and the tax basis of the DT Asia ordinary shares redeemed. See the section entitled “The Business Combination Proposal — Material U.S. Federal Income Tax Considerations for Shareholders Exercising Redemption Rights.”

Q:      If I am a DT Asia warrantholder or rightholder, can I exercise redemption rights with respect to my warrants or rights?

A:      No. The holders of our warrants and rights have no redemption rights with respect to our warrants or rights.

Q:      If I am a DT Asia unit holder, can I exercise redemption rights with respect to my units?

A:      No. Holders of outstanding units must separate the underlying public shares, public rights and public warrants prior to exercising redemption rights with respect to the public shares.

If you hold units registered in your own name, you must deliver the certificate for such units to Continental Stock Transfer & Trust Company, our transfer agent, with written instructions to separate such units into public shares, public rights and public warrants. This must be completed far enough in advance to permit the mailing of the public share certificates back to you so that you may then exercise your redemption rights upon the separation of the public shares from the units. See “How do I exercise my redemption rights?” above. The address of Continental Stock Transfer & Trust Company is listed under the question “Who can help answer my questions?” below.

If a broker, dealer, commercial bank, trust company or other nominee holds your units, you must instruct such nominee to separate your units. Your nominee must send written instructions by facsimile to Continental Stock Transfer & Trust Company, our transfer agent. Such written instructions must include the number of units to be split and the nominee holding such units. Your nominee must also initiate electronically, using DTC’s deposit withdrawal at custodian (DWAC) system, a withdrawal of the relevant units and a deposit of an equal number of public shares, public rights and public warrants. This must be completed far enough in advance to permit your nominee to exercise your redemption rights upon the separation of the public shares from the units. While this is typically done electronically the same business day, you should allow at least one full business day to accomplish the separation. If you fail to cause your public shares to be separated in a timely manner, you will likely not be able to exercise your redemption rights.

Q:      Do I have appraisal rights if I object to the Business Combination?

A:      No. There are no appraisal rights available to holders of DT Asia ordinary shares in connection with the Business Combination under the structure as presently contemplated.

Q:      What happens to the funds held in the trust account upon consummation of the Business Combination?

A:      If the Business Combination is consummated, the funds held in the trust account will be released to pay: (i) DT Asia shareholders who properly exercise their redemption rights; (ii) to the extent that a positive balance remains in the trust account after all redemption payments are made, an expected $4.6 million of fees, costs and expenses (including regulatory fees, legal fees, accounting fees, printer fees and other professional fees) that were incurred by the Company in connection with the Business Combination, including approximately $2.7 million payable to EarlyBirdCapital for advisory services in connection with the Business Combination (consisting of $2.0 million in cash and ordinary shares with a market value of approximately $0.7 million), an estimated $1.7 million in other financial advisory and legal fees and expenses, $0.1 million in deferred legal fees associated with the IPO, and approximately $0.1 million relating to other fees and expenses incurred relating to the Business Combination; and (iii) to the extent that a positive balance remains in the trust account after all redemption payments and approximately $3.9 million of our fees and expenses are paid in cash, the remaining cash balance will be used by the Company for working capital purposes.

Q:      What happens if the Business Combination is not consummated?

A:      There are certain circumstances under which the Exchange Agreement may be terminated. See the section entitled “The Business Combination Proposal — Termination” for information regarding the parties’ specific termination rights.

If we do not consummate the Business Combination and fail to complete an initial business combination by April 6, 2016, our charter provides that we will, as promptly as reasonably possible but not more than five business days thereafter, distribute the aggregate amount then on deposit in the trust account (less up to $50,000 of the net interest earned thereon to pay dissolution expenses), pro rata to our public shareholders by way of redemption and cease all operations except for the purposes of winding up of our affairs. This redemption of public shareholders from the trust account will be done automatically by function of our charter and prior to any formal voluntary liquidation of the company. Our Sponsor has agreed to waive its right to receive liquidating distributions with respect to its founder shares if we fail to consummate our initial business combination by April 6, 2016. However, if our Sponsor or any of our officers, directors or affiliates acquired or will acquire public shares in or after the IPO, they will be entitled to receive liquidating distributions with respect to such public shares if we fail to consummate our initial business combination within the required time period.

In the Exchange Agreement, we agreed to seek an extension from our shareholders of the date by which we must consummate our initial business combination if we believe that the Business Combination will not occur prior to April 6, 2016, but that the parties are reasonably capable of causing the closing to occur by July 11, 2016.

In the event of liquidation, there will be no distribution with respect to DT Asia’s outstanding warrants or rights. Accordingly, the warrants and rights will expire worthless.

Q:      When is the Business Combination expected to be completed?

A:      It is currently anticipated that the Business Combination will be consummated promptly following the special meeting, provided that all other conditions to the consummation of the Business Combination have been satisfied or waived. For a description of the conditions to the completion of the Business Combination, see the section entitled “The Business Combination Proposal — Conditions to Closing of the Business Combination.”

Q:      What do I need to do now?

A:      You are urged to read carefully and consider the information contained in this proxy statement, including the annexes, and to consider how the Business Combination will affect you as a shareholder. You should then vote as soon as possible in accordance with the instructions provided in this proxy statement and on the enclosed proxy card or, if you hold your shares through a brokerage firm, bank or other nominee, on the voting instruction form provided by the broker, bank or nominee.

Q:      How do I vote?

A:      If you were a holder of record of our ordinary shares on         , 2016, the record date for the special meeting, you may vote with respect to the proposals in person at the special meeting, or by completing, signing, dating and returning the enclosed proxy card in the postage-paid envelope provided. If you hold your shares in “street name,” which means your shares are held of record by a broker, bank or other nominee, you should contact your broker, bank or nominee to ensure that votes related to the shares you beneficially own are properly counted. In this regard, you must provide the record holder of your shares with instructions on how to vote your shares or, if you wish to attend the special meeting and vote in person, obtain a proxy from your broker, bank or nominee.

Q:      What will happen if I abstain from voting or fail to vote at the special meeting?

A:      At the special meeting, we will count a properly executed proxy marked “ABSTAIN” with respect to a particular proposal as present for purposes of determining whether a quorum is present. A failure to vote or an abstention will have no effect on the proposals. Additionally, if you abstain from voting or fail to vote on the Business Combination Proposal at the special meeting, you will not be able to exercise your redemption rights (as described above).

Q:      What will happen if I sign and return my proxy card without indicating how I wish to vote?

A:      Signed and dated proxies received by us without an indication of how the shareholder intends to vote on a proposal will be voted “FOR” each proposal described herein and in favor of all director nominees.

Q:      If I am not going to attend the special meeting in person, should I return my proxy card instead?

A:      Yes. Whether you plan to attend the special meeting or not, please read the enclosed proxy statement carefully, and vote your shares by completing, signing, dating and returning the enclosed proxy card in the postage-paid envelope provided.

Q:      If my shares are held in “street name,” will my broker, bank or nominee automatically vote my shares for me?

A:      No. Under the rules of various national and regional securities exchanges, your broker, bank, or nominee cannot vote your shares with respect to non-discretionary matters unless you provide instructions on how to vote in accordance with the information and procedures provided to you by your broker, bank, or nominee. We believe the proposals presented to the shareholders will be considered non-discretionary and therefore your broker, bank, or nominee cannot vote your shares without your instruction. If you do not provide instructions with your proxy, your bank, broker, or other nominee may deliver a proxy card expressly indicating that it is NOT voting your shares; this indication that a bank, broker, or nominee is not voting your shares is referred to as a “broker non-vote.” Broker non-votes will not be counted for the purpose of determining the existence of a quorum or for purposes of determining the number of votes cast at the special meeting. Your bank, broker, or other nominee can vote your shares only if you provide instructions on how to vote. You should instruct your broker to vote your shares in accordance with directions you provide.

Q:      May I change my vote after I have mailed my signed proxy card?

A:      Yes. You may change your vote by sending a later-dated, signed proxy card to our secretary at the address listed below so that it is received by our secretary prior to the special meeting or attend the special meeting in person and vote. You also may revoke your proxy by sending a notice of revocation to our secretary, which must be received by our secretary prior to the special meeting.

Q:      What should I do if I receive more than one set of voting materials?

A:      You may receive more than one set of voting materials, including multiple copies of this proxy statement and multiple proxy cards or voting instruction cards. For example, if you hold your shares in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold shares. If you are a holder of record and your shares are registered in more than one name, you will receive more than one proxy card. Please complete, sign, date and return each proxy card and voting instruction card that you receive in order to cast your vote with respect to all of your shares.

Q:      Who will solicit and pay the cost of soliciting proxies?

A:      DT Asia will pay the cost of soliciting proxies for the special meeting. DT Asia has engaged [name] (the “Proxy Solicitor”) to assist in the solicitation of proxies for the special meeting. DT Asia has agreed to pay the Proxy Solicitor a fee of $[fee amount] plus costs and expenses and a per call fee for any incoming or outgoing shareholder calls for such services, which fee also includes the Proxy Solicitor acting as the inspector of elections at the special meeting. DT Asia will reimburse the Proxy Solicitor for reasonable out-of-pocket expenses and will indemnify the Proxy Solicitor and its affiliates against certain claims, liabilities, losses, damages and expenses. DT Asia will also reimburse banks, brokers and other custodians, nominees and fiduciaries representing beneficial owners of DT Asia’s ordinary shares for their expenses in forwarding soliciting materials to beneficial owners of DT Asia’s ordinary shares and in obtaining voting instructions from those owners. Our directors and officers may also solicit proxies by telephone, by facsimile, by mail, on the Internet or in person. They will not be paid any additional amounts for soliciting proxies.

Q:      Who can help answer my questions?

A:      If you have questions about the proposals or if you need additional copies of this proxy statement or the enclosed proxy card, you should contact:

Stephen N. Cannon
President and Chief Executive Officer
DT Asia Investments Limited
Room 1102, 11/F, Beautiful Group Tower
77 Connaught Road
Central, Hong Kong
Tel: (852) 3976 9901

You may also contact our proxy solicitor at:

[name]
[address]
Tel: [phone] (toll-free), or banks and brokers can call collect at [phone].
Email: [email address]

To obtain timely delivery, our shareholders must request the materials no later than five business days prior to the special meeting.

You may also obtain additional information about us from documents filed with the SEC by following the instructions in the section entitled “Where You Can Find More Information.”

If you intend to seek redemption of your public shares, you will need to send a letter demanding redemption and deliver your shares (either physically or electronically) to our transfer agent prior to the special meeting. If you have questions regarding the certification of your position or delivery of your shares, please contact:

Continental Stock Transfer & Trust Company
17 Battery Place
New York, New York 10004
Attn: Mark Zimkind
E-mail: mzimkind@continentalstock.com

SUMMARY OF THE PROXY STATEMENT

This summary highlights selected information from this proxy statement and does not contain all of the information that is important to you. To better understand the Business Combination and the proposals to be considered at the special meeting, you should read this entire proxy statement carefully, including the annexes. See also the section entitled “Where You Can Find More Information.”

Unless otherwise specified, all share calculations do not take into account (i) any million ordinary shares issuable upon conversion of the Series A Convertible Preferred Stock issuable in the PIPE Preferred Investment (currently expected to be 1 million shares), (ii) the 6,860,063 public warrants to purchase up to a total of 3,430,031 DT Asia ordinary shares, (iii) the 352,253 private warrants to purchase up to a total of 176,126 DT Asia ordinary shares, (iv) the 2,058,007 sponsor warrants to purchase up to 1,029,004 DT Asia ordinary shares, or (v) the unit purchase option, held by the underwriter in our IPO, to purchase up to 660,000 DT Asia ordinary shares and 600,000 public warrants to purchase up to a total of 300,000 ordinary shares that will remain outstanding following the Business Combination.

Parties to the Business Combination

DT Asia Investments Limited

DT Asia is a BVI business company formed on April 8, 2014 for the purpose of acquiring, engaging in a share exchange, share reconstruction and amalgamation, contractual control arrangement with, purchasing all or substantially all of the assets of, or engaging in any other similar business combination with one or more businesses or entities.

DT Asia’s units, ordinary shares, rights and warrants are currently listed on the Nasdaq Capital Market under the symbols “CADTU,” “CADT,” “CADTR” and “CADTW,” respectively. We intend to apply to continue the listing of our ordinary shares and warrants on the Nasdaq Capital Market under the symbols “CLDC” and “CLDCW,” respectively, upon the closing of the Business Combination.

The mailing address of DT Asia’s principal executive office is Room 1102, 11/F, Beautiful Group Tower, 77 Connaught Road, Central, Hong Kong and its phone number is (852) 3976 9901.

BVICo

BVICo is a BVI business company formed on November 19, 2014 as a holding company for China Feng Hui Financial Holding Group Co., Limited, a Hong Kong registered company (“Feng Hui Financial Group”), which in turn owns 100% of the issued and outstanding equity interests in each of Xinjiang Feng Hui Jing Kai Direct Lending Limited (“XWFOE”) and Feng Hui Ding Xin (Beijing) Financial Consulting Co., Limited (“Consulting”). Consulting is party to certain variable interest entity contracts with the shareholders of Urumqi Feng Hui Direct Lending Limited (“Feng Hui”), pursuant to which the profits of Feng Hui are paid to Consulting. The mailing address of BVICo’s principal executive office is 11th Floor, Satellite Building, 473 Satellite Road, Economic Technological Development Zone, Urumqi, Xinjiang, China 830000, Attention: Li Jingping and Stephen Chan and its phone number is +86 991-3072247.

Urumqi Feng Hui Direct Lending Limited

Feng Hui, the entity through which BVICo conducts its business, is a consolidated variable interest entity that is controlled by Consulting through contractual arrangements. Feng Hui was formed under the laws of the PRC on June 12, 2009.

China Lending Group’s Business

China Lending Group is engaged in the business of providing loan facilities to MSMEs and sole proprietors in Xinjiang Uyghur Autonomous Region (“Xinjiang Province”) of the PRC. BVICo is a holding company incorporated in the BVI with no operations of its own. Currently, substantially all of China Lending Group’s consolidated assets are held, and its consolidated revenues and income are generated, by Feng Hui, its consolidated variable interest entity that is controlled by contractual arrangements. Feng Hui is based in Urumqi, the capital city and business hub of Xinjiang Province, and most of Feng Hui’s lending activities are to enterprises and individual proprietors based there.

Feng Hui is classified as a direct lending institution and its activities are regulated by Chinese central, provincial and local authorities. Feng Hui is the largest direct lending company in Xinjiang Province. As of September 30, 2015, Feng Hui had 137 loans outstanding with an average size of approximately $0.95 million, an average duration of 7.2 months, and an average interest rate of 19.8% per annum. As of September 30, 2015, all of Feng Hui’s loans were guaranteed and/or secured.

In the second quarter of 2015, China Lending Group organized XWFOE, BVICo’s wholly owned indirect subsidiary and a limited liability company organized under PRC law (together with Feng Hui, the “Lending Companies”). XWFOE has obtained government approval to be a direct lending institution and operate a direct lending business after completion of the Business Combination. XWFOE has not commenced operations, and will not commence operations until it receives a cash contribution of registered capital following the Business Combination.

Urumqi is a financial and business hub of Western China and the “One Belt One Road” initiative of the PRC Central Government. China Lending Group believes the market for the Lending Companies’ lending operations in the City of Urumqi and in Xinjiang Province generally is underserved with considerable room for growth. Building on Feng Hui’s experience and reputation, the Lending Companies intend to be leaders of that growth. China Lending Group also intends to provide, through its recently formed indirect wholly owned subsidiary Consulting, financial consulting services such as loan origination criteria, risk assessment and loan monitoring in several major metropolitan areas in China. Consulting was organized in the second quarter of 2015 and started operations as of August 1, 2015. Consulting is at the final stage of establishing its proprietary big data credit risk analytics (CRA) platform, and expects to launch the platform in the first quarter of 2016 to provide credit rating and risk management solutions to clients within the China Lending Group as well as other players in the industry.

Feng Hui is a leading direct lending company in Xinjiang Province and the PRC in terms of its capitalization and the aggregate size of its loan portfolio. See “— Direct Lending Industry and Market — Feng Hui Market Performance.” Since its inception in 2009, Feng Hui has developed a large and growing number of borrowers in Urumqi as well as other areas in Xinjiang Province. Feng Hui had operating income of approximately $16.4 million and $16.1 million, and as well as net profits of approximately $11.3 million and $10.4 million for the year of 2014 and the first nine months of 2015, respectively.

For more information about China Lending Group, see the sections entitled “Information About China Lending Group,” “China Lending Group Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Management After the Business Combination.”

Consideration to China Lending Group Shareholders in the Business Combination

Pursuant to the Exchange Agreement, in exchange for all of the outstanding shares of Adrie, we will issue 20 million ordinary shares (the “Exchange Shares”) to the Sellers, with 8 million of such Exchange Shares (“Escrow Shares”) being deposited in escrow at the closing of the Business Combination (which is also referred to herein as the closing) and subject to forfeiture back to us (along with dividends and other earnings otherwise payable with respect to such Escrow Shares) in the event that the post-combination company fails after the closing to meet certain minimum financial performance targets or in the event that the DT Representative successfully brings an indemnification claim under the Exchange Agreement on behalf of our shareholders. The Exchange Shares, including the Escrow Shares, will be allocated among the Sellers pro-rata based on each Seller’s ownership of the Company prior to the closing.

The Escrow Shares will be held in an escrow account maintained by Continental Stock Transfer & Trust Company, as escrow agent (the “Escrow Agent”). While the Escrow Shares are held in escrow, any dividends and other distributions otherwise payable with respect to the Escrow Shares will be held back by us and not paid until the Escrow Shares are released from escrow to the Sellers, but the Sellers will be entitled to vote the Escrow Shares. Subject to indemnification claims, one-third of the Escrow Shares (along with the related accrued dividends and distributions) shall be released upon the post-combination company obtaining certain specified adjusted consolidated net income targets in each of calendar years 2016, 2017 and 2018, and with the Sellers also able to earn the Escrow Shares for any fiscal years where the target was not met through an alternative earn-out payment if the average adjusted consolidated net income for all three years combined meets a certain specified target. The adjusted consolidated net income targets are based on the cash available at the closing from the trust funds (after giving effect to the redemptions) and the shares issued in the PIPE Preferred Investment, net of our transaction expenses and deferred IPO fees (also referred to herein as the net closing proceeds), with the scale range of the net closing proceeds being from $0 million to $69.0 million, and the target adjusted consolidated net income ranging in 2016 from $20.2 million at the bottom to $32.0 million at the top, in 2017 from $22.6 million at the bottom to $38.0 million at the top, and in 2018 from $25.6 million at the bottom to $44.0 million at the top, and with the average adjusted consolidated net income target for the alternative earn-out payment ranging from $23.3 million at the bottom to $40.0 million at the top. The targets will also be reduced based on the date of the closing of the Business Combination, with the 2016 target reduced by an amount equal to 50% of the 2016 target multiplied by a fraction based on the number of days in the 2016 calendar year prior to the closing date as compared to the number of days in the 2016 calendar year, and with the average adjusted consolidated net income target being reduced by 1/3 of the amount by which the 2016 target is reduced. So long as the upper limit for the annual rate of private borrowing and lending allowed in Xinjiang, China is four times the Peoples’ Bank of China base interest rate, the targets are further adjusted based on the change in the Peoples’ Bank of China base interest rate from the June 30, 2015 rate of 4.85%. The actual targets for purposes of determining adjusted consolidated net income will be expressed in their RMB equivalent based on the June 30, 2015 US dollar/CNY exchange rate of 6.1088 (as of January 22, 2016, the US dollar/CNY exchange rate was 6.5788). The adjusted consolidated net income will determined using the post-combination company’s consolidated net income as determined in accordance with U.S. generally accepted accounting principles, expressed in RMB based upon the June 30, 2015 exchange range, and with such amounts subject to adjustment to exclude the effects of any new businesses that we acquire after the closing, any extraordinary gains or losses or extraordinary income or expenses and any non-recurring revenue earned outside of the ordinary course of business.

Organizational Structure

The following diagram illustrates the ownership structure of the Company immediately following the Business Combination and the jurisdictions in which the identified entities were organized. Unless noted, all entities are 100% owned.

Opinion of Cassel Salpeter & Co., LLC to DT Asia’s Board of Directors

On December 28, 2015, the Company’s financial advisor, Cassel Salpeter & Co., LLC (“Cassel Salpeter”), rendered its oral opinion to our board of directors (which was confirmed in writing by delivery of Cassel Salpeter’s written opinion dated the same date to our board of directors) to the effect that, as of December 28, 2015, and subject to and based on the assumptions, factors, limitations, qualifications and other matters considered in connection with the preparation of such opinion, (i) the Exchange Shares to be issued by DT Asia for the ordinary shares of BVICo in the Business Combination pursuant to the Exchange Agreement was fair, from a financial point of view, to DT Asia and (ii) BVICo has a fair market value equal to at least 80% of the amount held by the Company in trust for the benefit of its public shareholders (excluding any taxes payable on the income earned on the trust account).

The summary of the opinion in this proxy statement is qualified in its entirety by reference to the full text of the written opinion, which is attached as Annex B and sets forth, among other things, the scope of review undertaken and the assumptions made, factors considered and limitations and qualifications on the review undertaken by Cassel Salpeter. The opinion was addressed to DT Asia’s board of directors for the use and benefit of the members of the board (in their capacities as such) in connection with the board’s evaluation of the Business Combination. Cassel Salpeter expressed no view as to, and its opinion did not address, the relative merits of the Business Combination as compared to alternative transaction or business strategy that might exist for DT Asia. Neither Cassel Salpeter’s opinion nor the summary of the opinion and related analyses set forth in this proxy statement is intended to and they do not constitute advice or a recommendation to any holder of DT Asia ordinary shares as to how such holder should vote or act with respect to any matter relating to the Business Combination or otherwise, including, without limitation whether such holder should exercise its redemption rights with respect to its DT Asia ordinary shares.

Redemption Rights

Pursuant to our charter, holders of public shares may elect to have their shares redeemed for cash at the applicable redemption price per share calculated in accordance with our charter. As of December 31, 2015, this would have amounted to approximately $10.20 per share. If a holder exercises its redemption rights, then such holder will be exchanging its DT Asia ordinary shares for cash and will no longer own DT Asia ordinary shares and will not participate in the future growth of the Company, if any. Such a holder will be entitled to receive cash for its public shares only if it (i) affirmatively votes for or against the Business Combination Proposal and (ii) properly demands redemption and delivers its shares (either physically or electronically) to our transfer agent in accordance with the procedures described herein. See the section entitled “Special Meeting of DT Asia Shareholders — Redemption Rights” for the procedures to be followed if you wish to redeem your shares for cash.

Impact of the Business Combination on DT Asia’s Public Float

It is anticipated that, following completion of the Business Combination and if there are no redemptions, DT Asia’s public shareholders will retain an ownership interest of 25.7% in DT Asia and our initial shareholders and affiliates will retain an ownership interest of 7.1% in DT Asia. If DT Asia’s shareholders exercise their redemption rights, the ownership interest in DT Asia of DT Asia’s public shareholders will decrease and the ownership interest in DT Asia of our initial shareholders, including our Sponsor, will increase. Upon completion of the Business Combination, DT Asia will own 100% of the outstanding capital stock of BVICo. These ownership percentages with respect to DT Asia following the Business Combination are based on certain assumptions, including but not limited to the automatic conversion of 7,212,316 rights of DT Asia into ordinary shares at the closing of the Business Combination and the issuance of 8 million Escrow Shares, subject to forfeiture. Additionally, these ownership percentages do not take into account (i) any ordinary shares issuable upon conversion of the Series A Convertible Preferred Stock issuable in the PIPE Preferred Investment (currently expected to be 1 million shares), (ii) the 6,860,063 public warrants to purchase up to a total of 3,430,031 DT Asia ordinary shares, (iii) the 352,253 private warrants to purchase up to a total of 176,126 DT Asia ordinary shares, (iv) the 2,058,007 sponsor warrants to purchase up to 1,029,004 DT Asia ordinary shares, or (v) the unit purchase option, held by the underwriter in our IPO, to purchase up to 660,000 DT Asia ordinary shares and 600,000 public warrants to purchase up to a total of 300,000 ordinary shares that will remain outstanding following the Business Combination. If the actual facts are different than these assumptions (which they are likely to be), the percentage ownership retained by DT Asia’s existing shareholders in DT Asia will be different.

The following table illustrates varying ownership levels in DT Asia assuming varying levels of redemptions by DT Asia’s public shareholders and no conversion of any Series A Convertible Preferred Stock issuable in the PIPE Preferred Investment:

	Assumed % of DT Asia Public Shares Redeemed (or Proceeds Remaining in Trust Account)
	0% (or $70.0 million in trust)	100% (or $5 million in trust)
DT Asia public shareholders	25.7%	3.4%
DT Asia founders	7.1%	9.2%

We anticipate having additional proceeds of at least $12 million from the sale of Series A Convertible Preferred Stock pursuant to the PIPE Preferred Investment to be consummated immediately prior to the closing of the Business Combination; as of the date hereof, none of the PIPE Preferred Investment has yet been subscribed.

To the extent the Series A Convertible Preferred Stock is issued in the PIPE Preferred Investment and converted into DT Asia ordinary shares, the ownership percentages of DT Asia’s public shareholders reflected above will decrease as shown below:

	Assumed % of DT Asia Public Shares Redeemed (or Proceeds Remaining in Trust Account)
	0% (or $70.0 million in trust)	100% (or $5 million in trust)
DT Asia public shareholders	24.9%	3.3%
DT Asia founders	6.9%	8.8%
PIPE Investment Investors*	3.3%	4.2%

____________

*         Assumes a $12 million issuance of Series A Convertible Preferred Stock on an as-converted to ordinary shares basis at an assumed conversion price of $12 per share and that no dividends on the Series A Convertible Preferred Stock are paid in-kind. This calculation is being presented for illustrative purposes only, as the currently contemplated terms of the Series A Convertible Preferred Stock restrict holders thereof from converting shares that, after giving effect to the issuance of DT Asia ordinary shares upon such conversion, would result in the number of shares beneficially owned by such holder and its affiliates exceeding 9.99% of the total number of DT Asia ordinary shares then outstanding.

The PIPE Preferred Investment is contingent upon shareholder approval of the Business Combination Proposal and consummation of the Business Combination.

Board of Directors of DT Asia Following the Business Combination

Upon or before the closing of the Business Combination, we anticipate decreasing the size of our board of directors from six to five directors. All incumbent directors of DT Asia except Jason Kon Man Wong have informed us that they will resign from our board of directors upon closing of the Business Combination. Our board of directors intends to fill the vacancies left by these directors with five persons, two of whom will be required to be independent and will be nominated by DT Asia (and one of whom will be Mr. Jason Kon Man Wong, an incumbent independent director of DT Asia) and three of whom will be nominated by BVICo (at least one of whom will be required to be independent). If the Business Combination is consummated, our board of directors will consist of Ms. Qi Wen, the current Chairperson of Feng Hui; Ms. Li Jingping, the incumbent director of BVICo; independent director Mr. Jason Kon Man Wong; and two new independent directors, Mr. Shen Si and Mr. Alain Vincent Fontaine. See the section entitled “Management After the Business Combination.”

Accounting Treatment

The Business Combination will be accounted for as a “shell reverse acquisition” since, immediately following completion of the transaction, the shareholders of BVICo immediately prior to the Business Combination will have effective control of China Lending Corporation, the post-combination company, through its 67.2% ownership interest in the combined entity, assuming no share redemptions (or 87.4%, in the event of maximum share redemptions), and its designation of all of the senior executive positions. These ownership percentages assume (i) the automatic conversion of 7,212,316 rights of DT Asia into approximately 721,231 ordinary shares at the closing of the Business Combination, (ii) the issuance of 8 million Escrow Shares, subject to forfeiture, but exclude (x) the conversion of any Series A Preferred Stock issuable in the PIPE Preferred Investment (currently expected to be 1 million ordinary shares), and (y) the effect of any outstanding warrants and options. For accounting purposes, BVICo will be deemed to be the accounting acquirer in the transaction and, consequently, the transaction will be treated as a recapitalization of BVICo (i.e., a capital transaction involving the issuance of shares by DT Asia for the shares of BVICo). Accordingly, the consolidated assets, liabilities and results of operations of China Lending Group will become the historical financial statements of China Lending Corporation, and DT Asia’s assets, liabilities and results of operations will be consolidated with China Lending Group beginning on the acquisition date. No step-up in basis or intangible assets or goodwill will be recorded in this transaction.

Appraisal Rights

Appraisal rights are not available to our shareholders in connection with the Business Combination under the structure as presently contemplated.

Reasons for the Business Combination

We were organized for the purpose of acquiring, engaging in a share exchange, share reconstruction and amalgamation, contractual control arrangement with, purchasing all or substantially all of the assets of, or engaging in any other similar business combination with one or more businesses or entities. We have sought to capitalize on the ability of our management team to identify, acquire and partner with management to operate a business, focusing broadly on operating businesses that have their primary operations located in Asia (with an emphasis on China). The Business Combination was the result of a thorough search for a potential transaction utilizing the extensive network and investing and operating experience of our management team and board of directors. The terms of the Business Combination were the result of thorough negotiations between the representatives of DT Asia, Sellers and BVICo.

From the date of our IPO through execution of a non-binding letter of intent with BVICo on March 10, 2015, DT Asia has identified and evaluated over 60 acquisition target companies. In doing so, we have followed the initial set of criteria and guidelines outlined below which we believed were important in evaluating prospective targets. In reviewing the China Lending Group opportunity, our board considered the following factors consistent with our strategy:

•         Leading Middle-Market Business at Attractive Valuation. China Lending Group is one of the largest direct lending companies in Urumqi, the capital of northwest China’s largest province (Xinjiang Autonomous Region). As of September 30, 2015 China Lending Group had registered capital of $94.2 million and a loan balance of $134.7 million, which represented approximately 4.4% of loan balances of all MSMEs direct lenders in the province (loan balance up 1.2% vs. 2014 year-end and 79.5% vs. 2013 year-end). Xinjiang is one of the fastest growing provinces in China, with 8.4% GDP growth in the nine months ended September 30, 2015, compared to China’s 6.9% GDP growth for the same period of 2015.

•         Business Where We Can Add Value. As a direct lending company, China Lending Group needs ready access to capital in order to fuel its business. DT Asia believes China Lending Group is an ideal candidate based on the opportunity that DT Asia, as a Nasdaq-listed public company, could provide a channel for China Lending Group to tap into a mature financial market with a relative low cost of funding and in turn lend the proceeds to a less mature market with high demand for funding.

•         Proven Track Record and Strong Management Team. China Lending Group is led by a highly experienced management team that has grown China Lending Group’s business over the past six years, since its inception on 2009. In 2014, revenue was $18.8 million, up 63.8% as compared to 2013; revenue for the nine months ended September 30, 2015 of $19.7 million, up 71.0% as compared to the same period of 2014. Net income in 2014 was $11.3 million, up 61.1% as compared to 2013; net income for the nine months ended September 30, 2015 of $10.4 million, up 58.4% as compared to the same period of 2014. Additionally, the current management team helped to achieve a net interest margin of 16% in 2014 and 12.2% in the nine months ended September 30, 2015; a ROE of 17.5% in 2014 and 10.0% in the nine months ended September 30, 2015; and near-zero non-performing loans (where the loans are not collected, even after default) for the year of 2014 and the nine months ended September 30, 2015. China Lending Group stands out among DT Asia’s candidates with its proven track records of risk management and well below market average of non-performing loan.

•         Strong Credit Risk Management Policy. China Lending Group’s highly experienced, strong risk management team focuses on effective control policies in granting loans as a corporate culture to protect shareholders. Approximately 75% of loans are funded from China Lending Group’s capital and retained earnings. China Lending Group also employs unique and stringent risk management measures, such as its policy that senior management is personally responsible for bad loans (when non-performing loan ratio exceeds 1%).

•         New Opportunities for Growth. China Lending Group’s consulting and credit risk analysis services, its newly established business segment, is expected to be one of the growth drivers for 2016 and beyond. This segment supports core non-bank lending business and due diligence efforts, and will host a Credit Risk Analytics Platform that provides customers with professional risk management services and credit rating services. China Lending Group is also planning to develop a P2P lending platform and the setup of the first internet banking platform operating out of the region. Finally, China Lending Group has obtained a nationwide consulting and risk management license to provide China Lending Group with access to clients outside of its core geographic market. It anticipates establishing an office in Beijing, and expanding its market to major financial centers such as Shanghai and Shenzhen.

•         Strategic location provides China Lending Group with access to a large pool of MSMEs, in a range of industries. Xinjiang is one of the fastest growing provinces in China with a 10% GDP growth in 2014, vs China’s 7.4% GDP growth in 2014, and 8.4% GDP growth in the nine months ended September 30, 2015, compared to China’s 6.9% GDP growth for the same period of 2015. Under China’s “One Road, One Belt” or “New Silk Road”, a $40 billion project, Urumqi is expected to become a major trade hub connecting Beijing and provinces of Gansu, Shanxi and Sichuan with Central Asia and Turkey. Additionally Urumqi is strategically located near Kazakhstan and Kyrgyzstan, which provides a gateway to Central Asia and Eastern Europe.

•         Direct lending industry in China. China’s financing industry is dominated by banks, which largely serve state-owned enterprises, while underserved private sector businesses, primarily MSMEs, are being offered flexible, effective and diversified financing mainly by direct lenders.

•         Proposed liberalized regulations. China’s government is supporting favorable regulatory policies for existing large direct lenders, such as China Lending Group. Under a newly proposed policy, several operational restrictions would be removed which would allow MSMEs to borrow with more flexible terms (loan duration and size) while at the same time allow well-managed direct lenders to offer a diversity of lending products and financing programs.

•         High entry barriers for new lenders; fragmented market with consolidation opportunities. New government policies have increased requirements (higher capital thresholds and higher professional qualifications for senior managements) and have made it harder for new lenders to obtain business licenses and for smaller players to offer new products. These new policies encourage M&A activities where mid and large direct lenders, like China Lending Group, can take over or creating strategic partnerships with smaller players, thus creating larger direct lenders as the backbone of the non-bank financing infrastructure. Of note, China Lending Group’s loan balance as of September 30, 2015 was $134.7 million, representing 4.4% of the aggregate loan balances of all MSMEs direct lenders in Xinjiang Province.

As illustrated in the tables below, China Lending Group’s strategy has delivered consistent historical growth:

($ in million)	2009	2010	2011	2012	2013	2014
Revenue	$0.6	$3.3	$8.5	$11.0	$11.5	$18.8
Net Income	$0.1	$1.4	$5.0	$7.8	$7.0	$11.3
Net Assets	$8.3	$25.6	$53.1	$51.1	$52.6	$101.3
Loan Balance	$8.4	$29.6	$65.8	$59.8	$74.3	$131.7

In considering the Business Combination, DTA Asia’s board of directors concluded the risks of proceeding with a transaction with China Lending Group (as more fully described in the “Risk Factors” section of this proxy statement) could be managed or mitigated by DT Asia or were unlikely to have a material impact on the Business Combination or DT Asia, and that, overall, the potentially negative factors or risks associated with the Business Combination were outweighed by the potential benefits of the Business Combination to DT Asia and its shareholders.

Quorum and Required Vote for Proposals for the Special Meeting

A quorum of DT Asia shareholders is necessary to hold a valid meeting. A quorum will be present at the special meeting if, at the commencement of the meeting, there are present in person or by proxy not less than 35% of the total votes attaching to the issued shares in the Company. Abstentions will count as present for the purposes of establishing a quorum. Broker non-votes will not be counted for purposes of establishing a quorum.

Being in respect of our initial business combination, approval of the Business Combination Proposal and the Adjournment Proposal requires the affirmative vote of a majority of the votes cast by shareholders present in person or represented by proxy at the special meeting. Accordingly, a DT Asia shareholder’s failure to vote by proxy or to vote in person at the special meeting or the failure of a DT Asia shareholder who holds his or her shares in “street name” through a broker or other nominee to give voting instructions to such broker or other nominee (a “broker non-vote”) will result in that shareholder’s shares not being counted towards the number of DT Asia ordinary shares required to validly establish a quorum, but if a valid quorum is otherwise established, it will have no effect on the outcome of any vote on the proposals. Abstentions will also have no effect on the outcome of the Business Combination Proposal or the Adjournment Proposal.

Recommendation to DT Asia Shareholders

Our board of directors believes that each of the Business Combination Proposal and the Adjournment Proposal to be presented at the special meeting is in the best interests of the Company and our shareholders and recommends that our shareholders vote “FOR” each of these proposals and “FOR” each of the director nominees.

When you consider the recommendation of our board of directors in favor of approval of these proposals, you should keep in mind that our directors and officers have interests in the Business Combination that are different from or in addition to (and which may conflict with) your interests as a shareholder. These interests include, among other things:

•         the fact that our Sponsor and our independent directors paid an aggregate of approximately $4.2 million for their founder shares, sponsor warrants and private units and such securities should have a significantly higher value at the time of the Business Combination;

•         Our Sponsor has loaned the Company $900,000 pursuant to a note, which becomes due on the earlier of April 6, 2016 and the date on which the Company consummates a business combination. Of the $900,000, up to $500,000 is convertible, in whole or in part, at the payee’s election, upon the consummation of the Business Combination, into units, at a price of $10.00 per unit. These units will be identical to the private units issued in a private placement in connection with Company’s IPO;

•         if DT Asia is unable to complete a business combination within the required time period, Ms. Winnie Lai Ling Ng, the owner of our Sponsor, will be personally liable to ensure that the proceeds in the trust account are not reduced by the claims of target businesses or claims of vendors or other entities that are owed money by DT Asia for services rendered or contracted for or products sold to DT Asia, but only if such a vendor or target business has not executed a waiver of claims against the trust account and except as to any claims under our indemnity of the underwriters; and

•         the continued indemnification of current directors and officers of the Company and the continuation of directors’ and officers’ liability insurance after the Business Combination.

RISK FACTORS

In evaluating the proposals set forth in this proxy statement, you should carefully read this proxy statement, including the annexes, and especially consider the factors discussed in the section entitled “Risk Factors” beginning on page 30.

SELECTED HISTORICAL FINANCIAL INFORMATION OF DT ASIA

The following table sets forth selected historical financial information derived from DT Asia’s unaudited interim financial statements as of September 30, 2015 and for the six months ended September 30, 2015 and audited financial statements as of March 31, 2015 and for the period from April 8, 2014 (inception) to March 31, 2015, included elsewhere in this proxy statement. In the opinion of DT Asia’s management, such unaudited condensed financial statements have been prepared on the same basis as the DT Asia audited financial statements presented herein and reflect all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of DT Asia’s results of operations and financial position for such periods and dates.

The historical results presented below are not necessarily indicative of the results to be expected for any future period. You should read the following selected financial information in conjunction with the section entitled “DT Asia Management’s Discussion and Analysis of Financial Condition and Results of Operations” and DT Asia’s financial statements and the related notes appearing elsewhere in this proxy statement.

	For the six months ended September 30, 2015 (unaudited)	For the period from April 8, 2014 (inception) to March 31, 2015 (audited)
Statement of Operations Data:
Revenues	$—	$—
General and administrative expenses	$(492,825)	$(256,531)
Net loss attributable to ordinary shares	$(468,141)	$(246,857)
Weighted average number of shares outstanding, excluding shares subject to possible redemption, basic and diluted	8,927,331	4,881,097
Net loss per ordinary share: basic and diluted	$(0.05)	$(0.05)
Cash Flow Data:
Net loss	$(468,141)	$(246,857)
Net cash used in operating activities	$(469,536)	$(308,256)
Net cash used in investing activities	$—	$(69,972,643)
Net cash provided by financing activities	$300,000	$70,505,528
Net increase in cash	$(169,536)	$224,629
Cash at beginning of period	$224,629	$—
Cash at end of period	$55,093	$224,629
Supplemental disclosure of non-cash financing activities:
Deferred legal fees	$—	$100,000

	As of September 30, 2015	As of March 31, 2015
Balance Sheet Data:
Cash	$55,093	$224,629
Other current assets	87,951	70,366
Investments held in trust account	70,009,126	69,984,444
Total assets	$70,152,170	$70,279,439
Current liabilities:
Deferred legal fees	$100,000	$100,000
Accounts payable and accrued liabilities	61,643	20,769
Convertible promissory note – related party	300,000	—
Total current liabilities	461,643	120,769
Ordinary shares subject to possible redemption; 6,342,208 and 6,388,104 shares (at redemption value $10.20 per share) at September 30, 2015 and March 31, 2015, respectively	64,690,522	65,158,661

Additional paid-in-capital	5,715,003	5,246,866
Accumulated deficit	(714,998)	(246,857)
Total shareholders’ equity, net	5,000,005	5,000,009
Total liabilities and shareholders’ equity	$70,152,170	$70,279,439

SELECTED HISTORICAL FINANCIAL INFORMATION OF CHINA LENDING GROUP

We are providing the following selected financial information of China Lending Group to assist you in your analysis of the financial aspects of the Business Combination. China Lending Group reports its operations on a calendar year with fiscal year ending on December 31. The consolidated statements of operations data for the years ended December 31, 2014 and December 31, 2013, and the balance sheet data as of December 31, 2014 and December 31, 2013 have been derived from China Lending Group’s audited consolidated financial statements included elsewhere in this proxy statement. The consolidated statements of operations data for the nine months ended September 30, 2015 and September 30, 2014, and balance sheet data as of September 30, 2015 have been derived from China Lending Group’s unaudited consolidated financial statements included elsewhere in this proxy statement, have been prepared on the same basis as China Lending Group’s audited financial statements and, in China Lending Group’s management’s opinion, include only normal and recurring adjustments that China Lending Group considers necessary for a fair statement of China Lending Group’s financial position and results of operations for such periods and as of such date.

The historical results presented below are not necessarily indicative of the results to be expected for any future period. This information should be read in conjunction with “Risk Factors,” “China Lending Group Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and China Lending Group’s consolidated financial statements and the related notes included elsewhere in this proxy statement.

	Nine Months Ended		Fiscal Years Ended
	September 30, 2015	September 30, 2014	December 31,	December 31,
	(unaudited)	(unaudited)	2014	2013
	(dollars in thousands)
Consolidated Statement of Operations Data:
Interest and fee income	$19,714	$11,527	$18,761	$11,455
Interest expense	(2,600)	(1,033)	(1,767)	(723)
Provision for loan losses	(992)	(633)	(584)	(144)
Net Interest Income	16,122	9,861	16,410	10,588
Non-interest income	13	—
Non-interest expense	(3,700)	(2,110)	(3,003)	(2,247)
Income Before Tax	12,435	7,751	13,407	8,341
Income tax expense	(1,998)	(1,163)	(2,093)	(1,318)
Net Income	10,437	6,588	11,314	7,023
Other comprehensive income:
Net income	10,437	6,588	11,314	7,023
Foreign currency translation adjustments	(3,795)	(323)	(173)	1,616
Comprehensive income	$6,642	$6,265	$11,141	$8,639

	As of
	September 30, 2015 (unaudited)	December 31, 2014	December 31, 2013
	(dollars in thousands)
Consolidated Balance Sheet Data:
Cash and cash equivalents	$2,416	$116	$204
Loans receivable, net	132,442	131,748	74,306
Total assets	140,502	132,837	74,997
Short term bank loan, other loans and secured loans	30,768	23,479	15,543
Total liabilities	32,527	31,505	22,437
Common Stock and additional paid in capital, $0.00000005 par value – 20,000,000 shares authorized, issued and outstanding	94,189	94,189	45,493
Total shareholders’ equity	107,975	101,332	52,561

SELECTED UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The selected unaudited pro forma condensed combined financial information has been derived from, and should be read in conjunction with, the unaudited pro forma condensed combined financial information included elsewhere in this proxy statement.

The following unaudited pro forma condensed combined financial statements give effect to the Business Combination under the acquisition method of accounting in accordance with Financial Accounting Standards Board (FASB) Accounting Standard Codification (“ASC”) Topic 805, Business Combinations (“ASC 805”). The Business Combination will be accounted for as a “shell reverse acquisition” since, immediately following completion of the transaction (assuming the automatic conversion of 7,212,316 rights of DT Asia into approximately 721,231 ordinary shares at the closing of the Business Combination, (ii) the issuance of 8 million Escrow Shares, subject to forfeiture, and (iii) conversion of any Series A Convertible Preferred Stock issuable in the PIPE Preferred Investment into a contemplated 1 million ordinary shares, but excluding the effect of any outstanding DT Asia warrants and options), the shareholder of BVICo immediately prior to the Business Combination will have effective control of China Lending Corporation, the post-combination company, through its 65.0% ownership interest in the combined entity, assuming no share redemptions (83.7% in the event of maximum share redemptions) and its designation of all of the senior executive positions). For accounting purposes, BVICo will be deemed to be the accounting acquirer in the transaction and, consequently, the transaction will be treated as a recapitalization of BVICo (i.e., a capital transaction involving the issuance of shares by DT Asia for the shares of BVICo).

The following unaudited pro forma condensed combined balance sheet as of September 30, 2015, due to different fiscal period ends, combines the unaudited historical consolidated balance sheet of China Lending Group as of June 30, 2015 with the unaudited historical balance sheet of DT Asia as of September 30, 2015, giving effect to the Business Combination and the transactions contemplated thereto as if they had been consummated as of September 30, 2015.

The following unaudited pro forma condensed combined statement of operations for the six months ended September 30, 2015, due to different fiscal period ends, combines the unaudited historical consolidated statement of income and comprehensive income of China Lending Group for the six months ended June 30, 2015 with the unaudited historical statement of operations of DT Asia for the six months ended September 30, 2015 giving effect to the Business Combination and the transactions contemplated thereto as if they had been consummated as of January 1, 2014.

The following unaudited pro forma condensed combined statement of operations for the year ended March 31, 2015, due to different fiscal period ends, combines the audited historical consolidated statement of income and comprehensive income of China Lending Group for year ended December 31, 2014 with the audited historical statement of operations of DT Asia for the period from April 8, 2014 (inception) to March 31, 2015, giving effect to the Business Combination and the transactions contemplated thereto as if they had been consummated as of January 1, 2014.

The historical financial information has been adjusted to give effect to pro forma events that are related and/or directly attributable to the Business Combination, are factually supportable and are expected to have a continuing impact on the combined results. The adjustments presented on the unaudited pro forma condensed combined financial statements have been identified and presented to provide relevant information necessary for an accurate understanding of the combined company upon consummation of the Business Combination.

The historical financial statements of China Lending Group and DT Asia have been prepared in accordance with accounting principles generally accepted in the United States of America (“US GAAP”) and presented in US Dollars. The unaudited pro forma condensed combined financial statements included herein are prepared under US GAAP and presented in US Dollars. Following the consummation of the Business Combination, the combined entity intends to prepare its consolidated financial statements under US GAAP and present such consolidated financial statements in US Dollars.

The historical financial information of China Lending Group was derived from the unaudited financial statements of Feng Hui for the six months ended June 30, 2015 and audited financial statements of Feng Hui for the year ended December 31, 2014 included elsewhere in this proxy statement. The historical financial information of DT Asia was derived from the unaudited financial statements of DT Asia for the six months ended September 30, 2015 and the audited financial statements of DT Asia for the period from April 8, 2014 (inception) to March 31, 2015 included elsewhere in this proxy statement. The pro forma condensed financial statements excluded Adrie and its subsidiaries because there were no business transactions for these entities besides minimal capital for these periods and as of June 30, 2015. This information should be read together with Feng Hui’s and DT Asia’s audited and unaudited financial statements and related notes, “China Lending Group’s Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Other Information Related to DT Asia — DT Asia’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” and other financial information included elsewhere in this proxy statement.

The unaudited pro forma condensed combined financial information is for illustrative purposes only. The financial results may have been different had the companies always been combined. You should not rely on the unaudited pro forma condensed combined financial information as being indicative of the historical results that would have been achieved had the companies always been combined or the future results that the combined company will experience. China Lending Group and DT Asia have not had any historical relationship prior to the Business Combination. Accordingly, no pro forma adjustments were required to eliminate activities between the companies.

The “no redemption” and “maximum redemption” scenarios are presented in the following pro forma information as follows:

•         Assuming No Redemption: This presentation assumes that no DT Asia shareholders exercise redemption rights with respect to their public shares for a pro rata portion of the trust account; and

•         Assuming Redemption of 6,860,063 shares by holders of DT Asia ordinary shares: This presentation assumes that DT Asia shareholders exercise their redemption rights with respect to 6,860,063 public shares, which is all of our public shares and the maximum number of shares redeemable that would allow us to maintain at least $5,000,001 of net tangible assets, assuming we receive additional gross proceeds of $12 million from the sale of Series A Convertible Preferred Stock pursuant to the PIPE Preferred Investment. As currently contemplated, the Series A Convertible Preferred Stock is convertible into DT Asia ordinary shares at the option of the holder at any time; provided, however that the Series A Convertible Preferred Stock shall automatically convert at such time that the average closing price of the ordinary shares is at least $16.00 or at least 80% of the outstanding Series A Convertible Preferred Stock has converted. For further information regarding the pro forma impact of the conversion of Series A Convertible Preferred Stock to DT Asia ordinary shares, refer to the notes to the unaudited pro forma condensed financial information presented under “Unaudited Pro Forma Condensed Combined Financial Information.”

			Scenario (1)	Scenario (2)
	Six Months ended September 30, 2015 DT Asia Investment Limited Historical Unaudited	Six Months ended June 30, 2015 Consolidated China Lending Group Historical Unaudited	Pro Forma Statement of Operations As Adjusted (assuming no redemption)	Pro Forma Statement of Operations As Adjusted (assuming maximum redemption)
Total interest and fee income	$24,684	$13,767,406	$13,767,406	$13,767,406
Total interest expense	—	(1,616,955)	(1,616,955)	(1,616,955)
Net Interest Income	24,684	11,648,563	11,648,563	11,648,563
Net (Loss) Income	(468,141)	7,563,091	7,509,392	7,509,392
Basic and diluted earnings per share	$(0.05)		$0.33	$0.47

			Scenario (1)	Scenario (2)
	DT Asia Investment Limited Historical Audited	Consolidated China Lending Group Historical Audited	Pro Forma Statement of Operations As Adjusted (assuming no redemption)	Pro Forma Statement of Operations As Adjusted (assuming maximum redemption)
Year Ended March 31, 2015 (DT Asia); December 31, 2014 (China Lending Group)
Total interest and fee income	$11,802	$18,761,086	$18,761,086	$18,761,086
Total interest expense	—	(1,767,218)	(1,767,218)	(1,767,218)
Net Interest Income	11,802	16,409,520	16,409,520	16,409,520
Net (Loss) Income	(246,857)	11,313,327	11,224,668	11,224,668
Basic and diluted earnings per share	$(0.03)		$0.49	$0.71

			Scenario (1)	Scenario (2)
	DT Asia Investment Limited Historical Unaudited	Consolidated China Lending Group Historical Unaudited	Pro Forma Balance Sheet As Adjusted (assuming no redemption)	Pro Forma Balance Sheet As Adjusted (assuming maximum redemption)
As of September 30, 2015 (DT Asia); June 30, 2015 (China Lending Group)
Cash and cash equivalents	$55,093	$501,719	$78,365,938	$8,393,295
Total Assets	$70,152,170	$147,177,563	$225,129,733	$155,157,090
Total Liabilities	$461,643	$37,643,829	$37,705,472	$37,705,472
Ordinary Shares, no par value; subject to possible redemption; 6,369,525 (at redemption value of $10.20 per share) at September 30, 2015	$64,690,522	$—	$—	$—
Total Common Shareholders’ Equity	$5,000,005	$109,533,734	$187,424,261	$117,451,618
Ordinary Shares outstanding (including escrow shares) as of September 30, 2015	8,927,331		30,750,162	23,890,099

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

We make forward-looking statements in this proxy statement. These forward-looking statements relate to expectations for future financial performance, business strategies or expectations for our business, and the timing and ability for us to complete the Business Combination. Specifically, forward-looking statements may include statements relating to:

•         the benefits of the Business Combination;

•         the future financial performance of the Company following the Business Combination;

•         changes in the market for China Lending Group’s services;

•         expansion plans and opportunities; and

•         other statements preceded by, followed by or that include the words “estimate,” “plan,” “project,” “forecast,” “intend,” “expect,” “anticipate,” “believe,” “seek,” “target” or similar expressions.

These forward-looking statements are based on information available as of the date of this proxy statement, and current expectations, forecasts and assumptions, and involve a number of judgments, risks and uncertainties. Accordingly, forward-looking statements should not be relied upon as representing our views as of any subsequent date, and we do not undertake any obligation to update forward-looking statements to reflect events or circumstances after the date they were made, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

You should not place undue reliance on these forward-looking statements in deciding how to grant your proxy or instruct how your vote should be cast or vote your shares on the proposals set forth in this proxy statement. As a result of a number of known and unknown risks and uncertainties, our actual results or performance may be materially different from those expressed or implied by these forward-looking statements. Some factors that could cause actual results to differ include:

•         the occurrence of any event, change or other circumstances that could give rise to the termination of the Exchange Agreement;

•         the outcome of any legal proceedings that may be instituted against China Lending Group or DT Asia following announcement of the Business Combination and transactions contemplated thereby;

•         the inability to complete the transactions contemplated by the Business Combination due to the failure to obtain approval of the shareholders of DT Asia, or other conditions to closing in the Exchange Agreement;

•         the inability to maintain the listing of the Company’s ordinary shares on the Nasdaq Capital Market following the Business Combination;

•         the risk that the Business Combination disrupts current plans and operations as a result of the announcement and consummation of the transactions described herein;

•         the ability to recognize the anticipated benefits of the Business Combination, which may be affected by, among other things, competition and the ability of the combined business to grow and manage growth profitably;

•         costs related to the Business Combination;

•         changes in applicable laws or regulations;

•         the possibility that China Lending Group or DT Asia may be adversely affected by other economic, business, and/or competitive factors; and

•         other risks and uncertainties indicated in this proxy statement, including those under “Risk Factors.”

RISK FACTORS

The following risk factors apply to the business and operations of China Lending Group, DT Asia, the Business Combination and the business and operations of the combined company following the completion of the Business Combination. These risk factors are not exhaustive and investors are encouraged to perform their own investigation with respect to the business, financial condition and prospects of China Lending Group. You should carefully consider the following risk factors in addition to the other information included in this proxy statement, including matters addressed in the section entitled “Cautionary Statement Regarding Forward-Looking Statements.” We may face additional risks and uncertainties that are not presently known to us, or that we currently deem immaterial, which may also impair our business. The following discussion should be read in conjunction with the financial statements and notes to the financial statements included herein.

Risks Factors Relating to China Lending Group’s Business and Operations

The limited operating history of Feng Hui and the lack of an operating history of XWFOE and Consulting make it difficult to evaluate their business and prospects.

Feng Hui commenced operations in June 2009 and has a limited operating history. Since inception through September 30, 2015, Feng Hui has built a portfolio of an aggregate of approximately $830 million of direct loans to 1,376 borrowers. For the years ended December 31, 2014 and 2013, Feng Hui generated approximately $18.8 million and $11.5 million of revenue with $11.3 million and $7.0 million of net income, respectively. However Feng Hui’s growth rate since 2009 may not be indicative of future performance. XWFOE and Consulting were formed in the second quarter of 2015, XWFOE has not commenced operations, and Consulting commenced operations in August 2015.

After the Business Combination, the combined company may not be able to achieve similar results or grow at the same rate as Feng Hui has in the past. It is also difficult to evaluate its prospects, as the combined company may not have sufficient experience in addressing the risks to which companies operating in new and rapidly evolving markets such as the direct lending industry may be exposed. After the Business Combination, the combined company will continue to encounter risks and difficulties that companies at a similar stage of development frequently experience, including the potential failure to:

•         obtain sufficient working capital and increase its registered capital to support expansion of its loan portfolios;

•         comply with any changes in the laws and regulations of the PRC or local province that may affect its lending operations;

•         expand its customer base;

•         maintain adequate control of default risks and expenses allowing it to realize anticipated revenue growth;

•         implement its customer development, risk management consulting Internet-based lending and national growth and acquisition strategies and plans and adapt and modify them as needed;

•         integrate any future acquisitions; and

•         anticipate and adapt to changing conditions in the Chinese lending industry resulting from changes in government regulations, mergers and acquisitions involving its competitors, and other significant competitive and market dynamics.

If the combined company is unable to address any or all of the foregoing risks, its business may be materially and adversely affected.

The Lending Companies’ current operations in China are geographically limited to Xinjiang Province.

In accordance with the PRC state and provincial laws and regulations with regard to direct lending companies, the Lending Companies are not allowed to make loans to businesses and individuals located outside of Xinjiang Province. The combined company’s future growth opportunities will depend on the growth and stability of the economy in Xinjiang Province. A downturn in the economy of Xinjiang Province or the city of Urumqi or the implementation of provincial or local policies unfavorable to MSMEs may cause a decrease in the demand for the Lending Companies’ loans and may negatively affect borrowers’ ability to repay their loans on a timely basis, both of which could have a negative impact on the combined company’s profitability and business.

Fears of terrorist and ethnic extremists attacks in Xinjiang Province could have a negative impact on the combined company’s operations.

The Xinjiang Uyghur Autonomous Region is the largest administrative division in China by land area, although it ranks 25th by population. Its ethnic composition is on approximately 45.8% Uyghur, 40.5% Han, 6.5% Kazakh and 4.5% other. This has given rise to ethnic and other tensions both in Urumqi, the Capital City, and elsewhere in Xinjiang Province. Events such as terrorist and ethnic extremist attacks as well as riots and the resulting political instability, economy suspension and concerns over safety and security aspects of investment in Xinjiang Province or the fear of any of the foregoing have had, and could have in the future, a significant adverse impact on demand and pricing of the Lending Companies’ operations.

Changes in the interest rates and spread could have a negative impact on the Lending Companies’ revenues and results of operations.

The Lending Companies’ revenues primarily depend on interest income, which is the difference between interest the Lending Companies receives from loans they provide to customers and the interest the Lending Companies pay on their borrowings from other financial institutions (to the extent that the Lending Companies rely on debt financing, rather than equity). A narrowing interest rate spread could adversely affect the Lending Companies’ earnings and financial conditions. If the Lending Companies are not able to control their funding costs or adjust their lending interest rates in a timely manner, their interest margin will decline. Until January 2015, the interest rates Lending Companies charge to borrowers was linked to the PBOC benchmark interest rate and the interest rate adopted by the commercial banks in the PRC. On August 6, 2015, the Supreme People’s Court of the PRC issued the Provisions on Several Issues Concerning Laws Applicable to Trials of Private Lending Cases (“the provisions”), which came into effect on September 1, 2015. The provisions provided that agreements between the lender and borrower on loans with interest rates below 24% per annum are valid and enforceable; as to loans with interest rates per annum between 24% and 36%, if the interest on the loans has already been paid to the lender, and such payment has not damaged the interest of the state, the community and any third parties, the courts will turn down the borrower’s request to demand the return of the interest payment; if the annual interest rate of a private loan is higher than 36%, the excess will not be enforced by the courts. While this generally has the effect of raising the maximum interest rate at the Lending Companies may lend to borrowers, the provisions are a recent change in regulation and Adrie may not be able to foresee all of the consequences of the provisions.

As direct lending companies, the Lending Companies’ business is subject to greater credit risks than larger lenders, which could adversely affect their results of operations.

There are inherent risks associated with the Lending Companies’ lending activities, including credit risk, which is the risk that borrowers may not repay the outstanding loans balances in its direct loan business. As direct lending companies, the Lending Companies extend credits to MSMEs, individual industrial and commercial households and individuals. These borrowers generally have fewer financial resources in terms of capital or borrowing capacity than larger entities and may have fewer financial resources to weather a downturn in the economy. Such borrowers may expose the Lending Companies to greater credit risks than lenders lending to larger, better-capitalized state-owned businesses with longer operating histories. Conditions such as inflation, economic downturn, local policy change, adjustment of industrial structure and other factors beyond the Lending Companies’ control may increase their credit risk more than such events would affect larger lenders. In addition, since the Lending Companies are only permitted to provide financial services to borrowers located in Xinjiang Province, its ability to geographically diversify the economic risks is currently limited by the local markets and economies. Also, decreases in local real estate value could adversely affect the values of the real property used as collateral in the direct loan business. Such adverse changes in the local economies may have a negative impact on the ability of borrowers to repay their loans and the value of its collateral and its results of operations and financial condition may be adversely affected.

Allowance for loan losses may not be sufficient to absorb future losses or prevent a material adverse effect on Lending Companies’ business, financial condition, or results of operations.

The Lending Companies’ risk management procedures use historical information to estimate any potential losses based on the experience, judgment, and expectations regarding borrowers and the economic environment in which the Lending Companies and their borrowers operate. The allowance for loan losses as of September 30, 2015 was estimated based on 1% of the quarterly outstanding loan portfolio balances and was established for loan losses pursuant to “The Guidance on Provisioning for Loan Losses” (the “Provision Guidance”) issued by PBOC and “Temporary Regulation of Pilot Program of Microcredit Companies in Xinjiang Province” (the “Xinjiang Temporary Regulation for Microcredit Companies”) issued by the General Office of Xinjiang Provincial Government in 2009. However, the Lending Companies’ loan loss reserves may not be sufficient to absorb future loan losses or prevent a material adverse effect on the combined company’s business, financial condition, or results of operations. See “— The Lending Companies’ business may be adversely affected if the Feng Hui shareholders do not actively support the business or by changes in marketing and loan originators strategies.”

An increase to the allowance for loan losses will cause the Lending Companies’ net income to decrease.

The Lending Companies’ businesses are subject to fluctuations based on local economic conditions. These fluctuations are neither predictable nor within its control and may have a material adverse impact on its operations and financial condition. The Lending Companies may decide to increase their allowances for loan losses in light of the lack of clarity in the applicable banking regulations with regard to direct lending companies. The regulatory authority may also require an increase in the provision for loan losses or the recognition of further loan charge-offs, based on judgments different from those of its management. Any increase in the allowance for loan losses will result in a decrease in net income and may have a material adverse effect on the Lending Companies’ financial condition and results of operations.

Feng Hui’s business is, and XWFOE’s business will be, highly concentrated in one product. Accordingly, their future revenues and earnings are more susceptible to fluctuations than a more diversified company.

Feng Hui’s primary business activities include, and XWFOE’s primary business activities will include, offering direct loans to customers. If the Lending Companies are unable to maintain and grow the operating revenues from this business or develop additional revenue streams, their future revenues and earnings are not likely to grow and could decline. The Lending Companies’ lack of significant product and business diversification could inhibit the opportunities for the growth of their business, revenues and profits.

Competition in the direct lending industry is growing and could cause the Lending Companies to lose market share and revenues in the future.

We believe that the direct lending industry is an emerging market in China. The Lending Companies may face growing competition in the direct lending industry, and China Lending Group believes that the direct lending industry is becoming more competitive as this industry matures and begins to consolidate. Feng Hui currently competes, and the Lending Companies will compete, with traditional financial institutions, other direct lending companies, other microfinance companies, including P2P lenders, and some cash-rich state-owned companies or individuals that lend to MSMEs. Some of these competitors have larger and more established borrower bases and substantially greater financial, marketing and other resources than the Lending Companies have. In addition, peer-to-peer lending platforms are rapidly growing in China and may provide highly competitive interest rates to customers due to lower overhead, and in some cases, lower required returns by the lenders. For example, large internet companies such as Tencent Holdings Ltd. and Alibaba Holding Ltd. have formed financial services affiliates such as online-only banks and P2P lending services which have been greatly capitalized and rapidly developed. As a result, the Lending Companies could lose market share and their revenues could decline, thereby adversely affecting their earnings and potential for growth.

The P2P lending market has been expanding rapidly in China. It is estimated that there are $55.4 billion in loans outstanding in China through P2P platforms as of the end of October 2015. China Lending Group intends to be a new entrant into this field and will be competing with companies with greater resources and experience. The P2P experience to date in China has demonstrated that without a very disciplined approach this platform and the loans originated through its use can be fraught with risk. According to www.wangdaizhijia.com, nearly 30% of all P2P companies in China are in financial trouble as of the end of November 2015. While China Lending Group believes that it will be able to successfully compete in this area as a result of its proprietary risk management processes and tools, there is no assurance that it will be able to hire and retain the necessary employees and compete successfully. Furthermore, even though the Feng Hui is the leading direct lender in Xinjiang Province measured by loan volume, P2P lenders may also compete for the same customers and they may have certain pricing advantages due to their lower overhead, which may result in reduced margins and increased competition for the Lending Companies.

The combined company’s businesses will require highly qualified personnel, and if it is unable to hire or retain qualified personnel, then it may not be able to grow effectively.

The combined company’s future success depends upon its ability to attract and retain highly qualified personnel. Establishment of the XWFOE and Consulting businesses and expansion of the businesses of each operating company will require additional managers and employees with relevant industry experience, and its success will be highly dependent on its ability to attract and retain skilled management personnel and other employees. These operating companies may not be able to attract or retain highly qualified personnel. In addition, competition for skilled personnel is significant in China. This competition may make it more difficult and expensive to attract, hire and retain qualified managers and employees. The combined company may incur additional expenses to recruit and retain qualified replacements and its businesses may be disrupted and its financial condition and results of operations may be materially and adversely affected. In addition, key managers may join a competitor or form a competing company. An operating company may not be able to successfully enforce any contractual rights with its management team, in particular in China, where all of these individuals reside or will reside.

The Lending Companies’ business may be adversely affected if the Feng Hui shareholders do not actively support the business or by changes in marketing and loan origination strategies.

Feng Hui’s shareholders have actively supported Feng Hui’s business by referring their commercial and other contacts to be Feng Hui customers, including that for most of such referrals the shareholder will personally guarantee the borrowings of the customer he or she has referred to Feng Hui. As of September 30, 2015, December 31, 2014 and December 31, 2013, 23.2%, 53.3% and 47.5%, respectively, of Feng Hui’s loans were guaranteed by related parties. The percentage of the Lending Companies’ loans that are so guaranteed has declined in recent years and China Lending Group expects that percentage to decline in the future as the Lending Companies expand their business using other marketing and loan origination strategies. However, if these Feng Hui shareholders reduce their referrals or guarantees in the future at the shareholders’ discretion, then the Lending Companies’ results of operations could be materially adversely affected. In addition, as the Lending Companies migrate away from Feng Hui’s shareholder referral marketing and loan origination approach to approaches in which there is not a pre-existing, separate business relationship between a shareholder and the customer and the special knowledge of the customer’s business and financial condition that often comes with such a relationship, the Lending Companies may experience a higher loss experience than Feng Hui has experienced historically.

Discontinuation of preferential tax treatment Feng Hui currently enjoys may result in additional compliance obligations and costs so as to materially and adversely impact the combined company’s net income.

Pursuant to Supplementary Rules on Accelerating Economy Development and Implementing Supportive Policy issued by the local government, Feng Hui was rewarded with certain tax refunds for years 2009 and 2010. Further, from year 2011 through 2014, local tax authorities granted Feng Hui the preferential income tax rate of 15% because Feng Hui was entitled to the preferential rate as a qualified enterprise engaged in industry under the Western Development Strategy.

There is uncertainty in the policy at the state and provincial levels as to how the direct loan business carried out by the Lending Companies will be treated with regard to income tax and business tax. If the tax authority determines that the income tax, business tax or other applicable tax Feng Hui previously paid were less than what was required, Feng Hui may be required to make payment for the overdue tax and interest on the overdue payment. Further, these preferential tax treatments will expire in 2020. The discontinuation of any of the preferential tax treatment Feng Hui has received may materially and adversely affect the combined company’s results of operations.

China Lending Group’s business continuity plans could prove to be inadequate, resulting in a material interruption in or disruption to, its business and a negative impact on the combined company’s results of operations.

China Lending Group relies heavily on communications and information systems to conduct its business, and its operations are dependent on its ability to protect its systems against damage from fire, power loss, telecommunication failure, severe weather, natural disasters, terrorism or other factors. The computer systems and network infrastructure China Lending Group uses could be vulnerable to unforeseen problems. While China Lending Group has a business continuity plan and other policies and procedures designed to prevent or limit the effect of a failure or interruption of our information systems, there can be no assurance that any such failures or interruptions will not occur or, if they do occur, that they will be adequately addressed. The occurrence of any failures or interruptions of our information systems could, among other things, damage the combined company’s reputation or result in a loss of clients, which could have a material adverse effect on the combined company’s results of operations.

The China Lending Group has no material insurance coverage, which could expose it to significant costs and business disruption.

Risks associated with China Lending Group’s business and operations include, but are not limited to, borrowers’ failure to repay the outstanding principal and interest when due and loss reserves are not sufficient cover such failure, losses of key personnel, business interruption due to power loss or network failure, and risks posed by natural disasters including storms, floods and earthquakes, any of which may result in significant costs or business disruption. The China Lending Group does not maintain any credit insurance, business interruption insurance, general third-party liability insurance, nor does it maintain key-man life insurance or any other insurance coverage except the mandatory social insurance for employees. If China Lending Group incurs any loss that is not covered by reserves, its business, financial condition and results of operations could be materially and adversely affected.

The China Lending Group maintains cash deposits with various banks. These cash accounts are not sufficiently insured or otherwise protected. Should any bank or trust company holding these cash deposits become insolvent, or if China Lending Group is otherwise unable to withdraw funds, it could lose the cash on deposit with that particular bank or trust company.

Risks Related to China Lending Group’s Corporate Structure

After the Business Combination, the combined company will conduct its lending business through its subsidiary XWFOE and through Feng Hui by means of contractual arrangements. If the PRC courts or administrative authorities determine that XWFOE’s ownership or these contractual arrangements do not comply with applicable regulations, or if these regulations or the interpretation of existing regulations changes in the future, the combined company could be subject to severe penalties or be forced to relinquish its interests in those operations.

Foreign ownership of direct lending business may be subject to restrictions under applicable PRC laws and regulatory practice. For example, there is some ambiguity regarding whether the Temporary Regulation of Pilot Program of Microcredit Companies in Xinjiang Province (“Xinjiang Microcredit Regulation”) may allow applicable authorities in Xinjiang Province to refuse to grant or to terminate a company’s direct lending license if one or more investors in of that company is not a Chinese citizen or legal person. After the Business Combination, the combined company will operate in China through XWFOE, its indirect wholly-owned subsidiary and therefore a wholly foreign owned entity, and Feng Hui, its China incorporated variable interest entity (“VIE”). Xinjiang Province has issued XWFOE a license to operate as a direct lender in spite of the combined company’s plans for XWFOE to be wholly owned directly by China Feng Hui Financial Holding Group Co., Limited, a Hong Kong company, and indirectly by BVICo, a British Virgin Islands company, the Company and our shareholders, but it is possible that a PRC regulatory authority or court could later decide that such ownership violates the Xinjiang Microcredit Regulation or other existing or future regulations or policies.

Feng Hui is and will be owned, directly or indirectly, by PRC citizens who are Feng Hui’s founders, with whom Consulting has contractual arrangements under a Share Pledge Agreement, Exclusive Business Cooperation Agreement, Exclusive Option Agreement and Power of Attorney (collectively, the “VIE Agreements”). The contractual arrangements will give the combined company effective control over Feng Hui and enable the combined company to obtain substantially all of the economic benefits arising from Feng Hui as well as consolidate the financial results of Feng Hui in its results of operations after the Business Combination. Although the structure China Lending Group has adopted with respect to Feng Hui is consistent with longstanding industry practice, and is commonly adopted by comparable companies in China, the PRC government may not agree that these arrangements comply with existing registration or other regulatory requirements or policies, including the Xinjiang Microcredit Regulation, or regulations policies that may be adopted in the future.

We and our PRC counsel believe the ownership structures of XWFOE and Feng Hui in China, both currently and immediately after giving effect to the Business Combination, do not and will not violate any applicable PRC law or license currently in effect; and the contractual VIE Agreements between Consulting and Feng Hui and its shareholders governed by PRC law are valid, binding and enforceable in accordance with their terms and applicable PRC laws and regulations currently in effect and will not violate any applicable PRC law currently in effect. However, there are substantial uncertainties regarding the interpretation and application of current PRC laws. Accordingly, the PRC regulatory authorities and PRC courts may in the future take a view that is contrary to our views and the views of our PRC legal counsel. We are aware of a recent case involving Chinachem Financial Services where certain contractual arrangements for a Hong Kong company to gain economic control over a PRC Company were declared to be void by the PRC Supreme People’s Court. If the PRC courts or regulatory authorities determine that the VIE Agreements violate applicable PRC laws, our contractual arrangements will become invalid or unenforceable. It is uncertain whether the definition and requirements for variable interest entity structures in newly developed Foreign Investment Law will be adopted or if adopted, how they would identify the existing variable interest entities.

If XWFOE, Feng Hui, their respective ownership structure or the VIE Agreements, are determined to be in violation of any existing or future PRC laws, or XWFOE or Feng Hui fails to obtain or maintain any of the required governmental permits or approvals necessary to operate their businesses, the relevant PRC regulatory authorities would have broad discretion in dealing with such violations, including:

•         revoking the business and operating licenses of XWFOE or Feng Hui;

•         discontinuing or restricting the operations of XWFOE or Feng Hui;

•         imposing conditions or requirements with which we, XWFOE or Feng Hui may not be able to comply;

•         requiring us, XWFOE, Consulting or Feng Hui to restructure the relevant ownership structure, contractual arrangements or operations;

•         restricting or prohibiting our ability to finance our business and operations in China;

•         restricting payment or remittance of dividends; or

•         imposing fines.

The imposition of any of these penalties would severely disrupt our ability to conduct business and have a material adverse effect on our financial condition, results of operations and prospects.

Consulting’s contractual arrangements with Feng Hui may not be effective in providing control over Feng Hui.

Immediately after the Business Combination, substantially all of the combined company’s revenue and net income will be derived from Feng Hui. The combined company will rely on the VIE Agreements to control and operate Feng Hui. See “— After the Business Combination, the combined company will conduct its lending business through its subsidiary and through Feng Hui, by means of contractual arrangements. If the PRC courts or administrative authorities determine that XWFOE’s foreign ownership or these contractual arrangements do not comply with PRC governmental restrictions on foreign investment, or if these regulations or the interpretation of existing regulations changes in the future, the combined company could be subject to severe penalties or be forced to relinquish its interests in those operations.” for more information. If the combined company had direct ownership of Feng Hui, the combined company would be able to exercise its rights as an equity holder directly to effect changes in the boards of directors of that entity, which could effect changes at the management and operational level. Under the VIE Agreements, in spite of the power of attorney, the combined company may not be able to directly change the members of the board of directors of Feng Hui and would have to rely on Feng Hui and its shareholders to perform their contractual obligations in order to exercise control over Feng Hui. However, these contractual arrangements may not be effective in providing the combined company with the necessary control over Feng Hui and its operations. Any deficiency in these contractual arrangements may result in our loss of control over the management and operations of Feng Hui, which will result in a significant loss in the value of an investment in the combined company.

The failure to comply with PRC regulations relating to mergers and acquisitions of domestic enterprises by offshore special purpose vehicles may subject the combined company to severe fines or penalties and create other regulatory uncertainties regarding the combined company’s corporate structure.

On August 8, 2006, the Ministry of Commerce (“MOFCOM”), joined by the China Securities Regulatory Commission (“CSRC”), the State-owned Assets Supervision and Administration Commission of the State Council, the State Administration of Taxation (“SAT”), the State Administration for Industry and Commerce (the “SAIC”), and the State Administration of Foreign Exchange (“SAFE”), jointly promulgated regulations entitled the Provisions Regarding Mergers and Acquisitions of Domestic Enterprises by Foreign Investors (the “M&A Rules”), which took effect as of September 8, 2006, and as amended on June 22, 2009. This regulation, among other things, has certain provisions that require offshore companies formed for the purpose of acquiring PRC domestic companies and controlled directly or indirectly by PRC individuals and companies which are the related parties with the PRC domestic companies, to obtain the approval of MOFCOM prior to engaging in such acquisitions and to obtain the approval of the CSRC prior to publicly listing special purpose vehicles’ securities on an overseas stock market. On September 21, 2006, the CSRC published on its official website a notice specifying the documents and materials that are required to be submitted for obtaining CSRC approval.

The application of the M&A Rules with respect to the combined company’s corporate structure remains unclear, with no current consensus existing among leading PRC law firms regarding the scope and applicability of the M&A Rules. We believe that the MOFCOM and CSRC approvals under the M&A Rules are not required in the context of the Business Combination because we will not acquire Feng Hui’s equity or assets and XWFOE and Consulting are already foreign owned. However, we cannot be certain that the relevant PRC government agencies, including the CSRC and MOFCOM, would reach the same conclusion, and we cannot be certain that MOFCOM or the CSRC will not deem that the Business Combination circumvents the M&A Rules, and other rules and notices, or that prior MOFCOM or CSRC approval is required for overseas financing. Further, we cannot rule out the possibility that the relevant PRC government agencies, including MOFCOM, would deem that the M&A Rules required approval from MOFCOM or other PRC regulatory agencies in connection with Consulting’s control of Feng Hui through contractual arrangements.

If the CSRC, MOFCOM, or another PRC regulatory agency subsequently determines that CSRC, MOFCOM or other approval was required for the Business Combination and/or the VIE arrangements between Consulting and Feng Hui, or if prior CSRC approval for overseas financings is required and not obtained, the combined company may face severe regulatory actions or other sanctions from MOFCOM, the CSRC or other PRC regulatory agencies. In such event, these regulatory agencies may impose fines or other penalties on the combined company’s operations in the PRC, limit the combined company’s operating privileges in the PRC, delay or restrict the repatriation of the proceeds from overseas financings into the PRC, restrict or prohibit payment or remittance of dividends to us or take other actions that could have a material adverse effect on our business, financial condition, results of operations, reputation and prospects, as well as the trading price of our ordinary shares. The CSRC or other PRC regulatory agencies may also take actions requiring us, or making it advisable for us, to delay or cancel overseas financings, to restructure the combined company’s corporate structure, or to seek regulatory approvals that may be difficult or costly to obtain.

The M&A Rules, along with certain foreign exchange regulations discussed below, will be interpreted or implemented by the relevant government authorities in connection with our future offshore financings or acquisitions, and we cannot predict how they will affect our acquisition strategy.

PRC regulations relating to investments in offshore companies by PRC residents may subject our PRC-resident beneficial owners or our PRC subsidiaries to liability or penalties, limit our ability to inject capital into our PRC subsidiaries or limit our PRC subsidiaries’ ability to increase their registered capital or distribute profits.

SAFE promulgated the Circular on Relevant Issues Concerning Foreign Exchange Control on Domestic Residents’ Offshore Investment and Financing and Roundtrip Investment through Special Purpose Vehicles,

or SAFE Circular 37, on July 4, 2014, which replaced the former circular commonly known as “SAFE Circular 75” promulgated by SAFE on October 21, 2005. SAFE Circular 37 requires PRC residents to register with local branches of SAFE in connection with their direct establishment or indirect control of an offshore entity, for the purpose of overseas investment and financing, with such PRC residents’ legally owned assets or equity interests in domestic enterprises or offshore assets or interests, referred to in SAFE Circular 37 as a “special purpose vehicle.” SAFE Circular 37 further requires amendment to the registration in the event of any significant changes with respect to the special purpose vehicle, such as increase or decrease of capital contributed by PRC individuals, share transfer or exchange, merger, division or other material event. In the event that a PRC resident holding interests in a special purpose vehicle fails to fulfill the required SAFE registration, the PRC subsidiaries of that special purpose vehicle may be prohibited from making profit distributions to the offshore parent and from carrying out subsequent cross-border foreign exchange activities, and the special purpose vehicle may be restricted in its ability to contribute additional capital into its PRC subsidiary. Moreover, failure to comply with the various SAFE registration requirements described above could result in liability under PRC law for evasion of foreign exchange controls.

SAFE promulgated the Notice of SAFE on Further Simplifying and Improving Policies for the Foreign Exchange Administration of Direct Investment, or SAFE Circular 13, on February 13, 2015, which was effective on June 1, 2015. SAFE Circular 13 cancels two administrative approval items: foreign exchange registration under domestic direct investment and foreign exchange registration under overseas direct investment, instead. Banks shall directly examine and handle foreign exchange registration under domestic direct investment and foreign exchange registration under overseas direct investment, and SAFE and its branch shall indirectly regulate the foreign exchange registration of direct investment through banks.

We have notified substantial beneficial owners of ordinary shares who we know are PRC residents of their filing obligations in accordance with SAFE Circular 37 and SAFE Circular 13. However, we may not be aware of the identities of all of our beneficial owners who are PRC residents. We do not have control over our beneficial owners and cannot assure you that all of our PRC-resident beneficial owners will comply with SAFE Circular 37, SAFE Circular 13 and subsequent implementation rules. The failure of our beneficial owners who are PRC residents to register or amend their SAFE registrations in a timely manner pursuant to SAFE Circular 37, SAFE Circular 13 and subsequent implementation rules, or the failure of future beneficial owners of our company who are PRC residents to comply with the registration procedures set forth in SAFE Circular 37, SAFE Circular 13 and subsequent implementation rules, may subject such beneficial owners or our PRC subsidiaries to fines and legal sanctions. Furthermore, since SAFE Circular 37 and SAFE Circular 13 was recently promulgated and it is unclear how this regulation, and any future regulation concerning offshore or cross-border transactions, will be interpreted, amended and implemented by the relevant PRC government authorities, we cannot predict how these regulations will affect our business operations or future strategy. Failure to register or comply with relevant requirements may also limit our ability to contribute additional capital to our PRC subsidiaries and limit our PRC subsidiaries’ ability to distribute dividends to our company. These risks may have a material adverse effect on our business, financial condition and results of operations.

Any failure by Feng Hui or its shareholders to perform their obligations under the contractual arrangements would have a material adverse effect on the combined company’s business, financial condition and results of operations.

If Feng Hui or its shareholders fail to perform their respective obligations under the VIE Agreements, the combined company may have to incur substantial costs and expend additional resources to enforce such arrangements. the combined company have entered into an exclusive business cooperation agreement and an exclusive option agreements in relation to Feng Hui. Pursuant to exclusive business cooperation agreement, the combined company are entitled to collect a service fee calculated based on the required time, complexity, content, commercial value of the combined company’s services to Feng Hui. Further, the exclusive option agreements provide that the combined company may exercise an exclusive option to purchase, to the extent permitted under PRC law, once or at multiple times, at any time, part or all of their equity interests in Feng Hui. The option price is equal to the lowest price permissible by PRC Laws. In addition, the combined company have entered into equity pledge agreements with Feng Hui shareholders to secure certain obligations of Feng Hui and Feng Hui’s equity holders to the combined company under the VIE Agreements. However, the enforcement of such agreements through arbitral or judicial agencies may be costly and time-consuming and will be subject to uncertainties in the PRC legal system. Moreover, the combined company’s remedies under the equity pledge agreements are primarily intended to help the combined company collect debts owed to the combined company by Feng Hui or its shareholders under the VIE Agreements not help the combined company in acquiring the assets or equity of Feng Hui. See “Information About China Lending Group — Contractual Agreements between Consulting and Feng Hui” for more information.

The VIE Agreements are governed by PRC law and provide for the resolution of disputes through arbitration or court proceedings in China. Accordingly, these contracts would be interpreted in accordance with PRC law and any disputes would be resolved in accordance with PRC legal procedures. The legal system in the PRC is not as developed as in some other jurisdictions, such as the United States. Moreover, there are very few precedents and little formal guidance as to how contractual arrangements in the context of a variable interest entity should be interpreted or enforced under PRC law, and as a result it may be difficult to predict how an arbitration panel or court would view such contractual arrangements. As a result, uncertainties in the PRC legal system could limit the combined company’s ability to enforce the VIE Agreements. Under PRC law, if the losing parties fail to carry out the arbitration awards or court judgments within a prescribed time limit, the prevailing parties may only enforce the arbitration awards or court judgments in PRC courts, which would require additional expense and delay. In the event the combined company are unable to enforce the VIE Agreements, the combined company may not be able to receive economic benefits from or exert effective control over Feng Hui, and the combined company’s ability to conduct its business, as well as the combined company’s financial condition and results of operations, may be materially and adversely affected.

The Feng Hui shareholders have potential conflicts of interest with us, which may adversely affect the combined company’s business.

The Chinese entities and individuals that collectively beneficially own 100% of Feng Hui’s outstanding equity interests, or their representatives, will be beneficial owners of between approximately 67.2% and 87.4% of DT Asia immediately after the Business Combination. These ownership percentages assume (i) the automatic conversion of 7,212,316 rights of DT Asia into approximately 721,231 ordinary shares at the closing of the Business Combination, (ii) the issuance of 8 million Escrow Shares, subject to forfeiture, but exclude (x) the conversion of any Series A Preferred Stock issuable in the PIPE Preferred Investment (currently expected to be 1 million ordinary shares), and (y) the effect of any outstanding DT Asia warrants or options. Conflicts of interest may arise as a result of such dual shareholding and governance structure.

As such conflicts arise, these shareholders may not act in the combined company’s best interests and such conflicts of interest may not be resolved in the combined company’s favor. In addition, these shareholders may breach or cause Feng Hui to breach or refuse to renew the VIE Agreements that are intended to allow the combined company to exercise effective control over Feng Hui and to receive economic benefits from Feng Hui. If the combined company become involved in arbitral and legal proceedings to enforce such agreements, such proceedings may cost the combined company substantial financial and other resources and result in disruption of its business, the outcome of which may adversely affect the Company.

The Lending Companies engage in the same lending business, within the same geographic area, targeting the same customers under Feng Hui brand. There are currently limited internal protocols between the Lending Companies with regard to allocation of customers and potential customers. Because Feng Hui is a consolidated variable interest entity as a result of the VIE Agreements, such allocation issues generally should not affect the combined company’s results. However, in the event that Feng Hui or its shareholders are in breach of the VIE agreements, then those shareholders could also direct, or cause management to direct, attractive lending customers to Feng Hui and away from XWFOE, which could further negatively affect the combined company’s business and results of operations.

If a Lending Company fails to maintain the requisite registered capital, licenses and approvals required under PRC law, our business, financial condition and results of operations may be materially and adversely affected.

Foreign investment is highly regulated by the PRC government and the foreign investment in the lending industry is restricted by local authorities. Numerous regulatory authorities of the central PRC government, provincial and local authorities are empowered to issue and implement regulations governing various aspects of the lending industry. Each Lending Company is required to obtain and maintain certain assets relevant to its business as well as applicable licenses or approvals from different regulatory authorities in order to provide its current services. These registered capital, licenses and approvals will be essential to the operation of the combined company’s business. If a Lending Company fails to obtain or maintain any of the required registered capital, licenses or approvals for its business, it may be subject to various penalties, such as confiscation of illegal net revenue, fines and the discontinuation or restriction of its operations. Any such disruption in the business operations of a Lending Company could materially and adversely affect our business, financial condition and results of operations.

The VIE Agreements with Feng Hui may be subject to scrutiny by the PRC tax authorities. Any adjustment of related party transaction pricing could lead to additional taxes, and therefore substantially reduce our consolidated net income and the value of your investment.

The tax regime in China is rapidly evolving and there is significant uncertainty for taxpayers in China as PRC tax laws may be interpreted in significantly different ways. After the Business Combination, the PRC tax authorities may assert that we, our subsidiaries or our variable interest entity, Feng Hui, or its shareholders owe and/or are required to pay additional taxes revenue or income. In particular, under applicable PRC laws, rules and regulations, arrangements and transactions among related parties, such as the VIE Agreements, may be subject to audit or challenge by the PRC tax authorities. If the PRC tax authorities determine that any VIE Agreements were not entered into on an arm’s length basis and therefore constitute a favorable transfer pricing, the PRC tax liabilities of Consulting, Feng Hui or Feng Hui’s shareholders could be increased, which could increase our overall tax liabilities. In addition, the PRC tax authorities may impose late payment interest. Our net income may be materially reduced if our tax liabilities increase.

XWFOE and Feng Hui’s complex ownership and control structure could result in inefficiencies to the combined company’s business.

XWFOE has no operating history will commence operations after the Business Combination closes, will be staffed entirely by new hires and in some measure may compete with Feng Hui for customers. As a result, XWFOE may initially struggle to establish its business after the Business Combination and some of its success it has may come at the expense of Feng Hui. Furthermore, because of PRC limitations, even though the economic benefit of Feng Hui and XWFOE will inure to us, each will need to have its own segregated capital, loan portfolio and lender base. As a result, Feng Hui and XWFOE will not be able cross-collateralize or combine operations at the working level and may have a more complex structure than if they were under common ownership. This structure may not allow the combined company to allocate resources to their most efficient use and may require redundant or additional expenses.

Risk Factors Relating to DT Asia and the Business Combination

Following the consummation of the Business Combination, our only significant asset will be ownership of 100% of BVICo capital stock.

Following the consummation of the Business Combination, we will have no direct operations and no significant assets other than the ownership of 100% of BVICo capital stock after we contribute to BVICo any remaining funds in the trust account (after redemptions and the remaining proceeds of the PIPE Preferred Investment after paying expenses). We will depend on China Lending Group for distributions, loans and other payments to generate the funds necessary to meet our financial obligations, including our expenses as a publicly traded company, and to pay any dividends with respect to our ordinary shares. Legal restrictions, as well as the financial condition and operating requirements of China Lending Group, may limit our ability to obtain cash from China Lending Group. Any future dividend payments are within the absolute discretion of our board of directors and will depend on, among other things, our results of operations, working capital requirements, capital expenditure requirements, financial condition, level of indebtedness, contractual restrictions with respect to payment of dividends, business opportunities, anticipated cash needs, provisions of applicable law and other factors that our board of directors may deem relevant.

We may not be able to timely and effectively implement controls and procedures required by Section 404 of the Sarbanes-Oxley Act of 2002 that will be applicable to us after the Business Combination.

Neither we nor China Lending Group are currently subject to Section 404 of the Sarbanes-Oxley Act of 2002. However, following the Business Combination, the combined company will be required to provide management’s attestation on internal controls commencing with the Company’s annual report for the year ending December 31, 2017, or such earlier date as is required under the Sarbanes-Oxley Act of 2002. The standards required for a public company under Section 404 of the Sarbanes-Oxley Act of 2002 are significantly more stringent than those required of China Lending Group as a privately-held company. Management may not be able to effectively and timely implement controls and procedures that adequately respond to the regulatory compliance and reporting requirements that will be applicable to the Company after the Business Combination. If we are not able to implement the additional requirements of Section 404 in a timely manner or with adequate compliance, we may not be able to assess whether our internal controls over financial reporting are effective, which may subject us to adverse regulatory consequences and could harm investor confidence and the market price of our ordinary shares.

Subsequent to the consummation of the Business Combination, we may be required to take writedowns or write-offs, restructuring and impairment or other charges that could have a significant negative effect on our financial condition, results of operations and share price, which could cause you to lose some or all of your investment.

Although we have conducted due diligence on China Lending Group, we cannot assure you that this diligence revealed all material issues that may be present in China Lending Group’s business, that it would be possible to uncover all material issues through a customary amount of due diligence, or that factors outside of our and China Lending Group’s control will not later arise. As a result, we may be forced to later write down or write-off assets, restructure its operations, or incur impairment or other charges that could result in losses. Even if our due diligence successfully identifies certain risks, unexpected risks may arise and previously known risks may materialize in a manner not consistent with our preliminary risk analysis. Even though these charges may be non-cash items and not have an immediate impact on our liquidity, the fact that we report charges of this nature could contribute to negative market perceptions about the combined company or its securities. In addition, charges of this nature may cause us to be unable to obtain future financing on favorable terms or at all.

Our initial shareholders have agreed to vote in favor of our initial business combination, regardless of how our public shareholders vote.

Unlike many other blank check companies in which the founders agree to vote their founder shares in accordance with the majority of the votes cast by the public shareholders in connection with an initial business combination, our initial shareholders have agreed to vote any DT Asia ordinary shares owned by them in favor of our initial business combination. As of the date hereof, our initial shareholders and affiliates own shares equal to 22.8% of our issued and outstanding ordinary shares. Accordingly, it is more likely that the necessary shareholder approval will be received for the Business Combination than would be the case if our initial shareholders agreed to vote any DT Asia ordinary shares owned by them in accordance with the majority of the votes cast by our public shareholders.

We will incur significant transaction and transition costs in connection with the Business Combination. If we fail to consummate the Business Combination, we may not have sufficient cash available to pay such costs.

We expect to incur significant, non-recurring costs in connection with consummating the Business Combination. Some of these costs are payable regardless of whether the Business Combination is completed. DT Asia’s transaction expenses as a result of the Business Combination are currently estimated at approximately $4.6 million, which is comprised of (i) approximately $2.7 million in fees to EarlyBirdCapital, a financial advisor to DT Asia; (ii) an estimated $1.7 million in other financial advisory and legal fees and expenses; (iii) $0.1 million in deferred legal fees associated with the Company’s IPO which are payable at the closing of the Business Combination; and (iv) approximately $0.1 million relating to other fees and expenses incurred relating to the Business Combination. Additionally, this amount includes the expenses incurred in connection with the filing, printing and mailing of this proxy statement and the solicitation of the approval of our shareholders, and all filing and other fees paid to the SEC, which is estimated at approximately $0.1 million. If DT Asia and Sellers do not consummate the Business Combination, each party will be required to pay its own fees and expenses, and DT Asia will likely not have sufficient cash available to pay its fees and expenses unless and until it completes a subsequent business combination transaction. Going forward, the combined company will incur transition costs and costs relating to operating as a public company.

The unaudited pro forma financial information included in this document may not be indicative of what our actual financial position or results of operations would have been.

The unaudited pro forma financial information in this proxy statement is presented for illustrative purposes only and is not necessarily indicative of what our actual financial position or results of operations would have been had the Business Combination been completed on the dates indicated. See the section entitled “Unaudited Pro Forma Condensed Combined Financial Information” for more information.

DT Asia will only have limited protection under the indemnification provisions in the event that any of the representations and warranties made by Sellers or BVICo in the Exchange Agreement ultimately proves to be inaccurate or incorrect.

Except for certain representations made by BVICo and Sellers to DT Asia relating to certain fundamental representations (which survive indefinitely) and certain other representations which survive until 60 days after the expiration of the applicable statute of limitations, the representations and warranties made by BVICo and Sellers to DT Asia in the Exchange Agreement will survive for a period of 18 months after the closing of the Business Combination. As a result, after the expiration of such period, DT Asia and its shareholders will not have the protection of any indemnification if any representation or warranty made by Sellers or BVICo in the Exchange Agreement proves to be inaccurate or incorrect. Accordingly, to the extent such representations or warranties are incorrect, DT Asia would have limited indemnification claims with respect thereto and its financial condition or results of operations could be adversely affected. Except for claims based in whole or in part upon fraud, willful misconduct or intentional misrepresentation (also referred to as “Fraud claims”), DT Asia’s indemnification is limited to the Escrow Shares and earnings on such shares while held in escrow (or the value of escrow property released to Adrie shareholders from the escrow account).  Since the Escrow Shares (and related dividends and earnings) serve as both the sole source for indemnity (except for fraud claims) and the earn-out provisions, if the business underperforms due to factors that constituted a breach of BVICo’s or the Seller’s representations and warranties, once the Escrow Shares are forfeited, they will no longer serve as an incentivization for the Sellers post-closing to meet the remaining earn-out targets or to provide a remedy for indemnification claims for breaches of representations and warranties since they may have already been forfeited.

We may waive one or more of the conditions to the Business Combination.

We may agree to waive, in whole or in part, some of the conditions to our obligations to complete the Business Combination, to the extent permitted by our charter and applicable laws. For example, it is a condition to our obligations to close the Business Combination that China Lending Group’s representations and warranties are true and correct in all respects as of the closing date, except for such inaccuracies that, individually or in the aggregate, would not result in a Material Adverse Effect (as defined in the Exchange Agreement). However, if our board of directors determines that it is in the shareholders’ best interest to waive any such breach, then the board may elect to waive that condition and close the Business Combination. We are not able to waive the condition that our shareholders approve the Business Combination.

Even if we consummate the Business Combination, there is no guarantee that the public warrants will ever be in the money, and they may expire worthless and the terms of our warrants may be amended.

The exercise price for our warrants is $6.00 per one-half of one share ($12.00 per whole share), subject to adjustment. Warrants may be exercised only for a whole number of DT Asia’s ordinary shares. No fractional shares will be issued upon exercise of the warrants. There is no guarantee that the public warrants will ever be in the money prior to their expiration, and they may expire worthless.

In addition, the warrant agreement between Continental Stock Transfer & Trust Company, as warrant agent, and us provides that the terms of the warrants may be amended without the consent of any holder to cure any ambiguity or correct any defective provision, but requires the approval by the holders of at least a majority of the then outstanding public warrants to make any change that adversely affects the interests of the registered holders. Accordingly, we may amend the terms of the warrants in a manner adverse to a holder if holders of at least a majority of the then outstanding public warrants approve of such amendment. Examples of such amendments could be amendments to, among other things, increase the exercise price of the warrants, shorten the exercise period or decrease the number of ordinary shares purchasable upon exercise of a warrant.

Our Sponsor, directors and officers have a conflict of interest in determining to pursue the acquisition of China Lending Group, since certain of their interests, and certain interests of their affiliates and associates, are different from or in addition to (and which may conflict with) the interests of our shareholders.

Our initial shareholders, including our Sponsor and our officers and directors, have interests in and arising from the Business Combination that are different from or in addition to (and which may conflict with) the interests of our public shareholders, which may result in a conflict of interest. These interests include:

•         the fact that our Sponsor and our independent directors paid an aggregate of approximately $4.2 million for their founder shares, sponsor warrants and private units and such securities should have a significantly higher value at the time of the Business Combination;

•         if DT Asia is unable to complete a business combination within the required time period, Ms. Winnie Lai Ling Ng, the owner of our Sponsor, will be personally liable to ensure that the proceeds in the trust account are not reduced by the claims of target businesses or claims of vendors or other entities that are owed money by DT Asia for services rendered or contracted for or products sold to DT Asia, but only if such a vendor or target business has not executed a waiver of claims against the trust account and except as to any claims under our indemnity of the underwriters; and

•         the continued indemnification of current directors and officers of the Company and the continuation of directors’ and officers’ liability insurance after the Business Combination.

These interests may influence our directors in making their recommendation that you vote in favor of the Business Combination Proposal, and the transactions contemplated thereby.

Concentration of ownership after the Business Combination may have the effect of delaying or preventing a change in control.

It is anticipated that, following completion of the Business Combination and if there are no redemptions, Sellers will obtain an ownership interest of 67.2% of the post-combination company (or 87.4%, in the event of maximum share redemptions). These ownership percentages with respect to DT Asia following the Business Combination assume the automatic conversion of 7,212,316 rights of DT Asia into approximately 721,231 ordinary shares at the closing of the Business Combination and DT Asia’s receipt of $12 million in cash proceeds from the proposed PIPE Preferred Investment; they do not take into account (i) any ordinary shares issuable upon conversion of the Series A Convertible Preferred Stock issuable in the PIPE Preferred Investment (currently expected to be 1 million shares), (ii) the 6,860,063 public warrants to purchase up to a total of 3,430,031 DT Asia ordinary shares, (iii) the 352,253 private warrants to purchase up to a total of 176,126 DT Asia ordinary shares, (iv) the 2,058,007 sponsor warrants to purchase up to 1,029,004 DT Asia ordinary shares, or (v) the unit purchase option, held by the underwriter in our IPO, to purchase up to 660,000 DT Asia ordinary shares and 600,000 public warrants to purchase up to a total of 300,000 ordinary shares that will remain outstanding following the Business Combination. If the actual facts are different than these assumptions, the percentage ownership obtained by the Sellers may be different. As a result, the Sellers will, in all likelihood, have the ability to determine the outcome of corporate actions of the Company requiring shareholder approval. This concentration of ownership may have the effect of delaying or preventing a change in control and might adversely affect the market price of our ordinary shares.

Our ability to successfully effect the Business Combination and successfully operate the business thereafter will be largely dependent upon the efforts of certain key personnel, including the key personnel of China Lending Group, all of whom we expect to stay with China Lending Group following the Business Combination. The loss of such key personnel could negatively impact the operations and profitability of the post-combination business.

Our ability to successfully effect the Business Combination and successfully operate the business is dependent upon the efforts of certain key personnel, including the key personnel of China Lending Group. Although we expect all of such key personnel to remain with China Lending Group following the Business Combination, it is possible that we will lose some key personnel, the loss of which could negatively impact the operations and profitability of our post-combination business. Furthermore, while we have scrutinized individuals we intend to engage to stay with China Lending Group following the Business Combination, our assessment of these individuals may not prove to be correct. These individuals may be unfamiliar with the requirements of operating a company regulated by the SEC, which could cause us to have to expend time and resources helping them become familiar with such requirements.

A market for our securities may not continue, which would adversely affect the liquidity and price of our securities.

Following the Business Combination, the price of our securities may fluctuate significantly due to the market’s reaction to the Business Combination and general market and economic conditions. An active trading market for our securities following the Business Combination may never develop or, if developed, it may not be sustained. In addition, the price of our securities after the Business Combination can vary due to general economic conditions and forecasts, our general business condition and the release of our financial reports. Additionally, if our securities are not listed on, or become delisted from, the Nasdaq Capital Market for any reason, and are quoted on the OTC Bulletin Board, an inter-dealer automated quotation system for equity securities that is not a national securities exchange, the liquidity and price of our securities may be more limited than if we were quoted or listed on the Nasdaq Capital Market or another national securities exchange. You may be unable to sell your securities unless a market can be established or sustained.

Although we expect our ordinary shares and warrants will remain listed on Nasdaq after the Business Combination, there can be no assurance that our ordinary shares and warrants will continue to be so listed or, if listed, that we will be able to comply with the continued listing standards of Nasdaq.

We intend to apply to continue listing our ordinary shares and warrants on the Nasdaq Capital Market subsequent to the closing of the Business Combination. To continue listing our securities on the Nasdaq Capital Market subsequent to the closing of the Business Combination, we will be required to demonstrate compliance with Nasdaq’s initial listing standards, which are more rigorous than Nasdaq’s continued listing requirements. For instance, we must maintain a minimum number of holders (300 round-lot holders). We cannot assure you that we will be able to meet those initial listing standards at that time.

If, after the Business Combination, the Nasdaq Capital Market delists our ordinary shares or warrants from trading on its exchange due to our failure to meet the Nasdaq Capital Market’s initial and/or continued listing standards, we and our securityholders could face significant material adverse consequences including:

•         a limited availability of market quotations for our securities;

•         a determination that our ordinary shares are a “penny stock,” which will require brokers trading in our ordinary shares to adhere to more stringent rules, possibly resulting in a reduced level of trading activity in the secondary trading market for our ordinary shares;

•         a limited amount of analyst coverage; and

•         a decreased ability to issue additional securities or obtain additional financing in the future.

If the Business Combination’s benefits do not meet the expectations of investors, shareholders or financial analysts, the market price of our securities may decline.

If the benefits of the Business Combination do not meet the expectations of investors or securities analysts, the market price of the Company’s securities prior to the closing of the Business Combination may decline. The market values of our securities at the time of the Business Combination may vary significantly from their prices on the date the Exchange Agreement was executed, the date of this proxy statement, or the date on which our shareholders vote on the Business Combination.

In addition, following the Business Combination, fluctuations in the price of our securities could contribute to the loss of all or part of your investment. Prior to the Business Combination, there has not been a public market for BVICo’s stock and trading in the DT Asia ordinary shares has not been active. Accordingly, the valuation ascribed to China Lending Group and our ordinary shares in the Business Combination may not be indicative of the price that will prevail in the trading market following the Business Combination. If an active market for our securities develops and continues, the trading price of our securities following the Business Combination could be volatile and subject to wide fluctuations in response to various factors, some of which are beyond our control. Any of the factors listed below could have a material adverse effect on your investment in our securities and our securities may trade at prices significantly below the price you paid for them. In such circumstances, the trading price of our securities may not recover and may experience a further decline.

Factors affecting the trading price of the Company’s securities following the Business Combination may include:

•         actual or anticipated fluctuations in our quarterly financial results or the quarterly financial results of companies perceived to be similar to us;

•         changes in the market’s expectations about our operating results;

•         success of competitors;

•         our operating results failing to meet the expectation of securities analysts or investors in a particular period;

•         changes in financial estimates and recommendations by securities analysts concerning the Company or the lending market in general;

•         operating and stock price performance of other companies that investors deem comparable to the Company;

•         our ability to market new and enhanced services on a timely basis;

•         changes in laws and regulations affecting our business;

•         commencement of, or involvement in, litigation involving the Company;

•         the Company’s ability to access the capital markets as needed;

•         changes in the Company’s capital structure, such as future issuances of securities or the incurrence of additional debt;

•         the volume of ordinary shares available for public sale;

•         any major change in our board or management;

•         sales of substantial amounts of ordinary shares by our directors, executive officers or significant shareholders or the perception that such sales could occur; and

•         general economic and political conditions such as recessions, interest rates, fuel prices, international currency fluctuations and acts of war or terrorism.

Broad market and industry factors may materially harm the market price of our securities irrespective of our operating performance. The stock market in general, and the Nasdaq Capital Market in particular, have experienced price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of the particular companies affected. The trading prices and valuations of these stocks, and of our securities, may not be predictable. A loss of investor confidence in the market for retail stocks or the stocks of other companies which investors perceive to be similar to the Company could depress our stock price regardless of our business, prospects, financial conditions or results of operations. A decline in the market price of our securities also could adversely affect our ability to issue additional securities and our ability to obtain additional financing in the future.

Following the Business Combination, the Company’s business and share and warrant prices may suffer as a result of its lack of public company operating experience and if securities or industry analysts do not publish or cease publishing research or reports about the Company, its business, or its market, or if they change their recommendations regarding our ordinary shares adversely, the price and trading volume of our ordinary shares and warrants could decline.

Prior to the completion of the Business Combination, China Lending Group has been a privately-held company. The Company’s lack of public company operating experience for China Lending Group may make it difficult to forecast and evaluate its future prospects. If the Company is unable to execute its business strategy, either as a result of its inability to manage effectively its business in a public company environment or for any other reason, the Company’s business, prospects, financial condition and operating results may be harmed.

The trading market for our ordinary shares and warrants will be influenced by the research and reports that industry or securities analysts may publish about us, our business, our market, or our competitors. Securities and industry analysts do not currently, and may never, publish research on the Company. If no securities or industry analysts commence coverage of the Company, our share and warrant prices and trading volume would likely be negatively impacted. If any of the analysts who may cover the Company change their recommendation regarding our shares adversely, or provide more favorable relative recommendations about our competitors, the price of our ordinary shares and warrants would likely decline. If any analyst who may cover the Company were to cease coverage of the Company or fail to regularly publish reports on it, we could lose visibility in the financial markets, which could cause our share and warrant prices or trading volume to decline.

We have not registered our ordinary shares issuable upon exercise of the public warrants under the Securities Act or state securities laws at this time, and such registration may not be in place when an investor desires to exercise such warrants, thus precluding such investor from being able to exercise its warrants and causing such warrants to expire worthless.

We have not registered the public shares issuable upon exercise of the public warrants under the Securities Act or any state securities laws at this time. We have agreed to use our best efforts to file with the SEC a registration statement for the registration, under the Securities Act, of the ordinary shares issuable upon exercise of the public warrants as soon as practicable after the closing of the Business Combination and cause the same to become effective and to maintain the effectiveness of such registration statement, and a current prospectus relating thereto, until the expiration of the warrants. Beginning the 91st day following the closing of the Business Combination and until such time as the shares issuable upon exercise of public warrants are registered under the Securities Act, we will be required to permit holders to exercise their public warrants on a cashless basis under certain circumstances specified in the warrant agreement. However, no public warrant will be exercisable for cash or on a cashless basis, and we will not be obligated to issue any shares to holders seeking to exercise such warrants, unless the issuance of the shares upon such exercise is registered or qualified under the securities laws of the state of the exercising holder, unless an exemption is available. In no event will we be required to issue cash, securities or other compensation in exchange for the public warrants in the event that we are unable to register or qualify the shares underlying the public warrants under the Securities Act or applicable state securities laws. If the issuance of the shares upon exercise of the public warrants is not so registered or qualified, the holder of such warrant shall not be entitled to exercise such warrant and such warrant may have no value and expire worthless. In such event, holders who acquired their public warrants as part of a purchase of units will have paid the full unit purchase price solely for the ordinary shares and rights included in the units.

The future exercise of registration rights may adversely affect the market price of our ordinary shares.

Our ordinary shares will be subject to registration rights agreements. Sales of restricted securities pursuant to these agreements may substantially depress the market price of our ordinary shares. DT Asia, the Sellers and the DT Representative will enter into a registration rights agreement that provides for the registration of the ordinary shares that we will issue to Sellers pursuant to the Exchange Agreement. We are also obligated to register founder shares, insider units and the ordinary shares and warrants included in the insider units (or issuable under the rights or upon exercise of the warrants), sponsor warrants and shares issuable in exchange for sponsor warrants pursuant to a registration rights agreement signed in connection with our IPO.

Warrants will become exercisable for our ordinary shares, which would increase the number of shares eligible for future resale in the public market and result in dilution to our shareholders.

Outstanding public warrants to purchase an aggregate of 3,430,031 ordinary shares will become exercisable upon the completion of the Business Combination. Each warrant entitles the holder thereof to purchase one-half of one ordinary share at a price of $6.00 per half share ($12.00 per whole share), subject to adjustment. Warrants may be exercised only for a whole number of DT Asia’s ordinary shares. No fractional shares will be issued upon exercise of warrants. To the extent such warrants are exercised, additional ordinary shares will be issued, which will result in dilution to the then existing holders of ordinary shares of the Company and increase the number of shares eligible for resale in the public market. Sales of substantial numbers of such shares in the public market could adversely affect the market price of our ordinary shares.

Our public shareholders may experience dilution as a consequence of, among other transactions, the Business Combination and the issuance of shares in the PIPE Preferred Investment. Having a minority share position may reduce the influence that our current shareholders have on the management of the Company.

It is anticipated that, following completion of the Business Combination and if there are no redemptions, DT Asia’s public shareholders will retain an ownership interest of 25.7% in DT Asia and our initial shareholders and affiliates will retain an ownership interest of 7.1% in DT Asia. These relative percentages assume the automatic conversion of 7,212,316 rights of DT Asia into approximately 721,231 ordinary shares at the closing of the Business Combination, the issuance of 8 million Escrow Shares, subject to forfeiture, and DT Asia’s receipt of $12 million in cash proceeds from the proposed PIPE Preferred Investment. In addition, if any of DT Asia’s shareholders exercise their redemption rights, the ownership interest in DT Asia of DT Asia’s public shareholders will decrease and the ownership interest in DT Asia of our initial shareholders, including our Sponsor, will increase. These ownership percentages with respect to DT Asia following the Business Combination do not take into account (i) any ordinary shares issuable upon conversion of the Series A Convertible Preferred Stock issuable in the PIPE Preferred Investment (currently expected to be 1 million shares), (ii) the 6,860,063 public warrants to purchase up to a total of 3,430,031 DT Asia ordinary shares, (iii) the 352,253 private warrants to purchase up to a total of 176,126 DT Asia ordinary shares, (iv) the 2,058,007 sponsor warrants to purchase up to 1,029,004 DT Asia ordinary shares, or (v) the unit purchase option, held by the underwriter in our IPO, to purchase up to 660,000 DT Asia ordinary shares and 600,000 public warrants to purchase up to a total of 300,000 ordinary shares that will remain outstanding following the Business Combination. If the actual facts are different than these assumptions (which they are likely to be), the percentage ownership retained by DT Asia’s existing shareholders in DT Asia will be different. See “Unaudited Pro Forma Condensed Combined Financial Information” for further information. To the extent that any of the warrants or shares of Series A Convertible Preferred Stock are converted into DT Asia ordinary shares, current shareholders may experience substantial dilution. Such dilution could, among other things, limit the ability of our current shareholders to influence management of the Company through the election of directors following the Business Combination.

We may redeem public warrants prior to their exercise at a time that is disadvantageous to warrantholders, thereby making their warrants worthless.

We will have the ability to redeem the remaining public warrants prior to their expiration at a price of $0.01 per warrant, provided that (i) the last reported sale price of our ordinary shares equals or exceeds $18.00 per share for any 20 trading days within the 30 trading-day period ending on the third business day before we send the notice of such redemption (on February 1, 2016, the last reported sale price for ordinary shares was $10.05) and (ii) on the date we give notice of redemption and during the entire period thereafter until the time the warrants are redeemed, there is an effective registration statement under the Securities Act covering the ordinary shares issuable upon exercise of the public warrants and a current prospectus relating to them is available unless warrants are exercised on a cashless basis. Redemption of the outstanding public warrants could force holders of public warrants:

•         to exercise their warrants and pay the exercise price therefor at a time when it may be disadvantageous for them to do so;

•         to sell their warrants at the then-current market price when they might otherwise wish to hold their warrants; or

•         to accept the nominal redemption price which, at the time the outstanding warrants are called for redemption, is likely to be substantially less than the market value of their warrants.

Our charter permits the board of directors by resolution to amend our charter, including to create additional classes of securities, including shares with rights, preferences, designations and limitations as they determine which may have an anti-takeover effect.

Our charter permits the board of directors by resolution to amend the charter including to designate rights, preferences, designations and limitations attaching to the preferred shares as they determine in their discretion, without shareholder approval with respect the terms or the issuance. If issued, the rights, preferences, designations and limitations of the preferred shares would be set by the board of directors and could operate to the disadvantage of the outstanding ordinary shares the holders of which would not have any pre-emption rights in respect of such an issue of preferred shares. Such terms could include, among others, preferences as to dividends and distributions on liquidation, or could be used to prevent possible corporate takeovers. Notwithstanding the foregoing, we and our directors and officers have agreed not to propose any amendment to our charter that would affect the substance and timing of our obligation to redeem our public shares if we are unable to consummate our initial business combination by April 6, 2016, except that, as contemplated by the Exchange Agreement, we may seek the consent of our shareholders to amend our charter to extend the date by which we must consummate our initial business combination.

Activities taken by affiliates of the Company to purchase, directly or indirectly, public shares will increase the likelihood of approval of the Business Combination Proposal and other proposals and may affect the market price of the Company’s securities during the buyback period.

Our initial shareholders, directors, officers, advisors or their affiliates may purchase shares in privately negotiated transactions either prior to or following the consummation of the Business Combination. None of our Sponsor, directors, officers, advisors or their affiliates will make any such purchases when such parties are in possession of any material non-public information not disclosed to the seller or during a restricted period under Regulation M under the Exchange Act. Although none of our initial shareholders, directors, officers, advisors or their affiliates currently anticipate paying any premium purchase price for such public shares, in the event such parties do, the payment of a premium may not be in the best interest of those shareholders not receiving any such additional consideration. There is no limit on the number of shares that could be acquired by our Sponsor, directors, officers, advisors or their affiliates, or the price such parties may pay.

If such transactions are effected, the consequence could be to cause the Business Combination to be approved in circumstances where such approval could not otherwise be obtained. Purchases of shares by the persons described above would allow them to exert more influence over the approval of the Business Combination Proposal and other proposals and would likely increase the chances that such proposals would be approved. If the market does not view the Business Combination positively, purchases of public shares may have the effect of counteracting the market’s view, which would otherwise be reflected in a decline in the market price of our securities. In addition, the termination of the support provided by these purchases may materially adversely affect the market price of our securities.

As of the date of this proxy statement, no agreements with respect to the private purchase of public shares by the Company or the persons described above have been entered into with any such investor or holder. We will file a Current Report on Form 8-K with the SEC to disclose private arrangements entered into or significant private purchases made by any of the aforementioned persons that would affect the vote on the Business Combination Proposal or other proposals.

Changes in laws or regulations, or a failure to comply with any laws and regulations, may adversely affect our business, investments and results of operations.

We are subject to laws and regulations enacted by national, regional and local governments, including non-U.S. governments. In particular, we are required to comply with certain SEC and other legal requirements. Compliance with, and monitoring of, applicable laws and regulations may be difficult, time consuming and costly. Those laws and regulations and their interpretation and application may also change from time to time and those changes could have a material adverse effect on our business, investments and results of operations. In addition, a failure to comply with applicable laws or regulations, as interpreted and applied, could have a material adverse effect on our business and results of operations.

We are dependent upon our executive officers and directors and their departure could adversely affect our ability to complete the Business Combination.

Our operations are dependent upon a relatively small group of individuals and, in particular, our executive officers and directors. We believe that our success depends on the continued service of our executive officers and directors, at least until we have completed the Business Combination. In addition, our executive officers and directors are not required to commit any specified amount of time to our affairs and, accordingly, will have conflicts of interest in allocating management time among various business activities, including assessing the potential Business Combination and monitoring the related due diligence. We do not have an employment agreement with, or key-man insurance on the life of, any of our directors or executive officers. The unexpected loss of the services of one or more of our directors or executive officers could adversely impact our ability to complete the Business Combination.

Since our Sponsor, executive officers and directors will lose their entire investment in us if the Business Combination is not completed, a conflict of interest may arise in determining whether China Lending Group is appropriate for our initial business combination.

In June 2014, our initial shareholders purchased an aggregate of 1,725,000 founder shares for an aggregate purchase price of $25,000 (of which 9,985 founder shares were forfeited due to the underwriters’ partial exercise of their over-allotment option in connection with our IPO). The founder shares will be worthless if we do not consummate an initial business combination. In addition, our Sponsor purchased an aggregate of 319,119 insider units, each consisting of one ordinary share, a right to receive 1/10 of an ordinary share, and a warrant to purchase one-half of one ordinary share, for an aggregate purchase price of $3,191,190, as well as 2,058,007 sponsor warrants for an aggregate purchase price of $1,029,003.50, that will also be worthless if we do not consummate our initial business combination. Our Sponsor has also loaned us $900,000 for working capital purposes and has limited recourse for repayment in the event that we do not consummate an initial business combination. The personal and financial interests of our executive officers and directors may have influenced their motivation in identifying and selecting China Lending Group for its target business combination, completing an initial business combination and influencing the operation of the business following the initial business combination.

Since our Sponsor, executive officers and directors will not be eligible to be reimbursed for their out-of-pocket expenses if the Business Combination is not completed, a conflict of interest may arise in determining whether China Lending Group is appropriate for our initial business combination.

At the closing of the Business Combination, our Sponsor, executive officers and directors, or any of their respective affiliates, will be reimbursed for any out-of-pocket expenses incurred in connection with activities on our behalf such as identifying potential target businesses and performing due diligence on suitable business combinations. There is no cap or ceiling on the reimbursement of out-of-pocket expenses incurred in connection with activities on our behalf. These financial interests of our Sponsor, executive officers and directors may have influenced their motivation in identifying and selecting China Lending Group for the Business Combination.

Upon the closing of the Business Combination, the Company may be a “controlled company” within the meaning of Nasdaq rules and, as a result, DT Asia may qualify for, and may choose to rely on, exemptions from certain corporate governance requirements.

Upon the consummation of the Business Combination, it is anticipated that Sellers will beneficially own more than 50% of the voting power of all of DT Asia’s outstanding ordinary shares. If Sellers gain that beneficial ownership, DT Asia will be a “controlled company” within the meaning of the rules and corporate governance standards of Nasdaq. Under the Nasdaq rules, a company of which more than 50% of the voting power is held by an individual, group or another company is a “controlled company” and may elect not to comply with certain Nasdaq corporate governance requirements, including:

•         the requirement that a majority of DT Asia’s board of directors consists of independent directors;

•         the requirement that DT Asia have a nominating/corporate governance committee that is composed entirely of independent directors;

•         the requirement that DT Asia have a compensation committee that is composed entirely of independent directors; and

•         the requirement for an annual performance evaluation of the nominating/corporate governance and compensation committees.

Accordingly, if DT Asia qualifies as a controlled company, it will elect to be treated as such and its shareholders will not be afforded the same protections generally as shareholders of other Nasdaq-listed companies for so long as Sellers control more than 50% of DT Asia’s voting power and DT Asia relies upon such exemptions. The interests of DT Asia’s controlling shareholders may conflict with the interests of DT Asia’s other shareholders, and the concentration of voting power in such shareholders will limit DT Asia’s other shareholders’ ability to influence corporate matters.

If we liquidate, distributions, or part of them, may be delayed while the liquidator determines the extent of potential creditor claims.

Pursuant to, among other documents, our charter, if we do not complete our initial business combination by April 6, 2016 (unless such date is extended), this will trigger an automatic redemption of our ordinary shares using the available funds in the trust account pursuant to our charter, resulting in our repayment of available funds in the trust account. Following which, we will proceed to commence a voluntary liquidation and thereby a formal dissolution of the Company. In connection with such a voluntary liquidation, the liquidator would give notice to our creditors inviting them to submit their claims for payment, by notifying known creditors (if any) who have not submitted claims and by placing a public advertisement in at least one newspaper published in the British Virgin Islands newspaper and in at least one newspaper circulating in the location where the Company has its principal place of business, and taking any other steps he considers appropriate, after which our remaining assets would be distributed.

As soon as our affairs are fully wound-up, if we were to liquidate, the liquidator must complete his statement of account and will then notify the Registrar of Corporate Affairs in the British Virgin Islands (the “Registrar”) that the liquidation has been completed. However, the liquidator may determine that he or she requires additional time to evaluate creditors’ claims (particularly if there is uncertainty over the validity or extent of the claims of any creditors). Also, a creditor or shareholder may file a petition with the British Virgin Islands Court, which, if successful, may result in our liquidation being subject to the supervision of that court. Such events might delay distribution of some or all of our remaining assets.

In any liquidation proceedings of the Company under British Virgin Islands law, the funds held in our trust account may be included in our estate and subject to the claims of third parties with priority over the claims of our shareholders. To the extent any such claims deplete the trust account we may not be able to return to our public shareholders the redemption amounts payable to them.

Our directors may decide not to enforce indemnification obligations against Ms. Winnie Lai Ling Ng, resulting in a reduction in the amount of funds in the trust account available for distribution to our public shareholders.

In the event that the proceeds in the trust account are reduced below $10.20 per share and Ms. Winnie Lai Ling Ng asserts that she is unable to satisfy her obligations or that she has no indemnification obligations related to a particular claim, our independent directors would determine on our behalf whether to take legal action against Ms. Ng to enforce her indemnification obligations. While we currently expect that our independent directors would take legal action on our behalf against Ms. Ng to enforce her indemnification obligations to us, it is possible that our independent directors in exercising their business judgment may choose not to do so in any particular instance. If our independent directors choose not to enforce these indemnification obligations on our behalf, the amount of funds in the trust account available for distribution to our public shareholders may be reduced below $10.20 per share.

If we are deemed to be an investment company under the Investment Company Act, we may be required to institute burdensome compliance requirements and our activities may be restricted, which may make it difficult for us to complete our initial business combination.

If we are deemed to be an investment company under the Investment Company Act, our activities may be restricted, including restrictions on the nature of our investments and restrictions on the issuance of securities, each of which may make it difficult for us to complete our initial business combination. In addition, we may have imposed upon us burdensome requirements, including registration as an investment company, adoption of a specific form of corporate structure and reporting, record keeping, voting, proxy and disclosure requirements and other rules and regulations. If we were deemed to be subject to the Investment Company Act, compliance with these additional regulatory burdens would require additional expenses for which we have not allotted funds and may hinder our ability to consummate our initial business combination.

If deemed to be insolvent, distributions made to public shareholders, or part of them, from our trust account may be subject to clawback in certain circumstances.

If we do not complete our initial business combination by April 6, 2016 (unless such date is extended by our shareholders), and instead distribute the aggregate amount then on deposit in the trust account (less up to $50,000 of the net interest earned thereon to pay dissolution expenses), pro rata to our public shareholders by way of redemption, it will be necessary for our directors to pass a board resolution approving the redemption of those ordinary shares and the payment of the proceeds to public shareholders. Such board resolutions are required to confirm that we satisfy the solvency test prescribed by the Companies Act (namely that our assets exceed our liabilities; and that we are able to pay our debts as they fall due). If, after the redemption proceeds are paid to public shareholders, it transpires that our financial position at the time was such that it did not satisfy the solvency test, the Companies Act provides a mechanism by which those proceeds could be recovered from public shareholders. However, the Companies Act also provides for circumstances where such proceeds could not be subject to clawback, namely where (a) the public shareholders received the proceeds in good faith and without knowledge of our failure to satisfy the solvency test; (b) a public shareholder altered its position in reliance of the validity of the payment of the proceeds; or (c) it would be unfair to require repayment of the proceeds in full or at all.

We are not subject to the supervision of the Financial Services Commission of the British Virgin Islands and so our shareholders are not protected by any regulatory inspections in the British Virgin Islands.

We are not an entity subject to any regulatory supervision in the British Virgin Islands by the Financial Services Commission. As a result, shareholders are not protected by any regulatory supervision or inspections by any regulatory agency in the British Virgin Islands and we are not required to observe any restrictions in respect of its conduct save as disclosed in our charter.

If we are unable to consummate our initial business combination, our public shareholders may be forced to wait up to 18 months from the closing of our IPO before redemption from our trust account.

If we are unable to consummate our initial business combination by April 6, 2016 (unless such date is extended), we will, as promptly as reasonably possible but not more than five business days thereafter, distribute the aggregate amount then on deposit in the trust account (less up to $50,000 of the net interest earned thereon to pay dissolution expenses), pro rata to our public shareholders by way of redemption and cease all operations except for the purposes of winding up of our affairs by way of a voluntary liquidation, as further described herein. Any redemption of public shareholders from the trust account shall be effected automatically by function of our charter prior to our commencing any voluntary liquidation. If we are required to liquidate prior to distributing the aggregate amount then on deposit in the trust account (less up to $50,000 of the net interest earned thereon to pay dissolution expenses) pro rata to our public shareholders, then such winding up, liquidation and distribution must comply with the applicable provisions of the Companies Act. In that case, investors may be forced to wait beyond April 6, 2016 before the redemption proceeds of our trust account become available to them, and they receive the return of their pro rata portion of the proceeds from our trust account. We have no obligation to return funds to investors prior to the date of our redemption or liquidation unless we consummate our initial business combination prior thereto and only then in cases where investors have sought to redeem their ordinary shares. Only upon our redemption or any liquidation will public shareholders be entitled to distributions if we are unable to complete our initial business combination.

In the Exchange Agreement, we agreed to seek an extension from our shareholders of the date by which we must consummate our initial business combination if we believe that the Business Combination will not occur prior to April 6, 2016, but that the parties are reasonably capable of causing the closing to occur by July 11, 2016. Although our shareholders will be entitled to redeem their public shares in connection with such extension, those who do not will not be able to redeem until the earlier of such extended date or the closing of the Business Combination.

Our independent registered public accounting firm, in their audit report related to our financial statements for the fiscal year ended March 31, 2015, expressed substantial doubt about our ability to continue as a going concern.

Due to our lack or revenue and dependence on the completion of a business combination, our independent registered public accounting firm has included an explanatory paragraph in its report on our financial statements for the fiscal year ended March 31, 2015, expressing substantial doubt as to our ability to continue as a going concern. The inclusion of a going concern explanatory paragraph in the report of our independent registered public accounting firm may make it more difficult for us to secure additional financing or enter into strategic relationships on terms acceptable to us, if at all, and may materially and adversely affect the terms of any financing that we might obtain.

If we are deemed to be insolvent, distributions, or part of them, may be delayed while the insolvency liquidator determines the extent of potential creditor claims. In these circumstances, prior payments made by the Company may be deemed “voidable transactions.”

If we do not complete our initial business combination by April 6, 2016 (unless such dated is extended), this will trigger an automatic redemption of public shareholders from the trust account pursuant to our charter.

However, if at any time we are deemed insolvent for the purposes of the Insolvency Act (i.e. (i) we fail to comply with the requirements of a statutory demand that has not been set aside under section 157 of the Insolvency Act; (ii) execution or other process issued on a judgment, decree or order of a British Virgin Islands Court in favor of a creditor of the Company is returned wholly or partly unsatisfied; or (iii) either the value of the Company’s liabilities exceeds its assets, or the Company is unable to pay its debts as they fall due), we are required to immediately enter insolvent liquidation. In these circumstances, a liquidator will be appointed who will give notice to our creditors inviting them to submit their claims for payment, by notifying known creditors (if any) who have not submitted claims and by placing a public advertisement in at least one newspaper published in the British Virgin Islands and in at least one newspaper circulating in the location where the Company has its principal place of business, and taking any other steps he considers appropriate, after which our assets would be distributed. Following the process of insolvent liquidation, the liquidator will complete its final report and accounts and will then notify the Registrar of Corporate Affairs in the British Virgin Islands (the “Registrar”). The liquidator may determine that he requires additional time to evaluate creditors’ claims (particularly if there is uncertainty over the validity or extent of the claims of any creditors). Also, a creditor or shareholder may file a petition with the British Virgin Islands Court which, if successful, may result in our liquidation being subject to the supervision of that court. Such events might delay distribution of some or all of our assets to our public shareholders. In such liquidation proceedings, the funds held in our trust account may be included in our estate and subject to the claims of third parties with priority over the claims of our shareholders. To the extent any such claims deplete the trust account we cannot assure you we will be able to return to our public shareholders the amounts otherwise payable to them.

If we are deemed insolvent, then there are also limited circumstances where prior payments made to shareholders or other parties may be deemed to be a “voidable transaction” for the purposes of the Insolvency Act. A voidable transaction would be, for these purposes, payments made as “unfair preferences” or “transactions at an undervalue.” Where a payment was a risk of being a voidable transaction, a liquidator appointed over an insolvent company could apply to the British Virgin Islands Court for an order, inter alia, for the transaction to be set aside as a voidable transaction in whole or in part.

Our initial shareholders have waived their right to participate in any liquidation distribution with respect to the initial shares. We will pay the costs of our liquidation and distribution of the trust account from our remaining assets outside of the trust account and may request the trustee to release to us up to $20,000 of the net interest earned on the trust account to pay dissolution expenses. In addition, Ms. Winnie Ng has agreed that she will be liable to us, for all claims of creditors to the extent that we fail to obtain executed waivers from such entities in order to protect the amounts held in trust, except as to any claims under our indemnity of the underwriters of our IPO against certain liabilities, including liabilities under the Securities Act. However, we cannot assure you that the liquidator will not determine that he or she requires additional time to evaluate creditors’ claims (particularly if there is uncertainty over the validity or extent of the claims of any creditors). We also cannot assure you that a creditor or shareholder will not file a petition with the British Virgin Islands Court which, if successful, may result in our liquidation being subject to the supervision of that court. Such events might delay distribution of some or all of our assets to our public shareholders.

We may qualify as a passive foreign investment company, or “PFIC,” which could result in adverse U.S. federal income tax consequences to U.S. taxpayers.

If we are determined to be a PFIC for any taxable year (or portion thereof) that is included in the holding period of a U.S. taxpayer who holds our ordinary shares, warrants or rights, the U.S. taxpayer may be subject to increased U.S. federal income tax liability and may be subject to additional reporting requirements. Our actual PFIC status will depend on whether we qualify for the PFIC start-up exception (discussed further in the section entitled “The Business Combination Proposal — Material U.S. Federal Income Tax Considerations for Shareholders Exercising Redemption Rights.”). We likely will be a PFIC unless we satisfy this start-up exception. Our actual PFIC status for any taxable year, however, will not be determinable until after the end of such taxable year. In addition, we may not provide timely financial information that would be required for U.S. taxpayers to make a potentially favorable qualified electing fund (“QEF”) election, and such election would be unavailable with respect to our rights and warrants. We urge U.S. taxpayers to consult their own tax advisors regarding the possible application of the PFIC rules.

An investor may be subject to adverse U.S. federal income tax consequences in the event the Internal Revenue Service (“IRS”) were to disagree with the U.S. federal income tax consequences described herein.

We have not sought a ruling from the IRS as to any U.S. federal income tax consequences described herein. The IRS may disagree with the descriptions of U.S. federal income tax consequences contained herein, and its determination may be upheld by a court. Any such determination could subject an investor or our company to adverse U.S. federal income tax consequences that would be different than those described herein. Accordingly, each prospective investor is urged to consult a tax advisor with respect to the specific tax consequences of the acquisition, ownership and disposition of our ordinary shares, rights and warrants, including the applicability and effect of state, local or non-U.S. tax laws, as well as U.S. federal tax laws

You may face difficulties in protecting your interests, and your ability to protect your rights through the U.S. federal courts may be limited, because we are incorporated under British Virgin Islands law.

We are a company organized under the laws of the British Virgin Islands. As a result, it may be difficult for investors to enforce judgments obtained in the United States courts against our directors or officers.

Our corporate affairs are governed by our charter, the Companies Act and the common law of the British Virgin Islands. The rights of shareholders to take action against the directors, actions by minority shareholders and the fiduciary responsibilities of our directors to us under British Virgin Islands law are governed by the Companies Act and the common law of the British Virgin Islands. The common law of the British Virgin Islands is derived from English common law, and while the decisions of the English courts are of persuasive authority, they are not binding on a court in the British Virgin Islands. The rights of our shareholders and the fiduciary responsibilities of our directors under British Virgin Islands law may not be as clearly established as they would be under statutes or judicial precedent in some jurisdictions in the United States. In particular, the British Virgin Islands has a less developed body of securities laws as compared to the United States, and some states, such as Delaware, have more fully developed and judicially interpreted bodies of corporate law. In addition, while statutory provisions do exist in British Virgin Islands law for derivative actions to be brought in certain circumstances, shareholders in BVI companies may not have standing to initiate a shareholder derivative action in a federal court of the United States. The circumstances in which any such action may be brought, and the procedures and defenses that may be available in respect to any such action, may result in the rights of shareholders of a BVI company being more limited than those of shareholders of a company organized in the United States. Accordingly, shareholders may have fewer alternatives available to them if they believe that corporate wrongdoing has occurred.

The British Virgin Islands Courts are also unlikely:

•         to recognize or enforce against us judgments of courts of the United States based on certain civil liability provisions of U.S. securities laws where that liability is in respect of penalties, taxes, fines or similar fiscal or revenue obligations of the company; and

•         to impose liabilities against us, in original actions brought in the British Virgin Islands, based on certain civil liability provisions of U.S. securities laws that are penal in nature.

There is no statutory recognition in the British Virgin Islands of judgments obtained in the United States, although the courts of the British Virgin Islands will in certain circumstances recognize such a foreign judgment and treat it as a cause of action in itself which may be sued upon as a debt at common law so that no retrial of the issues would be necessary provided that the U.S. judgment:

•         the U.S. court issuing the judgment had jurisdiction in the matter and the company either submitted to such jurisdiction or was resident or carrying on business within such jurisdiction and was duly served with process;

•         is final and for a liquidated sum;

•         the judgment given by the U.S. court was not in respect of penalties, taxes, fines or similar fiscal or revenue obligations of the company;

•         in obtaining judgment there was no fraud on the part of the person in whose favor judgment was given or on the part of the court;

•         recognition or enforcement of the judgment would not be contrary to public policy in the British Virgin Islands; and

•         the proceedings pursuant to which judgment was obtained were not contrary to natural justice.

In appropriate circumstances, a British Virgin Islands Court may give effect in the British Virgin Islands to other kinds of final foreign judgments such as declaratory orders, orders for performance of contracts and injunctions.

As a result of all of the above, public shareholders may have more difficulty in protecting their interests in the face of actions taken by management or controlling shareholders than they would as public shareholders of a U.S. company.

We are an “emerging growth company” and we cannot be certain if the reduced disclosure requirements applicable to emerging growth companies will make our securities less attractive to investors.

We are an “emerging growth company,” as defined in the JOBS Act. We will remain an “emerging growth company” for up to five years from the closing of our IPO. However, if our non-convertible debt issued within a three-year period or revenues exceeds $1 billion, or the market value of our ordinary shares that are held by non-affiliates exceeds $700 million on the last day of the second fiscal quarter of any given fiscal year, we would cease to be an emerging growth company as of the following fiscal year. As an emerging growth company, we have reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and we are exempt from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved. Also, while we are required under the Exchange Agreement to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act by December 31, 2017 (or such earlier date as required by the SEC or applicable law), as an emerging growth company, we are not required under the Sarbanes-Oxley Act to so comply.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such an election to opt out is irrevocable. We have elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, we, as an emerging growth company, will not adopt the new or revised standard until the time private companies are required to adopt the new or revised standard. This may make comparison of our financial statements with another public company which is either not an emerging growth company or is an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accountant standards used. We cannot predict if investors will find our ordinary shares less attractive because we may rely on these provisions. If some investors find our ordinary shares less attractive as a result, there may be a less active trading market for our shares and our share price may be more volatile.

Risk Factors Relating to the Redemption

Unlike many blank check companies, we do not have a specified maximum percentage redemption threshold, but we may be unable to consummate the Business Combination if there are substantial redemptions by our public shareholders.

Since we have no specified percentage threshold for redemption in our charter other than the 15% threshold, our structure is different in this respect from the structure that has been used by many blank check companies. Many blank check companies would not be able to consummate a business combination if the holders of the company’s public shares voted against a proposed business combination and elected to redeem or convert more than a specified percentage of the shares sold in such company’s initial public offering, which percentage threshold has typically been between 19.99% and 39.99%. The absence of such a redemption threshold makes it easier for us to consummate a business combination with which a substantial number of our shareholders may not agree. Each redemption of public shares by our public shareholders will decrease the amount in our trust account, which held approximately $70.0 million as of December 31, 2015.

However, we are limited by the need to have at least $5,000,001 in net tangible assets. This condition effectively requires us to generate at least $12 million in gross proceeds in the PIPE Preferred Investment if the holders of all the 6,860,063 public shares outstanding as of September 30, 2015 redeem their shares in connection with the Business Combination (if the Business Combination were consummated as of that date). As a result, we may be unable to consummate the Business Combination unless we can raise sufficient gross proceeds to maintain at least $5,000,001 in net tangible assets after redemptions.

If you or a “group” of shareholders of which you are a part are deemed to hold an aggregate of 15% or more of our ordinary shares issued in the IPO, you (or, if a member of such a group, all of the members of such group in the aggregate) will lose the ability to redeem all such shares in excess of 15% of our ordinary shares issued in the IPO.

A public shareholder, together with any of his, her or its affiliates or any other person with whom it is acting in concert or as a “group” (as defined under Section 13 of the Exchange Act), will be restricted from redeeming in the aggregate his, her or its shares or, if part of such a group, the group’s shares, in excess of 15% of the outstanding shares issued in the IPO. We refer to such shares aggregating 15% or more of the shares issued in the IPO as “Excess Shares”. In order to determine whether a shareholder is acting in concert or as a group with another shareholder, the Company will require each public shareholder seeking to exercise redemption rights to certify to the Company whether such shareholder is acting in concert or as a group with any other shareholder. Such certifications, together with other public information relating to share ownership available to the Company at that time, such as Section 13D, Section 13G and Section 16 filings under the Exchange Act, will be the sole basis on which the Company makes the above-referenced determination. A public shareholder’s inability to redeem any Excess Shares will reduce that shareholder’s influence over our ability to consummate the Business Combination. A shareholder could suffer a material loss on its investment in us if it sold Excess Shares in open market transactions. Additionally, a shareholder will not receive redemption distributions with respect to its Excess Shares if we consummate the Business Combination. As a result, any such shareholder will continue to hold that number of shares equal to its Excess Shares and, in order to dispose of such shares, would be required to sell its shares in open market transactions, potentially at a loss. Notwithstanding the foregoing, shareholders may challenge the Company’s determination as to whether a shareholder is acting in concert or as a group with another shareholder in a court of competent jurisdiction.

There is no guarantee that a shareholder’s decision whether to redeem its shares for a pro rata portion of the trust account will put the shareholder in a better future economic position.

We can give no assurance as to the price at which a shareholder may be able to sell its public shares in the future following the completion of the Business Combination or any alternative business combination. Certain events following the consummation of any business combination, including the Business Combination, may cause an increase in our share price, and may result in a lower value realized now than a shareholder of DT Asia might realize in the future had the shareholder not elected to redeem such shareholder’s shares. Similarly, if a shareholder does not redeem its shares, the shareholder will bear the risk of ownership of the public shares after the consummation of any business combination, and there can be no assurance that a shareholder can sell its shares in the future for a greater amount than the redemption price set forth in this proxy statement. A shareholder should consult the shareholder’s own tax and/or financial advisor for assistance on how this may affect his, her or its individual situation.

If our shareholders fail to comply with the redemption requirements specified in this proxy statement, they will not be entitled to redeem their ordinary shares for a pro rata portion of the funds held in our trust account.

Holders of public shares are required to affirmatively vote either for or against the Business Combination Proposal in order to exercise their rights to redeem their shares for a pro rata portion of the trust account. In addition, in order to exercise their redemption rights, they are required to submit a request in writing and deliver their shares (either physically or electronically) to our transfer agent at least two business days prior to the special meeting. Shareholders electing to redeem their shares will receive their pro rata portion of the trust account less taxes payable, calculated as of two business days prior to the anticipated consummation of the Business Combination. See the section entitled “Special Meeting of DT Asia Shareholders — Redemption Rights” for additional information on how to exercise your redemption rights.

Risks Related to Doing Business in China

PRC regulation of loans to, and direct investments in, PRC entities by offshore holding companies may delay or prevent us from making loans or additional capital contributions to our PRC operating subsidiaries and thereby prevent us from funding our business.

After the Business Combination, as an offshore holding company with PRC subsidiaries, we may transfer funds to our PRC subsidiaries by means of loans or capital contributions. Any loans to these PRC subsidiaries, which are foreign-invested enterprises, cannot exceed statutory limits based on the difference between the amount of our investments and registered capital in such subsidiaries, and shall be registered with SAFE, or its local counterparts. Furthermore, any capital increase contributions we make to our PRC subsidiaries, which are foreign-invested enterprises, shall be approved by MOFCOM, or its local counterparts. We may not be able to obtain these government registrations or approvals on a timely basis, if at all. If we fail to receive such registrations or approvals, our ability to provide loans or capital to increase contributions to our PRC subsidiaries may be negatively affected, which could adversely affect their liquidity and our ability to fund and expand their business.

A slowdown of the Chinese economy or adverse changes in economic and political policies of the PRC government could negatively impact China’s overall economic growth, which could materially adversely affect our business.

After the Business Combination, we will be a holding company and all of the combined company’s operations will be entirely conducted in the PRC. Although the PRC economy has grown in recent years, the pace of growth has slowed, and even that rate of growth may not continue. The annual rate of growth in the PRC declined from 7.7% in 2013 to 7.4% in 2014, and 6.9% in the nine months ended September 30, 2015, and the annual rate of growth in Xinjiang Province has declined from 11.0% in 2013 to 10.0% in 2014 and 8.4% in the nine months ended September 30, 2015. According to a recent State Information of China forecast, China’s economic growth rate in 2016 will slow to 6.5%, its lowest since 1990. A slowdown in overall economic growth, an economic downturn or recession or other adverse economic developments in the PRC may materially reduce the demand for the combined company’s direct lending service and may have a materially adverse effect on its business.

China’s economy differs from the economies of most other countries in many respects, including the amount of government involvement in the economy, the general level of economic development, growth rates and government control of foreign exchange and the allocation of resources. While the PRC economy has grown significantly over the past few decades, this growth has remained uneven across different periods, regions and economic sectors.

The PRC government also exercises significant control over China’s economic growth by allocating resources, controlling the payment of foreign currency-denominated obligations, setting monetary policy and providing preferential treatment to particular industries or companies. Any actions and policies adopted by the PRC government could negatively impact the Chinese economy or the economy of the region the combined company serves, which could materially adversely affect the combined company’s business.

Substantial uncertainties and restrictions with respect to the political and economic policies of the PRC government and PRC laws and regulations could have a significant impact upon the business the combined company may be able to conduct in the PRC and accordingly on the results of its operations and financial condition.

The combined company’s business operations may be adversely affected by the current and future political environment in the PRC. The Chinese government exerts substantial influence and control over the manner in which the combined company must conduct its business activities. The combined company’s ability to operate in China may be adversely affected by changes in Chinese laws and regulations. Under the current government leadership, the government of the PRC has been pursuing economic reform policies that encourage private economic activities and greater economic decentralization. However, the government of the PRC may not continue to pursue these policies, or may significantly alter these policies from time to time without notice.

There are substantial uncertainties regarding the interpretation and application of PRC laws and regulations, including, but not limited to, the laws and regulations governing the combined company’s business, or the enforcement and performance of the combined company’s arrangements with borrowers in the event of the imposition of statutory liens, death, bankruptcy or criminal proceedings. Only after 1979 did the Chinese government begin to promulgate a comprehensive system of laws that regulate economic affairs in general, deal with economic matters such as foreign investment, corporate organization and governance, commerce, taxation and trade, as well as encourage foreign investment in China. Although the influence of the law has been increasing, China has not developed a fully integrated legal system and recently enacted laws and regulations may not sufficiently cover all aspects of economic activities in China. Also, because these laws and regulations are relatively new, and because of the limited volume of published cases and their lack of force as precedents, interpretation and enforcement of these laws and regulations involve significant uncertainties. New laws and regulations that affect existing and proposed future businesses may also be applied retroactively. In addition, there have been constant changes and amendments of laws and regulations over the past 30 years in order to keep up with the rapidly changing society and economy in China. Because government agencies and courts provide interpretations of laws and regulations and decide contractual disputes and issues, their inexperience in adjudicating new business and new polices or regulations in certain less developed areas causes uncertainty and may affect the combined company’s business. Consequently, neither we nor China Lending Group can predict the future direction of Chinese legislative activities with respect to either businesses with foreign investment or the effectiveness on enforcement of laws and regulations in China. The uncertainties, including new laws and regulations and changes of existing laws, as well as judicial interpretation by inexperienced officials in the agencies and courts in certain areas, may cause possible problems to foreign investors.

The Lending Companies’ direct lending business is subject to extensive regulation and supervision by state, provincial and local government authorities, which may interfere with the way the combined company conducts its business and may negatively impact its financial results.

The Lending Companies are subject to extensive and complex state, provincial and local laws, rules and regulations with regard to their loan operations, capital structure, maximum interest rates, allowance for loan losses, among other things, as set out in “Business - Applicable Government Regulations.” These laws, rules and regulations are issued by different central government ministries and departments, provincial and local governments and are enforced by different local authorities in Xinjiang Province and the city of Urumqi. In addition, it is not clear whether direct lending companies are subject to certain banking regulations the state-owned and commercial banks are subject to. Therefore the interpretation and implementation of such laws, rules and regulations may not be clear and occasionally the Lending Companies have to depend on oral inquiries with local government authorities. As a result of the complexity, uncertainties and constant changes in these laws, rules and regulation, including changes in interpretation and implementation of such, the Lending Companies’ business activities and growth may be adversely affected if they do not respond to the changes in a timely manner or are found to be in violation of the applicable laws, regulations and policies as a result of a different position from theirs taken by the competent authority in the interpretation of such applicable laws, regulations and policies. If the Lending Companies are found to be not in compliance with these laws and regulations, they may be subject to sanctions by regulatory authorities, monetary penalties and/or reputation damage, which could have a material adverse effect on the combined company’s business operations and profitability.

You may experience difficulties in effecting service of legal process, enforcing foreign judgments or bringing original actions against us or our management, in China, based upon United States laws, including the U.S. federal securities laws, or other foreign laws.

We are a company organized under the laws of the British Virgin Islands. After the Business Combination, substantially all of our operations will be conducted in China, and substantially all of our assets will be located in China. With the exception of our current Chief Financial Officer, all of our current and proposed directors and officers reside in China, and substantially all of the assets of those persons are located outside of the United States. As a result, King & Wood Mallesons, our counsel as to PRC law, has advised us that it may be difficult for a shareholder to effect service of process within the United States upon these persons, or to enforce judgments against us which are obtained in United States courts, including judgments predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States.

King & Wood Mallesons has further advised us that the recognition and enforcement of foreign judgments are provided for under the PRC Civil Procedures Law. PRC courts may recognize and enforce foreign judgments in accordance with the requirements of the PRC Civil Procedures Law based either on treaties between China and the country where the judgment is made or on principles of reciprocity between jurisdictions. China does not have any treaties or other form of reciprocity with the United States providing for the reciprocal recognition and enforcement of foreign judgments. In addition, according to the PRC Civil Procedures Law, courts in the PRC will not enforce a foreign judgment against us or our directors or officers if they decide that the judgment violates the basic principles of PRC laws, national sovereignty, security or public interest. As a result, it is uncertain whether and on what basis a PRC court would enforce a judgment rendered by a court in the United States.

King & Wood Mallesons has also advised us that in the event shareholders originate an action against a company without domicile in China for disputes related to contracts or other property interests, the PRC courts may accept a cause of action if (a) the disputed contract is concluded or performed in the PRC or the disputed subject matter is located in the PRC, (b) the company (as defendant) has properties that can be seized within the PRC, (c) the company has a representative organization within the PRC, or (d) the parties chose to submit to the jurisdiction of the PRC courts in the contract on the condition that such submission does not violate the requirements of jurisdiction under the PRC Civil Procedures Law. The action may be initiated by the shareholder by filing a complaint with the PRC courts. The PRC courts would determine whether to accept the complaint in accordance with the PRC Civil Procedures Law. The shareholder may participate in the action by itself or entrust any other person or PRC legal counsel to participate on behalf of such shareholder. Foreign citizens and companies will have the same rights as PRC citizens and companies in such an action unless such foreign country restricts the rights of PRC citizens and companies.

After the Business Combination, XWFOE’s and Consulting’s ability to pay dividends to us may be restricted due to foreign exchange control and other regulations of China.

After the Business Combination, as an offshore holding company, we will rely principally on dividends from our subsidiaries in China, XWFOE and Consulting, for our cash requirements. Under the applicable PRC laws and regulations, foreign-invested enterprises in China may pay dividends only out of their accumulated profits, if any, determined in accordance with PRC accounting standards and regulations. In addition, a foreign-invested enterprise in China is required to set aside a portion of its after-tax profit to fund specific reserve funds prior to payment of dividends. In particular, at least 10% of its after-tax profits based on PRC accounting standards each year is required to be set aside towards its general reserves until the accumulative amount of such reserves reach 50% of its registered capital. These reserves are not distributable as cash dividends.

Furthermore, XWFOE’s and Consulting’s ability to pay dividends may be restricted due to foreign exchange control policies and the availability of its cash balance. Substantially all of the Operating Companies’ operations are conducted in China and all of the revenue we recognize, through XWFOE (from its direct lending operations and through the VIE arrangements with Feng Hui) and through Consulting, will be denominated in RMB. RMB is subject to exchange control regulation in China, and, as a result, XWFOE and Consulting may be unable to distribute any dividends outside of China due to PRC exchange control regulations that restrict our ability to convert RMB into U.S. dollars.

The lack of dividends or other payments from XWFOE and Consulting may limit our ability to make investments or acquisitions that could be beneficial to our business, pay dividends or otherwise fund, and conduct our business. Our funds may not be readily available to us to satisfy obligations which have been incurred outside the PRC, which could adversely affect our business and prospects or our ability to meet our cash obligations. Accordingly, if we do not receive dividends from XWFOE or Consulting, our liquidity and financial condition will be materially and adversely affected.

Dividends payable to our foreign investors and gains on the sale of our ordinary shares by our foreign investors may become subject to tax by the PRC.

Under the Enterprise Income Tax Law and its implementation regulations issued by the State Council of the PRC, a 10% PRC withholding tax is applicable to dividends payable to investors that are non-resident enterprises, which do not have an establishment or place of business in the PRC or which have such establishment or place of business but the dividends are not effectively connected with such establishment or place of business, to the extent such dividends are derived from sources within the PRC. Similarly, any gain realized on the transfer of shares by such investors is also subject to PRC tax at a current rate of 10%, subject to any reduction or exemption set forth in relevant tax treaties, if such gain is regarded as income derived from sources within the PRC. If we are deemed a PRC resident enterprise, dividends paid on our shares, and any gain realized from the transfer of our shares, would be treated as income derived from sources within the PRC and would as a result be subject to PRC taxation. Furthermore, if we are deemed a PRC resident enterprise, dividends payable to individual investors who are non-PRC residents and any gain realized on the transfer shares by such investors may be subject to PRC tax at a current rate of 20%, subject to any reduction or exemption set forth in applicable tax treaties. It is unclear whether we or any of our subsidiaries established outside of China are considered a PRC resident enterprise, holders of shares would be able to claim the benefit of income tax treaties or agreements entered into between China and other countries or areas. If dividends payable to our non-PRC investors, or gains from the transfer of our shares by such investors are subject to PRC tax, the value of your investment in our shares may decline significantly.

Our global income may be subject to PRC taxes under the PRC Enterprise Income Tax Law, which could have a material adverse effect on our results of operations.

Under the PRC Enterprise Income Tax Law, or the New EIT Law, and its implementation rules, which became effective in January 2008, an enterprise established outside of the PRC with a “de facto management body” located within the PRC is considered a PRC resident enterprise and will be subject to the enterprise income tax at the rate of 25% on its global income. The implementation rules define the term “de facto management bodies” as “establishments that carry out substantial and overall management and control over the manufacturing and business operations, personnel and human resources, finance and treasury, and acquisition and disposition of properties and other assets of an enterprise.” On April 22, 2009, the State Administration of Taxation (the “SAT”), issued a circular, or SAT Circular 82, which provides certain specific criteria for determining whether the “de facto management body” of a PRC-controlled enterprise that is incorporated offshore is located in China. Although the SAT Circular 82 only applies to offshore enterprises controlled by PRC enterprises or PRC enterprise groups, not those controlled by PRC individuals or foreigners, the determining criteria set forth in the SAT Circular 82 may reflect the SAT’s general position on how the “de facto management body” text should be applied in determining the resident status of all offshore enterprises for the purpose of PRC tax, regardless of whether they are controlled by PRC enterprises or individuals. Although we do not believe that our legal entities organized outside of the PRC constitute PRC resident enterprises, it is possible that the PRC tax authorities could reach a different conclusion. In such case, we may be considered a PRC resident enterprise and may therefore be subject to the 25% enterprise income tax on our global income, which could significantly increase our tax burden and materially and adversely affect our cash flow and profitability. In addition to the uncertainty regarding how the new PRC resident enterprise classification for tax purposes may apply, it is also possible that the rules may change in the future, possibly with retroactive effect.

We and our shareholders face uncertainties with respect to indirect transfers of equity interests in PRC resident enterprises by their non-PRC holding companies.

On February 3, 2015, the State Administration of Taxation issued an Announcement on Several Issues Concerning Enterprise Income Tax on Income Arising from Indirect Transfers of Property by Non-PRC Resident Enterprises, or Announcement 7, with the same effective date. Under Announcement 7, an “indirect transfer” refers to a transaction where a non-resident enterprise transfers its equity interest and other similar interest in an offshore holding company, which directly or indirectly holds Chinese taxable assets (the assets of an “establishment or place” situated in China; real property situated in China and equity interest in Chinese resident enterprises) and any indirect transfer without reasonable commercial purposes are subject to the PRC taxation. In addition, Announcement 7 specifies the conditions under which an indirect transfer is deemed to lack a reasonable commercial purpose which include: (1) 75% or more of the value of the offshore holding company’s equity is derived from Chinese taxable assets, (2) anytime in the year prior to the occurrence of the indirect transfer of Chinese taxable assets, 90% or more of the total assets (excluding cash) of the offshore holding company are direct or indirect investment in China, or 90% or more of the revenue of the offshore holding company was sourced from China; (3) the functions performed and risks assumed by the offshore holding company(ies), although incorporated in an offshore jurisdiction to conform to the corporate law requirements there, are insufficient to substantiate their corporate existence and (4) the foreign income tax payable in respect of the indirect transfer is lower than the Chinese tax which would otherwise be payable in respect of the direct transfer if such transfer were treated as a direct transfer. As a result, gains derived from such indirect transfer will be subject to PRC enterprise income tax, currently at a rate of 10%.

Announcement 7 grants a safe harbor under certain qualifying circumstances, including transfers in the public securities market and certain intragroup restricting transactions, however, there is uncertainty as to the implementation of Announcement 7. For example, Announcement 7 requires the buyer to withhold the applicable taxes without specifying how to obtain the information necessary to calculate taxes and when the applicable tax shall be submitted. Announcement 7 may be determined by the tax authorities to be applicable to our offshore restructuring transactions or sale of the shares of our offshore subsidiaries where non-resident enterprises, being the transferors, were involved. Though Announcement 7 does not impose a mandatory obligation of filing the report of taxable events, the transferring party shall be subject to PRC withholding tax if the certain tax filing conditions are met. Non-filing may result in an administrative penalty varying from 50% to 300% of unpaid taxes. As a result, we and our non-resident enterprises in such transactions may become at risk of being subject to taxation under Announcement 7, and may be required to expend valuable resources to comply with Announcement 7 or to establish that we and our non-resident enterprises should not be taxed under Announcement 7, for any restructuring or disposal of shares of our offshore subsidiaries, which may have a material adverse effect on our financial condition and results of operations.

Restrictions on currency exchange may limit our ability to utilize our revenue effectively.

Substantially all of our revenue is denominated in Renminbi. The Renminbi is currently convertible under the “current account,” which includes dividends, trade and service-related foreign exchange transactions, but not under the “capital account,” which includes foreign direct investment and loans. Currently, our PRC subsidiaries, which are wholly-foreign owned enterprises, may purchase foreign currency for settlement of “current account transactions,” including payment of dividends to us, without the approval of SAFE by complying with certain procedural requirements. However, the relevant PRC governmental authorities may limit or eliminate our ability to purchase foreign currencies in the future for current account transactions. Since a significant amount of our future revenue will be denominated in Renminbi, any existing and future restrictions on currency exchange may limit our ability to utilize revenue generated in Renminbi to fund our business activities outside of the PRC or pay dividends in foreign currencies to our shareholders. Foreign exchange transactions under the capital account remain subject to limitations and require approvals from, or registration with, SAFE or banks and other relevant PRC governmental authorities. This could affect our ability to obtain foreign currency through debt or equity financing for our subsidiaries and Feng Hui.

Fluctuations in the foreign currency exchange rate between U.S. Dollars and Renminbi could adversely affect our financial condition.

The value of the RMB against the U.S. dollar and other currencies may fluctuate. Exchange rates are affected by, among other things, changes in political and economic conditions and the foreign exchange policy adopted by the PRC government. On July 21, 2005, the PRC government changed its policy of pegging the value of the RMB to the U.S. dollar. Under this policy, the RMB is permitted to fluctuate within a narrow and managed band against a basket of foreign currencies. Following the removal of the U.S. dollar peg, the RMB appreciated more than 20% against the U.S. dollar over three years. From July 2008 until June 2010, however, the RMB traded stably within a narrow range against the U.S. dollar. On June 20, 2010, the PBOC announced that the PRC government would reform the RMB exchange rate regime and increase the flexibility of the exchange rate. Since June 2010, the RMB has appreciated more than 10% against the U.S. dollar. In April 2012, the PRC government announced it would allow greater RMB exchange rate fluctuation. On August 11, 12 and 13, 2015, the PRC government successively set the central parity rate for the RMB more than 3% lower in the aggregate than that of August 10, 2015 and announced that it will begin taking into account previous day’s trading in setting the central parity rate. In 2015, the yuan experienced a 4.88% drop in value, and on January 4, 2016 the PRC government set the U.S. dollar-Chinese yuan currency pair to a reference rate of 6.5%, the lowest rate in 4.5 years. However, it is difficult to predict how market forces or PRC or U.S. government policy may impact the exchange rate between the RMB and the U.S. dollar in the future. As significant international pressure remains on the PRC government to adopt a more flexible currency policy, greater fluctuation of the RMB against the U.S. dollar could result.

Our revenues and costs are mostly denominated in the RMB, and a significant portion of our financial assets are also denominated in the RMB. Any significant fluctuations in the exchange rate between the RMB and the U.S. dollar may materially adversely affect our cash flows, revenues, earnings and financial position, and the amount of and any dividends we may pay on our shares in U.S. dollars. Fluctuations in the exchange rate between the RMB and the U.S. dollar could also result in foreign currency translation losses for financial reporting purposes. Additionally, the adjusted net income targets for purposes of determining the earnout payments pursuant to the Exchange Agreement are based on the U.S. dollar-RMB exchange rate as of June 30, 2015, so any continued depreciating in the Chinese currency will make it easier for these targets to be met and the Escrow Shares to be released as earnout payments.

If any dividend is declared in the future and paid in a foreign currency, you may be taxed on a larger amount in U.S. dollars than the U.S. dollar amount that you will actually ultimately receive.

If you are a U.S. holder of our ordinary shares, you will be taxed on the U.S. dollar value of your dividends, if any, at the time you receive them, even if you actually receive a smaller amount of U.S. dollars when the payment is in fact converted into U.S. dollars. Specifically, if a dividend is declared and paid in a foreign currency such as the RMB, the amount of the dividend distribution that you must include in your income as a U.S. holder will be the U.S. dollar value of the payments made in the foreign currency, determined at the spot rate of the foreign currency to the U.S. dollar on the date the dividend distribution is includible in your income, regardless of whether the payment is in fact converted into U.S. dollars. Thus, if the value of the foreign currency decreases before you actually convert the currency into U.S. dollars, you will be taxed on a larger amount in U.S. dollars than the U.S. dollar amount that you will actually ultimately receive.

Future inflation in China may inhibit economic activity and adversely affect the combined company’s operations.

The Chinese economy has experienced periods of rapid expansion in recent years which can lead to high rates of inflation or deflation. This has caused the PRC government to, from time to time, enact various corrective measures designed to restrict the availability of credit or regulate growth and contain inflation. High inflation may in the future cause the PRC government to once again impose controls on credit and/or prices, or to take other action, which could inhibit economic activity in China. Any action on the part of the PRC government that seeks to control credit and/or prices may adversely affect the combined company’s business operations.

PRC laws and regulations have established more complex procedures for certain acquisitions of Chinese companies by foreign investors, which could make it more difficult for the combined company to pursue growth through acquisitions in China.

Further to the Regulations on Mergers and Acquisitions of Domestic Enterprises by Foreign Investors, or the New M&A Rules, the Anti-monopoly Law of the PRC, the Rules of Ministry of Commerce on Implementation of Security Review System of Mergers and Acquisitions of Domestic Enterprises by Foreign Investors promulgated by MOFCOM or the MOFCOM Security Review Rules, was issued in August 2011, which established additional procedures and requirements that are expected to make merger and acquisition activities in China by foreign investors more time-consuming and complex, including requirements in some instances that MOFCOM be notified in advance of any change of control transaction in which a foreign investor takes control of a PRC enterprise, or that the approval from MOFCOM be obtained in circumstances where overseas companies established or controlled by PRC enterprises or residents acquire affiliated domestic companies. PRC laws and regulations also require certain merger and acquisition transactions to be subject to merger control review and or security review.

The MOFCOM Security Review Rules, effective from September 1, 2011, which implement the Notice of the General Office of the State Council on Establishing the Security Review System for Mergers and Acquisitions of Domestic Enterprises by Foreign Investors promulgated on February 3, 2011, further provide that, when deciding whether a specific merger or acquisition of a domestic enterprise by foreign investors is subject to the security review by MOFCOM, the principle of substance over form should be applied and foreign investors are prohibited from bypassing the security review requirement by structuring transactions through proxies, trusts, indirect investments, leases, loans, control through agreements control or offshore transactions.

Further, if the business of any target company that the combined company seek to acquire falls into the scope of security review, the combined company may not be able to successfully acquire such company either by equity or asset acquisition, capital contribution or through any VIE Agreement. The combined company may grow its business in part by acquiring other companies operating in its industry. Complying with the requirements of the relevant regulations to complete such transactions could be time consuming, and any required approval processes, including approval from MOFCOM, may delay or inhibit its ability to complete such transactions, which could affect its ability to maintain or expand its market share.

In addition, SAFE promulgated the Circular on the Settlement of Foreign Currency Capital of Foreign-invested Enterprises, or Circular 19, on June 1, 2015. Under Circular 19, registered capital of a foreign-invested company settled in RMB converted from foreign currencies may only be used within the business scope approved by the applicable governmental authority and the equity investments in the PRC made by the foreign-invested company shall be subject to the relevant laws and regulations about the foreign-invested company’s reinvestment in the PRC. In addition, foreign-invested companies cannot use such capital to make the investments on securities, and cannot use such capital to issue the entrusted RMB loans (except approved in its business scope), repay the RMB loans between the enterprises and the ones which have been transferred to the third party. Circular 19 may significantly limit our ability to effectively use the proceeds from future financing activities as the Chinese subsidiaries may not convert the funds received from us in foreign currencies into RMB, which may adversely affect their liquidity and our ability to fund and expand our business in the PRC.

Failure to comply with the United States Foreign Corrupt Practices Act and Chinese anti-corruption laws could subject us to penalties and other adverse consequences.

As our shares are listed on Nasdaq, we are subject to the United States Foreign Corrupt Practices Act, which generally prohibits United States companies from engaging in bribery or other prohibited payments to foreign officials for the purpose of obtaining or retaining business. Non-U.S. companies, including some that may compete with us, may not be subject to these prohibitions. In addition, in 2012, the central government of the PRC commenced a far-reaching campaign against corruption. That ongoing campaign involves aggressive enforcement of existing Chinese anti-corruption laws. Corruption, extortion, bribery, pay-offs, theft and other fraudulent practices may occur from time-to-time in the PRC. Our employees or other agents may engage in such conduct for which we might be held responsible. If our employees or other agents are found to have engaged in such practices, we could suffer severe penalties and other consequences that may have a material adverse effect on our business, financial condition and results of operations.

SEC administrative proceedings against the China affiliates of multi-national accounting firms, and/or any related adverse regulatory development in the PRC, may result in our financial statements being determined to not be in compliance with the requirements of the Exchange Act of 1934, as amended, or the Exchange Act.

In December 2012, the SEC brought administrative proceedings against five major accounting firms in China alleging that they had refused to produce audit work papers and other documents related to certain other China-based companies under investigation by the SEC. On January 22, 2014, an initial administrative law decision was issued, censuring these accounting firms and suspending four of these firms from practicing before the SEC for a period of six months. The decision is neither final nor legally effective unless and until reviewed and approved by the SEC. On February 12, 2014, four of these PRC-based accounting firms appealed to the SEC against this decision. In February 2015, each of the four PRC-based accounting firms agreed to a censure and to pay a fine to the SEC to settle the dispute and avoid suspension of their ability to practice before the SEC. The settlement requires the firms to follow detailed procedures to seek to provide the SEC with access to Chinese firms’ audit documents via the Chinese Securities Regulatory Commission. If the firms do not follow these procedures, the SEC could restart the administrative proceedings.

In the event that the SEC restarts the administrative proceedings or initiates new proceedings against other firms, depending upon the final outcome, listed companies in the United States with major PRC operations may find it difficult or impossible to retain auditors in respect of their operations in the PRC, which could result in financial statements being determined to not be in compliance with the requirements of the Exchange Act, including possible delisting. Moreover, any negative news about the proceedings against these audit firms may cause investor uncertainty regarding China-based, United States-listed companies and the market price of our shares may be adversely affected.

If our independent registered public accounting firm was denied, even temporarily, the ability to practice before the SEC and we were unable to timely find another registered public accounting firm to audit and issue an opinion on our financial statements, our financial statements could be determined not to be in compliance with the requirements of the Exchange Act. Such a determination could ultimately lead to our delisting from NASDAQ or deregistration from the SEC, or both, which would substantially reduce or effectively terminate the trading of our shares in the United States.

If our management following our initial business combination is unfamiliar with United States securities laws, they may have to expend time and resources becoming familiar with such laws, which could lead to various regulatory issues.

Following our initial business combination, our management will likely resign from their positions as officers or directors of the company and the management of the target business at the time of the business combination will remain in place. Management of the target business may not be familiar with United States securities laws. If new management is unfamiliar with these laws, they may have to expend time and resources becoming familiar with such laws. This could be expensive and time-consuming and could lead to various regulatory issues, which may adversely affect our operations.

If we become directly subject to the recent scrutiny, criticism and negative publicity involving U.S.-listed Chinese companies, we may have to expend significant resources to investigate and resolve the matter which could harm our business operations and our reputation and could result in a loss of your investment in our shares, especially if such matter cannot be addressed and resolved favorably.

U.S. public companies that have substantially all of their operations in China have been the subject of intense scrutiny, criticism and negative publicity by investors, financial commentators and regulatory agencies, such as the SEC. Much of the scrutiny, criticism and negative publicity has centered around financial and accounting irregularities, a lack of effective internal controls over financial accounting, inadequate corporate governance policies or a lack of adherence thereto and, in many cases, allegations of fraud. As a result of the scrutiny, criticism and negative publicity, the publicly traded stock of many U.S. listed Chinese companies has sharply decreased in value and, in some cases, has become virtually worthless. Many of these companies are now subject to shareholder lawsuits and SEC enforcement actions and are conducting internal and external investigations into the allegations. It is not clear what effect this sector-wide scrutiny, criticism and negative publicity will have on our company and our business. If we become the subject of any unfavorable allegations, whether such allegations are proven to be true or untrue, we will have to expend significant resources to investigate such allegations and/or defend the Company. This situation may be a major distraction to our management. If such allegations are not proven to be groundless, our company and business operations will be severely hampered and your investment in our stock could be rendered worthless.

The disclosures in our reports and other filings with the SEC and our other public pronouncements are not subject to the scrutiny of any regulatory bodies in the PRC.

Our reports and other filings with the SEC are subject to SEC review in accordance with the rules and regulations promulgated by the SEC under the Securities Act and the Exchange Act. Our SEC filings and other disclosure and public pronouncements are not subject to the review or scrutiny of any PRC regulatory authority. For example, the disclosure in our SEC reports and other filings are not subject to the review by CSRC, a PRC regulator that is tasked with oversight of the capital markets in China. Accordingly, you should review our SEC reports, filings and our other public pronouncements with the understanding that no local regulator has done any review of our company, our SEC reports, other filings or any of our other public pronouncements.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The following unaudited pro forma condensed combined financial statements give effect to the Business Combination under the acquisition method of accounting in accordance with Financial Accounting Standards Board (FASB) Accounting Standard Codification (“ASC”) Topic 805, Business Combinations (“ASC 805”). The Business Combination will be accounted for as a “reverse acquisition” since, immediately following completion of the transaction (assuming the automatic conversion of 7,212,316 rights of DT Asia into approximately 721,231 ordinary shares at the closing of the Business Combination, (ii) the issuance of 8 million Escrow Shares, subject to forfeiture, and (iii) conversion of any Series A Preferred Stock issuable in the PIPE Preferred Investment into a contemplated 1 million ordinary shares, but excluding the effect of any outstanding DT Asia warrants and options), the shareholders of BVICo immediately prior to the Business Combination will have effective control of China Lending Corporation, the post-combination company, through its 65.0% ownership interest in the combined entity, assuming no share redemptions (83.7% in the event of maximum share redemptions) and its designation of all of the senior executive positions. For accounting purposes, BVICo will be deemed to be the accounting acquirer in the transaction and, consequently, the transaction will be treated as a recapitalization of BVICo (i.e., a capital transaction involving the issuance of shares by DT Asia for the shares of BVICo).

The following unaudited pro forma condensed combined balance sheet as of September 30, 2015, due to different fiscal period ends, combines the unaudited historical consolidated balance sheet of China Lending Group as of June 30, 2015 with the unaudited historical balance sheet of DT Asia as of September 30, 2015, giving effect to the Business Combination and the transactions contemplated thereto as if they had been consummated as of September 30, 2015.

The following unaudited pro forma condensed combined statement of operations for the six months ended September 30, 2015, due to different fiscal period ends, combines the unaudited historical consolidated statement of income and comprehensive income of China Lending Group for the six months ended June 30, 2015 with the unaudited historical statement of operations of DT Asia for the six months ended September 30, 2015 giving effect to the Business Combination and the transactions contemplated thereto as if they had been consummated as of January 1, 2014.

The following unaudited pro forma condensed combined statement of operations for the year ended March 31, 2015, due to different fiscal period ends, combines the audited historical consolidated statement of income and comprehensive income of China Lending Group for year ended December 31, 2014 with the audited historical statement of operations of DT Asia for the period from April 8, 2014 (inception) to March 31, 2015, giving effect to the Business Combination and the transactions contemplated therewith as if they had been consummated as of January 1, 2014.

The historical financial information has been adjusted to give effect to pro forma events that are related and/or directly attributable to the Business Combination, are factually supportable and are expected to have a continuing impact on the combined results. The adjustments presented on the unaudited pro forma condensed combined financial statements have been identified and presented to provide relevant information necessary for an accurate understanding of the combined company upon consummation of the Business Combination.

The historical financial statements of China Lending Group and DT Asia have been prepared in accordance with accounting principles generally accepted in the United States of America (“US GAAP”) and presented in US Dollars. The unaudited pro forma condensed combined financial statements included herein are prepared under US GAAP and presented in US Dollars. Following the consummation of the Business Combination, the combined entity intends to prepare its consolidated financial statements under US GAAP and present such consolidated financial statements in US Dollars.

The historical financial information of China Lending Group was derived from the unaudited financial statements of Urumqi Feng Hui Direct Lending Limited (“Feng Hui”) for the six months ended June 30, 2015 and audited financial statements of Feng Hui for the year ended December 31, 2014 included elsewhere in this proxy statement. The pro forma condensed financial statements excluded Adrie and its subsidiaries because there were no business transactions for these entities besides minimal capital for these periods and as of June 30, 2015. The historical financial information of DT Asia was derived from the unaudited financial statements of DT Asia for the six months ended September 30, 2015 and the audited financial statements of DT Asia for the period from April 8, 2014 (inception) to March 31, 2015 included elsewhere in this Proxy. This information should be read together with

Feng Hui’s and DT Asia’s audited and unaudited financial statements and related notes, “China Lending Group’s Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Other Information Related to DT Asia — DT Asia’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” and other financial information included elsewhere in this proxy statement.

The unaudited pro forma condensed combined financial information is for illustrative purposes only. The financial results may have been different had the companies always been combined. You should not rely on the unaudited pro forma condensed combined financial information as being indicative of the historical results that would have been achieved had the companies always been combined or the future results that the combined company will experience. China Lending Group and DT Asia have not had any historical relationship prior to the Business Combination. Accordingly, no pro forma adjustments were required to eliminate activities between the companies.

China Lending Corporation
(formerly DT Asia Investments Limited)
Pro Forma Condensed Combined Balance Sheet
As of September 30, 2015
(Unaudited)

	Note A	Note B	Scenario (1)			Scenario (2)
			Pro Forma Adjustments Assuming No Redemption			Pro Forma Adjustments Assuming Maximum Redemption
	DT Asia Investment Limited Historical Unaudited	Consolidated China Lending Group Historical Unaudited	Adjustment	Note 2	Pro Forma Balance Sheet As Adjusted (assuming no redemption)	Adjustment	Note 2	Pro Forma Balance Sheet As Adjusted (assuming maximum redemption)
ASSETS
Cash and cash equivalents	$55,093	$501,719	$70,009,126	1	$78,365,938	$(69,972,643)	10	$8,393,295
			(100,000)	2
			(3,800,000)	8
			11,700,000	9
Loans receivable, net of allowance for loan losses $1,840,468	—	141,281,749	—		141,281,749	—		141,281,749
Interest and fee receivable	—	726,663	—		726,663	—		726,663
Equity investment, at cost	—	4,092,457	—		4,092,457	—		4,092,457
Property and equipment, net	—	134,627	—		134,627	—		134,627
Deferred tax assets	—	82,892	—		82,892	—		82,892
Other assets	87,951	357,456	—		445,407	—		445,407
Cash and cash equivalents held in trust account	70,009,126	—	(70,009,126)	1	—	—		—
Total Assets	$70,152,170	$147,177,563	$7,800,000		$225,129,733	$(69,972,643)		$155,157,090

LIABILITIES AND INVESTORS’ EQUITY
Liabilities
Short-term bank loans	$—	$1,636,983	$—		$1,636,983	$—		$1,636,983
Other loans	—	8,184,914	—		8,184,914	—		8,184,914
Secured loan	—	26,208,093	—		26,208,093	—		26,208,093
Dividends payable	—	—	—		—	—		—
Taxes payable	—	1,159,161	—		1,159,161	—		1,159,161
Deferred tax liabilities	—	—	—		—	—		—
Other current liabilities	61,643	454,678	—		516,321	—		516,321
Convertible promissory note	300,000	—	(30,990)	12	—	—		—
			(300,000)	13
			30,990	13
Deferred legal fees	100,000	—	(100,000)	2	—	—		—
Total Liabilities	461,643	37,643,829	(400,000)		37,705,472	—		37,705,472

Commitments and Contingencies
Ordinary Shares, no par value; subject to possible redemption; 6,369,525 (at redemption value of $10.20 per share) at September 30, 2015	64,690,522	—	(64,690,522)	3	—	—		—

Convertible Redeemable Preferred Shares
Preferred Shares, no par value, unlimited shares			12,000,000	9
authorized			(300,000)	9
			(12,000,000)	14
	—	—	300,000	14	—	—		—

Shareholders’ Equity
Ordinary Shares, no par value; unlimited shares authorized	—	—	—	4,5,7	—	—		—
Paid-in capital	—	94,188,868	(94,188,868)	4	—	—		—
Additional Paid-in capital	5,715,003	—	64,690,522	3	172,079,395	(69,972,643)	10	102,106,752
			94,188,868	4,5,7
			(714,998)	6
			(3,800,000)	8
			300,000	12,13
			11,700,000	14
Statutory reserves	—	3,243,069	—		3,243,069	—		3,243,069
Accumulated deficit	(714,998)	—	714,998	6	—	—		—
Retained earnings	—	7,835,404	—		7,835,404	—		7,835,404
Accumulated other comprehensive income	—	4,266,393	—		4,266,393	—		4,266,393
Total Common Shareholders’ Equity	5,000,005	109,533,734	72,890,522		187,424,261	(69,972,643)		117,451,618

Total Liabilities and Shareholders’ Equity	$70,152,170	$147,177,563	$7,800,000		$225,129,733	$(69,972,643)		$155,157,090

Ordinary Shares outstanding (including escrow shares) as of September 30, 2015	8,927,331		21,822,831	4, 5, 7	30,750,162	(6,860,063)	10	23,890,099
____________

(A)     Derived from the unaudited balance sheet of DT Asia as of September 30, 2015.

(B)     Derived from the unaudited balance sheet of Urumqi Feng Hui Direct Lending Limited as of June 30, 2015

See notes to unaudited pro forma condensed combined financial statements

China Lending Corporation
(formerly DT Asia Investments Limited)
Unaudited Pro Forma Condensed Statement of Operations
For the Six Months Ended September 30, 2015

	Note A	Note B	Scenario (1)			Scenario (2)
			Pro Forma Adjustments Assuming No Redemption			Pro Forma Adjustments Assuming Maximum Redemption
	DT Asia Investment Limited Historical Unaudited	Consolidated China Lending Group Historical Unaudited	Adjustment	Note 2	Pro Forma Statement of Operations As Adjusted (assuming no redemption)	Adjustment	Note 2	Pro Forma Statement of Operations As Adjusted (assuming maximum redemption)
Interest income
Interests and fees on loans		$12,999,166			$12,999,166	$—		$12,999,166
Interests and fees on loans from related parties		766,424			766,424	—		766,424
Interests on deposits with banks	24,684	1,816	(24,684)	11	1,816	—		1,816
Total interest and fee income	24,684	13,767,406	(24,684)		13,767,406	—		13,767,406

Interest expense
Interest expenses on short-term bank loans		(225,822)			(225,822)			(225,822)
Interest expenses and fees on secured loan		(1,107,509)			(1,107,509)			(1,107,509)
Interest expenses on other loans		(283,624)			(283,624)			(283,624)
Total interest expense	—	(1,616,955)	—		(1,616,955)	—		(1,616,955)

Provision for loan losses		(501,888)			(501,888)			(501,888)

Net Interest Income	24,684	11,648,563	(24,684)		11,648,563	—		11,648,563

Non-interest income	—	13,393	—		13,393	—		13,393

Non-interest expense
Salaries and employee surcharge		(300,987)			(300,987)			(300,987)
Business taxes and surcharge		(770,968)			(770,968)			(770,968)
General and administrative expenses	(492,825)		110,000	11	(382,825)			(382,825)
Other operating expenses		(1,519,105)	329,126	11	(1,189,979)			(1,189,979)
Total non-interest expense	(492,825)	(2,591,060)	439,126		(2,644,759)	—		(2,644,759)

Income Before Taxes	(468,141)	9,070,896	414,442		9,017,197	—		9,017,197
Income tax expense		(1,507,805)			(1,507,805)			(1,507,805)

Net Income	(468,141)	7,563,091	414,442		7,509,392	—		7,509,392

Other comprehensive income
Foreign currency translation adjustments		638,171			638,171			638,171
Comprehensive Income	$(468,141)	$8,201,262	$414,442		$8,147,563	$—		$8,147,563

Undistributed earnings (loss)	$(468,141)	$7,563,091	$414,442		$7,509,392	$—		$7,509,392

Weighted average ordinary shares outstanding: (Note 3)
Basic	8,927,331		13,822,831		22,750,162	(6,860,063)		15,890,099
Diluted	8,927,331		13,822,831		22,750,162	(6,860,063)		15,890,099

Undistributed Earnings (loss) per share – Basic
Series A Convertible Preferred Shares	—				—			—
Basic earnings per share	$(0.05)				$0.33			$0.47

Diluted earnings per share	$(0.05)				$0.33			$0.47

____________

(A)     Derived from the unaudited historical condensed statements of operations of DT Asia for the six months ended September 30, 2015.

(B)     Derived from the unaudited historical consolidated statements of income and comprehensive income of Urumqi Feng Hui Direct Lending Limited for the six months ended June 30, 2015

See notes to unaudited pro forma condensed combined financial statements

China Lending Corporation
(formerly DT Asia Investments Limited)
Unaudited Pro Forma Condensed Statement of Operations
For the Year Ended March 31, 2015

	Note A	Note B	Scenario (1)			Scenario (2)
			Pro Forma Adjustments Assuming No Redemption			Pro Forma Adjustments Assuming Maximum Redemption
	DT Asia Investment Limited Historical Audited	Consolidated China Lending Group Historical Audited	Adjustment	Note 2	Pro Forma Statement of Operations As Adjusted (assuming no redemption)	Adjustment	Note 2	Pro Forma Statement of Operations As Adjusted (assuming maximum redemption)
Interest income
Interests and fees on loans		$17,592,593			$17,592,593	$—		$17,592,593
Interests and fees on loans from related parties		1,159,974			1,159,974	—		1,159,974
Interests on deposits with banks	11,802	8,519	(11,802)	11	8,519	—		8,519
Total interest and fee income	11,802	18,761,086	(11,802)		18,761,086	—		18,761,086

Interest expense
Interest expenses on short-term bank loans		(1,077,825)			(1,077,825)			(1,077,825)
Interest expenses and fees on secured loan		(689,393)			(689,393)			(689,393)
Interest expenses on other loans					—			—
Total interest expense	—	(1,767,218)	—		(1,767,218)	—		(1,767,218)

Provision for loan losses		(584,348)			(584,348)			(584,348)

Net Interest Income	11,802	16,409,520	(11,802)		16,409,520	—		16,409,520

Non-interest income	—	—	—		—	—		—

Non-interest expense
Salaries and employee surcharge		(604,223)			(604,223)			(604,223)
Business taxes and surcharge		(1,050,052)			(1,050,052)			(1,050,052)
Formation costs	(2,128)				(2,128)			(2,128)
General and administrative expenses	(256,531)	—	170,000	11	(86,531)			(86,531)
Other operating expenses		(1,349,142)			(1,349,142)			(1,349,142)
Total non-interest expense	(258,659)	(3,003,417)	170,000		(3,092,076)	—		(3,092,076)

Income Before Taxes	(246,857)	13,406,103	158,198		13,317,444	—		13,317,444
Income tax expense		(2,092,776)			(2,092,776)			(2,092,776)

Net Income	(246,857)	11,313,327	158,198		11,224,668	—		11,224,668

Other comprehensive income
Foreign currency translation adjustments		(172,627)			(172,627)			(172,627)
Comprehensive Income	$(246,857)	$11,140,700	$158,198		$11,052,041	$—		$11,052,041

Undistributed earnings (loss)	$(246,857)	$11,313,327	$158,198		$11,224,668	$—		$11,224,668

Weighted average ordinary shares outstanding: (Note 3)
Basic	8,927,331		13,822,831		22,750,162	(6,860,063)		15,890,099
Diluted	8,927,331		13,822,831		22,750,162	(6,860,063)		15,890,099

Basic earnings per share	$(0.03)				$0.49			$0.71

Diluted earnings per share	$(0.03)				$0.49			$0.71

____________

(A)     Derived from the audited historical condensed statements of operations of DT Asia for the period from April 8, 2014 (inception) to March 31, 2015

(B)     Derived from the audited historical consolidated statement of income and comprehensive income of Urumqi Feng Hui Direct Lending Limited for the year ended December 31, 2014

See notes to unaudited pro forma condensed combined financial statements

NOTES TO UNAUDITED PRO FORMA

CONDENSED COMBINED FINANCIAL INFORMATION

1. Description of Transactions

On October 6, 2014, the Company sold 6,000,000 Units in its Public Offering and 320,000 Units in private placements at an offering price of $10.00 per Unit, and on October 14, 2014 the Company sold an additional 860,063 Units of its Over-Allotment Units and 32,253 Units in private placements. Additionally, we sold 2,058,007 warrants privately to our Sponsor. Each Unit consists of one ordinary share, one right (“Right(s)”), and one warrant (“Warrant”). Each Right entitles the holder to receive one-tenth (1/10) of one ordinary share upon consummation of an Initial Business Combination. Each Warrant entitles the holder to purchase one-half of one ordinary share at a price of $12.00 per full share commencing on the Company’s completion of its Initial Business Combination and expiring five years from the completion of the Company’s Initial Business Combination.

Pursuant to the Exchange Agreement, DT Asia will acquire 100% of the issued and outstanding equity interests of Adrie Global Holdings Limited (“Adrie”), which conducts its business through its variable interest entity, Urumqi Feng Hui Direct Lending Limited (“Feng Hui”), from the shareholders of Adrie (the “Transaction”). We refer to Adrie and its consolidated subsidiaries and variable interest entity hereafter collectively as “China Lending Group”. China Lending Group will become wholly-owned subsidiaries and variable interest entity of DT Asia.

Upon the consummation of the Transaction, Adrie shareholders will receive 20,000,000 ordinary shares (“Purchased Shares”) of DT Asia. However, 8,000,000 Purchased Shares will be deposited in an escrow account (“Escrow Earn-out Shares”) and, together with related dividends, will be forfeitable or released subject to the achievement of earn-out targets and to the payment of indemnification obligations as set forth in the Exchange Agreement. During the time held in the escrow account, each holder of Escrow Earned-out Shares has the right to vote and is entitled to dividends based on its pro rata share subject to adjustment for the forfeiture based on earn-out targets and to the payment of indemnification obligations.

In addition, pursuant to the terms of the Exchange Agreement, it is contemplated that DT Asia will conduct a private placement of at least 1,000,000 Series A Convertible Preferred Stock at a purchase price of $12 per share with an annual dividend of 8% per annum prior to the closing of the Transaction and will receive gross proceeds of at least $12,000,000 from this private placement. Assuming a $12,000,000 raise, it is contemplated that each share of Series A Convertible Preferred Stock will initially be convertible into one DT Asia ordinary share, subject to certain limitations, at an initial conversion price of $12 per share, for an aggregate of 1,000,000 DT Asia ordinary shares.

On September 13, 2015, DT Asia issued a Convertible Promissory Note (“Note”) with a principal amount of up to Five Hundred Thousand Dollars ($500,000) to its sponsor, DeTiger Holdings Limited. The principal balance of this Note shall be payable on the earlier of: (i) April 6, 2016; or (ii) the date on which the Company consummates its initial Business Combination. No interest is accruing on the unpaid principal balance of this Note. Upon consummation of the Business Combination and at DeTiger’s option, at any time prior to payment in full of the principal balance of this Note, DeTiger may elect to convert all or any portion of the Note into that number of Units equal to: (i) the portion of the principal amount of the Note being converted, divided by (ii) $10.00. Each Unit shall have the same terms and conditions as the private units issued simultaneously with the Company’s IPO. As of September 30, 2015, the Company had drawn down a total amount of $300,000.

As a result of the Transaction, assuming that no shareholders of DT Asia elect to redeem their shares into cash, the former holders of Adrie will own approximately 65.0% of DT Asia’s ordinary shares to be outstanding immediately after the Transaction, and the other DT Asia shareholders will own approximately 35.0% of DT Asia’s outstanding ordinary shares. If 6,860,063 of the public shares are redeemed into cash assuming maximum redemptions, the former holders of Adrie will own approximately 83.7% and the other DT Asia shareholders will own approximately 16.3% of DT Asia’s ordinary shares to be outstanding immediately after the Transaction.

NOTES TO UNAUDITED PRO FORMA

CONDENSED COMBINED FINANCIAL INFORMATION

1. Description of Transactions (cont.)

These ownership percentages assume (i) the automatic conversion of 7,212,316 rights of DT Asia into approximately 721,231 ordinary shares at the closing of the Business Combination, (ii) the issuance of 8 million Escrow Earn-out Shares, subject to forfeiture, and (iii) conversion of any Series A Convertible Preferred Stock issuable in the PIPE Preferred Investment into a contemplated 1 million ordinary shares, but exclude the effect of any outstanding DT Asia warrants and options.

The Transaction will be accounted for as a “reverse merger” and recapitalization at the date of the consummation of the transaction since the shareholders of Adrie will own at least 65.0% of the outstanding ordinary shares of DT Asia immediately following the completion of the Transaction (even if no holder of DT Asia ordinary share seeks redemption rights) and China Lending Group’s operations will be the operations of DT Asia following the Transaction. Accordingly, Adrie will be deemed to be the accounting acquirer in the transaction and, consequently, the transaction is treated as a recapitalization of China Lending Group. As a result, the assets and liabilities and the historical operations that will be reflected in the DT Asia financial statements after consummation of the Transaction will be those of China Lending Group and will be recorded at the historical cost basis of China Lending Group. DT Asia’s assets, liabilities and results of operations will be consolidated with the assets, liabilities and results of operations of China Lending Group upon consummation of the Transaction.

DT Asia cannot predict how many of its public shareholders will elect to redeem their shares to cash. As a result, it has elected to provide pro forma financial statements under two different assumptions which produce significant differences in cash and shareholders’ equity. The actual results are likely to be in between two scenarios shown, but there can be no assurance that will be the case.

Separate pro forma information has been presented assuming the following circumstances:

Scenario (1): No Redemptions by public shareholders of DT Asia. The Adrie shareholders will receive 20,000,000 DT Asia’s ordinary shares with voting rights (including the 8,000,000 Escrow Earn-out Shares subject to forfeiture, along with related dividends) and own approximately 65.0% of DT Asia’s ordinary shares to be outstanding immediately after the Transaction, and the other DT Asia shareholders (including PIPE Investment Investors on an as-converted basis) will own approximately 35.0% of DT Asia’s outstanding ordinary shares.

Scenario (2): Maximum redemptions. The shareholders of 6,860,063 of DT Asia’s public shares will elect to redeem their ordinary shares into cash as permitted by DT Asia’s Memorandum of Association. The Adrie shareholders will own approximately 83.7% of DT Asia’s ordinary shares outstanding immediately after the Transaction and the other DT Asia shareholders (including PIPE Investment Investors on an as-converted basis) will own approximately 16.3% of DT Asia’s outstanding ordinary shares.

Due to the immaterial impact of the exercise of warrants and underwriter’s options towards the overall presentation, the effects of warrants and options are excluded in the ownership percentages calculation in both Scenario (1) and (2) above.

2. Pro Forma Adjustments to the Unaudited Pro Forma Condensed Balance Sheet as of September 30, 2015, Unaudited Pro Forma Condensed Statement of Operations for the Six Months Ended September 30, 2015 and Unaudited Pro Forma Condensed Statement of Operations for the Year Ended March 31, 2015

(1)      To liquidate investments held in trust by DT Asia.

(2)      To record payment of deferred legal fee payable of $100,000.

(3)      Assuming no DT Asia shareholders exercise their redemption rights, the ordinary share subject to redemption or tender amounting to $64,690,522 would be transferred to permanent equity.

NOTES TO UNAUDITED PRO FORMA

CONDENSED COMBINED FINANCIAL INFORMATION

2. Pro Forma Adjustments to the Unaudited Pro Forma Condensed Balance Sheet as of September 30, 2015, Unaudited Pro Forma Condensed Statement of Operations for the Six Months Ended September 30, 2015 and Unaudited Pro Forma Condensed Statement of Operations for the Year Ended March 31, 2015 (cont.)

(4)      To reflect the recapitalization of China Lending Group through the issuance of 20,000,000 DT Asia’s ordinary shares (including the 8,000,000 Escrow Earn-out Shares subject to forfeiture).

(5)      To record the issuance of 721,231 ordinary shares to the rights holders in exchange for their rights at 10 rights per ordinary share.

(6)      To reclassify the DT Asia historical accumulated deficit of $714,998 to additional paid-in capital.

(7)      To reflect the issuance of 68,600 ordinary shares valued at $686,000, or $10.00 per share, to EarlyBirdCapital, Inc. (“EBC”) as 25% of M&A advisory compensation in lieu of cash payment (based on the advisory agreement with EBC signed in September 2014).

(8)      To reflect the cash payment of $3,800,000 for legal, accounting, consulting and advisory services.

(9)      To reflect the proceeds from sale of 1,000,000 Preferred Shares at $12.00 per share net of estimated issuance costs at 2.5% of proceeds and the corresponding increase in Preferred Share at the closing of the Transaction.

(10)   To reflect the use of cash and the corresponding reduction in ordinary shares and additional paid-in capital in connection with the redemption of ordinary shares held by DT Asia shareholders exercising redemption rights for 6,860,063 at $10.20 per share.

(11)   To reflect the removal of non-recurring charge directly related to the Transaction.

(12)   To reflect the intrinsic value of beneficial conversion feature (“BCF”) on the Convertible Promissory Note issued by DT Asia on September 13, 2015 convertible at lender’s discretion at $10 per Unit, each Unit consist of 1 ordinary share, 1 Right and 1 Warrant.

(13)   To reflect the assumed conversion of Promissory Note to ordinary shares and the accounting treatment of the respective BCF upon conversion.

(14)   To reflect the assumed conversion of Convertible Preferred Shares to ordinary shares and the accounting treatment of the respective transaction costs upon conversion.

NOTES TO UNAUDITED PRO FORMA

CONDENSED COMBINED FINANCIAL INFORMATION

3. Earnings Per Share

As the Transaction is being reflected as if it had occurred at the beginning of the period presented, the calculation of weighted average shares outstanding for basic and diluted net income (loss) per share assumes that the shares issuable relating to the Transaction were outstanding for the entire period presented. If the maximum number of shares are redeemed, this calculation is retroactively adjusted to eliminate such shares for the entire period. Similarly, if shares are assumed to be repurchased, this calculation is retroactively adjusted to eliminate such shares for the entire period. Weighted average common shares outstanding — basic and diluted is calculated as follows:

	Scenario (1)	Scenario (2)
	Combined (Assuming No Redemption)	Combined (Assuming Maximum Redemption)
DT Asia shares held by Sponsor	322,253	322,253
DT Asia shares held by Underwriter	30,000	30,000
DT Asia public shares electing cash redemption	—	(6,860,063)
DT Asia public shares outstanding – IPO	6,860,063	6,860,063
DT Asia shares outstanding – Founders	1,715,015	1,715,015
DT Asia shares issued in merger to Adrie’s investors	20,000,000	20,000,000
DT Asia shares issued in merger to Adrie’s investors subject to forfeiture – Escrow Earned-out Shares	(8,000,000)	(8,000,000)
DT Asia shares issued in merger to DT Asia Right Holders	721,231	721,231
DT Asia shares issued to DT Asia PIPE Convertible Preferred Shares holders upon conversion	1,000,000	1,000,000
DT Asia shares issued to Convertible Promissory Note payee upon conversion	33,000	33,000
DT Asia shares issued as advisory fee to EarlyBirdCapital	68,600	68,600
Ordinary shares outstanding	22,750,162	15,890,099

The computation of diluted income per share excludes (i) the effect of 9,270,323 warrants to purchase approximately 4,635,160 ordinary shares and (ii) the underwriter’s option to purchase 600,000 Units because their inclusion would be anti-dilutive.

COMPARATIVE PER SHARE INFORMATION

The following table sets forth historical comparative share information for China Lending Group and DT Asia and unaudited pro forma combined share information after giving effect to the Business Combination, assuming (i) that no holders of public shares exercise their redemption rights and (ii) that holders of 6,860,063 public shares exercise their redemption rights. The historical information should be read in conjunction with “Selected Historical Financial Information of China Lending Group” and “Selected Historical Financial Information of DT Asia” included elsewhere in this proxy statement and the historical financial statements of China Lending Group and DT Asia included elsewhere in this proxy statement. The unaudited pro forma combined share information is derived from, and should be read in conjunction with, the unaudited pro forma condensed combined financial information and related notes included elsewhere in this proxy statement.

The unaudited pro forma combined share information does not purport to represent what the actual results of operations of China Lending Group and DT Asia would have been had the Business Combination been completed or to project China Lending Group’s and DT Asia’s results of operations that may be achieved after the Business Combination. The unaudited pro forma book value per share information below does not purport to represent what the value of China Lending Group and DT Asia would have been had the Business Combination been completed nor the book value per share for any future date or period.

	China Lending Group (Historical)	DT Asia (Historical)	Pro Forma Assuming No Redemption (Unaudited)		Pro Forma Assuming Redemption of 6,860,063 Shares (Unaudited)
As of and for the fiscal year ended March 31, 2015
Shares outstanding	20,000,000	8,927,331	22,750,162	(1)	15,890,099
Basic and diluted earnings from continuing operations per share	$0.57	$(0.03)	$0.49		$0.71
Cash dividends declared per share	$—	$—	$—		$—

____________

Note: (1) Excluding 8,000,000 forfeitable Escrow Earn-out Shares

SPECIAL MEETING OF DT ASIA SHAREHOLDERS

General

We are furnishing this proxy statement to our shareholders as part of the solicitation of proxies by our board of directors for use at the special meeting of shareholders to be held on         , 2016, and at any adjournment or postponement thereof. This proxy statement is first being furnished to our shareholders on or about         , 2016. This proxy statement provides you with information you need to know to be able to vote or instruct your vote to be cast at the meeting.

Date, Time and Place of Special Meeting

The special meeting will be held at 10:00 a.m., Eastern time, on         , 2016, at the offices of Ellenoff Grossman & Schole LLP, 1345 Avenue of the Americas, 11th Floor, New York, New York 10105, or such other date, time and place to which such meeting may be adjourned or postponed, to consider and vote upon the proposals.

Voting Power; Record Date

You will be entitled to vote or direct votes to be cast at the special meeting if you owned ordinary shares at the close of business on         , 2016, which is the record date for the special meeting. You are entitled to one vote for each share of our ordinary shares that you owned as of the close of business on the record date. If your shares are held in “street name” or are in a margin or similar account, you should contact your broker, bank or other nominee to ensure that votes related to the shares you beneficially own are properly counted. On the record date, there were 8,927,331 DT Asia ordinary shares outstanding, of which 6,860,063 are public shares, 1,715,015 are founder shares held by our Sponsor, independent directors and affiliates and 352,253 are shares sold as part of units in a private placement consummated simultaneously with DT Asia’s IPO (including units issued in connection with the underwriters’ partial exercise of their over-allotment option).

Vote of DT Asia Founders

In connection with our IPO, each of the initial shareholders entered into an agreement pursuant to which they agreed to vote any DT Asia ordinary shares owned by them in favor of the Business Combination Proposal. This agreement applies to our Sponsor as it relates to any shares of our capital stock our Sponsor may hold and the requirement to vote such shares in favor of the Business Combination Proposal. Our Sponsor’s investment and voting decisions are determined by Winnie Lai Ling Ng, our Sponsor’s sole director and shareholder.

Quorum and Required Vote for Proposals for the Special Meeting

A quorum of our shareholders is necessary to hold a valid meeting. A quorum will be present at the meeting if, at the commencement of the meeting, there are present in person or by proxy not less than 35% of the votes attaching to the ordinary shares entitled to vote on the resolutions at the meeting. Abstentions will count as present for the purposes of establishing a quorum. Broker non-votes will not be counted for the purpose of determining the existence of a quorum.

Being in respect of our initial business combination, approval of each of the Business Combination Proposal and the Adjournment Proposal requires the affirmative vote of a majority of the votes cast by shareholders present in person or represented by proxy. Accordingly, a DT Asia shareholder’s failure to vote by proxy or to vote in person at the meeting or the failure of a DT Asia shareholder who holds his or her shares in “street name” through a broker or other nominee to give voting instructions to such broker or other nominee (a “broker non-vote”) will not be counted towards the number of DT Asia ordinary shares required to validly establish a quorum, but if a valid quorum is otherwise established, it will have no effect on the outcome of any vote on the proposals. Abstentions will be counted in connection with the determination of whether a valid quorum is established, but will have no effect on the outcome of the Business Combination Proposal or the Adjournment Proposal.

The Adjournment Proposal does not require the approval of the Business Combination Proposal to be effective. It is important for you to note that in the event that the Business Combination Proposal do not receive the requisite vote for approval, then we will not consummate the Business Combination. If we do not consummate the Business

Combination and fail to complete an initial business combination by April 6, 2016 (unless such date is extended by our shareholders), we will be required to dissolve and liquidate our trust account by returning the then remaining funds in such account to the public shareholders.

Recommendation to DT Asia Shareholders

Our board of directors believes that each of the Business Combination Proposal and the Adjournment Proposal to be presented at the meeting is in the best interests of the Company and our shareholders and recommends that its shareholders vote “FOR” each of these proposals.

When you consider the recommendation of our board of directors in favor of approval of the Business Combination Proposal, you should keep in mind that our directors and officers have interests in the Business Combination that are different from or in addition to (or which may conflict with) your interests as a shareholder. These interests include, among other things:

•         the fact that our Sponsor and our independent directors paid an aggregate of approximately $4.2 million for their founder shares, sponsor warrants and private units and such securities should have a significantly higher value at the time of the Business Combination;

•         Our Sponsor has loaned the Company $900,000 pursuant to a note, which becomes due on the earlier of April 6, 2016 and the date on which the Company consummates a business combination. Of the $900,000, up to $500,000 is convertible, in whole or in part, at the payee’s election, upon the consummation of the Business Combination, into units, at a price of $10.00 per unit. These units will be identical to the private units issued in a private placement in connection with Company’s IPO;

•         if DT Asia is unable to complete a business combination within the required time period, Ms. Winnie Lai Ling Ng, the owner of our Sponsor, will be personally liable to ensure that the proceeds in the trust account are not reduced by the claims of target businesses or claims of vendors or other entities that are owed money by DT Asia for services rendered or contracted for or products sold to DT Asia, but only if such a vendor or target business has not executed a waiver of claims against the trust account and except as to any claims under our indemnity of the underwriters; and

•         the continued indemnification of current directors and officers of the Company and the continuation of directors’ and officers’ liability insurance after the Business Combination.

Broker Non-Votes and Abstentions

Under the rules of various national and regional securities exchanges, your broker, bank or nominee cannot vote your shares with respect to non-discretionary matters unless you provide instructions on how to vote in accordance with the information and procedures provided to you by your broker, bank or nominee. We believe the proposals presented to our shareholders will be considered non-discretionary and therefore your broker, bank or nominee cannot vote your shares without your instructions. If you do not provide instructions with your proxy, your bank, broker or other nominee may deliver a proxy card expressly indicating that it is NOT voting your shares; this indication that a bank, broker or nominee is not voting your shares is referred to as a “broker non-vote.”

Assuming a quorum is otherwise validly established, broker non-votes and abstentions will have no effect on the proposals to be considered at the special meeting.

Voting Your Shares

Each ordinary share that you own in your name entitles you to one vote on each of the proposals for the special meeting. Your one or more proxy cards show the number of ordinary shares that you own.

•         You can vote your shares in advance of the meeting by completing, signing, dating and returning the enclosed proxy card in the postage-paid envelope provided. If you hold your shares in “street name” through a bank, broker or other nominee, you will need to follow the instructions provided to you by your bank, broker or other nominee to ensure that your shares are represented and voted at the meeting. If you vote by proxy card, your “proxy,” whose name is listed on the proxy card, will vote your shares as you instruct on the proxy card. If you sign and return the proxy card but do not give instructions on how to vote your shares, your ordinary shares will be voted as recommended by our board of directors. Our board of directors recommends voting “FOR” the Business Combination Proposal and “FOR” the Adjournment Proposal.

•         You can attend the special meeting and vote in person even if you have previously voted by submitting a proxy. You will be given a ballot when you arrive. However, if your ordinary shares are held in the name of your broker, bank or other nominee, you must get a proxy from the broker, bank or other nominee. That is the only way we can be sure that the broker, bank or nominee has not already voted your ordinary shares.

Revoking Your Proxy

If you give a proxy, you may revoke it at any time before the special meeting or at such meeting by doing any one of the following:

•         you may send another proxy card with a later date;

•         you may notify Stephen Cannon, the Company’s Chief Executive Officer, by telephone at (852) 3976 9901 or in writing to DT Asia Investments Limited, Room 1102, 11/F, Beautiful Group Tower, 77 Connaught Road, Central, Hong Kong before the special meeting that you have revoked your proxy; or

•         you may attend the special meeting, revoke your proxy, and vote in person, as indicated above.

No Additional Matters May Be Presented at the Special Meeting

The special meeting has been called only to consider the approval of the Business Combination Proposal and the Adjournment Proposal. Under our charter, other than procedural matters incident to the conduct of the special meeting, no other matters may be considered at the meeting if they are not included in this proxy statement, which serves as the notice of the special meeting.

Who Can Answer Your Questions About Voting

If you have any questions about how to vote or direct a vote in respect of your ordinary shares, you may call [name], our proxy solicitor, at [phone] (toll-free), or banks and brokers can call collect at [phone].

Redemption Rights

Pursuant to our current charter, any holders of our public shares may demand that such shares be redeemed in exchange for a pro rata share of the aggregate amount on deposit in the trust account, less taxes payable, calculated as of two business days prior to the consummation of the Business Combination. If you affirmatively vote for or against the Business Combination Proposal, demand is properly made and the Business Combination is consummated, these shares, immediately prior to the Business Combination, will cease to be outstanding and will represent only the right to receive a pro rata share of the aggregate amount on deposit in the trust account which holds the proceeds of our IPO (calculated as of two business days prior to the consummation of the Business Combination, less taxes payable). For illustrative purposes, based on funds in the trust account of approximately $70.0 million on December 31, 2015, the estimated per share redemption price would have been approximately $10.20.

In order to exercise your redemption rights, you must:

•         check the box on the proxy card to elect redemption;

•         check the box on the proxy card marked “Shareholder Certification”;

•         affirmatively vote for or against the Business Combination Proposal;

•         submit a request in writing prior to 5:00 p.m., Eastern time on         , 2016 (two business days before the special meeting) that we redeem your public shares for cash to Continental Stock Transfer & Trust Company, our transfer agent, at the following address:

Continental Stock Transfer & Trust Company
17 Battery Place
New York, New York 10004
Attn: Mark Zimkind
E-mail: mzimkind@continentalstock.com

and

•         deliver your public shares either physically or electronically through DTC to our transfer agent at least two business days before the special meeting. Shareholders seeking to exercise their redemption rights and opting to deliver physical certificates should allot sufficient time to obtain physical certificates from the transfer agent and time to effect delivery. It is our understanding that shareholders should generally allot at least two weeks to obtain physical certificates from the transfer agent. However, we do not have any control over this process and it may take longer than two weeks. Shareholders who hold their shares in street name will have to coordinate with their bank, broker or other nominee to have the shares certificated or delivered electronically. If you do not submit a written request and deliver your public shares as described above, your shares will not be redeemed.

Any demand for redemption, once made, may be withdrawn at any time until the deadline for exercising redemption requests (and submitting shares to the transfer agent) and thereafter, with our consent, until the vote is taken with respect to the Business Combination. If you delivered your shares for redemption to our transfer agent and decide within the required timeframe not to exercise your redemption rights, you may request that our transfer agent return the shares (physically or electronically). You may make such request by contacting our transfer agent at the phone number or address listed above.

Each redemption of DT Asia ordinary shares by our public shareholders will decrease the amount in our trust account, which held approximately $70.0 million as of December 31, 2015.

Prior to exercising redemption rights, shareholders should verify the market price of our ordinary shares, as they may receive higher proceeds from the sale of their ordinary shares in the public market than from exercising their redemption rights if the market price per share is higher than the redemption price. We cannot assure you that you will be able to sell your ordinary shares in the open market, even if the market price per share is higher than the redemption price stated above, as there may not be sufficient liquidity in our ordinary shares when you wish to sell your shares.

If you exercise your redemption rights, your ordinary shares will cease to be outstanding immediately prior to the Business Combination and will only represent the right to receive a pro rata share of the aggregate amount on deposit in the trust account. You will no longer own those shares and will have no right to participate in, or have any interest in, the future growth of the Company, if any. You will be entitled to receive cash for these shares only if you properly and timely demand redemption.

If the Business Combination is not approved and we do not consummate an initial business combination by April 6, 2016 (unless such date is extended by our shareholders), we will be required to dissolve and liquidate our trust account by returning the then remaining funds in such account to the public shareholders and our warrants will expire worthless.

Holders of outstanding units must separate the underlying public shares, public rights and public warrants prior to exercising redemption rights with respect to the public shares.

If you hold units registered in your own name, you must deliver the certificate for such units to Continental Stock Transfer & Trust Company with written instructions to separate such units into public shares, public rights and public warrants. This must be completed far enough in advance to permit the mailing of the public share certificates back to you so that you may then exercise your redemption rights upon the separation of the public shares from the units.

If a broker, dealer, commercial bank, trust company or other nominee holds your units, you must instruct such nominee to separate your units. Your nominee must send written instructions by facsimile to Continental Stock Transfer & Trust Company. Such written instructions must include the number of units to be split and the nominee holding such units. Your nominee must also initiate electronically, using DTC’s deposit withdrawal at custodian (DWAC) system, a withdrawal of the relevant units and a deposit of an equal number of public shares, public rights and public warrants. This must be completed far enough in advance to permit your nominee to exercise your redemption rights upon the separation of the public shares from the units. While this is typically done electronically the same business day, you should allow at least one full business day to accomplish the separation. If you fail to cause your public shares to be separated in a timely manner, you will likely not be able to exercise your redemption rights.

Appraisal Rights

Appraisal rights are not available to holders of ordinary shares in connection with the Business Combination under the structure as presently contemplated.

THE BUSINESS COMBINATION PROPOSAL

We are asking our shareholders to approve and adopt the Exchange Agreement and the transactions contemplated thereby, including the Business Combination. Our shareholders should read carefully this proxy statement in its entirety for more detailed information concerning the Exchange Agreement and the Business Combination. Please see the subsections below for additional information and a summary of the material provisions of the Exchange Agreement, which is qualified in its entirety by reference to the complete text of the Exchange Agreement, a copy of which is attached as Annex A to this proxy statement.

Because we are holding a shareholder vote on the Business Combination, our charter provides that we may consummate the Business Combination only if it is approved by the affirmative vote of the holders of a majority of the ordinary shares that are voted at the special meeting, assuming that a quorum is present.

The Exchange Agreement

The subsections that follow this subsection describe the material provisions of the Exchange Agreement, but do not purport to describe all of the terms of the Exchange Agreement. The following summary is qualified in its entirety by reference to the complete text of the Exchange Agreement, a copy of which is attached as Annex A hereto, which is incorporated herein by reference. Shareholders and other interested parties are urged to read the Exchange Agreement carefully and in its entirety (and, if appropriate, with the advice of financial and legal counsel) because it is the primary legal document that governs the Business Combination.

The Exchange Agreement contains representations, warranties and covenants that the respective parties made to each other as of the date of the Exchange Agreement or other specific dates. The assertions embodied in those representations, warranties and covenants were made for purposes of the contract among the respective parties and are subject to important qualifications and limitations agreed to by the parties in connection with negotiating the Exchange Agreement. The representations, warranties and covenants in the Exchange Agreement are also modified in important part by the disclosure schedules and annexes attached thereto which are not filed publicly and which are subject to a contractual standard of materiality different from that generally applicable to shareholders. The disclosure schedules were used for the purpose of allocating risk among the parties rather than establishing matters as facts. We do not believe that the disclosure schedules contain information that is material to an investment decision.

General Description of the Exchange Agreement

On January 11, 2016, we entered into the Exchange Agreement with BVICo, the Sellers, our Sponsor, DeTiger Holdings Limited, in the capacity as the representative for our shareholders prior to the Business Combination (the “DT Representative”), and Li Jingping in the capacity as the representative for the Sellers (the “Seller Representative”), pursuant to which, among other things and subject to the terms and conditions contained therein, we will effect an acquisition of China Lending Group by acquiring from Sellers all outstanding equity interests of BVICo.

Pursuant to the Exchange Agreement, in exchange for all of the outstanding shares of BVICo, we will issue 20.0 million ordinary shares (the “Exchange Shares”) to the Sellers, with 8.0 million of such Exchange Shares (“Escrow Shares”) being deposited in escrow at the closing of the Business Combination (which is also referred to herein as the closing) and subject to forfeiture back to us (along with dividends and other earnings otherwise payable with respect to such Escrow Shares) in the event that the post-combination company fails after the closing to meet certain minimum financial performance targets or in the event that the DT Representative successfully brings an indemnification claim under the Exchange Agreement on behalf of our shareholders. The Exchange Shares, including the Escrow Shares, will be allocated among the Sellers pro-rata based on each Seller’s ownership of the Company prior to the closing. The Exchange Shares will be subject to a lock-up as set forth in the Lock-Up Agreements as described below under the heading “Related Agreements — Lock-Up Agreements”.

Earn-Out

The Escrow Shares will be held in an escrow account maintained by Continental Stock Transfer & Trust Company, as escrow agent (the “Escrow Agent”). While the Escrow Shares are held in escrow, any dividends and other distributions otherwise payable with respect to the Escrow Shares will be held back by us and not paid until the

Escrow Shares are released from escrow to the Sellers, but each Seller will be entitled to vote its portion of the Escrow Shares. Subject to indemnification claims, as described below under the heading “Survival, Indemnification and Escrow”, one-third of the Escrow Shares (along with the related accrued dividends and distributions) shall be released upon the post-combination company obtaining certain specified adjusted consolidated net income targets in each of calendar years 2016, 2017 and 2018 (with 2016 including performance for periods prior to the closing), and with the Sellers also able to earn the Escrow Shares for any fiscal years where the target was not met through an alternative earn-out payment if the average adjusted consolidated net income for all three years combined meets a certain specified target. The adjusted consolidated net income targets are based on the cash available at the closing from the trust funds (after giving effect to the redemptions) and the shares issued in the PIPE Preferred Investment, net of our transaction expenses and deferred IPO fees (such net amount also referred to herein as the net closing proceeds), with the scale range of the net closing proceeds being from $0 million to $69.0 million, and the target adjusted consolidated net income ranging in 2016 from $20.2 million at the bottom to $32.0 million at the top, in 2017 from $22.6 million at the bottom to $38.0 million at the top, and in 2018 from $25.6 million at the bottom to $44.0 million at the top, and with the average adjusted consolidated net income target for the alternative earn-out payment ranging from $23.3 million at the bottom to $40.0 million at the top. The targets will also be reduced based on the date of the closing of the Business Combination, with the 2016 target reduced by an amount equal to 50% of the 2016 target multiplied by a fraction based on the number of days in the 2016 calendar year prior to the closing date as compared to the number of days in the 2016 calendar year, and with the average adjusted consolidated net income target being reduced by 1/3 of the amount by which the 2016 target is reduced. So long as the upper limit for the annual rate of private borrowing and lending allowed in Xinjiang, China is four times the Peoples’ Bank of China base interest rate, the targets are further adjusted based on the change in the Peoples’ Bank of China base interest rate from the June 30, 2015 rate of 4.85%. The actual targets for purposes of determining adjusted consolidated net income will be expressed in their RMB equivalent based on the June 30, 2015 US dollar/CNY exchange rate of 6.1088 (as of January 22, 2016, the US dollar/CNY exchange rate was 6.5788). The adjusted consolidated net income will determined using the post-combination company’s consolidated net income as determined in accordance with U.S. generally accepted accounting principles, expressed in RMB based upon the June 30, 2015 exchange range, and with such amounts subject to adjustment to exclude the effects of any new businesses that we acquire after the closing, any extraordinary gains or losses or extraordinary income or expenses and any non-recurring revenue earned outside of the ordinary course of business.

The Escrow Shares will not be released (and the related accrued dividends and distributions not paid) to the extent that there are indemnification claims against the Sellers that are pending or finally determined in our favor but not yet paid. Each Seller’s share of the Escrow Shares (and the related accrued dividends and distributions not paid) is also subject to forfeiture in the event that such Seller breaches its Non-Competition and Non-Solicitation Agreement (as described below under the heading “Related Agreements — Non-Competition and Non-Solicitation Agreements”).

Post-Business Combination Ownership of the Company and DT Asia

Immediately after the Business Combination (and assuming the automatic conversion of 7,212,316 rights of DT Asia into approximately 721,231 ordinary shares at the closing of the Business Combination, but excluding the conversion of any Series A Convertible Preferred Stock issuable in the PIPE Preferred Investment), DT Asia will own 100% of BVICo, and, if the Escrow Shares are treated as being fully earned by the Sellers:

•         assuming no redemptions of public shares, (i) our public shareholders, (ii) our initial shareholders and affiliates and (iii) the Sellers will each own 25.7%, 7.1% and 67.2% of DT Asia’s ordinary shares, respectively; and

•         assuming full redemption of holders of public shares (totaling 6,860,063 shares) for cash, but the closing of the PIPE Preferred Investment for $12 million, (i) our public shareholders, (ii) our initial shareholders and affiliates and (iii) the Sellers will each own 3.4%, 9.2% and 87.4% of DT Asia’s ordinary shares, respectively.

The above ownership percentages with respect to DT Asia following the Business Combination do not take into account (i) any ordinary shares issuable upon conversion of the Series A Convertible Preferred Stock issuable in the PIPE Preferred Investment (currently expected to be 1 million shares), (ii) the 6,860,063 public warrants to purchase up to a total of 3,430,031 DT Asia ordinary shares, (iii) the 352,253 private warrants to purchase up to a total of 176,126 DT Asia ordinary shares, (iv) the 2,058,007 sponsor warrants to purchase up to 1,029,004 DT Asia ordinary shares, or (v) the unit purchase option, held by the underwriter in our IPO, to purchase up to 660,000 DT Asia ordinary shares and 600,000 public warrants to purchase up to a total of 300,000 ordinary shares that will remain outstanding following the Business Combination. If the actual facts are different than these assumptions (which they are likely to be), the percentage ownership retained by DT Asia’s existing shareholders in DT Asia will be different.

DT Representative and Seller Representative

Our Sponsor is serving as the DT Representative under the Exchange Agreement, and in such capacity will represent the interests of our shareholders prior closing with respect to certain matters under the Exchange Agreement, including the determination of the earn-out payments any indemnification claims made against the Sellers after the closing.

Li Jingping is serving as the Seller Representative under the Exchange Agreement, and in such capacity will represent the interests of the Sellers with respect to certain matters under the Exchange Agreement, including the determination of the earn-out payments any indemnification claims made against the Sellers after the closing.

Closing of the Business Combination

The closing of the Business Combination is expected to take place no later than the third business day following the day on which the last of the conditions to the closing (described under the subsection entitled “— Conditions to Closing of the Business Combination”) have been satisfied or waived (other than those conditions that by their nature are to be satisfied at the closing, but subject to the fulfillment or waiver of those conditions) or such other date as may be mutually agreed to by us and BVICo. Assuming timely satisfaction of the necessary closing conditions, we currently expect the closing to occur promptly after the special meeting of our shareholders is concluded.

Conditions to Closing of the Business Combination

The obligation of the parties to complete the Business Combination is subject to the fulfillment of certain closing conditions, including:

•         the approval of the Exchange Agreement and the transactions contemplated thereby (including the Business Combination) by a majority of votes cast by our shareholders that are present in person or by proxy at our special meeting;

•         the expiration or termination of the regulatory waiting periods under any applicable antitrust laws and the receipt of any other required governmental and regulatory approvals and consents;

•         there is no applicable law or order in effect which makes illegal or prevents or prohibits the transactions contemplated by the Exchange Agreement, and there is no pending third party legal proceeding to enjoin or otherwise restrict the closing.

•         the entrance by the applicable parties into the Escrow Agreement, the Lock-Up Agreement, the Non-Competition and Non-Solicitation Agreement and the Registration Rights Agreement;

•         the entrance by us and BVICo into an exchange rate acknowledgement specifying the applicable exchange rate for the adjusted consolidated net income test for determining the earn-out payments.

In addition, unless waived by BVICo and the Seller Representative, the obligations of BVICo and the Sellers to consummate the Business Combination are subject to the fulfillment of certain closing conditions, including:

•         the accuracy of our representations and warranties (subject in certain cases to certain materiality, knowledge and other qualifications) and the performance and compliance in all material respects of our agreements and covenants under the Exchange Agreement to be performed on or prior to the closing date (along with the delivery of a certificate from an officer of ours certifying the same)

•         no fact, event, occurrence, change or effect shall have occurred that has had or would be reasonably expected to have a material adverse effect on us (along with the delivery of a certificate from an officer of ours certifying the same);

•         delivery by us of certain other closing deliveries, including:

-         a certificate from our secretary certifying as to certain corporate matters; and

-         good standing certificates for us, to the extent applicable, from the British Virgin Islands and any other jurisdiction where we are qualified to do business as a foreign entity;

•         that upon the closing, and after giving effect to the redemptions and the PIPE Preferred Investment, we have at least $5,000,001 in net tangible assets (excluding the assets and liabilities of China Lending Group); and

•         that upon the closing, and after giving effect to the redemptions and the PIPE Preferred Investment, but prior to giving effect to the payment of our transaction expenses and deferred IPO fees, there is at least $10 million in cash (before expenses) available at the closing from the trust funds and the shares issued in the PIPE Preferred Investment.

In addition, unless waived by us, our obligation to consummate the Business Combination is subject to the fulfillment of certain closing conditions, including:

•         the accuracy of the representations and warranties of BVICo and the Sellers (subject in certain cases to certain materiality, knowledge and other qualifications) and the performance and compliance in all material respects by BVICo and the Sellers of their agreements and covenants under the Exchange Agreement to be performed on or prior to the closing date (along with the delivery of a certificate from an officer of BVICo and an officer of each Seller certifying the same)

•         no fact, event, occurrence, change or effect shall have occurred that has had or would be reasonably expected to have a material adverse effect on BVICo or any of its subsidiaries or variable interest entities, including Feng Hui (along with the delivery of a certificate from an officer of BVICo certifying the same);

•         delivery by BVICo and the Sellers of certain other closing deliveries, including:

-         a certificate from BVICo’s secretary certifying as to certain corporate matters;

-         good standing certificates for BVICo and its subsidiaries and variable interest entities, to the extent applicable, from their jurisdiction of organization and any other jurisdiction where they are qualified to do business as a foreign entity;

-         a certified copy of BVICo’s charter from the British Virgin Islands;

-         employment agreements with certain key personnel of China Lending Group;

-         certain legal opinions from BVICo’s counsels;

-         share certificates for BVICo shares purchased by us in the Business Combination;

-         resignations of certain directors and officers of BVICo; and

-         a conflict of interest policy for BVICo;

•         that we shall have completed the PIPE Preferred Investment for at least $12 million;

•         that upon the closing, and after giving effect to the redemptions and the PIPE Preferred Investment, we have at least $5,000,001 in net tangible assets (excluding the assets and liabilities of China Lending Group); and

•         that upon the closing, and after giving effect to the redemptions and the PIPE Preferred Investment, there is at least $10 million in cash (before expenses) available at the closing from the trust funds and the shares issued in the PIPE Preferred Investment.

We cannot provide assurance as to when or if all of the closing conditions will be satisfied or waived by the appropriate party. As of the date of this proxy statement, we have no reason to believe that any of these conditions will not be satisfied.

Amendment or Waiver of the Exchange Agreement

The Exchange Agreement may be amended or supplemented by written agreement of BVICo, us, the DT Representative and the Seller Representative. If permitted under applicable law, we, BVICo and the Seller Representative on behalf of the Sellers may waive any inaccuracies in the representations and warranties made to such party contained in the Exchange Agreement and waive compliance with any agreements or conditions for the benefit of such party contained in the Exchange Agreement. Any waiver of the Exchange Agreement after the closing will also require the consent of the DT Representative.

Efforts to Obtain Shareholder Approval and Consummate the Business Combination; Regulatory Matters

Unless the Exchange Agreement is terminated in accordance with its terms, we have agreed to call a special meeting of our shareholders, for the purpose of such shareholders considering and voting on the approval and adoption of the Exchange Agreement and the Business Combination and the other transactions contemplated thereby, including, if required, the creation and issuance of the shares for the PIPE Preferred Investment, the amendment and restatement of our charter, the appointment of directors and committee members in accordance with the requirements of the Exchange Agreement and any other matters required to be voted upon by such shareholders in connection with the transactions contemplated in the Exchange Agreement. We may delay, postpone or adjourn such special meeting of our shareholders if, as of the time for which the shareholders meeting is originally scheduled, there are insufficient ordinary shares represented (either in person or by proxy) and voting to approve the Business Combination Proposal or to constitute a quorum necessary to conduct the business of the special meeting. Our board of directors has approved the Exchange Agreement and the Business Combination and directed that the Exchange Agreement and the Business Combination be submitted to our shareholders for their consideration.

Additionally, we agreed in the Exchange Agreement that if we reasonably believe that the closing of the Business Combination will most likely not occur prior to the eighteen month anniversary of our IPO, but that the parties are reasonably capable of causing the closing to occur prior to the six month anniversary of the Exchange Agreement, and so long as BVICo and the Sellers are not in an uncured material breach of the Exchange Agreement, we will call a special meeting of our shareholders, for the purpose of our shareholders considering and voting on an amendment to our corporate organizational documents to extend the deadline for us to consummate our initial business combination, and to otherwise approve such extension.

Moreover, each party to the Exchange Agreement has agreed to execute and deliver such documents and take such further actions as may be reasonably necessary or desirable to carry out the provisions of the Exchange Agreement and the transactions contemplated thereby, including the Business Combination. Upon the terms and subject to the conditions of the Exchange Agreement, each of the parties to the Exchange Agreement will use all commercially reasonable efforts under the circumstances to take, or cause to be taken, all actions and to do, or cause to be done, all other things necessary, proper or advisable to consummate and make effective the transactions contemplated by the Exchange Agreement (including the Business Combination), as soon as reasonably practicable, including preparing and filing as soon as practicable all documentation to effect all necessary notices, reports and other filings.

In addition, the parties agreed to as promptly as practicable make all filings and provide all documentation required under any applicable anti-trust laws with respect to the transactions contemplated by the Exchange Agreement, and cooperate with respect to any responses from applicable governmental authorities. At any time before or after consummation of the Business Combination, the applicable competition authorities could take such action under applicable antitrust laws as each deems necessary or desirable in the public interest, including seeking to enjoin the consummation of the Business Combination. Private parties may also seek to take legal action under the antitrust laws under certain circumstances.

The parties are also required to, as soon as reasonably practicable, cooperate and use their commercially reasonable efforts to prepare and file with governmental authorities requests for approval of, and have such governmental authorities approve, the transactions contemplated by the Exchange Agreement. Each party also agreed to use its commercially reasonable efforts to obtain any required consents of third parties for the transactions contemplated by the Exchange Agreement. However, in no event will a party be required to agree to any term, condition or modification with respect to obtaining any governmental authority or third party consent in connection with the transactions contemplated by the Exchange Agreement that would, or would be reasonably likely to, result in a material adverse effect to such party or its affiliates or require such party to cease, sell or otherwise dispose of, or hold separate, any material assets or businesses.

We cannot assure you that any of the approvals of governmental authorities or other third parties described above will be obtained, and, if obtained, we cannot assure you as to the date of such approvals or the absence of any litigation challenging any such approvals. We are not aware of, and BVICo and the Sellers have not identified to us, any material governmental authority or third party approvals or actions that are required for completion of the Business Combination. It is presently contemplated that if any such additional approvals or actions are required, those approvals or actions will be sought, but there can be no assurance that any additional approvals or actions will be obtained.

Termination

The Exchange Agreement may be terminated prior to the closing by:

•         the mutual agreement of BVICo and us (even if after our shareholders have voted in favor of the Exchange Agreement and the Business Combination);

•         either BVICo or us if the closing has not occurred by the eighteen month anniversary of our IPO, which date is also referred to herein as the outside date, unless the date by which we must consummate our initial business combination is extended, in which case, the outside date will be extended to the earlier of the extended date by which we must complete our initial business combination and July 11, 2016, the six month anniversary of the date of the Exchange Agreement, so long as no breach of the Exchange Agreement by such terminating party or its affiliates (or, with respect to BVICo, the Sellers) caused the closing not to have occurred by such date;

•         by either us or BVICo if any governmental authority of competent jurisdiction has issued a final and non-appealable order or taken any other action permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by the Exchange Agreement, so long as no breach of the Exchange Agreement by such terminating party or its affiliates (or, with respect to BVICo, the Sellers) was a substantial cause of, or substantially resulted in, such action by such governmental authority;

•         by BVICo for a breach of our representations, warranties, covenants or agreements in the Exchange Agreement which would result in the related closing condition not being met and such breach is incapable of cure or is not cured within the earlier of 20 days after notice of such breach or the outside date;

•         by us for a breach of BVICo’s or the Sellers’s representations, warranties, covenants or agreements in the Exchange Agreement which would result in the related closing condition not being met and such breach is incapable of cure or is not cured within the earlier of 20 days after notice of such breach or the outside date;

•         by us if there shall have been a material adverse effect on BVICo or its subsidiaries or variable interest entities which is not cured;

•         by us if the requisite shareholder vote in favor of the Exchange Agreement and the Business Combination is not obtained at our special meeting; or

•         by us we hold a shareholders meeting to extend the date by which our initial business combination must be completed and the extension is not approved by the requisite shareholder vote.

If the Exchange Agreement is terminated, all further obligations of the parties under the Exchange Agreement will terminate and will be of no further force and effect and no party will have any further liability thereunder to any other party, except that certain obligations related to public announcements, confidentiality, termination and termination fees, waiver against trust and general provisions will continue in effect, and no party shall be relieved of liability for any fraud claims or willful breach of the Exchange Agreement prior to such termination.

Fees and Expenses

In the event that we terminate the Exchange Agreement for a breach by the Company or the Sellers, BVICo will be required to pay to us as liquidated damages a termination fee equal to the transaction expenses incurred by us and our affiliates, provided that BVICo and the Sellers shall not be relieved of liability for any fraud claims or willful breach of the Exchange Agreement prior to such termination.

Other than the termination fee described above and the DT Representative’s and Seller Representative’s respective rights to reimbursement, each party will bear its own expenses in connection with the Exchange Agreement and the transactions contemplated thereby, including with respect to us, our deferred IPO expenses.

If the Business Combination is consummated, we will owe EarlyBirdCapital, Inc. approximately $2.7 million, consisting of $2.0 million in cash and ordinary shares with a market value of approximately $0.7 million, as an M&A fee. We will also pay an estimated $1.5 million in other financial advisory and legal fees and expenses, deferred IPO legal expenses of approximately $0.1 million, and approximately $0.1 million relating to other fees and expenses incurred relating to the Business Combination. If the Business Combination is consummated, China Lending Group will owe $0.3 million.

Representations and Warranties

The Exchange Agreement contains a number of representations and warranties made by us, on the one hand, and BVICo and the Sellers on the other hand, made solely for the benefit of the other, which in certain cases are subject to specified exceptions and qualifications contained in the Exchange Agreement or in information provided pursuant to certain disclosure schedules to the Exchange Agreement. The representations and warranties are customary for transactions similar to the Business Combination.

In the Exchange Agreement, BVICo made certain customary representations and warranties to us. These representations and warranties, among others, related to the following: (1) corporate matters, including due organization, existence and good standing; (2) authority and binding effect relative to execution and delivery of the Exchange Agreement and other ancillary agreements; (3) capitalization; (4) subsidiaries; (5) governmental approvals; (6) non-contravention; (7) financial statements; (8) absence of certain changes; (9) compliance with laws; (10) permits and licenses; (11) litigation; (12) material contracts; (13) intellectual property; (14) taxes and tax returns; (15) real property; (16) personal property; (17) title to and sufficiency of assets; (18) employee matters; (19) benefit plans; (20) environmental matters; (21) transactions with related persons; (22) insurance; (23) books and records; (24) loans receivable; (25) lending matters; (26) ethical business practices; (27) Investment Company Act of 1940; (28) finders and investment bankers; (29) independent investigation; (30) information supplied; and (31) disclosure. Each of the Sellers also made certain customary representations and warranties to us on a several and not joint basis, including representations and warranties related to the following: (1) corporate matters, including due organization, existence and good standing; (2) authority and binding effect relative to execution and delivery of the Exchange Agreement and other ancillary agreements; (3) ownership of BVICo shares to be purchased by us; (4) governmental approvals; (5) non-contravention; (6) litigation; (7) investment representations; (8) finders and investment bankers; (9) independent investigation; and (10) information supplied.

In the Exchange Agreement, we made certain customary representations and warranties to BVICo. These representations and warranties, among others, related to the following: (1) corporate matters, including due organization, existence and good standing; (2) authority and binding effect relative to execution and delivery of the Exchange Agreement and other ancillary agreements; (3) governmental approvals; (4) non-contravention; (5) capitalization; (6) SEC filings and financial statements; (7) absence of certain changes; (8) compliance with laws; (9) litigation, orders and permits and licenses; (10) taxes and returns; (11) employees and employee benefit plans; (12) properties; (13) material contracts; (14) transactions with related persons; (15) Investment Company Act of 1940; (16) finders and investment bankers; (17) trust account; (18) ownership of the Exchange Shares; (19) ethical business practices; (20) insurance; and (21) independent investigation.

Certain of the representations and warranties are qualified by knowledge and/or materiality or material adverse effect. For the purposes of the Exchange Agreement, material adverse effect means, with respect to any specified person, any fact, event, occurrence, change or effect that has had, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect upon (a) the business, assets, liabilities, results of operations, prospects or condition (financial or otherwise) of such person and its subsidiaries, taken as a whole, or (b) the ability of such person or any of its subsidiaries on a timely basis to consummate the transactions contemplated by the Exchange Agreement or any of the ancillary documents. However, it excludes any changes or effects directly or indirectly attributable to, resulting from, relating to or arising out of the following: (i) general changes in the financial or securities markets or general economic or political conditions in the country or region in which such person or any of its subsidiaries do business; (ii) changes, conditions or effects that generally affect the industries in which such person or any of its subsidiaries principally operate; (iii) changes in U.S. generally accepting accounting principles or mandatory changes in the regulatory accounting requirements applicable to any industry in which such person and its subsidiaries principally operate; (iv) conditions caused by acts of god, terrorism, war (whether or not declared) or natural disaster; (v) any failure in and of itself by such person and its subsidiaries to meet any internal or published budgets, projections, forecasts or predictions of financial performance for any period (except that the underlying cause of any such failure may be considered in determining whether a material adverse effect has occurred or would reasonably be expected to occur to the extent not excluded by another exception herein); and (vi), with respect to us, the consummation and effects of the redemption of our public shares; provided that any event, occurrence, fact, condition, or change referred to in clauses (i) – (iv) above shall be taken into account in determining whether a material adverse effect has occurred or could reasonably be expected to occur to the extent that such event, occurrence, fact, condition, or change has a disproportionate effect on such person or any of its subsidiaries compared to other participants in the industries in which such person or any of its subsidiaries primarily conducts its businesses. With respect to us, the amount of the redemption or the failure to obtain the required vote of our shareholders will not be a material adverse effect with respect to us.

For purposes of the representations, warranties, covenants, agreements and other provisions of the Exchange Agreement and the ancillary documents, Urumqi Feng Hui Direct Lending Limited, which is managed by Feng Hui Ding Xin (Beijing) Financial Consulting Co., Limited, a Wholly Foreign-Owned Enterprise registered in Beijing, China and a wholly-owned subsidiary of BVICo, and any other variable interest entity controlled by BVICo or its subsidiaries, is considered a subsidiary of BVICo.

Other Covenants of the Parties

BVICo covenanted to us that during the period from the date of the Exchange Agreement until the earlier of the closing or termination of the Exchange Agreement, it will and will cause its subsidiaries to conduct their respective businesses in the ordinary course of business consistent with past practice, to comply with all applicable laws and to preserve their respective businesses, personnel and assets, all consistent with past practice, except that prior to the closing, BVICo is permitted to make a special cash dividend in an amount equal to 50% of BVICo’s consolidated net income for the fiscal year ended December 31, 2015. We similarly covenanted to BVICo to do the same. We also agreed to keep current and timely file all of our public filings and comply in all material respects with applicable securities laws and to use our commercially reasonable efforts to maintain the list of our securities on the Nasdaq Capital Market, and BVICo agreed to provide us with periodic financial statements until the closing, and to not trade our securities while they are in possession of material nonpublic information. We also agreed to change our fiscal year-end at the closing to a December 31 year-end.

The Exchange Agreement also contains customary mutual covenants relating to the preparation of this proxy statement and our redemption of our public shares, the granting of access to information, the filing of tax returns and other tax matters, public announcements with respect to the transactions contemplated by the Exchange Agreement, confidentiality, notification of breaches and other certain events, exclusivity with respect to the transactions contemplated by the Exchange Agreement (and with respect to any alternative transactions), litigation support, the retention of books and records, disclosure schedule updates, the use of trust account proceeds and the adoption of new policies for us and our subsidiaries (including China Lending Group) as of the closing. The Sellers also agreed that after the closing they would cause DT Asia to engage its auditor to complete an attestation pursuant to Section 404(b) of SOX and Item 308(b) of Regulation S-K of DT Asia’s internal control over financial reporting effective no later than December 31, 2017, or such earlier date as is required by SEC rules or other applicable law, with such report to be included in DT Asia’s applicable annual report.

Board of Directors and Management Following the Business Combination

Upon or before the closing, we anticipate decreasing the size of our board of directors from six to five directors. Immediately following the closing of the Business Combination, our board of directors will consist of five directors, two of whom shall be designated by us prior to the closing (both of whom shall qualify as independent directors under Nasdaq Capital Market rules) and three of whom shall be designated by BVICo prior to the closing (at least one of whom shall qualify as an independent director under Nasdaq Capital Market rules). If the Business Combination is consummated, our board of directors will consist of Ms. Qi Wen, the current Chairperson of Feng Hui; Ms. Li Jingping, the incumbent director of BVICo; independent director; and two new independent directors, Mr. Shen Si and Mr. Alain Vincent Fontaine. The board will have a staggered structure with three classes of directors (I, II and III) serving three year terms, with the initial tenure for Class I directors being one year, the initial tenure for Class II directors being two years and the initial tenure for Class III directors being three years. The directors designated by us will be Class III directors. It is presently contemplated that Mr. Si Shen will serve as a Class I director, each of Ms. Ms. Qi Wen and Ms. Li Jingping will serve as a Class II director and each of each of Mr. Jason Kon Man Wong and Mr. Alain Vincent Fontaine will serve as a Class III director. Following the Closing, the officers of BVICo will serve as our officers. The board of BVICo prior to the Closing will continue to serve as BVICo’s board following the closing. See the section entitled “Management After the Business Combination.”

Dividend Policy

We intend to adopt and the parties agreed to encourage our board of directors to adopt a stated dividend policy requiring us (subject to applicable fiduciary duties) to use our reasonable efforts to declare and pay as dividends (at the option of each shareholder, either in cash or our ordinary shares):

•         an amount equal to 15% of China Lending Group’s consolidated net income for the fiscal year ended December 31, 2015, to be paid within 45 days after the closing of the Business Combination;

•         an amount equal to 25% of (i) our and China Lending Group’s combined consolidated net income for the period from January 1, 2016 through the end of our fiscal quarter in which the closing of the Business Combination occurs, less (ii) the amount of dividends payable as preferred dividends with respect to our PIPE preferred shares for such period, to be paid within 45 days after we file our Form 10-Q or 10-K (or substantially equivalent form) for such fiscal quarter.

•         an amount equal to 25% of (i) our consolidated net income for each fiscal quarter thereafter, less (ii) the amount of dividends payable as preferred dividends with respect to our PIPE preferred shares for such period, to be paid within 45 days after we file our Form 10-Q or 10-K (or substantially equivalent form) for such fiscal quarter.

Survival, Indemnification and Escrow

The representations and warranties made by BVICo and the Sellers in the Exchange Agreement generally survive for a period of eighteen months after the closing, with certain representations relating to taxes, benefit plans, environmental matters and information supplied surviving until 60 days after the expiration of the applicable statute of limitations and certain fundamental representations relating to due organization and good standing, authorization and binding effect, capitalization and ownership of BVICo shares, subsidiaries, finders and investment bankers and independent investigation surviving indefinitely. Claims against BVICo or the Sellers based on fraud, willful misconduct or intentional misrepresentation also survive indefinitely. The covenants and agreements of BVICo and the Sellers survive until fully performed. Our representations and warranties, as well as our covenants and agreements to be performed prior to the closing, do not survive the closing and after the closing we have no obligations with respect thereto. Our covenants and agreements to be performed after the closing survive until fully performed.

From and after the closing, the Sellers and their respective successors and assigns are required to jointly and severally indemnify us and our affiliates and our respective officers, directors, managers, employees, successors and permitted assigns (each referred to with respect to claims as an indemnified party) from and against any losses from (a) the breach of any of BVICo’s or the Sellers’ respective representations and warranties, (b) the breach of any of BVICo’s or the Sellers’ respective covenants or our post-closing covenants, or (c) any actions by persons who were holders of equity securities (including options, warrants, convertible securities or other rights) of any China Lending Group entity prior to the closing arising out of the sale, purchase, termination, cancellation, expiration, redemption or conversion of any such securities. In any indemnification claims, the DT Representative will represent the indemnified parties and the Seller Representative will represent the Sellers.

Other than claims based on fraud, willful misconduct or intentional misrepresentation, indemnification claims will be limited to the value of the 8.0 million Escrow Shares that were deposited in in the escrow account established by the Escrow Agent under the Escrow Agreement to be entered into at the closing and the related accrued dividends and distributions held back by us. Indemnification claims will first be paid from the escrow account and the related accrued dividends and distributions, and if any Escrow Shares or accrued dividends or distributions have been distributed to the Sellers, the Sellers will be jointly and severally liable up to the value of the Escrow Shares and accrued dividends and distributions on the date of distribution. Any earn-out payments to be paid will be reduced by the amount of any indemnification claims against the Sellers that are pending or finally determined in our favor but not yet paid, with the amounts reserved for pending claims (and related accrued dividends and distributions) distributed either to the Sellers or the Purchaser upon the final resolution of each such claim.

Trust Account Waiver and Seller Release

BVICo and the Sellers agreed that they will not have any right, title, interest or claim of any kind in or to any monies in our trust account, and will not make any claim against our trust account (including any distributions therefrom), regardless of whether such claim arises as a result of, in connection with or relating in any way to, any proposed or actual business relationship between us and BVICo, the Exchange Agreement or any other matter.

Each Seller, on behalf of itself and its affiliates and any of its shareholders that are also shareholders in Feng Hui, also provided a general release of the China Lending Group, effective as of the Closing, other than its rights under the Exchange Agreement and ancillary documents and certain other specified agreements.

Governing Law and Dispute Resolution

The Exchange Agreement is governed by New York law. Any disputes under the Exchange Agreement, other than claims for injunctive or equitable relief (including specific performance to strictly enforce the terms of the Exchange Agreement), and certain disputes relating to the earn-out provisions, will be subject to arbitration by the American Arbitration Association to be held in Manhattan, New York. Any claims that are brought before a court will be subject to exclusive jurisdiction of the state and federal courts in New York, New York (and appeals courts), and each party waived its rights to a jury trial in connection therewith. The parties are entitled to an injunction, specific performance and other equitable relief to prevent breaches of the Exchange Agreement in addition to any other remedy to which they are entitled at law or in equity.

Related Agreements

This section describes the material provisions of certain additional agreements to be entered into pursuant to the Exchange Agreement (the “Related Agreements”) but does not purport to describe all of the terms thereof. The following summary is qualified in its entirety by reference to the complete text of each of the Related Agreements. Copies of the Related Agreements have been filed with the SEC. Shareholders and other interested parties are urged to read such Related Agreements in their entirety.

Lock-Up Agreements

At the closing of the Business Combination, the Sellers will enter into a Lock-Up Agreement with us and the DT Representative with respect to their Exchange Shares received in the Business Combination. Each Seller will agree in the Lock-Up Agreement that such Seller will not from the closing of the Business Combination until the first anniversary of the closing (or if earlier, the date on which we consummate a liquidation, merger, share exchange or other similar transaction with an unaffiliated third party that results in all of our shareholders having the right to exchange either equity holdings in us for cash, securities or other property), (i) sell, offer to sell, contract or agree to sell, hypothecate, pledge, grant any option to purchase or otherwise dispose of or agree to dispose of, directly or indirectly, or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Exchange Act with respect to any of its Exchange Shares, (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any of its Exchange Shares, in cash or otherwise, or (iii) publicly announce any intention to effect any transaction specified in clause (i) or (ii). Each Seller will further agree that the Escrow Shares will continue to be subject to such transfer restrictions until they were released from the escrow account. However, each Seller will be allowed to transfer any of its Exchange Shares (other than the Escrow Shares while they are held in the escrow account) by gift, will or intestate succession or to any affiliate, shareholder, members, party or trust beneficiary, provided in each such case that the transferee thereof agrees to be bound by the restrictions set forth in the Lock-up Agreement. Additionally, each Seller will be allowed to pledge its Exchange Shares (other than the Escrow Shares while they are held in the escrow account) to an unaffiliated third party as a guarantee to secure borrowings made by such third party to BVICo or any of its subsidiaries or variable interest entities.

Non-Competition and Non-Solicitation Agreements

At the closing of the Business Combination, certain Sellers and individuals associated with such Sellers that are involved in the management of China Lending Group (together with such Seller referred to as the “Subject Parties”) will enter into a Non-Competition and Non-Solicitation Agreement in favor of us and BVICo and our respective successors, affiliates and subsidiaries and variable interest entities (referred to as the “Covered Parties”), relating to the post-combination company’s business. Under the Non-Competition and Non-Solicitation Agreements, for a period from the closing to 4 years after the closing (or if later, the date on which the Subject Parties, their respective affiliates or any of their respective officers, directors or employees are no longer shareholders, directors, officers, managers or employees of BVICo or its subsidiaries or variable interest entities), each Subject Party and its affiliates will not, without our prior written consent, anywhere in the Peoples’ Republic of China directly or indirectly engage in (or own, manage, finance or control, or become engaged or serve as an officer, director, employee, member, partner, agent, consultant, advisor or representative of, an entity that engages in) the business of directly or indirectly providing non-bank micro-credit and small and mid-size business lending in the Peoples’ Republic of China (the “Business”). However, the Subject Parties and their respective affiliates will be permitted under the Non-Competition and Non-Solicitation Agreements to own passive portfolio company investments in a competitor, so long as the Subject Parties and their affiliates and their respective shareholders, directors, officer, managers and employees who were involved with the business of BVICo and its subsidiaries and variable interest entities are not involved in the management or control of such competitor. Additionally, family members and associates of Subject Parties will be permitted to continue their existing activities as specified in the agreement, even if competitive, as long as the Subject Parties are not involved in the management or control of such competitor. The Subject Parties also will agree during such restricted period to not, without our prior written consent, (i) solicit or hire the Covered Parties’ employees, consultants or independent contractors as of the closing (or during the year prior to the closing) or otherwise interfere with the Covered Parties’ relationships with such persons, (ii) solicit or divert the Covered Parties’ customers as of the closing (or during the year prior to the closing) relating to the Business or otherwise interfere with the Covered Parties’ contractual relationships with such persons, or (iii) interfere with or disrupt any Covered Parties’ vendors, suppliers, distributors, agents or other service providers for a purpose competitive with a Covered Party as it relates to the Business. The Subject Parties will also agree in each Non-Competition and Non-Solicitation Agreement to not disparage the Covered Parties and to keep confidential and not use the confidential information of the Covered Parties.

Registration Rights Agreement

At the closing of the Business Combination, we will also enter into a Registration Rights Agreement with the Sellers and the DT Representative. Under the Registration Rights Agreement, the Sellers will hold registration rights that will obligate us to register for resale under the Securities Act, all or any portion of the Exchange Shares so long as such shares are not then restricted under the Lock-Up Agreement. Sellers holding a majority-in-interest of all Exchange Shares then issued and outstanding will be entitled under the Registration Rights Agreement to make a written demand for registration under the Securities Act of all or part of the their Exchange Shares, so long as such shares are not then restricted under the Lock-Up Agreement. Subject to certain exceptions, if any time after the closing of the Business Combination, we propose to file a registration statement under the Securities Act with respect to our securities, under the Registration Rights Agreement, we shall give notice to the Sellers as to the proposed filing and offer the Sellers holding Exchange Shares an opportunity to register the sale of such number of Exchange Shares as requested by the Sellers in writing. In addition, subject to certain exceptions, Sellers holding Exchange Shares will be entitled under the Registration Rights Agreement to request in writing that we register the resale of any or all of such Exchange Shares on Form S-3 and any similar short-form registration that may be available at such time. Under the Registration Rights Agreement, we will agree to indemnify the Sellers and certain persons or entities related to the Sellers such as their officers, directors, employees, agents and representatives against any losses or damages resulting from any untrue statement or omission of a material fact in any registration statement or prospectus pursuant to which they sell Exchange Shares, unless such liability arose from their misstatement or omission, and the Sellers including registrable securities in any registration statement or prospectus will agree to indemnify us and certain persons or entities related to us, such as our officers and directors and underwriters, against all losses caused by their misstatements or omissions in those documents.

Escrow Agreement

As a condition to the Closing, we and the Seller Representative (on behalf of the Sellers) will enter into an Escrow Agreement with the Escrow Agent pursuant to which the Escrow Agent will hold the Escrow Shares in a segregated escrow account, to be held and disbursed as described above under the heading “The Exchange Agreement”. The DT Representative will have the sole right to act on our behalf under the Escrow Agreement. We and the Seller Representative (on behalf of the Sellers) agreed to split half of the Escrow Agent’s fees, costs, expenses and indemnification obligations.

PIPE Preferred Investment Financing

As a condition to the Business Combination, we intend to sell a minimum of at least $12 million (and up to $24 million, and potentially more with the consent of BVICo) of new Class A preferred shares to be created by us prior to the closing in a private placement to certain investors (also referred to herein as the PIPE preferred investment) at a per share price of $12.00. Such Class A preferred shares will be sold contingent upon the closing of the Business Combination with China Lending Group and may be subject to certain other conditions to be negotiated during the period between the signing of the Exchange Agreement and the closing of the Business Combination. We intend to use the net proceeds for working capital and general corporate purposes for the combined business after the Business Combination.

Background of the Business Combination

We are a blank check company that was formed in the British Virgin Islands on April 8, 2014 for the purpose of acquiring, engaging in a share exchange, share reconstruction and amalgamation, or contractual control arrangement with, purchasing all or substantially all of the assets of, or engaging in any other similar business combination with one or more businesses or entities. The Exchange Agreement was the result of a thorough search for a potential transaction using the extensive network and investing and operating experience of our management team and board of directors. The terms for the Business Combination set forth in the Exchange Agreement were the result of thorough negotiations between our representatives and the Company, the Sellers and their respective representatives.

The following is a brief description of the background of these negotiations, the Exchange Agreement and related transactions.

A registration statement for DT Asia’s initial public offering was declared effective on September 30, 2014. DT Asia consummated its initial public offering of 6,000,000 units on October 6, 2014. The underwriter of the IPO was granted an option to purchase up to an additional 900,000 units to cover over-allotments, if any. In October 2014, the underwriter exercised the option and, on October 14, 2014, the underwriter purchased 860,063 over-allotment units. The net proceeds of the initial public offering, together with approximately $4.55 million from DT Asia’s sale of 351,031 insider units and 2,058,007 insider warrants, collectively, to the sponsor and the underwriter of the IPO, for an aggregate of approximately $69,972,642, were deposited in a trust account.

Prior to the consummation of its IPO, neither DT Asia, nor anyone on its behalf, contacted any prospective target business or had any substantive discussions, formal or otherwise, with respect to such a transaction with DT Asia.

Following the completion of the IPO in October 2014, representatives of DT Asia and its Sponsor engaged in extensive discussions with a number of different consultants and companies in several industries with respect to potential acquisition opportunities. After several meetings and consultations, DT Asia identified Luck Key Limited (“Luck Key”) as a potential consultant to assist DT Asia with sourcing potential acquisition opportunities, given Luck Key’s extensive relationships in the PRC market.

From the date of the IPO through execution of the Exchange Agreement on January 11, 2016, we considered a number of potential target companies with the objective of consummating an acquisition. Our representatives contacted and were contacted by a number of individuals and entities who offered to present ideas for acquisition opportunities, including financial advisors and companies that have their primary operations in Asia (particularly China). We compiled a list of high priority potential targets and updated and supplemented such list from time to time. This pipeline was periodically shared, in depth, with our board of directors.

During that period, we and our representatives:

•         Identified and evaluated over 60 potential acquisition target companies;

•         Participated in in-person or telephonic discussions with representatives of approximately 20 potential acquisition targets (other than China Lending Group);

•         Provided an initial non-binding indication of interest to one potential acquisition target (other than China Lending Group) or its representatives; and

•         Submitted a letter of intent and conducted confirmatory due diligence with respect to one potential acquisition target (other than China Lending Group).

We reviewed the potential acquisitions based on the same criteria discussed below and used in evaluating the proposed Business Combination, which included established middle-market businesses with proven track records, experienced management teams and strong competitive positions with, or with the potential for, revenue and earnings growth and strong free cash flow generation. We focused on companies exhibiting secular growth or the potential for a near-term cyclical uptick, and within those sectors, companies that would benefit from being a publicly traded company.

After reviewing over 60 potential targets, participating in discussions with representatives of approximately 20 potential targets and signing non-disclosure agreements with five potential targets, DT Asia identified China Lending Group as the acquisition target.

The terms in the Share Exchange Agreement are the results of negotiations between the representatives of DT Asia and China Lending Group. The following is a brief description of the background of these negotiations and the related transactions.

Separately, on October 23, 2014, DeTiger Holdings Limited (the Sponsor) signed a consultant agreement with a Mr. Miao Yang, a PRC citizen, to find investment opportunities in China. Mr. Miao was entitled to a success fee of 2% of the investment amount for any acquisition target, payable in cash or in shares of the combined company upon the successful closing of a business combination.

In January 2014 during its shareholders’ meeting, China Lending Group decided to explore the possibilities of going public in China or abroad. Since then, China Lending Group’s shareholders and senior management distributed China Lending Group’s fact sheet to quite a few contacts within its social and business network, including, but not limited to, all the classmates of Ms. Li Jingping (co-founder and Chief Executive Officer of China Lending Group) at Cheung Kong Graduate School of Business (“CKGSB”) and Private Equity Training Program of Peking University where most of them are successful entrepreneurs in China.

One of Ms. Li’s CKGSB classmates introduced Ms. Xiaodan Zhang (Partner at DeHeng Law Office), and then Ms. Xiaodan Zhang introduced Ms. Li to Mr. Miao. On November 7, 2014, Mr. Miao mentioned China Lending Group to Ms. Emily Tong, a director and chairwoman of DT Asia, and promised to follow-up with more details later.

In early November 2014, prior to Luck Key’s official engagement, Mr. Chen Rui (shareholder and director of Luck Key) presented to Mr. Vincent Ng (Chief Executive Officer of the Sponsor and brother to Winnie Ng, the sole shareholder and director of the Sponsor) a potential target (“Company A”), one of the largest ferrochrome manufacturers in the PRC. On November 15, 2014, DT Asia and Company A signed a non-disclosure agreement (an “NDA”). Effective as of November 19, 2014, DT Asia signed an NDA and a non-exclusive consultant agreement with Luck Key, pursuant to which Luck Key was to receive a success fee of 5% of the target’s enterprise value upon the successful closing of a business combination. Subsequently, Luck Key presented to DT Asia several candidates, other than Company A.

On November 26, 2014, Mr. Miao emailed a fact sheet regarding China Lending Group to Mr. Vincent Ng. Mr. Ng forwarded this fact sheet to Mr. Haibin Wang, a director of DT Asia, to follow up on this lead.

DT Asia’s management continued to evaluate Company A as a potential acquisition target, and in December 2014, DT Asia engaged in detailed discussions, due diligence, and negotiations with Company A. From December 17 through December 19, 2014, DT Asia’s due diligence team, led by Mr. Miao, pursuant to the consulting agreement with the Sponsor, completed onsite due diligence at Company A’s facilities. DT Asia then commenced negotiations for a non-binding letter of intent with Company A.

In early January 2015, at a meeting with Mr. Ng and Mr. Haibin Wang (a director of DT Asia), Luck Key (Mr. Chen) presented an executive summary for the year 2014 regarding China Lending Group to Mr. Wang, a director. This second introduction occurred notwithstanding Mr. Miao’s earlier introduction of China Lending Group to Mr. Ng.

On January 18, 2015, DT Asia signed a non-disclosure agreement with Adrie.

On January 20, 2015, Mr. Miao met with Mr. Ng, Mr. Haibin Wang and Mr. Hai Wang, directors of DT Asia, in Beijing, to discuss his due diligence regarding Company A. During the meeting, the group also discussed matters relating to China Lending Group’s financial status, business model, and management team. Mr. Haibin Wang and Mr. Hai Wang, from DT Asia, assumed that Mr. Miao was present as a member of Luck Key and its consulting arrangement related to Company A and also the potential China Lending Group transaction.

Thereafter, on January 21, 2015, DT Asia signed an addendum to the consultant agreement with Luck Key, which covered additional potential targets, including China Lending Group, that Luck Key had been believed to have introduced. The addendum contained the same terms as in the case of Company A, and Luck Key would receive a success fee of 5% of China Lending Group’s equity value upon the successful closing of a business combination

For preliminary due diligence purposes, from January 26 to January 28, 2015, Mr. Miao organized and participated in meetings in which Mr. Vincent Ng visited Urumqi and met with Ms. Wen Qi (co-founder and chairwomen of China Lending Group), Ms. Li Jingping, and other senior management of China Lending Group. The Chief Executive Officer of DT Asia, Mr. Steve Cannon was scheduled to attend, but could not make his flight due to immigration delay when entering China from Hong Kong.

On January 29, 2015, Mr. Jianfeng Zhang (China Lending Group’s Managing Director), Mr. Miao, Ms. Xiaodan Zhang (Partner at DeHeng Law Office, PRC counsel to China Lending Group) and Ms. Tong met in Beijing, during which they discussed the possibility of a business combination with DT Asia.

On February 10, 2015, DT Asia entered into a letter of intent with Company A. Thereafter, DT Asia received negative feedback from its investment bank regarding Company A, namely, concerns about existing overcapacity and expected pricing pressure in the Chinese steel industry in which Company A operated. For these reasons, DT Asia decided not to proceed with Company A.

DT Asia continued its efforts to find an acquisition target. In connection therewith, it commenced negotiations with China Lending Group. China Lending Group stood out to DT Asia management and the Sponsor among the acquisition candidates considered to-date, with its strong market share, proven track record of risk management and well below market average of non-performing loans.

On February 26, 2015, Mr. Cannon provided an initial draft letter of intent to China Lending Group.

On March 9, 2015, DT Asia received and reviewed a public market comparable analysis report for China Lending Group from Aranca, a third-party research firm.

On March 10, 2015, DT Asia entered into a non-binding letter of intent with Adrie. DT Asia proposed to buy all the issued and outstanding equity interests in Adrie in exchange for 20,000,000 shares of the DT Asia’s ordinary shares; 16,000,000 of which would be subject to a one (1) year lock-up period, and 4,000,000 of which would be placed in escrow at the closing of the acquisition and released subject to achieving a three year earn out target scheme. Additionally, both parties acknowledged in the letter of intent that 1,000,000 shares (equivalent to 5% of the total equity value of the target, including shares subject to forfeiture) would be issued to Luck Key pursuant to consulting agreement with DT Asia.

On April 2, 2015 DT Asia convened a kick-off organization call for the transaction, led by Mr. Cannon, and which included participants from DT Asia, the Sponsor, China Lending Group, Mr. Miao (consultant to Sponsor), Ellenoff Grossman & Schole LLP (U.S. counsel to DT Asia), Foley & Lardner LLP (U.S. counsel to China Lending Group), DeHeng Law Office (PRC counsel to China Lending Group), and King & Wood Mallesons (PRC counsel to DT Asia).

For the next several months, Mr. Miao arranged and attended numerous meetings between China Lending Group and DT Asia. On April 17, 2015, Mr. Ng, Mr. Chen and Mr. Miao met with Ms. Li in Beijing to discuss China Lending Group’s post-business combination business model.

On May 13, 2015, Mr. Ng, Mr. Chen, Mr. Miao, Ms. Xiaodan Zhang, Ms. Li, and Mr. Jianfeng Zhang met in Beijing to discuss China Lending Group’s business model and risk management.

On May 14, 2015, Ms. Xiaodan Zhang, Mr. Chen, Mr. Miao, Mr. Ng as well as China Lending Group’s team (Ms. Li, Ms. Hong Wang, Mr. Jianfeng Zhang, and Ms. Wen Wang), met in Beijing to discuss China Lending Group’s post-business combination ability to access lower cost capital from international sources.

On May 26, 2015, DT Asia and China Lending Group modified the terms of the China Lending Group letter of intent to provide that upon the closing of the DT Asia’s acquisition of China Lending Group, 12,000,000 shares of DT Asia’s ordinary shares would be subject to a one (1) year lock-up period, and 8,000,000 shares would be placed in escrow at the closing of the acquisition and released subject to achieving certain milestone during a three year earn out period.

From May 30 to June 3, 2015, Mr. Jianfeng Zhang and Ms. Wen Wang from China Lending Group were invited by DT Asia to meet with officers from DT Asia’s underwriter Early Bird Capital, Mr. Steven Levine (Chief Executive Officer) and Mr. Edward Kovary Jr. (Managing Director, Equity Capital Markets), in Hong Kong. Mr. Stephen Chan (China Lending Group CFO candidate) and Mr. Cannon participated in the meeting. During the meeting, they discussed the strategy of China Lending Group in the regional and national direct lending markets, the importance and necessity of seeking Asian investors, especially with another blank check company having just announced a potential merger with a Chinese target company that operated in a similar industry as China Lending Group. During its stay in Hong Kong, the China Lending Group team also met directors and officers from DT Asia, including Mr. Cannon, Mr. Jason Wang (Director), Mr. Haibin Wang (Director) and Mr. Foelan Wong (Director), as well as Mr. Miao and Mr. Kenneth Wong (a staff representative of the Sponsor). They discussed China Lending Group’s fundamentals, risk management, rate of non-performing loans, and aggregated loan amounts since inception.

From June to early August 2015, the management team of China Lending Group and the Sponsor worked on a comparative analysis of the difference between China Lending Group and the target company of another blank check company operating in the similar industry in China. They also explored and discussed the possibilities of conducting a private placement of DT Asia equity at or prior to the closing of the business combination. King & Wood Mallesons conducted legal due diligence.

DT Asia and its advisors continued to conduct legal and financial due diligence on China Lending Group. In April 2015, DT Asia received and reviewed a draft report of King & Wood Mallesons’ findings of its legal due diligence, and discussed that report with King & Wood Mallesons, including applicable borrower and security regulations relating to the PRC direct lending business, and employment contracts. On June 3, 2015, DT Asia received and reviewed a draft audit report from China Lending Group’s auditors, MarcumBP, and DT Asia discussed that report with China Lending Group.

From July 2 to July 6, 2015, Mr. Ng visited Urumqi and met with Ms. Wen Qi, Ms. Li and other senior management of China Lending Group. They discussed the possibilities of conducting a private placement of DT Asia equity on or before the Business Combination closing.

From July 20 to July 21, 2015, Ms. Tong visited Urumqi and met with the senior management of China Lending. They discussed post-business combination expansion and acquisition opportunities.

From August 28 to September 8, 2015, DT Asia and China Lending Group initiated discussions with a number of investment banks in Asia regarding the feasibility of conducting a private placement of DT Asia’s preferred shares at closing of the business combination, such that at least $20 million would be available in cash at such closing. During this period, the parties also visited a dozen qualified investors in Asia (after signing of non-disclosure agreements with each prospective investor) to discuss the possibility of investing in a potential private placement of DT Asia preferred shares at the closing of the business combination.

On September 22, 2015, DT Asia’s board preliminarily approved the substantive terms of the Share Exchange Agreement. The terms of such agreement were based on negotiations conducted early in the year, at a time when closing was expected to occur in 2015, with the first of the earn-out targets to be in 2016.

With the approach of the fourth quarter of 2015, the timing of a potential closing of the Business Combination was encroaching into the 2016 earn-out period, which would have given China Lending Group a shorter time frame to meet the first earn-out target. Additionally, DT Asia took note of the recent fluctuation of the U.S. dollar against the RMB, and considered that the China Lending Group’s operations are conducted in RMB while the earn-out targets are in USD, such exchange rate fluctuations will directly impact the ability for China Lending Group to meet the original earn-out targets. Therefore, on October 3, 2015, China Lending Group proposed that the earn-out targets in the Share Exchange Agreement should be adjusted based on the actual timing of the closing, in the event that the closing were to occur on or after January 1, 2016. China Lending and DT Asia reached agreement on October 7, 2015 to modify the earn-out targets to reflect these modifications.

In mid-October 2015, the Sponsor received a request from Mr. Miao for the Sponsor to compensate him directly for his introduction of China Lending and related services pursuant to his October 23, 2014 consultant agreement with the Sponsor. As a result, DT Asia management wanted to ensure that compensation was not going to be paid to multiple parties for the same introduction and activities related to China Lending, and thus sought to clarify as to whether Mr. Miao was representing Luck Key and whether Luck Key or Mr. Miao should be credited with the introduction and activities related to China Lending Group.

To ensure a successful closing of the business combination, in early November 2015, China Lending Group and DT Asia agreed that the minimum cash requirement at closing would be reduced from $20 million to $10 million, and the maximum amount that could be raised in the PIPE Preferred Investment without Adrie’s consent was reduced from $36 million to $24 million.

From November 5 to November 6, 2015, Mr. Haibin Wang and Mr. Ng met with senior management of China Lending Group in Urumqi. They discussed the Sponsor’s arrangement with Mr. Miao, termination of the Luck Key consultant agreement and the timetable for the business combination.

On December 3, 2015, DT Asia engaged Cassel Salpeter & Co., LLC to provide a fairness opinion. After Cassel collected relevant information, including China Lending Group’s audited and interim financials (2013 to September 2015), China Lending Group’s financial projections (2016 to 2019), and DT Asia PRC lawyer’s Due Diligence report, on December 28, 2015, Cassel presented and discussed its valuation analysis with DT Asia’s board of directors.

On December 7, 2015, China Lending Group proposed that the earn-out targets should be further adjusted in the event that the PBOC base interest rate varied from the June 30, 2015 PBOC base rate, and be expressed in RMB using the USD:CNY exchange rate as of June 30, 2015. DT Asia considered this proposal in light of the fact that the PBOC base rate had reduced twice since the original financial projection date of June 30, 2015, with possibility of further reduction. Additionally, DT Asia considered that, due to the government-mandated ceiling on interest rates to direct lending customers, any reduction in the PBOC base rate would directly affect China Lending Group’s ability to achieve the original earn-out targets. In light of such factors, DT Asia agreed to the proposed modification on December 11, 2015.

In December 2015, the consulting agreement between DT Asia and Luck Key was terminated; and DT Asia, China Lending Group and Luck Key exchanged mutual releases. A Deed of Release dated December 14, 2015 was executed among DT Asia, its directors, Adrie, Feng Hui and Mr. Miao, and a separate Deed of Release dated December 17, 2015 was executed among the Sponsor, Luck Key and Mr. Miao, in each case releasing the parties from all obligations arising under Mr. Miao’s consulting agreement and any claims arising out of Mr. Miao’s dealings with the parties. In connection therewith, the Sponsor undertook to transfer to Mr. Miao 380,000 ordinary shares of DT Asia (subject to insider lock up) at closing.

On January 3, 2016, DT Asia’s board of directors approved the Share Exchange Agreement with China Lending Group as being in the best interests of DT Asia and its shareholders, and on January 11, 2016, the parties executed the Share Exchange Agreement.

DT Asia’s Board of Directors’ Reasons for the Approval of the Business Combination

Before determining that the Business Combination was in the best interests of DT Asia and its shareholders, DT Asia’s board of directors reviewed the results of management’s due diligence, which included:

•         research on comparable companies and transactions within the lending and non-bank finance industries;

•         research on non-bank finance industries trends, cycle, operating cost, bad debt and risk management;

•         extensive meetings and calls with China Lending Group’s management team and its representatives regarding China Lending Group’s operations, services, major customers, credit risk control and growth opportunities for the companies, among other typical due diligence matters;

•         personal visits to China Lending Group’s facilities in Urumqi, China;

•         review of China Lending Group’s material contracts, intellectual property matters, employee matters and other legal diligence;

•         consultation with DT Asia’s management, legal and financial advisors, and industry experts;

•         financial, tax, legal, and accounting diligence; and

•         creation of a financial model in consultation with management of China Lending Group.

DT Asia’s board of directors considered a wide variety of factors in connection with its evaluation of the Business Combination. In light of the complexity of those factors, DT Asia’s board of directors, as a whole, did not consider it practicable to, nor did it attempt to, quantify or otherwise assign relative weights to the specific factors it took into account in reaching its decision. Individual members of DT Asia’s board of directors may have given different weight to different factors.

In the prospectus for our IPO, we identified the following general criteria and guidelines that we believed would be important in evaluating prospective target businesses.

•         Middle-Market Growth Business. We will primarily seek to acquire one or more growth businesses with a total enterprise value in excess of $300,000,000. We believe that there are a substantial number of potential target businesses within this valuation range that can benefit from new capital for scalable operations to yield significant revenue and earnings growth. We currently do not intend to acquire either a start-up company or a company with negative cash flow.

•         Companies with Opportunity to Strengthen Management and Add Value. We will seek to acquire one or more businesses that provide a platform for the existing management team to leverage the experience of our management team. We believe that the operating expertise of our management team is well suited to complement and, if beneficial, replace the target’s management team.

•         Companies in Business Segments that are Strategically Significant to China. We will seek to acquire those businesses with strong technological know-how, distribution networks and/or business practices in economic sectors that are currently experiencing significant Asia/China outbound investing. Such sectors include: Energy and resources, food processing, retail, manufacturing, and high technology business segments.

•         Business with Revenue and Earnings Growth Potential. We will seek to acquire one or more businesses that have the potential for significant revenue and earnings growth through a combination of brand and new product development, increased production capacity, expense reduction and synergistic follow-on acquisitions resulting in increased operating leverage.

•         Companies with Potential for Strong Free Cash Flow Generation. We will seek to acquire one or more businesses that have the potential to generate strong, stable and increasing free cash flow. We intend to focus on one or more businesses that have predictable revenue streams and definable low working capital and capital expenditure requirements. We may also seek to prudently leverage this cash flow in order to enhance shareholder value.

•         Benefit from Being a Public Company. We intend to only acquire a business or businesses that will benefit from being publicly traded and which can effectively utilize access to broader sources of capital and a public profile that are associated with being a publicly traded company.

In considering the Business Combination, DT Asia’s board of directors concluded that China Lending Group met all of the above criteria. In particular, the board considered the following positive factors, although not weighted or in any order of significance:

•         Leading Middle-Market Business at Attractive Valuation. China Lending Group is one of the largest direct lending companies in Urumqi, the capital of Northwest China’s largest province (Xinjiang Autonomous Region). As of September 30, 2015 China Lending Group had registered capital of $94.2 million and a loan balance of $134.7 million, which represented approximately 4.4% of loan balances of all MSMEs direct lenders in the province (loan balance up 79.5% vs. 2013 year-end). Xinjiang is one of the fastest growing provinces in China, with 8.4% GDP growth in the nine months ended September 30, 2015, compared to China’s 6.9% GDP growth for the same period of 2015.

•         Business Where We Can Add Value. As a direct lending company, China Lending Group needs ready access to capital in order to fuel its business. DT Asia believes China Lending Group is an ideal candidate based on the opportunity that DT Asia, as a Nasdaq-listed public company, could provide a channel for China Lending Group to tap into a mature financial market with a relative low cost of funding and in turn lend it out to a less mature market with high demand for funding.

•         Proven Track Record and Strong Management Team. China Lending Group is led by a highly experienced management team that has grown China Lending Group’s business over the past six years, since its inception on 2009. In 2014, revenue was $18.8 million, up 63.8% as compared to 2013, and 2014 net income was $11.3 million, up 61.1% as compared to 2013. Additionally, in 2014 the current management team helped to achieve a net interest margin of 16%, a ROE of 17.5%; and near-zero non-performing loans. China Lending Group stands out among DT Asia’s candidates with its proven track records of risk control and well below market average of non-performing loan.

•         Strong Credit Risk Control Policy. China Lending Group’s highly experienced, strong risk management team focuses on effective control policies in granting loans as a corporate culture to protect shareholders. Approximately 75% of loans are funded from China Lending Group’s capital and retained earnings. China Lending Group also employs unique and stringent risk management measures, such as its policy that senior management is personally responsible for bad-loans (when non-performing loan ratio exceeds 1%).

•         New Opportunities for Growth. China Lending Group’s consulting and credit risk analysis services, its newly established business segment, is expected to be one of the growth drivers for 2016 and beyond. This segment supports core non-bank lending business and due diligence efforts, and will host a Credit Risk Analytics Platform that provides customers with professional risk management services and credit rating services. China Lending Group is also planning to develop a P2P lending platform and the setup of the first internet banking platform in the region. Finally, China Lending Group has obtained a nationwide consulting and risk management license to provide China Lending Group with access to clients outside of its core geographic market. It anticipates establishing an office in Beijing, and expanding its market to major financial centers such as Shanghai and Shenzhen.

•         Strategic location provides China Lending Group with access to a large pool of MSMEs, in a range of industries. Xinjiang is one of the fastest growing provinces in China with a 10% GDP growth in 2014, vs China’s 7.4% GDP growth in 2014, and 8.4% GDP growth in the nine months ended September 30, 2015, compared to China’s 6.9% GDP growth for the same period of 2015. Under China’s “One Road, One Belt” or “New Silk Road”, a $40 billion project, Urumqi is expected to become a major trade hub connecting Beijing and provinces of Gansu, Shanxi and Sichuan with Central Asia and Turkey. Additionally Urumqi is strategically located near Kazakhstan and Kyrgyzstan, which provides a gateway to Central Asia and Eastern Europe.

•         Direct lending industry in China. China’s financing industry is dominated by banks, which largely serve state-owned enterprises, while underserved private sector businesses, primarily MSMEs, are being offered flexible, effective and diversified financing mainly by direct lenders.

•         Proposed liberalized regulations. China’s government is supporting favorable regulatory policies for existing large direct lenders, such as China Lending Group. Under a newly proposed policy, several operational restrictions would be removed which would allow MSMEs to borrow with more flexible terms (loan duration and size) while at the same time allow well-managed direct lenders to offer a diversity of lending products and financing programs.

•         High entry barriers for new lenders; fragmented market with consolidation opportunities. New government policies have increased requirements (higher capital thresholds and higher professional qualifications for senior managements) and have made it harder for new lenders to obtain business licenses and for smaller players to offer new products. These new policies encourage M&A activities where mid and large direct lenders, like China Lending Group, can take over or creating strategic partnerships with smaller players, thus creating larger direct lenders as the backbone of the non-bank financing infrastructure. Of note, China Lending Group’s loan balance as of September 30, 2015 was $134.7 million, representing 4.4% of the aggregate loan balances of all MSMEs direct lenders in Xinjiang Province.

As illustrated in the tables below, China Lending Group’s strategy has delivered consistent historical growth:

($ in million)	2009	2010	2011	2012	2013	2014
Revenue	$0.6	$3.3	$8.5	$11.0	$11.5	$18.8
Net Income	$0.1	$1.4	$5.0	$7.8	$7.0	$11.3
Net Assets	$8.3	$25.6	$53.1	$51.1	$52.6	$101.3
Loan Balance	$8.4	$29.6	$65.8	$59.8	$74.3	$131.7

•         Financial Terms of the Exchange Agreement. In considering the terms of the share exchange, our board of directors considered the fact that, in offering solely equity consideration for the Business Combination, the value of our ordinary shares to be paid to Sellers upon consummation of the Business Combination could be significantly more or less than the $10.20 implied value per share immediately prior to the announcement of the entry into the Exchange Agreement based on any fluctuations in the market price of DT Asia’s ordinary shares. Our board of directors took note of the course of negotiations between the parties in arriving at the amount of equity consideration to be paid in the Business Combination, including the level of earn-out targets for the escrowed consideration and the shareholder dividend policy before and after consummation of the Business Combination.

•         Other Terms and Conditions of the Exchange Agreement. Our board of directors considered the other terms and conditions of the Exchange Agreement, including the nature and scope of the closing conditions and the likelihood of obtaining any necessary regulatory approvals.

•         Pro Forma Ownership. Our board of directors took note of the fact that, following completion of the Business Combination (including the automatic conversion of 7,212,316 rights of DT Asia into approximately 721,321 ordinary shares and the issuance of 8,000,000 Escrow Shares, subject to forfeiture, but excluding any ordinary shares issuable upon conversion of the Series A Convertible Preferred Stock issuable in the PIPE Preferred Investment or the exercise of any outstanding DT Asia warrants or options) and if there are no redemptions, DT Asia’s existing shareholders, including our Sponsor, will retain an ownership interest of 32.8% of the Company, and Seller will own 67.2% of our outstanding ordinary shares (or 87.4%, in the event of maximum share redemptions).

•         Opinion of DT Asia’s Financial Advisor. Our board of directors considered the financial analyses reviewed and discussed with our board of directors by representatives of Cassel Salpeter on December 28, 2015, as well as the oral opinion of Cassel Salpeter rendered to our board of directors on December 28, 2015 (which was subsequently confirmed in writing by delivery of a written opinion dated the same date) that, as of December 28, 2015, and based upon and subject to the assumptions, factors, limitations and qualifications and other matters considered in connection with the preparation of such opinion, (i) the Exchange Shares to be issued by DT Asia for the ordinary shares of BVICo in the Business Combination pursuant to the Exchange Agreement was fair, from a financial point of view, to DT Asia and (ii) BVICo had a fair market value equal to at least 80% of the amount held by DT Asia in trust for the benefit of its public shareholders (excluding any taxes payable on the income earned on the trust account).

DT Asia’s board of directors also gave consideration to the following negative factors (which are more fully described in the “Risk Factors” section of this proxy statement), although not weighted or in any order of significance:

•         the risk that some of the current public shareholders would vote against the Business Combination Proposal or exercise their redemption rights, thereby depleting the amount of cash available in the trust account, which our board concluded was substantially mitigated because public shareholders may vote for the Business Combination Proposal while also exercising their redemption rights, especially to the extent that they hold public warrants and public rights, which would likely be worthless if the Business Combination is not completed;

•         the risk that the announcement of the transactions and potential diversion of China Lending Group’s management and employee attention may adversely affect China Lending Group’s ability to retain current customers;

•         the risk that certain key employees and customers of China Lending Group might not choose to remain with China Lending Group after the Business Combination;

•         the risk that the majority voting control of DT Asia will likely be given to Sellers upon the consummation of the Business Combination;

•         the risks and costs to DT Asia if the Business Combination is not completed, including the risk of liquidation;

•         the risks associated with the Chinese lending industry in general, including the regulatory restrictions imposed;

•         the risk associated with macroeconomic uncertainty and the effects it could have on China Lending Group’s revenues;

•         the risks associated with China Lending Group’s structure and use of variable interest entities;

•         the risk of competition in the industry, including the potential for new entrants and new products gaining market share;

•         the risk that the Business Combination might not be consummated in a timely manner or that the closing of the Business Combination might not occur despite the companies’ efforts, including by reason of a failure to obtain the approval of the DT Asia shareholders;

•         the risk that the transactions contemplated by the Exchange Agreement would not be completed in accordance with its terms or at all;

•         the inability to maintain the listing of the DT Asia’s ordinary shares on the Nasdaq Capital Market prior to or following the Business Combination;

•         the significant fees and expenses associated with completing the Business Combination and the substantial time and effort of management required to complete the Business Combination; and

•         the fact that our Sponsor, officers and directors may have interests in the Business Combination that are different from, or are in addition to, the interests of our public shareholders, including the matters described under “— Certain Benefits of DT Asia’s Directors and Officers and Others in the Business Combination” below. However, our board of directors concluded that the potentially disparate interests would be mitigated because (i) these interests were disclosed in our IPO prospectus and would be included in this proxy statement, (ii) these disparate interests would exist with respect to a business combination with any target company, and (iii) the Business Combination was structured so that the Business Combination may be completed even if public shareholders redeem a substantial portion of our outstanding ordinary shares.

Our board of directors concluded that these risks could be managed or mitigated by DT Asia or were unlikely to have a material impact on the Business Combination or DT Asia, and that, overall, the potentially negative factors or risks associated with the Business Combination were outweighed by the potential benefits of the Business Combination to DT Asia and its shareholders. The DT Asia board of directors realized that there can be no assurance about future results, including results considered or expected as disclosed in the foregoing reasons. The foregoing discussion of the material factors considered by the DT Asia board of directors is not intended to be exhaustive, but does set forth the principal factors considered by our board.

Satisfaction of 80% Test

It is a requirement under DT Asia’s charter that any business acquired by DT Asia in its initial business combination have a fair market value equal to at least 80% of the balance of the funds in the trust account at the time of the execution of a definitive agreement for an initial business combination. The DT Asia board of directors considered, among other things, the financial analysis reviewed by Cassel Salpeter with the DT Asia board of directors, and the opinion of Cassel Salpeter to the DT Asia board of directors as to whether, as of the date of the opinion, and subject to and based on the assumptions, factors, limitations, qualifications and other matters considered in connection with the preparation of such opinion BVICo had a fair market value of at least 80% of the amount held by the Company in trust for the benefit of its public shareholders (excluding any taxes payable on the income earned on the trust account).

Description of Opinion of Cassel Salpeter & Co., LLC

On December 28, 2015, Cassel Salpeter rendered its oral opinion to the DT Asia board (which was confirmed in writing by delivery of Cassel Salpeter’s written opinion dated the same date) to the effect that, as of December 28, 2015, and subject to and based on the assumptions, factors, limitations, qualifications and other matters considered in connection with the preparation of such opinion, (i) the Exchange Shares to be issued by DT Asia for the ordinary shares of BVICo in the Business Combination pursuant to the Exchange Agreement was fair, from a financial point of view, to DT Asia and (ii) BVICo had a fair market value equal to at least 80% of the amount held by DT Asia in trust for the benefit of its public shareholders (excluding any taxes payable on the income earned on the trust account). The summary of the opinion in this proxy statement is qualified in its entirety by reference to the full text of the written opinion, which is included as Annex B to this proxy statement and sets forth the procedures followed, assumptions made, qualifications and limitations on the review undertaken and other matters considered by Cassel Salpeter in preparing its opinion.

The opinion was addressed to the DT Asia board for the use and benefit of the members of the DT Asia board (in their capacities as such) in connection with the DT Asia board’s evaluation of the Business Combination. Neither the opinion nor the summary of the opinion and related analyses set forth in this proxy statement is intended to and they do not constitute advice or a recommendation to any holder of DT Asia ordinary shares or any other security holders as to how such holder should vote or act with respect to any matter relating to the Business Combination or otherwise, including, without limitation, whether such holder should exercise its redemption rights with respect to its DT Asia ordinary shares. Cassel Salpeter’s opinion should not be construed as creating any fiduciary duty on Cassel Salpeter’s part to DT Asia, any other party to the Exchange Agreement, any security holder of DT Asia or such other party, any creditor of DT Asia or such other party, or any other person. Cassel Salpeter’s opinion was just one of the several factors the DT Asia board took into account in making its determination to approve the Business Combination.

Cassel Salpeter’s opinion only addressed whether, as of the date of the opinion, (i) the Exchange Shares to be issued by DT Asia for the ordinary shares of BVICo in the Business Combination pursuant to the Exchange Agreement was fair, from a financial point of view, to DT Asia, and (ii) BVICo had a fair market value equal to at least 80% of the amount held by DT Asia in trust for the benefit of its public shareholders (excluding any taxes payable on the income earned on the trust account). It did not address any other terms, aspects, or implications of the Business Combination, the Exchange Agreement or any other transactions, including, without limitation, (i) any term or aspect of the Business Combination that is not susceptible to financial analyses, (ii) other than assuming the consummation of the PIPE Preferred Investment for at least $12 million prior to the Business Combination, (iii) the redemption obligations of DT Asia under its organizational documents, (iv) the appropriate capital structure of DT Asia or whether DT Asia should be issuing debt or equity securities or a combination of both, (v) the fairness of the Business Combination, or all or any portion of the Exchange Shares, to any security holders of DT Asia, BVICo or any other person or any creditors or other constituencies of DT Asia, BVICo or any other person, nor (vi) the fairness of the amount or nature, or any other aspect, of any compensation or consideration payable to or received by any officers, directors, or employees of any parties to the Business Combination, or any class of such persons, relative to the Exchange Shares to be issued by DT Asia for BVICo ordinary shares in the Business Combination pursuant to the Exchange Agreement, or otherwise. Cassel Salpeter did not express any opinion as to what the value of the Exchange Shares actually would be when issued to the holders of BVICo ordinary shares pursuant to the Business Combination or the prices at which DT Asia preferred shares, DT Asia ordinary shares or BVICo ordinary shares may trade, be purchased or sold at any time, and Cassel Salpeter made no representation or warranty regarding the adequacy of its opinion or the analyses underlying its opinion for the purpose of DT Asia’s compliance with the terms of its organizational documents or any applicable foreign, federal, state or local laws, rules or regulations or for any other general or particular purpose.

The opinion did not address the relative merits of the Business Combination as compared to any alternative transaction or business strategy that may have existed for DT Asia, or the merits of the underlying decision by the DT Asia board or DT Asia to engage in or consummate the Business Combination. The financial and other terms of the Business Combination were determined pursuant to negotiations between the parties to the Exchange Agreement and were not determined by or pursuant to any recommendation from Cassel Salpeter.

Cassel Salpeter’s analysis and opinion were necessarily based upon market, economic, and other conditions as they existed on, and could be evaluated as of, the date of the opinion. Accordingly, although subsequent developments could arise that would otherwise affect its opinion, Cassel Salpeter did not assume any obligation to update, review, or reaffirm the opinion to DT Asia or any other person or otherwise to comment on or consider events occurring or coming to Cassel Salpeter’s attention after the date of its opinion.

In arriving at its opinion, Cassel Salpeter made such reviews, analyses, and inquiries as Cassel Salpeter deemed necessary and appropriate under the circumstances. Among other things, Cassel Salpeter:

•         Reviewed a draft, dated December 24, 2015, of the Exchange Agreement.

•         Reviewed certain publicly available financial information and other data with respect to DT Asia and BVICo that Cassel Salpeter deemed relevant.

•         Reviewed certain other information and data with respect to BVICo made available to Cassel Salpeter by BVICo, including financial projections with respect to the future financial performance of BVICo for the period ending December 31, 2019, prepared by management of BVICo on the assumption that certain cash of DT Asia would be available following the Business Combination for use in BVICo’s business (the “Projections”) and other internal financial information furnished to Cassel Salpeter by or on behalf of BVICo.

•         Considered and compared the financial and operating performance of BVICo with that of companies with publicly traded equity securities that Cassel Salpeter deemed relevant.

•         Considered the publicly available financial terms of certain transactions that Cassel Salpeter deemed relevant.

•         Compared the implied equity value reference ranges of BVICo to the balance, as provided by DT Asia management, in DT Asia’s trust account.

•         Discussed the business, operations, and prospects of BVICo and the proposed Business Combination with DT Asia’s and BVICo’s management and certain of DT Asia’s and BVICo’s representatives.

•         Conducted such other analyses and inquiries, and considered such other information and factors, as Cassel Salpeter deemed appropriate.

For purposes of its analysis and opinion, Cassel Salpeter, with DT Asia’s consent, evaluated whether, as of the date of the opinion, BVICo had a fair market value equal to at least 80% of the balance of funds in DT Asia’s trust account solely upon the basis of a comparison of the implied equity value reference ranges indicated by Cassel Salpeter’s financial analysis of BVICo with the balance of the funds remaining in DT Asia’s trust account, which DT Asia advised Cassel Salpeter and Cassel Salpeter, for purposes of its analysis and opinion, assumed did not and would not exceed US$70,009,000. In addition, for purposes of its analysis and opinion, Cassel Salpeter, with DT Asia’s consent, assumed that (i) the per share liquidation value of DT Asia was equal to US$10.20 and was a reasonable basis upon which to evaluate DT Asia ordinary shares and DT Asia and (ii) the entire amount of the Escrow Shares would be released to the Sellers in accordance with the Exchange Agreement.

In arriving at its opinion, Cassel Salpeter, with DT Asia’s consent, relied upon and assumed, without independently verifying, the accuracy and completeness of all of the financial and other information that was supplied or otherwise made available to Cassel Salpeter or available from public sources, and Cassel Salpeter further relied upon the assurances of DT Asia’s and BVICo’s management that they were not aware of any facts or circumstances that would make any such information inaccurate or misleading. In addition, Cassel Salpeter did not receive or review any individual credit files, nor did Cassel Salpeter make an independent evaluation or appraisal of the assets and liabilities (including any contingent, derivative or off-balance-sheet assets and liabilities) of BVICo or any of its subsidiaries, and Cassel Salpeter was not furnished with any such evaluations or appraisals. Cassel Salpeter is not an expert in the evaluation of loan and lease portfolios for purposes of assessing the adequacy of the allowances for losses with respect thereto and, accordingly, Cassel Salpeter assumed that such allowances for losses were in the aggregate adequate to cover such losses. Cassel Salpeter is not legal, tax, accounting, environmental, or regulatory advisors and, Cassel Salpeter did not express any views or opinions as to any legal, tax, accounting, environmental, or regulatory matters relating to DT Asia, BVICo, the Business Combination, or otherwise. Cassel Salpeter understood and assumed that DT Asia had obtained or would obtain such advice as it deemed necessary or appropriate from qualified legal, tax, accounting, environmental, regulatory, and other professionals. Cassel Salpeter in addition understood that BVICo. and the Sellers consummated an internal reorganization pursuant to which Feng Hui and its shareholders entered into certain variable interest entity contracts with a subsidiary of BVICo pursuant to which, among other things, the profits of Feng Hui are paid to such subsidiary of BVICo and Feng Hui will be contractually controlled by such subsidiary of BVICo (the “VIE Arrangement”). Cassel Salpeter offered no opinion as to the VIE Arrangement, including, without limitation, the legal, contractual, financial or other terms thereof, and with DT Asia’s consent, assumed that BVICo would recognize the intended benefits thereof in a manner consistent with the Projections.

DT Asia also advised Cassel Salpeter and Cassel Salpeter assumed that the Projections were reasonably prepared on a basis reflecting the best currently available estimates and judgments of management of BVICo with respect to the future financial performance of BVICo assuming that certain cash of DT Asia would be available following the Business Combination for use in BVICo’s business and that the Projections provided a reasonable basis upon which to analyze and evaluate BVICo and form an opinion. Cassel Salpeter expressed no view with respect to the Projections or the assumptions on which they were based. Cassel Salpeter did not evaluate the solvency or creditworthiness of DT Asia, BVICo or any other party to the Business Combination, the fair value of DT Asia, BVICo or any of their respective assets or liabilities, or whether DT Asia, Sellers or any other party to the Business Combination is paying or receiving reasonably equivalent value in the Business Combination under any applicable foreign, state, or federal laws relating to bankruptcy, insolvency, fraudulent transfer, or similar matters, nor did Cassel Salpeter evaluate, in any way, the ability of DT Asia, BVICo or any other party to the Business Combination to pay its obligations when they come due. Cassel Salpeter did not physically inspect DT Asia’s or BVICo’s properties or facilities and did not make or obtain any evaluations or appraisals of DT Asia’s or BVICo’s assets or liabilities (including any contingent, derivative, or off-balance-sheet assets and liabilities). Cassel Salpeter did not attempt to confirm whether DT Asia and BVICo have good title to their respective assets. Cassel Salpeter’s role in reviewing any information was limited solely to performing such reviews as Cassel Salpeter deemed necessary to support its own advice and analysis and was not on behalf of the board of directors, DT Asia, or any other party.

Cassel Salpeter assumed, with DT Asia’s consent, that the Business Combination would be consummated in a manner that complies in all respects with applicable foreign, federal, state, and local laws, rules, and regulations and that, in the course of obtaining any regulatory or third party consents, approvals, or agreements in connection with the Business Combination, no delay, limitation, restriction, or condition would be imposed that would have an adverse effect on DT Asia, BVICo or the Business Combination. Cassel Salpeter also assumed, with DT Asia’s consent, that the final executed form of the Exchange Agreement would not differ in any material respect from the draft Cassel Salpeter reviewed and that the Business Combination would be consummated on the terms set forth in the Exchange Agreement, without waiver, modification, or amendment of any term, condition, or agreement thereof material to its analyses or opinion. Cassel Salpeter also assumed that the representations and warranties of the parties to the Exchange Agreement contained therein were true and correct and that each such party would perform all of the covenants and agreements to be performed by it under the Exchange Agreement. Cassel Salpeter offered no opinion as to the contractual terms of the Exchange Agreement or the likelihood that the conditions to the consummation of the Business Combination set forth in the Exchange Agreement would be satisfied.

In connection with preparing its opinion, Cassel Salpeter performed a variety of financial analyses. The following is a summary of the material financial analyses performed by Cassel Salpeter in connection with the preparation of its opinion. It is not a complete description of all analyses underlying such opinion. The preparation of an opinion is a complex process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances. As a consequence, neither Cassel Salpeter’s opinion nor the respective analyses underlying its opinion is readily susceptible to partial analysis or summary description. In arriving at its opinion, Cassel Salpeter assessed as a whole the results of all analyses undertaken by it with respect to the opinion. While it took into account the results of each analysis in reaching its overall conclusions, Cassel Salpeter did not make separate or quantifiable judgments regarding individual analyses and did not draw, in isolation, conclusions from or with regard to any individual analysis or factor. Therefore, Cassel Salpeter believes that the analyses underlying the opinion must be considered as a whole and that selecting portions of its analyses or the factors it considered, without considering all analyses and factors underlying the opinion collectively, could create a misleading or incomplete view of the analyses performed by Cassel Salpeter in preparing the opinion.

The implied multiple ranges and implied value reference ranges indicated by Cassel Salpeter’s analyses are not necessarily indicative of actual values nor predictive of future results, which may be significantly more or less favorable than those suggested by such analyses. Much of the information used in, and accordingly the results of, Cassel Salpeter’s analyses are inherently subject to substantial uncertainty.

The following summary of the material financial analyses performed by Cassel Salpeter in connection with the preparation of its opinion includes information presented in tabular format. The tables alone do not constitute a complete description of these analyses. Considering the data in the tables below without considering the full narrative description of the analyses, as well as the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of the financial analyses Cassel Salpeter performed.

For purposes of its analyses, Cassel Salpeter assumed that the implied value of the Exchange Shares was $204,000,000, based on the assumption that the entire amount of the Escrow Shares would be released to the Sellers in accordance with the Exchange Agreement and the assumption that the per share liquidation value of DT Asia was US$10.20, which DT Asia advised Cassel Salpeter, and Cassel Salpeter, with the consent of the DT Asia, assumed was a reasonable basis upon which to evaluate the DT Asia ordinary shares and DT Asia.

Unless the context indicates otherwise, (1) share prices for the selected companies used in the selected companies analysis described below were as of December 24, 2015, (2) estimates of future financial performance of BVICo were based on the Projections, and (3) implied equity value reference ranges indicated for BVICo are net of the amount of cash of DT Asia that BVICo management assumed in the Projections would be available following the Business Combination for use in BVICo’s business.

Discounted Cash Flows Analysis

Cassel Salpeter performed a discounted cash flow analysis of BVICo using the Projections. In performing this analysis, Cassel Salpeter applied discount rates ranging from 24.0% to 26.0% to projected dividends for the years 2016 through 2019 and to terminal multiples of projected net income for 2019 ranging from 7.5x to 9.5x. This analysis indicated an implied equity value reference range of $174,400,000 to $232,000,000 for BVICo, as compared to the implied value of the Exchange Shares of $204,000,000.

Selected Companies Analysis

Cassel Salpeter considered certain financial data for BVICo and selected companies with publicly traded equity securities Cassel Salpeter deemed relevant. The financial data reviewed included share price as multiple of projected earnings per share for 2016, or “2016 P EPS,” and share price as multiple of projected earnings per share for 2017, or “2017 P EPS.” The selected companies with publicly traded equity securities were:

•         Credit China Holdings Limited

•         Hanhua Financial Holding Co., Ltd.

•         Differ Group Holding Company Limited

•         China Financial Services Holdings Limited

•         Zuoli Kechuang Micro-Finance Company Limited

•         China Success Finance Group Holdings Limited

•         China Huirong Financial Holdings Limited

Cassel Salpeter calculated the following share price multiples with respect to the selected companies:

Share Price Multiple of	High	Mean	Median	Low
2016 P EPS	64.9x	21.7x	9.1x	3.8x
2017 P EPS	57.0x	23.5x	9.6x	3.9x

Taking into account the results of the selected companies analysis, Cassel Salpeter applied multiple ranges of 7.0x to 9.0x to BVICo’s projected net income for 2016 and 6.0x to 8.0x to BVICo’s projected net income for 2017. The selected companies analysis indicated an implied equity value reference range for BVICo of $173,300,000 to $229,800,000 for BVICo, as compared to the implied value of the Exchange Shares of $204,000,000.

None of the selected companies have characteristics identical to BVICo. An analysis of selected publicly traded companies is not mathematical; rather it involves complex consideration and judgments concerning differences in financial and operating characteristics of the selected companies and other factors that could affect the public trading values of the companies reviewed.

Selected Transactions Analysis

Cassel Salpeter considered certain financial data for BVICo and the financial terms of the following business transactions Cassel Salpeter deemed relevant. The financial data reviewed included the total price paid (equal to common equity value assuming 100% interest acquired) as a multiple of projected net income for 2016, or “2016 P Net Income,” and the selected transactions were:

Target	Acquirer
Stakes in Eight Companies	Dalian Friendship (Group) Co., Ltd
Highsun Small-Loan Co., Ltd.	Guangdong Highsun Group Co. Ltd
Ningbo Yinzhou Huijin Petty Loan Co., Ltd*	Aux Group Co. Ltd
Deqing Jin Hui Micro-Finance Co., Ltd	Zuoli Kechuang Micro-Finance Company Ltd
Tianjin Tasly Rongtong Microcredit Co., Ltd.	Tianjin Tasly Group Co., Ltd.
Flying Financial Service Holdings*	Not Disclosed
WorldUnions Credit	Shenzhen World Union Properties Consultancy Inc.
Beijing Dong Fang Hui Invest. Consulting Co. Ltd*	Simsen International Corp Ltd (nka: Huarong International Financing Holdings Ltd.)
Beijing Yuedetong Financial Consulting Co.*	Beijing Rong Cheng United Financial Consulting Co.
WorldUnions Credit (minority stake)	Shenzhen World Union Properties Consultancy Inc.
Mini Credit of Shenzhen Chaoshang Commerce Chamber Co. Ltd.	Powerleader Investment Holding Company Ltd.

____________

*         Excluded from high, low, mean and median because metrics were either unavailable or not meaningful

	High	Mean	Median	Low
Total Price Paid Multiple of 2016 P Net Income	26.7x	12.9x	13.0x	4.1x

Taking into account the results of the selected transactions analysis, Cassel Salpeter applied multiple ranges of 10.0x to 12.0x and a discount rate of 25.0% to BVICo’s projected net income for 2016. The selected companies analysis indicated an implied equity value reference range for BVICo of $173,400,000 to $209,600,000 for BVICo, as compared to the implied value of the Exchange Shares of $204,000,000.

None of the transactions or target companies in the selected transactions have characteristics identical to the Business Combination or BVICo. Accordingly, an analysis of selected business combinations is not mathematical; rather it involves complex considerations and judgments concerning differences in financial and operating characteristics of the target companies in the selected transactions and other factors that could affect the respective acquisition values of the transactions reviewed.

Other Matters Relating to Cassel Salpeter’s Opinion

As part of its investment banking business, Cassel Salpeter regularly is engaged in the evaluation of businesses and their securities in connection with mergers, acquisitions, corporate restructurings, private placements and other purposes. Cassel Salpeter is a recognized investment banking firm that has substantial experience in providing financial advice in connection with proposed mergers, acquisitions, sales of companies, businesses and other assets and other transactions.

Cassel Salpeter received a fee of $125,000 for rendering its opinion, no portion of which was contingent upon the completion of the Business Combination. In addition, DT Asia agreed to reimburse Cassel Salpeter for certain expenses incurred by it in connection with its engagement and to indemnify Cassel Salpeter and its related parties for certain liabilities that may arise out of its engagement or the rendering of its opinion. In accordance with Cassel Salpeter’s policies and procedures, a fairness committee was not required to, and did not, approve the issuance of the opinion.

Certain Benefits of DT Asia’s Directors and Officers and Others in the Business Combination

When you consider the recommendation of our board of directors in favor of approval of the Business Combination, you should keep in mind that our board of directors and officers have interests in the Business Combination that are different from, or in addition to, your interests as a shareholder. These interests include, among other things:

•         the fact that our Sponsor and our independent directors paid an aggregate of approximately $4.2 million for their founder shares, sponsor warrants and private units and such securities should have a significantly higher value at the time of the Business Combination;

•         Our Sponsor has loaned the Company $900,000 pursuant to a note, which becomes due on the earlier of April 6, 2016 and the date on which the Company consummates a business combination. Of the $900,000, up to $500,000 is convertible, in whole or in part, at the payee’s election, upon the consummation of the Business Combination, into units, at a price of $10.00 per unit. These units will be identical to the private units issued in a private placement in connection with Company’s IPO;

•         if DT Asia is unable to complete a business combination within the required time period, Ms. Winnie Lai Ling Ng, the owner of our Sponsor, will be personally liable to ensure that the proceeds in the trust account are not reduced by the claims of target businesses or claims of vendors or other entities that are owed money by DT Asia for services rendered or contracted for or products sold to DT Asia, but only if such a vendor or target business has not executed a waiver of claims against the trust account and except as to any claims under our indemnity of the underwriters; and

•         the continued indemnification of current directors and officers of the Company and the continuation of directors’ and officers’ liability insurance after the Business Combination.

Potential Purchases of Public Shares

In connection with the shareholder vote to approve the Business Combination, our directors, officers, or advisors or their respective affiliates may privately negotiate transactions to purchase shares from shareholders who would have otherwise elected to have their shares redeemed in conjunction with a proxy solicitation pursuant to the proxy rules for a per-share pro rata portion of the trust account. None of our directors, officers or advisors or their respective affiliates will make any such purchases when they are in possession of any material non-public information not disclosed to the seller or during a restricted period under Regulation M under the Exchange Act. Such a purchase would include a contractual acknowledgement that such shareholder, although still the record holder of our shares, is no longer the beneficial owner thereof and therefore agrees not to exercise its redemption rights, and would include a contractual provision that directs such shareholder to vote such shares in a manner directed by the purchaser. In the event that our directors, officers or advisors or their affiliates purchase shares in privately negotiated transactions from public shareholders who have already elected to exercise their redemption rights, such selling shareholders would be required to revoke their prior elections to redeem their shares. Any such privately negotiated purchases may be effected at purchase prices that are in excess of the per share pro rata portion of the trust account.

The purpose of such purchases would be to increase the likelihood of obtaining shareholder approval of the Business Combination or, where the purchases are made by our directors, officers or advisors or their respective affiliates, to reduce the dollar amount of redemptions and thereby enhance DT Asia’s ability to satisfy the closing conditions under the Exchange Agreement.

Total DT Asia Ordinary Shares to be Issued in the Business Combination

It is anticipated that, following completion of the Business Combination and if there are no redemptions, DT Asia’s public shareholders will retain an ownership interest of 25.7% of the outstanding ordinary shares of DT Asia and our initial shareholders and affiliates will retain an ownership interest of 7.1% of the outstanding ordinary shares of DT Asia, assuming none of DT Asia’s shareholders exercise their redemption rights. These relative percentages assume the automatic conversion of 7,212,316 rights of DT Asia into ordinary shares at the closing of the Business Combination, the issuance of 8 million Escrow Shares, subject to forfeiture, and DT Asia’s receipt of $12 million in cash proceeds from the proposed PIPE Preferred Investment but exclude the conversion of any Series A Convertible Preferred Stock issuable in the PIPE Preferred Investment. If DT Asia’s shareholders exercise their redemption rights, the ownership interest in DT Asia of DT Asia’s public shareholders will decrease and the ownership interest in DT Asia of our initial shareholders and affiliates will increase. If there are maximum redemptions of DT Asia ordinary shares covering 6,860,063 shares, which we believe would leave $5,000,001 in net tangible assets, DT Asia’s public shareholders will retain an ownership interest of 3.4% and our initial shareholders and affiliates will retain an ownership interest of 9.2%.

These ownership percentages with respect to DT Asia following the Business Combination assume the automatic conversion of 7,212,316 rights of DT Asia into approximately 721,231 ordinary shares at the closing of the Business Combination and DT Asia’s receipt of $12 million in cash proceeds from the proposed PIPE Preferred Investment; they do not take into account (i) any ordinary shares issuable upon conversion of the Series A Convertible Preferred Stock issuable in the PIPE Preferred Investment (currently expected to be 1 million shares), (ii) the 6,860,063 public warrants to purchase up to a total of 3,430,031 DT Asia ordinary shares, (iii) the 352,253 private warrants to purchase up to a total of 176,126 DT Asia ordinary shares, (iv) the 2,058,007 sponsor warrants to purchase up to 1,029,004 DT Asia ordinary shares, or (v) the unit purchase option, held by the underwriter in our IPO, to purchase up to 660,000 DT Asia ordinary shares and 600,000 public warrants to purchase up to a total of 300,000 ordinary shares that will remain outstanding following the Business Combination. If the actual facts are different than these assumptions (which they are likely to be), the percentage ownership retained by DT Asia’s existing shareholders in DT Asia will be different. See “Unaudited Pro Forma Condensed Combined Financial Information” for further information.

Sources and Uses for the Business Combination

The following table summarizes the sources and uses for funding the Business Combination assuming 0% redemptions and $70.0 million of cash in our trust account:

Sources		Uses
($ in Millions)
DT Asia Cash	$81.8	Dividend Payment	$2.0
Cash from China Lending Group’s Balance Sheet	0.5	Transaction Expenses	3.9
		Repayment of Promissory Notes	0.9
		Additional Capital to Subsidiaries	75.5
Total Sources	$82.3	Total Uses	$82.3

The following table summarizes the sources and uses for funding the Business Combination assuming 100% redemptions and $27,000 of cash in our trust account after redemptions:

Sources		Uses
($ in Millions)
DT Asia Cash	$11.8	Dividend Payment	$2.0
Cash from China Lending Group’s Balance Sheet	0.5	Transaction Expenses	3.9
		Repayment of Promissory Notes	0.9
		Additional Capital to Subsidiaries	5.5
Total Sources	$12.3	Total Uses	$12.3

Board of Directors of DT Asia Following the Business Combination

Upon or before the closing of the Business Combination, we anticipate decreasing the size of our board of directors from six to five directors. All incumbent directors of DT Asia except Jason Kon Man Wong have informed us that they will resign from our board of directors upon closing of the Business Combination. Our board of directors intends to fill the vacancies left by these directors with five persons, two of whom will be nominated by DT Asia (Mr. Jason Kon Man Wong, an incumbent independent director of DT Asia, and Mr. Alain Vincent Fontaine, a new independent director) and three of whom will be nominated by BVICo (Ms. Qi Wen, the current Chairperson of Feng Hui, Ms. Li Jingping, the incumbent director of BVICo, and Mr. Si Shen, a new independent director). It is presently contemplated that Mr. Si Shen will serve as a Class I director, Ms. Qi Wen and Ms. Li Jingping will serve as Class II directors and Mr. Jason Kon Man Wong and Mr. Alain Vincent Fontaine will serve as Class III directors. Members of Class I will serve as directors until our annual meeting in 2017, members of Class II will serve as directors until our annual meeting in 2018 and members of Class III will serve as directors until our annual meeting in 2019. See the section entitled “Management After the Business Combination.”

Name

The name of the Company after the Business Combination will be China Lending Corporation and our headquarters will be located in Urumqi, Xinjiang.

Redemption Rights

Pursuant to our charter, holders of public shares may elect to have their shares redeemed for cash at the applicable redemption price per share calculated in accordance with our charter. As of December 31, 2015, this would have amounted to approximately $10.20 per share. If a holder exercises its redemption rights, then such holder will be exchanging its ordinary shares for cash and will no longer own shares of DT Asia. Such a holder will be entitled to receive cash for its public shares only if it (i) affirmatively votes for or against the Business Combination Proposal and (ii) properly demands redemption and delivers its shares (either physically or electronically) to our transfer agent in accordance with the procedures described herein. The requirement that a holder affirmatively vote for or against the Business Combination in order to redeem its shares does not have any state law precedent. Each redemption of public shares by our public shareholders will decrease the amount in our trust account, which held approximately $70.0 million as of December 31, 2015. See the section entitled “Special Meeting of DT Asia Shareholders — Redemption Rights” for the procedures to be followed if you wish to redeem your shares for cash.

Holders of outstanding units must separate the underlying public shares, public rights and public warrants prior to exercising redemption rights with respect to the public shares.

If you hold units registered in your own name, you must deliver the certificate for such units to Continental Stock Transfer & Trust Company with written instructions to separate such units into public shares, public rights and public warrants. This must be completed far enough in advance to permit the mailing of the public share certificates back to you so that you may then exercise your redemption rights upon the separation of the public shares from the units.

If a broker, dealer, commercial bank, trust company or other nominee holds your units, you must instruct such nominee to separate your units. Your nominee must send written instructions by facsimile to Continental Stock Transfer & Trust Company. Such written instructions must include the number of units to be split and the nominee holding such units. Your nominee must also initiate electronically, using DTC’s deposit withdrawal at custodian (DWAC) system, a withdrawal of the relevant units and a deposit of an equal number of public shares, public rights and public warrants. This must be completed far enough in advance to permit your nominee to exercise your redemption rights upon the separation of the public shares from the units. While this is typically done electronically the same business day, you should allow at least one full business day to accomplish the separation. If you fail to cause your public shares to be separated in a timely manner, you will likely not be able to exercise your redemption rights.

Appraisal Rights

There are no appraisal rights available to our shareholders in connection with the Business Combination under the structure as presently contemplated.

Accounting Treatment

The Business Combination will be accounted for as a “shell reverse acquisition” since, immediately following completion of the transaction (assuming (i) the automatic conversion of 7,212,316 rights of DT Asia into approximately 721,231 ordinary shares at the closing of the Business Combination, and (ii) the issuance of 8 million Escrow Shares, subject to forfeiture, but excluding (iii) the conversion of any Series A Preferred Stock issuable in the PIPE Preferred Investment (currently expected to be 1 million ordinary shares), and (iv) the effect of any outstanding DT Asia warrants and options), the shareholders of BVICo immediately prior to the Business Combination will have effective control of China Lending Corporation, the post-combination company, through its 67.2% ownership interest in the combined entity, assuming no share redemptions (87.4% in the event of maximum share redemptions) and its designation of all of the senior executive positions. For accounting purposes, BVICo will be deemed to be the accounting acquirer in the transaction and, consequently, the transaction will be treated as a recapitalization of BVICo (i.e., a capital transaction involving the issuance of shares by DT Asia for the shares of BVICo). Accordingly, the consolidated assets, liabilities and results of operations of China Lending Group will become the historical financial statements of China Lending Corporation, and DT Asia’s assets, liabilities and results of operations will be consolidated with China Lending Group beginning on the acquisition date. No step-up in basis or intangible assets or goodwill will be recorded in this transaction.

Material U.S. Federal Income Tax Considerations for Shareholders Exercising Redemption Rights

The following is a summary of the material U.S. federal income tax considerations for holders of DT Asia ordinary shares that elect to have their DT Asia ordinary shares redeemed for cash if the acquisition is completed. This summary is based upon the Internal Revenue Code of 1986, as amended (the “Code”), the regulations promulgated by the U.S. Treasury Department, current administrative interpretations and practices of the Internal Revenue Services (the “IRS”) (including administrative interpretations and practices expressed in private letter rulings which are binding on the IRS only with respect to the particular taxpayers who requested and received those rulings) and judicial decisions, all as currently in effect and all of which are subject to differing interpretations or to change, possibly with retroactive effect. No assurance can be given that the IRS would not assert, or that a court would not sustain, a position contrary to any of the tax considerations described below. No advance ruling has been or will be sought from the IRS regarding any matter discussed in this summary. This summary does not discuss the impact that U.S. state and local taxes and taxes imposed by non-U.S. jurisdictions could have on the matters discussed in this summary. This summary does not purport to discuss all aspects of U.S. federal income taxation that may be important to a particular shareholder in light of its investment or tax circumstances or to shareholders subject to special tax rules, such as:

•         certain U.S. expatriates;

•         traders in securities that elect mark-to-market treatment;

•         S corporations;

•         U.S. shareholders (as defined below) whose functional currency is not the U.S. dollar;

•         financial institutions;

•         mutual funds;

•         qualified plans, such as 401(k) plans, individual retirement accounts, etc.;

•         insurance companies;

•         broker-dealers;

•         regulated investment companies (or RICs);

•         real estate investment trusts (or REITs);

•         persons holding DT Asia ordinary shares as part of a “straddle,” “hedge,” “conversion transaction,” “synthetic security” or other integrated investment;

•         persons subject to the alternative minimum tax provisions of the Code;

•         tax-exempt organizations;

•         persons that actually or constructively own 5 percent or more of DT Asia ordinary shares; and

•         Redeeming Non-U.S. Holders (as defined below, and except as otherwise discussed below).

If any partnership (including for this purpose any entity treated as a partnership for U.S. federal income tax purposes) holds DT Asia ordinary shares, the tax treatment of a partner generally will depend on the status of the partner and the activities of the partner and the partnership. This summary does not address any tax consequences to any partnership that holds our securities (or to any direct or indirect partner of such partnership). If you are a partner of a partnership holding DT Asia securities, you should consult your tax advisor. This summary assumes that shareholders hold DT Asia securities as capital assets within the meaning of Section 1221 of the Code, which generally means as property held for investment and not as a dealer or for sale to customers in the ordinary course of the shareholder’s trade or business.

WE URGE HOLDERS OF DT ASIA ORDINARY SHARES CONTEMPLATING EXERCISE OF THEIR REDEMPTION RIGHTS TO CONSULT THEIR TAX ADVISOR REGARDING THE U.S. FEDERAL, STATE, LOCAL, AND FOREIGN INCOME AND OTHER TAX CONSEQUENCES THEREOF.

U.S. Federal Income Tax Considerations to U.S. DT Asia Shareholders

This section is addressed to Redeeming U.S. Holders (as defined below) of DT Asia ordinary shares that elect to have their DT Asia ordinary shares redeemed for cash as described in the section entitled “Special Meeting of DT Asia Shareholders — Redemption Rights.” For purposes of this discussion, a “Redeeming U.S. Holder” is a beneficial owner that so redeems its DT Asia ordinary shares and is:

•         a citizen or resident of the United States;

•         a corporation (including an entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States or any political subdivision thereof;

•         an estate whose income is subject to U.S. federal income taxation regardless of its source; or

•         any trust if (1) a U.S. court is able to exercise primary supervision over the administration of such trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (2) it has a valid election in place to be treated as a U.S. person.

Tax Treatment of the Redemption — In General

The balance of the discussion under this heading is subject in its entirety to the discussion below under the heading “— Passive Foreign Investment Company Rules.” If we are considered a “passive foreign investment company” for these purposes (which we will be, unless a “start up” exception applies), then the tax consequences of the redemption will be as outlined in that discussion, below.

A Redeeming U.S. Holder will generally recognize capital gain or loss equal to the difference between the amount realized on the redemption and such shareholder’s adjusted basis in the DT Asia ordinary shares exchanged therefor if the Redeeming U.S. Holder’s ownership of shares in DT Asia is completely terminated or if the redemption meets certain other tests described below. Special constructive ownership rules apply in determining whether a Redeeming U.S. Holder’s ownership of shares in DT Asia is treated as completely terminated (and in general, such Redeeming U.S. Holder may not be considered to have completely terminated its interest if it continues to hold our warrants or rights). If gain or loss treatment applies, such gain or loss will be long-term capital gain or loss if the holding period of such shares is more than one year at the time of the exchange. It is possible that because of the redemption rights associated with our ordinary shares, the holding period of such shares may not be considered to begin until the date of such redemption (and thus it is possible that long-term capital gain or loss treatment may not apply to ordinary shares redeemed in the redemption). Shareholders who hold different blocks of DT Asia ordinary shares (generally, DT Asia ordinary shares purchased or acquired on different dates or at different prices) should consult their tax advisors to determine how the above rules apply to them.

Cash received upon redemption that does not completely terminate the Redeemed U.S. Holder’s interest will still give rise to capital gain or loss, if the redemption is either (i) “substantially disproportionate” or (ii) “not essentially equivalent to a dividend.” In determining whether the redemption is substantially disproportionate or not essentially equivalent to a dividend with respect to a Redeeming U.S. Holder, that Redeeming U.S. Holder is deemed to own not just shares actually owned but also shares underlying rights to acquire our ordinary shares (including for these purposes our warrants and rights) and, in some cases, shares owned by certain family members, certain estates and trusts of which the Redeeming U.S. Holder is a beneficiary, and certain affiliated entities.

Generally, the redemption will be “substantially disproportionate” with respect to the Redeeming U.S. Holder if (i) the Redeeming U.S. Holder’s percentage ownership of the outstanding voting shares (including all classes which carry voting rights) of DT Asia is reduced immediately after the redemption to less than 80% of the Redeeming U.S. Holder’s percentage interest in such shares immediately before the redemption; (ii) the Redeeming U.S. Holder’s percentage ownership of the outstanding ordinary shares (both voting and nonvoting) immediately after the redemption is reduced to less than 80% of such percentage ownership immediately before the redemption; and (iii) the Redeeming U.S. Holder owns, immediately after the redemption, less than 50% of the total combined voting power of all classes of shares of DT Asia entitled to vote. Whether the redemption will be considered “not essentially equivalent to a dividend” with respect to a Redeeming U.S. Holder will depend upon the particular circumstances of that U.S. holder. At a minimum, however, the redemption must result in a meaningful reduction in the Redeeming U.S. Holder’s actual or constructive percentage ownership of DT Asia. The IRS has ruled that any reduction in a shareholder’s proportionate interest is a “meaningful reduction” if the shareholder’s relative interest in the corporation is minimal and the shareholder does not have meaningful control over the corporation.

If none of the redemption tests described above give rise to capital gain or loss, the consideration paid to the Redeeming U.S. Holder will be treated as dividend income for U.S. federal income tax purposes to the extent of our current or accumulated earnings and profits. However, for the purposes of the dividends-received deduction and of “qualified dividend” treatment, due to the redemption right, a Redeeming U.S. Holder may be unable to include the time period prior to the redemption in the shareholder’s “holding period.” Any distribution in excess of our earnings and profits will reduce the Redeeming U.S. Holder’s basis in the DT Asia ordinary shares (but not below zero), and any remaining excess will be treated as gain realized on the sale or other disposition of the DT Asia ordinary shares.

As these rules are complex, U.S. holders of DT Asia ordinary shares considering exercising their redemption rights should consult their own tax advisors as to whether the redemption will be treated as a sale or as a distribution under the Code.

Certain Redeeming U.S. Holders who are individuals, estates or trusts pay a 3.8% tax on all or a portion of their “net investment income” or “undistributed net investment income” (as applicable), which may include all or a portion of their capital gain or dividend income from their redemption of DT Asia ordinary shares. Redeeming U.S. Holders should consult their tax advisors regarding the effect, if any, of the net investment income tax.

Passive Foreign Investment Company Rules

A foreign (i.e., non-U.S.) corporation will be a passive foreign investment company (or “PFIC”) for U.S. tax purposes if at least 75% of its gross income in a taxable year, including its pro rata share of the gross income of any corporation in which it is considered to own at least 25% of the shares by value, is passive income. Alternatively, a foreign corporation will be a PFIC if at least 50% of its assets in a taxable year of the foreign corporation, ordinarily determined based on fair market value and averaged quarterly over the year, including its pro rata share of the assets of any corporation in which it is considered to own at least 25% of the shares by value, are held for the production of, or produce, passive income. Passive income generally includes dividends, interest, rents and royalties (other than rents or royalties derived from the active conduct of a trade or business) and gains from the disposition of passive assets.

Because we are a blank check company, with no current active business, we believe that it is likely that we have met the PFIC asset or income test beginning with our initial taxable year ended March 31, 2015. However, pursuant to a start-up exception, a corporation will not be a PFIC for the first taxable year the corporation has gross income (in our case, our taxable year ending March 31, 2015), if (1) no predecessor of the corporation was a PFIC; (2) the corporation satisfies the IRS that it will not be a PFIC for either of the first two taxable years following the start-up year (in our case, our taxable years ending March 31, 2016 and March 31, 2017); and (3) the corporation is not in fact a PFIC for either of those years. The applicability of the start-up exception to us will not be known until after the close of our current taxable year ended March 31, 2017. If we do not satisfy the start-up exception, we will likely be considered a PFIC since our date of formation, and will continue to be treated as a PFIC until we no longer satisfy the PFIC tests (although, as stated below, in general the PFIC rules would continue to apply to any U.S. holder who held our securities at any time we were considered a PFIC).

If we are determined to be a PFIC for any taxable year (or portion thereof) that is included in the holding period of a Redeeming U.S. Holder of our ordinary shares, rights or warrants and, in the case of our ordinary shares, the Redeeming U.S. Holder did not make either a timely QEF election for our first taxable year as a PFIC in which the Redeeming U.S. Holder held (or was deemed to hold) ordinary shares, as described below, such holder generally will be subject to special rules with respect to:

•         any gain recognized by the Redeeming U.S. Holder on the sale or other disposition of its ordinary shares, rights or warrant (which would include the redemption, if such redemption is treated as a sale under the rules discussed under the heading “— Tax Treatment of the Redemption — In General,” above); and

•         any “excess distribution” made to the Redeeming U.S. Holder (generally, any distributions to such Redeeming U.S. Holder during a taxable year of the Redeeming U.S. Holder that are greater than 125% of the average annual distributions received by such Redeeming U.S. Holder in respect of the ordinary shares during the three preceding taxable years of such Redeeming U.S. Holder or, if shorter, such Redeeming U.S. Holder’s holding period for the ordinary shares), which may include the redemption to the extent such redemption is treated as a distribution under the rules discussed under the heading “— Tax Treatment of the Redemption — In General,” above.

Under these special rules,

•         the Redeeming U.S. Holder’s gain or excess distribution will be allocated ratably over the Redeeming U.S. Holder’s holding period for the ordinary shares, rights or warrants;

•         the amount allocated to the Redeeming U.S. Holder’s taxable year in which the Redeeming U.S. Holder recognized the gain or received the excess distribution, or to the period in the Redeeming U.S. Holder’s holding period before the first day of our first taxable year in which we are a PFIC, will be taxed as ordinary income;

•         the amount allocated to other taxable years (or portions thereof) of the Redeeming U.S. Holder and included in its holding period will be taxed at the highest tax rate in effect for that year and applicable to the Redeeming U.S. Holder; and

•         the interest charge generally applicable to underpayments of tax will be imposed in respect of the tax attributable to each such other taxable year of the Redeeming U.S. Holder.

In general, if we are determined to be a PFIC, a Redeeming U.S. Holder may avoid the PFIC tax consequences described above in respect to our ordinary shares (but not our warrants) by making a timely QEF election (if eligible to do so) to include in income its pro rata share of our net capital gains (as long-term capital gain) and other earnings and profits (as ordinary income), on a current basis, in each case whether or not distributed, in the taxable year of the Redeeming U.S. Holder in which or with which our taxable year ends. In general, a QEF election must be made on or before the due date (including extensions) for filing such Redeeming U.S. Holder’s tax return for the taxable year for which the election relates. A Redeeming U.S. Holder may make a separate election to defer the payment of taxes on undistributed income inclusions under the QEF rules, but if deferred, any such taxes will be subject to an interest charge.

It is unclear if a Redeeming U.S. Holder would be permitted to make a QEF election with respect to its rights to acquire our ordinary shares. The remainder of this paragraph assumes that a QEF election is not available with respect to our rights. As a result, if a Redeeming U.S. Holder sells or otherwise disposes of such rights (other than pursuant to the terms of such rights), any gain recognized generally may be subject to the special tax and interest charge rules treating the gain as an excess distribution, as described above, if we were a PFIC at any time during the period the Redeeming U.S. Holder held the rights. If a Redeeming U.S. Holder that receives ordinary shares pursuant to such rights properly makes a QEF election with respect to the newly acquired ordinary shares (or has previously made a QEF election with respect to our ordinary shares), the QEF election will apply to the newly acquired ordinary shares, but the adverse tax consequences relating to PFIC shares, adjusted to take into account the current income inclusions resulting from the QEF election, will continue to apply with respect to such newly acquired ordinary shares (which generally will be deemed to have a holding period for purposes of the PFIC rules that includes the period the Redeeming U.S. Holder held the rights), unless the Redeeming U.S. Holder makes a purging election under the PFIC rules. The purging election creates a deemed sale of such shares at their fair market value. The gain recognized by the purging election will be subject to the special tax and interest charge rules treating the gain as an excess distribution, as described above. As a result of the purging election, the Redeeming U.S. Holder will have a new basis and holding period in the ordinary shares acquired pursuant to the terms of rights for purposes of the PFIC rules.

In order to comply with the requirements of a QEF election, a Redeeming U.S. Holder must receive a PFIC annual information statement from us. If we determine we are a PFIC for any taxable year, we will endeavor to provide to a Redeeming U.S. Holder such information as the IRS may require, including a PFIC annual information statement, in order to enable the Redeeming U.S. Holder to make and maintain a QEF election. However, there is no assurance that we will have timely knowledge of our status as a PFIC in the future or of the required information to be provided.

Although a determination as to our PFIC status will be made annually, a determination that we are a PFIC for any particular year will generally apply for subsequent years to a Redeeming U.S. Holder who held ordinary shares, rights or warrants while we were a PFIC, whether or not we meet the test for PFIC status in those subsequent years. A Redeeming U.S. Holder who makes the QEF election discussed above for our first taxable year as a PFIC in which the Redeeming U.S. Holder holds (or is deemed to hold) our ordinary shares and receives the requisite PFIC annual information statement, however, will not be subject to the PFIC tax and interest charge rules discussed above in respect to such shares. In addition, such Redeeming U.S. Holder will not be subject to the QEF inclusion regime with respect to such shares for any taxable year of us that ends within or with a taxable year of the Redeeming U.S. Holder and in which we are not a PFIC. On the other hand, if the QEF election is not effective for each of our taxable years in which we are a PFIC and the Redeeming U.S. Holder holds (or is deemed to hold) our ordinary shares, the PFIC rules discussed above will continue to apply to such shares unless the holder makes a purging election, as described above, and pays the tax and interest charge with respect to the gain inherent in such shares attributable to the pre-QEF election period.

The application of the PFIC rules is extremely complex. DT Asia shareholders who are considering participating in the redemption and/or selling, transferring or otherwise disposing of their ordinary shares, rights and/or warrants should consult with their tax advisors concerning the application of the PFIC rules in their particular circumstances.

U.S. Federal Income Tax Considerations to Non-U.S. DT Asia Shareholders

This section is addressed to Redeeming Non-U.S. Holders (as defined below) of DT Asia ordinary shares that elect to have their DT Asia ordinary shares redeemed for cash as described in the section entitled “Special Meeting of DT Asia Shareholders — Redemption Rights.” For purposes of this discussion, a “Redeeming Non-U.S. Holder” is a beneficial owner (other than a partnership or entity treated as a partnership for U.S. federal income tax purposes) that so redeems its DT Asia ordinary shares and is not a Redeeming U.S. Holder.

Except as otherwise discussed in this section, a Redeeming Non-U.S. Holder who elects to have its DT Asia ordinary shares redeemed will generally be treated in the same manner as a U.S. shareholder for U.S. federal income tax purposes. See the discussion above under “U.S. Federal Income Tax Considerations to U.S. DT Asia Shareholders.”

Any Redeeming Non-U.S. Holder will not be subject to U.S. federal income tax on any capital gain recognized as a result of the exchange unless:

•         such shareholder is an individual who is present in the United States for 183 days or more during the taxable year in which the redemption takes place and certain other conditions are met; or

•         such shareholder is engaged in a trade or business within the United States and any gain recognized in the exchange is treated as effectively connected with such trade or business (and, if an income tax treaty applies, the gain is attributable to a permanent establishment maintained by such holder in the United States), in which case the Redeeming Non-U.S. Holder will generally be subject to the same treatment as a Redeeming U.S. Holder with respect to the exchange, and a corporate Redeeming Non-U.S. Holder may be subject to an additional branch profits tax at a 30% rate (or lower rate as may be specified by an applicable income tax treaty).

With respect to any redemption treated as a distribution rather than a sale, any amount treated as dividend income to a Redeeming Non-U.S. Holder will generally be subject to U.S. withholding tax at a rate of 30%, unless the Redeeming Non-U.S. Holder is entitled to a reduced rate of withholding under an applicable income tax treaty. Dividends received by a Redeeming Non-U.S. Holder that are effectively connected with such holder’s conduct of a U.S. trade or business (and, if an income tax treaty applies, such dividends are attributable to a permanent establishment maintained by the Redeeming Non-U.S. Holder in the United States), will be taxed as discussed above under “U.S. Federal Income Tax Considerations to U.S. DT Asia Shareholders.” In addition, dividends received by a corporate Redeeming Non-U.S. Holder that are effectively connected with the holder’s conduct of a U.S. trade or business may also be subject to an additional branch profits tax at a rate of 30% or such lower rate as may be specified by an applicable income tax treaty.

Non-U.S. holders of DT Asia ordinary shares considering exercising their redemption rights should consult their own tax advisors as to whether the redemption of their DT Asia ordinary shares will be treated as a sale or as a distribution under the Code.

Under the Foreign Account Tax Compliance Act (“FATCA”) and U.S. Treasury regulations and administrative guidance thereunder, a 30% United States federal withholding tax may apply to certain income paid to (i) a “foreign financial institution” (as specifically defined in FATCA), whether such foreign financial institution is the beneficial owner or an intermediary, unless such foreign financial institution agrees to verify, report and disclose its United States “account” holders (as specifically defined in FATCA) and meets certain other specified requirements or (ii) a non-financial foreign entity, whether such non-financial foreign entity is the beneficial owner or an intermediary, unless such entity provides a certification that the beneficial owner of the payment does not have any substantial United States owners or provides the name, address and taxpayer identification number of each such substantial United States owner and certain other specified requirements are met. In certain cases, the relevant foreign financial institution or non-financial foreign entity may qualify for an exemption from, or be deemed to be in compliance with, these rules. Redeeming Non-U.S. Holders should consult their own tax advisors regarding this legislation and whether it may be relevant to their disposition of DT Asia ordinary shares, rights or warrants.

Backup Withholding

In general, proceeds received from the exercise of redemption rights will be subject to backup withholding for a non-corporate Redeeming U.S. Holder that:

•         fails to provide an accurate taxpayer identification number;

•         is notified by the IRS regarding a failure to report all interest or dividends required to be shown on his or her federal income tax returns; or

•         in certain circumstances, fails to comply with applicable certification requirements.

A Redeeming Non-U.S. Holder generally may eliminate the requirement for information reporting and backup withholding by providing certification of its foreign status, under penalties of perjury, on a duly executed applicable IRS Form W-8 or by otherwise establishing an exemption.

Any amount withheld under these rules will be creditable against the Redeeming U.S. Holder’s or Redeeming Non-U.S. Holder’s U.S. federal income tax liability or refundable to the extent that it exceeds this liability, provided that the required information is timely furnished to the IRS and other applicable requirements are met.

Vote Required for Approval

Approval of the Business Combination Proposal is a condition to the completion of the Business Combination. If the Business Combination Proposal is not approved, the Business Combination will not take place.

This Business Combination Proposal (and consequently, the Exchange Agreement and the transactions contemplated thereby, including the Business Combination) will be approved and adopted only if at least a majority of the votes cast in person or by proxy at the special meeting vote “FOR” the Business Combination Proposal.

Our initial shareholders have agreed to vote any DT Asia ordinary shares owned by them in favor of the Business Combination. As of the record date, such shareholders beneficially owned 2,034,134 ordinary shares, excluding shares issuable upon the exercise of warrants. As of the date hereof, our initial shareholders have not purchased any public shares.

Recommendation of the Board

DT ASIA’S BOARD OF DIRECTORS RECOMMENDS THAT OUR SHAREHOLDERS VOTE “FOR” THE BUSINESS COMBINATION PROPOSAL.

THE ADJOURNMENT PROPOSAL

The Adjournment Proposal, if adopted, will allow our board of directors to adjourn the special meeting to a later date or dates to permit further solicitation of proxies. The Adjournment Proposal will only be presented to our shareholders in the event, based on the tabulated votes, there are not sufficient votes at the time of the special meeting to approve the Business Combination Proposal.

Consequences if the Adjournment Proposal is Not Approved

If the Adjournment Proposal is not approved by our shareholders, our board of directors may not be able to adjourn the special meeting to a later date in the event, based on the tabulated votes, there are not sufficient votes at the time of the meeting to approve the Business Combination Proposal or any other proposal.

Required Vote

Adoption of the Adjournment Proposal requires the affirmative vote of a majority of the votes cast in person or by proxy and entitled to vote thereon at the special meeting, assuming that a quorum is present. Broker “non-votes” and abstentions will have no effect with respect to the approval of this proposal.

Recommendation of the Board

OUR BOARD OF DIRECTORS RECOMMENDS THAT OUR SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE ADJOURNMENT PROPOSAL.

INFORMATION ABOUT DT ASIA

General

We are a blank check company incorporated in the British Virgin Islands as a business company with limited liability on April 8, 2014 for the purpose of acquiring, engaging in a share exchange, share reconstruction and amalgamation, or contractual control arrangement with, purchasing all or substantially all of the assets of, or engaging in any other similar business combination with one or more businesses or entities. Prior to our entering into the Exchange Agreement, we sought to capitalize on the global network and investing and operating experience of our management team and board of directors to identify, acquire and operate one or more businesses that have their primary operations located in Asia (with an emphasis on China), although we were able to pursue a business combination outside these industries.

In October 2014, we consummated our IPO of 6,860,063 units (including 860,063 units under the underwriters’ over-allotment option which was exercised in part) at a price of $10.00 per unit, with each unit consisting of one of our ordinary shares, one warrant to purchase one-half of one share of our ordinary shares at an exercise price of $6.00 per one-half of one share ($12.00 per whole share), and one right to receive one-tenth (1/10) or an ordinary share upon the consummation of an initial business combination. The ordinary shares sold as part of the units in our IPO are referred to in this proxy statement as our “public shares.” The units in our IPO were sold at an offering price of $10.00 per unit, and, together with the private placement discussed below, generated total gross proceeds of $73,152,164.

In June 2014, our initial shareholders purchased an aggregate of 1,725,000 ordinary shares, which are referred to herein as “founder shares,” for an aggregate purchase price of $25,000, or approximately $0.014 per share. On or about June 9, 2014, our Sponsor transferred 25,000 founder shares to each of our independent directors. On October 20, 2014, our Sponsor forfeited 9,985 founder shares as a result of the underwriters’ partial exercise of their over-allotment option in connection with our IPO. The founder shares will be worthless if we do not complete an initial business combination.

Concurrently with the consummation of our IPO, we consummated a private placement of (i) 352,253 private units (including 32,253 units sold in connection with the partial exercise of the underwriters’ over-allotment option), at $10.00 per unit, of which 319,199 units were purchased by our Sponsor and 33,054 units were purchased by EBC, and (ii) 2,058,007 warrants, at $0.50 per warrant ($1,029,003.50 in the aggregate), purchased by our Sponsor. Each placement warrant entitles the holder to purchase one-half of one ordinary share at $6.00 per one-half of one share ($12.00 per whole share). Such warrants will also be worthless if we do not complete a business combination.

Our Sponsor’s investment and voting decisions are determined by Winnie Lai Ling Ng, its sole director and shareholder.

After the payment of approximately $440,000 in expenses relating to our IPO (other than underwriting commissions), approximately $69,972,643 of the net proceeds of our IPO and the private placement of the units (or approximately $10.20 per unit sold in our IPO) was deposited in a trust account with Continental Stock Transfer & Trust Company as trustee. All proceeds in the trust account may be invested in either U.S. government treasury bills with a maturity of 180 days or less or in money market funds meeting certain conditions under Rule 2a-7 under the Investment Company Act of 1940, as amended, and that invest solely in U.S. Treasuries. Except for a portion of the interest income (net of taxes payable) that may be released to us to fund our working capital requirements, none of the funds held in the trust account will be released until the earlier of the completion of our initial Business Combination and the redemption of 100% of our public shares if we are unable to consummate a business combination by April 6, 2016. The net proceeds deposited into the trust account remain on deposit in the trust account earning interest. As of September 30, 2015, there was $70.0 million held in the trust account and $477,000 held outside the trust account available for working capital purposes. As of September 30, 2015, no funds had been withdrawn from the trust account for taxes or working capital purposes. As of December 31, 2015, there was $70.0 million held in the trust account, including accrued interest of approximately $96,000, and $122,000 held outside the trust account for working capital purposes. As of December 31, 2015, no funds had been withdrawn from the trust account for taxes or working capital purposes.

Effecting Our Initial Business Combination

We are not presently engaged in, and we will not engage in, any operations until after the Business Combination. We intend to effect the Business Combination using cash held in our trust account and funds from the proposed PIPE Preferred Investment.

Selection of a Target Business and Structuring of our Initial Business Combination

Under Nasdaq rules, an initial Business Combination must occur with one or more target businesses that together have a fair market value of at least 80% of our assets held in the trust account (excluding taxes payable on the income earned on the trust account) at the time of the agreement to enter into the initial Business Combination. The fair market value of the target or targets will be determined by our board of directors based upon one or more standards generally accepted by the financial community, such as discounted cash flow valuation or value of comparable businesses. Our board has obtained an opinion from Cassel Salpeter, an outside investment banking firm that is a member of FINRA, with respect to whether, as of the date of such opinion and based upon and subject to the assumptions, factors, limitations, qualifications and other matters considered in connection with the preparation of such opinion BVICo had a fair market value equal to at least 80% of the amount held by the Company in trust for the benefit of its public shareholders. Subject to this requirement, our management has had virtually unrestricted flexibility in identifying and selecting one or more prospective target businesses, although we were not permitted to effectuate our initial business combination with another blank check company or a similar company with nominal operations. In any case, we determined that we would only complete an initial business combination in which we acquired 50% or more of the outstanding voting securities of the target or were otherwise not required to register as an investment company under the Investment Company Act.

Redemption Rights for Holders of Public Shares

We are providing our public shareholders with the opportunity to redeem their public shares for cash equal to a pro rata share of the aggregate amount then on deposit in the trust account, including interest but net of taxes payable, divided by the number of then outstanding public shares, upon the consummation of the Business Combination, subject to the limitations described herein. As of December 31, 2015, the amount in the trust account, net of taxes payable, is approximately $10.20 per public share. Our initial shareholders, officers and directors have agreed to waive their redemption rights with respect to any capital stock they may hold in connection with the consummation of the Business Combination. The founder shares will be excluded from the pro rata calculation used to determine the per-share redemption price.

Holders of outstanding units must separate the underlying public shares, public rights and public warrants prior to exercising redemption rights with respect to the public shares. For more information about how to separate the underlying public shares from units, see the section entitled “The Business Combination Proposal — Redemption Rights.”

Submission of Our Initial Business Combination to a Shareholder Vote

We are providing our public shareholders with redemption rights upon consummation of the Business Combination. Public shareholders electing to exercise their redemption rights will be entitled to receive the cash amount specified above, provided that such shareholders follow the specific procedures for redemption set forth in this proxy statement relating to the shareholder vote on a Business Combination. Unlike many other blank check companies, our public shareholders are not required to vote against the Business Combination in order to exercise their redemption rights. If the Business Combination is not completed, then public shareholders electing to exercise their redemption rights will not be entitled to receive such payments.

Our initial shareholders have agreed to vote any DT Asia ordinary shares owned by them in favor of the Business Combination. In addition, our initial shareholders, officers and directors have agreed to waive their redemption rights with respect to any capital stock they may hold in connection with the consummation of the Business Combination.

Limitation on Redemption Rights

Notwithstanding the foregoing, our charter provides that a public shareholder, together with any affiliate of such shareholder or any other person with whom such shareholder is acting in concert or as a “group” (as defined under Section 13 of the Exchange Act), will be restricted from seeking redemptions with respect to more than an aggregate of 15% of the shares sold in our IPO.

Employees

We currently have one executive officer, Stephen Cannon. Mr. Cannon is not obligated to devote any specific number of hours to our matters, but he intends to devote as much of their time as he deems necessary to our affairs until we have completed our initial business combination. The amount of time he will devote in any time period varies based on the stage of the business combination process we are in. We do not intend to have any full time employees prior to the consummation of our initial business combination.

Management

Directors and Executive Officers

Our current directors and officers are listed below.

Name	Age	Position
Emily Chui-Hung Tong	61	Chairwoman
Stephen N. Cannon	47	President/CEO/Director
Haibin Wang	49	Director
Foelan Wong	45	Director
Hai Wang	38	Director
Jason Kon Man Wong	51	Director

Ms. Emily Tong, 61, has been our Chairwoman since June 2014. Ms. Tong served as the President of Method Investments & Advisory, LLC in New York from January 2012 to December 2014. She was the Managing Director of Kildare Capital, Inc. from June 2010 to June 2011. She was the co-founder and President of EastGate Securities, LLC from 2008 to March 2010. During her tenure with Method, Kildare and EastGate Securities, all of which are U.S. securities firms, Ms. Tong was responsible for those firms’ China related transactions. In addition, Ms. Tong was the co-founder and President of EastGate Financial, Inc. (from 2006 to December 2013) and was the co-founder and President of The Jade Cricket Company Inc. (from 1993 to 2006), both of which were U.S. financial advisory firms specializing in China related transactions. She holds Series 7, 24, 63, 79, and 99 licenses. In the 1990’s, Ms. Tong was the co-founder and President of a joint venture between The Jade Cricket Company, Inc. and Lenovo Computers, a Chinese multinational computer technology company with headquarters in China and United States. Ms. Tong worked for IBM, an American multinational technology and consulting corporation, between 1978 and 1993. Her last position at IBM was in its Wall Street office leading its sales and marketing efforts from 1988 to 1993. Ms. Tong graduated from the University of Illinois at Urbana-Champaign with a Master degree in Computer Science and from Hunter College, City University of New York, with a Bachelor’s degree in Computer Science. We believe Ms. Tong is well-qualified to serve as a member of the board due to her in-depth knowledge and experience in the U.S. and China capital markets and her experience in the field of financial services in the U.S. for over 20 years.

Mr. Stephen N. Cannon, 47, has been our President, CEO and director since June 2014. Since April 2010, Mr. Cannon has been a Partner and Head of China for RedBridge Group Ltd, a boutique merchant banking firm focused on Chinese and Arabian Gulf cross-border investments, and since June 2009, Mr. Cannon has been a senior advisor at Ackrell & Co, a U.S. broker-dealer. From 2007 until April 2010, Mr. Cannon served in various capacities with Hambrecht Asia Acquisition Corp., a Nasdaq-listed SPAC. Mr. Cannon was a co-founder, initial CFO and director, and then VP of Acquisitions, for the SPAC. In addition to having responsibility for the formation and IPO process of the SPAC, Mr. Cannon identified the SPAC’s ultimate acquisition target (SGOCO Group Limited (NASD: SGOC) and negotiated a transaction with that company. In addition, in 2008, Mr. Cannon was a co-founder and CFO of Ruslan Acquisition Corp, a Russia-focused SPAC that filed a $300 million IPO with Euronext regulators that was never funded due to market conditions. The committed underwriters of the offering, Credit Suisse & Morgan Stanley postponed the offering as a result of the global financial crisis. From 2005 until 2008, Mr. Cannon served as a Managing Director of Asian investment banking for WR Hambrecht & Co. In addition to founding and heading the firm’s Shanghai office, he had overall responsibility for corporate finance transactions for Asian clients. During his tenure, WR Hambrecht& Co grew to be one of the most active U.S.-based investment banks of U.S. public offerings for private Chinese middle market companies. Through a combination of underwriting IPOs, providing M&A advisory services, and fairness opinions, the firm was involved with a significant portion of the Chinese-focused SPACs consummated during this period. Prior to WR Hambrecht & Co, Mr. Cannon worked at the following investment banking firms: Ackrell & Co (2003-2005); ABN-Amro Securities (2000-2002); Donaldson Lufkin & Jenrette (1994-2000); Smith Barney (1993-1994); and Salomon Brothers (1991-1993). Mr. Cannon’s career has spanned several industry and product groups, including M&A, public equity and debt, private equity and debt, high yield financings, leveraged buy-outs and restructurings. He holds Series 7, 63, and 24 licenses with FINRA. Mr. Cannon graduated from the University of Notre Dame with a Bachelor’s degree in Mechanical Engineering and a Bachelor’s degree in Economics. We believe Mr. Cannon is well-qualified to serve as a member of the board due to his in depth knowledge and experience in the U.S. and-China capital markets and his prior experience with SPACs.

Mr. Haibin Wang, 49, has been one of our independent directors since our IPO. Mr. Wang is the founder of San Glory International Hotel, Beijing, and has been its Director and the majority shareholder since May 2009. San Glory International Hotel is a four-star business hotel located in Daxing District, Beijing. He has also served as the Executive Director of the Star Group, China, since 2005. The Star Group is a conglomerate engaged in businesses involving hotels, golf courses, real estate developments, direct investments, fund management, and manufacturing. The Star Group has 11 subsidiaries and over 1,600 employees. One of its subsidiaries, Xing Pai Sports Goods Co. Ltd., is the largest billiard table manufacturer in China and the official table supplier to ‘World Snooker’. He has also served as the General Manager of the Star Group Investment Holdings Limited since 2005. Star Group Investment Holdings Limited is a direct investment company that focuses on financial and mining sectors in China. From August 2009 to August 2010, he was an independent non-executive Director of Bo Ying Investment Co., Ltd. headquartered in Hubei, China, which is a public company (SZSE: 000760) listed on the Shenzhen Stock Exchange, China. From 2006 to 2008, he served as Chairman of the Investment Committee of CITIC Star Group Fund, a China-based investment company. From 2003 to 2005, Mr. Wang founded Beijing Day Skandia Technology Co, a company engaged in the distribution of electronic tax machines, certified by the Beijing tax authority. Between 1999 and 2005, he founded several tax accounting firms, including: Beijing Sino CTA Firm, Beijing Capital CTA Firm, Beijing China Water Valuation Firm, and Beijing Guang Zhang CTA Firm. Among those firms, the Beijing Sino CTA Firm merged with Unitax Certified Tax Agent Co. Ltd. in 2009, which has become one of the largest tax accounting firms in China with over one thousand employees. He was a tax officer in the Beijing Tax Bureau of China from 1994 to 1999. He has been a Certified Tax Accountant of China since 2002. We believe Mr. Wang is well-qualified to serve as a member of the board due to his entrepreneurship and his financial expertise as a Certified Tax Accountant (CTA).

Dr. Foelan Wong, 45, has been one of our independent directors since our IPO, and serves as the chairman of our compensation committee. Mr. Wong has served as the Managing Director of Great Wall Pan Asia International Investment Company Limited since October 2013, which is a wholly owned subsidiary of China Great Wall Asset Management Corporation Limited. The China Great Wall Asset Management Corporation is one of the four largest state owned asset management companies in China. His responsibility includes assisting corporations, state owned enterprises and multi-national companies across Asia in advising direct capital market transactions involving bonds, syndicated debt, mezzanine debt, liability management, leveraged buyouts, private placements, and structured high-yield credits. His role involves end-to-end deal origination, structuring, and pitching. From December 2012 to July 2013, Mr. Wong was the Director of ABCI Asset Management Limited, a subsidiary of Agricultural Bank of China Limited (HKSE: 1288), which is one of the four largest banks in China. From February 2010 to July 2012 and June 2007 to July2008, he was the Managing Director of HEC Group Ltd., which was registered with the Hong Kong Securities and Futures Commission and had subsidiaries including Enerchine Investment Management Limited, formerly known as CU Investment Management Ltd., Enerchine Securities Limited, formerly known as Radland International Limited, and HEC Commodities Limited, formerly known as Chung Nam Commodities Limited. During this period, he served as investment manager for three Hong Kong public listed companies. Between 2008 and 2009, he was Senior Executive of Total Securities (HK) Limited and Qi Yuan Asset Management (H.K.) Limited, both of which are well known regional investment boutiques registered with Hong Kong Securities and Futures Commission. From 2004 to 2007, he was a Manager of Okasan International (Asia) Limited, which was a subsidiary of Okasan Securities Group (8609.JP). The Group is a well-known financial institution in Tokyo, Japan. He was awarded the Executive Financial Professional Award in 2007 by the Society of International Registered Financial Practitioner. Mr. Wong is registered with the Hong Kong Securities & Futures Commission and holds licenses of RA1 Dealing in Securities (responsible officer), RA2 Dealing in Futures Contracts (responsible officer), RA4 Advising on Securities (responsible officer), RA5 Advising on Futures Contracts (responsible officer) and RA9 Asset Management (responsible officer). He also obtained a license from the Chinese Gold & Silver Exchange Society of Hong Kong. He is a member of the China Business Manager Association and fellow member of The Hong Kong Institute of Directors. Mr. Wong graduated from the International American University in the U.S. with a Doctorate degree in Business Administration (finance), from the Edith Cowan University in Australia with a Master Degree of Management Information System, from the University of Wolverhampton in the United Kingdom with a Master of Laws in International Corporate and Financial Law, and from the Hong Kong Institute of Directors with the Professional Diploma in Corporate Governance. We believe Dr. Wong is well-qualified to serve as a member of the board because of his experience in Asian financial advisory and asset management activities.

Mr. Hai Wang, 38, has been one of our independent directors since our IPO. Mr. Wang founded Top (HK) Investment & Development Ltd. in September 2009. Mr. Wang has been the Company’s Executive Director and led all of its investments since its inception. The company manages a private equity fund focused on emerging market sectors involving the online business, online video and online gaming, green energy, and financial industry sectors. From April 2008 to June 2009, Mr. Wang was the Chief Operating Officer of MTV China, one of the largest subsidiaries of MTV, the world’s largest music television network and owned by Viacom. Mr. Wang was responsible for MTV China’s overall operations, as well as Viacom’s investments and M&A activities in China. From November 2006 to March 2008, Mr. Wang was the Senior Vice President of PPLIVE, one of the largest point-to-point (P2P) technology based online video companies in China with over 90 million users globally and over 700 distribution channels featuring movies, TV drama, sports, and cartoon, which founded in 2005. From September 2005 to October 2006, Mr. Wang was the Head of Strategy and Investment Development of BESTV in China. From September 2003 to March 2005, he was the Director of Digital Media Investment, Family Fund of Bertalsmann, Austria, a joint venture company of Bertalsmann and Orf in Austria specialized in investing, promoting, and operating digital media, interactive media and mobile TV. From December 1997 to September 2001, he worked as a producer for Zhejiang Television Station, Hangzhou, China. Mr. Wang graduated from the Peking (Beijing) University with an Executive Master of Business Administration degree, from the University of ART Linz, Austria with a Master degree in Business Administration and Director of Movie, and from Media College of Zhejiang in China with a Bachelor’s degree. We believe Mr. Wang is well-qualified to serve as a member of the board due to his wide range of experience in investing, managing, and assisting Chinese companies with their offshore IPOs.

Mr. Jason Kon Man Wong, 51, has been one of our independent directors since our IPO, and serves as the chairman of our audit committee. Mr. Wong has served as a member of the board of directors of Whiz Partners Asia Ltd., an investment advisory company focused on assisting Japanese companies expand their business operations in Asia, since April 2013. He has also served as a member of the board of directors of Fortune Capital Group Ltd., an investment company, since 2000. Mr. Wong has been an independent and Non-Executive Director of Group Sense International Limited (HKSE: 601), a manufacturer of electronic dictionaries and other handheld information devices, since 2004. He has been the independent and Non-Executive Director and Chairman of Audit Committee of Neo-Neon Holdings Limited (HKSE: 1868), a decorative lighting company based in Hong Kong since November 2011. From May 2010 to November 2013, Mr. Wong was the Independent and Non-Executive director and Chairman of the Audit Committee of Polyard Petroleum International Group Limited (Hong Kong Stock Exchange Listed: 8011.hk), which mainly engages in the exploration, development and production of oil and gas, provision of professional technical services, and trading of petroleum-related products. From July 2009 to December 2011, he was the Independent Director and Chairman of Audit Committee of China Shen Zhou Mining & Resources, Inc. (American Stock Exchange Listed: SHZ). Prior to that, he was a financial consultant of Transpac Capital Limited, one of the largest and oldest private equity funds and venture capital funds in Asia, from 1993 to 2000. From 1992 to 1993, Mr. Wong was an auditor for Ernst & Young CPA, Hong Kong and was an auditor for Clay & Co. in the USA from 1989 to 1992. He has been a member of AICPA and HKICPA since 1992 and 1993, respectively. Mr. Wong graduated from the University of Hawaii at Manoa with a Bachelor’s degree in Accounting. We believe Mr. Wong is well-qualified to serve as a member of the board due to his listed company experience and experience as a fund manager, investment adviser as well as a member of American Institute of CPA (AICPA).

Advisor to Board

Vincent Ng, Chief Executive Officer of our Sponsor, has served as an advisor to the board of directors. In that capacity, and as a representative of the Sponsor, he has assisted the board in identifying potential acquisition targets and participating in due diligence and negotiations with acquisition targets, including the Business Combination involving China Lending Group.

Mr. Ng, age 55, has extensive experience in corporate financing, mergers, and acquisitions (“M&A”), especially with regard to enterprises in the PRC. He has served as the Chief Executive Officer of DeTiger Capital Holdings Ltd. since 2014 and the Chief Executive Officer of DeTiger Holdings Limited, the Company’s sponsor, since 2015. Prior to that, Mr. Ng founded VMG Management Ltd., a company specializing in corporate restructuring and M&A of enterprises in China and served as the Chief Executive Officer of VMG Management since 2008.  Mr. Ng has also held executive positions at several companies. He served as the Chief Executive Officer of VMG International Ltd., a Hong Kong-based consulting company specializing in corporate restructuring and M&A of PRC entities.  From 2001 to 2010, he was the Chief Executive Officer of Pearltek Ltd., a Hong Kong — based company specializing in direct investment and real estate development in the PRC. Prior to that, Mr. Ng founded APAC Energy Holdings

Ltd. in 1995, a company that specialized in infrastructure M&A in the PRC. He served as the Chief Executive Officer of this company until 2001. In addition, Mr. Ng has been operating a consortium consisting of various interests including direct investment in a flour mill, electronics factory and a real estate company in Hong Kong and the PRC. Mr. Ng holds a Bachelor’s of Business Administration from Simon Fraser University of British Columbia, Canada. Mr. Ng is brother to Winnie Ng, sole director and shareholder of our Sponsor.

Number and Terms of Office of Officers and Directors

Our board of directors is divided into three classes with only one class of directors being elected in each year and each class serving a three-year term. We do not currently intend to hold another annual meeting of shareholders until after we consummate our initial business combination (unless we do not consummate our initial business combination prior to March 31, 2016, in which case Nasdaq rules require that we hold an annual meeting prior to March 31, 2016). Assuming the Business Combination does not occur prior to March 31, 2016, the term of office of the first class of directors, consisting of Foelan Wong and Hai Wang, will expire at our first annual meeting of shareholders. The term of office of the second class of directors, consisting of Jason Kon Man Wong and Haibin Wang, will expire at the second annual meeting. The term of office of the third class of directors, consisting of Emily Chui-Hung Tong and Stephen N. Cannon, will expire at the third annual meeting.

Our officers are elected by the board of directors and serve at the discretion of the board of directors, rather than for specific terms of office. Our board of directors is authorized to appoint persons to the offices set forth in our charter as it deems appropriate. Our charter provides that our officers may consist of a Chief Executive Officer, President, Chief Financial Officer, one or more vice-presidents, secretaries and treasurers and such other offices as may be determined by the board of directors. However, at the closing of the Business Combination our board and officers will change as described in the section entitled “Management After the Business Combination.”

Shareholder Communications

Shareholders who wish to communicate directly with our board of directors, or any individual director, should direct questions in writing to our Corporate Secretary, DT Asia Investments Limited, Room 1102, 11/F, Beautiful Group Tower, 77 Connaught Road, Central, Hong Kong. The mailing envelope must contain a clear notation indicating that the enclosed letter is a “Board Communication” or “Director Communication.” All such letters must identify the author and clearly state whether the intended recipients are all members of the board of directors or just certain specified individual directors. The Corporate Secretary will make copies of all such letters and circulate them to the appropriate director or directors.

Director Independence

Nasdaq listing standards require that a majority of our board of directors be independent as long as we are not a controlled company. An “independent director” is defined under the Nasdaq rules generally as a person other than an officer or employee of the company or its subsidiaries or any other individual having a relationship which in the opinion of the company’s board of directors, would interfere with the director’s exercise of independent judgment in carrying out the responsibilities of a director. Our board of directors has determined that Messrs. Jason Kon Man Wong, Foelan Wong, Haibin Wang, Hai Wang are “independent directors” as defined in the Nasdaq listing standards and applicable SEC rules. Our independent directors will have regularly scheduled meetings at which only independent directors are present.

Leadership Structure and Risk Oversight

The board of directors believes that prior to the consummation of the Business Combination, the most effective leadership structure is for Mr. Cannon to continue to serve as our principal executive officer and Emily Tong to continue to serve as chairwoman of our Board of Directors. The Board of Directors has chosen to separate the principal executive officer and chairwoman positions because it believes that (i) independent oversight of management is an important component of an effective board of directors and (ii) this structure benefits the interests of all shareholders. If the Board of Directors convenes for a meeting, the non-management directors will meet in executive session if circumstances warrant. Given the composition of the Board of Directors with a strong slate of independent directors, the Board of Directors does not believe that it is necessary to formally designate a lead independent director at this time, although it may consider appointing a lead independent director if circumstances change. See “Management After the Business Combination.”

The board of directors’ oversight of risk is administered directly through the board of directors, as a whole, or through its audit committee. Various reports and presentations regarding risk management are presented to the board of directors including the procedures that the Company has adopted to identify and manage risk. The audit committee addresses risks that fall within the committee’s area of responsibility. For example, the audit committee is responsible for overseeing the quality and objectivity of DT Asia’s financial statements and the independent audit thereof. The audit committee reserves time at each of its meetings to meet with the Company’s independent registered public accounting firm outside of the presence of the Company’s management.

Board of Directors and Committees

During the period from April 8, 2014 (inception) through March 31, 2015, our board of directors held 14 meetings and our audit committee held three meetings. Each of our directors attended 100% of the board meetings and their respective committee meetings. The Company does not have a policy regarding director attendance at annual meetings, but encourages the directors to attend if possible.

Audit Committee

We have established an audit committee of the board of directors. Messrs. Jason Kon Man Wong, Foelan Wong, and Haibin Wang currently serve as members of our audit committee. Mr. Jason Kon Man Wong serves as chairman of the audit committee. Under the Nasdaq listing standards and applicable SEC rules, we are required to have three members of the audit committee, all of whom must be independent. Messrs. Jason Kon Man Wong, Foelan Wong, and Haibin Wang are independent.

Each member of the audit committee is financially literate and our board of directors has determined that Mr. Jason Kon Man Wong qualifies as an “audit committee financial expert” as defined in applicable SEC rules.

We have adopted an audit committee charter, which details the responsibilities of the audit committee, including:

•         the appointment, compensation, retention, replacement, and oversight of the work of the independent auditors and any other independent registered public accounting firm engaged by us;

•         pre-approving all audit and non-audit services to be provided by the independent auditors or any other registered public accounting firm engaged by us, and establishing pre-approval policies and procedures;

•         reviewing and discussing with the independent auditors all relationships the auditors have with us in order to evaluate their continued independence;

•         setting clear hiring policies for employees or former employees of the independent auditors;

•         setting clear policies for audit partner rotation in compliance with applicable laws and regulations;

•         obtaining and reviewing a report, at least annually, from the independent auditors describing (i) the independent auditor’s internal quality-control procedures and (ii) any material issues raised by the most recent internal quality-control review, or peer review, of the audit firm, or by any inquiry or investigation by governmental or professional authorities, within, the preceding five years respecting one or more independent audits carried out by the firm and any steps taken to deal with such issues;

•         reviewing and approving any related party transaction required to be disclosed pursuant to Item 404 of Regulation S-K promulgated by the SEC prior to us entering into such transaction; and

•         reviewing with management, the independent auditors, and our legal advisors, as appropriate, any legal, regulatory or compliance matters, including any correspondence with regulators or government agencies and any employee complaints or published reports that raise material issues regarding our financial statements or accounting policies and any significant changes in accounting standards or rules promulgated by the Financial Accounting Standards Board, the SEC or other regulatory authorities.

Compensation Committee

The members of our compensation committee are Messrs. Foelan Wong, Hai Wang and Haibin Wang. Mr. Foelan Wong serves as chairman of the compensation committee. We have adopted a compensation committee charter, which details the principal functions of the compensation committee, including:

•         reviewing and approving on an annual basis the corporate goals and objectives relevant to our Chief Executive Officer’s compensation, evaluating our Chief Executive Officer’s performance in light of such goals and objectives and determining and approving the remuneration (if any) of our Chief Executive Officer’s based on such evaluation in executive session at which the Chief Executive Officer is not present;

•         reviewing and approving the compensation of all of our other executive officers;

•         reviewing our executive compensation policies and plans;

•         implementing and administering our incentive compensation equity-based remuneration plans;

•         assisting management in complying with our proxy statement and annual report disclosure requirements;

•         approving all special perquisites, special cash payments and other special compensation and benefit arrangements for our executive officers and employees;

•         producing a report on executive compensation to be included in our annual proxy statement; and

•         reviewing, evaluating and recommending changes, if appropriate, to the remuneration for directors.

The charter also provides that the compensation committee may, in its sole discretion, retain or obtain the advice of a compensation consultant, legal counsel or other adviser and will be directly responsible for the appointment, compensation and oversight of the work of any such adviser. However, before engaging or receiving advice from a compensation consultant, external legal counsel or any other adviser, the compensation committee will consider the independence of each such adviser, including the factors required by Nasdaq and the SEC.

Other Board Committees

We do not have a standing nominating committee, though we intend to form a nominating and corporate governance committee as and when required to do so by law or Nasdaq rules. In accordance with Rule 5605(e)(2) of the Nasdaq rules, a majority of the independent directors may recommend a director nominee for selection by the board of directors. The board of directors believes that the independent directors can satisfactorily carry out the responsibility of properly selecting or approving director nominees without the formation of a standing nominating committee. As there is no standing nominating committee, we do not have a nominating committee charter.

The board of directors will also consider director candidates recommended for nomination by our shareholders during such times as they are seeking proposed nominees to stand for election at the next annual meeting of shareholders (or, if applicable, a meeting of shareholders). Our shareholders that wish to nominate a director for election to the board of directors should follow the procedures set forth in our charter.

We have not formally established any specific, minimum qualifications that must be met or skills that are necessary for directors to possess. In general, in identifying and evaluating nominees for director, our board of directors considers educational background, diversity of professional experience, knowledge of our business, integrity, professional reputation, independence, wisdom, and the ability to represent the best interests of our shareholders.

Code of Conduct and Ethics

We have adopted a Code of Ethics applicable to our directors, officers and employees. Copies of our Code of Ethics and our audit committee and compensation committee charters are available, without charge, upon request from us.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our executive officers and directors, and persons who own more than ten percent of any publicly traded class of our equity securities, to file reports of ownership and changes in ownership of equity securities of the Company with the SEC. Officers, directors, and greater-than-ten-percent shareholders are required by the SEC’s regulations to furnish the Company with copies of all Section 16(a) forms that they file.

Based solely upon a review of Forms 3 and Forms 4 furnished since the effective date of our IPO, we believe that all such forms required to be filed pursuant to Section 16(a) of the Exchange Act were timely filed, as necessary, by the officers, directors, and security holders required to file the same, except that our Sponsor did not timely file one Form 4 relating to its acquisition of securities in the private placement that closed contemporaneously with the consummation of the IPO.

Executive Compensation

Other than as described below, none of our executive officers or directors has received any cash compensation for services rendered. Since our Nasdaq listing date through the earlier of the consummation of our initial business combination and our liquidation, we are obligated to pay our Sponsor a total of $10,000 per month for office space and administrative services, including secretarial support. This arrangement has been agreed to for our benefit and is not intended to provide compensation in lieu of a salary. We believe that such fees are at least as favorable as we could have obtained from an unaffiliated third party for such services. Other than this $10,000 per month fee, no compensation of any kind, including finder’s and consulting fees, has been, or will be, paid to our initial shareholders or our executive officers and directors, or any of their respective affiliates, for services rendered prior to or in connection with the consummation of an initial business combination. However, these individuals will be reimbursed for any out-of-pocket expenses incurred in connection with activities on our behalf, such as identifying potential target businesses and performing due diligence on suitable business combinations.

After the completion of the Business Combination, directors or members of our management team who remain with us may be paid consulting, management or other fees from the post-combination company. Any compensation to be paid to our officers will be determined, or recommended to the board of directors for determination, by a compensation committee of our board of directors. For a discussion of our executive compensation arrangements after the closing of the Business Combination, please see the section entitled “Management After the Business Combination.”

After the closing of the Business Combination, Mr. Jason Kon Man Wong will be a director of the Company. Additionally, some or all of our executive officers and directors may negotiate consulting arrangements to remain with us after the Business Combination. We do not believe that the ability of our management to remain with us after the consummation of the Business Combination was a determining factor in our decision to proceed with the Business Combination.

Fees and Services

The following is a summary of fees paid to our independent registered public accounting firm for services rendered during the period from April 8, 2014 (inception) through March 31, 2015:

Audit Fees

Audit fees consist of fees billed for professional services rendered for the audit of our year-end financial statements and services that are normally provided by UHY LLP in connection with regulatory filings. The aggregate fees billed by UHY LLP for professional services rendered for the audit of our annual financial statements, review of the financial information included in our Forms 10-Q for the respective periods, the registration statement, the closing 8-K and other required filings with the SEC for the period from April 8, 2014 (inception) through March 31, 2015 totaled $45,000. The above amounts include interim procedures and audit fees, as well as attendance at audit committee meetings.

Audit-Related Fees

Audit-related services consist of fees billed for assurance and related services that are reasonably related to performance of the audit or review of our financial statements and are not reported under “Audit Fees.” These services include attestation services that are not required by statute or regulation and consultations concerning financial accounting and reporting standards. We did not pay UHY LLP for consultations concerning financial accounting and reporting standards during the period from April 8, 2014 (inception) through March 31, 2015.

Tax Fees

We did not pay UHY LLP for tax planning and tax advice for the period from April 8, 2014 (inception) through March 31, 2015.

All Other Fees

We did not pay UHY LLP for other services for the period from April 8, 2014 (inception) through March 31, 2015.

Pre-Approval Policy

Our audit committee was formed upon the consummation of our IPO. As a result, the audit committee did not pre-approve all of the foregoing services, although any services rendered prior to the formation of our audit committee were approved by our board of directors. Since the formation of our audit committee, and on a going-forward basis, the audit committee has and will pre-approve all auditing services and permitted non-audit services to be performed for us by our auditors, including the fees and terms thereof (subject to the de minimis exceptions for non-audit services described in the Exchange Act which are approved by the audit committee prior to the completion of the audit).

DT ASIA MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis should be read in conjunction with the financial statements and related notes of DT Asia included elsewhere in this proxy statement. This discussion contains forward-looking statements reflecting our current expectations, estimates and assumptions concerning events and financial trends that may affect our future operating results or financial position. Actual results and the timing of events may differ materially from those contained in these forward-looking statements due to a number of factors, including those discussed in the sections entitled “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements.”

References in this “DT Asia Management’s Discussion and Analysis of Financial Condition and Results of Operations” section to the “Company,” “us” or “we” refer to DT Asia Investments Limited The following discussion and analysis of the Company’s financial condition and results of operations should be read in conjunction with the condensed financial statements and the notes thereto contained elsewhere in this proxy statement. Certain information contained in the discussion and analysis set forth below includes forward-looking statements that involve risks and uncertainties.

Overview

We are a blank check company, formed on April 8, 2014 to acquire, through a merger, share exchange, asset acquisition, stock purchase, plan of arrangement, recapitalization, reorganization or other similar business combination, one or more businesses or entities. We intend to effectuate our initial business combination using cash from the proceeds of our IPO and the private placement of the private units, our shares, debt securities or a combination of cash, shares and debt securities.

The issuance of additional shares in our initial business combination:

•         may significantly dilute the equity interest of investors in our IPO who would do not have pre-emption rights in respect of any such issue;

•         may subordinate the rights of holders of ordinary shares if the rights, preferences, designations and limitations attaching to the preferred shares are created by amendment of our charter by resolution of the board of directors and preferred shares are issued with rights senior to those afforded our ordinary shares;

•         could cause a change in control if a substantial number of ordinary shares is issued, which may affect, among other things, our ability to use our net operating loss carry forwards, if any, and could result in the resignation or removal of our present officers and directors;

•         may have the effect of delaying or preventing a change of control of us by diluting the share ownership or voting rights or a person seeking to obtain control of us; and

•         may adversely affect prevailing market prices for our ordinary shares and/or rights.

Similarly, if we issue debt securities, it could result in:

•         default and foreclosure on our assets if our operating revenues after our initial business combination are insufficient to repay our debt obligations;

•         acceleration of our obligations to repay the indebtedness even if we make all principal and interest payments when due if we breach certain covenants that require the maintenance of certain financial ratios or reserves without a waiver or renegotiation of that covenant;

•         our immediate payment of all principal and accrued interest, if any, if the debt security is payable on demand;

•         our inability to obtain necessary additional financing if the debt security contains covenants restricting our ability to obtain such financing while the debt security is outstanding;

•         our inability to pay dividends on our ordinary shares;

•         our using a substantial portion of our cash flow to pay principal and interest on our debt, which will reduce the funds available for dividends on our ordinary shares if declared, expenses, capital expenditures, acquisitions and other general corporate purposes;

•         limitations on our flexibility in planning for and reacting to changes in our business and in the industry in which we operate;

•         increased vulnerability to adverse changes in general economic, industry and competitive conditions and adverse changes in government regulation; and

•         limitations on our ability to borrow additional amounts for expenses, capital expenditures, acquisitions, debt service requirements, execution of our strategy and other purposes and other disadvantages compared to our competitors who have less debt.

We expect to continue to incur significant costs in the pursuit of our acquisition plans. We cannot assure you that our plans to raise capital or to complete our initial business combination will be successful.

We presently have no revenue, have had losses since inception from incurring formation costs and have no other operations other than the active solicitation of a target business with which to complete a business combination. We have relied upon the sale of our securities and loans from our officers, directors and Sponsor to fund our operations.

On October 6, 2014, DT Asia consummated its IPO of 6,000,000 units, each unit consisting of one ordinary share, one right, and one warrant. Each right entitles the holder to receive one-tenth (1/10) of an ordinary share on the consummation of an Initial Business Combination. Each Warrant entitles the holder thereof to purchase one-half of one ordinary share, at a price of $12.00 per full share. The units were sold at an offering price of $10.00 per unit, generating gross proceeds of $60.0 million.

On October 6, 2014, simultaneously with the consummation of the IPO, the Company completed the private placement of an aggregate of 320,000 private units, at $10.00 per unit, among which 290,000 private units were purchased by DeTiger Holdings Limited, our Sponsor, and 30,000 private units were purchased by EarlyBirdCapital, generating gross proceeds of $3,200,000. Each private unit is comprised of one ordinary share, one right, and one warrant. Each right entitles the holder to receive one-tenth (1/10) of an ordinary share on the consummation of an Initial Business Combination. Each Warrant entitles the holder thereof to purchase one-half of one ordinary share, at a price of $12.00 per full share. In addition, our Sponsor purchased from us an aggregate of 1,800,000 Warrants, or sponsor warrants, at a price of $0.50 per warrant ($900,000). Each sponsor warrant is exercisable to purchase one-half of one ordinary share at $12.00 per full share. The private units and sponsor warrants generated total gross proceeds of $4,100,000 (private units $3,200,000 plus sponsor warrants $900,000).

The underwriters of the IPO were granted an option to purchase up to an additional 900,000 units to cover over-allotments, if any, the over-allotment units. The underwriters exercised the option in part and, on October 14, 2014, the underwriters purchased 860,063 over-allotment units, which were sold at an offering price of $10.00 per unit, generating gross proceeds of $8,600,630.

On October 14, 2014, simultaneously with the sale of the over-allotment units, the Company consummated the private sale of an additional 32,253 private units at a price of $10.00 per unit, for an aggregate purchase price of $322,530. Each private unit is comprised of one ordinary share, one right, and one warrant. In addition, simultaneously with the sale of the over-allotment units, the Company consummated the private sale of an additional 258,007 sponsor warrants at a price of $0.50 per sponsor warrant, for an aggregate purchase price of $129,004. The private placements on October 14, 2014 generated an additional $451,534.

In addition, the 1,725,000 shares held by our initial shareholders (prior to the exercise of the over-allotment) included an aggregate of up to 225,000 shares subject to forfeiture by our Sponsor to the extent that the underwriters’ over-allotment option was not exercised in full, so that the initial shareholders would collectively own 20.0% of issued and outstanding shares of the Company (excluding the sale of the private units and sponsor warrants). Since the underwriters exercised the over-allotment option in part, and purchased 860,063 of the total possible 900,000 additional units, our Sponsor has forfeited 9,985 shares, which were canceled by the Company, in order to maintain this 20.0% limitation.

The Company received total gross proceeds of $73,152,164 from the sale of units in the IPO (including over-allotment units) and all related private placements on October 6, 2014 and October 14, 2014. A total of $69,972,643 of the net proceeds were deposited in a trust account established for the benefit of our public shareholders. We incurred offering costs totaling approximately $4,440,838, consisting of $2,229,520 in underwriters’ fees, plus $442,218 of other cash expenses, $100,000 in deferred expenses and a non-cash charge of $1,669,100.

Results of Operations

Our entire activity from inception up to October 6, 2014 was in preparation for our IPO, which was consummated on October 6, 2014. Following the offering, our activity has been limited to the evaluation of business combination candidates, and we will not be generating any operating revenues until the closing and completion of our Initial Business Combination. We expect to generate small amounts of non-operating income in the form of interest income on cash and cash equivalents. Interest income is not expected to be significant in view of current low interest rates on risk-free investments (treasury securities). We expect to incur increased expenses as a result of being a public company (for legal, financial reporting, accounting and auditing compliance), as well as for due diligence expenses. Thus, we expect our operating expenses to increase substantially after the closing of the IPO.

For the period from April 8, 2014 (inception) to March 31, 2015, we had net losses of $246,857, which consisted of operating expenses offset by interest income from our trust account. Operating expenses generally consist of the $10,000 monthly payment to our Sponsor for office and administrative support, monthly professional fees owed to our service providers, travel expenses, Nasdaq market listing fees and amortization of our directors and officers insurance policy. Operating expenses after our IPO increased dramatically due to our having commenced operations, and certain professional expenses no longer being charged directly against paid-in-capital on our balance sheet, but now being expensed in the statement of operations.

For the six months and three months ended September 30, 2015, we had net losses of $468,141 and $278,632 respectively, which consisted of operating expenses offset by interest income from our Trust Account. Operating expenses generally consist of the $10,000 monthly payment to our Sponsor for office and administrative support, monthly professional fees owed to our service providers, travel expenses and amortization of our D&O insurance policy. Operating expenses for the period ended September 30, 2015 increased dramatically as compared to the period ended September 30, 2014 due to our having commenced operations after our Public Offering, and certain professional expenses no longer being charged directly against Paid-In-Capital on our balance sheet, but now being expensed in the Statement of Operations.

Liquidity and Capital Resources

As of September 30, 2015, we had cash of $55,093. Through September 30, 2015, our liquidity needs have been satisfied to date primarily through net proceeds from our Public Offering (including Over-Allotment Units issued in connection with the underwriter’s partial exercise of its over-allotment option) and all related private placements not held in the trust account and the loan from our Sponsor.

We received total gross proceeds of $73,152,164 from the sale of units in our IPO (including the private units issued in connection with the underwriters’ partial exercise of their over-allotment option) and all related private placements on October 6, 2014 and October 14, 2014. A total of $69,972,643 of the net proceeds were deposited in a trust account established for the benefit of the Company’s public shareholders and as of September 30, 2015, the carrying value of cash and investments held in trust account is $70,009,126 (including earned interest income of $36,485 since October 2014). We incurred offering costs totaling approximately $4,440,838.

We intend to use substantially all of our cash, including the funds held in the trust account, to acquire a target business or businesses and to pay our expenses relating thereto, including a fee payable to EarlyBirdCapital in an amount equal to 4% of the total gross proceeds raised in our IPO (approximately $2.7 million) for its services in connection with our initial business combination. We believe that our cash not held in the trust account, plus the interest earned on the trust account balance (net of income, and other tax obligations) that may be released to us to fund our working capital requirements and the loan from the Sponsor mentioned below, will be sufficient to allow us to operate until at least April 6, 2016, assuming that a business combination is not consummated during that time.

In addition, if our funds not held in the trust account are insufficient, our Sponsor, an affiliate of our Sponsor or the Company’s officers and directors may, but are not obligated to, loan the Company funds, from time to time or at any time, in whatever amount they deem reasonable in their sole discretion, as described in Note 4 — Expense Advance Agreement, of the Notes to Financial Statements included in this proxy statement. On September 13, 2015, we issued a non-interest bearing convertible promissory note in the amount of up to $500,000 (the “Note”) to DeTiger Holdings Limited. Payment on all of the Note is due on the earlier of: (i) April 6, 2016 and (ii) the date on which the Company consummates its Business Combination (as defined in the Company’s amended and restated articles and memorandum of association). Pursuant to the terms of the Note, until the maturity date, up to $500,000 can be drawn down in one or more installments of at least $1,000 each. On September 14, 2015, an initial drawdown of $300,000 was funded to the Company and subsequently the remaining $200,000 was drawn down. On December 1, 2015, the Note was amended to allow for an additional $400,000 to be drawn down. The Company had drawn down a total amount of $900,000 as of January 27, 2016. We issued the Note in consideration for loans from the payee to fund the Company’s working capital requirements. Funds in the Trust Account (as defined in the Company’s amended and restated articles and memorandum of association) will not be used to repay any of the Note. The Note includes an option for up to $500,000 of the principal outstanding under the Note to be convertible, in whole or in part, at the payee’s election, upon the consummation of the Business Combination. Upon such election, up to $500,000 of the principal outstanding under the Note will convert into units, at a price of $10.00 per unit. These units will be identical to the private units issued in a private placement in connection with the Company’s IPO. As such, each unit will be comprised of one ordinary share, one right to receive one-tenth of one ordinary share upon consummation of a Business Combination, and one warrant to purchase one-half of an ordinary share at an exercise price of $12.00 per full share.

The Company’s independent registered public accounting firm’s report of the financial statements for the fiscal year ended March 31, 2015, contained an explanatory paragraph regarding the Company’s ability to continue as a going concern.

Off-Balance Sheet Arrangements and Contractual Obligations

As of September 30, 2015 and March 31, 2015, we did not have any off-balance sheet arrangements. We do not have any long-term debt, capital lease obligations, operating lease obligations or long-term liabilities other than an agreement to pay our Sponsor a total of $10,000 per month for office space, utilities, secretarial support and administrative services.

Critical Accounting Policies and Estimates

Management’s discussion and analysis of our results of operations and liquidity and capital resources are based on our unaudited financial information. We describe our significant accounting policies in Note 2 — Significant Accounting Policies, of the Notes to unaudited Financial Statements included in this proxy statement. Our unaudited financial statements have been prepared in accordance with U.S. GAAP for interim financial reporting. In the opinion of management, all adjustments (consisting of normal recurring adjustments) have been made that are necessary to present fairly the financial position, the results of its operations and its cash flows. Operating results as presented are not necessarily indicative of the results to be expected for a full year. Certain of our accounting policies require that management apply significant judgments in defining the appropriate assumptions integral to financial estimates. On an ongoing basis, management reviews the accounting policies, assumptions, estimates and judgments to ensure that our financial statements are presented fairly and in accordance with U.S. GAAP. Judgments are based on historical experience, terms of existing contracts, industry trends and information available from outside sources, as appropriate. However, by their nature, judgments are subject to an inherent degree of uncertainty, and, therefore, actual results could differ from our estimates.

INFORMATION ABOUT CHINA LENDING GROUP

Unless otherwise stated, references in this section to “China Lending Group,” “we,” “us” or “our” generally refer to BVICo and its consolidated subsidiaries.

Overview

China Lending Group is engaged in the business of providing loan facilities to micro, small and medium sized enterprises (“MSMEs”) and sole proprietors in the Xinjiang Uyghur Autonomous Region (“Xinjiang Province”) of the People’s Republic of China (“PRC” or “China”). BVICo is a holding company incorporated in the BVI with no operations of its own. Currently, substantially all of China Lending Group’s consolidated assets are held, and its consolidated revenues and income are generated, by Urumqi Feng Hui Direct Lending Limited (“Feng Hui”), its consolidated variable interest entity that is controlled by contractual arrangements. Feng Hui is based in Urumqi, the capital city and business hub of Xinjiang Province, and most of Feng Hui’s lending activities are to enterprises and individual proprietors based there.

Feng Hui is classified as a direct lending institution and its activities are regulated by Chinese central, provincial and local authorities. Feng Hui is one of the largest direct lending company in Xinjiang Province. As of September 30, 2015, Feng Hui had 137 loans outstanding with an average size of approximately $0.95 million, an average duration of 7.2 months, and an average interest rate of 19.8% per annum. As of September 30, 2015, all of Feng Hui’s loans were guaranteed and/or secured.

In the second quarter of 2015, China Lending Group organized Xinjiang Feng Hui Jingkai Direct Lending Limited, BVICo’s wholly owned indirect subsidiary and a limited liability company organized under PRC law (“XWFOE” and, together with Feng Hui, the “Lending Companies”). XWFOE has government approval to be a direct lending institution and operate a direct lending business after completion of the Business Combination. XWFOE has not commenced operations, and will not commence operations until it receives a cash contribution of registered capital following the Business Combination.

Urumqi is a financial and business hub of Western China and the “One Belt One Road” initiative of the PRC Central Government. China Lending Group believes the market for the Lending Companies’ lending operations in the City of Urumqi and in Xinjiang Province generally is underserved with considerable room for growth. Building on Feng Hui’s experience and reputation, the Lending Companies intend to be leaders of that growth. China Lending Group also intends to provide, through its recently formed indirect wholly owned subsidiary Consulting, financial consulting services such as loan origination criteria, risk assessment and loan monitoring in several major metropolitan areas in China. Consulting was organized in the second quarter of 2015 and started operations as of August 1, 2015. Consulting is at the final stage of establishing its proprietary big data credit risk analytics (CRA) platform, and expects to launch the platform in the first quarter of 2016 to provide credit rating and risk management solutions to clients within the China Lending Group as well as other players in the industry.

Feng Hui is a leading direct lending company in Xinjiang Province and the PRC in terms of its capitalization and the aggregate size of its loan portfolio. See “— Direct Lending Industry and Market — Feng Hui Market Performance.” Since its inception in 2009, Feng Hui has developed a large and growing number of borrowers in Urumqi as well as other areas in Xinjiang Province. Feng Hui had operating income of approximately $16.4 million and $16.1 million, and as well as net profits of approximately $11.3 million and $10.4 million, for the year 2014 and the first nine months of 2015, respectively. In 2014, Feng Hui issued 195 loans of $204 million. In 2013, Feng Hui issued 148 loans of $139 million. (Exchange rate is each year’s average exchange rate.) In 2015, Feng Hui issued 269 loans of approximately $226 million. For the year 2015, China Lending’s management expects revenue of $24.5 million and net income of $14.7 million, which results are subject to audit.

The following tables demonstrate the development of Feng Hui’s direct loan business and its recent results of operation and financial condition:

Direct Loans Originated By Feng Hui since 2009 and in 2014

(USD in thousands)

	2009-9/30/2015 (Aggregate)	2014
Loan facilities	1,376	195
Total loan principal originated	$829,754	$204,099
Average loan size	$603	$1,046

Comparative Chart of Financial Performance of Feng Hui

	As of and or the nine months ended September 30,	As of and for the years ended December 31
Period	2015	2014	2013	Growth rate (2014 to 2013)
Total interest and fee income	$19,713,974	$18,761,086	$11,454,957	63.8%
Net interest income	$16,122,243	$16,409,520	$10,588,300	55.0%
Net income	$10,436,816	$11,313,327	$7,022,744	61.1%
Loans receivable, net of allowance	$132,442,330	$131,747,641	$74,305,880	77.3%
Total assets	$140,502,082	$132,837,173	$74,997,193	77.1%
Investors’ equity	$107,974,784	$101,332,472	$52,560,654	92.8%
Return on equity	10.0%	17.50%	13.70%	—

Feng Hui provides direct loans with one year or shorter durations. Its customer base is diversified into commerce, energy and mining, real estate, agriculture and animal husbandry, services and manufacturing industries. In particular, the loans to the commerce industry accounts for 35.85% and 32.57% of the total amount of loans issued by Feng Hui during the first nine months in 2015 and during 2014 respectively. Although substantially all of its loans were secured, Feng Hui has been moving away from guaranteed backed loans to collateral backed loans. Collateral backed loans represents 38.8% of the total loans receivable as of September 30, 2015 as compared to 5.5% as of December 31, 2014, an increase of 33.3 percentage points, while the guaranteed backed loans represents 36.7% of the total loans receivables as of September 30, 2015 as compared to 58.9% as of December 31, 2014, a decrease of 22.2 percentage points. A significant amount of its customers have historically come from referrals from Feng Hui’s shareholders who have direct business relationships, such as being a supplier of goods, with such customers. In most of these instances, the shareholders have guaranteed the repayment of such loans. However, Feng Hui has also moved away from such practice and relies more on non-shareholder guaranteed loans. The related party guaranteed loans represents 23.2% of the total loans receivables as of September 30, 2015 as compared to 53.3% as of December 31, 2014, a decrease of 30.1 percentage points.

Feng Hui has been awarded by China Microfinance Institution Association and Urumqi Government with “Award for the Most Potential Microfinance in China in 2012”, “Excellent Entity Contributing to Development of Small and Middle Sized Enterprises in 2012”, “Outstanding Public Service Provider Contributing to Development of Small and Middle Sized Enterprises in 2010” and “The Biggest Social Contribution Award in Urumqi in 2014”. In 2015, Feng Hui was appointed as council member of the China Small Loan Companies Association. As a leader in the direct lending industry in Xinjiang Province, Feng Hui has taken a leading role in establishing a microfinance center in Xinjiang Province and is one of the authorized training and demonstration bases for direct lending businesses in Xinjiang Province. In September 2015, the government renamed its building where Feng Hui is located as “Feng Hui Financial Tower”.

Corporate Structure and History

Corporate Organization Chart

The following is an organizational chart setting forth our corporate structure, including China Lending Group’s corporate structure, immediately following the Business Combination:

History

BVICo is a limited liability company organized in 2014 under the laws of the British Virgin Islands. After the Business Combination, it will be our direct, wholly owned subsidiary. BVICo is a holding company that has no operations and no assets other than its ownership of Feng Hui Financial Group.

Feng Hui Financial Group is a limited liability company organized in 2015 under the laws of the Hong Kong Special Administrative Region of the PRC. It is the wholly owned subsidiary of BVICo. Feng Hui Financial Group is a holding company that has no operations and no assets other than its ownership of Consulting and XWFOE.

Consulting is a limited liability company organized in 2015 under the laws of the PRC. Consulting is a wholly owned subsidiary of Feng Hui Financial Group with the business purposes of providing risk management-related financial consulting services to the Lending Companies and to third-party direct lending companies in China and to enter into certain agreements with Feng Hui and its shareholders pursuant to which Consulting provides certain services to Feng Hui.

XWFOE is a limited liability company organized in 2015 under the laws of the PRC with the approval of the Financial Office of Xinjiang Provincial Government. XWFOE is a wholly-owned subsidiary of Feng Hui Financial Group with the business purposes of providing direct loans to MSMEs and sole-proprietors in Xinjiang Province. XWFOE has not yet conducted any operating activities.

Feng Hui is a limited liability company organized in 2009 under the laws of the PRC with the approval of Financial Office of Xinjiang Province Government and is engaged in providing direct loans to MSMEs and sole proprietors in Xinjiang Province. Feng Hui is owned by 16 shareholders, nine of which are legal persons and the remainder of which are natural persons. Feng Hui and its shareholders entered into certain variable interest entity contracts with Consulting pursuant to which the profits of Feng Hui are paid to Consulting, and in connection with entering into such contracts, Feng Hui is contractually controlled by Consulting.

The Lending Companies

As noted above, BVICo’s wholly owned subsidiary XWFOE and consolidated variable interest entity, Feng Hui, are each licensed to provide direct loans to MSMEs and sole proprietors in Xinjiang Province, including Urumqi, the province’s capital and financial and commercial hub. In this proxy statement, we refer to XWFOE and Feng Hui, together, as the “Lending Companies.” While Feng Hui has operated as a direct lender since 2009, XWFOE was established in 2015 and its direct lending authority will not be effective, and it will not commence operations, until the time at which the closing of the Business Combination occurs and net proceeds are injected as registered capital into XWFOE.

China Lending Group does not directly or indirectly own Feng Hui. However, as a result of the contractual arrangements described in “— Contractual Arrangements between Consulting, Feng Hui and Feng Hui’s Shareholders”, Feng Hui’s results of operations, cash flows and financial condition are fully consolidated in China Lending Group’s consolidated financial statements after the execution of the contractual arrangements (along with XWFOE’s results of operations, cash flows and financial condition), as long as such contractual arrangements are in force and Feng Hui and its shareholders have not breached the arrangements. See “Risk Factors — Risks Related to China Lending Group’s Corporate Structure — Consulting’s contractual arrangements with Feng Hui and Feng Hui’s shareholders may not be effective in providing control over Feng Hui” and “Risk Factors — Risks Related to China Lending Group’s Corporate Structure — Any failure by Feng Hui or its shareholders to perform their obligations under the contractual arrangements would have a material adverse effect on China Lending Group’s business, financial condition and results of operations” for discussions of certain risks relating to the contractual arrangements.

Both of the Lending Companies are consolidated into China Lending Group for financial reporting purposes, and China Lending Group intends to operate the two parallel direct lending services under the “Feng Hui” and “Jing Kai” brand names. Each Lending Company is an independent business entity and has its own management, employees, assets and office facilities. Although both of the Lending Companies are in the direct lending industry, their business models and focuses are different: while Feng Hui will continue to grow through traditional direct lending services, XWFOE will emphasize more on financial innovation, including supply chain finance.

Consulting

As noted above, BVICo’s wholly owned subsidiary, Consulting, is licensed to provide financial consulting services such as loan origination criteria, risk assessment and loan monitoring in several major metropolitan areas in China. Consulting was organized in Beijing having a branch company in Urumqi, Xiangjiang in the second quarter of 2015 and started operations as of August 1, 2015. As of December 31, 2015, subject to audit, Consulting estimates that it has generated approximately $2 million in revenue.

Consulting is at the final stage of establishing its proprietary big data credit risk analytics (CRA) platform, and expects to launch the platform in the first quarter of 2016 to provide credit rating and risk management solutions to clients within the China Lending Group as well as other players in the industry.

Contractual Arrangements between Consulting, Feng Hui, and Feng Hui’s Shareholders

Consulting, Feng Hui and/or Feng Hui’s shareholders have executed the following agreements and instruments, pursuant to which China Lending Group, through its subsidiary Consulting, controls Feng Hui: Share Pledge Agreement, Exclusive Business Cooperation Agreement, Exclusive Option Agreement and Power of Attorney (“VIE Agreements”). Each of the VIE Agreements is described below, and became effective upon their execution therein.

Exclusive Business Cooperation Agreement

Pursuant to the Exclusive Business Cooperation Agreement between Feng Hui and Consulting, Consulting provides Feng Hui with comprehensive business support, technical services and consulting services relating to its day-to-day business operations and management, on an exclusive basis.

For services rendered to Feng Hui by Consulting under this agreement, Consulting is entitled to collect a service fee calculated based on the complexity, required time, contents and commercial value of the consulting services provided by Consulting. Consulting will calculate and sum up the service fees and correspondingly issue a notice to Feng Hui. Feng Hui will pay such service fees to the bank accounts as designated by Consulting within 10 working days from the receipt of such notice.

The Exclusive Business Cooperation Agreement shall remain in effect for five years unless it is terminated by Consulting at its discretion with 30-days prior notice. Feng Hui does not have the right to terminate the Exclusive Business Cooperation Agreement unilaterally. Consulting may at its discretion unilaterally extend the term of the Exclusive Business Cooperation Agreement.

Share Pledge Agreement

Under the Share Pledge Agreement between the Feng Hui shareholders and Consulting, the 16 Feng Hui shareholders pledged all of their equity interests in Feng Hui to Consulting to guarantee the secured indebtedness caused by failure of performance of Feng Hui’s and the Feng Hui shareholders’ obligations under the Exclusive Business Cooperation Agreement, Exclusive Option Agreement and Power of Attorney. Under the terms of the Share Pledge Agreement, any dividend or bonus received by Feng Hui in respect of the Pledged Equity shall be deposited into an account designated by Consulting. The Feng Hui shareholders also agreed that upon occurrence of any event of default, as set forth in the Share Pledge Agreement, Consulting is entitled to dispose of the pledged equity interest in accordance with applicable PRC laws. The Feng Hui shareholders further agreed not to dispose of the pledged equity interests or take any actions that would prejudice Consulting’s interest.

The Share Pledge Agreement shall be effective until all obligations under the other VIE Agreements have been performed by Feng Hui, when the VIE Agreements are terminated or when the secured indebtedness has been satisfied in full.

Exclusive Option Agreement

Under the Exclusive Option Agreement, the Feng Hui shareholders irrevocably granted Consulting (or its designee) an exclusive option to purchase, to the extent permitted under PRC law, once or at multiple times, at any time, part or all of their equity interests in Feng Hui. The option price is equal to the lowest price permissible by PRC laws.

The Exclusive Option Agreement will remain effective for a term of five years and may be renewed at Consulting’s discretion.

Power of Attorney

Under the Power of Attorney, each Feng Hui shareholder authorized Consulting to act on the shareholder’s behalf as his, her or its exclusive agent and attorney with respect to all rights as a shareholder of Feng Hui, under PRC laws and the Articles of Association of Feng Hui, including but not limited to attending shareholder meetings and voting to approve the sale or transfer or pledge or disposition of shares in part or in whole or to designate and appoint the legal representative, directors, and supervisors of Feng Hui. When Consulting executes such shareholders’ rights, it should obtain all the current Consulting directors’ approval by the resolution of board of directors.

The Power of Attorney shall be continuously valid with respect to each Feng Hui shareholder from the date of execution of the Power of Attorney, so long as such Feng Hui shareholder is a shareholder of Feng Hui. Consulting is entitled to terminate the Power of Attorney unilaterally at its discretion by the written notice to Feng Hui.

Direct Lending Industry and Market

The banking system in China has historically functioned primarily to fulfill the borrowing needs of state-owned enterprises (“SOEs”). As such, many MSMEs and sole proprietors have encountered shortages of available capital. Since 2008, the direct lending industry in China rapidly developed to address this need. Direct lending companies play an increasingly important role in helping MSMEs and sole proprietors to address their financing needs.

The number of direct lending companies has increased dramatically in China since such companies were first permitted in May 2008 to legalize private lending. According to statistics provided by the People’s Bank of China (“PBOC”), as of September 30, 2015, there were 8,965 direct lending companies in China. The total loan balance from direct lending companies was $150 billion as of September 30, 2015. In Xinjiang Province, as of September 30, 2015, there were 273 direct lending companies with total loans outstanding of $3.1 billion. While the yearly growth in direct lending companies has slowed over time, their rate of growth continues to exceed the rate of growth of commercial banks. In 2014, the nationwide growth rate in direct lending companies’ loan balances was 15% and Xinjiang Province’s growth rate was 30.7%.

The development of the direct lending industry in Xinjiang Province has historically lagged behind the growth in other more developed areas of China. As of September 30, 2015, outstanding loans in Xinjiang Province accounted for only 2.1% of all outstanding loans in China. However, the average loan balance for Xinjiang Province increased by an average of approximately 81.4% annually from 2010 to 2014, which is significantly higher than the national growth rate of 47.8%. This trend has continued in 2015, and China Lending Group expects the rate of growth in Xinjiang Province to significantly outpace the national rate of growth.

According to PBOC statistics, the following chart illustrates the total loan balance and growth rate of direct lending companies in China and Xinjiang Province from 2010 to 2014.

Source: PBOC

MSMEs are Major Drivers of the Chinese Economy

MSMEs have developed rapidly since the beginning of China’s reform and opening up in 1979. According to the National Bureau of Statistics of China, or NBS, by the end of 2013, MSMEs and sole proprietors jointly accounted for 99.7% of all enterprises nationwide, providing more than 80% of employment opportunities, and their final products and services contribute 60% of the GDP and 50% of tax payments in China. In Xinjiang Province, 98% of the enterprises are MSMEs, which contribute 30% of the GDP and 35% of the taxes, and provide 73.2% of employment opportunities, in the province.

Policy Support for MSMEs

As one of the key growth drivers of the national economy, the achievement and potential development of MSMEs have been recognized by the Chinese central government. As a result, in 2014 and 2015, the central government and its ministries have issued policies that support MSMEs. For instance, in early 2015, The PRC Ministry of Finance and State Administration of Taxation announced more favorable income tax treatment for MSMEs by increasing the base annual taxable income threshold from $16,200 to $32,400 and decreasing the applicable enterprise income tax rate to 20%. In addition, in early 2011, the Ministry of Finance and State Administration of Taxation announced stackable favorable tax and duty policies for enterprises in encouraged industries as stipulated by government located in western cities and provinces including Xinjiang Province, which consist of reduced enterprise income tax rate to as low as 15%, duty free for certain products and other preferential tax policies.

In May 2013, the People’s Government of Xinjiang Province released Implementation Opinions on Further Supporting the Healthy Development of SMEs in the Xinjiang Province. The Opinions include 35 articles covering 10 specific aspects, such as government funding support, preferential tax policies, financial support, and market expansion support. Among other things, the Opinions requests that 30% of the government procurement budget be reserved for MSMEs, and that at least 60% of that amount be reserved for small- and micro-enterprises.

China Lending Group’s management believes such policies will support the next round of development for MSMEs in China and should provide an even broader market for the direct lending industry.

Lack of Financing for MSMEs

Historic data indicates a stable ratio between aggregate loan balance and GDP - ranging between 1.2 and 1.3. Accordingly, financing demand of MSMEs in China and Xinjiang Province can be estimated as follows (Source: NBS and PBOC):

MSMEs’ Fund Demands and Estimates

(USD in billion)

	Nationwide			Xinjiang
Year	GDP	National Loan balance(1)	Estimated Fund demand of MSMEs(2)	GDP	Xinjiang Loan balance(1)	Estimated Fund demand of MSMEs(2)
2012	8,453	10,220	6,132	122	136	41
2013	9,256	11,668	7,001	138	169	51
2014	10,356	13,258	7,955	151	199	60
2015E(3)	11,081	14,186	8,511	164	217	65
2016E(3)	11,857	15,179	9,107	179	237	71
2017E(3)	12,687	16,241	9,745	195	258	77

____________

(1)      China Lending Group assumes that the relationship between loan balance to GDP remain unchanged in 2014 and the following years.

(2)      Funding demand of MSMEs are estimated per their gross output in relation to the GDP of 2013, which are estimated as 60% and 30% of loan balance nationwide and in Xinjiang Province, respectively.

(3)      In view of the PRC’s current economic situation, China Lending Group assumes the PRC’s annual GDP growth will be 7.0% and Xinjiang Province’s annual GDP growth rate will be 9% for 2015, 2016 and 2017. China Lending Group assumes that the proportion of MSMEs gross output in GDP remain unchanged in 2014 and the following years.

According to a report of the State Administration for Industry & Commerce of the People’s Republic of China (“SAIC”), by the end of June 2015, there were 20.2 million enterprises in China, most of which were MSMEs. After adding 54.5 million sole-proprietors, the average financing needs of those 74.7 million businesses are approximately $113,935.

However, according to the PBOC, by the end of September, 2015, the total loan balance issued to MSMEs by major financial institutions, small rural financial institutions and foreign banks amounted to approximately $2,625 billion. This is less than one third of the estimated financing demand of $8,511 billion. Accordingly, each enterprise obtained an average of only $35,140 in loan funding.

By the end of 2014, the loan balance to all MSMEs in Xinjiang Province totaled approximately $25.2 billion, which was less than half of the estimated demand. China Lending Group believes that there is a substantial gap between financing supply and demand, which will allow China Lending Group to expand to address a portion of this need.

Credit Gaps between Traditional Financing Resources and MSMEs

At present, the main institutions that directly provide financing service to MSMEs are commercial banks, direct lenders, peer-to-peer (“P2P”) Internet lenders, and financial leasing companies. Though commercial banks are still the main financing sources for MSMEs, direct lending companies and P2P Internet lenders — the supplementary financing sources — have been developing rapidly and have impacted the leading position of the commercial banks.

Sufficient supplies of funds and low interest rates allow the commercial banks, the most established and by far the largest financial institutions, to maintain their position as the primary source of loans for enterprises. In particular, under the national policy guidance, commercial banks have increased their loan balance to MSMEs during recent years.

The following figures demonstrate increasing loan balance to micro and small-sized enterprises by major financial institutions from 2012 to September 2015.

Loan balances to micro and small-sized enterprises by major financial institutions as of September 30, 2015 and as at the end of the year in 2014, 2013 and 2012 were $2.6 trillion, $2.5 trillion, $2.1 trillion and $1.9 trillion, respectively.

Nevertheless, due to business models and focuses constraints, MSMEs still have significant challenges to obtain bank loans. Impediments include a lack of credit history, small scale of operations compared with the SOEs, lack or immaturity of systems such as risk management, lack of credit rating and lack of credit guarantees. Also, commercial banks do not typically have the process outsourcing and batch processing tools to effectively analyze and assess MSMEs. While commercial banks offer lower loan rates, for MSMEs the banks’ application procedures, prolonged application cycles, guarantee fees, appraisal fees, registration fees, industrial and commerce administration inquiry fees, auditing fees and notary fees tend to make for a more expensive, complicated and elongated process.

According to Small and Micro-Enterprises Financing Report: China Market Updates and Asian Practice released by Boao Review in April 2013, though 66.7% of small and micro-enterprises still consider bank loan as their primary source of external funding; however, they recognized that certain issues of bank loans, such as “prolonged delivery cycle” (45.8%), inability to provide mortgages or guarantees as required (41.1%), inability to provide the required financial statements (31.3%), and high loan cost (23.3%), may prevent them from seeking bank loan financing.

Xinjiang Province

Feng Hui is located in Urumqi, the capital of Xinjiang Province, a province in northwest China rich with natural resources and agriculture. In recent years, Xinjiang Province has maintained higher growth rates than the national average. In 2014, its GDP growth rate was 10%, which was 2.6% above the national average. According to PBOC statistics, by the end of 2014, Xinjiang Province’s total RMB and foreign currency deposit balance exceeded $244 billion and its total loan balance was approximately $199 billion. As of September 2015, Xinjiang Province’s GDP growth rate was 8.4%, which was 1.5% above the national average. According to PBOC statistics, by the end of September, 2015, Xinjiang Province’s total RMB and foreign currency deposit balance exceeded $277 billion and its total loan balance was approximately $240 billion. As a core region in the Silk Road Economic Belt, Xinjiang Province is and is expected to be one of the beneficiaries of China’s “One Belt and One Road” strategy.

The following chart compares the GDP growth rates of Xinjiang Province and China.

Urumqi, Xinjiang Province’s political, economic and cultural center, is a pivotal city on the middle of the Silk Road that connects other parts of China with the rest of the world. Urumqi is expected to be a transportation, trade, commerce, financial service, logistics, culture, technology, education and medical service center in the Silk Road Economic Belt. The further development of Urumqi’s financial center is expected to boost Xinjiang Province’s finance sector as a whole and provide MSMEs with a larger platform for future development.

Feng Hui Market Performance

The shortage of financing for MSMEs is a bottleneck for development in the PRC. Most direct lending companies are vulnerable to financial exposure because of small asset sizes. A survey of 100 direct lending companies in the PRC by Min Tai Financial Research of Central University of Finance and Economics indicated that the loan balance of 81% of these 100 direct lending companies was less than RMB 500 million. Only five of these direct lending companies surveyed had loan balances above RMB 1 billion, and only 14 direct lending companies had loan balances between RMB 500 million and RMB 1 billion.

The following chart compares Feng Hui’s capital contribution and loan balance with those of direct lending companies in China and Xinjiang Province as of September 30, 2015.

As of September 30, 2015 (USD in billions)

	Number	Paid-in capital	Average	Loan balance	Average
Nationwide	8,965	133.24	0.02	149.74	0.02
Xinjiang	273	2.75	0.01	3.08	0.01
Feng Hui	1	0.09	0.09	0.13	0.13

 (Source:PBOC)

Feng Hui is the largest direct lending company in Xinjiang Province in terms of its registered capital and also ranked among the top direct lending companies nationwide in term of registered capital and aggregate loan balance. At December 31, 2014, Feng Hui’s fully paid-in registered capital was 9.5 times the average level of registered capital of direct lending companies in Xinjiang Province and 6.4 times the average level of registered capital of direct lending companies nationwide, as reported by the PBOC. Feng Hui’s aggregate loan balance was 11.4 times the average level in Xinjiang Province and 7.6 times the average level nationwide, as reported by the PBOC. Since its inception, Feng Hui has continued to increase its capital and lending capacity by issuing new shares and to increase the size of its loan portfolio, which increased by 78.3% in 2014. By the end of 2014, Feng Hui’s share of the Xinjiang Province direct lending industry reached 4.4% in terms of loan balance size.

At September 30, 2015, Feng Hui’s fully paid-in registered capital was 9.0 times the average level of registered capital of direct lending companies in Xinjiang Province and 4.5 times the average level of registered capital of direct lending companies nationwide, as reported by the PBOC. Feng Hui’s aggregate loan balance was 13.0 times the average level in Xinjiang Province and 6.5 times the average level nationwide, as reported by the PBOC. By the end of Sep. 2015, Feng Hui’s share of the Xinjiang Province direct lending industry reached 4.4% in terms of loan balance size.

Feng Hui has identified four peer companies for whom comparative performance data is available to Feng Hui:

•         China Commercial Credit, Inc. a NASDAQ-listed direct lending company based in Jiangsu province, which went public in the United States and listed on NASDAQ in May 2014, under the stock symbol “CCCR”;

•         Suzhou Xinzhuang Rural Microcredit Co., Ltd. is a direct lending company based in Jiangsu province, which listed on the National Equities Exchange and Quotations system (Neeq) in China on August 8, 2014.

•         Changzhou Tongli Rural Microcredit Co., Ltd. is a direct lending company based in Jiangsu province, which listed on the National Equities Exchange and Quotations system (Neeq) in China on August 15, 2014.

•         Zhuji Haibo Micro-credit Co., Ltd. is a direct lending company based in Zhejiang province, which listed on the National Equities Exchange and Quotations system (Neeq) in China on October 24, 2014.

China Lending Group believes that Feng Hui has advantages over its peers in terms of customer resources, operating results and financial position. As indicated in the tables below, Feng Hui has generated more revenues and net incomes than its peers for six months ended June 30 2015, and provided higher ROE for both 2014 and first half year of 2015.

Key Performance Indicators Comparison

(in USD millions)

	As of June 30, 2015
	Feng Hui Direct Lending	China Commercial Credit, Inc.(1)	Xinzhuang Rural Microcredit(1)	Tongli Rural Microcredit(1)	Zhuji Haibo Microcredit(1)
Listing code		Nasdaq: CCCR	Neeq:830958	Neeq:831098	Neeq:831199
Total assets	147.2	75.5	85.5	163.0	191.8
Investor’s equity	109.5	59.8	61.4	150.1	131.6
Revenues	13.8	2.2	6.6	8.5	11.3
Net income	7.6	-3.5	2.9	5.0	4.0
Weighted average ROE (for the year 2014)	17.5%	-43.5%	10.8%	13.3%	10.9%
Weighted average ROE (for six months ended June 30, 2015)	7.2%	-5.7%	4.7%	3.7%	3.0%

____________

(1)      Data per the China Commercial Credit, Inc.’s Annual Report on Form 10-K.

(2)      These three are public companies listed on the National Equities Exchange and Quotations system in China (Neeq). All data is derived from their interim reports for the first six months of 2015, and converted using exchange rate as at June 30, 2015 (source:www.oanda.com).

Competitive Strengths

China Lending Group believes that its competitive strengths are derived from the following factors:

Leading Position in the Industry

The primary funding resources for direct lending companies are shareholder’s capital contributions. Having relatively limited sources of funds generally constricts the development of direct lending companies. However, according to the Xinjiang Direct Lending Industry Association, as of June 30, 2015, Feng Hui’s registered paid-in-capital, and therefore its lending capacity, was ranked first in the direct lending industry in Xinjiang Province. As of December 31, 2014, Feng Hui had fully paid in registered capital of $94.2 million and $31.5 million of short-term indebtedness, comprised of a $16.2 million secured lending arrangement with China Great Wall Asset Management Co. Ltd. that expired on August 24, 2015 and bears interest at a rate of 12%, and $7.3 million short-term bank loans from Shanghai Pudong Development Bank and China Development Bank, as well as other short-term payables. At September 30, 2015, Feng Hui’s fully paid-in registered capital was 9.0 times the average level of registered capital of direct lending companies in Xinjiang Province and 4.5 times the average level of registered capital of direct lending companies nationwide, as reported by the PBOC. Feng Hui’s aggregate loan balance was 13.0 times the average level in Xinjiang Province and 6.5 times the average level nationwide, as reported by the PBOC.

Feng Hui is a council member of the China Small Loan Companies Association and one of the approved pilot training bases for direct lending businesses in Xinjiang Province. With a strong brand in Urumqi and Xinjiang Province, Feng Hui is one of the major direct lending companies supported by the government. In 2014, Feng Hui was entrusted by the Urumqi Economic and Technological Development District Government to lead the initial planning and establishment of a microfinance “supermarket”, or center, in Urumqi. Currently, the center has become home to 13 financial enterprises and occupies three floors in a building owned by the government. With more enterprises joining the program, the center’s ability to attract customers by being the natural first stop for borrowers seeking financing continues to increase. In September 2015, the government renamed the building where Feng Hui operates as “Feng Hui Financial Tower”, further evidencing and enhancing Feng Hui’s strong brand.

Risk Management and Experienced Management Team

Feng Hui has an experienced and highly effective risk management team and has adopted what it regards as a unique risk management measure that XWFOE intends to replicate. Before a Lending Company approves any loan application, that company will assess the solvency of the applicants based on a “five-category review model”. In the loan approval process, standardized management, office automation and remote review system have significantly improved the efficiency of application review. After the issuance of the loans, the Lending Company adopts a “five-category management model” to monitor and evaluate the customers by various measures and a “monthly interest collection mechanism” to ensure the loan service staff tracks the status of the borrower at an appropriate frequency and intensity. Based on the results of interest collection, the risk management team will assess the latest profile of each borrower on a monthly basis. The result of the assessment is used as a performance indicator of the loan service staff.

This unique risk management and implementation mechanism has helped Feng Hui keep its bad debt ratio at a very low level. Feng Hui has experienced bad debt write offs of less than 1% of the total loans issued in each of the last six years, and its operations team members are personally responsible for bad debts over 1%. The actual total bad debt expense since Feng Hui’s inception amounts to approximately $0.4 million in aggregate. This unique risk management measure and strong risk management capacity together constitute the Lending Companies’ core competitive advantage, which competitors have not been able to duplicate. Further, the Lending Companies senior management teams have time-tested, hands-on experience with a high degree of market knowledge and a thorough understanding of the lending industry in China. In particular, Ms. Li Jingping, Feng Hui’s general manager, leads its operations team, which is composed of individuals who are experienced with management, commercial bank credit, tax and legal matters, with over 30 years of experience in the financial services industry in aggregate. This team efficiently manages operational risks and promotes the business and strategy development.

Broad Market Prospects

The MSMEs have historically been under-served by Chinese lenders. Due to the operation model limits and cost-benefit consideration, commercial banks provide limited financing to MSMEs. Based on the data of the PBOC and NBS, by the end of year 2014, the estimated shortage of financing for small and medium sized enterprises had reached RMB 3 trillion in China and RMB 200 billion in Xinjiang Province based on their gross output in relation to GDP. China Lending Group believes that this unmet demand for financing in Xinjiang Province and continued growth in the number of MSMEs, positions the micro-credit industry for strong growth.

Xinjiang Province Provides Growth Potential

Xinjiang Province is one of the high growth provinces in western China. Its GDP growth rate was 10% in 2014, which is 2.4% higher than the average growth rate in China. As of September 2015, its GDP growth rate was 8.4%, which was 1.5 % above the national average. The 2016 planned GDP growth is 7%, which is expected to be 0.5% above the national average. Fast economic development triggers financing demand of MSMEs. The Lending Companies are located in Urumqi, the capital of Xinjiang Province, which is a bridgehead of the second Asia-Europe continental bridge — the southern branch of the Asia-Europe continental bridge rail links running through the PRC, providing the overland rail link between East Asia and Europe. It is an important gateway of western China’s opening up program and a transportation hub with an excellent geographic location. China’s “West Development Strategy” and “One Belt and One Road” strategy have brought opportunities for the city, with media reports estimating that One Belt and One Road infrastructure and other investments may reach as high as $6 trillion (in Xinjiang and other provinces). As Urumqi strives towards its goal of being a major economic and financial center in western China, local business organizations are embracing bigger development plans. Compared with better-developed coastal cities, Urumqi is a relatively new player in the direct lending market, as witnessed by the early stage of development of its direct lending businesses and online P2P platforms and resulting gaps in meeting borrower demand. See “Direct Lending Industry and Market - Lack of Financing for MSMEs.” China Lending Group believes this early stage of development and funding gaps provide significant opportunities to leverage its strengths and expand its business organically or through acquisitions.

Strong Customer Base

Feng Hui’s corporate shareholders, founders and management team have been engaged in the financial industry for many years and have helped Feng Hui establish a high quality customer base. In particular, Ms. Li Jingping, one of the founders of Feng Hui, had previously founded and run a number of financial service companies and accounting firms, and provided Feng Hui leads for over 900 potential customers after she joined the company in 2009. Similarly, Feng Hui’s shareholders have actively supported Feng Hui’s business by referring their commercial and other contacts to be Feng Hui customers, including that for most of such referrals the shareholder will personally guarantee the borrowings of the customer he or she has referred to Feng Hui. The shareholders and Ms. Li’s keen insight into the financial situation of these customers has significantly reduced their loan default risks.

As the first fully market-oriented direct lender in Xinjiang Province, Feng Hui provides its premium customers with preferential interest rates. As a result of the above, Feng Hui has attracted and maintains a high quality, loyal customer base, which also reduces the marketing costs of Feng Hui. Because Feng Hui is limited in its borrowing capacity by its current capital base, it cannot meet all of its potential customer demand. China Lending Group believes that there is sufficient unmet demand from known customers and potential customers in the pipeline waiting for the Lending Companies’ lending service so that any additional capital acquired in the Business Combination can be lent to customers quickly, efficiently and without diminution of the Lending Companies’ risk management standards.

History of Strong Growth and Fundamentals

Feng Hui’s lending business has grown rapidly since it was organized and commenced operations in 2009. The registered capital has increased from its original paid in capital of $7.3 million to $94.2 million. As of December 31, 2014, its outstanding net loans receivable balance was $131.7 million, an increase of 77.3% from December 31, 2013. Feng Hui’s net interest margin was approximately 16% in 2014. As of December 31, 2014, its weighted average return on equity was 17.5%. As of September 30, 2015, its outstanding net loans receivable balance was $132.4 million.

Current Operations of Feng Hui

As discussed above, BVICo and its subsidiaries do not currently have any substantial operations. Consolidated as a result of the VIE Agreements, Feng Hui is China Lending Group’s only consolidated entity that has current substantial operations, consisting of offering direct loans to customers. In the future, China Lending Group may engage in other activities, including that it plans to provide consulting to other direct lenders and establish a P2P lending platform, and the Lending Companies may participate in loans originated by other lenders.

Direct Loan Portfolio

Based on the business features and funding demands of its customer as well as risk minimization requirements, Feng Hui provides loans with a duration of one year or less. Loans originated by Feng Hui during 2013, 2014 and the first nine months of 2015 had the following average duration:

Year	2013	2014	2015(1-9 months)
Loan Facilities	148	195	176
Average Duration (Months)	7.7	7.37	6.95

Feng Hui currently provides two principal loan products with loan sizes ranging from RMB 5,000 to RMB 30 million: business loans, including agriculture loans, industry enterprises collateral-backed loans and other MSMEs loans, which are offered to customers who borrow money in the name of legal entities,; and personal loans, including individual businesses, sole proprietors, entrepreneurs and other loans, which are business loans that are offered to customers that are natural persons who borrow money in their own personal name.

Feng Hui’s loans receivable consisted of the following as of September 30, 2015, December 31, 2014 and 2013:

	September 30, 2015	December 31, 2014	December 31, 2013
Business loans	$40,783,808	$46,692,158	$26,820,130
Personal loans	93,907,728	86,386,267	48,236,314
Total loans receivable	134,691,536	133,078,425	75,056,444
Allowance for impairment losses	—	—	—
Collectively assessed	(1,337,801)	(1,330,784)	(750,564)
Individually assessed	(911,405)	—	—
Allowance for loan losses	(2,249,206)	(1,330,784)	(750,564)
Loans receivable, net	$132,442,330	$131,747,641	$74,305,880

The following table represents the aging of loans as of September 30, 2015 by type of loan:

	1-89 Days Past Due	Greater Than 90 Days Past Due	Total Past Due	Current	Total Loans
Business loans	—	$2,985,638	$2,985,638	$37,798,170	$40,783,808

Personal loans	94,283	3,504,196	3,598,479	90,309,249	93,907,728
	$94,283	$6,489,834	$6,584,117	$128,107,419	$134,691,536

The following table represents the aging of loans as of December 31, 2014 by type of loan:

	1-89 Days Past Due	Greater Than 90 Days Past Due	Total Past Due	Current	Total Loans
Business loans	$—	$955,093	$955,093	$45,737,065	$46,692,158
Personal loans	—	1,301,660	1,301,660	85,084,607	86,386,267
	$—	$2,256,753	$2,256,753	$130,821,672	$133,078,425

The following table represents the aging of loans as of December 31, 2013 by type of loan:

	1-89 Days Past Due	Greater Than 90 Days Past Due	Total Past Due	Current	Total Loans
Business loans	$245,411	$1,636,072	$1,881,483	$24,938,647	$26,820,130
Personal loans	—	—	—	48,236,314	48,236,314
	$245,411	$1,636,072	$1,881,483	$73,174,961	$75,056,444

Collateral Backed Loans

A collateral loan is a loan in which the borrower puts up an asset under ownership, possession or control by the borrower or guarantor, as collateral for the loan. An asset usually is land use rights, inventory, equipment or buildings. The loan is secured against the collateral and Feng Hui does not take physical possession of the collateral at the time the loan is made. Feng Hui verifies ownership of the collateral and then registers the collateral with the appropriate government entities to complete the secured transaction. In the event that the borrower defaults, Feng Hui can then take possession of the collateral asset and sell it to recover the outstanding balance owed. If the sale proceeds of the collateral asset is not sufficient to pay off the debt, then Feng Hui will file a lawsuit against the borrower and seek judgment for the remaining balance. Where Feng Hui has not received full payment at the expiration of the term for performance of the obligation, Feng Hui could receive payment by converting the collateral asset into value with the borrower’s agreement or obtaining proceeds from the auction or sale of the asset.

Pledged Asset Backed Loans

Pledged loans are loans secured by pledged assets. The pledged assets are usually equity interests owned by the pledgor or other pledgeable assets stipulated by local laws and regulations. Feng Hui and the pledgor conclude a written contract and register the pledge with the appropriate government entities. In case of a pledge of shares in a limited liability company, the pledge contract shall become effective on the date on which the pledge of the shares is recorded in the register of shareholders. Where Feng Hui has not received full payment at the expiration of the term for performance of the obligation, Feng Hui could receive payment by converting the pledged asset into value with the pledgor’s agreement or obtaining proceeds from the auction or sale of the asset.

Both collateral loans and pledged loans are considered secured loans. The amount of a loan that lenders provide depends on the value of the collateral pledged. Beginning in 2013, Feng Hui does not provide unsecured loans.

Guarantee Backed Loans

A guaranteed loan is a loan guaranteed by a third party who is usually a corporation or high net worth individual. As of December 31, 2014 and 2013, guaranteed loans make up 58.9% and 35.9% of Feng Hui’s direct loan portfolio, respectively. As of September 30, 2015 and December 31, 2014, guaranteed loans make up 36.7% and 58.9% of our direct loan portfolio, respectively.

The following table summarizes Feng Hui’s loan portfolio by collateral as of September 30, 2015:

	Business loans	Personal loans	Total
Guarantee backed loans	$8,920,772	$40,548,100	$49,468,872
Pledged assets backed loans	22,841,698	10,170,024	33,011,722
Collateral backed loans	9,021,338	43,189,604	52,210,942
	$40,783,808	$93,907,728	$134,691,536

The following table summarizes Feng Hui’s loan portfolio by collateral as of December 31, 2014:

	Business loans	Personal Loans	Total
Guarantee backed loans	$4,930,036	$73,442,890	$78,372,926
Pledged assets backed loans	36,230,068	11,218,679	47,448,747
Collateral backed loans	5,532,054	1,724,698	7,256,752
	$46,692,158	$86,386,267	$133,078,425

The following table summarizes Feng Hui’s loan portfolio by collateral as of December 31, 2013:

	Business loans	Personal Loans	Total
Guarantee backed loans	$4,744,609	$22,230,948	$26,975,557
Pledged assets backed loans	13,088,577	10,709,728	23,798,305
Collateral backed loans	8,986,944	15,295,638	24,282,582
	$26,820,130	$48,236,314	$75,056,444

Feng Hui’s allowance for loan losses is maintained at a level considered adequate to provide for losses that can be reasonably anticipated. Feng Hui’s management performs a quarterly evaluation of the adequacy of the allowance. The allowance is based on Feng Hui’s past loan loss history, known and inherent risks in the portfolio, adverse situations that may affect the borrower’s ability to repay, the estimated value of any underlying collateral, composition of the loan portfolio, current economic conditions and other relevant factors. This evaluation is inherently subjective as it requires material estimates that may be susceptible to significant revision as more information becomes available.

The allowance is calculated at portfolio-level since Feng Hui’s loan portfolio is typically of smaller balance homogenous loans and is collectively evaluated for impairment.

The following tables present the activity in allowance for loan losses and related recorded investment in loans receivable by classes of the loans individually and collectively evaluated for impairment as of and for the nine months ended September 30, 2015 and the years ended December 31, 2014 and 2013:

For the Nine Months ended September 30, 2015:

	Business loans	Personal loans	Total
	(Unaudited)	(Unaudited)	(Unaudited)
Beginning balance	$466,921	$863,863	$1,330,784
Charge-offs	—	—	—
Provisions	439,529	552,220	991,749
Effect of foreign currency translation	(31,910)	(41,417)	(73,327)
Ending balance: collectively and individually evaluated for impairment	$876,540	$1,374,666	$2,249,206

For the year ended December 31, 2014:

	Business Loans	Personal Loans	Total
Beginning balance	$268,201	$482,363	$750,564
Charge-offs	—	—	—
Provisions (reversal)	198,720	381,500	580,220
Ending balance	466,921	863,863	1,330,784
Ending balance: individually evaluated for impairment	—	—	—
Ending balance: collectively evaluated for impairment	$466,921	$863,863	$1,330,784

For the year ended December 31, 2013:

	Business Loans	Personal Loans	Total
Beginning balance	$134,943	$453,116	$588,059
Charge-offs	—	—	—
Provisions (reversal)	133,258	29,247	162,505
Ending balance	268,201	482,363	750,564
Ending balance: individually evaluated for impairment	—	—	—
Ending balance: collectively evaluated for impairment	$268,201	$482,363	$750,564

Risk Management System

Risk management is the core for Feng Hui’s business processes. Feng Hui uses a five-level review process for loan applications, and a standardized, five-category classification management and real time monitoring mechanism for approved loans.

The following flow chart summarizes the risk management and operation process of Feng Hui.

Five-level of Review Mechanism for Loan Application

The five-level loan application review process starts upon the receipt of a loan application package which typically includes the following items:

•         Summary of the desired loan: General description of the borrower, use of proceeds, amount, term of the loan, collateral and any guarantee to be provided.

•         Identity information: If the borrower is a legal entity, Feng Hui requires copies of articles of incorporation, a business license, state and local tax registration certificates and personal identification cards of all the shareholders and the legal representative. If the borrower is an individual, Feng Hui requires a copy of the personal identification card of the borrower.

•         Banking relationship documents: These documents include any loan applications with banks or other lenders, permission to open bank accounts and credit records.

•         Financial data: This typically includes interim financial reports, raw financial data and recent tax returns.

•         Business operation documents: This typically includes samples of sales contracts or customer contracts, and utility bills over the past few months.

•         Entity approval(s): If the borrower is an entity, Feng Hui requires evidence of board, shareholder or similar appropriate approval of the loan.

The five-level loan application review process includes:

Level-I — Feng Hui’s unique account managers A/B mechanism: Account manager A is the primary responsible person for the initial review of a specific loan application and is entitled to 90% of the commission. Account manager B is responsible for the second review, is entitled to 10% of the commission and may reject the application. Account managers A and B are jointly liable for any loan that defaults in payment of principal and interest. In spite of his or her low commission from the loan, account manager B has to share full responsibility for the loss, which motivates the account manager to take extra care during the review process. China Lending Group believes that this design effectively reduces the risks of the loans, while at the same time the reviews conducted by two independent account managers substantially reduces the risk of business bribery. If the loan is approved in the Level-I review, both account managers jointly sign off on the submitted application documents.

Level-II — Document authenticity review: The director of the Loan Service Department verifies the authenticity of the submitted application documents and signs those documents to evidence the director’s approval.

Level III — Strict risk management system: The Risk Management Department conducts a comprehensive risk assessment from legal and financial perspectives. This risk assessment involves the review of basic information, qualification of the applicant, loan amount, conformity between loan duration and expected cash flows, true purpose of use of the loan, legality of guarantee method, verification of loan repayment capability and intent, business review and financial review. After it is signed by the director of the Risk Management Department, the final risk assessment report is submitted to the General Manager for approval if the application is within the power of the General Manager, or to the Loan Review Committee for approval if otherwise.

The organizational structure of the Risk Management Department is another distinct feature of Feng Hui. The department is led by a senior loan professional from large commercial bank with over 30 years of experience in credit review. Other members of the department are professionals with multiple years of experience in loan credit review and finance, tax and management in private enterprises who are able to estimate financial results based on the general information and financial data of the customers. Instead of audited financial statements, Feng Hui requests only original financial data from the applicants. This forces the risk management staff to handle financial documents of the applicants independently and carefully, and not rely on third parties to avoid the risk of false audit reports and audit errors. On the other hand, it also helps reduce the applicant’s financing costs.

Level-IV — Collective review: Based on the risk assessment report submitted by the Risk Management Department, the Loan Risk Review Committee votes on the report, together with directors/senior officers and legal counsel to evaluate the risks and returns.

Level-V — Final review by the General Manager: The General Manager is responsible for the final review of the loan application and has the authority to reject any application.

Except for the decisions of the Loan Risk Review Committee, all loan-grant decisionmakers are held responsible for the default of an approved loan and are accountable for lost principal. Upon successful recovery of a loan, all the members in such project team are rewarded based on the interest received. This asymmetric model, i.e., link the loss to the principal and the bonus to the interest income, incentivizes the relevant responsible persons to pay the most attention to possible default risks so as to conduct operations conservatively.

In 2014, Feng Hui rejected 234 loan applications, which was more than half of the total number of loan applications. The table below reflects the application refusal rate in each review level in fiscal year 2014.

Review level	Number of applications rejected
I	83
II	75
III	62
IV	8
V	6
Total	234

Standardized Management

Feng Hui has developed different loan solutions and guarantee forms for different types of customers. With a keen insight into the financial position of specific business organization, Feng Hui focuses on the business operation of corporate borrowers rather than relying entirely on collateral. Increased guaranteed loans have helped expand Feng Hui’s customer base and loan portfolio. In 2014, Feng Hui’s guaranteed loans accounted for 55.6% of its total loan portfolio. For the customers recommended by Feng Hui’s related parties, in addition to strict review of the financial position and comprehensive risk assessment of credit loan customers, Feng Hui requires such related parties to provide a guarantee and thereby jointly bear the obligations with the borrower. As of December 31, 2014 and 2013, 53.3% and 47.5% of Feng Hui’s loans were guaranteed by Feng Hui’s related parties. Feng Hui hopes to reduce its reliance on related party referrals and guarantees, and has set a goal of reducing related party guarantees so that they do not cover more than 30% of the loan portfolio.

With continued efforts to improve its business model, Feng Hui has integrated printed document-based and electronic loan application review and approval processes through its in-house office automation system and online platform. The establishment of a complete set of business processes that allows the loan officers to complete all initial, middle and final review procedures through a streamlined flow chart simplified process and standardized the operation. Further, Feng Hui has deployed a remote loan application review and approval system, which has significantly improved its review efficiency and market competitiveness, consolidated its business management leading position in its industry.

Real Time Monitoring and Five-Category Classification and Management

In addition to its strict scrutiny in the application review and approval stage, Feng Hui employs stringent real time monitoring of its outstanding loans to enhance risk management and minimize potential losses due to deterioration of business operation or financial position of borrowers.

Interest collection on a monthly basis: As all of the loan facilities are short-term facilities, interest is collected on a monthly basis. Interest collection is a key performance metric on which the Loan Service Department is evaluated. The Risk Management Department re-assesses the risk profile of each customer every month. The results of the assessment, along with interest collection, are used as performance assessment indicators for loan officers. These mechanisms accelerate the turnover, and improve the efficiency, of Feng Hui’s capital. They also help the loan officer track the business operations and financial position of their customers on a monthly basis to enable real-time monitoring of the loan facilities.

Five-category classification and management: Feng Hui maintains a 5-category management system to classify its loan customers. For each category, it takes specific measures to reduce default risks. As a result of the strict loan approval process, the monthly interest collection and other post-loan closing monitoring actions, Feng Hui is able to ensure satisfactory quality of its loan assets. As of September 30, 2015, the 5-category classification is as follows:

Category	Loan balance as of September 30, 2015 (millions of USD)	Actions
Pass	128.1	Track doubtful factors; enhance risk alerting.
Special Mention	0.1	Request additional guarantees, or mortgages for loans with insufficient or zero guarantee or mortgage
Substandard	4.9	Enhance collection of principal and interest; track changes to mortgages or pledges; shorten loan terms; initiate debt restructuring, if necessary
Doubtful	1.6	Resort to legal actions; exert rights over the mortgages or pledges; be alerted on any possible asset loss of the borrower
Loss	—	Declare creditor’s rights in full amount; take part in the liquidation process to minimize losses

In view of its risk management advantage and the special role of risk management in its business, Feng Hui has upgraded its Risk Management Department into the Feng Hui Risk Management Center, allowing for more risk management specialists in expanded facilities.

Customers

Most of Feng Hui’s customers are MSMEs and individual proprietors located in Urumqi, Xinjiang Province. Its customers are involved in the commerce, energy and mining, real estate, agriculture and husbandry, services and manufacturing industries, in particular, loans to the commerce industry accounts for 35.85% and 32.57% of total amount of loans originated by Feng Hui during the first nine months in 2015 and fiscal year 2014 respectively.

The distribution of customers during the first nine months of 2015 is summarized below:

	Number of loans	Percentage	Loan Amount	Percentage
Commerce	63	35.80%	$60,628,590	35.85%
Service	38	21.59%	31,801,213	18.80%
Supply Chain Finance	22	12.50%	21,432,674	12.67%
Manufacturing	22	12.50%	19,022,017	11.25%
Real Estate	14	7.95%	15,564,773	9.20%
Agriculture	9	5.11%	13,321,634	7.88%
Energy and Mining	2	1.14%	2,634,014	1.56%
Other	6	3.41%	4,728,781	2.80%
	176	100.00%	$169,133,695	100.00%

The distribution of customers during 2014 is summarized below:

	Number of loans	Percentage	Loan Amount	Percentage
Commerce	72	36.92%	$66,482,256	32.57%
Service	41	21.03%	46,097,271	22.59%
Manufacturing	33	16.92%	36,140,716	17.71%
Real Estate	19	9.74%	12,935,874	6.34%
Agriculture	15	7.69%	22,088,615	10.82%
Energy and Mining	15	7.69%	20,354,069	9.97%
Total	195	100.00%	$204,098,801	100.00%

Business Strategies

China Lending Group intends to implement three primary strategies to expand and grow the size of its businesses: (i) increase the Lending Companies’ lending capacity through the cash generated from operations (after any dividends) and through increases in XWFOE’s registered capital by the Business Combination; (ii) diversify China Lending Group’s portfolio of financial services by expanding the business into financial consulting and risk management services, and Internet financing in Xinjiang Province and other cities of China; and (iii) expand China Lending Group’s geographic coverage to Beijing, Shanghai, Shenzhen and other financial cities through the establishment of branch offices or mergers and acquisitions.

Risk Management Consulting Service

Regardless of the type of product, risk management is always the core of business and the key to success. China Lending Group has set up Consulting to provide independent risk management consulting services to the direct lending market and further to other microfinance markets. China Lending Group believes that Feng Hui’s unique risk management mechanism can become a new profit growth point for China Lending Group’s business expansion.

1)       Other Direct Lenders Provide a Pool of Potential Customers. China Lending Group believes that most direct lending companies in the PRC do not conduct risk management well, which is demonstrated by their results. Direct lending companies grew rapidly in recent years, but such growth brings greater risk. Nearly 20% of direct lending companies in the PRC suffered net losses from January 2014 to November 2014 according to a report by Economic Information Daily. The default rate of some companies located in East China and the Pearl River Delta exceeded 5% or higher during that period 2014. China Lending Group believes that there is a need and demand for the risk management expertise and services that Consulting provides.

2)       The Changing Microfinance Industry Provides Additional Opportunities. Default risk also impacted the rapidly growing online finance industry in the PRC. With the development of the Internet, big data and cloud computing, online finance has experienced explosive growth in the PRC in recent years. P2P platform are very typical in online finance. There were only 50 P2P platforms before 2012, but by the end of 2014, the number had increased to 1,575, and by the end of November 2015, the number had increased to 3,769. In the explosive development, most platforms ignored risk management, and the average default rate was over 8%, while the overdue rate was higher than 20%. An area of microfinance that has moved in the other direction is financial guarantees. Financial guarantee companies used to be regarded as the bridge between creditors and borrowers. Since 2005 to 2012, the amount of companies increased from less than 3000 to over 8500. More and more guarantee companies went bankrupt since the middle of 2014. Near 90% companies in Wenzhou and a half in Sichuan, Xinjiang and Henan stopped doing business since 2014. Most companies didn’t do well in risk management and the default rate was pretty high are the reason of collapse. With the rapid changes in the industry and the resulting influx of new companies, China Lending Group believes there many potential customers with a great need for Consulting’s services.

3)       First Step in Planned National Expansion. Consulting is an important part, and the first step, of China Lending Group’s strategy to expand nationally. Such expansion will mitigate its dependency on the Xinjiang Province’s economy and the risk that political and policy development in Xinjiang might adversely affect its business. China Lending Group also believes that a national platform with offices in a variety of regions will help China Lending Group attract managers, employees and other talent.

Consulting started operating in August, 2015. After fully considering the status quo of direct lending industry and Feng Hui’s risk management advantage, China Lending Group plans to operate its consulting services as follows:

1)       Provide risk management outsourcing service. While its business started by serving Xinjiang’s local companies, Consulting plans to expand its business content and scale and serve similar companies across the PRC.

2)       Develop risk management software for MSMEs and individuals. Consulting is developing a proprietary big data credit risk analytics (“CRA”) platform to enhance the efficiency of risk management. The system focuses on MSMEs and individuals and is based on data from commercial bank, direct lending companies, Internet platform and authoritative credit assessing organization, which is different from credit rating software of commercial bank. It can assess the customer’s credit condition accurately and quickly. China Lending Group expects to launch the software in the first calendar quarter of 2016.

3)       Create database of MSMEs and individuals’ credit records. Consulting will build a database of MSMEs and individuals’ credit information by recording the customers’ activities it has served.

4)       MSMEs’ credit rating. China Lending Group intends that Consulting will provide MSMEs and individuals with a credit rating service. The credit rating is not a risk management service for a single loan, but a composite assessment of the person’s borrowing and repayment capacity. The MSMEs or individuals who are rated by Consulting would use the rating to qualify for a loan from Feng Hui or other lenders who purchase the service from Consulting.

5)       Group index of direct lending industry. With the direct lending industry expanding, Consulting plans to issue group index of direct lending industry, by working with the PBOC, the CBRC, the association of direct lending companies and related organizations. This index would be used as a benchmarking tool to analyze the direct lending industry, markets and risk management levels.

Internet Financing

Recently, Internet financing, particularly P2P lending, has developed rapidly in China. P2P lending can provide a fast, convenient asset management and financing platform for the lender and the borrower. The number of P2P platforms has increased from 10 in 2010 to 1,575 by the end of 2014, and total P2P lending has increased from RMB 504 million to RMB 41.1 billion (80 times) in the last three years, with an average compound annual growth rate of 334%.

At November 30, 2015, the number of P2P platforms was 3,769, and these platforms had lent over $133 billion from investors during 2015. The aggregate loan balance relating to such P2P platforms was $63 billion as of November 30, 2015. At November 30, 2015, the amount of problem platforms has increased to 1,157, over 30 percent of all platforms, we believe largely because of weak risk management. The struggles of these competitors underscores the risk and the opportunity that P2P lending presents for China Lending Group. The P2P industry appears ripe for a new entrant with China Lending Group’s knowledge and network of business partners, but success is not assured in this new line of business.

The following chart illustrates the increase of P2P business in China from year 2011 to year 2014.

(Source: www.wangdaizhijia.com)

The biggest advantage of typical online P2P lending platforms in China is that they attract idle funds, thereby providing additional sources of liquidity to direct lending companies, while minimizing operating costs, breaking through geographic restrictions, and increasing competition and thereby reducing interest rates. In addition to the fastest growing P2P lending platforms, such as LendingClub, there are also internet banking service providers that leverage Internet technologies to provide online banking services (such as Bofi and Simple). Due to the smaller and more vulnerable capital base of such lenders’ as compared with commercial banks, their business models focus on targeted customers, i.e., individuals or small- or micro-enterprises. As the Lending Companies target those same groups (at the small end of their customer base), China Lending Group believes this will provide it with advantageous knowledge about such potential borrowers. The strengths of online financing platforms in terms of their diversified capital sources, combined with the customer bases and risk management abilities of Lending Companies, are expected to create a rapid growth in both industries.

China Lending Group has a comprehensive plan to expand its operation into the online financing market, particularly establishing a P2P lending platform. It has completed the necessary strategic and technical preparations for such an expansion. China Lending Group will implement the online financing business strategies by means of merger and acquisition. By virtue of its premium customer base and the leading risk management ability, China Lending Group believes that it will be able to succeed in the online financing market.

Employees

As of September 30, 2015, China Lending Group has 32 full time employees and one senior advisor. Among them, 24 employees are employed by Feng Hui, 6 employees are employed by the Consulting, one employee is employed by XWFOE, one employee is employed by Feng Hui Financial Group, and the senior advisor has a consulting agreement with Feng Hui. Feng Hui, Consulting and XWFOE have executed employment contracts with all of its employees in accordance with PRC Labor Law and Labor Contract Law. These contracts comply with PRC law. The employment contract with Feng Hui Financial Group complies with the laws of Hong Kong, Special Administrative Region. There are no collective bargaining contracts covering any of its employees. China Lending Group believes its relationship with its employees is satisfactory.

Applicable Government Regulations

China Lending Group’s operations are subject to extensive and complex state, provincial and local laws, rules and regulations including but not limited to:

•         PRC Company Law;

•         PRC Contract Law, in particular the chapters with regard to loan agreements;

•         PRC Property Law;

•         PRC Collateral Law;

•         Wholly Foreign-Owned Enterprise Law and its implementation rules;

•         Guidance on the Pilot Program of Microcredit Companies (Yin Jian Fa 2008 23) (the “Circular 23”) issued by the China Banking Regulatory Commission (“CBRC”) and the PBOC on May 4, 2008 and effective on May 4, 2008;

•         Reply to Certain Issues on Microcredit Company Organization (Yin Jian Fa 2006 246) issued by the CBRC on September 20, 2006 and effective on September 20, 2006;

•         Guidance on Great Promotion to Rural Microcredit Business of the Banking Industry (Yin Jian Fa 2007 67) issued by the CBRC on August 6, 2007 and effective on August 6, 2007;

•         Circular on Implementing the “Accounting Rule for Financial Enterprise” to Microcredit Companies (Cai Jin 2008 185) issued by Ministry of Finance on December 24, 2008 and effective on December 24, 2008;

•         Circular on Relevant Policies for Rural Bank, Loan Company, Rural Mutual Cooperative and Microcredit Companies (Yin Fa 2008 137) issued by the PBOC and the CBRC on April 24, 2008 and effective on April 24, 2008;

•         Temporary Regulation of Pilot Program of Microcredit Companies in Xinjiang Province (Xin Zheng Ban Fa 2009 22) issued by the General Office of Xinjiang Provincial Government (“Xinjiang Temporary Regulation for Microcredit Companies”) on February 29, 2009 and effective on February 29, 2009;

•         Opinions on Implementation of Pilot Program of Microcredit Companies (Xin Zheng Fa 2008 89) issued by Xinjiang Provincial Government on December 17, 2008 and effective on December 17, 2008;

•         Temporary Regulation of Pilot Program of Microcredit Companies in the city of Urumqi (Wu Zheng Ban 2009 169) issued by the General Office of Urumqi City Government (“Urumqi Temporary Regulation for Microcredit Companies”) on June 19, 2009 and effective on June 19, 2009; and

•         Opinions of the Judgments of Loan Cases issued by the PRC Supreme Court on August 6, 2015 and effective on September 1, 2015.

The Lending Companies are supervised by a variety of provincial and local government authorities, including the Finance Offices of Xinjiang Provincial Government and Urumqi Government, CBRC, PBOC, local tax bureau, local Administration of Industry and Commerce, local Bureau of Finance, local Administration of Foreign Exchange and local employment departments.

Summaries of Certain Key PRC Laws

Below are summaries of the material terms of Circular 23, Xinjiang Temporary Regulation for Microcredit Companies applicable to the Lending Companies’ businesses.

Circular 23

Circular 23 divides “microcredit companies” into two categories: a “limited liability company” or a “joint stock limited company” that consists of equity interests held by private parties, including individuals, corporate entities and other organizations. The shareholders of a microcredit company shall meet the minimum requirement set by applicable laws. A limited liability company shall be established with capital contributions from no more than fifty (50) shareholders; while a joint stock limited company shall have 2-200 promoters, more than 50% of whom shall domicile in the PRC. The promoters are the shareholders after the incorporation of the company. The source of registered capital of a microcredit company shall be true and legal. All the registered capital shall be fully paid in cash by the capital contributors or the promoters. The registered capital of a limited liability company shall be no less than RMB 5,000,000 and the registered capital of a joint stock limited company shall be no less than RMB 10,000,000.

Circular 23 also provides that the sources of funds of a microcredit company shall be limited to the capital contributions paid by its shareholders, profit from operations, monetary donations, and loans provided by no more than two (2) banking financial institutions. Pursuant to applicable laws, administrative rules and regulations, the outstanding loans owed by a microcredit company to banking financial institutions shall not exceed 50% of its net assets. The interest rate and the terms for such loans shall be determined based on arms-length negotiations between the company and the financial institutions and such interest rate shall be determined using the “Shanghai inter-bank borrowing interest rate” for the same period as prime rate plus basis points.

Circular 23 also states that a provincial government that is able to clearly specify an authority-in-charge (finance office or relevant government organs) to be in charge of the supervision and administration of microcredit companies and is willing to assume the responsibilities for the risk management of microcredit companies may, within its own province, develop a pilot program relating to the establishment of microcredit companies. A microcredit company shall abide by all applicable laws and shall not conduct any illegal fund-raising in any form. In the event an illegal fund-raising activity is conducted within the provincial territory, it shall be handled by the local government at the provincial level. Other activities in violation of the laws or the administrative rules and regulations will be fined by local authorities or prosecuted in the event a criminal offense has been committed.

Xinjiang Province Temporary Regulation for Microcredit Companies

Xinjiang Province Temporary Regulation for Microcredit Companies provides for general rules with respect to the establishment and business operation of microcredit companies in Xinjiang Province. It includes the following material terms:

1.      Approval of Establishment: The establishment of microcredit companies in Xinjiang Province shall be approved by the Financial Office of Xinjiang Provincial Government.

2.      Shareholders: The number of shareholders of a limited liability company that is a microcredit lender in Xinjiang Province shall not exceed fifty. The individual shareholders shall comply with laws, have good credibility and have no civil or criminal record indicating violation of laws and serious discredit. The enterprise legal persons shareholders shall, among other things, be registered to the competent Administration of Industry and Commerce and maintain the legal status without any record of its operations in violation of any laws and regulations materially. Moreover, the amount of equity interests invested by a microcredit company’s enterprise legal persons shareholder shall not exceed 50% of net assets according to the combined financial statements of the enterprise legal persons shareholder. The capital contributed by shareholders for equity interest shall be legitimate self-owned capital.

3.      Capital: The registered capital of a microcredit limited liability company in Xinjiang Province shall be no less than RMB 5 million. The registered capital must be paid in cash.

4.      Articles of Association: The microcredit organizations shall adopt Articles of Association of the organizations in accordance with the Company Law of the PRC.

5.      Business premises: A microcredit company shall have no less than one business operating premise in the administrative level of county or below.

6.      Shareholding Assignment: The Promoters’ equity interests shall not be transferred within one year after the incorporation of the microcredit company. The equity interests held by a director or senior executive shall not be transferred during his or her term of service.

7.      Sources of Funds: The microcredit companies shall be funded by capital contribution, donation, reserves, funds from banking financial institutions and other sources approved by the state and the Xinjiang Government. The number of banking financial institutions from which the Company borrows shall not exceed two and the aggregate amount borrowed shall be not more than 50% of the net assets of the microcredit company (the “Bank Borrowing Rule”).

8.      Business: The microcredit company shall observe the following principles: (a) the loan balance for an individual borrower shall not exceed 5% of the net assets of the microcredit company (the “5% Loan Cap”); (b) the microcredit company shall not provide any loan to its shareholders, directors or senior executives; (c) the loan interest rate shall not exceed the ceiling rate set by the judicial authority, and shall not be lower than 0.9 times of benchmarking rate set by the PBOC.

9.      Reserves: A microcredit company shall accrue the provision for sufficient bad debt reserve and ensure that the loan loss reserve adequacy ratio (the ratio of the actual loan loss reserve to the reserve for loans that should be in place) is higher than 100% to cover all exposures.

10.   Employees: A microcredit company shall have employees who have relevant expertise and professional experiences and qualified senior executives. The number of qualified senior executives shall be no less than two.

11.   Liabilities: If any of the following circumstances occurs with respect to a microcredit company, the local county or city government is authorized to order the company to correct the misbehaviors under a limited period, and may impose the criminal liability upon the responsible persons:

(a)      Conducting merger, division or other amendment matters and failing to complete the registration properly with the Financial Office of Xinjiang Government;

(b)     Failing to observe the 5% Loan Cap or the Bank Borrowing Rule described above;

(c)      Issuing loans with the interest rates which are in violation of relevant regulations;

(d)     Failing to observe the above reserves requirements;

(e)      Carrying out new businesses without approval;

(f)      Providing any false or misleading financial report, financial statements or other statistical documents; or

(g)     Otherwise violating the laws and regulations of the state and the Xinjiang Government.

Additionally, if a microcredit company is deemed to have solicited funds from the general public directly or indirectly or otherwise unlawfully raised funds, the Financial Office of Xinjiang Government may cancel the qualification of the microcredit company and the responsible persons may face criminal liability by the judicial authorities.

See “Risk Factors — Risk Factors Related to China Lending Group’s Corporate Structure — After the Business Combination, the combined company will conduct its lending business through its subsidiary XWFOE and through Feng Hui by means of contractual arrangements. If the PRC courts or administrative authorities determine that XWFOE’s ownership of these contractual arrangements do not comply with applicable regulations, or if these regulations or the interpretation of existing regulations changes in the future, the combined company could be subject to severe penalties or be forced to relinquish its interests in those operations.”

Urumqi Temporary Regulation for Microcredit Companies

The Urumqi Temporary Regulation for Microcredit Companies requires that registered capital of a microcredit limited liability company shall be no less than RMB 50 million, and the registered capital of a microcredit joint stock limited company shall be no less than RMB 100 million. Generally under the regulation, the principal promoter’s capital contribution to an Urumqi microcredit company must be 10% to 20% of the total registered capital of the company, the capital contribution of one of the other shareholders shall be lower than 10% of the total capital contribution and total capital contributions by related shareholders may not exceed 40% of the total registered capital. However, Urumqi authorities may waive that restriction and has done so in approving XWFOE’s license.

See “Risk Factors — Risk Factors Related to China Lending Group’s Corporate Structure — After the Business Combination, the combined company will conduct its lending business through its subsidiary XWFOE and through Feng Hui by means of contractual arrangements. If the PRC courts or administrative authorities determine that XWFOE’s ownership or these contractual arrangements do not comply with applicable regulations, or if these regulations or the interpretation of existing regulations changes in the future, the combined company could be subject to severe penalties or be forced to relinquish its interests in those operations.”

Intellectual Property

Feng Hui has the ownership and using rights of domain name - fhxd.net and is in the process or registering a trademark.

Legal Proceedings

China Lending Group is not and has not been involved in any material legal proceedings, other than the ordinary litigation incidental to its business. Although no assurances can be given about the final outcome of pending legal proceedings, at the present time management does not believe that the resolution or outcome of any of China Lending Group’s pending legal proceedings will have a material adverse effect on its financial condition, liquidity or results of operations.

There are no proceedings in which any of China Lending Group’s directors, officers or any of their respective affiliates, or any beneficial shareholder of more than five percent of voting securities, is an adverse party or has a material interest adverse to the above-mentioned companies’ interest.

Facilities

Feng Hui’s registered office is located at Floor 9th, No. 473, Weixing Road, Urumqi Economic and Technology Development Zone, Urumqi, Xinjiang Province, China where Feng Hui leases approximately 1,500 square feet of office space. The lease agreement is with Zhengxin Financing Guarantee Co., Ltd. on a rent-free basis with a three-year term starting from December 1, 2014.

XWFOE’s registered office is located at Floor 8th, No. 473, Weixing Road, Urumqi Economic and Technology Development Zone, Urumqi, Xinjiang Province, China where XWFOE leases approximately 800 square feet of office space. The lease agreement is with Lang Kun Properties Co., Ltd. on a rent-free basis with a three-year term starting from June 1, 2015.

Consulting’s registered office is located at No.1 Building, Eastern Ditanbeili, Dongcheng District, Beijing City, China where Consulting leases approximately — 3000 — square feet of office space. The lease agreement is with Beijing Himalaya Hotel with a five-year term starting from August 1, 2015, pursuant to which the monthly rent is $8,100.

Executive Officers

Set forth below is certain information regarding the current executive officers of China Lending Group:

Name	Age(1)	Position	Company
Qi Wen	47	Chairman	Urumqi Feng Hui Direct Lending Limited
Li Jingping	50	General Manager	Urumqi Feng Hui Direct Lending Limited
		Director	Adrie Global Holdings Limited
Zhang Jianfeng	49	Managing Director	Urumqi Feng Hui Direct Lending Limited
Stephen S.H. Chan	56	Chief Financial Officer	China Feng Hui Financial Holding Group Co., Limited
Qiao Yonggang	53	Chief Risk Management Advisor	Feng Hui Ding Xin (Beijing) Financial Consulting Limited
Wang Hong	44	Vice General Manager	Urumqi Feng Hui Direct Lending Limited
Zhou Quan	44	Vice General Manager	Urumqi Feng Hui Direct Lending Limited
Wang Wen	34	Capital Market Director	Urumqi Feng Hui Direct Lending Limited
Li Jie	43	Loan Service Director	Urumqi Feng Hui Direct Lending Limited

____________

(1)      As of September 30, 2015

Ms. Qi Wen has been Feng Hui’s Chairman since 2009. Since 2002, Ms. Qi has been Founder and Chairman of Puzhao Technology Co., Ltd., a business group engaged in distribution, trading, warehousing, logistics, financial services, and recycled materials manufacturing. In addition to her positions as Chairman of Feng Hui and Puzhao

Technology Co., Ltd., Ms. Qi also serves as Chairman of Xinjiang Puzhao Pawn Co., Ltd., Chairman of Xinjiang Investment Group Co., Ltd., and Chairman of Xinjiang Production and Construction Corps Auction Co., Ltd. Ms. Qi previously worked for 14 years at Shanghai Tire & Rubber Co., Ltd., spending 10 years as Director.

Ms. Li Jingping was appointed General Manager of Feng Hui in 2009. From 2000-2009, Ms. Li was Founder and Chairman of Jichen Financial Consultancy Co., Ltd., a financial planning and advisory service provider for business organizations in Xinjiang, China. Ms. Li has also worked for the Urumqi Municipal Mining Bureau.

Mr. Zhang Jianfeng was appointed as Managing Director of Feng Hui in 2014, as well as legal representative of the Consulting in 2015. Prior to joining Feng Hui, Mr. Zhang was the Assistant Chairman for Xinjiang Shengxiong Energy Co., Ltd. from 2010-2014, Managing Director of Guoding Wenlue Investment (HK) Co., Ltd. from 2008-2010, and Vice General Manager of Guangdong Baoli Hua New Energy Co., Ltd. from 2003-2007. Prior to this, Mr. Zhang held management positions with Shenzhen Huaixin Corporate Investment Advisor Co., Ltd., Stone Securities, and China Everbright Bank Securities. He became a Certified Securities Analyst in 1999, and has 22 years of management & executive experience financial & securities companies.

Mr. Stephen S.H. Chan was appointed as Feng Hui Financial Group’s Chief Financial Officer in 2015. From 2013 to 2015, Mr. Chan served as an Executive Consultant for Ruger Consulting in Hong Kong, where he provided financial management, M&A, pre-IPO, and IPO consulting services to enterprises in Asia, Europe, and North America. Immediately prior to this, he spent one year as Chief Financial Officer and Chief Administration Officer for d.light design Inc., overseeing all financial management and reporting activities for the company. Mr. Chan also spent four years as CFO and Head of M&A for AAC Technologies from April 2008 to April 2012, overseeing all financial and reporting activities for the Hong Kong-listed multinational corporation. Mr. Chan also has experience in financial reporting activities for Flextronics, China BAK Battery, Inc., Niagara Machine Products Corporation, International Financial Data Services, Rhythms Canada Inc., Grey Island Systems International Inc., NRS Gold Realty and Property Management Ltd., and Interocean Enterprises Inc.

Mr. Qiao Yonggang has been in charge of business strategy and capital market operations as the Chief Risk Management Advisor for Consulting since 2014. From 2009-2014, Mr. Qiao was manager in the Risk Management Department for Feng Hui. Prior to joining Feng Hui, Mr. Qiao spent 27 years as a Loan Service Director for the Xinjiang Branch of the Agricultural Bank of China.

Ms. Wang Hong was appointed Vice General Manager of Operations for Feng Hui in 2015. Prior to joining Feng Hui, Ms. Wang spent seven years as General Manager of Xinjiang Rongtong Communication Technology Co., Ltd. and four years as Vice General Manager of Leon Technology Co., Ltd. Ms. Wang also has experience as Sales Director of the Xinjiang Branch of Pingan Insurance and Director of the Publicity Division for Urumqi Petrochemical Co., Ltd.

Mr. Zhou Quan was appointed Deputy General Manager for Feng Hui in 2015. Prior to this appointment, Mr. Zhou was a Chairman of a large financial guarantee company, expert in investment, M&A and financial analyzing. He has over 20 years of experience in the financial industry, and he received a Bachelor’s in Economics, CPA, ACCA.

Ms. Wang Wen was appointed Feng Hui’s Capital Market Director in 2015. Prior to this appointment, Ms. Wang was a Data Analyst in the Economic Research Division for the U.S. Travel Association. From 2006-2011, Ms. Wang was a Lecturer in the Financial Engineering Department at Sichuan University. During her career, Ms. Wang has also worked for Shenzhen Securities Information Co., Ltd. and the Sichuan Branch of Industrial and Commercial Bank of China.

Ms. Li Jie was appointed Loan Service Director of Feng Hui in 2014. From 2003-2014, Ms. Li worked for Urumqi Commercial Bank, holding the position of Deputy Manager of the Gaoxin Sub-Branch (2013-2014), Manager of the Huilai Sub-Branch (2006-2013), and Floor Manager of the Huanghe Road Sub-Branch (2003-2006). Prior to this, Ms. Li spent seven years as Business Director of Urumqi Urban Credit Cooperative.

EXECUTIVE AND DIRECTOR COMPENSATION OF CHINA LENDING GROUP

This section discusses the material components of the fiscal 2014 executive compensation program for China Lending Group’s named executive officers who are identified in the Summary Compensation Table below. This discussion may contain forward-looking statements that are based on China Lending Group’s current plans, considerations, expectations and determinations regarding future compensation programs. Actual compensation programs that the Company adopts following the completion of the Business Combination may differ materially from the existing and currently planned programs summarized or referred to in this discussion.

Summary of Cash and Certain Other Compensation

China Lending Group has opted to comply with the executive compensation disclosure rules applicable to emerging growth companies, as DT Asia is an emerging growth company. The scaled down disclosure rules are those applicable to “smaller reporting companies,” as such term is defined in the rules promulgated under the Securities Act, which require compensation disclosure for China Lending Group’s principal executive officer and its two most highly compensated executive officers other than the principal executive officer whose total compensation for the fiscal year ended December 31, 2014 exceeded $100,000. Ms. Li Jingping is China Lending Group’s principal executive officer. During the fiscal year ended December 31, 2014, the two most highly compensated executive officers other than Ms. Li Jingping whose total compensation exceeded $100,000 were Mr. Liu Yuanqing and Ms. Ding Zheng, China Lending Group’s Director of Administration and Finance and Risk Control Manager, respectively. Mr. Liu and Ms. Ding are referred to in this proxy statement as China Lending Group’s named executive officers.

The following table provides information regarding the compensation awarded to, or earned by, China Lending Group’s named executive officers for the fiscal year ended December 31, 2014 and the fiscal year ended December 31, 2013.

2014 Summary Compensation Table

Name and principal position	Fiscal year	Salary ($)	Bonus ($)	Stock awards ($)	Option awards ($)	Non-equity incentive plan compensation ($)(3)	Nonqualified deferred compensation earnings ($)	All other compensation ($)	Total ($)
Li Jingping General Manager	2014	18,708.37	7,778.61	—	—	—	—	—	26,486.98
Liu Yuanqing Director of Administration and Finance	2014	15,805.52	7,046.39	—	—	—	—	—	22,851.91
Ding Zheng Risk Control Manager	2014	10571.62	5874.84	—	—	—	—	—	16,446.46

2013 Summary Compensation Table

Name and principal position	Fiscal year	Salary ($)	Bonus ($)	Stock awards ($)	Option awards ($)	Non-equity incentive plan compensation ($)(3)	Nonqualified deferred compensation earnings ($)	All other compensation ($)	Total ($)
Li Jingping General Manager	2013	14,806.35	—	—	—	—	—	—	14,806.35
Liu Yuanqing Director of Administration and Finance	2013	12,240.77	—	—	—	—	—	—	12,240.77
Ding Zheng Risk Control Manager	2013	8,059.99	—	—	—	—	—	—	8,059.99

Employment Agreements and Other Arrangements with Named Executive Officers

Li Jingping and Feng Hui entered into an Employment Agreement dated as of July 1, 2009, which was renewed with amendments every year (referred to collectively as “Ms. Li’s Employment Agreement”).

Ms. Li’s Employment Agreement provides that she would serve as Feng Hui’s General Manager at a base salary of $14,086.35 and $18,708.37 for the year of 2013 and 2014 respectively, subject to annual increases as determined by Feng Hui’s board of directors in its discretion. Ms. Li’s Employment Agreement initially had a one year term, and is now renewable for successive one year periods unless either party has given the other 30 days’ notice prior to the expiration of the current period of its intention to terminate. Ms. Li’s Employment Agreement provides that she will be eligible to receive an annual bonus award based on Feng Hui’s performance. Ms. Li was granted a bonus of $7,778.61 for the year of 2014.

If Ms. Li’s employment is terminated by Feng Hui for cause or by Ms. Li for any reason, either party should give the other 30 days’ notice, and Ms. Li will be entitled to receive her accrued but unpaid base salary to the date of termination and any benefits to which she is entitled under existing employee benefits plans. Other termination terms within Ms. Li’s Employment Agreement are in accordance to the Labor Law of the PRC.

Ms. Li’s Employment Agreement also contains confidentiality provisions, which are applicable for 5 years after she ceases employment, and noncompetition provisions, which are applicable for a period of 2 years following termination of employment.

Liu Yuanqing and Feng Hui entered into an Employment Agreement dated as of July 1, 2009, which was renewed with amendments every year (referred to collectively as “Mr. Liu’s Employment Agreement”).

Mr. Liu’s Employment Agreement provides that he would serve as Feng Hui’s Director of Administration and Finance at a base salary of $12,240.77 and $15,805.52 for the year of 2013 and 2014 respectively, subject to annual increases as determined by Feng Hui’s board of directors in its discretion. Mr. Liu’s Employment Agreement initially had a one year term, and is now renewable for successive one year periods unless either party has given the other 30 days’ notice prior to the expiration of the current period of its intention to terminate. Mr. Liu’s Employment Agreement provides that he will be eligible to receive an annual bonus award based on Feng Hui’s performance. Ms. Li was granted a bonus of $7,046.39 for the year of 2014.

If Mr. Liu’s employment is terminated by Feng Hui for cause or by Mr. Liu for any reason, either party should give the other 30 days’ notice, and Mr. Liu will be entitled to receive his accrued but unpaid base salary to the date of termination and any benefits to which he is entitled under existing employee benefits plans. Other termination terms within Mr. Liu’s Employment Agreement are in accordance to the Labor Law of the PRC.

Mr. Liu’s Employment Agreement also contains confidentiality provisions, which are applicable for 5 years after he ceases employment, and noncompetition provisions, which are applicable for a period of 2 years following termination of employment.

Ding Zheng and Feng Hui entered into an Employment Agreement dated as of July 1, 2009, which was renewed with amendments every year from 2009 to July 31, 2015 (referred to collectively as “Ms. Ding’s Employment Agreement”). By mutual consent and along with the spinoff of Feng Hui’s former risk management department to Consulting, Ms. Ding and Feng Hui terminated Ms. Ding’s Employment Agreement on July 31, 2015 on voluntary basis. On August 1st, 2015, Ms. Ding entered into an Employment Agreement with Consulting (referred to “Ms. Ding’s Employment Agreement with Consulting”), which initially had one year term and is renewable for successive one year periods unless either party has given the other 30 days’ notice prior to the expiration of the current period of its intention to terminate.

Ms. Ding’s Employment Agreement provided that she would serve as Feng Hui’s Risk Control Manager at a base salary of $8,059.99 and $10,571.62 for the year of 2013 and 2014 respectively, subject to annual increases as determined by Feng Hui’s board of directors in its discretion. Ms. Ding’s Employment Agreement provided that she would be eligible to receive an annual bonus award based on Feng Hui’s performance.  Ms. Ding was granted a bonus of $5,874.84 for the year of 2014.

Ms. Ding’s Employment Agreement with Consulting provides that she will serve as Consulting’s Risk Control Manager at a base salary of $10,595.60, subject to annual increases as determined by Consulting’s board of directors in its discretion. Ms. Ding’s Employment Agreement with Consulting provides that she will be eligible to receive an annual bonus award based on Consulting’s performance.

If Ms. Ding’s employment is terminated by Consulting for cause or by Ms. Ding for any reason, either party is required to give the other 30 days’ notice, and Ms. Ding’s will be entitled to receive her accrued but unpaid base salary to the date of termination and any benefits to which she is entitled under existing employee benefits plans. Other termination terms within Ms. Ding’s Employment Agreement with Consulting are in accordance to the Labor Law of the PRC.

Ms. Ding’s Employment Agreement with Consulting also contains confidentiality provisions, which are applicable for 5 years after she ceases employment, and noncompetition provisions, which are applicable for a period of 2 years following termination of employment.

2014 Director Compensation

No directors received directors’ fees for service during the fiscal year ended December 31, 2014, as they are all employees of China Lending Group. China Lending Group reimburses all of its directors for their reasonable expenses (if any) incurred in attending meetings of the board of directors and committees of the board of directors. The following table sets forth the compensation paid to each person who served as a director of China Lending Group in the fiscal year ended December 31, 2014. Ms. Li Jingping, China Lending Group’s Chief Executive Officer, does not receive any additional compensation for her service as a director. See the 2014 Summary Compensation Table and related disclosures for information concerning the compensation paid to Ms. Li.

CHINA LENDING GROUP MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis should be read in conjunction with the “Selected Financial and Operating Data” and the accompanying financial statements and related notes included elsewhere in this proxy statement. The following discussion contains forward-looking statements that reflect China Lending Group’s future plans, estimates, beliefs and expected performance. The forward-looking statements are dependent upon events, risks and uncertainties that may be outside China Lending Group’s control. China Lending Group’s actual results could differ materially from those discussed in these forward-looking statements. Please read “Risk Factors” and “Forward-Looking Statements.” In light of these risks, uncertainties and assumptions, the forward-looking events discussed may not occur.

Overview

Adrie Global Holdings Limited (“Adrie” or “BVICo”) is a business company formed under the laws of British Virgin Islands (“BVI”) on November 19, 2014 as a holding company for China Feng Hui Financial Holding Group Co., Limited, a Hong Kong registered company, which in turn owns 100% of the issued and outstanding equity interests in each of Xinjiang Feng Hui Jing Kai Direct Lending Limited (“XWFOE”) and Feng Hui Ding Xin (Beijing) Financial Consulting Co., Limited (“Consulting”). Consulting is party to certain variable interest entity contracts with the shareholders of Urumqi Feng Hui Direct Lending Limited (“Feng Hui”), pursuant to which the profits of Feng Hui are paid to Consulting.

Until August 1, 2015, Adrie conducted its business solely through Feng Hui, its variable interest entity. We refer to Adrie and its consolidated subsidiaries and variable interest entity collectively as “China Lending Group”.

Feng Hui, a company established in June 12, 2009 under the laws of the People’s Republic of China (“PRC” or “China”) was the only operation of Adrie until August 1, 2015 when Consulting commenced its business operation. With business operations in Urumqi City, Xinjiang Province, China, Feng Hui is a leading direct lending non-bank financial services provider mainly serving micro-small-and-medium sized enterprises (MSMEs), farmers and individuals in Xinjiang Province, China. Feng Hui provides short term loans to MSME clients based upon their needs and qualifications.

As of September 30, 2015, Feng Hui is one of the top direct lending operations in Xinjiang Province in terms of registered capital and loans receivables according to data from the People’s Bank of China (“PBOC”). Feng Hui typically provided MSMEs, family-run businesses, farmers and individual borrowers with working capital and bridge financing support, primarily through means of short-term loans based upon their needs and qualifications.

In line with its business environment and funding demands, as well as the risk minimization requirements and increase adaptability to the changes in economy and industry, China Lending Group’s mandate is to maintain the loan facilities size small, short term and to diversify its customer base into multiple industries.

In addition to loan origination and servicing, China Lending Group leverages its strength to provide its customers with financing-related value-added services, tailored financing solutions and advisory services on finance and tax management.

The following are some key measures of China Lending Group’s direct lending operations:

•         As of September 30, 2015 China Lending Group’s average loan size decreased by $0.1 million or 9.3% to $1.0 million, compared to $1.1 million as of December 31, 2014 having size of loans range from $15.6 thousand to $3.5 million. Pursuant to China’s PBOC requirement on Management of Small-Amount Loan, any loan extended by a direct lender to a single client shall not exceed 5% of its net assets. China Lending Group internal guidelines provide that any loan extended to a single client may not exceed 5% of Feng Hui’s paid-in capital, which results in a current maximum loan size of approximately $4.7 million. Since its inception, China Lending Group’s average amount of loan has been staying at $0.6 million, representing the size of loans range from $786 to $3.5 million.

•         During the nine months ended September 30, 2015 China Lending Group issued 176 loans, compared to 178 loans in the same period of 2014.

•         Instead of issuing loan facilities of one year and longer as in banks and other financial institutions, China Lending Group has been providing its customers with loans of one year and shorter durations. The average term of loans issued during the nine months period ending September 30, 2015 was 7.0 months.

•         China Lending Group attempts to spread its industry risk and to avoid over reliance on any particular industry by diversifying its customer base into several industries. As of September 30, 2015 China Lending Group’s business covered more than eight industries with no single industry representing more than 36% of our business. The industries covered include Commerce and Trade, Real Estates, Energy and Mining, Agriculture, Manufacturing, Supply Chain Financing, Service and Others.

Credit risks, including customer defaults from the direct lending business is inherent in China Lending Group’s principal business. China Lending Group’s credit evaluation and risk management system was developed based upon its extensive experience in serving MSMEs and allows it to effectively conduct its direct lending business with a very low default rate. From Feng Hui’s inception until September 30, 2015, the cumulative bad debt was $0.4 million representing less than 0.1% of the aggregate principal amount of loans during the period.

Five-Level review: Prior to the approval of any loan, China Lending Group conducts a thorough and stringent “Five-Level Review” focusing on evaluations of solvency, loan repayment ability, creditworthiness and collateral.

Risk Management System: China Lending Group’s risk management system, based upon its unique “Dual Manager Loan Approval Policy”, has proven to be very practical and efficient given the limitations in the early-stage of the current credit system in China. While China Lending Group is highly cautious with application review during the loan approval process, its post loan closing risk management is even more stringent. This should not only reduce potential losses due to deterioration of business operation and financial position of the borrowers, but also allow China Lending Group to proactively act on any negative sign from customers as well as from the industry as a whole on a timely basis.

Interest Collection on a Monthly Basis: As all of China Lending Group’s loan facilities have terms of less than one year; interest is collected on a monthly basis. Interest collection is used as a key performance indicator of the Loan Service Department. In addition, the Risk Management Department reassesses the risk profile of each customer every month. The results of the assessment, along with that the interest collection are used as performance assessment indicators of loan service staff members. While accelerating the turnover and improving the efficiency of the capital base; it helps ensuring that the account managers track the business operation and financial position of their customers on a monthly basis to enable near real time monitoring of the loan facilities.

5-Category Classification and Management: China Lending Group maintains a 5-category management system to classify its loan customers. For each category, it takes specific measures to reduce default risks. As a result of the strict loan approval process, the monthly interest collection and other post loan closing monitoring actions; China Lending Group is able to ensure satisfactory quality of its loan assets. As of September 30, 2015, the 5-category classification is as follows:

Loan Categorization at China Lending Group

Category	Loan balance as of September 30, 2015 (USD in millions)	Actions
Pass	128.1	Track doubtful factors; enhance risk alerting.
Special Mention	0.1	Request additional guarantees, or mortgages for loans with insufficient or zero guarantee or mortgage
Substandard	4.9	Enhance collection of principal and interest; track changes to mortgages or pledges; shorten loan terms; initiate debt restructuring, if necessary
Doubtful	1.6	Resort to legal actions; exert rights over the mortgages or pledges; be alerted on any possible asset loss of the borrower
Loss	0	Declare creditor’s rights in full amount; take part in the liquidation process to minimize losses

China Lending Group’s unique risk management and control model is based on its well-established risk management system and strong execution capability. This risk management system is the core competence of China Lending Group; something that is difficult for competitors to duplicate or surpass.

In view of its risk management edge and the special role of risk management itself, China Lending Group has upgraded its risk management department into China Lending Group Risk Management Center and appointed a chief risk management advisor. In addition to serving China Lending Group itself, China Lending Group Risk Management Center is also planning to provide risk management outsourcing service to peer direct lending companies. Leveraging its strength in risk management, China Lending Group is further enhancing its penetration and significantly influence over the direct lending business industry across China.

China Lending Group’s provision for loan losses increased by $0.4 million to $1.0 million for the nine months ended September 30, 2015; compared to provision for loan losses of $0.6 million for the nine months ended September 30, 2014. The increase was primarily attributed to the increase in revenue.

China Lending Group’s net interest income, which consists primarily of direct lending interest income and financial advisory fees, was $16.1 million for the nine months ended September 30, 2015, representing an increase of $6.2 million or 63.5% from $9.9 million for the nine months ended September 30, 2014. Net income for the nine months ended September 30, 2015 was $10.4 million, representing an increase of $3.8 million or 58.4% from $6.6 million for the nine months ended September 30, 2014.

China Lending Group’s net interest income was $16.4 million for the year ended December 31, 2014, representing an increase of $5.8 million or 55.0% from $10.6 million for the year ended December 31, 2013. Net income for the year ended December 31, 2014 was $11.3 million, representing an increase of $4.3 million or 61.1% from $7.0 million for the year ended December 31, 2013.

Key Factors that Affect Operating Results

China Lending Group is located in the Economic Technological Development Zone of Urumqi, one of the cities in northwestern China that most significantly benefits under the New Silk Road (One Belt One Road) initiative. China Lending Group’s management believes that this initiative will bring new investment opportunities and business activities into Urumqi over the next ten years at the minimum, and the demand for capital and loan facilities should be significantly higher than before the initiative.

Although the PRC economy has grown in recent years, the pace of growth has slowed, and even that rate of growth may not continue. According to the National Bureau of Statistics in China (“NBS”), the annual rate of growth in the PRC declined from 7.7% in 2013 to 7.4% in 2014, and 6.9% in the nine months ended September 30, 2015, and the annual rate of growth in Xinjiang Province has declined from 11.0% in 2013 to 10.0% in 2014 and 8.4% in the nine months ended September 30, 2015. A further slowdown in overall economic growth, an economic downturn or recession or other adverse economic developments in the PRC may materially reduce the demand for the combined company’s direct lending service and may have a materially adverse effect on its business.

Our operating subsidiaries are incorporated, and our operations and assets are primarily located in China. Accordingly, our results of operations, financial condition and prospects are affected by China’s economic and regulation conditions in the following factors: (a) an economic downturn in China or any regional market in China; (b) economic policies and initiatives undertaken by the Chinese government; (c) changes in the Chinese or regional business or regulatory environment affecting the MSMEs; (e) changes to prevailing market interest rates; (f) a higher rate of bankruptcy; and (f) the deterioration of the creditworthiness of MSMEs in general. Unfavorable changes could affect demand for services that we provide and could materially and adversely affect the results of operations. Although China Lending Group has generally benefited from China’s economic growth and the policies to encourage lending to MSMEs, China Lending Group is also affected by the complexity, uncertainties and changes in the Chinese economic conditions and regulations governing the non- banking financial industry.

China Lending Group’s results of operations are also affected by the provision for loan losses which are a noncash item and represent an assessment of the risk of future loan losses. The amount of provisions or allowances has been recorded based on management’s assessment. China Lending Group may increase or decrease the allowance for loan based on any such change of economic conditions and the change of management’s assessment. Any change in the allowance for loan losses would have an effect on our financial condition and results of operation.

Results of Operations

Nine Months Ended September 30, 2015 Compared to Nine Months Ended September 30, 2014

	For The Nine Months Ended September 30,		Changes
	2015	2014	$	%
	(Unaudited)	(Unaudited)
Interest income
Interests and fees on loans	$18,642,841	$11,051,804	$7,591,037	68.7%
Interests and fees on loans-related parties	1,068,518	467,473	601,045	128.6%
Interests on deposits with banks	2,615	8,003	(5,388)	-67.3%
Total interest income	19,713,974	11,527,280	8,186,694	71.0%

Interest expense
Interest expenses on short-term bank loans	(317,512)	(839,976)	522,464	-62.2%
Interest expenses and fees on secured loan	(1,635,023)	(193,442)	(1,441,581)	745.2%
Interest expenses on other loans	(647,447)	—	(647,447)	—
Total interest expense	(2,599,982)	(1,033,418)	(1,566,564)	151.6%

(Provision) reversal for loan losses	(991,749)	(632,831)	(358,918)	56.7%
Net interest income	16,122,243	9,861,031	6,261,212	63.5%

Non-interest income	13,393	—	13,393	—

Non-interest expense
Salaries and employee surcharge	(558,243)	(412,625)	(145,618)	35.3%
Business taxes and surcharge	(1,102,472)	(645,528)	(456,944)	70.8%
Other operating expenses	(2,039,648)	(1,051,531)	(988,117)	94.0%
Total non-interest expense	(3,700,363)	(2,109,684)	(1,590,679)	75.4%

Income before tax	12,435,273	7,751,347	4,683,926	60.4%
Income tax expense	(1,998,457)	(1,163,188)	(835,269)	71.8%
Net income	$10,436,816	$6,588,159	$3,848,657	58.4%

Interest Income

China Lending Group’s interest income consists of interest and fees on its direct lending loans, financial advisory fees and interest on deposits with banks. Total interest income increased by $8.2 million or 71.0% to $19.7 million for the nine months ended September 30, 2015, compared to $11.5 million for the nine months ended September 30, 2014. The increase was primarily attributed to China Lending Group issuing more loans after its paid-in capital was increased by 100% in September 2014.

The following table breaks down the components of interest income as of September 30, 2015 and 2014:

	Nine Months Ended
	September 30, 2015		September 30, 2014		Changes
	USD	% of Revenue	USD	% of Revenue	USD	%
Interests and fees on loans	$18,642,841	94.6%	$11,051,804	95.9%	$7,591,037	68.7%
Interests and fees on loans – related parties	1,068,518	5.4%	467,473	4.1%	601,045	128.6%
Interests on deposits with banks	2,615	0.0%	8,003	0.0%	-5,388	-67.3%
Total	$19,713,974	100.0%	$11,527,280	100.0%	$8,186,694	71.0%

Interest Expense

The interest rates per annum on loans received ranged between 6.9% to 12.00% for the nine months ended September 30, 2015 and 2014.

Interest expense increased $1.57 million or 151.6% in the 9 months period ending September 30, 2015 as compared to that of 2014. This is mainly caused by the increase of interest expense on secured loans of $1.4 million. As the ability to borrow strengthened in 2015 after the increase in registered capital, Feng Hui increased borrowing during the 9 months ending September 30, 2015 to support its developing business. The short term loans outstanding was $23.2 million as at September 30, 2015 as compared to $34.1 million in September 30, 2014. During the 9 months period ending September 30, 2015, the interest rate were ranging from 18.36% to 22.44% as compared to 10.00% to 24.00% for the same period in 2014.

Loans Receivable

The interest rates per annum on loans issued ranged between 18.36% to 22.44% and 10% to 24% for the nine months ended September 30, 2015 and 2014, respectively.

Loans receivable consisted of the following as of September 30, 2015 and December 31, 2014:

	September 30, 2015	December 31, 2014
	(Unaudited)
Business loans	$40,783,808	$46,692,158
Personal loans	93,907,728	86,386,267
Total loans receivable	134,691,536	133,078,425
Allowance for loan losses
Collectively assessed	(1,137,801)	(1,330,784)
Individually assessed	(911,405)	—
Allowance for loan losses	(2,249,206)	(1,330,784)
Loans receivable, net	$132,442,330	$131,747,641

China Lending Group originates loans to customers located primarily in Urumqi. This geographic concentration of credit exposes China Lending Group to a higher degree of risk associated with this economic region.

All loans are short-term loans that China Lending Group has made to either business or individual (consists of sole proprietorship and individual) customers. As of September 30, 2015 and December 31, 2014, China Lending Group had 33 and 30 business loan customers, and 94 and 65 personal loan customers, respectively and 100% of those loan receivables are more than 100% secured, either guaranteed by a third party whose financial strength is assessed by China Lending Group to be sufficient or secured by collateral.

For the nine months ended September 30, 2015 and 2014, a provision of $1.0 million and a provision of $0.6 million provision were recognized, respectively. No write-offs against the allowance was recognized for these periods.

Interest on loans receivable is accrued and credited to income as earned. China Lending Group determines a loan’s past due status by the number of days that have elapsed since a borrower has failed to make a contractual loan payment. Accrual of interest is generally discontinued when either (i) reasonable doubt exists as to the full, timely collection of interest or principal or (ii) when a loan becomes past due by more than 90 days.

The following table presents nonaccrual loans with aging over 90 days by classes of loan portfolio as of September 30, 2015 and December 31, 2014, respectively:

	As of September 30, 2015	As of December 31, 2014
	(Unaudited)
Business loans	$2,985,638	$955,093
Personal loans	3,504,196	1,301,660
	$6,489,834	$2,256,753

Substantially all of the loans issued are over 150% collateralized during the nine months ending September 30, 2015.

Analysis of loans by collateral

The following table summarizes China Lending Group’s loan portfolio by collateral as of September 30, 2015:

	Business loans	Personal loans	Total
	(Unaudited)	(Unaudited)	(Unaudited)
Guarantee backed loans	$8,920,772	$40,548,100	$49,468,872
Pledged assets backed loans	22,841,698	10,170,024	33,011,722
Collateral backed loans	9,021,338	43,189,604	52,210,942
	$40,783,808	$93,907,728	$134,691,536

Allowance for Loan Losses

China Lending Group maintains the allowance for loan losses at a level it considers adequate to provide for losses that it reasonably anticipates. China Lending Group management performs a quarterly evaluation of the adequacy of the allowance. The allowance is based on the China Lending Group’s past loan loss history, known and inherent risks in the portfolio, adverse situations that may affect the borrower’s ability to repay, the estimated value of any underlying collateral, composition of the loan portfolio, current economic conditions and other relevant factors. This evaluation is inherently subjective as it requires material estimates that may be susceptible to significant revision as more information becomes available.

The allowance is calculated at a portfolio-level since China Lending Group’s loan portfolio is generally comprised of smaller balance homogenous loans that are collectively evaluated for impairment.

For the purpose of calculating portfolio-level reserves, China Lending Group groups its loans into two portfolio segments: business and personal. The majority of the personal loans were issued to sole proprietorship and partnership entities. The allowance consists of the combination of a quantitative assessment component based on statistical models, a retrospective evaluation of actual loss information compared to loss forecasts, and the value of collateral, and to the extent appropriate a qualitative component based on management judgment.

China Lending Group considers qualitative factors such as current economic conditions and/or events in specific industries and geographical areas, including unemployment levels, trends in real estate values, peer comparisons, and other pertinent factors such as regulatory guidance. Finally, as appropriate, China Lending Group also considers individual borrower circumstances and the condition and fair value of the loan collateral, if any.

In addition, China Lending Group also calculates the provision amount as described below:

General Reserve — The General Reserve is based on the total loans receivable balance and to be used to cover unidentified probable loan loss. PBOC requires that the General Reserve be no less than 1% of the total loans receivable balance.

Special Reserve — The Special Reserve covers losses due to risks related to a particular region, industry or type of loans. The Special Reserve rate, if any, is determined based on management estimate of loan collectability.

To the extent the general loan loss reserve rate of 1% as required by PBOC differs from management’s estimates, China Lending Group management uses the higher rate.

While China Lending Group believes its management uses the best information available to make loan loss allowance evaluations, adjustments to the allowance may be necessary based on changes in economic and other conditions or changes in accounting guidance.

The following tables present the activity in the allowance for loan losses and related recorded investment in loans receivable by classes of the loans individually and collectively evaluated for impairment as of and for the nine months ended September 30, 2015 and 2014:

For the Nine Months ended September 30, 2015

	Business loans	Personal loans	Total
	(Unaudited)	(Unaudited)	(Unaudited)
Beginning balance	$466,921	$863,863	$1,330,784
Charge-offs	—	—	—
Provisions	439,529	552,220	991,749
Effect of foreign currency translation	(31,910)	(41,417)	(73,327)
Ending balance	$876,540	$1,374,666	$2,249,206

For the Nine Months ended September 30, 2014

	Business loans	Personal loans	Total
	(Unaudited)	(Unaudited)	(Unaudited)
Beginning balance	$268,201	$482,363	$750,564
Charge-offs	—	—	—
Provisions/(reversal)	198,403	434,428	632,831
Effect of foreign currency translation	(1,269)	(2,482)	(3,571)
Ending balance	$465,335	$914,309	$1,379,644

Non-Interest Expense

Non-interest expense mainly consisted of salary and benefits for employees, business tax and surcharges, office expenses, travel costs, entertainment expenses, depreciation of equipment, professional fees and office supplies. Non-interest expenses increased by $1.6 million or 75.4% to $3.7 million for the nine months ended September 30, 2015, compared to $2.1 million for the nine months ended September 30, 2014. The increase was primarily attributed to the increase in salaries, travel costs, entertainment expenses and depreciation expense resulting from China Lending Group’s business expansion.

Income Taxes

As stipulated by the Taxation Law of PRC, Feng Hui is subject to PRC income tax rate of 25%. Feng Hui is a qualified enterprise engaged in industry under the Western Development Strategy and is therefore entitled to preferential tax rate of 15%.

Current income taxes are provided for in accordance with the laws of the relevant taxing authorities. As part of the process of preparing financial statements, Feng Hui is required to estimate its income taxes in each of the jurisdictions in which it operates. China Lending Group accounts for income taxes using the liability method. Under this method, deferred income taxes are recognized for tax consequences in future years of differences between the tax bases of assets and liabilities and their reported amounts in the financial statements at each year-end and tax loss carry forwards. Deferred tax assets and liabilities are measured using enacted tax rates applicable for the differences that are expected to affect taxable income.

China Lending Group adopts a more likely than not threshold and a two-step approach for the tax position measurement and financial statement recognition. Under the two-step approach, the first step is to evaluate the tax position for recognition by determining if the weight of available evidence indicates that it is more likely than not that the position will be sustained, including resolution of related appeals or litigation process, if any. The second step is to measure the tax benefit as the largest amount that is more than 50% likely of being realized upon settlement. As of September 30, 2015 and December 31, 2014, China Lending Group did not have any uncertain tax position.

China Lending Group evaluates the level of authority for each uncertain tax position (including the potential application of interest and penalties) based on the technical merits, and measures the unrecognized benefits associated with the tax positions. For the nine months ended September 30, 2015 and 2014, China Lending Group had no unrecognized tax benefits.

China Lending Group does not anticipate any significant increase to its liability for unrecognized tax benefit within the next 12 months. China Lending Group will classify interest and penalties related to income tax matters, if any, in income tax expense.

	For the Nine Months Ended September 30,
	2015	2014
	(Unaudited)	(Unaudited)
Income tax expense is comprised of:
Current income tax	$2,358,834	$665,521
Deferred income tax	(360,377)	497,667
Total provision for income taxes	$1,998,457	$1,163,188

Deferred income taxes are recognized for tax consequences in future years of differences between the tax bases of assets and liabilities and their reported amounts in the financial statements at each year-end and tax loss carry forwards.

Income taxes increased by $0.8 million or 71.8% to $2.0 million for the nine months ended September 30, 2015, compared to $1.2 million for the nine months ended September 30, 2014. The increase was primarily attributed to the increase in taxable income.

Net Income

As a result of the above, net income increased by $3.8 million or 58.4% to $10.4 million for the nine months ended September 30, 2015, compared to $6.6 million for the nine months ended September 30, 2014.

Results of Operations

Fiscal Year Ended December 31, 2014 Compared to Fiscal Year December 31, 2013

	For the Years Ended December 31,		Changes
	2014	2013	$	%
Interest income
Interests and fees on loans	$17,592,593	$10,205,403	$7,387,190	72.4%
Interests and fees on loans-related parties	1,159,974	1,247,434	(87,460)	-7.0%
Interests on deposits with banks	8,519	2,120	6,399	301.8%
Total interest income	18,761,086	11,454,957	7,306,129	63.8%

Interest expense
Interest expenses on short-term bank loans	(1,077,825)	(723,047)	(354,778)	49.1%
Interest expenses and fees on secured loan	(689,393)	—	(689,393)	—
Total interest expense	(1,767,218)	(723,047)	(1,044,171)	144.4%

Provision for loan losses	(584,348)	(143,610)	(440,738)	306.9%
Net interest income	16,409,520	10,588,300	5,821,220	55.0%

Non-interest expense
Salaries and employee surcharge	(604,223)	(383,968)	(220,255)	57.4%
Business taxes and surcharge	(1,050,052)	(641,440)	(408,612)	63.7%
Other operating expenses	(1,349,142)	(1,222,329)	(126,813)	10.4%
Total non-interest expense	(3,003,417)	(2,247,737)	(755,680)	33.6%

Income before tax	13,406,103	8,340,563	5,065,540	60.7%
Income tax expense	(2,092,776)	(1,317,819)	(774,957)	58.8%
Net income	$11,313,327	$7,022,744	$4,290,583	61.1%

Interest Income

China Lending Group’s interest income consists of interest and fees on its direct lending loans, financial advisory fees and interest on deposits with banks. Total interest income increased by $7.3 million or 63.8% to $18.8 million for the year ended December 31, 2014, compared to $11.5 million for the year ended December 31, 2013. The increase was primarily attributed to China Lending Group issuing more loans after its paid-in capital increased by 100% in September 2014.

The following table breaks down the components of interest income as of December 31, 2014 and 2013:

	Year Ended
	December 31, 2014		December 31, 2013		Changes
	USD	% of Revenue	USD	% of Revenue	USD	%
Interests and fees on loans	$17,592,593	93.7%	$10,205,403	89.1%	$7,387,190	72.4%
Interests and fees on loans – related parties	1,159,974	6.2%	1,247,434	10.9%	(87,460)	-7.0%
Interests on deposits with banks	8,519	0.1%	2,120	0.0%	6,399	301.8%
Total	$18,761,086	100.0%	$11,454,957	100.0%	$7,306,129	63.8%

Interest Expense

The interest rates per annum on loans received ranged between 6.6% to 12.00% for the year ended December 31, 2014 and 2013.

Interest expense for the year ended December 31 2014 has increased by about 1.0 million or 144.4% as compared to that of 2013. This is mainly caused by the increase of interest expense on short-term bank loans and the new additions in interest expense on other borrowings. Feng Hui increased borrowing in 2014 to support its developing business.

Loans Receivable

The interest rates on loan issued ranged between 10.0% to 26.4% for the years ended December 31, 2014 and 2013, respectively.

Loans receivable consisted of the following as of December 31, 2014 and 2013:

	As of December 31,
	2014	2013
Business loans	$46,692,158	$26,820,130
Personal loans	86,386,267	48,236,314
Total loans receivable	133,078,425	75,056,444
Allowance for impairment losses	—	—
Collectively assessed	(1,330,784)	(750,564)
Individually assessed	—	—
Allowance for loan losses	(1,330,784)	(750,564)
Loans receivable, net	$131,747,641	$74,305,880

China Lending Group originates loans to customers located primarily in Urumqi. This geographic concentration of credit exposes China Lending Group to a higher degree of risk associated with this economic region.

All loans are short-term loans that China Lending Group has made to either business or individual customers. As of December 31, 2014 and 2013, China Lending Group had 30 and 24 business loan customers, and 65 and 39 personal loan customers, respectively. Most loans are either guaranteed by a third party whose financial strength is assessed by China Lending Group to be sufficient or secured by collateral. Allowance on loan losses are estimated on quarterly basis in accordance with “The Guidance on Provision for Loan Losses” published by PBOC.

For the years ended December 31, 2014 and 2013, a provision of $584,348 and $143,610 were recognized, respectively. No write-offs against allowances have occurred for these years.

Interest on loans receivable is accrued and credited to income as earned. China Lending Group determines a loan’s past due status by the number of days that have elapsed since a borrower has failed to make a contractual loan payment. Accrual of interest is generally discontinued when either (i) reasonable doubt exists as to the full, timely collection of interest or principal or (ii) when a loan becomes past due by more than 90 days.

The following table presents nonaccrual loans with aging over 90 days by classes of loan portfolio as of December 31, 2014 and 2013, respectively:

	As of December 31,
	2014	2013
Business loans	$955,093	$1,636,072
Personal loans	1,301,660	—
	$2,256,753	$1,636,072

Substantially all of the loans issued are over 150% collateralized during the year ended December 31, 2014.

Analysis of loans by collateral

The following table summarizes China Lending Group’s loan portfolio by collateral as of December 31, 2014:

	Business loans	Personal loans	Total
Guarantee backed loans	$4,930,036	$73,442,890	$78,372,926
Pledged assets backed loans	36,230,068	11,218,679	47,448,747
Collateral backed loans	5,532,054	1,724,698	7,256,752
	$46,692,158	$86,386,267	$133,078,425

Allowance for Loan Losses

China Lending Group maintains the allowance for loan losses at a level it considers adequate to provide for losses that it reasonably anticipates. China Lending Group management performs a quarterly evaluation of the adequacy of the allowance. The allowance is based on the China Lending Group’s past loan loss history, known and inherent risks in the portfolio, adverse situations that may affect the borrower’s ability to repay, the estimated value of any underlying collateral, composition of the loan portfolio, current economic conditions and other relevant factors. This evaluation is inherently subjective as it requires material estimates that may be susceptible to significant revision as more information becomes available.

The allowance is calculated at a portfolio-level since China Lending Group’s loan portfolio is generally comprised of smaller balance homogenous loans that are collectively evaluated for impairment.

For the purpose of calculating portfolio-level reserves, China Lending Group groups its loans into two portfolio segments: Business and Personal. The majority of the Personal loans were issued to sole proprietorship and partnership entities. The allowance consists of the combination of a quantitative assessment component based on statistical models, a retrospective evaluation of actual loss information compared to loss forecasts, and the value of collateral, and to the extent appropriate qualitative component based on management judgment.

China Lending Group considers qualitative factors such as current economic conditions and/or events in specific industries and geographical areas, including unemployment levels, trends in real estate values, peer comparisons, and other pertinent factors such as regulatory guidance. Finally, as appropriate, China Lending Group also considers individual borrower circumstances and the condition and fair value of the loan collateral, if any.

In addition, China Lending Group also calculates the provision amount as described below:

General Reserve — The General Reserve is based on total loans receivable balance and to be used to cover unidentified probable loan loss. PBOC requires that the General Reserve is required to be no less than 1% of total loan receivable balance.

Special Reserve — The Special Reserve covers losses due to risks related to a particular region, industry or type of loans. The Special Reserve rate, if any, is determined based on management estimate of loan collectability.

To the extent the general loan loss reserve rate of 1% as required by PBOC differs from management’s estimates, China Lending Group management uses the higher rate.

While China Lending Group believes its management uses the best information available to make loan loss allowance evaluations, adjustments to the allowance may be necessary based on changes in economic and other conditions or changes in accounting guidance.

The following tables present the activity in the allowance for loan losses and related recorded investment in loans receivable by classes of the loans individually and collectively evaluated for impairment as of and for the year ended December 31, 2014 and 2013:

For the Year Ended December 31, 2014
	Business loans	Personal loans	Total
Beginning balance	$268,201	$482,363	$750,564
Charge-offs	—	—	—
Provisions (reversal)	198,720	381,500	580,220
Ending balance	466,921	863,863	1,330,784
Ending balance: individually evaluated for impairment	—	—	—
Ending balance: collectively evaluated for impairment	$466,921	$863,863	$1,330,784

For the Year Ended December 31, 2013
	Business loans	Personal loans	Total
Beginning balance	$134,943	$453,116	$588,059
Charge-offs	—	—	—
Provisions (reversal)	133,258	29,247	162,505
Ending balance	268,201	482,363	750,564
Ending balance: individually evaluated for impairment	—	—	—
Ending balance: collectively evaluated for impairment	$268,201	$482,363	$750,564

Non-Interest Expense

Non-interest expense mainly consisted of salary and benefits for employees, business tax and surcharges, office expenses, travel costs, entertainment expenses, depreciation of equipment, professional fees and office supplies. Non-interest expenses increased by $0.8 million or 33.6% to $3.0 million for the year ended December 31, 2014, compared to $2.2 million for the year ended December 31, 2013. The increase was primarily attributed to the increase in salaries, travel costs, entertainment expenses and depreciation expense resulting from China Lending Group’s business expansion.

Income Taxes

As stipulated by the Taxation Law of PRC, Feng Hui is subject to a PRC income tax rate of 25%. Feng Hui is a qualified enterprise engaged in industry under the Western Development Strategy and is therefore entitled to preferential tax rate of 15%.

Current income taxes are provided for in accordance with the laws of the relevant taxing authorities. As part of the process of preparing financial statements, China Lending Group is required to estimate its income taxes in each of the jurisdictions in which it operates. China Lending Group accounts for income taxes using the liability method. Under this method, deferred income taxes are recognized for tax consequences in future years of differences between the tax bases of assets and liabilities and their reported amounts in the financial statements at each year-end and tax loss carry forwards. Deferred tax assets and liabilities are measured using enacted tax rates applicable for the differences that are expected to affect taxable income.

China Lending Group adopts a more likely than not threshold and a two-step approach for the tax position measurement and financial statement recognition. Under the two-step approach, the first step is to evaluate the tax position for recognition by determining if the weight of available evidence indicates that it is more likely than not that the position will be sustained, including resolution of related appeals or litigation process, if any. The second step is to measure the tax benefit as the largest amount that is more than 50% likely of being realized upon settlement. As of December 31, 2014 and December 31, 2013, China Lending Group did not have any uncertain tax position.

China Lending Group evaluates the level of authority for each uncertain tax position (including the potential application of interest and penalties) based on the technical merits, and measures the unrecognized benefits associated with the tax positions. For the years ended December 31, 2014 and 2013, China Lending Group had no unrecognized tax benefits.

China Lending Group does not anticipate any significant increase to its liability for unrecognized tax benefit within the next 12 months. China Lending Group will classify interest and penalties related to income tax matters, if any, in income tax expense.

	For the Years Ended December 31,
	2014	2013
Income tax expense is comprised of:
Current income tax	$2,110,810	$1,266,470
Deferred income tax	(18,034)	51,349
Total provision for income taxes	$2,092,776	$1,317,819

Deferred income taxes are recognized for tax consequences in future years of differences between the tax bases of assets and liabilities and their reported amounts in the financial statements at each year-end and tax loss carry forwards.

Income taxes expense has increased by $0.8 million or 58.8% to $2.1 million for the year ended December 31, 2014, compared to $1.3 million for the year ended December 31, 2013. The increase was primarily attributed to the increase in taxable income in 2014.

Net Income

As a result of the above, net income increased by $4.3 million or 61.1% to $11.3 million for the year ended December 31, 2014, compared to $7.0 million for the year ended December 31, 2013.

Critical Accounting Policies and Estimates

Basis of Presentation

The accompanying combined financial statements have been presented in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”). The accompanying combined balance sheets as of December 31, 2014 and 2013, and September 30, 2015 and 2014 and the related combined statements of income and comprehensive income, changes in owners’ equity and cash flows for the years ended December 31, 2014 and 2013 and the nine months ended September 30, 2015 and 2014 include those notes to financial statements of Feng Hui and Adrie.

Use of Estimates

The preparation of financial statements in conformity with U.S.GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates. On an ongoing basis, management reviews these estimates using the currently available information. Changes in facts and circumstances may cause China Lending Group to revise its estimates. Significant accounting estimates reflected in the financial statements include: (i) the allowance for doubtful debts; (ii) accrual of estimated liabilities; and (iii) contingencies and litigation.

Critical accounting policies are those that reflect significant judgments or uncertainties and potentially result in materially different results under different assumptions and conditions. The critical accounting policies are for loans receivable, equity investment, revenue recognition, foreign currency translation and transactions, and income taxes. For a description of all of China Lending Group’s significant accounting policies, see Note 2 to China Lending Group’s financial statements appearing elsewhere in this proxy statement.

Loan Impairment

A loan is considered impaired when, based on current information and events, it is probable that China Lending Group will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement. Factors considered by management in determining impairment include payment status, collateral value and the probability of collecting scheduled principal and interest payments when due. Loans that experience insignificant payment delays and payment shortfalls generally are not classified as impaired. Management determines the significance of payment delays and payment shortfalls on a case-by-case basis, taking into consideration all of the circumstances surrounding the loan and the borrower, including the length of the delay, the reasons for the delay, the borrower’s prior payment record and the amount of the shortfall in relation to the principal and interest owed. Impairment is measured on a loan by loan basis for corporate and personal loans by either the present value of expected future cash flows discounted at the loan’s effective interest rate or the fair value of the collateral if the loan is collateral dependent.
An allowance for loan losses is established for an impaired loan if its carrying value exceeds its estimated fair value. Currently, estimated fair values of substantially all of China Lending Group’s impaired loans are measured based on the estimated fair value of the loan’s collateral which approximates to the carrying value due to the short term nature of the loans.

Loans with modified terms are classified as troubled debt restructurings if China Lending Group grants such borrowers concessions and it is deemed that those borrowers are experiencing financial difficulty. Concessions granted under a troubled debt restructuring generally involve a temporary below market rate reduction in interest rate or an extension of a loan’s stated maturity date. Non-accrual troubled debt restructurings are restored to accrual status if principal and interest payments, under the modified terms, are current for six consecutive months after modification. Loans classified as troubled debt restructurings are designated as impaired.

Even though China Lending Group allows a one-time loan extension with a period up to the original loan period, which is usually within twelve months. The principal of the loan remains the same and the interest rate is fixed at the current interest rate at the time of extension. Therefore, there were no troubled debt restructurings during the nine months period ending September 30, 2015 and 2014, respectively and years ended December 31, 2014 and 2013, respectively.

Revenue Recognition

China Lending Group recognizes revenue when persuasive evidence of an arrangement exists, service has been performed, the price is fixed or determinable and collection is reasonably assured. Interest on loans is accrued monthly in accordance with their contractual terms and recorded in accrued interest receivable. China Lending Group does not charge its customer any penalty for prepayment of loans.

Foreign Currency Translation and Transactions

China Lending Group’s financial statements are presented in the U.S. dollar, which is China Lending Group’s reporting currency. China Lending Group uses Renminbi Yuan (“RMB”) as its functional currency. Transactions in foreign currencies are initially recorded at the functional currency rate ruling at the date of transaction. Any differences between the initially recorded amount and the settlement amount are recorded as a gain or loss on foreign currency transaction in the statements of income. Monetary assets and liabilities denominated in foreign currency are translated at the functional currency rate of exchange ruling at the balance sheet date. Any differences are taken to profit or loss as a gain or loss on foreign currency translation in the statements of income.

In accordance with ASC 830, Foreign Currency Matters, China Lending Group translated the assets and liabilities into U.S. dollars using the rate of exchange prevailing at the applicable balance sheet date and the statements of income and cash flows are translated at an average rate during the reporting period. Adjustments resulting from the translation are recorded in shareholders’ equity as part of accumulated other comprehensive income.

As of September 30, 2015
Balance sheet items, except for equity accounts	6.3638

	For the Nine Months ended September 30,
	2015	2014
Items in the statements of income and comprehensive income and statements of cash flows	6.1735	6.1480

	As of December 31,
	2014	2013
Balance sheet items, except for equity accounts	6.1460	6.1122

	For the Years Ended December 31,
	2014	2013
Items in the statements of income and comprehensive income and statements of cash flows	6.1457	6.1943

Income Taxes

The China Lending Group accounts for income taxes in accordance with FASB ASC Topic 740, “Income Taxes.” ASC 740 requires a company to use the asset and liability method of accounting for income taxes, whereby deferred tax assets are recognized for deductible temporary differences, and deferred tax liabilities are recognized for taxable temporary differences. Temporary differences are the differences between the reported amounts of assets and liabilities and their tax bases. China Lending Group reduces deferred tax assets by a valuation allowance when, in the opinion of its management, it is more likely than not that some portion, or all of, the deferred tax assets will not be realized.

China Lending Group adjusts deferred tax assets and liabilities for the effects of changes in tax laws and rates on the date of enactment.

Under ASC 740, a tax position is recognized as a benefit only if it is “more likely than not” that the tax position would be sustained in a tax examination, with a tax examination being presumed to occur. The amount recognized is the largest amount of tax benefit that is greater than 50% likely of being realized on examination. For tax positions not meeting the “more likely than not” test, no tax benefit is recorded. The adoption had no material effect on the China Lending Group’s combined financial statements for the year ended September 30, 2015.

Liquidity and Capital Resources

China Lending Group has funded working capital and other capital requirements primarily by equity contribution from shareholders, cash flow from operations, short term bank loans and secured loans. Cash is required to repay debts, salaries, office expenses, income taxes and other operating expenses.

China Lending Group’s management believes that current levels of cash and cash flows from operations will be sufficient to meet its anticipated cash needs for at least the next 12 months. However, it may need additional cash resources in the future if it experiences changed business conditions or other developments, and may also need additional cash resources in the future if it wishes to pursue opportunities for investment, acquisition, strategic cooperation or other similar actions. If it is determined that the cash requirements exceed China Lending Group’s amounts of cash and cash equivalents on hand, China Lending Group may seek to issue debt or equity securities or obtain a credit facility.

The following summarizes the key components of China Lending Group’s cash flows for the nine months ended September 30, 2015 and 2014:

	For The Nine Months Ended September 30,
	2015	2014
	(Unaudited)	(Unaudited)
Net cash provided by operating activities	$10,282,713	$3,712,078
Net cash (used in) investing activities	(10,710,911)	(63,283,047)
Net cash provided by financing activities	2,770,112	60,754,685
Effect of exchange rate change on cash and cash equivalents	(42,400)	(14,816)
Net increase in cash and cash equivalents	$2,299,514	$1,168,900

Net cash provided by operating activities was approximately $10.3 million for the nine months ended September 30, 2015, while net cash provided in operating activities was $3.7 million for the nine months ended September 30, 2014. The net increase in cash provided by operating activities for the nine months ended September 30, 2015 was mainly consisted $10.4 million of cash generated from the net income of current year, $1.0 million of provision for loan losses, $0.7 million of other current liabilities and offset by $0.4 million of cash used in deferred tax expenses, $0.5 million of cash used in interest and fee receivable and $1.0 million of cash used in tax payable. The overall interest income increased by 71% from $11.5 million in the nine months period ended September 30, 2014 to $19.7 million in the same period end September 30, 2015, in which interest and fees on loans from third parties increased by 69% from $11.1 million in the nine months period ended September 30, 2014 to $18.6 million and from related parties increased by 128.6% from $0.5 million to $1.1 million during the same period in 2015. The increase in interest in 2015 was mainly because more loans were issued since the paid-in capital has doubled in 2015. Interest expense increased $1.57 million or 152% in the nine months period ended September 30, 2015 compared to that of the same period in 2014 which was mainly caused by the increased in interest expense on secured loans of $1.4 million which mainly began in May 2015 when China Lending Group increased borrowing in 2015 to increase the leveraging effects in order to support its developing business. Other operating expenses for the nine months ended September 30, 2015 comparing with that of the same period in 2014 increased by $0.99 million, or 94%. This increase was mainly caused by the increased consultant fees, legal fees, audit fees and travelling and entertainment expenses of China Lending

Group spent for preparing the reverse merger in during the nine months ended September 30, 2015. There were no such expenses during the same period in 2014.

Net cash used in investing activities was approximately $10.7 million for the nine months ended September 30, 2015, a decrease of $52.6 million from the $63.3 million used in investing activities for the nine months ended September 30, 2014. The change was primarily a result of an increase of $23.1 million in cash payment for originated loan disbursement, partially offset by a decrease of $4.1 million of cash payment for purchase of investment, and an increase of $79.9 million that China Lending Group received from customers on repayment of loans receivable.

Net cash provided by financing activities for the nine months ended September 30, 2015 was approximately $2.8 million, a decrease of $58.0 million from $60.8 million for the nine months ended September 30, 2014. The decrease was primarily a result of a decrease of $22.0 million of cash provided by proceeds from secured loans, a decrease of $34.2 million of cash provided by proceeds from short term bank borrowing, and a decrease of $48.7 million of cash provided by proceeds from issuing capital, partially offset by an increase of $16.1 million of loans from related parties and an increase in repayment of short term bank borrowings of $30.9 million.

The following summarizes the key components of our cash flows for the year ended December 31, 2014 and 2013:

	For The Years Ended December 31,
	2014	2013
Net cash provided by operating activities	$12,479,885	$6,935,537
Net cash (used in) investing activities	(58,437,606)	(14,170,608)
Net cash provided by financing activities	45,751,802	2,672,875
Effect of exchange rate change on cash and cash equivalents	117,734	89,020
Net decrease in cash and cash equivalents	$(88,185)	$(4,473,176)

Net cash provided by operating activities was approximately $12.5 million for the year ended December 31, 2014, while net cash provided by operating activities for the year ended December 31, 2013 was approximately $6.9 million. The net cash provided by operating activities for the year ended December 31, 2014 was mainly derived from $11.3 million of net income of current year, $0.9 million of tax payable, $0.6 million of provision for loan losses and $0.2 million of other current liabilities, and offset by $0.3 million of interest and fee receivable, $0.3 million of other assets. The net cash provided by operating activities for the year ended December 31, 2013 was mainly from $7.0 million of net income of current year and $0.1 million of provision for loan losses, and offset by $0.2 million of reduction in tax payable.

Net cash used in investing activities was approximately $58.4 million for the year ended December 31, 2014, an increase of $44.2 million from $14.2 million for the year ended December 31, 2013. The increase was primarily attributed to an increase of $62.7 million in the originated loan disbursement and offset by an increase of $18.5 million in loans repayment.

Net cash provided by financing activities was approximately $45.8 million for the year ended December 31, 2014, an increase of $43.1 from $2.7 for the year ended December 31, 2013. The increase was a combined result of an increase of $48.7 in proceeds from issuing capital and $16.2 in proceeds from secured loans, offset by an increase of $18.8 million in net repayment for the loans from short-term bank borrowings and $3.0 million for payment of dividends.

Commitments and Contingencies

In the normal course of business, the China Lending Group is subject to loss contingencies, such as legal proceedings and claims arising out of its business, that cover a wide range of matters, including, among others, government investigations and tax matters. In accordance with ASC No. 450 Sub topic 20, “Loss Contingencies”, China Lending Group records accruals for such loss contingencies when it is probable that a liability has been incurred and the amount of loss can be reasonably estimated.

Operating Lease

China Lending Group was not a party to any operating leases as of September 30, 2015 and December 31. 2014.

Legal Proceeding

As of September 30, 2015, the Company was involved in four lawsuits with its loan customers for the claim of delinquent balances $5.27 million. These cases have been adjudicated by the Court in favor of the China Lending Group and one of these cases with an aggregated claim of $94,000 is in the process of enforcement. The remaining three cases with an aggregated claim of $5.2 million have not been settled. There were no legal proceedings in which China Lending Group was a party at December 31, 2014.

Risks

(a) Credit Risk

Credit risk is one of the most significant risks for the China Lending Group’s business. Credit risk exposures arise principally in lending activities which is an off-balance sheet financial instrument.

Credit risk is controlled by the application of credit approvals, limits and monitoring procedures. The China Lending Group manages credit risk through in-house research and analysis of the Chinese economy and the underlying obligors and transaction structures. To minimize credit risk, the China Lending Group requires collateral in the form of rights to cash, securities or property and equipment.

The China Lending Group identifies credit risk collectively based on industry, geography and customer type. This information is monitored regularly by management.

In measuring the credit risk of lending loans to corporate customers, the China Lending Group mainly reflects the “probability of default” by the customer on its contractual obligations and considers the current financial position of the customer and the exposures to the customer and its likely future development. For individual customers, the China Lending Group uses standard approval procedures to manage credit risk for personal loans.

(b) Liquidity Risk

The China Lending Group is also exposed to liquidity risk which is risk that it is unable to provide sufficient capital resources and liquidity to meet its commitments and business needs. Liquidity risk is controlled by the application of financial position analysis and monitoring procedures. When necessary, the China Lending Group will turn to other financial institutions and the owners to obtain short-term funding to meet the liquidity shortage.

(c) Foreign Currency Risk

A majority of the China Lending Group’s operating activities and a significant portion of the China Lending Group’s assets and liabilities are denominated in RMB, which is not freely convertible into foreign currencies. All foreign exchange transactions take place either through the Peoples’ Bank of China (“PBOC”) or other authorized financial institutions at exchange rates quoted by PBOC. Approval of foreign currency payments by the PBOC or other regulatory institutions requires submitting a payment application form together with suppliers’ invoices and signed contracts. The value of RMB is subject to changes in central government policies and to international economic and political developments affecting supply and demand in the China Foreign Exchange Trading System market.

MANAGEMENT AFTER THE BUSINESS COMBINATION

Management and Board of Directors

The following persons are expected to serve as our executive officers and directors following the Business Combination. For biographical information concerning Ms. Qi Wen and the executive officers, see “Information about China Lending Group — Executive Officers.” For biographical information Jason Kon Man Wong, see “Information about DT Asia — Management”. For biographical information for Mr. Si Shen and Mr. Alain Vincent Fontaine, see “— Information about Directors Expected to be Appointed to the Board Upon the Closing of the Business Combination” below.

Name	Age	Position	Company
Qi Wen	47	Chairwoman and Director	China Lending Corporation
Li Jingping	50	President, Chief Executive Officer and Director	China Lending Corporation
		General Manager	Urumqi Feng Hui Direct Lending Limited
Stephen S.H. Chan	56	Chief Financial Officer	China Lending Corporation
Zhang Jianfeng	49	Vice President	China Lending Corporation
		General Manager	Feng Hui Ding Xin (Beijing) Financial Consulting Limited
Wang Hong	44	Vice President	China Lending Corporation
		General Manager	Xinjiang Feng Hui Jingkai Direct Lending Limited
Zhou Quan	44	Vice President	China Lending Corporation
Qiao Yonggang	53	Chief Risk Management Advisor	China Lending Corporation
Li Jie	43	Loan Service Director	Urumqi Feng Hui Direct Lending Limited
Wang Wen	34	Capital Market Director	China Lending Corporation
Si Shen	63	Independent Director	N/A
Jason Kon Man Wong	50	Independent Director	N/A
Alain Vincent Fontaine	60	Independent Director	N/A

Information about Directors Expected to be Appointed to the Board Upon the Closing of the Business Combination

Upon or before the closing of the Business Combination, we anticipate decreasing the size of our board of directors from six to five directors. All incumbent directors of DT Asia except Jason Kon Man Wong have informed us that they will resign from our board of directors upon closing of the Business Combination. Our board of directors intends to fill the vacancies left by these directors with five persons, two of whom will be nominated by DT Asia (Mr. Jason Kon Man Wong, an incumbent independent director of DT Asia, and Mr. Alain Vincent Fontaine, a new independent director) and three of whom will be nominated by BVICo (Ms. Qi Wen, the current Chairperson of Feng Hui, Ms. Li Jingping, the incumbent director of BVICo, and Mr. Si Shen, a new independent director). It is presently contemplated that Mr. Si Shen will serve as a Class I director, Ms. Qi Wen and Ms. Li Jingping will serve as Class II directors and Mr. Jason Kon Man Wong and Mr. Alain Vincent Fontaine will serve as Class III directors. Members of Class I will serve as directors until our annual meeting in 2017, members of Class II will serve as directors until our annual meeting in 2018 and members of Class III will serve as directors until our annual meeting in 2019.

Mr. Si Shen, 63, will be an Independent Director of the Company starting upon consummation of the Business Combination. Mr. Shen is a senior economist, and he also holds the Master Degree in Economics and EMBA. He is a Graduate Student Mentor of the Fudan University. From October 2008 to May 2015, he worked as the Secretary of the Board of Directors, a Member of the Board of Directors, Managing Director, a Member of the Strategic Committee of the Board, and a Member of the Capital Management Committee in the Shanghai Pudong Development Bank. From June 1999 to October 2008, Mr. Shen was the Secretary of the Board of Directors, the Director of the Administrative Office of the Board, and the General Manager of the Strategic Development Division in Shanghai Pudong Development Bank. From September 1998 to June 1999, Mr. Shen served as the

Deputy President in Shanghai Pudong Development Bank, Hangzhou Branch. From December 1996 to September 1998, he was a Deputy Director of the Department of Survey and Statistics of the People’s Bank of China. From 1984 to December 1996, Mr. Shen was the Deputy Director, the Deputy Director of Administrative Office, the Deputy Director of the Financial Administrative Division, and the Director of the Survey and Statistics Division of the Financial Research Institute of the People’s Bank of China, Zhejiang Branch. From July 1982 to December 1984, Mr. Shen served as the Deputy Director of the Teaching Affair Office at the Zhejiang Bank College. Since December 1977, he had been a student and then a teacher at the Yanbian University till June 1982. From March 1970 to December 1977, he served as an officer at the Finance and Trade Office and the Public Relation Department of the County Party Committee of Tuan County, Jilin Province. From March 1969 to March 1970, Mr. Shen was an educated youth working in Tuan County, Jilin Province. From July 1994, Mr. Shen studied as a graduate at the Zhejiang University majoring in Finance and got the Master of Economics with concentration on Finance in April 1997. From July 2004 to July 2006, Mr. Shen accomplished the joint training program by the Arizona State University and Shanghai National Accounting Institute, and obtained an EMBA. Mr. Shen served as the Council head of the Youth Financial Research Association of Zhejiang Province, the President of the Youth Financial Research Association of the SPDB, the Head and Mentor of the Postdoctoral Mobility Station of the SPDB and the Chairman of the Board Secretary Committee of the Listed Company Association of Shanghai since 1982.

Mr. Alain Vincent Fontaine, 60, will be an Independent Director of the Company starting upon consummation of the Business Combination. Mr. Fontaine brings a mix of private equity investment experience and of operational management. Since September 2012, Mr. Fontaine has been a member of the advisory board of Ocean Equity Partners, a fund manager with several funds under management. He also currently serves as the Treasurer and an Executive Director of the Hong Kong Venture Capital and Private Equity Association (HKVCA) and he is a Non-Executive Director of Tsaker Chemical (1986.hk), a Chinese company listed on the SEHK. In 2000, Mr. Fontaine founded Investel Asia, a venture capital and private equity advisory firm, and was its Managing Director from 2004 to 2006 and again from 2008 to 2010. He is still an Executive Director of Investel. He was also the CEO of the Newcom Group in 2007 and 2008. Mr. Fontaine started his career in Canada and served various management positions at Bell Canada and its affiliates from 1979 to 1995 and, notably, in 1985, he became the founding President and COO of Bell Ardis, a joint venture between Motorola and BCE Mobile. Mr. Fontaine obtained a bachelor degree in Electrical Engineering from the University of Sherbrooke in Canada in 1979. He has been a member of the Order of Engineers of Québec, Canada since 1980.

Classified Board of Directors

In accordance with our charter, our board of directors is divided into three classes with only one class of directors being elected in each year and each class (except for those directors appointed prior to our first annual meeting of shareholders) serving a three-year term.

Director Independence

Nasdaq listing standards require that a majority of our board of directors be independent as long as we are not a controlled company. Even if we elect to be a controlled company, we anticipate that a majority of our board of directors will be independent as of the closing of the Business Combination. An “independent director” is defined under the Nasdaq rules generally as a person other than an officer or employee of the company or its subsidiaries or any other individual having a relationship which in the opinion of the company’s board of directors, would interfere with the director’s exercise of independent judgment in carrying out the responsibilities of a director. Our board of directors has determined that Messrs. Si Shen, Jason Kon Man Wong and Alain Vincent Fontaine are “independent directors” as defined in the Nasdaq listing standards and applicable SEC rules. Our independent directors will have regularly scheduled meetings at which only independent directors are present.

Leadership Structure and Risk Oversight

The board of directors does not have a lead independent director. Upon consummation of the Business Combination, Ms. Li Jingping will succeed Mr. Cannon as our Chief Executive Officer and Ms. Qi Wen will serve as Chairman of the Board.

Committees of the Board of Directors

The standing committees of our board of directors currently consists of an Audit Committee and a Compensation Committee, and after the Business Combination will also consist of a Nominating and Corporate Governance Committee.

Audit Committee

For information regarding the duties and responsibilities of the Audit Committee, see “Information About DT Asia — Management — Audit Committee.”

Upon consummation of the Business Combination, our Audit Committee will consist of Messrs. Jason Kon Man Wong, [•] and [•], with Mr. Jason Kon Man Wong serving as the chairman of the Audit Committee. We believe that each of these individuals qualify as independent directors according to the rules and regulations of the SEC with respect to audit committee membership. We also believe that Mr. Schumacher qualifies as our “audit committee financial expert,” as such term is defined in Item 401(h) of Regulation S-K. Our board of directors has adopted a written charter for the Audit Committee, which will be available on our corporate website upon the completion of the Business Combination. The information on our website is not part of this proxy statement.

Compensation Committee

For information regarding the duties and responsibilities of the Compensation Committee, see “Information About DT Asia — Management — Compensation Committee.”

Upon consummation of the Business Combination, our Compensation Committee will consist of Messrs. [•], with Mr. [•] serving as the chairman of the Compensation Committee. Our board of directors has adopted a written charter for the Compensation Committee, which will be available on our corporate website upon the completion of the Business Combination. The information on our website is not part of this proxy statement.

Corporate Governance and Nominating Committee

Our Corporate Governance and Nominating Committee will be responsible for, among other matters: (1) identifying individuals qualified to become members of our board of directors, consistent with criteria approved by our board of directors; (2) overseeing the organization of our board of directors to discharge the board’s duties and responsibilities properly and efficiently; (3) identifying best practices and recommending corporate governance principles; and (4) developing and recommending to our board of directors a set of corporate governance guidelines and principles applicable to us.

Upon consummation of the Business Combination, our Corporate Governance and Nominating Committee will consist of Messrs. [•], with Mr. [•] serving as the chairman of the Corporate Governance and Nominating Committee. Our board of directors has adopted a written charter for the Corporate Governance and Nominating Committee, which will be available on our corporate website at upon the completion of the Business Combination. The information on our website is not part of this proxy statement.

Compensation Committee Interlocks and Insider Participation

As our committees are expected to be constituted after the Business Combination, no officer or employee will serve as a member of the Company’s Compensation Committee. None of our executive officers will serve as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving on our board of directors or Compensation Committee.

Code of Ethics

We have adopted a Code of Ethics that applies to all of our employees, including our chief executive officer, chief financial officer and principal accounting officer. Our Code of Ethics will be available on our corporate website upon completion of the Business Combination. If we amend or grant a waiver of one or more of the provisions of our Code of Ethics, we intend to satisfy the requirements under Item 5.05 of Form 8-K regarding the disclosure of amendments to or waivers from provisions of our Code of Ethics that apply to our principal executive officer, principal financial officer and principal accounting officer by posting the required information on our website at the above address. Our website is not part of this proxy statement.

Director Compensation

Following the completion of the Business Combination, our compensation committee will determine the annual compensation to be paid to the members of our board of directors. Directors’ fees after the Business Combination have yet to be determined, but are expected to consist of two components: a cash payment and the issuance of restricted shares.

Executive Compensation

Overview

Following the closing of the Business Combination, the Company intends to develop an executive compensation program that is consistent with its existing compensation policies and philosophies, which are designed to align compensation with China Lending Group’s business objectives and the creation of shareholder value, while enabling China Lending Group to attract, motivate and retain individuals who contribute to the long-term success of China Lending Group.

Decisions on the executive compensation program will be made by the compensation committee, which will be established at the closing of the Business Combination. The following discussion is based on the present expectations as to the executive compensation program to be adopted by the compensation committee. The executive compensation program actually adopted will depend on the judgment of the members of the compensation committee and may differ from that set forth in the following discussion.

We anticipate that decisions regarding executive compensation will reflect our belief that the executive compensation program must be competitive in order to attract and retain our executive officers. We anticipate that the compensation committee will seek to implement our compensation policies and philosophies by linking a significant portion of our executive officers’ cash compensation to performance objectives and by providing a portion of their compensation as long-term incentive compensation in the form of equity awards.

We anticipate that compensation for our executive officers will have three primary components: base salary, an annual cash incentive bonus and long-term incentive compensation in the form of share-based awards.

Base Salary

It has been China Lending Group’s historical practice to assure that base salary is fair to the executive officers, competitive within the industry and reasonable in light of China Lending Group’s cost structure. Upon completion of the Business Combination, our compensation committee will determine base salaries and manage the base salary review process, subject to existing employment agreements.

Annual Bonuses

The Company intends to use annual cash incentive bonuses for the executive officers to tie a portion of their compensation to financial and operational objectives achievable within the applicable fiscal year. The Company expects that, near the beginning of each year, the Compensation Committee will select the performance targets, target amounts, target award opportunities and other term and conditions of annual cash bonuses for the executive officers, subject to the terms of any employment agreement. Following the end of each year, the Compensation Committee will determine the extent to which the performance targets were achieved and the amount of the award that is payable to the executive officers.

Employment Agreements

Please see “Executive and Director Compensation of China Lending Group– Employment Agreements and Other Arrangements with Named Executive Officers” for a summary of the material terms of our executive officers’ employment agreements with us.

Other Compensation

The Company expects to continue to maintain various employee benefit plans, including medical, dental, life insurance and 401(k) plans, in which the executive officers will participate.

DESCRIPTION OF SECURITIES

We are a company incorporated in the British Virgin Islands as a BVI business company (company number 1819503) and our affairs are governed by our charter, the Companies Act and the common law of the British Virgin Islands. We are authorized to issue an unlimited number of both ordinary shares of no par value and preferred shares of no par value. The following description summarizes certain terms of our shares as set out more particularly in our charter. Because it is only a summary, it may not contain all the information that is important to you.

Units

Each unit consists of one ordinary share, one right and one warrant. Each right entitles the holder to receive one-tenth (1/10) of an ordinary share upon consummation of our initial business combination. Each warrant entitles the holder to purchase one half of one ordinary share exercisable at $12.00 per whole share. Pursuant to the warrant agreement with Continental Stock Transfer & Trust Company, our warrant agent, a warrantholder may exercise its warrants only for a whole number of shares. This means that only an even number of warrants may be exercised at any given time by a warrantholder. For example, if a warrant holder holds one warrant to purchase one-half of one share, such warrant shall not be exercisable. If a warrantholder holds two warrants, such warrants will be exercisable for one share.

Ordinary Shares

As of the date of this proxy statement, there were 8,927,331 ordinary shares outstanding. Under the Companies Act, the ordinary shares are deemed to be issued when the name of the shareholder is entered in our register of members. Our register of members is maintained by our transfer agent, Continental Stock Transfer & Trust Company. Our transfer agent has entered the name of Cede & Co. in our register of members as nominee for each of the respective public shareholders on the closing of the IPO. If (a) information that is required to be entered in the register of members is omitted from the register or is inaccurately entered in the register, or (b) there is unreasonable delay in entering information in the register, a shareholder of the company, or any person who is aggrieved by the omission, inaccuracy or delay, may apply to the British Virgin Islands Courts for an order that the register be rectified, and the court may either refuse the application or order the rectification of the register, and may direct the company to pay all costs of the application and any damages the applicant may have sustained.

At any general meeting on a show of hands every ordinary shareholder who is present in person (or, in the case of a shareholder being a corporation, by its duly authorized representative) or by proxy will have one vote for each share held on all matters to be voted on by shareholders. Voting at any meeting of the ordinary shareholders is by show of hands unless a poll is demanded. A poll may be demanded by shareholders present in person or by proxy if the shareholder disputes the outcome of the vote on a proposed resolution and the chairman shall cause a poll to be taken. Prior to the consummation of our initial business combination, the rights attaching to ordinary shares (including those provisions designed to provide certain rights and protections to our ordinary shareholders) may only be amended by a resolution of persons holding 65% (or 50% if approved in connection with our initial business combination) of our outstanding ordinary shares attending and voting on such amendment. Other provisions of our charter may be amended prior to the consummation of our initial business combination if approved by a majority of the votes of shareholders attending and voting on such amendment or by resolution of the directors. Following the consummation of, or in connection with, our initial business combination, the rights and obligations attaching to our ordinary shares and other provisions of our charter may be amended if approved by a majority of the votes of shareholders attending and voting on such amendment or by resolution of the directors. Our board of directors is divided into three classes, each of which will generally serve for a term of three years with only one class of directors being elected in each year. There is no cumulative voting with respect to the election of directors, with the result that the holders of more than 50% of the shares voted for the election of directors can elect all of the directors (provided, that, after the consummation of our initial business combination, holders of at least 75% of the shares can remove a director with or without cause). Our shareholders are entitled to receive ratable dividends when, as and if declared by the board of directors out of funds legally available therefore.

We do not currently intend to hold an annual meeting of shareholders until after we consummate our initial business combination (unless we do not consummate our initial business combination prior to March 31, 2016, in which case Nasdaq rules require that we hold an annual meeting prior to March 31, 2016). Therefore, if our shareholders want us to hold a meeting prior to such consummation, they may requisition the directors to hold one upon the written request of members entitled to exercise at least 30 percent of the voting rights in respect of the matter for which the meeting is requested. Under British Virgin Islands law, we may not increase the required percentage to call a meeting above such 30 percent level.

Our charter provides our shareholders with the opportunity to redeem their shares upon the consummation of our initial business combination at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the trust account, including interest (net of taxes payable), divided by the number of then outstanding public shares, subject to the limitations described herein and any limitations (including but not limited to cash requirements) agreed to in connection with the negotiation of terms of a proposed business combination. The amount in the trust account is anticipated to be $10.20 per share. Our initial shareholders have agreed to waive their redemption rights with respect to their founder shares and private shares in connection with the consummation of our initial business combination.

Our initial shareholders have agreed to vote any capital stock they may hold in favor of our initial business combination. Each public shareholder may elect to redeem their public shares irrespective of whether they vote for or against the proposed transaction.

Pursuant to our charter, if we are unable to consummate our initial business combination by April 6, 2016 (unless such date is extended by our shareholders), we will, as promptly as reasonably possible but not more than five business days thereafter, distribute the aggregate amount then on deposit in the trust account (less up to $50,000 of the net interest earned thereon to pay dissolution expenses), pro rata to our public shareholders by way of redemption and cease all operations except for the purposes of winding up of our affairs. This redemption of public shareholders from the trust account will be done automatically by function of our charter and prior to any formal voluntary liquidation of the company. Our Sponsor and initial shareholders have agreed to waive their right to receive liquidating distributions with respect to their founder shares if we fail to consummate our initial business combination by April 6, 2016. However, if our Sponsor or any of our officers, directors or affiliates acquire public shares in or after the IPO, they will be entitled to receive liquidating distributions with respect to such public shares if we fail to consummate our initial business combination within the required time period.

Our shareholders are entitled to receive ratable dividends when, as and if declared by the board of directors out of legally available funds. In the event of a liquidation or winding up of the company after our initial business combination, our shareholders are entitled to share ratably in all assets remaining available for distribution to them after payment of liabilities and after provision is made for each class of shares, if any, having preference over the ordinary shares. Our shareholders have no preemptive or other subscription rights. There are no sinking fund provisions applicable to the ordinary shares, except that we will provide our shareholders with the redemption rights set forth above.

Founder Shares

The founder shares are identical to the other ordinary shares included in the units sold in the IPO, and holders of founder shares have the same shareholder rights as public shareholders, except that (i) the founder shares are subject to certain transfer restrictions, as described in more detail below, and (ii) our initial shareholders agreed (A) to waive their rights to liquidating distribution with respect to their founder shares and public shares in connection with the consummation of our initial business combination and (B) to waive their redemption rights with respect to their founder shares if we fail to consummate our initial business combination by April 6, 2016, although they will be entitled to redemption rights with respect to any public shares they hold if we fail to consummate our initial business combination within such time period. Our initial shareholders have agreed to vote any capital stock they may hold in favor of our initial business combination and our officers and directors have also agreed to vote any public shares purchased during or after the offering in favor of our initial business combination.

Our initial shareholders have agreed not to transfer, assign or sell any of the founder shares (except to certain permitted transferees) until, with respect to 50% of the founder shares, the earlier of (i) one year after the date of the consummation of our initial business combination or (ii) the date on which the closing price of our ordinary shares equals or exceeds $12.50 per share (as adjusted for stock splits, stock dividends, reorganizations and recapitalizations) for any 20 trading days within any 30-trading day period commencing after our initial business combination, with respect to the remaining 50% of the founder shares, upon one year after the date of the consummation of our initial business combination, or earlier, in either case, if, subsequent to our initial business combination, we consummate a subsequent liquidation, merger, stock exchange or other similar transaction which results in all of our shareholders having the right to exchange their ordinary shares for cash, securities or other property. In connection with a Deed of Release dated December 17, 2015 executed among the Sponsor, Luck Key and Mr. Miao Yang, the Sponsor undertook to transfer to Mr. Miao 380,000 of the Sponsor’s ordinary shares of DT Asia at the closing of the Business Combination. As a permitted transferee, Mr. Miao will be subject to the same restrictions as the other founder shares, as described above.

Preferred Shares

Our charter authorizes the creation and issuance without shareholder approval of an unlimited number of preferred shares divided into five classes, Class A through Class E each with such designation, rights and preferences as may be determined by a resolution of our board of directors to amend the charter to create such designations, rights and preferences. We have five classes of preferred shares to give us flexibility as to the terms on which each Class is issued. Unlike Delaware law, all shares of a single class must be issued with the same rights and obligations. Accordingly, starting with five classes of preference shares will allow us to issue shares at different times on different terms. Accordingly, our board of directors is empowered, without shareholder approval, to issue preferred shares with dividend, liquidation, redemption, voting or other rights, which could adversely affect the voting power or other rights of the holders of ordinary shares. These preferred shares could be utilized as a method of discouraging, delaying or preventing a change in control of us. However, the underwriting agreement prohibits us, prior to our initial business combination, from issuing preferred shares which participate in any manner in the proceeds of the trust account, or which vote as a class with the ordinary shares on our initial business combination.

No preferred shares are currently issued or outstanding; however, as of the consummation of the Business Combination, we expect to have issued at least 1 million, and possibly up to 2 million, shares of Series A Convertible Preferred Stock (or potentially more, with the consent of Adrie) in the PIPE Preferred Investment. Although we do not currently intend to issue any preferred shares other than the PIPE Preferred Shares, we may do so in the future.

The rights of preferred shareholders, once the preferred shares are in issue, may only be amended by a resolution to amend our charter provided such amendment is also approved by a separate resolution of a majority of the votes of preferred shareholders who being so entitled attend and vote at the class meeting of the relevant preferred class. If our preferred shareholders want us to hold a meeting of preferred shareholders (or of a class of preferred shareholders), they may requisition the directors to hold one upon the written request of preferred shareholders entitled to exercise at least 30 percent of the voting rights in respect of the matter (or class) for which the meeting is requested. Under British Virgin Islands law, we may not increase the required percentage to call a meeting above 30 percent.

Series A Convertible Preferred Stock

Pursuant to the terms of the Exchange Agreement, it is contemplated that prior to the consummation of the Business Combination, DT Asia will conduct a private placement of at least 1,000,000, and possibly up to 2,000,000, shares of newly created Series A Convertible Preferred Stock (or potentially more, with the consent of Adrie). Although the terms are subject to change pending finalization with the PIPE Investment Investors, it is currently contemplated that the Series A Convertible Preferred Stock will be offered at a purchase price of $12 per share and will be entitled to an annual dividend of 8% per annum, and each share of Series A Convertible Preferred Stock will initially be convertible at any time into one DT Asia ordinary share at an initial conversion price of $12 per share; provided, however that the Series A Convertible Preferred Stock shall automatically convert at such time that the average closing price of the DTA Asia ordinary shares is at least $16.00 or at least 80% of the outstanding Series A Convertible Preferred Stock has already converted. As of the date hereof, none of the PIPE Preferred Investment has been subscribed.

Warrants

There are 9,270,323 warrants of DT Asia currently outstanding, of which 6,860,063 are public warrants, 352,253 are private warrants, and 2,058,007 are sponsor warrants. Each public warrant entitles the registered holder to purchase one half of one ordinary share at a price of $12.00 per full share, subject to adjustment as discussed below, at any time commencing on the completion of an initial business combination. Pursuant to the warrant agreement, a warrantholder may exercise its warrants only for a whole number of shares. This means that only an even number of warrants may be exercised at any given time by a warrantholder. However, no public warrants will be exercisable for cash unless we have an effective and current registration statement covering the ordinary shares issuable upon exercise of the warrants and a current prospectus relating to such ordinary shares. Notwithstanding the foregoing, if a registration statement covering the ordinary shares issuable upon exercise of the public warrants is not effective within 90 days from the consummation of our initial business combination, warrant holders may, until such time as there is an effective registration statement and during any period when we shall have failed to maintain an effective registration statement, exercise warrants on a cashless basis pursuant to an available exemption from registration under the Securities Act. If an exemption from registration is not available, holders will not be able to exercise their warrants on a cashless basis. The warrants will expire five years from the consummation of our initial business combination at 5:00 p.m., New York City time.

The private warrants and sponsor warrants will be identical to the public warrants except that such private warrants will be exercisable for cash (even if a registration statement covering the ordinary shares issuable upon exercise of such warrants is not effective) or on a cashless basis, at the holder’s option, and will not be redeemable by us, in each case so long as they are still held by the initial purchasers or their affiliates.

We may call the warrants for redemption (excluding the private warrants and sponsor warrants but including any outstanding warrants issued upon exercise of the unit purchase option issued to EarlyBirdCapital and/or its designees), in whole and not in part, at a price of $0.01 per warrant:

•         at any time while the warrants are exercisable,

•         upon not less than 30 days’ prior written notice of redemption to each warrant holder,

•         if, and only if, the reported last sale price of the ordinary shares equals or exceeds $18.00 per share, for any 20 trading days within a 30 trading day period ending on the third business day prior to the notice of redemption to warrant holders, and

•         if, and only if, there is a current registration statement in effect with respect to the ordinary shares underlying such warrants at the time of redemption and for the entire 30-day trading period referred to above and continuing each day thereafter until the date of redemption.

The right to exercise will be forfeited unless the warrants are exercised prior to the date specified in the notice of redemption. On and after the redemption date, a record holder of a warrant will have no further rights except to receive the redemption price for such holder’s warrant upon surrender of such warrant.

The redemption criteria for our warrants have been established at a price which is intended to provide warrant holders a reasonable premium to the initial exercise price and provide a sufficient differential between the then-prevailing share price and the warrant exercise price so that if the share price declines as a result of our redemption call, the redemption will not cause the share price to drop below the exercise price of the warrants.

If we call the warrants for redemption as described above, our management will have the option to require all holders that wish to exercise warrants to do so on a “cashless basis.” In such event, each holder would pay the exercise price by surrendering the warrants for that number of ordinary shares equal to the quotient obtained by dividing (x) the product of the number of ordinary shares underlying the warrants, multiplied by the difference between the exercise price of the warrants and the “fair market value” (defined below) by (y) the fair market value. The “fair market value” shall mean the average reported last sale price of the ordinary shares for the 10 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of warrants. Whether we will exercise our option to require all holders to exercise their warrants on a “cashless basis” will depend on a variety of factors including the price of our ordinary shares at the time the warrants are called for redemption, our cash needs at such time and concerns regarding dilutive share issuances.

The warrants were issued in registered form under a warrant agreement between Continental Stock Transfer & Trust Company, as warrant agent, and us. The warrant agreement provides that the terms of the warrants may be amended without the consent of any holder to cure any ambiguity or correct any defective provision, but requires the approval, by written consent or vote, of the holders of a majority of the then outstanding warrants in order to make any change that adversely affects the interests of the registered holders.

The exercise price and number of ordinary shares issuable on exercise of the warrants may be adjusted in certain circumstances including in the event of a share dividend, extraordinary dividend or our recapitalization, reorganization, merger or consolidation. However, the warrants will not be adjusted for issuances of ordinary shares at a price below their respective exercise prices.

The warrants may be exercised upon surrender of the warrant certificate on or prior to the expiration date at the offices of the warrant agent, with the exercise form on the reverse side of the warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price, by certified or official bank check payable to us, for the number of warrants being exercised. The warrant holders do not have the rights or privileges of holders of ordinary shares and any voting rights until they exercise their warrants and receive ordinary shares. After the issuance of ordinary shares upon exercise of the warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by shareholders.

Except as described above, no public warrants will be exercisable and we will not be obligated to issue ordinary shares unless at the time a holder seeks to exercise such warrant, a prospectus relating to the ordinary shares issuable upon exercise of the warrants is current and the ordinary shares have been registered or qualified or deemed to be exempt under the securities laws of the state of residence of the holder of the warrants. Under the terms of the warrant agreement, we have agreed to use our best efforts to meet these conditions and to maintain a current prospectus relating to the ordinary shares issuable upon exercise of the warrants until the expiration of the warrants. However, we cannot assure you that we will be able to do so and, if we do not maintain a current prospectus relating to the ordinary shares issuable upon exercise of the warrants, holders will be unable to exercise their warrants and we will not be required to settle any such warrant exercise. If the prospectus relating to the ordinary shares issuable upon the exercise of the warrants is not current or if the ordinary shares is not qualified or exempt from qualification in the jurisdictions in which the holders of the warrants reside, we will not be required to net cash settle or cash settle the warrant exercise, the warrants may have no value, the market for the warrants may be limited and the warrants may expire worthless.

Warrant holders may elect to be subject to a restriction on the exercise of their warrants such that an electing warrant holder would not be able to exercise their warrants to the extent that, after giving effect to such exercise, such holder would beneficially own in excess of 9.8% of the ordinary shares outstanding.

No fractional shares will be issued upon exercise of warrants. If, upon exercise of the warrants, a holder would be entitled to receive a fractional interest in a share, we will, upon exercise, round up or down to the nearest whole number the number of ordinary shares to be issued to the warrant holder.

Rights

Each holder of a right will be entitled to receive one-tenth (1/10) of one ordinary share upon consummation of our initial business combination, even if the holder of such right redeemed all ordinary shares held by him, her or it in connection with the initial business combination or an amendment to our charter with respect to our pre-business combination activities. No additional consideration will be required to be paid by a holder of rights in order to receive his, her or its additional ordinary shares upon consummation of an initial business combination as the consideration related thereto has been included in the unit purchase price paid for by investors in the IPO. The shares issuable upon return of the rights will be freely tradable (except to the extent held by affiliates of ours).

If we enter into a definitive agreement for a business combination in which we will not be the surviving entity, the definitive agreement will provide for the holders of rights to receive the same per share consideration the holders of the ordinary shares will receive in the transaction on an as-converted into ordinary shares basis, and each holder of a right will be required to affirmatively convert his/her or its rights in order to be entitled to receive the 1/10 of an ordinary share underlying each right (without paying any additional consideration) upon consummation of the business combination. More specifically, the rights holder will be required to indicate his, her or its election to convert the rights into underlying shares as well as to return the original rights certificates to us.

If we are unable to complete an initial business combination within the required time period and we liquidate the funds held in the trust account, holders of rights will not receive any of such funds with respect to their rights, nor will they receive any distribution from our assets held outside of the trust account with respect to such rights, and the rights will expire worthless.

As soon as practicable upon the consummation of our initial business combination, we will direct registered holders of the rights to return their rights to our rights agent. Upon receipt of the rights, the rights agent will issue to the registered holder of such right(s) the number of full ordinary shares to which he, she or it is entitled. We will notify registered holders of the rights to deliver their rights to the rights agent promptly upon consummation of such business combination and have been informed by the rights agent that the process of returning rights for ordinary shares should take no more than a matter of days.

The foregoing return of rights is solely ministerial in nature and is not intended to provide us with any means of avoiding our obligation to issue shares for rights upon consummation of our initial business combination. Other than confirming that the rights delivered by a holder are valid, we will have no ability to avoid delivery of shares for rights.

Nevertheless, there are no contractual penalties for failure to deliver securities to the holders of the rights upon consummation of an initial business combination. Additionally, in no event will we be required to net cash settle the rights. Accordingly, the rights may expire worthless. Although a company incorporated in the British Virgin Islands may issue fractional shares, it is not our intention to issue any fractional shares. In the event that any holder would otherwise be entitled to any fractional share for his, her or its rights, the holder’s entitlement will instead be rounded down to the nearest whole share (in effect extinguishing any fractional entitlement), and no “in lieu cash payment” or other compensation will be made to the holder in respect of the extinguished fractional entitlement. As a result, holders of rights will receive no value for whatever number of their rights would entitle them at the closing of the Business Combination to a fractional share only.

Purchase Option

We have sold to EarlyBirdCapital (and/or its designees) an option to purchase up to 600,000 units at $11.75 per unit. The units issuable upon exercise of this option are identical to the public units, except that since the option is not exercisable until at the earliest the consummation of a business combination, and the rights will result in the offering of ordinary shares upon consummation of a business combination, the option will effectively represent the right to purchase up to 660,000 ordinary shares (which includes the 60,000 ordinary shares issuable for the rights included in the units) and 600,000 warrants to purchase 300,000 full shares.

The purchase option may be exercised for cash or on a cashless basis, at the holder’s option, at any time during the period commencing on the later of September 30, 2015 (the first anniversary of the effective date of the registration statement filed in connection with the IPO) and the closing of our initial business combination and terminating on the fifth anniversary of such effectiveness date. Notwithstanding anything to the contrary, neither the option nor the warrants underlying the option shall be exercisable after September 30, 2019, the five year anniversary of the effective date of the IPO registration statement. The option grants to holders demand and “piggy back” rights for periods of five and seven years, respectively, from September 30, 2014 (the effective date of the IPO registration statement) with respect to the registration under the Securities Act of the securities directly and indirectly issuable upon exercise of the option. We will bear all fees and expenses attendant to registering the securities, other than underwriting commissions, which will be paid for by the holders themselves. The exercise price and number of units issuable upon exercise of the option may be adjusted in certain circumstances including in the event of a stock dividend, or our recapitalization, reorganization, merger or consolidation. However, the option will not be adjusted for issuances of ordinary shares at a price below its exercise price. We will have no obligation to net cash settle the exercise of the purchase option or the rights or warrants underlying the purchase option. The holder of the purchase option will not be entitled to exercise the purchase option or the warrants underlying the purchase option unless a registration statement covering the securities underlying the purchase option is effective or an exemption from registration is available. If the holder is unable to exercise the purchase option or underlying warrants, the purchase option or warrants, as applicable, will expire worthless.

Dividends

We have not paid any cash dividends on our shares of ordinary share to date and do not intend to pay cash dividends prior to the completion of our initial business combination. While the Company intends to pay quarterly cash dividends following the consummation of the Business Combination, such dividends will be dependent upon our revenues and earnings, if any, capital requirements and general financial condition subsequent to completion of our initial business combination. The payment of any dividends subsequent to our initial business combination will be within the discretion of our then board of directors.

Insider Units and Sponsor Warrants

The insider units (including the warrants or ordinary shares issuable underlying the rights or upon exercise of the warrants) will not be transferable, assignable or salable until 30 days after the completion of our initial business combination (except, among other limited exceptions as described under “Beneficial Ownership of Securities,” to our officers and directors and other persons or entities affiliated with our Sponsor) and they will not be redeemable by us so long as they are held by members of our Sponsor or their permitted transferees. Otherwise, the insider units have terms and provisions that are identical the units sold in the IPO except the warrants included in the insider units will be non-redeemable and may be exercised on a cashless basis, in each case so long as they continue to be held by the initial purchasers or their permitted transferees. If the warrants included in the insider units are held by holders other than the holders who purchased insider units or their permitted transferees, the warrants will be redeemable by us and exercisable by the holders on the same basis as the warrants included in the units sold in the IPO. The price of the insider units was determined in negotiations between our Sponsor and the underwriter for the IPO, with reference to the prices paid by initial shareholders for such rights and warrants in special purpose acquisition companies, which recently consummated their initial public offerings prior to the IPO. The sponsor warrants are identical to the warrants included in the insider units.

Our Transfer Agent, Warrant Agent, and Right Agent

The transfer agent for our ordinary shares, warrant agent for our warrants, and right agent for our rights is Continental Stock Transfer & Trust Company.

Memorandum and Articles of Association

Our memorandum and articles of association became effective under the laws of the British Virgin Islands on April 8, 2014 and was amended and restated on September 30, 2014. As set forth in the memorandum of association, the objects for which are established are unrestricted and we shall have full power and authority to carry out any object not prohibited by the Companies Act or as the same may be revised from time to time, or any other law of the British Virgin Islands.

Our charter contains provisions designed to provide certain rights and protections to our ordinary shareholders prior to the consummation of our initial business combination. These provisions cannot be amended without the approval of 65% (or 50% if approved in connection with our initial business combination) of our outstanding ordinary shares attending and voting on such amendment. Our initial shareholders, who beneficially own 22.8% of our ordinary shares, will participate in any vote to amend our charter and will have the discretion to vote in any manner they choose. Prior to our initial business combination, if we seek to amend any provisions of our charter relating to shareholders’ rights or pre-business combination activity, we will provide dissenting public shareholders with the opportunity to redeem their public shares in connection with any such vote on any proposed amendments to our charter. We and our directors and officers have agreed not to propose any amendment to our charter that would affect the substance and timing of our obligation to redeem our public shares if we are unable to consummate our initial business combination by April 6, 2016. Our initial shareholders have agreed to waive any redemption rights with respect to any capital stock they may hold in connection with any vote to amend our charter prior to our initial business combination.

Specifically, our charter provides, among other things, that:

•         If we are unable to consummate our initial business combination by April 6, 2016, we will, as promptly as reasonably possible but not more than five business days thereafter, distribute the aggregate amount then on deposit in the trust account (less up to $50,000 of the net interest earned thereon to pay dissolution expenses), pro rata to our public shareholders by way of redemption and cease all operations except for the purposes of winding up of our affairs. This redemption of public shareholders from the trust account shall be done automatically by function of our charter and prior to commencing any voluntary liquidation; and

•         except in connection with the consummation of our initial business combination, prior to our initial business combination, we may not issue additional shares that would entitle the holders thereof to (i) receive funds from the trust account or (ii) vote on any initial business combination;

•         although we do not intend to enter into our initial business combination with a target business that is affiliated with our Sponsor, our directors or officers, we are not prohibited from doing so. In the event we enter into such a transaction, we, or a committee of independent directors, will obtain an opinion from an independent investment banking firm that is a member of FINRA that such our initial business combination is fair to our shareholders from a financial point of view; and

•         we will not effectuate our initial business combination with another blank check company or a similar company with nominal operations.

In addition, our charter provides that under no circumstances will we redeem our public shares in an amount that would cause our net tangible assets to be less than $5,000,001.

Changes in Authorized Shares

We are authorized to issue an unlimited number of shares, which will have rights, privileges, restrictions and conditions attaching to them as the shares in issue. We may by resolution of directors or shareholders:

•         consolidate and divide all or any of our unissued authorized shares into shares of larger or smaller amount than our existing shares;

•         cancel any ordinary shares which, at the date of the passing of the resolution, have not been taken or agreed to be taken by any person; or

•         create new classes of shares with preferences to be determined by resolution of the board of directors to amend the charter to create new classes of shares with such preferences at the time of authorization, although any such new classes of shares, with the exception of the preferred shares, may only be created with prior shareholder approval.

Pre-emption Rights

There are no pre-emption rights applicable to the issuance of new shares under our memorandum and articles of association.

Variation of Rights of Shares

As permitted by the Companies Act and our charter, we may vary the rights attached to any class of shares only with: (i) in the case of the ordinary shares prior to our initial business combination, the consent of not less than 65% (or 50% if for the purposes of approving, or in connection with, the consummation of our initial business combination) of the votes who are in attendance and vote at a meeting, or (ii) in the case of the preferred shares, 50% of the votes of shareholders who being so entitled attend and vote at a meeting of such shares, except, in each case where a greater majority is required under our charter or the Companies Act, provided that that for these purposes the creation, designation or issue of preferred shares with rights and privileges ranking in priority to an existing class of shares is deemed not to be a variation of the rights of such existing class and may in accordance with our charter be effected by resolution of directors without shareholder approval.

Rule 144

Pursuant to Rule 144, a person who has beneficially owned restricted ordinary shares, rights or warrants for at least six months would be entitled to sell their securities provided that (i) such person is not deemed to have been one of our affiliates at the time of, or at any time during the three months preceding, a sale and (ii) we are subject to the Exchange Act periodic reporting requirements for at least three months before the sale and have filed all required reports under Section 13 or 15(d) of the Exchange Act during the 12 months (or such shorter period as we were required to file reports) preceding the sale.

Persons who have beneficially owned restricted ordinary shares, rights or warrants for at least six months but who are our affiliates at the time of, or at any time during the three months preceding, a sale, would be subject to additional restrictions, by which such person would be entitled to sell within any three-month period only a number of securities that does not exceed the greater of:

•         1% of the total number of ordinary shares then outstanding; or

•         the average weekly reported trading volume of the ordinary shares during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

Sales by our affiliates under Rule 144 are also limited by manner of sale provisions and notice requirements and to the availability of current public information about us.

For purposes of the six-month holding period requirement of Rule 144, a person who beneficially owns restricted ordinary shares issued pursuant to a cashless exercise of a warrant shall be deemed to have acquired such shares, and the holding period for such shares shall be deemed to have commenced on the date the warrant was originally issued.

Restrictions on the Use of Rule 144 by Shell Companies or Former Shell Companies

Rule 144 is not available for the resale of securities initially issued by shell companies (other than business combination related shell companies) or issuers that have been at any time previously a shell company. However, Rule 144 also includes an important exception to this prohibition if the following conditions are met:

•         the issuer of the securities that was formerly a shell company has ceased to be a shell company;

•         the issuer of the securities is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act;

•         the issuer of the securities has filed all Exchange Act reports and material required to be filed, as applicable, during the preceding 12 months (or such shorter period that the issuer was required to file such reports and materials), other than Form 8-K reports; and

•         at least one year has elapsed from the time that the issuer filed current Form 10 type information with the SEC reflecting its status as an entity that is not a shell company (which, in our case, is likely to occur one year after the filing of the definitive proxy statement relating to the Business Combination).

As of the date of this proxy statement, we had 8,927,331 ordinary shares outstanding. Of these shares, the 6,860,063 shares sold in our IPO are freely tradable without restriction or further registration under the Securities Act, except for any shares purchased by one of our affiliates within the meaning of Rule 144 under the Securities Act. All of the 1,715,015 founder shares owned by our Sponsor and independent directors and 352,253 shares sold as part of units in a private placement consummated simultaneously with the IPO (including units issued in connection with the underwriters’ partial exercise of their over-allotment option) are restricted securities under Rule 144, in that they were issued in private transactions not involving a public offering.

As of the date of this proxy statement, there are 9,270,323 warrants of DT Asia outstanding, consisting of 6,860,063 public warrants originally sold as part of units in DT Asia’s IPO, 353,253 warrants sold as part of the private units in the private placement consummated simultaneously with DT Asia’s IPO, and 2,058,007 sponsor warrants that were issued to our Sponsor in a private sale concurrently with the consummation of DT Asia’s IPO. Each warrant is exercisable for one-half of one ordinary share, in accordance with the terms of the warrant agreement governing the warrants. 6,860,063 of these warrants are public warrants and are freely tradable. In addition, we will be obligated to file no later than 90 days after the closing of the Business Combination a registration statement under the Securities Act covering the 3,430,032 ordinary shares that may be issued upon the exercise of the public warrants and cause such registration statement to become effective and maintain the effectiveness of such registration statement until the expiration of the warrants.

Registration Rights

The holders of the founder shares, private units and sponsor warrants (and underlying securities) have registration rights pursuant to a registration rights agreement signed in connection with our IPO. The holders of 25% of these securities are entitled to make up to three demands, excluding short form registration demands, that we register such securities for sale under the Securities Act. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to our consummation of our initial business combination. However, the registration rights agreement provides that we will not permit any registration statement filed under the Securities Act to become effective until termination of the applicable lock-up period, which occurs (i) in the case of the founder shares, upon the earlier of (1) one year after the completion of our initial business combination or (2) the date on which we consummate a liquidation, merger, share exchange or other similar transaction after our initial business combination that results in all of our shareholders having the right to exchange their ordinary shares for cash, securities or other property, (ii) in the case of the insider units, including the warrants and the respective ordinary shares underlying the rights and warrants, and (iii) in the case of the sponsor warrants, including the ordinary shares underlying the sponsor warrants, 30 days after the completion of our initial business combination. Notwithstanding the foregoing, in the event the closing price of our ordinary shares equals or exceeds $12.50 per share (as adjusted for stock splits, stock dividends, reorganizations and recapitalizations) for any 20 trading days within any 30-trading day period commencing after our initial business combination, 50% of the founder shares shall be released from the lock-up, and the remaining

50% of the founder shares shall be released from the lock-up one year after the completion of our initial business combination. In addition, our Sponsor (and/or its designees) and EarlyBirdCapital (and/or its designees) have agreed not to, subject to certain limited exceptions, transfer, assign or sell any of the private units and warrants until 30 days after the completion of our initial business combination. We will bear the expenses incurred in connection with the filing of any such registration statements.

We have agreed that as soon as practicable, but in no event later than ninety (90) days, after the closing of our initial business combination, we will use our best efforts to file with the SEC a registration statement for the registration, under the Securities Act, of the ordinary shares issuable upon exercise of the public warrants. We will use our best efforts to cause the same to become effective and to maintain the effectiveness of such registration statement, and a current prospectus relating thereto, until the expiration of the public warrants in accordance with the provisions of the warrant agreement.

DT Asia, the Seller and the DT Representative will enter into a registration rights agreement upon consummation of the Business Combination. For information regarding this registration rights agreement, see “The Business Combination Proposal — Related Agreements — Registration Rights Agreement.”

Listing of Securities

We have applied to continue the listing of our ordinary shares and warrants on the Nasdaq Capital Market under the symbols “CLDC” and “CLDCW,” respectively, upon the closing of the Business Combination.

BENEFICIAL OWNERSHIP OF SECURITIES

The following table sets forth information known to the Company regarding (i) the actual beneficial ownership of our ordinary shares as of the record date (pre-Business Combination) and (ii) expected beneficial ownership of our ordinary shares immediately following consummation of the Business Combination (post-Business Combination), assuming that no securities of the Company are purchased or sold after the record date, and that no public shares of the Company are redeemed, and alternatively that the maximum number of public shares of the Company are redeemed, by:

•         each person who is, or is expected to be, the beneficial owner of more than 5% of the outstanding ordinary shares;

•         each of our current executive officers and directors;

•         each person who will become a named executive officer or director of the Company post-Business Combination; and

•         all executive officers and directors of the Company as a group pre-Business Combination and post-Business Combination.

Beneficial ownership is determined according to the rules of the SEC, which generally provide that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power over that security, including options and warrants that are currently exercisable or exercisable within 60 days.

The expected beneficial ownership of our ordinary shares pre-Business Combination is based on 8,927,331 ordinary shares issued and outstanding as of the record date.

The expected beneficial ownership percentages set forth in the table below with respect to DT Asia following the Business Combination assume the automatic conversion of 7,212,316 rights of DT Asia into approximately 721,231 ordinary shares at the closing of the Business Combination and DT Asia’s receipt of $12 million in cash proceeds from the proposed PIPE Preferred Investment, but do not take into account (i) any ordinary shares issuable upon conversion of the Series A Convertible Preferred Stock issuable in the PIPE Preferred Investment (currently expected to be 1 million shares), (ii) the 6,860,063 public warrants to purchase up to a total of 3,430,031 DT Asia ordinary shares, (iii) the 352,253 private warrants to purchase up to a total of 176,126 DT Asia ordinary shares, (iv) the 2,058,007 sponsor warrants to purchase up to 1,029,004 DT Asia ordinary shares, or (v) the unit purchase option, held by the underwriter in our IPO, to purchase up to 660,000 DT Asia ordinary shares and 600,000 public warrants to purchase up to a total of 300,000 ordinary shares that will remain outstanding following the Business Combination. If the actual facts are different than these assumptions (which they are likely to be), the percentage ownership retained by DT Asia’s existing shareholders in DT Asia will be different.

The expected beneficial ownership of ordinary shares post-Business Combination assuming none of our public shares are redeemed has been determined based upon the following: (i) no DT Asia shareholder has exercised its redemption rights to receive cash from the trust account in exchange for its DT Asia ordinary shares and we have not issued any additional ordinary shares and (ii) there will be an aggregate of 29,717,162 ordinary shares issued and outstanding at closing.

The expected beneficial ownership of ordinary shares post-Business Combination assuming 6,860,063 public shares have been redeemed has been determined based on the following: (i) DT Asia shareholders (other than the shareholders listed in the table below) have exercised their redemption rights with respect to 6,860,063 ordinary shares and (ii) there will be an aggregate of 22,857,099 ordinary shares issued and outstanding at closing.

Unless otherwise indicated, we believe that all persons named in the table below have sole voting and investment power with respect to all ordinary shares beneficially owned by them.

	Before the Business Combination		After the Business Combination
			Assuming No Redemption		Assuming Redemption of 6,860,063 Shares
	Number of Shares	%	Number of Shares	%	Number of Shares	%
Name and Address of Beneficial Owners(1)
DeTiger Holdings Limited (our Sponsor)(2)	1,834,134	20.55	1,834,134	6.18	1,834,134	8.03
Winnie Ng(2)	1,834,134	20.55	1,834,134	6.18	1,834,134	8.03
Stephen N. Cannon	50,000	*	50,000	*	50,000	*
Emily Chui-Hung Tong	50,000	*	50,000	*	50,000	*
Jason Kon Man Wong	25,000	*	25,000	*	25,000	*
Haibin Wang	25,000	*	25,000	*	25,000	*
Foelan Wong	25,000	*	25,000	*	25,000	*
Hai Wang	25,000	*	25,000	*	25,000	*
Polar Securities Inc./North Pole Capital Master Fund(3)	1,142,582	12.80	1,142,582	3.84	1,142,582	4.99
Weiss Asset Management LP(4)	700,000	7.84	700,000	2.35	700,000	3.06
Davidson Kempner Capital Management LP(5)	590,000	6.61	590,000	1.98	590,000	2.58
Bulldog Investors, LLC(6)	508,950	5.70	508,950	1.71	508,950	2.22
Qi Wen	—	—	6,093,333	20.48	6,093,333	26.62
Li Jingping	—	—	3,389,999	11.39	3,389,999	14.81
Si Chen	—	—	—	—	—	—
Alain Vincent Fontaine	—	—	—	—	—	—
Stephen S.H. Chan	—	—	—	—	—	—
All directors and officers as a group (Pre-Business Combination) (6 persons)	200,000	2.24
All directors and officers as a group (Post-Business Combination) (5 persons)	—	—	9,508,332	31.96	9,508,332	41.54

____________

*         Less than one percent

(1)      Unless otherwise indicated, the business address of each of the individuals is Room 1102, 11/F., Beautiful Group Tower, 77 Connaught Road Central, Hong Kong.

(2)      The shares held by DeTiger Holdings Limited, our Sponsor, are beneficially owned by Ms. Winnie Lai Ling Ng. Ms. Ng is the sole director and 100% owner of DeTiger Holdings Limited and exercises voting and dispositive power over the shares held by such entity. Mr. Vincent Ng, Ms. Ng’s sister, is the Chief Executive Officer of DeTiger Holdings Limited.

(3)      According to a Schedule 13G/A filed with the SEC on February 13, 2015 on behalf of Polar Securities Inc., a Canadian corporation (“Polar Securities”) and North Pole Capital Master company, a Cayman Islands fund (“North Pole”). Polar Securities serves as investment manager to North Pole with respect to the shares held by this shareholder. The business address of this shareholder is 401 Bay Street, Suite 1900, PO Box 19, Toronto, Ontario M5H 2Y4, Canada.

(4)      According to a Schedule 13G filed with the SEC on December 18, 2015 on behalf of Weiss Asset Management LP, a Delaware corporation (“Weiss Asset Management”), BIP GP LLC, a Delaware limited liability company, WAM GP LLC, a Delaware limited liability company and Andrew Weiss. Weiss Asset Management serves as investment manager to a private investment partnership of which BIP GP LLC is the sole general partner. Andrew Weiss is the managing member of WAM GP and BIP GP LLC. The business address of this shareholder is 222 Berkeley St., 16th Floor, Boston, Massachusetts 02116.

(5)      According to Schedule 13G filed with the SEC on October 9, 2014 on behalf of Davidson Kempner Partners (“DKP”), Davidson Kempner Institutional Partners, L.P. (“DKIP”), Davidson Kempner International, Ltd. (“DKIL”), Davidson Kempner Capital Management LP, Thomas L. Kempner, Jr. and Stephen M. Dowicz. Davidson Kempner Capital Management LP (“DKCM”), a Delaware limited partnership and a registered investment adviser with the SEC, acts as investment manager to each of DKP, DKIP, and DKIL. DKCM GP LLC, a Delaware limited liability company, is the general partner of DKCM. The managing members of DKCM are Thomas L. Kempner, Jr., Stephen M. Dowicz, Timothy I. Levart, Robert J. Brivio, Jr., Anthony A. Yoseloff, Eric P. Epstein, Avram Z. Friedman, Conor Bastable, Shulamit Leviant, Morgan Blackwell and Patrick W. Dennis and Gabriel T. Schwartz. Messrs. Thomas L. Kempner, Jr., and Stephen M. Dowicz through DKCM, are responsible for the voting and investment decisions relating to the securities held by DKP, DKIP and DKIL. The business address of this shareholder is c/o Davidson Kempner Partners, 65 East 55th Street, 19th Floor, New York, New York 10022.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

DT Asia Related Person Transactions

In June 2014 we issued an aggregate of 1,725,000 founder shares to our initial shareholders for an aggregate purchase price of $25,000 in cash, or approximately $0.014 per share. On or about June 9, 2014, our Sponsor transferred 25,000 ordinary shares to each of our independent directors. On October 20, 2014, our Sponsor forfeited 9,985 founder shares as a result of the underwriters’ partial exercise of their over-allotment option in connection with our IPO.

Our initial shareholders have agreed not to transfer, assign or sell any of the founder shares (except to certain permitted transferees) until, with respect to 50% of the founder shares, the earlier of (i) one year after the date of the consummation of our initial business combination or (ii) the date on which the closing price of our ordinary shares equals or exceeds $12.50 per share (as adjusted for stock splits, stock dividends, reorganizations and recapitalizations) for any 20 trading days within any 30-trading day period commencing after our initial business combination, with respect to the remaining 50% of the founder shares, upon one year after the date of the consummation of our initial business combination, or earlier, in either case, if, subsequent to our initial business combination, we consummate a subsequent liquidation, merger, stock exchange or other similar transaction which results in all of our shareholders having the right to exchange their ordinary shares for cash, securities or other property.

Our Sponsor purchased an aggregate of 319,199 insider units (including 290,000 insider units purchased in a private placement that occurred simultaneously with our IPO and 29,119 insider units purchased in connection with the underwriters’ partial exercise of their over-allotment option). In addition, our Sponsor purchased from us an aggregate of 2,058,007 sponsor warrants (including 1,800,00 sponsor warrants purchased at the closing of our IPO and 258,007 sponsor warrants purchased in connection with the underwriters’ exercise of its over-allotment option) at a price of $0.50 per warrant ($1,029,003.50 in the aggregate). Our Sponsor has agreed not to transfer, assign or sell any of the sponsor warrants and their underlying shares and the shares included in the insider units and the respective ordinary shares underlying the rights and the warrants included in the insider units until 30 days after the completion of our initial business combination.

Our Sponsor agreed, from the date that our securities were first listed on the Nasdaq Capital Market through the earlier of our consummation of our initial business combination and our liquidation, to make available to us office space, utilities and secretarial and administrative services, as we may require from time to time. We have agreed to pay our Sponsor $10,000 per month for these services. However, this arrangement is solely for our benefit and is not intended to provide our Sponsor with compensation in lieu of salary. We believe, based on rents and fees for similar services in the Hong Kong metropolitan area, that the fee charged by our Sponsor is at least as favorable as we could have obtained from an unaffiliated person.

Other than the $10,000 per-month administrative fee as described above, reimbursement of any out-of-pocket expenses incurred in connection with activities on our behalf such as identifying potential target businesses and performing due diligence on suitable business combinations, no compensation or fees of any kind, including finder’s fees, consulting fees or other similar compensation, will be paid to our Sponsor, officers or directors, or to any of their respective affiliates, prior to or with respect to our initial business combination (regardless of the type of transaction that it is). Our independent directors will review on a quarterly basis all payments that were made to our Sponsor, officers, directors or their affiliates and will be responsible for reviewing and approving all related party transactions as defined under Item 404 of Regulation S-K, after reviewing each such transaction for potential conflicts of interests and other improprieties.

Prior to our IPO, our Sponsor advanced to us an aggregate of $175,000 to cover expenses related to the offering. This advance was repaid in the full upon the consummation of our IPO.

In addition, in order to finance transaction costs in connection with an intended initial business combination, our Sponsor or an affiliate of our Sponsor or our officers and directors may, but are not obligated to, loan us funds as may be required. If we consummate our initial business combination, we would repay such loaned amounts. In the event that the initial business combination does not close, we may use a portion of the offering proceeds held outside the trust account to repay such loaned amounts but no proceeds from our trust account would be used for such repayment, other than the interest on such proceeds that may be released to us for working capital purposes. Such loans would be evidenced by promissory notes.

On September 13, 2015, we issued a non-interest bearing convertible promissory note in the amount of up to $500,000 (the “Note”) to DeTiger Holdings Limited. Payment on all of the Note is due on the earlier of: (i) April 6, 2016 and (ii) the date on which the Company consummates its Business Combination (as defined in the Company’s amended and restated articles and memorandum of association). Pursuant to the terms of the Note, until the maturity date, up to $500,000 can be drawn down in one or more installments of at least $1,000 each. On September 14, 2015, an initial drawdown of $300,000 was funded to the Company and subsequently the remaining $200,000 was drawn down. On December 1, 2015, the Note was amended to allow for an additional $400,000 to be drawn down. The Company had drawn down a total amount of $900,000 as of January 27, 2016. We issued the Note in consideration for loans from the payee to fund the Company’s working capital requirements. Funds in the Trust Account (as defined in the Company’s amended and restated articles and memorandum of association) will not be used to repay any of the Note. The Note includes an option for up to $500,000 of the principal outstanding under the Note to be convertible, in whole or in part, at the payee’s election, upon the consummation of the Business Combination. Upon such election, up to $500,000 of the principal outstanding under the Note will convert into units, at a price of $10.00 per unit. These units will be identical to the private units issued in a private placement in connection with the Company’s IPO. As such, each unit will be comprised of one ordinary share, one right to receive one-tenth of one ordinary share upon consummation of a Business Combination, and one warrant to purchase one-half of an ordinary share at an exercise price of $12.00 per full share.

In connection with a Deed of Release dated December 17, 2015 executed among the Sponsor, Luck Key and Mr. Miao Yang, the Sponsor undertook to transfer to Mr. Miao 380,000 of the Sponsor’s ordinary shares of DT Asia at the closing of the Business Combination. As a permitted transferee, Mr. Miao will be subject to the same restrictions as the other founder shares, as described above.

After our initial business combination, members of our management team who remain with us may be paid consulting, management or other fees from the combined company with any and all amounts being fully disclosed to our shareholders, to the extent then known, in the proxy solicitation materials furnished to our shareholders. It is unlikely the amount of such compensation will be known at the time of a shareholder meeting held to consider our initial business combination, as applicable, as it will be up to the directors of the post-combination business to determine executive and director compensation.

All ongoing and future transactions between us and any member of our management team or his or her respective affiliates will be on terms believed by us at that time, based upon other similar arrangements known to us, to be no less favorable to us than are available from unaffiliated third parties. It is our intention to obtain estimates from unaffiliated third parties for similar goods or services to ascertain whether such transactions with affiliates are on terms that are no less favorable to us than are otherwise available from such unaffiliated third parties. If a transaction with an affiliated third party were found to be on terms less favorable to us than with an unaffiliated third party, we would not engage in such transaction.

We are not prohibited from pursuing an initial business combination with a company that is affiliated with our Sponsor, officers or directors. In the event we seek to complete our initial business combination with a company that is affiliated with our Sponsor, officers or directors, we, or a committee of independent directors, would obtain an opinion from an independent investment banking firm that our initial business combination is fair to our shareholders from a financial point of view.

We have entered into a registration rights agreement with respect to the founder shares and insider units. Pursuant to the registration rights agreement, the initial shareholders will be entitled to registration rights with respect to their initial shares and the purchasers of the private units and sponsor warrants will be entitled to registration rights with respect to the private units and sponsor warrants (and underlying securities). The holders of the majority of the initial shares are entitled to demand that the Company register these shares at any time commencing three months prior to the first anniversary of the consummation of a Business Combination. The holders of the private units and sponsor warrants (or underlying securities) are entitled to demand that the Company register these securities at any time after the Company consummates a Business Combination. In addition, the holders have certain “piggy-back” registration rights on registration statements filed after the Company’s consummation of a Business Combination.

China Lending Group Related Person Transactions

Overview

As a direct lender, China Lending Group enters into lending and guarantee arrangements with related persons in the ordinary course of business.

Guarantees

The shareholders of China Lending Group (including shareholders of Feng Hui) have actively supported China Lending Group’s business by referring their commercial and other contacts to be China Lending Group customers, including that for most of such referrals the shareholder will personally guarantee the borrowings of the customer he or she has referred to China Lending Group. As of September 30, 2015, December 31, 2014 and December 31, 2013, 23.2%, 53.3% and 47.5%, respectively, of China Lending Group’s loans were guaranteed by shareholders. The percentage of Feng Hui’s loans that were so guaranteed has declined in recent years, and China Lending Group expects that percentage to decline in the future as it expands its business using other marketing and loan origination strategies.

Guarantees provided by China Lending Group shareholders to China Lending Group in the nine months ended September 30, 2015 and in fiscal years ended December 31, 2014 and 2013 were as follows:

Related Person’s Name and Relationship	Related Person’s position with Guarantor	Approximate Dollar Value of Guarantee		Approximate Dollar Value of Related Person’s Interest
Qi Wen	80% shareholder	2013:	$13,735,208	2013:	$10,988166.4
	of Xinjiang Puzhao	2014:	$17,270,612	2014:	$13,816,489.6
	Technology Development	2015(1-9):	$10,598,998	2015(1-9):	$8,479,198.4
	Co., Ltd.			Total:	$33,283,854.4
Chairwoman of Feng Hui	33% shareholder of	2013:	$11,155,417	2013:	$3,681,287.6
	Xinjiang Holde Equity	2014:	$5,154,824	2014:	$1,701,091.9
	Investment Limited	2015(1-9):	none	2015(1-9):	none
	Partnership
100% shareholder of	QI Wen	2013:	$3,228,775	2013:	$3,228,775
Ruiheng Global Limited,		2014:	$7.395,415	2014:	$7.395,415
which holds 30.47% of		2015(1-9):	$919,536	2015(1-9):	$919,536
Adrie Global Holdings
Limited (“Adrie”)
Li Jingping	80% shareholder of	2013:	$6,811,101	2013:	$5,448,880.8
	Xinjiang Huajun Energy	2014:	$12,366,370	2014:	$9,893,096
	Saving Equipment Co.,	2015(1-9):	$6,206,132	2015(1-9):	$4,964,905.6
	Ltd.
CEO of Feng Hui	34% shareholder of	2013:	$11,155,417	2013:	$3,792,841.8
	Xinjiang Holde Equity	2014:	$5,154,824	2014:	$1,752,640.2
	Investment Limited	2015(1-9):	none	2015(1-9):	none
	Partnership
Director of Adrie 100%	LI Jingping	2013:	$11,612,289	2013:	$11,612,289
shareholder of Yangwei		2014:	$12,870,788	2014:	$12,870,788
Global Limited which		2015(1-9):	none	2015(1-9):	none
holds 16.95% of Adrie
Zhao Ming	20% of Xinjiang Huajun	2013:	$6,811,101	2013:	$1,362,220
Spouse of Li Jingping,	Energy Saving Equipment	2014:	$12,366,370	2014:	$2,473,274
CEO of Feng Hui	Co., Ltd.	2015(1-9):	$6,206,132	2015(1-9):	$1,241,226.4

Liang Zandong	99% shareholder of Co.,	2013:	$7,172,723	2013:	$7,100,995.8
100% shareholder of	Xinjiang Ruide Lighting	2014:	$7,354,736	2014:	$7,281,188.6
Jiyi Global Investments	Ltd.	2015(1-9):	$2,766,747	2015(1-9):	$2,739,079.5
Limited, which holds 9.9%
of Adrie

VIE Agreements

Consulting, Feng Hui and/or Feng Hui’s shareholders have executed the following agreements and instruments, pursuant to which China Lending Group, through its subsidiary Consulting, controls Feng Hui: Share Pledge Agreement, Exclusive Business Cooperation Agreement, Exclusive Option Agreement and Power of Attorney (“VIE Agreements”). See “Information About China Lending Group — Corporate Structure and History — Contractual Arrangements between Consulting, Feng Hui, and Feng Hui’s Shareholders” for more information about the VIE Agreements.

Policies and Procedures for Related Person Transactions

Effective upon the consummation of the Business Combination, our board of directors will adopt a written related person transaction policy that will set forth the policies and procedures for the review and approval or ratification of related person transactions. Our policy will require that a “related person” (as defined in paragraph (a) of Item 404 of Regulation S-K) must promptly disclose to our general counsel any “related person transaction” (defined as any transaction that is reportable by us under Item 404(a) of Regulation S-K in which we are or will be a participant and the amount involved exceeds $120,000 and in which any related person has or will have a direct or indirect material interest) and all material facts with respect thereto. The general counsel will promptly communicate such information to our audit committee or another independent body of our board of directors. No related person transaction will be entered into without the approval or ratification of our audit committee or another independent body of our board of directors. It is our policy that directors interested in a related person transaction will recuse themselves from any such vote. Our policy does not specify the standards to be applied by our audit committee or another independent body of our board of directors in determining whether or not to approve or ratify a related person transaction, although such determinations will be made in accordance with BVI law.

PRICE RANGE OF SECURITIES AND DIVIDENDS

DT Asia

Price Range of DT Asia Securities

Our units, ordinary shares, rights and warrants are currently listed on the Nasdaq Capital Market under the symbols “CADTU,” “CADT,” “CADTR” and “CADTW,” respectively. Our units commenced public trading on October 1, 2014; our ordinary shares, rights and warrants each commenced separate public trading on October 22, 2014.

The table below sets forth, for the calendar quarter indicated, the high and low bid prices of our units, ordinary shares, rights and warrants as reported on the Nasdaq for the period October 1, 2014 through February 1, 2016.

Period	Units		Ordinary Shares		Warrants		Rights
	Low	High	Low	High	Low	High	Low	High
2014:
Fourth Quarter	$9.71	$10.25	$9.66	$9.75	$0.12	$0.14	$0.22	$0.30
2015:
First Quarter	$9.79	$10.09	$9.65	$9.87	$0.09	$0.13	$0.16	$0.24
Second Quarter	$9.51	$10.39	$9.75	$10.25	$0.09	$0.17	$0.16	$0.31
Third Quarter	$10.02	$10.55	$9.90	$10.17	$0.08	$0.13	$0.13	$0.24
Fourth Quarter	$10.02	$10.55	$9.90	$10.07	$0.05	$0.13	$0.10	$0.27
2016:
First Quarter(1)	$10.10	$10.25	$9.95	$10.08	$0.02	$0.13	$0.12	$0.25

____________

(1)      Through February 1, 2016.

On January 8, 2016, the trading date before the public announcement of entry into the Exchange Agreement for the Business Combination, the closing sales price of the Company’s units, ordinary shares, rights and warrants were $10.15, $10.02, $0.10 and $0.12, respectively.

Dividend Policy of DT Asia

DT Asia has not paid any cash dividends on its ordinary shares to date and does not intend to pay cash dividends prior to the completion of the Business Combination. While the Company intends to pay quarterly cash dividends following the consummation of the Business Combination, such dividends will be dependent upon our revenues and earnings, if any, capital requirements and general financial condition subsequent to completion of our initial business combination. The payment of any dividends subsequent to our initial business combination will be within the discretion of our then board of directors.

China Lending Group

Price Range of China Lending Group Securities

Historical market price information regarding China Lending Group is not provided because there is no public market for China Lending Group’s ordinary shares.

China Lending Group has paid the following cash dividends during the past three years: 2013, $0.29 per share; 2014, $0.55 per share; 2015, to be determined.

As of the date of this proxy statement, there were 13 shareholders of BVICo ordinary shares.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRMS

Representatives of our independent registered public accounting firm, UHY, LLP, will be present at the meeting of the shareholders. The representatives will have the opportunity to make a statement if they so desire and they are expected to be available to respond to appropriate questions.

APPRAISAL RIGHTS

Our shareholders do not have appraisal rights in connection with the Business Combination under BVI law under the structure as presently contemplated.

DELIVERY OF DOCUMENTS TO SHAREHOLDERS

Pursuant to the rules of the SEC, we and servicers that we employ to deliver communications to our shareholders are permitted to deliver to two or more shareholders sharing the same address a single copy of this proxy statement. Upon written or oral request, we will deliver a separate copy of this proxy statement to any shareholder at a shared address to which a single copy of this proxy statement was delivered and who wishes to receive separate copies in the future. Shareholders receiving multiple copies of this proxy statement may likewise request that we deliver single copies of our proxy statement in the future. Shareholders may notify us of their requests by calling or writing us at our principal executive offices at Room 1102, 11/F, Beautiful Group Tower, 77 Connaught Road, Central, Hong Kong.

TRANSFER AGENT AND REGISTRAR

The transfer agent for our securities is Continental Stock Transfer & Trust Company.

SUBMISSION OF SHAREHOLDER PROPOSALS

Our board of directors is aware of no other matter that may be brought before the special meeting. Under BVI law, only business that is specified in the notice of special meeting shall be transacted at the special meeting.

FUTURE SHAREHOLDER PROPOSALS

If you intend to present a proposal at the 2017 annual meeting of shareholders, or if you want to nominate one or more directors, you must give timely notice thereof in writing to the Company. Our Secretary must receive this notice at the principal executive offices of the Company no earlier than      , 2017 and no later than      , 2017; provided, however, that in the event that the 2017 annual meeting is called for a date that is not within 45 days before or after the anniversary of the special meeting, notice by the shareholder to be timely must be so received no earlier than the opening of business on the 120th day before the 2017 annual meeting and not later than the later of (x) the close of business on the 90th day before the 2017 annual meeting or (y) the close of business on the 10th day following the day on which public announcement of the date of the 2017 annual meeting is first made by the Company.

If you intend to present a proposal at the 2017 annual meeting, or if you want to nominate one or more directors at the 2017 annual meeting, you must comply with the advance notice provisions of our charter. You may contact our Chief Executive Officer at our principal executive offices for a copy of the relevant charter provisions regarding the requirements for making shareholder proposals and nominating director candidates.

If you intend to have your proposal included in our proxy statement and proxy card for our 2017 annual meeting, the proposal must be received at our principal executive offices by      , 2017, but if the 2017 annual meeting is called for a date that is not within 30 days before or after the anniversary of the special meeting, then the deadline is a reasonable time before we begin to print and send our proxy materials for our 2017 annual meeting of shareholders. Shareholder proposals for the 2017 annual meeting must comply with the notice requirements described in this paragraph and the other requirements set forth in SEC Rule 14a-8 to be considered for inclusion in our proxy materials relating to our 2017 annual meeting.

WHERE YOU CAN FIND MORE INFORMATION

We file reports, proxy statements and other information with the SEC as required by the Exchange Act. You can read DT Asia’s SEC filings, including this proxy statement, over the Internet at the SEC’s website at http://www.sec.gov. You may also read and copy any document we file with the SEC at the SEC public reference room located at 100 F Street, N.E., Room 1580 Washington, D.C., 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. You may also obtain copies of the materials described above at prescribed rates by writing to the SEC, Public Reference Section, 100 F Street, N.E., Washington, D.C. 20549.

If you would like additional copies of this proxy statement or if you have questions about the Business Combination or the proposals to be presented at the special meeting, you should contact us by telephone or in writing:

Stephen N. Cannon
President and Chief Executive Officer
DT Asia Investments Limited
Room 1102, 11/F, Beautiful Group Tower
77 Connaught Road
Central, Hong Kong
Tel: (852) 3976 9901

You may also obtain these documents by requesting them in writing or by telephone from DT Asia’s proxy solicitation agent at the following address and telephone number:

[name]
[address]
Tel: [phone] (toll-free), or banks and brokers can call collect at [phone].
Email: [email address]

If you are a shareholder of DT Asia and would like to request documents, please do so by      , 2016, in order to receive them before the special meeting. If you request any documents from us, we will mail them to you by first class mail, or another equally prompt means.

All information contained or incorporated by reference in this proxy statement relating to DT Asia has been supplied by DT Asia, and all such information relating to China Lending Group has been supplied by China Lending Group. Information provided by either DT Asia or China Lending Group does not constitute any representation, estimate or projection of any other party.

This document is a proxy statement of DT Asia for the special meeting. We have not authorized anyone to give any information or make any representation about the Business Combination, the Company or China Lending Group that is different from, or in addition to, that contained in this proxy statement. Therefore, if anyone does give you information of this sort, you should not rely on it. The information contained in this proxy statement speaks only as of the date of this proxy statement, unless the information specifically indicates that another date applies.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders

DT Asia Investments Limited

We have audited the accompanying balance sheet of DT Asia Investments Limited (the “Company”) as of March 31, 2015, and the related statements of operations, changes in stockholders’ equity, and cash flows for period from April 8, 2014 to March 31, 2015. The Company’s management is responsible for these financial statements. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of DT Asia Investments Limited as of March 31, 2015, and the results of its operations and its cash flows for period from April 8, 2014 to March 31, 2015 in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company has no present revenue, its business plan is dependent on the completion of a financing transaction and the Company’s cash and working capital as of March 31, 2015 are not sufficient to complete its planned activities for the upcoming year. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans regarding these matters are also described in Notes 1 and 3. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ UHY LLP

May 7, 2015

New York, New York

DT ASIA INVESTMENTS LIMITED

BALANCE SHEET

March 31, 2015
ASSETS
Current Assets:
Cash and cash equivalents	$224,629
Other current assets	70,366
Total Current Assets	294,995
Non-current Assets
Cash and investments held in trust account	69,984,444
Total Assets	$70,279,439

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accrued expenses & Accounts payable	$20,769
Deferred legal fees	100,000
Total Current Liabilities	120,769
Total Liabilities	120,769

Commitments and Contingencies
Ordinary Shares, no par value; subject to possible redemption; 6,388,104 shares (at redemption value of $10.20 per share)	65,158,661

Stockholders’ Equity:
Preferred Shares, no par value, unlimited shares authorized, no shares issued and outstanding	—
Ordinary Shares, no par value; unlimited shares authorized; 2,539,227 shares issued and outstanding, respectively (excluding 6,388,104 shares subject to possible redemption)	—
Additional paid-in capital	5,246,866
Accumulated Deficit	(246,857)
Total Stockholders’ Equity	5,000,009
Total Liabilities and Stockholders’ Equity	$70,279,439

The accompanying notes are an integral part of these financial statements.

DT ASIA INVESTMENTS LIMITED

STATEMENT OF OPERATIONS

Period from April 8, 2014 to March 31, 2015
Formation costs	$(2,128)
General and administrative expenses	(256,531)
Total operating expenses	(258,659)
Other income
Interest income	11,802
Total other income	11,802
Net loss	$(246,857)

Basic and diluted weighted average shares outstanding	4,881,097
Basic and diluted net loss per share	$(0.05)

The accompanying notes are an integral part of these financial statements.

DT ASIA INVESTMENTS LIMITED

STATEMENT OF CHANGES IN STOCKHOLDERS’ EQUITY

For the period from April 8, 2014 to March 31, 2015

	Ordinary shares		Additional paid-in	Accumulated	Stockholders’
	Shares	Amount	capital	deficit	Equity
Sale of ordinary shares to the Founders on June 6, 2014 at approximately $0.0145 per share	1,725,000	$—	$25,000	$—	$25,000
Sale of 6,000,000 Units on October 6, 2014 through public offering net of underwriter’s discount and offering expenses (including 5,555,102 shares subject to possible redemption)	6,000,000	—	57,228,262	—	57,228,262
Reclassification of shares subject to possible redemption at redemption value on October 6, 2014	(5,555,102)	—	(56,662,040)	—	(56,662,040)
Sale of Private Placement Units on October 6, 2014	320,000	—	3,200,000	—	3,200,000
Sale of Sponsor warrants on October 6, 2014	—	—	900,000	—	900,000
Sale of Over-Allotment units to underwriter on October 14, 2014	860,063	—	8,600,630	—	8,600,630
Sale of Private Placement Units on October 14, 2014	32,253	—	322,530	—	322,530
Sale of Sponsor warrants on October 14, 2014	—	—	129,004	—	129,004
Proceed from sale of underwriter’s unit purchase option	—	—	100	—	100
Forfeiture of Founder shares in connection with the underwriter’s election to not exercise their over-allotment option	(9,985)	—	—	—	—
Change in shares subject to possible redemption to 6,388,104 shares on March 31, 2015	(833,002)	—	(8,496,620)	—	(8,496,620)
Net loss	—	—	—	(246,857)	(246,857)
Balance as of March 31, 2015	2,539,227	$—	$5,246,866	$(246,857)	$5,000,009

The accompanying notes are an integral part of these financial statements.

DT ASIA INVESTMENTS LIMITED

STATEMENT OF CASH FLOWS

For the period from April 8, 2014 to March 31, 2015
Operating Activities
Net loss	$(246,857)
Adjustments to reconcile net loss to net cash used in operating activities
Interest income earned in cash and investments held in Trust Account	(11,802)
Changes in current assets and current liabilities:
Changes in other current assets	(70,366)
Changes in accrued expense & accounts payable	20,769
Net cash used in operating activities	(308,256)

Investing Activities
Proceeds deposited in Trust Account	(69,972,643)
Net cash used in investing activities	(69,972,643)

Financing Activities
Proceeds from sale of ordinary shares to initial shareholders	1,450
Proceeds from sale of ordinary shares to Sponsor	23,550
Proceeds from initial public offering, net of commissions $2,229,520	66,371,110
Proceeds from purchase of underwriters’ purchase option	100
Proceeds of advance payable to Sponsor	175,000
Repayment from advance payable to Sponsor	(175,000)
Proceeds from private placements to Sponsor	4,220,196
Proceeds from private placements to EarlyBirdCapital, Inc.	331,340
Payment of offering costs	(442,218)
Net cash provided by financing activities	70,505,528

Net increase in cash and cash equivalents	224,629
Cash and cash equivalents, beginning	—
Cash and cash equivalents, ending	$224,629

Supplemental schedule of non-cash financing activities:
Increase in deferred legal fees	$100,000

The accompanying notes are an integral part of these financial statements.

DT ASIA INVESTMENTS LIMITED

NOTES TO FINANCIAL STATEMENTS

For the period from April 8, 2014 to March 31, 2015

Note 1 — Organization and Business Operations

Organization and General

DT Asia Investments Limited (the “Company”, “we”, “us” and “our”) is a newly organized blank check company incorporated on April 8, 2014, under the laws of the British Virgin Islands for the purpose of acquiring, engaging in a share exchange, share reconstruction and amalgamation, purchasing all or substantially all of the assets of, entering into contractual arrangements, or engaging in any other similar business combination with one or more businesses or entities (an “Initial Business Combination”). The Company has selected March 31 as its fiscal year end and tax year end.

Financings

The registration statement for the Company’s initial public offering (the “Public Offering” as described in Note 3) was declared effective by the United States Securities and Exchange Commission (“SEC”) on September 30, 2014. The Company consummated the Public Offering on October 6, 2014 with the sale of 6,000,000 units at $10.00 per unit (the “Units”) and received net proceeds of approximately $62,150,000 which includes $4,100,000 received from the private placements of (i) an aggregate 320,000 Units to DeTiger Holdings Limited (the “Sponsor”) and EarlyBirdCapital, Inc. (“EBC”) (the “Private Units”) at $10.00 per unit ($3,200,000 in the aggregate) and (ii) an aggregate of 1,800,000 warrants to the Sponsor (the “Sponsor Warrants”) at a price of $0.50 per warrant ($900,000 in the aggregate), less underwriter fees of approximately $1,950,000).

Contained in the underwriting agreement for the Public Offering was an overallotment option allowing the underwriters to purchase from the Company up to an additional 900,000 Units (the “Over-Allotment Units”) (as described in Note 3 — Public Offering), and in addition, the Company received a commitment from the Sponsor and EBC to purchase additional Private Units and Sponsor Warrants in order to maintain the amount of cash in the Trust Account equal to $10.20 per Public Share. The underwriters exercised the option in part, on October 14, 2014, and purchased 860,063 Over-Allotment Units, which were sold at an offering price of $10.00 per Unit, generating gross proceeds of $8,600,630 before deduction of underwriter fees of $279,520.

On October 14, 2014, simultaneously with the sale of the Over-Allotment Units, the Company consummated the private placement of an additional 32,253 Private Units at a price of $10.00 per unit, for an aggregate purchase price of $322,530, and an additional 258,007 Sponsor Warrants at a price of $0.50 per warrant, for an aggregate purchase price of $129,004. The private placements on October 14, 2014 generated total additional proceeds of $451,534.

Trust Account

The Company received total gross proceeds of $73,152,164 from the sale of Units in the Public Offering (including Over-Allotment Units) and all related private placements closed on October 6, 2014 and October 14, 2014. Management deposited $10.20 per Unit acquired by shareholders in the Public Offering (“Public Shareholders”), or $69,972,643 in the aggregate in a trust account in the United States with Continental Stock Transfer & Trust Company acting as trustee (the “Trust Account”).

The Company incurred offering costs totaling approximately $4,440,838, consisting of $2,229,520 in underwriters’ fees, plus $442,218 of other cash expenses, $100,000 in deferred legal fees and a non-cash charge of $1,669,100 representing the fair value of unit purchase option sold to EBC (see Note 3, accounting for UPO).

The funds in the Trust Account can be invested only in U.S. government treasury bills, notes and bonds with a maturity of 180 days or less or in money market funds meeting certain conditions under Rule 2a-7 under the Investment Company Act of 1940 and which will invest solely in U.S. Treasuries. Except for all interest income that may be released to the Company (net of taxes payable) to fund its working capital requirements and pay its tax obligations, none of the funds held in the Trust Account will be released from the Trust Account, until the earlier of: (1) the completion of an Initial Business Combination within the required time period and (2) the redemption of 100% of the outstanding public shares if the Company has not completed an Initial Business Combination in the

DT ASIA INVESTMENTS LIMITED

NOTES TO FINANCIAL STATEMENTS

For the period from April 8, 2014 to March 31, 2015

Note 1 — Organization and Business Operations (cont.)

required time period. Therefore, unless and until an Initial Business Combination is consummated, the proceeds held in the Trust Account will not be available for the Company’s use for any expenses related to the Public Offering or expenses which the Company may incur related to the investigation and selection of a target business and the negotiation of an agreement to acquire a target business.

The placing of the funds in the Trust Account may not protect those funds from third party claims against the Company. Although the Company will seek to have all vendors, prospective target businesses or other entities it engages, execute agreements with the Company waiving any right, title, interest or claim of any kind in or to any monies held in the Trust Account, there is no guarantee that they will execute such agreements. Ms. Winnie Lai Ling Ng, the 100% shareholder of the Sponsor, agreed that she will be liable under certain circumstances to ensure that the proceeds in the Trust Account are not reduced by the claims of target businesses or vendors or other entities that are owed money by the Company for services rendered, contracted for or products sold to the Company. However, there can be no assurance that she will be able to satisfy those obligations should they arise. The remaining proceeds in the amount of approximately $493,000 (not held in the Trust Account) were available to be used for paying business, legal and accounting, due diligence on prospective acquisitions and continuing general and administrative expenses (as of March 31, 2015 the amount not held in the Trust Account was $224,629). In addition, interest earned on the funds held in the Trust Account (after payment of taxes owed on such interest income) may be released to the Company to fund its working capital requirements in searching for an Initial Business Combination and to pay its tax obligations.

Initial Business Combination

The Company’s management has broad discretion with respect to the specific application of the net proceeds of the Public Offering, the Private Units and the Sponsor Warrants, although substantially all of the net proceeds are intended to be generally applied toward consummating an Initial Business Combination. Although the Company is not limited to a particular geographic region, the Company intends to focus on operating businesses with primary operations in Asia (with an emphasis in China). The Company’s efforts to identify a prospective target business will not be limited to a particular industry or geographic location. Furthermore, there is no assurance that the Company will be able to successfully effect an Initial Business Combination.

The Company, after signing a definitive agreement for the acquisition of a target business, is required to provide Public Shareholders with the opportunity to redeem their Units for a pro rata share of the Trust Account.

In connection with any proposed Initial Business Combination, the Company intends to seek shareholder approval of such Initial Business Combination at a meeting called for such purpose at which shareholders may seek to redeem their shares, regardless of whether they vote for or against the proposed business combination. In such case, the Company will consummate an Initial Business Combination only if it has net tangible assets of at least $5,000,001 upon such consummation and a majority of the outstanding ordinary shares voted are voted in favor of the Business Combination. The Company’s Sponsor, officers and directors that hold Founder Shares (“Initial Shareholders”) have waived any redemption rights they may have in connection with the Initial Business Combination.

With respect to an Initial Business Combination which is consummated, any Public Shareholder can demand that the Company redeem his or her Units.

•         If the Company holds a shareholder vote to approve an Initial Business Combination, any Public Shareholder seeking redemption will have his or her Unit redeemed for a full pro rata portion of the Trust Account (initially expected to be $10.20 per Unit) net of (i) taxes payable and (ii) interest income earned on the Trust Account previously released to the Company for working capital requirements.

•         If the Company commences a tender offer in connection with an Initial Business Combination, Public Shareholders seeking redemption will have his or her Units redeemed for a pro rata portion of the Trust Account (initially expected to be $10.20 per Unit) net of (i) taxes payable and (ii) interest income earned on the Trust Account previously released to the Company for working capital requirements.

DT ASIA INVESTMENTS LIMITED

NOTES TO FINANCIAL STATEMENTS

For the period from April 8, 2014 to March 31, 2015

Note 1 — Organization and Business Operations (cont.)

The Company’s Memorandum and Articles of Association were amended prior to the consummation of the Public Offering to provide that if the Company is unable to complete an Initial Business Combination within 18 months from the closing of the Public Offering, it will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than five business days thereafter, redeem 100% of the outstanding public shares which redemption will completely extinguish public shareholders’ rights as shareholders (including the right to receive further liquidation distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the Company’s remaining holders of ordinary shares and its board of directors, proceed to commence a voluntary liquidation and thereby a formal dissolution of the Company, subject (in the case of (ii) and (iii) above) to our obligations to provide for claims of creditors and the requirements of applicable law.

In connection with the redemption of 100% of the Company’s outstanding public shares for a portion of the funds held in the Trust Account, each shareholder will receive a full pro rata portion of the amount then in the Trust Account, plus any pro rata interest earned on the funds held in the Trust Account and not previously released to the Company for its working capital requirements or necessary to pay its taxes payable on such funds. Holders of rights will receive no proceeds in connection with the liquidation with respect to such rights, which will expire worthless.

The holders of the Founder Shares and Private Units will not participate in any redemption distribution with respect to their securities.

Liquidation

If the Company is unable to conclude an Initial Business Combination and it expends all of the net proceeds of the Public Offering not deposited in the Trust Account, without taking into account any interest earned on the funds held in the Trust Account, the initial per-share redemption price is expected to be $10.20. The proceeds deposited in the Trust Account could, however, become subject to claims of creditors that are in preference to the claims of shareholders. In addition, if the Company is forced to file a bankruptcy case or an involuntary bankruptcy case is filed against the Company that is not dismissed, the proceeds held in the Trust Account could be subject to applicable bankruptcy law, and may be included in the Company’s bankruptcy estate and subject to the claims of third parties with priority over the claims of shareholders. Therefore, the actual per-share redemption price may be less than $10.20.

The Company will pay the costs of any subsequent liquidation from the remaining assets outside of the Trust Account together with up to $20,000 of interest earned on the funds held in the Trust Account and available for such use. If such funds are insufficient, Ms. Lai Ling Winnie Ng has agreed to pay the funds necessary to complete such liquidation and has agreed not to seek repayment for such expenses.

Emerging Growth Company

Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard.

DT ASIA INVESTMENTS LIMITED

NOTES TO FINANCIAL STATEMENTS

For the period from April 8, 2014 to March 31, 2015

Note 2 — Significant Accounting Policies

Basis of Presentation

The accompanying financial statements of the Company are presented in U.S. dollars in conformity with accounting principles generally accepted in the United States of America (“US GAAP”) and pursuant to the accounting and disclosure rules and regulations of the U.S. Securities and Exchange Commission (the “SEC”). In the opinion of management, all adjustments (consisting of normal recurring adjustments) have been made that are necessary to present fairly the financial position, and the results of its operations and its cash flows.

Foreign Currency Translation

The Company’s reporting currency is the United States (“U.S.”) dollar. Although the Company maintains a cash account with a bank in Hong Kong, denominated in U.S. dollars, its expenditures to date have been primarily, and are expected to continue to be, denominated in U.S. dollars. Accordingly, the Company has designated its functional currency as the U.S. dollar.

In accordance with ASC 830, “Foreign Currency Translation”, foreign currency balance sheets, if any, will be translated using the exchange rates as of the balance sheet date, and revenue and expense amounts in the statements of operations are translated at the transaction date or the average exchange rate for each period. The resulting foreign currency translation adjustments are recognized into the balance sheet as accumulated other comprehensive income (loss) within shareholders’ equity.

Foreign currency transaction gains and losses will be included in the statement of operations as they occur. For the periods presented, there were no local currency financial statements and, therefore, no such gains or losses and translation adjustments.

Development Stage Company

The Company complies with the reporting requirements of the FASB ASC 915, “Development Stage Entities” and early adopted Accounting Standards Update 2014-10 (“ASU 2014-10”). On March 31, 2015, the Company has not commenced any operations nor generated revenue to date. All activity through March 31, 2015 relates to the Company formation, the Public Offering and pursuit of an acquisition target for its Initial Business Combination. Following the Public Offering, the Company will not generate any operating revenues until after the completion of the Initial Business Combination, at the earliest. The Company will generate non-operating income in the form of interest income on the Trust Account after the Public Offering.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist of cash accounts in a financial institution, which at times, may exceed the U.S. Federal depository insurance coverage of $250,000, or other limits of protection if held in financial institutions outside of the U.S., such as in Hong Kong SAR which provides coverage of HK$500,000. The Company has not experienced losses on these accounts and management believes the Company is not exposed to significant risks on such accounts.

Securities Held in Trust Account

Investment securities consist of United States Treasury securities. The Company classifies its securities as held-to-maturity in accordance with FASB ASC Topic 320 “Investments — Debt and Equity Securities.” Held-to-maturity securities are those securities which the Company has the ability and intent to hold until maturity. Held-to-maturity treasury securities are recorded at amortized cost and adjusted for the amortization or accretion of premiums or discounts.

DT ASIA INVESTMENTS LIMITED

NOTES TO FINANCIAL STATEMENTS

For the period from April 8, 2014 to March 31, 2015

Note 2 — Significant Accounting Policies (cont.)

A decline in the market value of held-to-maturity securities below cost that is deemed to be other than temporary, results in an impairment that reduces the carrying costs to such securities’ fair value. The impairment is charged to earnings and a new cost basis for the security is established. To determine whether an impairment is other than temporary, the Company considers whether it has the ability and intent to hold the investment until a market price recovery and considers whether evidence indicating the cost of the investment is recoverable outweighs evidence to the contrary. Evidence considered in this assessment includes the reasons for the impairment, the severity and the duration of the impairment, changes in value subsequent to year-end, forecasted performance of the investee, and the general market condition in the geographic area or industry the investee operates in.

Premiums and discounts are amortized or accreted over the life of the related held-to-maturity security as an adjustment to yield using the effective-interest method. Such amortization and accretion is included in the “interest income” line item in the statements of operations. Interest income is recognized when earned.

Fair Value Measurements

FASB ASC Topic 820 “Fair Value Measurements and Disclosures” defines fair value, the methods used to measure fair value and the expanded disclosures about fair value measurements. Fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between the buyer and the seller at the measurement date. In determining fair value, the valuation techniques consistent with the market approach, income approach and cost approach shall be used to measure fair value. FASB ASC Topic 820 establishes a fair value hierarchy for inputs, which represent the assumptions used by the buyer and seller in pricing the asset or liability. These inputs are further defined as observable and unobservable inputs. Observable inputs are those that buyer and seller would use in pricing the asset or liability based on market data obtained from sources independent of the Company. Unobservable inputs reflect the Company’s assumptions about the inputs that the buyer and seller would use in pricing the asset or liability developed based on the best information available in the circumstances.

The fair value hierarchy is categorized into three levels based on the inputs as follows:

Level 1 —	Valuations based on unadjusted quoted prices in active markets for identical assets or liabilities that the Company has the ability to access. Valuation adjustments and block discounts are not being applied. Since valuations are based on quoted prices that are readily and regularly available in an active market, valuation of these securities does not entail a significant degree of judgment.

Level 2 —	Valuations based on (i) quoted prices in active markets for similar assets and liabilities, (ii) quoted prices in markets that are not active for identical or similar assets, (iii) inputs other than quoted prices for the assets or liabilities, or (iv) inputs that are derived principally from or corroborated by market through correlation or other means.

Level 3 —	Valuations based on inputs that are unobservable and significant to the overall fair value measurement.

The fair value of the Company’s certain assets and liabilities, which qualify as financial instruments under ASC 820, “Fair Value Measurements and Disclosures,” approximates the carrying amounts represented in the balance sheet. The fair values of cash and cash equivalents, and other current assets, accrued expenses, due to sponsor and directors and deferred legal fee are estimated to approximate the carrying values as of March 31, 2015 due to the short maturities of such instruments.

The following table presents information about the Company’s assets and liabilities that were measured at fair value on a recurring basis as of March 31, 2015, and indicates the fair value hierarchy of the valuation techniques the Company utilized to determine such fair value.

DT ASIA INVESTMENTS LIMITED

NOTES TO FINANCIAL STATEMENTS

For the period from April 8, 2014 to March 31, 2015

Note 2 — Significant Accounting Policies (cont.)

Description	March 31, 2015	Quoted Prices In Active Markets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Other Unobservable Inputs (Level 3)
Assets:
U.S. Treasury Securities held in Trust Account*	$69,983,829	$69,983,829	$—	$—

____________

*         included in cash and investments held in trust account on the Company’s balance sheet.

Offering Costs

The Company complies with the requirements of the ASC 340-10-S99-1 and SEC Staff Accounting Bulletin (“SAB”) Topic 5A — “Expenses of Offering”. Offering costs consist principally of professional and registration fees incurred through the balance sheet date that are related to the Public Offering and that were charged to stockholders’ equity upon the completion of the Public Offering.

Redeemable Ordinary Shares

As discussed in Note 3, all of the 6,860,063 ordinary shares sold as part of the units in the Public Offering and Over-Allotment exercise contain a redemption feature which allows for the redemption of ordinary shares under the Company’s liquidation or tender offer/shareholder approval provisions. In accordance with ASC 480, redemption provisions not solely within the control of the Company require the security to be classified outside of permanent equity. Ordinary liquidation events, which involve the redemption and liquidation of all of the entity’s equity instruments, are excluded from the provisions of ASC 480. However, the Company will consummate an Initial Business Combination only if it has net tangible assets of at least $5,000,001 upon such consummation and a majority of the outstanding ordinary shares are voted in favor of the business combination. As a result of this requirement for the Company to maintain at least $5,000,001 of net tangible assets, the amount of the security to be classified outside of permanent equity is limited. As of March 31, 2015, the number of Ordinary Shares classified outside of permanent equity was limited to 6,388,104.

Accounting for Warrants

Since the Company is not required to net-cash settle any of the Public Warrant, Sponsor Warrants or EBC Warrants, the Company recorded all such warrants at their relative fair value and classified within shareholders’ equity as “Additional paid-in capital” upon their issuance in accordance with FASB ASC 815-40 (“Derivatives and Hedging”).

Use of estimates

The preparation of the financial statements in conformity with US GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements. Actual results could differ from those estimates.

Income taxes

The Company accounts for income taxes under ASC 740 Income Taxes (“ASC 740”). ASC 740 requires the recognition of deferred tax assets and liabilities for both the expected impact of differences between the financial statement and tax basis of assets and liabilities and for the expected future tax benefit to be derived from tax loss and tax credit carry forwards. ASC 740 additionally requires a valuation allowance to be established when it is more likely than not that all or a portion of deferred tax assets will not be realized.

DT ASIA INVESTMENTS LIMITED

NOTES TO FINANCIAL STATEMENTS

For the period from April 8, 2014 to March 31, 2015

Note 2 — Significant Accounting Policies (cont.)

ASC 740 also clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements and prescribes a recognition threshold and measurement process for financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more-likely-than-not to be sustained upon examination by taxing authorities. ASC 740 also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure and transition. The Company has identified the British Virgin Islands as its only “major” tax jurisdiction, as defined. Based on the Company’s evaluation, it has been concluded that there are no significant uncertain tax positions requiring recognition in the Company’s financial statements. Since the Company was incorporated on April 8, 2014, the evaluation was performed for the tax year ended March 31, 2015 which will be the only period subject to examination. The Company believes that its income tax positions and deductions would be sustained on audit and does not anticipate any adjustments that would result in a material changes to its financial position. The Company’s policy for recording interest and penalties associated with audits is to record such items as a component of income tax expense.

The Company is incorporated under the BVI Business Companies Act, 2004 (No. 16 of 2004) and is exempted from BVI taxes.

Net Loss Per Share

Basic net loss per share is computed by dividing net loss by the weighted average number of ordinary shares outstanding during the period. Diluted net loss per share is computed by dividing net loss by the weighted average number of ordinary shares outstanding, adjusted to include any dilutive effect from ordinary share equivalents. In the periods where losses are reported, there were no dilutive effect from ordinary share equivalents. As a result, dilutive loss per ordinary share is equal to basic loss per ordinary share.

Recent Accounting Pronouncements

In June 2014, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update 2014-10 (“ASU 2014-10”), Development Stage Entities (Topic 915): Elimination of Certain Financial Reporting Requirements. ASU 2014-10 eliminates the distinction of a development stage entity and certain related disclosure requirements, including the elimination of inception-to-date information on the statements of operations, cash flows and stockholders’ equity. The amendments in ASU 2014-10 will be effective prospectively for annual reporting periods beginning after December 15, 2014, and interim periods within those annual periods, however early adoption is permitted. The Company adopted this ASU as of April 8, 2014 and the impacts of this adoption are reflected in this report.

In August 2014, the FASB issued a new standard, Accounting Standards Update No. 2014-15, Disclosure of Uncertainties about an Entity’s Ability to Continue as a Going Concern. This new standard will explicitly require management to assess an entity’s ability to continue as a going concern and to provide footnote disclosures in certain cases. Currently there is no guidance in GAAP about management’s responsibility to evaluate whether there is substantial doubt about an entity’s ability to continue as a going concern. The new standard applies to all entities and provides an explicit requirement that management assesses and discloses going concern uncertainties. Previous guidance in auditing standards required auditors to evaluate going concern. The new standard will be effective for all entities in the first annual period ending after December 15, 2016. Earlier application is permitted. The Company is currently evaluating the new guidance to determine the impact it may have to the Company’s financial statement presentation and disclosures.

Management does not believe that any recently issued, but not effective, accounting standards, if currently adopted, would have a material effect on the Company’s financial statements.

Note 3 — Public Offering

On October 6, 2014, in its Public Offering, the Company sold 6,000,000 Units at an offering price of $10.00 per Unit and on October 14, 2014 the Company sold an additional 860,063 Units upon the underwriters’ exercise of its Over-Allotment option. Each Unit consists of one ordinary share (“Share”), one right (“Right(s)”), and one

DT ASIA INVESTMENTS LIMITED

NOTES TO FINANCIAL STATEMENTS

For the period from April 8, 2014 to March 31, 2015

Note 3 — Public Offering (cont.)

warrant (“Warrant”). Each Right entitles the holder to receive one-tenth (1/10) of a Share upon consummation of an Initial Business Combination. Each Warrant entitles the holder to purchase one-half of one ordinary share at a price of $12.00 per full share commencing on the later of the Company’s completion of its Initial Business Combination or 12 months from September 30, 2014, the effective date of the registration statement relating to the Public Offering (the “Effective Date”), and expiring five years from the completion of the Company’s Initial Business Combination. As a result, investors must exercise Warrants in multiples of two Warrants, at a price of $12.00 per full share, subject to adjustment, to validly exercise the Warrants. The Company may redeem the Warrants at a price of $0.01 per Warrant upon 30 days’ notice, only in the event that the last sale price of the ordinary shares is at least $18.00 per share for any 20 trading days within a 30-trading day period (“30-Day Trading Period”) ending on the third day prior to the date on which notice of redemption is given, provided there is a current registration statement in effect with respect to the ordinary shares underlying such Warrants commencing five business days prior to the 30-Day Trading Period and continuing each day thereafter until the date of redemption. If the Company redeems the Warrants as described above, management will have the option to require all holders that wish to exercise Warrants to do so on a “cashless basis.” In accordance with the warrant agreement relating to the Warrants sold and issued in the Public Offering the Company is only required to use its best efforts to maintain the effectiveness of the registration statement covering the Warrants. If a registration statement is not effective within 90 days following the consummation of an Initial Business Combination, Warrant holders may, until such time as there is an effective registration statement and during any period when the Company shall have failed to maintain an effective registration statement, exercise Warrants on a cashless basis. In the event that a registration statement is not effective at the time of exercise, the holder of such Warrant shall not be entitled to exercise such Warrant for cash and in no event (whether in the case of a registration statement being effective or otherwise) will the Company be required to net cash settle the Warrant exercise.

The Units sold in the Public Offering began trading on October 1, 2014, the day after the Effective Date. Each of the Shares, Rights and Warrants were eligible to trade separately effective as of October 22, 2014. Security holders now have the option to continue to hold Units or separate their Units into the component pieces. Holders will need to have their brokers contact the Company’s transfer agent in order to separate the Units into Shares, Rights and Warrants. Upon consummation of an Initial Business Combination, the units will cease trading.

If the Company is unable to consummate an Initial Business Combination, there would be no distribution from the Trust Account with respect to the Rights and Warrants, and such Rights and Warrants would expire worthless.

Underwriting Agreement

The Company paid an underwriting discount on Units sold in the Public Offering, of 3.25% of the Unit offering price, to the underwriters at the closing of the Public Offering (or an aggregate of $2,229,520, including discounts for the Public Units sold in the Over-Allotment exercise). The Company also sold to EBC and/or its designees, at the time of the closing of the Public Offering, for an aggregate of $100.00, an option (“Unit Purchase Option” or “UPO”) to purchase 600,000 Units. The UPO will be exercisable at any time, in whole or in part, during the period commencing on the later of the first anniversary of the Effective Date and the closing of the Company’s Initial Business Combination and terminating on the fifth anniversary of the Effective Date (September 30, 2019) at a price per Unit equal to $11.75. Accordingly, after the Initial Business Combination, the purchase option will be to purchase 660,000 ordinary shares (which includes 60,000 ordinary shares to be issued for the rights included in the units) and 600,000 Warrants to purchase 300,000 ordinary shares. The Units issuable upon exercise of this option are identical to the Units in the Offering.

Accounting for UPO

The Company accounted for the fair value of the UPO, inclusive of the receipt of a $100 cash payment, as an expense of the Offering resulting in a charge directly to shareholders’ equity. The Company estimated that the fair value of the unit purchase option when issued was approximately $1,669,000 (or $2.782 per unit) using the

DT ASIA INVESTMENTS LIMITED

NOTES TO FINANCIAL STATEMENTS

For the period from April 8, 2014 to March 31, 2015

Note 3 — Public Offering (cont.)

Black-Scholes option-pricing model. The fair value of the unit purchase option was estimated as of the date of grant using the following assumptions: (1) expected volatility of 35%, (2) risk-free interest rate of 1.73% and (3) expected life of five years. The UPO may be exercised for cash or on a “cashless” basis, at the holder’s option (except in the case of a forced cashless exercise upon the Company’s redemption of the Warrants, as described above), such that the holder may use the appreciated value of the UPO (the difference between the exercise prices of the UPO and the underlying Warrants and the market price of the Units and underlying ordinary shares) to exercise the UPO without the payment of any cash. The Company will have no obligation to net cash settle the exercise of the UPO or the Warrants underlying the UPO. The holder of the UPO will not be entitled to exercise the UPO or the Warrants underlying the UPO unless a registration statement covering the securities underlying the UPO is effective or an exemption from registration is available. If the holder is unable to exercise the UPO or underlying Warrants, the UPO or Warrants, as applicable, will expire worthless.

The Company granted to the holders of the UPO demand and “piggy back” registration rights for periods of five and seven years, respectively, from the Effective Date, including securities directly and indirectly issuable upon exercise of the UPO.

Note 4 — Related Party Transactions

Due to Sponsor and Directors

The Sponsor and the Directors paid the travel expenses in advance on behalf of the Company. As of March 31, 2015, the Company did not have any payable due to Sponsor and Directors.

Private Placement — Founding

In June 2014, the Company’s Initial Shareholders purchased an aggregate of 1,725,000 of ordinary shares, (“Founder Shares”) for an aggregate purchase price of $25,000, or approximately $0.014 per share. The 1,725,000 Founder Shares held by our initial shareholders included an aggregate of up to 225,000 shares subject to forfeiture by our Sponsor to the extent that the underwriters’ over-allotment option was not exercised in full or in part, so that the initial shareholders would collectively own 20.0% of issued and outstanding shares of the Company (excluding the sale of the Private Units and Sponsor Warrants). Since the underwriters exercised the over-allotment option in part on October 14, 2014, and purchased 860,063 of the total possible 900,000 additional Units, the Sponsor forfeited 9,985 shares, which were canceled by the Company, in order to maintain this 20.0% limitation.

Shares Escrowed

The Founder Shares were placed into an escrow account maintained by Continental Stock Transfer & Trust Company acting as escrow agent. Subject to certain limited exceptions, 50% of these shares will not be transferred, assigned, sold or released from escrow until the earlier of (i) one year after the date of the consummation of our Initial Business Combination or (ii) the date on which the closing price of our ordinary shares equals or exceeds $12.50 per share (as adjusted for stock splits, stock dividends, reorganizations and recapitalizations) for any 20 trading days within any 30-trading day period commencing after our Initial Business Combination and the remaining 50% of the Founder Shares will not be transferred, assigned, sold or released from escrow until one year after the date of the consummation of our Initial Business Combination, or earlier in certain situations.

Private Placements — Concurrent with Public Offering & Over-Allotment Exercise

Simultaneously with the closing of our Public Offering, the Company consummated a private placement of (i) 320,000 Private Units, at $10.00 per unit, of which 290,000 units were purchased by our Sponsor and 30,000 units were purchased by EBC, and (ii) 1,800,000 Sponsor Warrants, at $0.50 per warrant, purchased by our Sponsor.

DT ASIA INVESTMENTS LIMITED

NOTES TO FINANCIAL STATEMENTS

For the period from April 8, 2014 to March 31, 2015

Note 4 — Related Party Transactions (cont.)

Simultaneously with the sale of the Over-Allotment Units, the Company consummated a private placement of (i) 32,253 Private Units, at $10.00 per unit, of which 29,119 units were purchased by our Sponsor and 3,134 units were purchased by EBC, and (ii) 258,007 Sponsor Warrants, at $0.50 per warrant, purchased by our Sponsor.

Each Private Unit is comprised of one Share, one Right, and one Warrant, each with the same terms as the securities comprising the Units sold in our Public Offering. The Sponsor Warrants also have the same terms as the Warrants contained in the Units sold in our Public Offering.

Terms of Private Placement Securities

The Founder Shares and the Private Units are identical to the Shares included in the Units that were sold in the Public Offering except that (i) the Founder Shares and the Private Units are subject to certain transfer restrictions, and (ii) each of the Initial Shareholders and EBC has agreed not to redeem any of the Founder Shares and the Private Units, as the case may be, held by them in connection with the consummation of an Initial Business Combination, and each has also waived its rights to participate in any redemption with respect to its Founder Shares and the Private Units, as the case may be, if the Company fails to consummate an Initial Business Combination.

However, each of the Initial Shareholders and EBC (as applicable) will be entitled to redeem any public shares it acquires in or after the Public Offering in the event the Company fails to consummate an Initial Business Combination within the required time period.

In connection with a shareholder vote to approve an initial business transaction, if any, each of the Company’s Initial Shareholders has agreed to vote their Initial Shares and/or Private Units, as the case may be, in favor of the initial business transaction. In addition, the Company’s Initial Shareholders, officers and directors have each also agreed to vote any ordinary shares acquired in the Public Offering or in the aftermarket in favor of the initial business transaction submitted to shareholders for approval, if any.

The initial holders of the Founder Shares, the Private Units and the Sponsor Warrants, and their permitted transferees, will be entitled to registration rights pursuant to a registration rights agreement. Such holders are entitled to demand registration rights and certain “piggy-back” registration rights with respect to the Founder Shares, the Private Units, the Sponsor Warrants and the ordinary shares underlying the Sponsor Warrants, Private Units and Rights, commencing, in the case of the Founder Shares, one year after the consummation of the Initial Business Combination and commencing, in the case of the Private Units, the Sponsor Warrants and the ordinary shares underlying the Sponsor Warrants, Private Units and Rights, 30 days after the consummation of the Initial Business Combination.

Related Party Loan

The Sponsor, an entity controlled by Winnie Lai Ling Ng, had committed to advance to the Company an aggregate of $175,000 on a non-interest bearing basis. All advances were repaid on October 6, 2014.

Expense Advance Agreement

All expenses incurred by the Company prior to an Initial Business Combination may be paid only from the net proceeds of the Public Offering and related private placements not held in the Trust Account.

Thus, in order to meet the Company’s working capital needs following the consummation of the Public Offering if the funds not held in the Trust Account and interest earned on the funds held in the Trust Account available to the Company are insufficient, the Sponsor, an affiliate of the Sponsor or the Company’s officers and directors may, but are not obligated to, loan the Company funds, from time to time or at any time, in whatever amount they deem reasonable in their sole discretion. Each loan would be evidenced by a promissory note. The notes would either be paid upon consummation of an Initial Business Combination, without interest, or, at the lender’s discretion, up to $500,000 of the notes may be converted upon consummation of an business combination into additional Insider

DT ASIA INVESTMENTS LIMITED

NOTES TO FINANCIAL STATEMENTS

For the period from April 8, 2014 to March 31, 2015

Note 4 — Related Party Transactions (cont.)

Units at a price of $10.00 per unit (which, for example, would result in the holders being issued 55,000 ordinary shares if $500,000 of notes were so converted since the 50,000 rights included in the Insider Units would result in the issuance of 5,000 ordinary shares upon the closing of an Initial Business Combination as well as 50,000 warrants to purchase 25,000 shares). The Company’s shareholders have approved the issuance of the ordinary shares upon conversion of such notes, to the extent the holder wishes to so convert them at the time of the consummation of an Initial Business Combination. If we do not complete an Initial Business Combination, the loans will only be repaid with funds not held in the Trust Account, to the extent available.

Administrative Service Agreement

The Company agreed to pay an aggregate of $10,000 a month for office space and general and administrative services to the Sponsor commencing on October 1, 2014 and will terminate upon the earlier of: (i) the consummation of an Initial Business Combination; or (ii) the liquidation of the Company. During the year ended March 31, 2015 the Company paid an aggregate of $60,000 under the Administrative Services Agreement.

Note 5 — Cash and Investment held in Trust Account

As of October 21, 2014, investment securities in the Company’s Trust Account consisted of $69,972,030 in United States Treasury Bills and $615 in cash. As of March 31, 2015, investment securities in the Company’s Trust Account consisted of $69,983,829 in United States Treasury Bills and $615 in cash. The Company classifies its United States Treasury and equivalent securities as held-to-maturity in accordance with FASB ASC 320 “Investments — Debt and Equity Securities”. Held-to-maturity treasury securities are recorded at amortized cost on the accompanying March 31, 2015 balance sheet and adjusted for the amortization or accretion of premiums or discounts. The carrying value, excluding gross unrealized holding gain and fair value of held to maturity securities on March 31, 2015 is as follows:

	Carrying Value as of March 31, 2015	Gross Unrealized Holding Gain	Fair Value as of March 31, 2015
Held-to-maturity:
U.S. Treasury Securities	$69,983,829	$171	$69,984,000

Note 6 — Commitments and Contingencies

Deferred Legal Fees

The Company has committed to pay its attorneys a deferred legal fee of $100,000 upon the consummation of the Initial Business Combination relating to services performed in connection with the Public Offering. This amount has been accrued in the accompanying financial statements.

Underwriters M&A Engagement

The Company agreed to engage EBC as an investment banker in connection with its Initial Business Combination to provide it with assistance in negotiating and structuring the terms of the Initial Business Combination. The Company anticipates that these services will include holding meetings with the Company’s shareholders to discuss the potential Initial Business Combination and the target business’ attributes, introducing the Company to potential investors that are interested in purchasing the Company’s securities, assisting the Company in obtaining shareholder approval for the Initial Business Combination and assisting the Company with its press releases and public filings in connection with the Initial Business Combination. The Company will pay EBC a fee pursuant to such agreement upon the consummation of the Initial Business Combination in an amount equal to 4% of the total gross proceeds raised in the Public Offering (approximately $2,400,000). The Company will have the option to pay up to 25% of the aforementioned fee in Shares at $10.00 per Share.

DT ASIA INVESTMENTS LIMITED

NOTES TO FINANCIAL STATEMENTS

For the period from April 8, 2014 to March 31, 2015

Note 7 — Stockholders’ Equity

Ordinary Shares

The Company is authorized to issue unlimited ordinary shares. Holders of the Company’s ordinary shares are entitled to one vote for each share. As of March 31, 2015, there were 8,927,331 ordinary shares issued and outstanding (including 6,388,104 shares subject to possible redemption).

Preferred Shares

The Company is authorized to issue unlimited preferred shares, in one or more series, with such designations, voting and other rights and preferences as may be determined from time to time by the board of directors. As of March 31, 2015, the Company has not issued any shares of preferred shares.

DT ASIA INVESTMENTS LIMITED

CONDENSED BALANCE SHEETS

	September 30, 2015 (Unaudited)	March 31, 2015
ASSETS
Current Assets:
Cash and cash equivalents	$55,093	$224,629
Other current assets	87,951	70,366
Total Current Assets	143,044	294,995
Non-current Assets
Cash and investments held in trust account	70,009,126	69,984,444
Total Assets	$70,152,170	$70,279,439

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accrued expenses	$61,643	$20,769
Convertible promissory note	300,000	—
Deferred legal fees	100,000	100,000
Total Current Liabilities	461,643	120,769
Total Liabilities	461,643	120,769

Commitments and Contingencies
Ordinary Shares, no par value; subject to possible redemption; 6,342,208 and 6,388,104 shares (at redemption value of $10.20 per share) at September 30, 2015 and March 31, 2015 respectively	64,690,522	65,158,661

Stockholders’ Equity:
Preferred Shares, no par value, unlimited shares authorized, no shares issued and outstanding	—	—
Ordinary Shares, no par value; unlimited shares authorized; 2,585,123 and 2,539,227 shares issued and outstanding (excluding 6,342,208 and 6,388,104 shares at September 30, 2015 and March 31, 2015 respectively subject to possible redemption) at September 30, 2015 and March 31, 2015 respectively	—	—
Additional paid-in capital	5,715,003	5,246,866
Accumulated deficit	(714,998)	(246,857)
Total Stockholders’ Equity	5,000,005	5,000,009
Total Liabilities and Stockholders’ Equity	$70,152,170	$70,279,439

The accompanying notes are an integral part of these financial statements.

DT ASIA INVESTMENTS LIMITED

CONDENSED STATEMENTS OF OPERATIONS

(UNAUDITED)

	For the three months ended September 30, 2015	For the three months ended September 30, 2014	For the six months ended September 30, 2015	For the period from April 8, 2014 to September 30, 2014
Formation costs	$—	$—	$—	$(2,128)
General and administrative expenses	(295,796)	(9,948)	(492,825)	(13,210)
Total operating expenses	(295,796)	(9,948)	(492,825)	(15,338)
Other income
Interest income	17,164	—	24,684	—
Total other income	17,164	—	24,684	—
Net Loss	$(278,632)	$(9,948)	$(468,141)	$(15,338)

Basic and diluted weighted average shares outstanding	8,927,331	1,500,000	8,927,331	978,137
Basic and diluted net loss per share	$(0.03)	$(0.01)	$(0.05)	$(0.02)

The accompanying notes are an integral part of these financial statements.

DT ASIA INVESTMENTS LIMITED

CONDENSED STATEMENT OF CHANGES IN STOCKHOLDERS’ EQUITY (UNAUDITED)
For the Six Months Ended September 30, 2015

	Ordinary shares		Additional paid-in	Accumulated	Stockholders’
	Shares	Amount	capital	deficit	equity
Balance as of April 1, 2015	2,539,227	$—	$5,246,866	$(246,857)	$5,000,009
Change in shares subject to possible redemption to 6,369,525 shares on June 30, 2015	18,579	—	189,506	—	189,506
Change in shares subject to possible redemption to 6,342,208 shares on September 30, 2015	27,317	—	278,631	—	278,631
Net loss	—	—	—	(468,141)	(468,141)
Balance as of September 30, 2015 (Unaudited)	2,585,123	$—	$5,715,003	$(714,998)	$5,000,005

The accompanying notes are an integral part of these financial statements.

DT ASIA INVESTMENTS LIMITED

CONDENSED STATEMENTS OF CASH FLOWS

(UNAUDITED)

	For the six months ended September 30, 2015	For the period from April 8, 2014 to September 30, 2014
Operating Activities
Net loss	$(468,141)	$(15,338)
Adjustments to reconcile net loss to net cash used in operating activities
Interest income earned in cash and investments held in Trust Account	(24,684)	—
Changes in current assets and current liabilities:
Changes in other current assets	(17,585)	—
Changes in accrued expense & accounts payable	40,874	2,724
Net cash used in operating activities	(469,536)	(12,614)

Investing Activities
Purchases of investments held in Trust Account	(139,982,000)	—
Proceeds from maturity of investments held in Trust Account	139,982,000	—
Net cash used in investing activities	—	—

Financing Activities
Proceeds from sale of ordinary shares to initial shareholders	—	1,450
Proceeds from convertible promissory note	300,000	—
Payment of offering costs	—	(199,211)
Due to Chief Executive Officer	—	2,545
Due to Directors	—	16,664
Due to Sponsor	—	196,224
Net cash provided by financing activities	300,000	17,672

Net (decrease)/ increase in cash and cash equivalents	(169,536)	5,058
Cash and cash equivalents, beginning	224,629	—
Cash and cash equivalents, ending	$55,093	$5,058

The accompanying notes are an integral part of these financial statements.

DT ASIA INVESTMENTS LIMITED

NOTES TO CONDENSED FINANCIAL STATEMENTS (UNAUDITED)

For the Six Months Ended September 30, 2015

Note 1 — Organization and Business Operations

Organization and General

DT Asia Investments Limited (the “Company”, “we”, “us” and “our”) is a newly organized blank check company incorporated on April 8, 2014, under the laws of the British Virgin Islands for the purpose of acquiring, engaging in a share exchange, share reconstruction and amalgamation, purchasing all or substantially all of the assets of, entering into contractual arrangements, or engaging in any other similar business combination with one or more businesses or entities (an “Initial Business Combination”). The Company has selected March 31 as its fiscal year end and tax year end.

Financings

The registration statement for the Company’s initial public offering (the “Public Offering” as described in Note 3) was declared effective by the United States Securities and Exchange Commission (“SEC”) on September 30, 2014. The Company consummated the Public Offering on October 6, 2014 with the sale of 6,000,000 units at $10.00 per unit (the “Units”) and received net proceeds of approximately $62,150,000 which includes $4,100,000 received from the private placements of (i) an aggregate 320,000 Units to DeTiger Holdings Limited (the “Sponsor”) and EarlyBirdCapital, Inc. (“EBC”) (the “Private Units”) at $10.00 per unit ($3,200,000 in the aggregate) and (ii) an aggregate of 1,800,000 warrants to the Sponsor (the “Sponsor Warrants”) at a price of $0.50 per warrant ($900,000 in the aggregate), less underwriter fees of approximately $1,950,000).

Contained in the underwriting agreement for the Public Offering was an overallotment option allowing the underwriters to purchase from the Company up to an additional 900,000 Units (the “Over-Allotment Units”) (as described in Note 3 — Public Offering), and in addition, the Company received a commitment from the Sponsor and EBC to purchase additional Private Units and Sponsor Warrants in order to maintain the amount of cash in the Trust Account equal to $10.20 per Public Share. The underwriters exercised the option in part, on October 14, 2014, and purchased 860,063 Over-Allotment Units, which were sold at an offering price of $10.00 per Unit, generating gross proceeds of $8,600,630 before deduction of underwriter fees of $279,520.

On October 14, 2014, simultaneously with the sale of the Over-Allotment Units, the Company consummated the private placement of an additional 32,253 Private Units at a price of $10.00 per unit, for an aggregate purchase price of $322,530, and an additional 258,007 Sponsor Warrants at a price of $0.50 per warrant, for an aggregate purchase price of $129,004. The private placements on October 14, 2014 generated total additional proceeds of $451,534.

Trust Account

The Company received total gross proceeds of $73,152,164 from the sale of Units in the Public Offering (including Over-Allotment Units) and all related private placements closed on October 6, 2014 and October 14, 2014. Management deposited $10.20 per Unit acquired by shareholders in the Public Offering (“Public Shareholders”), or $69,972,643 in the aggregate in a trust account in the United States with Continental Stock Transfer & Trust Company acting as trustee (the “Trust Account”).

The Company incurred offering costs totaling approximately $4,440,838, consisting of $2,229,520 in underwriters’ fees, plus $442,218 of other cash expenses, $100,000 in deferred legal fees and a non-cash charge of $1,669,100 representing the fair value of unit purchase option sold to EBC (see Note 3, accounting for UPO).

The funds in the Trust Account can be invested only in U.S. government treasury bills, notes and bonds with a maturity of 180 days or less or in money market funds meeting certain conditions under Rule 2a-7 under the Investment Company Act of 1940 and which will invest solely in U.S. Treasuries. Except for all interest income that may be released to the Company (net of taxes payable) to fund its working capital requirements and pay its tax obligations, none of the funds held in the Trust Account will be released from the Trust Account, until the earlier of: (1) the completion of an Initial Business Combination within the required time period and (2) the redemption of 100% of the outstanding public shares if the Company has not completed an Initial Business Combination in the

DT ASIA INVESTMENTS LIMITED

NOTES TO CONDENSED FINANCIAL STATEMENTS (UNAUDITED)

For the Six Months Ended September 30, 2015

Note 1 — Organization and Business Operations (cont.)

required time period. Therefore, unless and until an Initial Business Combination is consummated, the proceeds held in the Trust Account will not be available for the Company’s use for any expenses related to the Public Offering or expenses which the Company may incur related to the investigation and selection of a target business and the negotiation of an agreement to acquire a target business.

The placing of the funds in the Trust Account may not protect those funds from third party claims against the Company. Although the Company will seek to have all vendors, prospective target businesses or other entities it engages, execute agreements with the Company waiving any right, title, interest or claim of any kind in or to any monies held in the Trust Account, there is no guarantee that they will execute such agreements. Ms. Winnie Lai Ling Ng, the 100% shareholder of the Sponsor, agreed that she will be liable under certain circumstances to ensure that the proceeds in the Trust Account are not reduced by the claims of target businesses or vendors or other entities that are owed money by the Company for services rendered, contracted for or products sold to the Company. However, there can be no assurance that she will be able to satisfy those obligations should they arise. The proceeds in the amount of approximately $493,000 (not held in the Trust Account) were available to be used for paying business, legal and accounting, due diligence on prospective acquisitions and continuing general and administrative expenses. (as of September 30, 2015 the amount of cash and cash equivalents not held in the Trust Account was $55,093). In addition, interest earned on the funds held in the Trust Account (after payment of taxes owed on such interest income) may be released to the Company to fund its working capital requirements in searching for an Initial Business Combination and to pay its tax obligations.

Initial Business Combination

The Company’s management has broad discretion with respect to the specific application of the net proceeds of the Public Offering, the Private Units and the Sponsor Warrants, although substantially all of the net proceeds are intended to be generally applied toward consummating an Initial Business Combination. Although the Company is not limited to a particular geographic region, the Company intends to focus on operating businesses with primary operations in Asia (with an emphasis in China). The Company’s efforts to identify a prospective target business will not be limited to a particular industry or geographic location. Furthermore, there is no assurance that the Company will be able to successfully effect an Initial Business Combination.

The Company, after signing a definitive agreement for the acquisition of a target business, is required to provide Public Shareholders with the opportunity to redeem their Units for a pro rata share of the Trust Account.

In connection with any proposed Initial Business Combination, the Company intends to seek shareholder approval of such Initial Business Combination at a meeting called for such purpose at which shareholders may seek to redeem their shares, regardless of whether they vote for or against the proposed business combination. In such case, the Company will consummate an Initial Business Combination only if it has net tangible assets of at least $5,000,001 upon such consummation and a majority of the outstanding ordinary shares voted are voted in favor of the Business Combination. The Company’s Sponsor, officers and directors that hold Founder Shares (“Initial Shareholders”) have waived any redemption rights they may have in connection with the Initial Business Combination.

With respect to an Initial Business Combination which is consummated, any Public Shareholder can demand that the Company redeem his or her Units.

•         If the Company holds a shareholder vote to approve an Initial Business Combination, any Public Shareholder seeking redemption will have his or her Unit redeemed for a full pro rata portion of the Trust Account (initially expected to be $10.20 per Unit) net of (i) taxes payable and (ii) interest income earned on the Trust Account previously released to the Company for working capital requirements.

•         If the Company commences a tender offer in connection with an Initial Business Combination, Public Shareholders seeking redemption will have his or her Units redeemed for a pro rata portion of the Trust Account (initially expected to be $10.20 per Unit) net of (i) taxes payable and (ii) interest income earned on the Trust Account previously released to the Company for working capital requirements.

DT ASIA INVESTMENTS LIMITED

NOTES TO CONDENSED FINANCIAL STATEMENTS (UNAUDITED)

For the Six Months Ended September 30, 2015

Note 1 — Organization and Business Operations (cont.)

The Company’s Memorandum and Articles of Association were amended prior to the consummation of the Public Offering to provide that if the Company is unable to complete an Initial Business Combination within 18 months from the closing of the Public Offering, it will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than five business days thereafter, redeem 100% of the outstanding public shares which redemption will completely extinguish public shareholders’ rights as shareholders (including the right to receive further liquidation distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the Company’s remaining holders of ordinary shares and its board of directors, proceed to commence a voluntary liquidation and thereby a formal dissolution of the Company, subject (in the case of (ii) and (iii) above) to our obligations to provide for claims of creditors and the requirements of applicable law.

In connection with the redemption of 100% of the Company’s outstanding public shares for a portion of the funds held in the Trust Account, each shareholder will receive a full pro rata portion of the amount then in the Trust Account, plus any pro rata interest earned on the funds held in the Trust Account and not previously released to the Company for its working capital requirements or necessary to pay its taxes payable on such funds. Holders of rights will receive no proceeds in connection with the liquidation with respect to such rights, which will expire worthless.

The holders of the Founder Shares and Private Units will not participate in any redemption distribution with respect to their securities.

Liquidation

If the Company is unable to conclude an Initial Business Combination and it expends all of the net proceeds of the Public Offering not deposited in the Trust Account, without taking into account any interest earned on the funds held in the Trust Account, the initial per-share redemption price is expected to be $10.20. The proceeds deposited in the Trust Account could, however, become subject to claims of creditors that are in preference to the claims of shareholders. In addition, if the Company is forced to file a bankruptcy case or an involuntary bankruptcy case is filed against the Company that is not dismissed, the proceeds held in the Trust Account could be subject to applicable bankruptcy law, and may be included in the Company’s bankruptcy estate and subject to the claims of third parties with priority over the claims of shareholders. Therefore, the actual per-share redemption price may be less than $10.20.

The Company will pay the costs of any subsequent liquidation from the remaining assets outside of the Trust Account together with up to $20,000 of interest earned on the funds held in the Trust Account and available for such use. If such funds are insufficient, Ms. Lai Ling Winnie Ng has agreed to pay the funds necessary to complete such liquidation and has agreed not to seek repayment for such expenses.

Emerging Growth Company

Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard.

DT ASIA INVESTMENTS LIMITED

NOTES TO CONDENSED FINANCIAL STATEMENTS (UNAUDITED)

For the Six Months Ended September 30, 2015

Note 2 — Significant Accounting Policies

Basis of Presentation

The accompanying unaudited financial statements of the Company are presented in U.S. dollars in conformity with accounting principles generally accepted in the United States of America (“US GAAP”) and pursuant to the accounting and disclosure rules and regulations of the U.S. Securities and Exchange Commission (the “SEC”). In the opinion of management, all adjustments (consisting of normal recurring adjustments) have been made that are necessary to present fairly the financial position, and the results of its operations and its cash flows. Operating results as presented are not necessarily indicative of the results to be expected for a full year.

Foreign Currency Translation

The Company’s reporting currency is the United States (“U.S.”) dollar. Although the Company maintains a cash account with a bank in Hong Kong, denominated in U.S. dollars, its expenditures to date have been primarily, and are expected to continue to be, denominated in U.S. dollars. Accordingly, the Company has designated its functional currency as the U.S. dollar.

In accordance with ASC 830, “Foreign Currency Translation”, foreign currency balance sheets, if any, will be translated using the exchange rates as of the balance sheet date, and revenue and expense amounts in the statements of operations are translated at the transaction date or the average exchange rate for each period. The resulting foreign currency translation adjustments are recognized into the balance sheet as accumulated other comprehensive income/(loss) within shareholders’ equity.

Foreign currency transaction gains and losses will be included in the statement of operations as they occur. For the periods presented, there were no local currency financial statements and, therefore, no such gains or losses and translation adjustments.

Development Stage Company

The Company complies with the reporting requirements of the FASB ASC 915, “Development Stage Entities” and early adopted Accounting Standards Update 2014-10 (“ASU 2014-10”). On September 30, 2015, the Company has not commenced any operations nor generated revenue to date. All activity from the inception through September 30, 2015 relates to the Company formation, the Public Offering and pursuit of an acquisition target for its Initial Business Combination. Following the Public Offering, the Company will not generate any operating revenues until after the completion of the Initial Business Combination, at the earliest. The Company will generate non-operating income in the form of interest income on the Trust Account after the Public Offering.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist of cash accounts in a financial institution, which at times, may exceed the U.S. Federal depository insurance coverage of $250,000, or other limits of protection if held in financial institutions outside of the U.S., such as in Hong Kong SAR which provides coverage of HK$500,000. The Company has not experienced losses on these accounts and management believes the Company is not exposed to significant risks on such accounts.

Securities Held in Trust Account

Investment securities consist of United States Treasury securities. The Company classifies its securities as held-to-maturity in accordance with FASB ASC Topic 320 “Investments - Debt and Equity Securities.” Held-to-maturity securities are those securities which the Company has the ability and intent to hold until maturity. Held-to-maturity treasury securities are recorded at amortized cost and adjusted for the amortization or accretion of premiums or discounts.

DT ASIA INVESTMENTS LIMITED

NOTES TO CONDENSED FINANCIAL STATEMENTS (UNAUDITED)

For the Six Months Ended September 30, 2015

Note 2 — Significant Accounting Policies (cont.)

A decline in the market value of held-to-maturity securities below cost that is deemed to be other than temporary, results in an impairment that reduces the carrying costs to such securities’ fair value. The impairment is charged to earnings and a new cost basis for the security is established. To determine whether an impairment is other than temporary, the Company considers whether it has the ability and intent to hold the investment until a market price recovery and considers whether evidence indicating the cost of the investment is recoverable outweighs evidence to the contrary. Evidence considered in this assessment includes the reasons for the impairment, the severity and the duration of the impairment, changes in value subsequent to year-end, forecasted performance of the investee, and the general market condition in the geographic area or industry the investee operates in.

Premiums and discounts are amortized or accreted over the life of the related held-to-maturity security as an adjustment to yield using the effective-interest method. Such amortization and accretion is included in the “interest income” line item in the statements of operations. Interest income is recognized when earned.

Fair Value Measurements

FASB ASC Topic 820 “Fair Value Measurements and Disclosures” defines fair value, the methods used to measure fair value and the expanded disclosures about fair value measurements. Fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between the buyer and the seller at the measurement date. In determining fair value, the valuation techniques consistent with the market approach, income approach and cost approach shall be used to measure fair value. FASB ASC Topic 820 establishes a fair value hierarchy for inputs, which represent the assumptions used by the buyer and seller in pricing the asset or liability. These inputs are further defined as observable and unobservable inputs. Observable inputs are those that buyer and seller would use in pricing the asset or liability based on market data obtained from sources independent of the Company. Unobservable inputs reflect the Company’s assumptions about the inputs that the buyer and seller would use in pricing the asset or liability developed based on the best information available in the circumstances.

The fair value hierarchy is categorized into three levels based on the inputs as follows:

Level 1 — Valuations based on unadjusted quoted prices in active markets for identical assets or liabilities that the Company has the ability to access. Valuation adjustments and block discounts are not being applied. Since valuations are based on quoted prices that are readily and regularly available in an active market, valuation of these securities does not entail a significant degree of judgment.

Level 2 — Valuations based on (i) quoted prices in active markets for similar assets and liabilities, (ii) quoted prices in markets that are not active for identical or similar assets, (iii) inputs other than quoted prices for the assets or liabilities, or (iv) inputs that are derived principally from or corroborated by market through correlation or other means.

Level 3 — Valuations based on inputs that are unobservable and significant to the overall fair value measurement.

The fair value of the Company’s certain assets and liabilities, which qualify as financial instruments under ASC 820, “Fair Value Measurements and Disclosures,” approximates the carrying amounts represented in the balance sheet. The fair values of cash and cash equivalents, and other current assets, accrued expenses, due to sponsor and directors and deferred legal fee are estimated to approximate the carrying values as of September 30, 2015 due to the short maturities of such instruments.

The following table presents information about the Company’s assets and liabilities that were measured at fair value on a recurring basis as of September 30 and March 31, 2015, and indicates the fair value hierarchy of the valuation techniques the Company utilized to determine such fair value.

DT ASIA INVESTMENTS LIMITED

NOTES TO CONDENSED FINANCIAL STATEMENTS (UNAUDITED)

For the Six Months Ended September 30, 2015

Note 2 — Significant Accounting Policies (cont.)

Description	September 30, 2015 (unaudited)	Quoted Prices In Active Markets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Other Unobservable Inputs (Level 3)
Assets:
U.S. Treasury Securities held in Trust Account*	$70,008,233	$70,008,233	$—	$—

Description	March 31, 2015	Quoted Prices In Active Markets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Other Unobservable Inputs (Level 3)
Assets:
U.S. Treasury Securities held in Trust Account*	$69,983,829	$69,983,829	$—	$—

____________

*         included in cash and investments held in trust account on the Company’s balance sheet.

Offering Costs

The Company complies with the requirements of the ASC 340-10-S99-1 and SEC Staff Accounting Bulletin (“SAB”) Topic 5A — “Expenses of Offering”. Offering costs consist principally of professional and registration fees incurred through the balance sheet date that are related to the Public Offering and that were charged to stockholders’ equity upon the completion of the Public Offering.

Redeemable Ordinary Shares

As discussed in Note 3, all of the 6,860,063 ordinary shares sold as part of the units in the Public Offering and Over-Allotment exercise contain a redemption feature which allows for the redemption of ordinary shares under the Company’s liquidation or tender offer/shareholder approval provisions. In accordance with ASC 480, redemption provisions not solely within the control of the Company require the security to be classified outside of permanent equity. Ordinary liquidation events, which involve the redemption and liquidation of all of the entity’s equity instruments, are excluded from the provisions of ASC 480. However, the Company will consummate an Initial Business Combination only if it has net tangible assets of at least $5,000,001 upon such consummation and a majority of the outstanding ordinary shares are voted in favor of the business combination. As a result of this requirement for the Company to maintain at least $5,000,001 of net tangible assets, the amount of the security to be classified outside of permanent equity is limited. As of September 30 and March 31, 2015, the number of Ordinary Shares classified outside of permanent equity was limited to 6,342,208 and 6,388,104 respectively.

Accounting for Warrants

Since the Company is not required to net-cash settle any of the Public Warrant, Sponsor Warrants or EBC Warrants, the Company recorded all such warrants at their relative fair value and classified within shareholders’ equity as “Additional paid-in capital” upon their issuance in accordance with FASB ASC 815-40 (“Derivatives and Hedging”).

Use of estimates

The preparation of the financial statements in conformity with US GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements. Actual results could differ from those estimates.

DT ASIA INVESTMENTS LIMITED

NOTES TO CONDENSED FINANCIAL STATEMENTS (UNAUDITED)

For the Six Months Ended September 30, 2015

Note 2 — Significant Accounting Policies (cont.)

Income taxes

The Company accounts for income taxes under ASC 740 Income Taxes (“ASC 740”). ASC 740 requires the recognition of deferred tax assets and liabilities for both the expected impact of differences between the financial statement and tax basis of assets and liabilities and for the expected future tax benefit to be derived from tax loss and tax credit carry forwards. ASC 740 additionally requires a valuation allowance to be established when it is more likely than not that all or a portion of deferred tax assets will not be realized.

ASC 740 also clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements and prescribes a recognition threshold and measurement process for financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more-likely-than-not to be sustained upon examination by taxing authorities. ASC 740 also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure and transition. The Company has identified the British Virgin Islands as its only “major” tax jurisdiction, as defined. Based on the Company’s evaluation, it has been concluded that there are no significant uncertain tax positions requiring recognition in the Company’s financial statements. Since the Company was incorporated on April 8, 2014, the evaluation was performed for the tax year ended March 31, 2015 which will be the only period subject to examination. The Company believes that its income tax positions and deductions would be sustained on audit and does not anticipate any adjustments that would result in a material changes to its financial position. The Company’s policy for recording interest and penalties associated with audits is to record such items as a component of income tax expense.

The Company is incorporated under the BVI Business Companies Act, 2004 (No. 16 of 2004) and is exempted from BVI taxes.

Net Loss Per Share

Basic net loss per share is computed by dividing net loss by the weighted average number of ordinary shares outstanding during the period. Diluted net loss per share is computed by dividing net loss by the weighted average number of ordinary shares outstanding, adjusted to include any dilutive effect from ordinary share equivalents.

Recent Accounting Pronouncements

The Company has considered all new accounting pronouncements and has concluded that there are no new pronouncements that may have a material impact on results of operations, financial condition, or cash flows, based on current information.

Note 3 — Public Offering

On October 6, 2014, in its Public Offering, the Company sold 6,000,000 Units at an offering price of $10.00 per Unit and on October 14, 2014 the Company sold an additional 860,063 Units upon the underwriters’ exercise of its Over-Allotment option. Each Unit consists of one ordinary share (“Share”), one right (“Right(s)”), and one warrant (“Warrant”). Each Right entitles the holder to receive one-tenth (1/10) of a Share upon consummation of an Initial Business Combination. Each Warrant entitles the holder to purchase one-half of one ordinary share at a price of $12.00 per full share commencing on the later of the Company’s completion of its Initial Business Combination or 12 months from September 30, 2014, the effective date of the registration statement relating to the Public Offering (the “Effective Date”), and expiring five years from the completion of the Company’s Initial Business Combination. As a result, investors must exercise Warrants in multiples of two Warrants, at a price of $12.00 per full share, subject to adjustment, to validly exercise the Warrants. The Company may redeem the Warrants at a price of $0.01 per Warrant upon 30 days’ notice, only in the event that the last sale price of the ordinary shares is at least $18.00 per share for any 20 trading days within a 30-trading day period (“30-Day Trading Period”) ending on the third day prior to the date on which notice of redemption is given, provided there is a current registration statement in

DT ASIA INVESTMENTS LIMITED

NOTES TO CONDENSED FINANCIAL STATEMENTS (UNAUDITED)

For the Six Months Ended September 30, 2015

Note 3 — Public Offering (cont.)

effect with respect to the ordinary shares underlying such Warrants commencing five business days prior to the 30-Day Trading Period and continuing each day thereafter until the date of redemption. If the Company redeems the Warrants as described above, management will have the option to require all holders that wish to exercise Warrants to do so on a “cashless basis.” In accordance with the warrant agreement relating to the Warrants sold and issued in the Public Offering, the Company is only required to use its best efforts to maintain the effectiveness of the registration statement covering the Warrants. If a registration statement is not effective within 90 days following the consummation of an Initial Business Combination, Warrant holders may, until such time as there is an effective registration statement and during any period when the Company shall have failed to maintain an effective registration statement, exercise Warrants on a cashless basis. In the event that a registration statement is not effective at the time of exercise, the holder of such Warrant shall not be entitled to exercise such Warrant for cash and in no event (whether in the case of a registration statement being effective or otherwise) will the Company be required to net cash settle the Warrant exercise.

The Units sold in the Public Offering began trading on October 1, 2014, the day after the Effective Date. Each of the Shares, Rights and Warrants were eligible to trade separately effective as of October 22, 2014. Security holders now have the option to continue to hold Units or separate their Units into the component pieces. Holders will need to have their brokers contact the Company’s transfer agent in order to separate the Units into Shares, Rights and Warrants. Upon consummation of an Initial Business Combination, the units will cease trading.

If the Company is unable to consummate an Initial Business Combination, there would be no distribution from the Trust Account with respect to the Rights and Warrants, and such Rights and Warrants would expire worthless.

Underwriting Agreement

The Company paid an underwriting discount on Units sold in the Public Offering, of 3.25% of the Unit offering price, to the underwriters at the closing of the Public Offering (or an aggregate of $2,229,520, including discounts for the Public Units sold in the Over-Allotment exercise). The Company also sold to EBC and/or its designees, at the time of the closing of the Public Offering, for an aggregate of $100.00, an option (“Unit Purchase Option” or “UPO”) to purchase 600,000 Units. The UPO will be exercisable at any time, in whole or in part, during the period commencing on the later of the first anniversary of the Effective Date and the closing of the Company’s Initial Business Combination and terminating on the fifth anniversary of the Effective Date (September 30, 2019) at a price per Unit equal to $11.75. Accordingly, after the Initial Business Combination, the purchase option will be to purchase 660,000 ordinary shares (which includes 60,000 ordinary shares to be issued for the rights included in the units) and 600,000 Warrants to purchase 300,000 ordinary shares. The Units issuable upon exercise of this option are identical to the Units in the Offering.

Accounting for UPO

The Company accounted for the fair value of the UPO, inclusive of the receipt of a $100 cash payment, as an expense of the Offering resulting in a charge directly to shareholders’ equity. The Company estimated that the fair value of the unit purchase option when issued was approximately $1,669,000 (or $2.782 per unit) using the Black-Scholes option-pricing model. The fair value of the unit purchase option was estimated as of the date of grant using the following assumptions: (1) expected volatility of 35%, (2) risk-free interest rate of 1.73% and (3) expected life of five years. The UPO may be exercised for cash or on a “cashless” basis, at the holder’s option (except in the case of a forced cashless exercise upon the Company’s redemption of the Warrants, as described above), such that the holder may use the appreciated value of the UPO (the difference between the exercise prices of the UPO and the underlying Warrants and the market price of the Units and underlying ordinary shares) to exercise the UPO without the payment of any cash. The Company will have no obligation to net cash settle the exercise of the UPO or the Warrants underlying the UPO. The holder of the UPO will not be entitled to exercise the UPO or the Warrants underlying the UPO unless a registration statement covering the securities underlying the UPO is effective or an exemption from registration is available. If the holder is unable to exercise the UPO or underlying Warrants, the UPO or Warrants, as applicable, will expire worthless.

DT ASIA INVESTMENTS LIMITED

NOTES TO CONDENSED FINANCIAL STATEMENTS (UNAUDITED)

For the Six Months Ended September 30, 2015

Note 3 — Public Offering (cont.)

The Company granted to the holders of the UPO demand and “piggy back” registration rights for periods of five and seven years, respectively, from the Effective Date, including securities directly and indirectly issuable upon exercise of the UPO.

Note 4 — Related Party Transactions

Private Placement — Founding

In June 2014, the Company’s Initial Shareholders purchased an aggregate of 1,725,000 of ordinary shares, (“Founder Shares”) for an aggregate purchase price of $25,000, or approximately $0.014 per share. The 1,725,000 Founder Shares held by our initial shareholders included an aggregate of up to 225,000 shares subject to forfeiture by our Sponsor to the extent that the underwriters’ over-allotment option was not exercised in full or in part, so that the initial shareholders would collectively own 20.0% of issued and outstanding shares of the Company (excluding the sale of the Private Units and Sponsor Warrants). Since the underwriters exercised the over-allotment option in part on October 14, 2014, and purchased 860,063 of the total possible 900,000 additional Units, the Sponsor forfeited 9,985 shares, which were canceled by the Company, in order to maintain this 20.0% limitation.

Shares Escrowed

The Founder Shares were placed into an escrow account maintained by Continental Stock Transfer & Trust Company acting as escrow agent. Subject to certain limited exceptions, 50% of these shares will not be transferred, assigned, sold or released from escrow until the earlier of (i) one year after the date of the consummation of our Initial Business Combination or (ii) the date on which the closing price of our ordinary shares equals or exceeds $12.50 per share (as adjusted for stock splits, stock dividends, reorganizations and recapitalizations) for any 20 trading days within any 30-trading day period commencing after our Initial Business Combination and the remaining 50% of the Founder Shares will not be transferred, assigned, sold or released from escrow until one year after the date of the consummation of our Initial Business Combination, or earlier in certain situations.

Private Placements — Concurrent with Public Offering & Over-Allotment Exercise

Simultaneously with the closing of our Public Offering, the Company consummated a private placement of (i) 320,000 Private Units, at $10.00 per unit, of which 290,000 units were purchased by our Sponsor and 30,000 units were purchased by EBC, and (ii) 1,800,000 Sponsor Warrants, at $0.50 per warrant, purchased by our Sponsor.

Simultaneously with the sale of the Over-Allotment Units, the Company consummated a private placement of (i) 32,253 Private Units, at $10.00 per unit, of which 29,119 units were purchased by our Sponsor and 3,134 units were purchased by EBC, and (ii) 258,007 Sponsor Warrants, at $0.50 per warrant, purchased by our Sponsor.

Each Private Unit is comprised of one Share, one Right, and one Warrant, each with the same terms as the securities comprising the Units sold in our Public Offering. The Sponsor Warrants also have the same terms as the Warrants contained in the Units sold in our Public Offering.

Terms of Private Placement Securities

The Founder Shares and the Private Units are identical to the Shares included in the Units that were sold in the Public Offering except that (i) the Founder Shares and the Private Units are subject to certain transfer restrictions, and (ii) each of the Initial Shareholders and EBC has agreed not to redeem any of the Founder Shares and the Private Units, as the case may be, held by them in connection with the consummation of an Initial Business Combination, and each has also waived its rights to participate in any redemption with respect to its Founder Shares and the Private Units, as the case may be, if the Company fails to consummate an Initial Business Combination.

DT ASIA INVESTMENTS LIMITED

NOTES TO CONDENSED FINANCIAL STATEMENTS (UNAUDITED)

For the Six Months Ended September 30, 2015

Note 4 — Related Party Transactions (cont.)

However, each of the Initial Shareholders and EBC (as applicable) will be entitled to redeem any public shares it acquires in or after the Public Offering in the event the Company fails to consummate an Initial Business Combination within the required time period.

In connection with a shareholder vote to approve an Initial Business Combination, if any, each of the Company’s Initial Shareholders has agreed to vote their Initial Shares and/or Private Units, as the case may be, in favor of the Initial Business Combination. In addition, the Company’s Initial Shareholders, officers and directors have each also agreed to vote any ordinary shares acquired in the Public Offering or in the aftermarket in favor of the Initial Business Combination submitted to shareholders for approval, if any.

The initial holders of the Founder Shares, the Private Units and the Sponsor Warrants, and their permitted transferees, will be entitled to registration rights pursuant to a registration rights agreement. Such holders are entitled to demand registration rights and certain “piggy-back” registration rights with respect to the Founder Shares, the Private Units, the Sponsor Warrants and the ordinary shares underlying the Sponsor Warrants, Private Units and Rights, commencing, in the case of the Founder Shares, one year after the consummation of the Initial Business Combination and commencing, in the case of the Private Units, the Sponsor Warrants and the ordinary shares underlying the Sponsor Warrants, Private Units and Rights, 30 days after the consummation of the Initial Business Combination.

Expense Advance Agreement and Convertible Promissory Note

All expenses incurred by the Company prior to an Initial Business Combination may be paid only from the net proceeds of the Public Offering and related private placements not held in the Trust Account.

Thus, in order to meet the Company’s working capital needs following the consummation of the Public Offering if the funds not held in the Trust Account and interest earned on the funds held in the Trust Account available to the Company are insufficient, the Sponsor, an affiliate of the Sponsor or the Company’s officers and directors may, but are not obligated to, loan the Company funds, from time to time or at any time, in whatever amount they deem reasonable in their sole discretion. Each loan would be evidenced by a promissory note. The notes would either be paid upon consummation of an Initial Business Combination, without interest, or, at the lender’s discretion, up to $500,000 of the notes may be converted upon consummation of an business combination into additional Units at a price of $10.00 per unit (which, for example, would result in the holders being issued 55,000 ordinary shares if $500,000 of notes were so converted since the 50,000 rights would result in the issuance of 5,000 ordinary shares upon the closing of an Initial Business Combination as well as 50,000 warrants to purchase 25,000 shares at an exercise price of $12.00 per share). The Company’s shareholders have approved the issuance of the ordinary shares upon conversion of such notes, to the extent the holder wishes to so convert them at the time of the consummation of an Initial Business Combination. If we do not complete an Initial Business Combination, the loans will only be repaid with funds not held in the Trust Account, to the extent available.

On September 13, 2015, the Company issued a non-interest bearing convertible promissory note in the amount of up to $500,000 (the “Note”) to the Sponsor. Payment on all of the Note is due on the earlier of: (i) April 6, 2016 and (ii) the date on which the Company consummates its Initial Business Combination. Pursuant to the terms of the Note, until the maturity date, up to $500,000 can be drawn down in one or more installments of at least $1,000 each. An initial drawdown of $300,000 was funded to the Company on September 14, 2015, and additional $100,000 was funded on October 17, 2015.

Administrative Service Agreement

The Company agreed to pay an aggregate of $10,000 a month for office space and general and administrative services to the Sponsor commencing on October 1, 2014 and will terminate upon the earlier of: (i) the consummation of an Initial Business Combination; or (ii) the liquidation of the Company. For the period ended September 30, 2015 and 2014, the Company paid an aggregate of $60,000 and $0 respectively under the Administrative Services Agreement.

DT ASIA INVESTMENTS LIMITED

NOTES TO CONDENSED FINANCIAL STATEMENTS (UNAUDITED)

For the Six Months Ended September 30, 2015

Note 5 — Cash and Investment held in Trust Account

As of October 21, 2014, investment securities in the Company’s Trust Account consisted of $69,972,030 in United States Treasury Bills and $615 in cash. As of September 30, 2015, investment securities in the Company’s Trust Account consisted of $70,008,233 in United States Treasury Bills and $893 in cash. The Company classifies its United States Treasury and equivalent securities as held-to-maturity in accordance with FASB ASC 320 “Investments — Debt and Equity Securities”. Held-to-maturity treasury securities are recorded at amortized cost on the accompanying September 30, 2015 balance sheet and adjusted for the amortization or accretion of premiums or discounts. The carrying value, excluding gross unrealized holding gain and fair value of held to maturity securities on September 30 and March 31, 2015 are as follows:

	Carrying Value as of September 30, 2015	Gross Unrealized Holding Gain	Fair Value as of September 30, 2015
Held-to-maturity:
U.S. Treasury Securities	$70,008,233	$65,657	$70,073,889

	Carrying Value as of March 31, 2015	Gross Unrealized Holding Gain	Fair Value as of March 31, 2015
Held-to-maturity:
U.S. Treasury Securities	$69,983,829	$171	$69,984,000

Note 6 — Commitments and Contingencies

Deferred Legal Fees

The Company has committed to pay its attorneys a deferred legal fee of $100,000 upon the consummation of the Initial Business Combination relating to services performed in connection with the Public Offering. This amount has been accrued in the accompanying financial statements.

Underwriters M&A Engagement

The Company agreed to engage EBC as an investment banker in connection with its Initial Business Combination to provide it with assistance in negotiating and structuring the terms of the Initial Business Combination. The Company anticipates that these services will include holding meetings with the Company’s shareholders to discuss the potential Initial Business Combination and the target business’ attributes, introducing the Company to potential investors that are interested in purchasing the Company’s securities, assisting the Company in obtaining shareholder approval for the Initial Business Combination and assisting the Company with its press releases and public filings in connection with the Initial Business Combination. The Company will pay EBC a fee pursuant to such agreement upon the consummation of the Initial Business Combination in an amount equal to 4% of the total gross proceeds raised in the Public Offering (approximately $2,400,000). The Company will have the option to pay up to 25% of the aforementioned fee in Shares at $10.00 per Share.

Note 7 — Stockholder’s Equity

Ordinary Shares

The Company is authorized to issue unlimited ordinary shares. Holders of the Company’s ordinary shares are entitled to one vote for each share. As of September 30, 2015, there were 8,927,331 ordinary shares issued and outstanding (including 6,342,208 shares subject to possible redemption).

Preferred Shares

The Company is authorized to issue unlimited preferred shares, in one or more series, with such designations, voting and other rights and preferences as may be determined from time to time by the board of directors. As of September 30, 2015, the Company has not issued any shares of preferred share.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Investors of
Urumqi Feng Hui Direct Lending Limited

Report on the Financial Statements

We have audited the accompanying balance sheets of Urumqi Feng Hui Direct Lending Limited (the “Company”) as of December 31, 2014 and 2013, and the related statements of income and comprehensive income, changes in investor’s equity and cash flows for the years then ended December 31, 2014 and 2013, and the related notes to the financial statements.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of the financial statements that are free from material misstatement, whether due to fraud or error.

Auditors’ Responsibility

Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits in accordance with auditing standards as established by the Auditing Standards Board (United States) and in accordance with the auditing standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditors’ judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 2014 and 2013, and the results of its operations and its cash flows for the years then ended in accordance with accounting principles generally accepted in the United States of America.

/s/Marcum Bernstein & Pinchuk LLP

Marcum Bernstein & Pinchuk LLP
New York, New York
February 3, 2016

Urumqi Feng Hui Direct Lending Limited
Balance Sheets

	December 31,
	2014	2013
ASSETS
Cash and cash equivalents	$116,132	$204,317
Loans receivable, net of allowance for loan losses $1,330,784 and $750,564 for December 31, 2014 and 2013, respectively	131,747,641	74,305,880
Interest and fee receivable	631,389	403,335
Property and equipment, net	19,967	33,517
Other assets	322,044	50,144
Total Assets	$132,837,173	$74,997,193

LIABILITIES AND SHAREHOLDERS’ EQUITY
Liabilities
Short-term bank loans	$7,321,835	$15,542,685
Secured loan	16,156,850	—
Dividends payable	5,723,970	5,656,268
Taxes payable	2,079,766	1,152,486
Deferred tax liabilities	21,494	39,528
Other current liabilities	200,786	45,572
Total liabilities	31,504,701	22,436,539

Investors’ equity
Paid-in capital	94,188,868	45,493,103
Statutory reserves	3,243,069	2,065,537
Retained earnings	272,313	1,201,165
Accumulated other comprehensive income	3,628,222	3,800,849
Total Investors’ Equity	101,332,472	52,560,654
Total Liabilities and Investors’ Equity	$132,837,173	$74,997,193

See notes to the financial statements

Urumqi Feng Hui Direct Lending Limited

Statements of INCOME and Comprehensive Income

	For the Years Ended December 31,
	2014	2013
Interest income
Interests and fees on loans	$17,592,593	$10,205,403
Interests and fees on loans-related parties	1,159,974	1,247,434
Interests on deposits with banks	8,519	2,120
Total interest and fee income	18,761,086	11,454,957

Interest expense
Interest expenses on short-term bank loans	(1,077,825)	(723,047)
Interest expenses and fees on secured loan	(689,393)	—
Total interest expense	(1,767,218)	(723,047)

Provision for loan losses	(584,348)	(143,610)
Net Interest Income	16,409,520	10,588,300

Non-interest expense
Salaries and employee surcharge	(604,223)	(383,968)
Business taxes and surcharge	(1,050,052)	(641,440)
Other operating expenses	(1,349,142)	(1,222,329)
Total non-interest expense	(3,003,417)	(2,247,737)

Income Before Tax	13,406,103	8,340,563
Income tax expense	(2,092,776)	(1,317,819)
Net Income	11,313,327	7,022,744

Other comprehensive income
Foreign currency translation adjustments	(172,627)	1,616,255
Comprehensive Income	$11,140,700	$8,638,999

See notes to the financial statements

Urumqi Feng Hui Direct Lending Limited
Statements of CHANGES IN Investors’ Equity

	Paid-in capital	Statutory reserves	Retained earnings	Accumulated Other comprehensive income	Total
Balance as of January 01, 2013	$45,493,103	$1,366,485	$689,268	$2,184,594	$49,733,450
Net income for the year	—	—	7,022,744	—	7,022,744
Transfer to statutory reserves	—	699,052	(699,052)	—	—
Dividends to investors	—	—	(5,811,795)	—	(5,811,795)
Foreign currency translation gain	—	—	—	1,616,255	1,616,255
Balance as of December 31, 2013	$45,493,103	$2,065,537	$1,201,165	$3,800,849	$52,560,654

Issuance of paid-in capital	$48,695,765	$—	$—	$—	$48,695,765
Net income for the year	—	—	11,313,327	—	11,313,327
Transfer to statutory reserves	—	1,177,532	(1,177,532)	—	—
Dividends to investors	—	—	(11,064,647)	—	(11,064,647)
Foreign currency translation loss	—	—	—	(172,627)	(172,627)
Balance as of December 31, 2014	$94,188,868	$3,243,069	$272,313	$3,628,222	$101,332,472

See notes to the financial statements

Urumqi Feng Hui Direct Lending Limited
Statements of Cash Flows

	For the Years Ended December 31,
	2014	2013
Cash Flows from Operating Activities:
Net income	$11,313,327	$7,022,744
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	13,366	15,252
Deferred tax expenses	(17,818)	51,044
Provision for loan losses	584,348	143,610
Changes in operating assets and liabilities:
Interest and fee receivable	(276,050)	(34,292)
Other assets	(272,189)	(44,485)
Taxes payable	933,663	(195,287)
Other current liabilities	201,238	(23,049)
Net Cash provided by Operating Activities	12,479,885	6,935,537

Cash Flows from Investing Activities:
Originated loans disbursement	(204,098,801)	(141,379,494)
Loans repayment	145,661,195	127,208,886
Net Cash Used in Investing Activities	(58,437,606)	(14,170,608)

Cash Flows from Financing Activities:
Proceeds from issuing capital	48,695,765	—
Proceeds from short-term bank borrowings	7,322,193	15,336,680
Repayment of short-term bank borrowings	(15,457,962)	(4,681,724)
Proceeds from secured loans	16,157,639	—
Payments of dividends	(10,965,833)	(7,982,081)
Net Cash Provided by Financing Activities	45,751,802	2,672,875

Effect of Exchange Rate Changes on Cash and Cash Equivalents	117,734	89,020

Net Decrease In Cash and Cash Equivalents	(88,185)	(4,473,176)
Cash and Cash Equivalents at Beginning of Year	204,317	4,677,493
Cash and Cash Equivalents at End of Year	$116,132	$204,317

Supplemental Cash Flow Information
Cash paid for interest expense	$1,721,476	$697,916
Cash paid for income tax	$1,534,198	$1,299,968

See notes to the financial statements

Urumqi Feng Hui Direct Lending Limited
NOTES TO THE FINANCIAL STATEMENTS
December 31, 2014 and 2013

1. ORGANIZATION AND PRINCIPAL ACTIVITIES

Urumqi Feng Hui Direct Lending Limited (“the Company”) is a company established under the laws of the People’s Republic of China (“PRC”) on June 12, 2009 and its investors as of December 31, 2014 consists of 10 PRC companies and 5 PRC individuals. The Company is a microcredit company primarily engaged in providing direct loan services to small-to-medium sized enterprises (“SMEs”), farmers and individuals in Xinjiang Province, PRC.

2. Summary of Significant Accounting Policies

Basis of presentation

The accompanying financial statements have been prepared in accordance with generally accepted accounting principles in the United States of American (“GAAP”).

Cash and cash equivalents

Cash and cash equivalents consist of bank deposits with original maturities of three months or less, which are unrestricted as to withdrawal and use the Company maintains accounts at banks and has not experienced any losses from such concentrations.

Loans receivable, net

Loans receivable primarily represent loan amount due from customers. Loans receivable are recorded at unpaid principal balances and allowance that reflects the Company’s best estimate of the amounts that will not be collected. The loans receivable portfolio consists of corporate loans and personal loans (See Note 4).

Allowance for loan losses

The allowance for loan losses is increased by charges to income and decreased by charge offs (net of recoveries). Recoveries represent subsequent collection of amounts previously charged-off. The increase in allowance for loan losses is the netting effect of “reversal” and “provision” for both business and personal loans. If the ending balance of the allowance for loan losses after any charge offs (net of recoveries) is less than the beginning balance, it will be recorded as a “reversal”; if it is larger, it will be recorded as a “provision” in the allowance for loan loss. The netting amount of the “reversal” and the “provision” is presented in the statements of income and comprehensive income

The Company recognizes a charge-off when management determines that full repayment of a loan is not probable. The primary factor in making that determination is the potential outcome of a lawsuit against the delinquent debtor. The Company will recognize a charge-off when the Company loses contact with the delinquent borrower for more than six months or when the court rules against the Company to seize the collateral asset of the delinquent debt from either the guarantor or borrower. The Company has not recorded a charge-off to date.

The allowance for loan losses is maintained at a level believed to be reasonable by management to absorb probable losses inherent in the portfolio as of each balance sheet date. The allowance is based on factors such as the size and current risk characteristics of the portfolio, an assessment of individual loan and actual loss, delinquency, and/or risk rating record within the portfolio (Note 5). The Company evaluates its allowance for loan losses on a quarterly basis or more often as necessary.

Interest and fee receivable

Interest and fee receivable are accrued and credited to income as earned. The Company determines a loan past due status by the number of days that have elapsed since a borrower has failed to make a contractual loan payment. Accrual of interest is generally discontinued when either (i) reasonable doubt exists as to the full, timely collection of interest or principal or (ii) when a loan becomes past due by more than 90 days. Additionally, any previously accrued but uncollected interest is reversed. Subsequent recognition of income occurs only to the extent payment is

Urumqi Feng Hui Direct Lending Limited
NOTES TO THE FINANCIAL STATEMENTS
December 31, 2014 and 2013

2. Summary of Significant Accounting Policies (cont.)

received, subject to management’s assessment of the collectability of the remaining interest and principal. Loans are generally restored to an accrual status when it is no longer delinquent and collectability of interest and principal is no longer in doubt and past due interest is recognized at that time.

The interest reversed due to the above reason was nil and nil as of December 31, 2014 and 2013, respectively.

Property and equipment

The property and equipment are stated at cost less accumulated depreciation. The depreciation is computed on a straight-line method over the estimated useful lives of the assets with 5% salvage value. Estimated useful lives of property and equipment are stated in Note 7.

The Company eliminates the cost and related accumulated depreciation of assets sold or otherwise retired from the accounts and includes any gain or loss in the statement of income. The Company charges maintenance, repairs and minor renewals directly to expenses as incurred; major additions and betterment to equipment are capitalized.

Impairment of long-lived assets

The Company applies the provisions of ASC No. 360 Sub topic 10, “Impairment or Disposal of Long-Lived Assets”(ASC 360-10) issued by the Financial Accounting Standards Board (“FASB”). ASC 360-10 requires that long-lived assets be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable through the estimated undiscounted cash flows expected to result from the use and eventual disposition of the assets. Whenever any such impairment exists, an impairment loss will be recognized for the amount by which the carrying value exceeds the fair value.

The Company tests long-lived assets, including property and equipment and finite lived intangible assets, for impairment at least annually or more frequently upon the occurrence of an event or when circumstances indicate that the net carrying amount is greater than its fair value. Assets are grouped and evaluated at the lowest level for their identifiable cash flows that are largely independent of the cash flows of other groups of assets. The Company considers historical performance and future estimated results in its evaluation of potential impairment and then compares the carrying amount of the asset to the future estimated cash flows expected to result from the use of the asset. If the carrying amount of the asset exceeds estimated expected undiscounted future cash flows, the Company measures the amount of impairment by comparing the carrying amount of the asset to its fair value. The estimation of fair value is generally measured by discounting expected future cash flows as the rate the Company utilizes to evaluate potential investments. The Company estimates fair value based on the information available in making whatever estimates, judgments and projections are considered necessary. There were no impairment losses in the years ended December 31, 2014 and 2013.

Fair values of financial instruments

ASC Topic 825, Financial Instruments (“Topic 825”) requires disclosure of fair value information of financial instruments, whether or not recognized in the balance sheets, for which it is practicable to estimate that value. In cases where quoted market prices are not available, fair values are based on estimates using present value or other valuation techniques. Those techniques are significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. In that regard, the derived fair value estimates cannot be substantiated by comparison to independent markets and, in many cases, could not be realized in immediate settlement of the instruments. Topic 825 excludes certain financial instruments and all nonfinancial assets and liabilities from its disclosure requirements. Accordingly, the aggregate fair value amounts do not represent the underlying value of the Company.

Urumqi Feng Hui Direct Lending Limited
NOTES TO THE FINANCIAL STATEMENTS
December 31, 2014 and 2013

2. Summary of Significant Accounting Policies (cont.)

Level 1    inputs to the valuation methodology are quoted prices (unadjusted) for identical assets or liabilities in active markets.

Level 2    inputs to the valuation methodology include quoted prices for similar assets and liabilities in active markets, and inputs that are observable for the assets or liability, either directly or indirectly, for substantially the full term of the financial instruments.

Level 3    inputs to the valuation methodology are unobservable and significant to the fair value.

As of December 31, 2014 and 2013, financial instruments of the Company primarily comprise of cash, accrued interest receivables, other receivables, short-term bank loans, deposits payables and accrued expenses, which were carried at cost on the balance sheets, and carrying amounts approximated their fair values because of their generally short maturities.

Foreign currency translation and transactions

The Company’s financial statements are presented in the U.S. dollar (US$), which is the Company’s reporting currency. The Company use Renminbi Yuan (“RMB”) as their functional currency. Transactions in foreign currencies are initially recorded at the functional currency rate ruling at the date of transaction. Any differences between the initially recorded amount and the settlement amount are recorded as a gain or loss on foreign currency transaction in the statements of income. Monetary assets and liabilities denominated in foreign currency are translated at the functional currency rate of exchange ruling at the balance sheet date. Any differences are taken to profit or loss as a gain or loss on foreign currency translation in the statements of income.

In accordance with ASC 830, Foreign Currency Matters, the Company translated the assets and liabilities into US $  using the rate of exchange prevailing at the applicable balance sheet date and the statements of income and cash flows are translated at an average rate during the reporting period.  Adjustments resulting from the translation are recorded in investors’ equity as part of accumulated other comprehensive income.

	December 31,
	2014	2013
Balance sheet items, except for equity accounts	6.1460	6.1122

	For the Years Ended December 31,
	2014	2013
Items in the statements of income and comprehensive income, and statements of cash flows	6.1457	6.1943

Use of estimates

The preparation of financial statements in conformity with U.S.GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates. On an ongoing basis, management reviews these estimates using the currently available information. Changes in facts and circumstances may cause the Company to revise its estimates. Significant accounting estimates reflected in the financial statements include: (i) the allowance for doubtful debts; (ii) accrual of estimated liabilities; and (iii) contingencies and litigation.

Revenue recognition

The Company recognizes revenue when persuasive evidence of an arrangement exists, service has been performed, the price is fixed or determinable and collection is reasonably assured.

Urumqi Feng Hui Direct Lending Limited
NOTES TO THE FINANCIAL STATEMENTS
December 31, 2014 and 2013

2. Summary of Significant Accounting Policies (cont.)

Interest on loan is accrued monthly in accordance with their contractual terms and recorded in accrued interest receivable. The Company does not charge prepayment penalty from customers.

Non-interest expenses

Non-interest expenses primarily consist of salary and benefits for employees, traveling cost, entertainment expenses, depreciation of equipment, office rental expenses, professional service fee, office supply, etc.

Income tax

Current income taxes are provided for in accordance with the laws of the relevant taxing authorities. As part of the process of preparing financial statements, the Company is required to estimate its income taxes in each of the jurisdictions in which it operates. The Company accounts for income taxes using the liability method. Under this method, deferred income taxes are recognized for tax consequences in future years of differences between the tax bases of assets and liabilities and their reported amounts in the financial statements at each year-end and tax loss carry forwards. Deferred tax assets and liabilities are measured using enacted tax rates applicable for the differences that are expected to affect taxable income.

The Company adopts a more likely than not threshold and a two-step approach for the tax position measurement and financial statement recognition. Under the two-step approach, the first step is to evaluate the tax position for recognition by determining if the weight of available evidence indicates that it is more likely than not that the position will be sustained, including resolution of related appeals or litigation process, if any. The second step is to measure the tax benefit as the largest amount that is more than 50% likely of being realized upon settlement. As of December 31, 2014 and 2013, the Company did not have any uncertain tax position.

Comprehensive income

Comprehensive income includes net income and foreign currency adjustments. Comprehensive income is reported in the statements of operations and comprehensive income.

Accumulated other comprehensive income, as presented on the balance sheets are the cumulative foreign currency translation adjustments.

Operating leases

The Company leases its principal office under a lease agreement that qualifies as an operating lease. The Company records the rental under the lease agreement in the operating expense when incurred.

Commitments and contingencies

In the normal course of business, the Company is subject to loss contingencies, such as legal proceedings and claims arising out of its business, that cover a wide range of matters, including, among others, government investigations and tax matters. In accordance with ASC No. 450 Sub topic 20, “Loss Contingencies”, the Company records accruals for such loss contingencies when it is probable that a liability has been incurred and the amount of loss can be reasonably estimated.

Recently issued accounting standards

The Company has considered all new accounting pronouncements and has concluded that there are no new pronouncements that may have a material impact on results of operations, financial conditions, or cash flows, based on current information.

Urumqi Feng Hui Direct Lending Limited
NOTES TO THE FINANCIAL STATEMENTS
December 31, 2014 and 2013

3. Risks

(a) Credit risk

Credit risk is one of the most significant risks for the Company’s business. Credit risk exposures arise principally in lending activities which is an off-balance sheet financial instrument.

Credit risk is controlled by the application of credit approvals, limits and monitoring procedures. The Company manages credit risk through in-house research and analysis of the Chinese economy and the underlying obligors and transaction structures. To minimize credit risk, the Company requires collateral in the form of rights to cash, securities or property and equipment.

The Company identifies credit risk collectively based on industry, geography and customer type. This information is monitored regularly by management.

In measuring the credit risk of lending loans to corporate customers, the Company mainly reflects the “probability of default” by the customer on its contractual obligations and considers the current financial position of the customer and the exposures to the customer and its likely future development. For individual customers, the Company uses standard approval procedures to manage credit risk for personal loans.

(b) Liquidity risk

The Company is also exposed to liquidity risk which is risk that it is unable to provide sufficient capital resources and liquidity to meet its commitments and business needs. Liquidity risk is controlled by the application of financial position analysis and monitoring procedures. When necessary, the Company will turn to other financial institutions and the owners to obtain short-term funding to meet the liquidity shortage.

(c) Foreign currency risk

A majority of the Company’s operating activities and a significant portion of the Company’s assets and liabilities are denominated in RMB, which is not freely convertible into foreign currencies. All foreign exchange transactions take place either through the Peoples’ Bank of China (“PBOC”) or other authorized financial institutions at exchange rates quoted by PBOC. Approval of foreign currency payments by the PBOC or other regulatory institutions requires submitting a payment application form together with suppliers’ invoices and signed contracts. The value of RMB is subject to changes in central government policies and to international economic and political developments affecting supply and demand in the China Foreign Exchange Trading System market.

4. Loans Receivable, Net

The interest rates on loan issued ranged between 10.0%~ 26.4% for the years ended December 31, 2014 and 2013, respectively.

Loans receivable consist of the following:

	For the Years Ended December 31,
	2014	2013
Business loans	$46,692,158	$26,820,130
Personal loans	86,386,267	48,236,314
Total Loan receivable	133,078,425	75,056,444
Allowance for impairment losses
Collectively assessed	(1,330,784)	(750,564)
Individually assessed	—	—
Allowance for loan losses	(1,330,784)	(750,564)
Loans receivable, net	$131,747,641	$74,305,880

Urumqi Feng Hui Direct Lending Limited
NOTES TO THE FINANCIAL STATEMENTS
December 31, 2014 and 2013

4. Loans Receivable, Net (cont.)

The Company originates loans to customers located primarily in Urumqi City, Xinjiang Province. This geographic concentration of credit exposes the Company to a higher degree of risk associated with this economic region.

All loans are short-term loans that the Company has made to either business or individual customers. As of December 31, 2014 and 2013, the Company had 30 and 24 business loan customers, and 65 and 39 personal loan customers, respectively. Most loans are either guaranteed by a third party whose financial strength is assessed by the Company to be sufficient or secured by collateral. Allowance on loan losses are estimated on quarterly basis in accordance with probable based on an assessment of specific evidence indicating doubtful collection, historical experience, loan balance aging and prevailing economic conditions.

For the years ended December 31, 2014 and 2013, a provision of $584,348 and $143,610 were charged to the statement of income, respectively. No write-offs against allowances have occurred for these years.

Interest on loans receivable is accrued and credited to income as earned. The Company determines a loan’s past due status by the number of days that have elapsed since a borrower has failed to make a contractual loan payment. Accrual of interest is generally discontinued when either (i) reasonable doubt exists as to the full, timely collection of interest or principal or (ii) when a loan becomes past due by more than 90 days.

The following table presents nonaccrual loans with aging over 90 days by classes of loan portfolio as of December 31, 2014 and 2013, respectively:

	December 31,
	2014	2013
Business loans	$955,093	$1,636,072
Personal loans	1,301,660	—
	$2,256,753	$1,636,072

The following table represents the aging of loans as of December 31, 2014 by type of loan:

	1-89 Days Past Due	90-179 Days Past Due	180-365 Days Past Due	Over 1 year Past Due	Total Past Due	Current	Total Loans
Business loans	$—	$—	$406,769	$548,324	$955,093	$45,737,065	$46,692,158
Personal loans	—	1,301,660	—	—	1,301,660	85,084,607	86,386,267
	$—	$1,301,660	$406,769	$548,324	$2,256,753	$130,821,672	$133,078,425

The following table represents the aging of loans as of December 31, 2013 by type of loan:

	1-89 Days Past Due	90-179 Days Past Due	180-365 Days Past Due	Over 1 year Past Due	Total Past Due	Current	Total Loans
Business loans	$245,411	$981,643	$—	$654,429	$1,881,483	$24,938,647	$26,820,130
Personal loans	—	—	—	—	—	48,236,314	48,236,314
	$245,411	$981,643	$—	$654,429	$1,881,483	$73,174,961	$75,056,444

Analysis of loans by collateral

The following table summarizes the Company’s loan portfolio by collateral as of December 31, 2014:

	Business loans	Personal loans	Total
Guarantee backed loans	$4,930,036	$73,442,890	$78,372,926
Pledged assets backed loans	36,230,068	11,218,679	47,448,747
Collateral backed loans	5,532,054	1,724,698	7,256,752
	$46,692,158	$86,386,267	$133,078,425

Most guarantee backed loans were guaranteed by investors (See note 17).

Urumqi Feng Hui Direct Lending Limited
NOTES TO THE FINANCIAL STATEMENTS
December 31, 2014 and 2013

4. Loans Receivable, Net (cont.)

The following table summarizes the Company’s loan portfolio by collateral as of December 31, 2013:

	Business loans	Personal loans	Total
Guarantee backed loans	$4,744,609	$22,230,948	$26,975,557
Pledged assets backed loans	13,088,577	10,709,728	23,798,305
Collateral backed loans	8,986,944	15,295,638	24,282,582
	$26,820,130	$48,236,314	$75,056,444

Collateral Backed Loans

A collateral backed loan is a loan in which the borrower puts up an asset under their ownership, possession or control, as collateral for the loan. An asset usually is land use rights, inventory, equipment or buildings. The loan is secured against the collateral and we do not take physical possession of the collateral at the time the loan is made.  We will verify ownership of the collateral and then register the collateral with the appropriate government entities to complete the secured transaction.  In the event that the borrower defaults, we can then take possession of the collateral asset and sell it to recover the outstanding balance owed. If the sale proceed of the collateral asset is not sufficient to pay off the debt, we will file a lawsuit against the borrower and seek judgment for the remaining balance.

Pledged Asset Backed Loans

Pledged assets backed loans are loans with pledged assets. The pledged assets are usually certificates of deposit. Lenders take physical possession of the pledged assets at the time the loan is made and do not need to register them with government entities to secure the loan.  If the borrower defaults, we can sell the assets to recover the outstanding balance owed.

Both collateral loans and pledged loans are considered secured loans. The amount of a loan that lenders provide depends on the value of the collateral pledged.  Beginning 2013, the Company does not provide unsecured loans.

Guarantee Backed Loans

A guaranteed loan is a loan guaranteed by a corporation or high net worth individual.  As of December 31, 2014 and 2013, guaranteed loans make up 58.4% and 35.9% of our direct loan portfolio, respectively.

5.  Allowance for Loan Losses

The allowance for loan losses is maintained at a level considered adequate to provide for losses that can be reasonably anticipated. Management performs a quarterly evaluation of the adequacy of the allowance. The allowance is based on the Company’s past loan loss history, known and inherent risks in the portfolio, adverse situations that may affect the borrower’s ability to repay, the estimated value of any underlying collateral, composition of the loan portfolio, current economic conditions and other relevant factors. This evaluation is inherently subjective as it requires material estimates that may be susceptible to significant revision as more information becomes available.

The allowance is calculated at portfolio-level since our loans portfolio is typically of smaller balance homogenous loans and is collectively evaluated for impairment.

For the purpose of calculating portfolio-level reserves, we have grouped our loans into two portfolio segments: Corporate and Personal. The allowance consists of the combination of a quantitative assessment component based on statistical models, a retrospective evaluation of actual loss information to loss forecasts, value of collaterals and could include a qualitative component based on management judgment.

In estimating the probable loss of the loan portfolio, the Company also considers qualitative factors such as current economic conditions and/or events in specific industries and geographical areas, including unemployment levels, trends in real estate values, peer comparisons, and other pertinent factors such as regulatory guidance. Finally, as

Urumqi Feng Hui Direct Lending Limited
NOTES TO THE FINANCIAL STATEMENTS
December 31, 2014 and 2013

5.  Allowance for Loan Losses (cont.)

appropriate, the Company also considers individual borrower circumstances and the condition and fair value of the loan collateral, if any.

In addition, the Company also calculates the provision amount as below:

1.       General Reserve — is based on total loan receivable balance and to be used to cover unidentified probable loan loss. The General Reserve is required to be no less than 1% of total loan receivable balance.

2.       Special Reserve — is fund set aside covering losses due to risks related to a particular country, region, industry or type of loans. The reserve rate could be decided based on management estimate of loan collectability.

While management uses the best information available to make loan loss allowance evaluations, adjustments to the allowance may be necessary based on changes in economic and other conditions or changes in accounting guidance.

The following tables present the activity in the allowance for loan losses and related recorded investment in loans receivable by classes of the loans individually and collectively evaluated for impairment as of and for the year ended December 31, 2014 and 2013:

For the year ended Dec 31, 2014

	Business loans	Personal loans	Total
Beginning balance	$268,201	$482,363	$750,564
Charge-offs	—	—	—
Provisions (reversal)	198,720	381,500	580,220
Ending balance	466,921	863,863	1,330,784
Ending balance: individually evaluated for impairment	—	—	—
Ending balance: collectively evaluated for impairment	$466,921	$863,863	$1,330,784

For the year ended Dec 31, 2013

	Business loans	Personal loans	Total
Beginning balance	$134,943	$453,116	$588,059
Charge-offs	—	—	—
Provisions (reversal)	133,258	29,247	162,505
Ending balance	268,201	482,363	750,564
Ending balance: individually evaluated for impairment	—	—	—
Ending balance: collectively evaluated for impairment	$268,201	$482,363	$750,564

6. Loan impairment

A loan is considered impaired when, based on current information and events, it is probable that the Company will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement. Factors considered by management in determining impairment include payment status, collateral value and the probability of collecting scheduled principal and interest payments when due. Loans that experience insignificant payment delays and payment shortfalls generally are not classified as impaired. Management determines the significance of payment delays and payment shortfalls on a case-by-case basis, taking into consideration all of the circumstances surrounding the loan and the borrower, including the length of the delay, the reasons for the delay, the borrower’s prior payment record and the amount of the shortfall in relation to the principal and interest owed. Impairment is measured on a loan by loan basis for corporate and personal loans by either the present value of expected future cash flows discounted at the loan’s effective interest rate or the fair value of the collateral if the loan is collateral dependent.

Urumqi Feng Hui Direct Lending Limited
NOTES TO THE FINANCIAL STATEMENTS
December 31, 2014 and 2013

6. Loan impairment (cont.)

An allowance for loan losses is established for an impaired loan if its carrying value exceeds its estimated fair value. Currently, estimated fair values of substantially all of the Company’s impaired loans are measured based on the estimated fair value of the loan’s collateral which approximates to the carrying value due to the short term nature of the loans.

Loans with modified terms are classified as troubled debt restructurings if the Company grants such borrowers concessions and it is deemed that those borrowers are experiencing financial difficulty. Concessions granted under a troubled debt restructuring generally involve a temporary below market rate reduction in interest rate or an extension of a loan’s stated maturity date. Non-accrual troubled debt restructurings are restored to accrual status if principal and interest payments, under the modified terms, are current for six consecutive months after modification. Loans classified as troubled debt restructurings are designated as impaired.

Even though the Company allows a one-time loan extension with a period up to the original loan period, which is usually twelve months. The principal of the loan remains the same and the interest rate is fixed at the current interest rate at the time of extension. Therefore, there were no troubled debt restructurings during the years ended December 31, 2014 and 2013, respectively.

7. Property and Equipment

The Company’s property and equipment used to conduct day-to-day business are recorded at cost less accumulated depreciation. Depreciation expenses are calculated using straight-line method over the estimated useful life below:

	Useful Life	For the Years Ended December 31,
	years	2014	2013
Furniture and fixtures	5	$325	$327
Vehicles	4	56,145	56,456
Electronic equipment	3	13,615	13,690
Less: accumulated depreciation		(50,118)	(36,956)
Property and equipment, net		$19,967	$33,517

Depreciation expense totaled $13,366 and $15,252 for the year ended December 31, 2014 and 2013, respectively.

8. Short-term Bank Loans

			December 31
Bank name	Interest rate	Term	2014	2013
China Development Bank Xinjiang Branch	Fixed annual rate of 6.9%	From November 27, 2013 to November 25, 2014	$—	$8,180,360
Shanghai Pudong Development Bank	Fixed annual rate of 6.6%	From January 30, 2013 to January 30, 2014	—	7,362,325
Shanghai Pudong Development Bank	Fixed annual rate of 7.8%	From March 21, 2014 to March 21, 2015	3,254,149	—
Shanghai Pudong Development Bank	Fixed annual rate of 7.8%	From April 15, 2014 to April 15, 2015	4,067,686	—
			$7,321,835	$15,542,685

As of December 31, 2014 and 2013, the short-term bank loans have maturity terms within 1 year. Interest expense incurred on short-term loans for the years ended December 31, 2014 and 2013 was $1,077,825 and $723,047, respectively.

The short-term bank loans were guaranteed by investors. (See Note 17) The company subsequently repaid matured bank loans.

Urumqi Feng Hui Direct Lending Limited
NOTES TO THE FINANCIAL STATEMENTS
December 31, 2014 and 2013

9. Secured Loan

			December 31
Lender name	Interest rate	Term	2014	2013
China Great Wall Assets Management Co. Ltd.	Fixed annual rate of 12%	From August 25, 2014 to August 24, 2015	$16,156,850	$—

As of December 31, 2014, the secured loan has maturity terms within 1 year. Interest expense incurred on the secured loan for the years ended December 31, 2014 was $689,393.

The Secured loan was guaranteed by investors. (See Note 17)

10. OTHER CURRENT LIABILITIES

Other current liabilities as of December 31, 2014 and 2013 consisted of:

	December 31,
	2014	2013
Interest payable	$71,771	$26,151
Stamp duty payable	2,398	1,273
Other payables	126,617	18,148
	$200,786	$45,572

11. Other Operating Expense

Other operating expense for the year ended December 31, 2014 and 2013 consisted of:

	For the Years Ended December 31,
	2014	2013
Depreciation and amortization	$13,366	$15,252
Guarantee fee	227,955	241,495
Legal and professional expenses	260,345	141,831
Office related expenses	447,090	499,163
Travelling and entertainment	107,098	78,550
Rental expense	42,256	46,008
Fees on loans	251,032	200,030
Total	$1,349,142	$1,222,329

12. Employee Retirement Benefit

The Company has made employee benefit contribution in accordance with Chinese relevant regulations, including retirement insurance, unemployment insurance, medical insurance, work injury insurance and birth insurance. The Company recorded the contribution in the salary and employee charges when incurred. The contributions made by the Company were $18,134 and $12,266 for the years ended December 31, 2014 and 2013, respectively.

13. Distribution of Profit

The Company distributed dividend of $11,064,647 and $5,811,795 to its investors for the years ended December 31, 2014 and 2013, respectively.

Urumqi Feng Hui Direct Lending Limited
NOTES TO THE FINANCIAL STATEMENTS
December 31, 2014 and 2013

14. paid-inCapital

The Company was established on June 12, 2009 with paid-in capital of $7,313,470 (RMB50, 000,000).

In May 2010, the Company increased its paid-in capital to $19,030,446 (RMB130,000,000) by contributions of $11,716,976 (RMB80,000,000) from both existing and new investors for working capital purpose.

In June 2010, the Company increased its paid-in capital to $21,959,262 (RMB150,000,000) by contributions of $2,928,816 (RMB20,000,000) from both existing and new investors for working capital purpose.

In August 2011, the Company increased its paid-in capital to $45,493,103 (RMB300,000,000) by contributions of $23,533,841 (RMB150,000,000) from both existing and new investors for working capital purpose.

In September 2014, the Company increased its paid-in capital to $94,188,868 (RMB600,000,000) by contributions of $48,695,765 (RMB300,000,000) from both existing and new investors for working capital purpose.

15. Statutory Reserves

In accordance with the PRC regulations, the Company is required to provide statutory reserve, which is appropriated from net income as reported in the Company’s statutory accounts. The Company is required to allocate 10% of its annual after-tax profit to the statutory reserve until such reserve has reached 50% of its respective registered capital based on the enterprise’s PRC statutory accounts. The statutory reserves can only be used for specific purposes and are not distributable as cash dividends. As of December 31, 2014 and 2013, statutory serves did not reach 50% of its perspective registered capital.

16. TAXATION

As stipulated by the Taxation Law of PRC, the Company is subject to PRC income tax rate of 25%. The Company is a qualified enterprise engaged in industry list of Western Development Strategy and is therefore entitled to preferential tax rate of 15%.

The Company evaluates the level of authority for each uncertain tax position (including the potential application of interest and penalties) based on the technical merits, and measures the unrecognized benefits associated with the tax positions. For the years ended December 31, 2014 and 2013, the Company had no unrecognized tax benefits.

The Company does not anticipate any significant increase to its liability for unrecognized tax benefit within the next 12 months. The Company will classify interest and penalties related to income tax matters, if any, in income tax expense.

	For the Years Ended December 31,
	2014	2013
Income tax expense is comprised of:
Current income tax	$2,110,810	$1,266,470
Deferred income tax	(18,034)	51,349
Total provision for income taxes	$2,092,776	$1,317,819

Deferred income taxes are recognized for tax consequences in future years of differences between the tax bases of assets and liabilities and their reported amounts in the financial statements at each year-end and tax loss carry forwards.

Urumqi Feng Hui Direct Lending Limited
NOTES TO THE FINANCIAL STATEMENTS
December 31, 2014 and 2013

16. TAXATION (cont.)

The reconciliation between the effective income tax rate and the PRC statutory income tax rate of 25% is as follows:

	For the Years Ended December 31,
	2014	2013
PRC statutory tax rate	25.0%	25.0%
Effect of preferential income tax rate	(10.0)%	(10.0)%
Others	0.6%	0.8%
Effective tax rate	15.6%	15.8%

The enterprise income tax payable as follows:

	For the Years Ended December 31,
	2014	2013
Income Tax Payable	$1,445,007	$873,443

17. Related Party Transactions

1) Nature of relationships with related parties

Name	Relationships with the Company
Xinjiang Puzhao Technology Development Co., Ltd.	A non-controlling investor
Xinjiang Nolde Equity Investment Limited Partnership	A non-controlling investor
Xinjiang Huajun Energy Saving Equipment Co., Ltd.	A non-controlling investor
Xinjiang Shuangcheng Equity Investment Co., Ltd.	A non-controlling investor
Xinjiang Ronghui Brothers Investment Co., Ltd.	A non-controlling investor
Xinjiang Yongji Commercial Trading Co., Ltd.	A non-controlling investor
Xinjiang Shenghe Dairy Co., Ltd.	A non-controlling investor
Xinjiang Ruide Lighting Co., Ltd.	A non-controlling investor
Liu Yuanqing	A non-controlling investor
Guo Xiaoyan	A non-controlling investor
Li Jingping	General manager of the Company and a non-controlling investor
Qi Wen	Legal representative of the Company and a non-controlling investor
Xinjiang XinruiHongcheng Commercial Trading Co., Ltd.	A non-controlling investor
Xinjiang Xinheng Guarantee Co., Ltd.	A related company of a non-controlling investor
Liu Shaohua	A management of a non-controlling investor
Pan Chunju	A management of a non-controlling investor
Li Yuehua	A management of a non-controlling investor
Zheng Yongde	A management of a non-controlling investor
Wang Xijuan	A management of a non-controlling investor
Han Guifen	A management of a non-controlling investor
Shi Xiaofang	A management of a non-controlling investor
Liu Peng	A management of a non-controlling investor
Wang Qing	A management of a non-controlling investor
Li Xincai	A management of a non-controlling investor
Shi Fenga	A management of a non-controlling investor
Urumqi Changhe Financing Guarantee Co., Ltd.	A non-controlling investor

Urumqi Feng Hui Direct Lending Limited
NOTES TO THE FINANCIAL STATEMENTS
December 31, 2014 and 2013

17. Related Party Transactions (cont.)

2) Related party transactions

A. Loans — Loans to the related parties of the Company, and outstanding balances are as follows:

	For the Years Ended December 31,		December 31,
Related party	2014	2013	2014	2013
Liu Shaohua	$—	$322,877	$—	$—
Pan Chunju	3,286,851	5,327,478	976,245	1,209,057
Li Yuehua	2,349,610	4,843,162	2,349,496	2,454,108
Zheng Yongde	—	2,421,581	—	2,454,108
Wang Xijuan	—	2,421,581	—	—
Han Guifen	1,627,154	—	1,627,075	—
Shi Xiaofang	2,814,976	—	2,814,839	—
Liu Peng	1,301,723	—	1,301,660	—
Wang Qing	1,537,660	—	—	—
Li Xincai	1,627,154	—	1,627,075	—
Shi Feng	1,627,154	—	1,627,075	—
	$16,172,282	$15,336,679	$12,323,465	$6,117,273
Interest income derived from above loans to related parties are $1,159,974 and $1,247,434 for the years ended December 31, 2014 and 2013, respectively. The proceeds from these loans were used to fund its operations.

B. Guarantees

-         Guarantees provided by investors and related parties to the loans receivable of the Company, and outstanding balances are as follows:

	For the Years Ended December 31,		December 31,
Investor name	2014	2013	2014	2013
Xinjiang Puzhao Technology Development Co., Ltd.	$17,270,612	$13,735,208	$17,269,769	$9,680,639
Xinjiang Nolde Equity Investment Limited Partnership	5,154,824	11,155,417	4,772,210	4,482,838
Xinjiang Huajun Energy Saving Equipment Co., Ltd.	12,366,370	6,811,101	3,579,564	4,742,973
Xinjiang Shuangcheng Equity Investment Co., Ltd.	3,132,271	3,067,336	—	3,108,537
Xinjiang Ronghui Brothers Investment Co., Ltd.	—	3,026,976	—	2,454,108
Xinjiang Yongji Commercial Trading Co., Ltd.	8,965,618	3,228,775	8,965,181	2,454,108
Xinjiang Shenghe Dairy Co., Ltd.	8,542,558	1,210,791	4,799,870	1,227,054
Xinjiang Ruide Lighting Co., Ltd.	7,354,736	7,172,723	7,354,377	2,454,108
Li Jingping	12,870,788	11,612,289	1,073,869	1,449,560
Liu Yuanqing	146,444	—	—	—
Qi Wen	7,395,415	3,228,775	7,395,054	3,272,144
Guo Xiaoyan	—	322,877	—	—
Xinjiang XinruiHongcheng Commercial Trading Co., Ltd.	3,498,381	—	3,498,210	—
Xinjiang Xinheng Guarantee Co., Ltd.	13,098,589	322,877	12,284,413	327,214
	$99,796,606	$64,895,145	$70,992,517	$35,653,283

Urumqi Feng Hui Direct Lending Limited
NOTES TO THE FINANCIAL STATEMENTS
December 31, 2014 and 2013

17. Related Party Transactions (cont.)

-         Guarantees provided by investors to the short-term bank loans of the Company are as follows:

Bank name	Loan amount	Term	Investor name
China Development Bank Xinjiang Branch	$4,755,413	From December 26, 2012 to December 25, 2013	Xinjiang Puzhao Technology Development Co., Ltd.
			Xinjiang Huajun Energy Saving Equipment Co., Ltd
			Xinjiang Yongji Commercial Trading Co., Ltd.
China Development Bank Xinjiang Branch	8,180,361	From November 27, 2013 to November 25, 2014	Xinjiang Puzhao Technology Development Co., Ltd.
			Xinjiang Huajun Energy Saving Equipment Co., Ltd
			Xinjiang Yongji Commercial Trading Co., Ltd.
Shanghai Pudong Development Bank	7,362,325	From January 30, 2013 to January 30, 2014	Xinjiang Puzhao Technology Development Co., Ltd.
			Qi Wen
			Li Jingping
Shanghai Pudong Development Bank	3,254,149	From March 21, 2014 to March 21, 2015	Xinjiang Puzhao Technology Development Co., Ltd.
			Qi Wen
			Li Jingping
Shanghai Pudong Development Bank	$4,067,686	From April 15, 2014 to April 15, 2015	Xinjiang Puzhao Technology Development Co., Ltd.
			Qi Wen
			Li Jingping

-         Guarantees provided by investors to the secured loan of the Company are as follows:

Lender name	Loan amount	Term	Investor name
China Great Wall Assets Management Co. Ltd.	$16,156,850	From August 25, 2014 to August 24, 2015	Xinjiang Puzhao Technology Co., Ltd.
			Xinjiang Huajun Energy Saving Equipment Co., Ltd.
			Qi Wen

C. Borrowings — Entrusted loan by the Urumqi Changhe Financing Guarantee Co., Ltd., was made by the following arrangement:

Bank name	Interest rate	Term	Amount
China Merchants Bank	Fixed annual rate of 12.0%	From April 11, 2014 to October 10, 2014	$1,627,154

Interest expense incurred on short-term loans for the years ended December 31, 2014 was $98,775.

Urumqi Feng Hui Direct Lending Limited
NOTES TO THE FINANCIAL STATEMENTS
December 31, 2014 and 2013

18. Concentration of Credit Risks

As of December 31, 2014 and December 31, 2013, the Company held cash of $116,132 and $204,317, respectively that is uninsured by the government authority. To limit exposure to credit risk relating to deposits, the Company primarily places cash deposits only with large financial institutions in the PRC with acceptable credit ratings.

The Company’s operations are carried out in the PRC. Accordingly, the Company’s business, financial condition and results of operations may be influenced by the political, economic and legal environments in the PRC as well as by the general state of the PRC’s economy. The business may be influenced by changes in governmental policies with respect to laws and regulations, anti-inflationary measures, currency conversion and remittance abroad, and rates and methods of taxation, among other things.

No customer accounted for more than 10% of total loan balance as of December 31, 2014 and 2013.

19. Commitments and Contingencies

Operating lease

The Company did not have any operating lease as at December 31, 2014.

Legal proceeding

There has been no legal proceeding in which the Company is a party for the year ended December 31, 2014.

20. Subsequent Event

The management evaluated all events subsequent to the balance sheet date through the date the financial statements were available to be issued. There are no significant matters to make material adjustments or disclosure in the financial statements.

Urumqi Feng Hui Direct Lending Limited

Balance Sheets

	June 30, 2015	December 31, 2014
	(Unaudited)
ASSETS
Cash and cash equivalents	$501,719	$116,132
Loans receivable, net of allowance for loan losses $1,840,468 and $1,330,784 for June 30, 2015 and December 31, 2014, respectively	141,281,749	131,747,641
Interest and fee receivable	726,663	631,389
Equity investment, at cost	4,092,457	—
Property and equipment, net	134,627	19,967
Deferred tax assets	82,892	—
Other assets	357,456	322,044
Total Assets	$147,177,563	$132,837,173

LIABILITIES AND INVESTORS’ EQUITY
Liabilities
Short-term bank loans	$1,636,983	$7,321,835
Other Loans	8,184,914	—
Secured loan	26,208,093	16,156,850
Dividends payable	—	5,723,970
Taxes payable	1,159,161	2,079,766
Deferred tax liabilities	—	21,494
Other current liabilities	454,678	200,786
Total liabilities	37,643,829	31,504,701

Investors’ equity
Paid-in capital	94,188,868	94,188,868
Statutory reserves	3,243,069	3,243,069
Retained earnings	7,835,404	272,313
Accumulated other comprehensive income	4,266,393	3,628,222
Total Investors’ Equity	109,533,734	101,332,472
Total Liabilities and Investors’ Equity	$147,177,563	$132,837,173

See notes to the financial statements

Urumqi Feng Hui Direct Lending Limited

Statements of INCOME and Comprehensive Income

	For The Six Months Ended June 30,
	2015	2014
	(Unaudited)	(Unaudited)
Interest income
Interests and fees on loans	$12,999,166	$6,543,459
Interests and fees on loans-related parties	766,424	224,122
Interests on deposits with banks	1,816	1,234
Total interest and fee income	13,767,406	6,768,815

Interest expense
Interest expenses on short-term bank loans	(225,822)	(501,447)
Interest expenses and fees on secured loan	(1,107,509)	—
Interest expenses on other loans	(283,624)	—
Total interest expense	(1,616,955)	(501,447)

(Provision)/reversal for loan losses	(501,888)	17,364
Net Interest Income	11,648,563	6,284,732

Non-interest income	13,393	—

Non-interest expense
Salaries and employee surcharge	(300,987)	(255,742)
Business taxes and surcharge	(770,968)	(379,054)
Other operating expenses	(1,519,105)	(576,425)
Total non-interest expense	(2,591,060)	(1,211,221)

Income Before Tax	9,070,896	5,073,511
Income tax expense	(1,507,805)	(753,688)
Net Income	7,563,091	4,319,823

Other comprehensive income
Foreign currency translation adjustments	638,171	(388,475)
Comprehensive Income	$8,201,262	$3,931,348

See notes to the financial statements

Urumqi Feng Hui Direct Lending Limited

Statements of Cash Flows

	For the Six Months Ended June 30,
	2015	2014
	(Unaudited)	(Unaudited)
Cash Flows from Operating Activities:
Net income	$7,563,091	$4,319,823
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	21,378	6,703
Gain on disposal of property and equipment	(13,149)	—
Deferred tax expenses	(104,640)	232,617
Provision for loan losses	501,888	(17,364)
Changes in operating assets and liabilities:
Interest and fee receivable	(226,599)	(1,341,900)
Other assets	(34,147)	(297,263)
Taxes payable	(927,165)	(807,156)
Other current liabilities	391,303	74,732
Net Cash provided by Operating Activities	7,171,960	2,170,192

Cash Flows from Investing Activities:
Originated loans disbursement	(102,880,588)	(52,644,162)
Purchase of property and equipment	(151,325)	—
Proceeds from disposal of property and equipment	29,295	—
Purchase of investment	(4,068,746)	—
Loans repayment	93,630,422	54,478,900
Net Cash (Used in) / Provided by Investing Activities	(13,440,942)	1,834,738

Cash Flows from Financing Activities:
Proceeds from short-term bank borrowings	5,706,292	28,471,629
Repayment of short-term bank borrowings	(11,417,606)	(26,881,657)
Repayment of secured loan	9,956,278	—
Proceeds from other loans	8,127,443	—
Payments of dividends	(5,725,461)	(5,651,183)
Net Cash Provided by / (Used in) Financing Activities	6,646,946	(4,061,211)

Effect of Exchange Rate Changes on Cash and Cash Equivalents	7,623	(119,821)

Net Increase / (Decrease) In Cash and Cash Equivalents	385,587	(176,102)
Cash and Cash Equivalents at Beginning of Period	116,132	204,317
Cash and Cash Equivalents at End of Period	$501,719	$28,215

Supplemental Cash Flow Information
Cash paid for interest expense	$1,477,795	$490,442
Cash paid for income tax	$2,140,747	$1,163,200

See notes to the financial statements

Urumqi Feng Hui Direct Lending Limited

NOTES TO THE FINANCIAL STATEMENTS
June 30, 2015

1. ORGANIZATION AND PRINCIPAL ACTITIVITIES

Urumqi Feng Hui Direct Lending Limited (“the Company”) is a company established under the laws of the People’s Republic of China (“PRC”) on June 12, 2009 and its investors as of June 30, 2015 consists of 9 PRC companies and 7 PRC individuals. The Company is a microcredit company primarily engaged in providing direct loan services to small-to-medium sized enterprises (“SMEs”), farmers and individuals in Xinjiang Province, PRC.

2. Summary of Significant Accounting Policies

Basis of presentation

The accompanying financial statements have been prepared in accordance with generally accepted accounting principles in the United States of American (“GAAP”).

Cash and cash equivalents

Cash and cash equivalents consist of bank deposits with original maturities of three months or less, which are unrestricted as to withdrawal and use the Company maintains accounts at banks and has not experienced any losses from such concentrations.

Loans receivable, net

Loans receivable primarily represent loan amount due from customers. Loans receivable are recorded at unpaid principal balances and allowance that reflects the Company’s best estimate of the amounts that will not be collected. The loans receivable portfolio consists of corporate loans and personal loans (See Note 4).

Allowance for loan losses

The allowance for loan losses is increased by charges to income and decreased by charge offs (net of recoveries). Recoveries represent subsequent collection of amounts previously charged-off. The increase in allowance for loan losses is the netting effect of “reversal” and “provision” for both business and personal loans. If the ending balance of the allowance for loan losses after any charge offs (net of recoveries) is less than the beginning balance, it will be recorded as a “reversal”; if it is larger, it will be recorded as a “provision” in the allowance for loan loss. The netting amount of the “reversal” and the “provision” is presented in the statements of income and comprehensive income

The Company recognizes a charge-off when management determines that full repayment of a loan is not probable. The primary factor in making that determination is the potential outcome of a lawsuit against the delinquent debtor. The Company will recognize a charge-off when the Company loses contact with the delinquent borrower for more than six months or when the court rules against the Company to seize the collateral asset of the delinquent debt from either the guarantor or borrower. The Company has not recorded a charge-off to date.

The allowance for loan losses is maintained at a level believed to be reasonable by management to absorb probable losses inherent in the portfolio as of each balance sheet date. The allowance is based on factors such as the size and current risk characteristics of the portfolio, an assessment of individual loan and actual loss, delinquency, and/or risk rating record within the portfolio (Note 5). The Company evaluates its allowance for loan losses on a quarterly basis or more often as necessary.

Interest and fee receivable

Interest and fee receivable are accrued and credited to income as earned. The Company determines a loan past due status by the number of days that have elapsed since a borrower has failed to make a contractual loan payment. Accrual of interest is generally discontinued when either (i) reasonable doubt exists as to the full, timely collection of interest or principal or (ii) when a loan becomes past due by more than 90 days. Additionally, any previously accrued but uncollected interest is reversed. Subsequent recognition of income occurs only to the extent payment is

Urumqi Feng Hui Direct Lending Limited

NOTES TO THE FINANCIAL STATEMENTS
June 30, 2015

2. Summary of Significant Accounting Policies (cont.)

received, subject to management’s assessment of the collectability of the remaining interest and principal. Loans are generally restored to an accrual status when it is no longer delinquent and collectability of interest and principal is no longer in doubt and past due interest is recognized at that time.

The interest reversed due to the above reason was nil and nil as of June 30, 2015 and December 31, 2014, respectively.

Equity investment, at cost

Investment of the Company is comprised of investment in privately-held company. The Company does not have significant influence or control on the investment. The cost method of accounting is used. Under the cost method, the Company carries the investment at cost and recognizes income to the extent of dividends received from the distribution of the investee’s post-acquisition profits.

Property and equipment

The property and equipment are stated at cost less accumulated depreciation. The depreciation is computed on a straight-line method over the estimated useful lives of the assets with 5% salvage value. Estimated useful lives of property and equipment are stated in Note 7.

The Company eliminates the cost and related accumulated depreciation of assets sold or otherwise retired from the accounts and includes any gain or loss in the statement of income. The Company charges maintenance, repairs and minor renewals directly to expenses as incurred; major additions and betterment to equipment are capitalized.

Impairment of long-lived assets

The Company applies the provisions of ASC No. 360 Sub topic 10, “Impairment or Disposal of Long-Lived Assets”(ASC 360- 10) issued by the Financial Accounting Standards Board (“FASB”). ASC 360-10 requires that long-lived assets be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable through the estimated undiscounted cash flows expected to result from the use and eventual disposition of the assets. Whenever any such impairment exists, an impairment loss will be recognized for the amount by which the carrying value exceeds the fair value.

The Company tests long-lived assets, including property and equipment and finite lived intangible assets, for impairment at least annually or more frequently upon the occurrence of an event or when circumstances indicate that the net carrying amount is greater than its fair value. Assets are grouped and evaluated at the lowest level for their identifiable cash flows that are largely independent of the cash flows of other groups of assets. The Company considers historical performance and future estimated results in its evaluation of potential impairment and then compares the carrying amount of the asset to the future estimated cash flows expected to result from the use of the asset. If the carrying amount of the asset exceeds estimated expected undiscounted future cash flows, the Company measures the amount of impairment by comparing the carrying amount of the asset to its fair value. The estimation of fair value is generally measured by discounting expected future cash flows as the rate the Company utilizes to evaluate potential investments. The Company estimates fair value based on the information available in making whatever estimates, judgments and projections are considered necessary. There were no impairment losses in the six months ended June 30, 2015 and 2014.

Fair values of financial instruments

ASC Topic 825, Financial Instruments (“Topic 825”) requires disclosure of fair value information of financial instruments, whether or not recognized in the balance sheets, for which it is practicable to estimate that value. In cases where quoted market prices are not available, fair values are based on estimates using present value or other valuation techniques. Those techniques are significantly affected by the assumptions used, including the discount

Urumqi Feng Hui Direct Lending Limited

NOTES TO THE FINANCIAL STATEMENTS
June 30, 2015

2. Summary of Significant Accounting Policies (cont.)

rate and estimates of future cash flows. In that regard, the derived fair value estimates cannot be substantiated by comparison to independent markets and, in many cases, could not be realized in immediate settlement of the instruments. Topic 825 excludes certain financial instruments and all nonfinancial assets and liabilities from its disclosure requirements. Accordingly, the aggregate fair value amounts do not represent the underlying value of the Company.

Level 1  inputs to the valuation methodology are quoted prices (unadjusted) for identical assets or liabilities in active markets.

Level 2  inputs to the valuation methodology include quoted prices for similar assets and liabilities in active markets, and inputs that are observable for the assets or liability, either directly or indirectly, for substantially the full term of the financial instruments.

Level 3  inputs to the valuation methodology are unobservable and significant to the fair value.

As of June 30, 2015 and December 31, 2014, financial instruments of the Company primarily comprise of cash, loan receivables, accrued interest receivables, equity investment, other receivables, short-term bank loans, deposits payables and accrued expenses, which were carried at cost on the balance sheets, and carrying amounts approximated their fair values because of their generally short maturities.

Foreign currency translation and transactions

The Company’s financial statements are presented in the U.S. dollar (US$), which is the Company’s reporting currency. The Company use Renminbi Yuan (“RMB”) as their functional currency. Transactions in foreign currencies are initially recorded at the functional currency rate ruling at the date of transaction. Any differences between the initially recorded amount and the settlement amount are recorded as a gain or loss on foreign currency transaction in the statements of income. Monetary assets and liabilities denominated in foreign currency are translated at the functional currency rate of exchange ruling at the balance sheet date. Any differences are taken to profit or loss as a gain or loss on foreign currency translation in the statements of income.

In accordance with ASC 830, Foreign Currency Matters, the Company translated the assets and liabilities into US $ using the rate of exchange prevailing at the applicable balance sheet date and the statements of income and cash flows are translated at an average rate during the reporting period. Adjustments resulting from the translation are recorded in investors’ equity as part of accumulated other comprehensive income.

	June 30, 2015	December 31, 2014
Balance sheet items, except for equity accounts	6.1088	6.1460

	For the Six Months ended June 30,
	2015	2014
Items in the statements of income and comprehensive income, and statements of cash flows	6.1254	6.1419

Use of estimates

The preparation of financial statements in conformity with U.S.GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates. On an ongoing basis, management reviews these estimates using the currently available information. Changes in facts and circumstances may cause the Company to revise its estimates. Significant accounting estimates reflected in the financial statements include: (i) the allowance for doubtful debts; (ii) accrual of estimated liabilities; and (iii) contingencies and litigation.

Urumqi Feng Hui Direct Lending Limited

NOTES TO THE FINANCIAL STATEMENTS
June 30, 2015

2. Summary of Significant Accounting Policies (cont.)

Revenue recognition

The Company recognizes revenue when persuasive evidence of an arrangement exists, service has been performed, the price is fixed or determinable and collection is reasonably assured.

Interest on loan is accrued monthly in accordance with their contractual terms and recorded in accrued interest receivable. The Company does not charge prepayment penalty from customers.

Non-interest expenses

Non-interest expenses primarily consist of salary and benefits for employees, traveling cost, entertainment expenses, depreciation of equipment, office rental expenses, professional service fee, office supply, etc.

Income tax

Current income taxes are provided for in accordance with the laws of the relevant taxing authorities. As part of the process of preparing financial statements, the Company is required to estimate its income taxes in each of the jurisdictions in which it operates. The Company accounts for income taxes using the liability method. Under this method, deferred income taxes are recognized for tax consequences in future years of differences between the tax bases of assets and liabilities and their reported amounts in the financial statements at each year-end and tax loss carry forwards. Deferred tax assets and liabilities are measured using enacted tax rates applicable for the differences that are expected to affect taxable income.

The Company adopts a more likely than not threshold and a two-step approach for the tax position measurement and financial statement recognition. Under the two-step approach, the first step is to evaluate the tax position for recognition by determining if the weight of available evidence indicates that it is more likely than not that the position will be sustained, including resolution of related appeals or litigation process, if any. The second step is to measure the tax benefit as the largest amount that is more than 50% likely of being realized upon settlement. As of June 30, 2015 and December 31, 2014, the Company did not have any uncertain tax position.

Comprehensive income

Comprehensive income includes net income and foreign currency adjustments. Comprehensive income is reported in the statements of operations and comprehensive income.

Accumulated other comprehensive income, as presented on the balance sheets are the cumulative foreign currency translation adjustments.

Operating leases

The Company leases its principal office under a lease agreement that qualifies as an operating lease. The Company records the rental under the lease agreement in the operating expense when incurred.

Commitments and contingencies

In the normal course of business, the Company is subject to loss contingencies, such as legal proceedings and claims arising out of its business, that cover a wide range of matters, including, among others, government investigations and tax matters. In accordance with ASC No. 450 Sub topic 20, “Loss Contingencies”, the Company records accruals for such loss contingencies when it is probable that a liability has been incurred and the amount of loss can be reasonably estimated.

Urumqi Feng Hui Direct Lending Limited

NOTES TO THE FINANCIAL STATEMENTS
June 30, 2015

2. Summary of Significant Accounting Policies (cont.)

Recently issued accounting standards

The Company has considered all new accounting pronouncements and has concluded that there are no new pronouncements that may have a material impact on results of operations, financial condition, or cash flows, based on current information.

3. Risks

(a) Credit risk

Credit risk is one of the most significant risks for the Company’s business. Credit risk exposures arise principally in lending activities which is an off-balance sheet financial instrument.

Credit risk is controlled by the application of credit approvals, limits and monitoring procedures. The Company manages credit risk through in-house research and analysis of the Chinese economy and the underlying obligors and transaction structures. To minimize credit risk, the Company requires collateral in the form of rights to cash, securities or property and equipment.

The Company identifies credit risk collectively based on industry, geography and customer type. This information is monitored regularly by management.

In measuring the credit risk of lending loans to corporate customers, the Company mainly reflects the “probability of default” by the customer on its contractual obligations and considers the current financial position of the customer and the exposures to the customer and its likely future development. For individual customers, the Company uses standard approval procedures to manage credit risk for personal loans.

(b) Liquidity risk

The Company is also exposed to liquidity risk which is risk that it is unable to provide sufficient capital resources and liquidity to meet its commitments and business needs. Liquidity risk is controlled by the application of financial position analysis and monitoring procedures. When necessary, the Company will turn to other financial institutions and the owners to obtain short-term funding to meet the liquidity shortage.

(c) Foreign currency risk

A majority of the Company’s operating activities and a significant portion of the Company’s assets and liabilities are denominated in RMB, which is not freely convertible into foreign currencies. All foreign exchange transactions take place either through the Peoples’ Bank of China (“PBOC”) or other authorized financial institutions at exchange rates quoted by PBOC. Approval of foreign currency payments by the PBOC or other regulatory institutions requires submitting a payment application form together with suppliers’ invoices and signed contracts. The value of RMB is subject to changes in central government policies and to international economic and political developments affecting supply and demand in the China Foreign Exchange Trading System market.

Urumqi Feng Hui Direct Lending Limited

NOTES TO THE FINANCIAL STATEMENTS
June 30, 2015

4. Loans Receivable, Net

The annual interest rates on loans issued ranged between 10% ~ 24% for the six months ended June 30, 2015 and 2014, respectively.

Loans receivable consist of the following:

	June 30, 2015	December 31, 2014
	(Unaudited)
Business loans	$42,080,278	$46,692,158
Personal loans	101,041,939	86,386,267
Total Loan receivable	143,122,217	133,078,425
Allowance for loan losses
Collectively assessed	(1,431,222)	(1,330,784)
Individually assessed	(409,246)	—
Allowance for loan losses	(1,840,468)	(1,330,784)
Loans receivable, net	$141,281,749	$131,747,641

The Company originates loans to customers located primarily in Urumqi City, Xinjiang Province. This geographic concentration of credit exposes the Company to a higher degree of risk associated with this economic region.

All loans are short-term loans that the Company has made to either business or individual customers. As of June 30, 2015 and December 31, 2014, the Company had 34 and 30 business loan customers, and 80 and 65 personal loan customers, respectively. Most loans are either guaranteed by a third party whose financial strength is assessed by the Company to be sufficient or secured by collateral. Allowance on loan losses are estimated on quarterly basis in accordance with probable based on an assessment of specific evidence indicating doubtful collection, historical experience, loan balance aging and prevailing economic conditions

For six months ended June 30, 2015 and 2014, a provision of $501,888 and a reversal of $17,364 were charged/ recognized to the statement of income, respectively. No write-offs against allowances have occurred for these years.

Interest on loans receivable is accrued and credited to income as earned. The Company determines a loan’s past due status by the number of days that have elapsed since a borrower has failed to make a contractual loan payment. Accrual of interest is generally discontinued when either (i) reasonable doubt exists as to the full, timely collection of interest or principal or (ii) when a loan becomes past due by more than 90 days.

The following table presents nonaccrual loans with aging over 90 days by classes of loan portfolio as of June 30, 2015 and December 31, 2014, respectively:

	June 30, 2015	December 31, 2014
	(Unaudited)
Business loans	$937,991	$955,093
Personal loans	1,686,092	1,301,660
	$2,624,083	$2,256,753

The following table represents the aging of loans as of June 30, 2015 by type of loan:

	1-89 Days Past Due	90-179 Days Past Due	180-365 Days Past Due	Over 1 year Past Due	Total Past Due	Current	Total Loans
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Business loans	$3,110,267	$—	$—	$937,991	$4,048,258	$38,032,020	$42,080,278
Personal loans	1,964,379	1,686,092	—	—	3,650,471	97,391,468	101,041,939
	$5,074,646	$1,686,092	$—	$937,991	$7,698,729	$135,423,488	$143,122,217

Urumqi Feng Hui Direct Lending Limited

NOTES TO THE FINANCIAL STATEMENTS
June 30, 2015

4. Loans Receivable, Net (cont.)

The following table represents the aging of loans as of December 31, 2014 by type of loan:

	1-89 Days Past Due	90-179 Days Past Due	180-365 Days Past Due	Over 1 year Past Due	Total Past Due	Current	Total Loans
Business loans	$—	$—	$406,769	$548,324	$955,093	$45,737,065	$46,692,158
Personal loans	—	1,301,660	—	—	1,301,660	85,084,607	86,386,267
	$—	$1,301,660	$406,769	$548,324	$2,256,753	$130,821,672	$133,078,425

Analysis of loans by collateral

The following table summarizes the Company’s loan portfolio by collateral as of June 30, 2015:

	Business loans	Personal loans	Total
	(Unaudited)	(Unaudited)	(Unaudited)
Guarantee backed loans	$7,377,881	$78,765,879	$86,143,760
Pledged assets backed loans	25,420,705	11,553,824	36,974,529
Collateral backed loans	9,281,691	10,722,237	20,003,928
	$42,080,277	$101,041,940	$143,122,217

The following table summarizes the Company’s loan portfolio by collateral as of December 31, 2014:

	Business loans	Personal loans	Total
Guarantee backed loans	$4,930,036	$73,442,890	$78,372,926
Pledged assets backed loans	36,230,068	11,218,679	47,448,747
Collateral backed loans	5,532,054	1,724,698	7,256,752
	$46,692,158	$86,386,267	$133,078,425

Most guarantee backed loans were guaranteed by investors (See note 19).

Collateral Backed Loans

A collateral backed loan is a loan in which the borrower puts up an asset under their ownership, possession or control, as collateral for the loan. An asset usually is land use rights, inventory, equipment or buildings. The loan is secured against the collateral and we do not take physical possession of the collateral at the time the loan is made. We will verify ownership of the collateral and then register the collateral with the appropriate government entities to complete the secured transaction. In the event that the borrower defaults, we can then take possession of the collateral asset and sell it to recover the outstanding balance owed. If the sale proceed of the collateral asset is not sufficient to pay off the debt, we will file a lawsuit against the borrower and seek judgment for the remaining balance.

Pledged Asset Backed Loans

Pledged assets backed loans are loans with pledged assets. The pledged assets are usually certificates of deposit. Lenders take physical possession of the pledged assets at the time the loan is made and do not need to register them with government entities to secure the loan. If the borrower defaults, we can sell the assets to recover the outstanding balance owed.

Both collateral loans and pledged loans are considered secured loans. The amount of a loan that lenders provide depends on the value of the collateral pledged. Beginning 2013, the Company does not provide unsecured loans.

Guarantee Backed Loans

A guaranteed loan is a loan guaranteed by a corporation or high net worth individual. As of June 30, 2015 and December 31, 2014, guaranteed loans make up 60.2% and 58.4% of our direct loan portfolio, respectively.

Urumqi Feng Hui Direct Lending Limited

NOTES TO THE FINANCIAL STATEMENTS
June 30, 2015

5. Allowance for Loan Losses

The allowance for loan losses is maintained at a level considered adequate to provide for losses that can be reasonably anticipated. Management performs a quarterly evaluation of the adequacy of the allowance. The allowance is based on the Company’s past loan loss history, known and inherent risks in the portfolio, adverse situations that may affect the borrower’s ability to repay, the estimated value of any underlying collateral, composition of the loan portfolio, current economic conditions and other relevant factors. This evaluation is inherently subjective as it requires material estimates that may be susceptible to significant revision as more information becomes available.

The allowance is calculated at portfolio-level since our loans portfolio is typically of smaller balance homogenous loans and is collectively evaluated for impairment.

For the purpose of calculating portfolio-level reserves, we have grouped our loans into two portfolio segments: Corporate and Personal. The allowance consists of the combination of a quantitative assessment component based on statistical models, a retrospective evaluation of actual loss information to loss forecasts, value of collaterals and could include a qualitative component based on management judgment.

In estimating the probable loss of the loan portfolio, the Company also considers qualitative factors such as current economic conditions and/or events in specific industries and geographical areas, including unemployment levels, trends in real estate values, peer comparisons, and other pertinent factors such as regulatory guidance. Finally, as appropriate, the Company also considers individual borrower circumstances and the condition and fair value of the loan collateral, if any.

In addition, the Company also calculates the provision amount as below:

1.       General Reserve — is based on total loan receivable balance and to be used to cover unidentified probable loan loss. The General Reserve is required to be no less than 1% of total loan receivable balance.

2.       Special Reserve — is fund set aside covering losses due to risks related to a particular region, industry, company or type of loans. The reserve rate could be decided based on management estimate of loan collectability.

While management uses the best information available to make loan loss allowance evaluations, adjustments to the allowance may be necessary based on changes in economic and other conditions or changes in accounting guidance.

The following tables present the activity in the allowance for loan losses and related recorded investment in loans receivable by classes of the loans individually and collectively evaluated for impairment as of and for the six months ended June 30, 2015 and 2014:

For the Six Months ended June 30, 2015

	Business loans	Personal loans	Total
	(Unaudited)	(Unaudited)	(Unaudited)
Beginning balance	$466,921	$863,863	$1,330,784
Charge-offs	—	—	—
Provisions	363,128	146,556	509,684
Ending balance	$830,049	$1,010,419	$1,840,468

Urumqi Feng Hui Direct Lending Limited

NOTES TO THE FINANCIAL STATEMENTS
June 30, 2015

5. Allowance for Loan Losses (cont.)

For the Six Months ended June 30, 2014

	Business loans	Personal loans	Total
	(Unaudited)	(Unaudited)	(Unaudited)
Beginning balance	$268,201	$482,363	$750,564
Charge-offs	—	—	—
Provisions/(reversal)	34,081	(55,968)	(21,887)
Ending balance	$302,282	$426,395	$728,677

6. Loan impairment

A loan is considered impaired when, based on current information and events, it is probable that the Company will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement. Factors considered by management in determining impairment include payment status, collateral value and the probability of collecting scheduled principal and interest payments when due. Loans that experience insignificant payment delays and payment shortfalls generally are not classified as impaired. Management determines the significance of payment delays and payment shortfalls on a case-by-case basis, taking into consideration all of the circumstances surrounding the loan and the borrower, including the length of the delay, the reasons for the delay, the borrower’s prior payment record and the amount of the shortfall in relation to the principal and interest owed. Impairment is measured on a loan by loan basis for corporate and personal loans by either the present value of expected future cash flows discounted at the loan’s effective interest rate or the fair value of the collateral if the loan is collateral dependent.

An allowance for loan losses is established for an impaired loan if its carrying value exceeds its estimated fair value. Currently, estimated fair values of substantially all of the Company’s impaired loans are measured based on the estimated fair value of the loan’s collateral which approximates to the carrying value due to the short term nature of the loans.

Loans with modified terms are classified as troubled debt restructurings if the Company grants such borrowers concessions and it is deemed that those borrowers are experiencing financial difficulty. Concessions granted under a troubled debt restructuring generally involve a temporary below market rate reduction in interest rate or an extension of a loan’s stated maturity date. Non-accrual troubled debt restructurings are restored to accrual status if principal and interest payments, under the modified terms, are current for six consecutive months after modification. Loans classified as troubled debt restructurings are designated as impaired.

Even though the Company allows a one-time loan extension with a period up to the original loan period, which is usually twelve months. The principal of the loan remains the same and the interest rate is fixed at the current interest rate at the time of extension. Therefore, there were no troubled debt restructurings during the six months ended June 30, 2015 and 2014, respectively.

7. Property and Equipment

The Company’s property and equipment used to conduct day-to-day business are recorded at cost less accumulated depreciation. Depreciation expenses are calculated using straight-line method over the estimated useful life below:

	Useful Life years	June 30, 2015	December 31, 2014
		(Unaudited)
Furniture and fixtures	5	$327	$325
Vehicles	4	152,207	56,145
Electronic equipment	3	13,698	13,615
Less: accumulated depreciation		(31,605)	(50,118)
Property and equipment, net		$134,627	$19,967

Depreciation expense totaled $21,378 and $6,703 for the six months ended June 30, 2015 and 2014, respectively.

Urumqi Feng Hui Direct Lending Limited

NOTES TO THE FINANCIAL STATEMENTS
June 30, 2015

8. EQUITY INVESTMENT, AT COST

	June 30, 2015	December 31, 2014
	(Unaudited)
Beginning balance	$—	$—
Addition	4,092,457	—
Less: impairment loss	—	—
Ending balance	$4,092,457	$—

In January 2015, the Company made a commitment to invest a 5% paid-in capital in Xinjiang Microcredit Refinancing Co., Ltd. (“Microcredit Refinancing”). Microcredit Refinancing is a newly formed micro refinancing company in The People’s Republic of China with total registered capital of RMB 1,000,000,000 (approximately $163,698,271). As at June 30, 2015, Microcredit Refinancing has a paid-in capital of RMB 500,000,000 (approximately $81,849,136), and the Company invested RMB 25,000,000 (approximately $4,092,457) in Microcredit Refinancing, and the remaining RMB 25,000,000 will be installed over a three-year period. Such investment is accounted for under the cost method as the Company does not have significant influence over Microcredit Refinancing. The fair value of this investment approximated $4,092,457 as of June 30, 2015.

9. Short-term Bank Loans

Bank name	Interest rate	Term	June 30, 2015	December 31. 2014
			(Unaudited)
China Merchants Bank	Fixed annual rate of 12%	From January 27, 2015 to December 26, 2015	$1,636,983	$—
Shanghai Pudong Development Bank	Fixed annual rate of 7.8%	From March 21, 2014 to March 21, 2015	—	3,254,149
Shanghai Pudong Development Bank	Fixed annual rate of 7.8%	From April 15, 2014 to April 15, 2015	—	4,067,686
			$1,636,983	$7,321,835

As of June 30, 2015 and December 31, 2014, the short-term bank loans have maturity terms within 1 year. Interest expense incurred on short-term loans $191,184 and $457,670 for the six months ended June 30, 2015 and 2014, respectively.

The short-term bank loan from China Merchants Bank was entrusted by the former related party of the Company, Urumqi Changhe Financing Guarantee Co., Ltd. Other short-term bank loans were guaranteed by investors. (See Note 19) The Company subsequently repaid matured bank loans.

10. Secured Loan

Lender name	Interest rate	Term	June 30, 2015	December 31, 2014
			(Unaudited)
China Great Wall Assets Management Co. Ltd.	Fixed annual rate of 12%	From August 25, 2014 to August 24, 2015	$16,255,238	$16,156,850
China Great Wall Assets Management Co. Ltd.	Fixed annual rate of 12%	From May 22, 2015 to May 21, 2016	9,952,855	—
			$26,208,093	$16,156,850

As of June 30, 2015 and December 31, 2014, the secured loan has maturity terms within 1 year. Interest expense incurred on the secured loan was $1,107,509 and nil for the six months ended June 30, 2015 and 2014, respectively.

The Secured loan was guaranteed by investors. (See Note 19)

Urumqi Feng Hui Direct Lending Limited

NOTES TO THE FINANCIAL STATEMENTS
June 30, 2015

11. OTHER LOANS

	June 30, 2015	December 31, 2014
	(Unaudited)
Xinjiang Microcredit Refinancing Co. Ltd.	$8,184,914	$—

– Other loans, Xinjiang Microcredit Refinancing Co., Ltd., was made by the following arrangement:

Lender name	Interest rate	Term	Amount
Xinjiang Microcredit Refinancing Co. Ltd.	Fixed annual rate of 12.0%	From March 19, 2015 to September 18, 2015	$8,184,914

Interest expense incurred on the above loans for the six months ended June 30, 2015 was $283,624. The proceeds from these loans were used to fund its operations.

12. OTHER CURRENT LIABILITIES

Other current liabilities as of June 30, 2015 and December 31, 2014 consisted of:

	June 30, 2015	December 31, 2014
	(Unaudited)
Interest payable	$210,818	$71,771
Stamp duty payable	—	2,398
Other payables	243,860	126,617
	$454,678	$200,786

13. Other Operating Expense

Other operating expense for the six months ended June 30, 2015 and 2014 consisted of:

	For the Six Months Ended June 30,
	2015	2014
	(Unaudited)	(Unaudited)
Depreciation and amortization	$21,378	$6,703
Guarantee fee	76,574	94,088
Legal and professional expenses	988,451	108,244
Office related expenses	72,984	249,995
Travelling and entertainment	124,283	39,781
Rental expense	—	21,141
Fees on loans	235,435	56,473
Total	$1,519,105	$576,425

14. Employee Retirement Benefit

The Company has made employee benefit contribution in accordance with Chinese relevant regulations, including retirement insurance, unemployment insurance, medical insurance, work injury insurance and birth insurance. The Company recorded the contribution in the salary and employee charges when incurred. The contributions made by the Company were $33,344 and $7,570 for the six months ended June 30, 2015 and 2014, respectively.

Urumqi Feng Hui Direct Lending Limited

NOTES TO THE FINANCIAL STATEMENTS
June 30, 2015

15. Distribution of Profit

The Company declared dividend of RMB 68,000,000 (approximately $10,685,440) to its investors on February 13, 2015, and all dividend was paid as of March 31, 2015.

16. paid-inCapital

The Company was established on June 12, 2009 with paid-in capital of $7,313,470 (RMB50, 000,000).

In May 2010, the Company increased its paid-in capital to $19,030,446 (RMB130,000,000) by contributions of $11,716,976 (RMB80,000,000) from both existing and new investors for working capital purpose.

In June 2010, the Company increased its paid-in capital to $21,959,262 (RMB150,000,000) by contributions of $2,928,816 (RMB20,000,000) from both existing and new investors for working capital purpose.

In August 2011, the Company increased its paid-in capital to $45,493,103 (RMB300,000,000) by contributions of $23,533,841 (RMB150,000,000) from both existing and new investors for working capital purpose.

In September 2014, the Company increased its paid-in capital to $94,188,868 (RMB600,000,000) by contributions of $48,695,765 (RMB300,000,000) from both existing and new investors for working capital purpose.

17. Statutory Reserves

In accordance with the PRC regulations, the Company is required to provide statutory reserve, which is appropriated from net income as reported in the Company’s statutory accounts. The Company is required to allocate 10% of its annual after-tax profit to the statutory reserve until such reserve has reached 50% of its respective registered capital based on the enterprise’s PRC statutory accounts. The statutory reserves can only be used for specific purposes and are not distributable as cash dividends. As of June 30, 2015 and December 31, 2014, statutory serves did not reach 50% of its perspective registered capital.

18. TAXATION

As stipulated by the Taxation Law of PRC, the Company is subject to PRC income tax rate of 25%. The Company is a qualified enterprise engaged in industry list of Western Development Strategy and is therefore entitled to preferential tax rate of 15%.

The Company evaluates the level of authority for each uncertain tax position (including the potential application of interest and penalties) based on the technical merits, and measures the unrecognized benefits associated with the tax positions. For the six months ended June 30, 2015 and 2014, the Company had no unrecognized tax benefits.

The Company does not anticipate any significant increase to its liability for unrecognized tax benefit within the next 12 months. The Company will classify interest and penalties related to income tax matters, if any, in income tax expense.

	For the Six Months Ended June 30,
	2015	2014
	(Unaudited)	(Unaudited)
Income tax expense is comprised of:
Current income tax	$1,608,731	$520,797
Deferred income tax	(100,926)	232,891
Total provision for income taxes	$1,507,805	$753,688

Deferred income taxes are recognized for tax consequences in future years of differences between the tax bases of assets and liabilities and their reported amounts in the financial statements at each year-end and tax loss carry forwards.

Urumqi Feng Hui Direct Lending Limited

NOTES TO THE FINANCIAL STATEMENTS
June 30, 2015

18. TAXATION (cont.)

The reconciliation between the effective income tax rate and the PRC statutory income tax rate of 25% is as follows:

	For the Six Months Ended June 30,
	2015	2014
	(Unaudited)	(Unaudited)
PRC statutory tax rate	25.0%	25.0%
Effect of preferential income tax rate	(10.0)%	(10.0)%
Others	1.6%	(0.1)%
Effective tax rate	16.6%	14.9%

The enterprise income tax payable as follows:

	June 30, 2015	December 31, 2014
	(Unaudited)
Income Tax Payable	$964,660	$1,445,007

19. Related Party Transactions

1) Nature of relationships with related parties

Name	Relationships with the Company
Xinjiang Puzhao Technology Development Co., Ltd.	A non-controlling investor
Xinjiang Nolde Equity Investment Limited Partership	A non-controlling investor
Xinjiang Huajun Energy Saving Equipment Co., Ltd.	A non-controlling investor
Xinjiang Shuangcheng Equity Investment Co., Ltd.	A non-controlling investor
Xinjiang Ronghui Brothers Investment Co., Ltd.	A former non-controlling investor
Xinjiang Yongji Commercial Trading Co., Ltd.	A non-controlling investor
Xinjiang Shenghe Dairy Co., Ltd.	A non-controlling investor
Xinjiang Ruide Lighting Co., Ltd.	A non-controlling investor
Liu Yuanqing	A non-controlling investor
Guo Xiaoyan	A non-controlling investor
Chen Hong	A non-controlling investor
Zhang Jianfeng	A non-controlling investor
Ma Shiyao	A non-controlling investor
Xinjiang Xinrui Hongcheng Commercial Trading Co., Ltd.	A non-controlling investor
Li Jingping	General manager of the Company and a non-controlling investor
Qi Wen	Legal representative of the Company and a non-controlling investor
Xinjiang Xinheng Guarantee Co., Ltd.	A related company of a non-controlling investor
Liu Shaohua	A management of a non-controlling investor
Pan Chunju	A management of a non-controlling investor
Li Yuehua	A management of a non-controlling investor
Zheng Yongde	A management of a non-controlling investor
Wang Xijuan	A management of a non-controlling investor
Han Guifen	A management of a non-controlling investor
Shi Xiaofang	A management of a non-controlling investor
Liu Peng	A management of a non-controlling investor
Wang Qing	A management of a non-controlling investor
Li Xincai	A management of a non-controlling investor
Shi Feng	A management of a non-controlling investor
Xinjiang Century Lily Financing Guarantee Co., Ltd.	A related company of a non-controlling investor

Urumqi Feng Hui Direct Lending Limited

NOTES TO THE FINANCIAL STATEMENTS
June 30, 2015

19. Related Party Transactions (cont.)

2) Related party transactions

A. Loans — Loans to the related parties of the Company, and outstanding balances are as follows:

	For the Six Months Ended June 30,		June 30,	December 31,
Related party	2015	2014	2015	2014
	(Unaudited)	(Unaudited)	(Unaudited)
Pan Chunju	$—	$454,118	$—	$976,245
Li Yuehua	919,536	—	3,282,698	2,349,496
Han Guifen	1,301,999	—	1,309,586	1,627,075
Shi Xiaofang	—	1,183,950	—	2,814,839
Liu Peng	—	—	1,309,586	1,301,660
Li Xincai	—	—	—	1,627,075
Shi Feng	—	—	—	1,627,075
	$2,221,535	$1,638,068	$5,907,870	$12,323,465

Interest income derived from above loans to related parties were $766,424 and $224,123 for the six months ended June 30, 2015 and 2014, respectively. These loans were made in the normal course of the Company’s lending operation. The interest rates on above loans issued ranged between 21.36% ~ 24% and 10% ~ 24% for the six months ended June 30, 2015 and 2014, respectively.

B. Guarantees

— Guarantees provided by investors and related parties to the loans receivable of the Company, and outstanding balances are as follows:

	For the six months ended June 30		June 30	December 31
Investor name	2015	2014	2015	2014
	(Unaudited)	(Unaudited)	(Unaudited)
Xinjiang Puzhao Technology Development Co., Ltd.	$6,347,243	$—	$13,888,161	$17,269,769
Xinjiang Nolde Equity Investment Limited Partnership	—	—	3,418,020	4,772,210
Xinjiang Huajun Energy Saving Equipment Co., Ltd.	5,663,694	6,675,087	3,568,622	3,579,564
Xinjiang Shuangcheng Equity Investment Co., Ltd.	—	454,118	—	—
Xinjiang Ronghui Brothers Investment Co., Ltd.	—	—	—	—
Xinjiang Yongji Commercial Trading Co., Ltd.	3,499,121	—	3,519,513	8,965,181
Xinjiang Shenghe Dairy Co., Ltd.	2,441,247	—	2,455,474	4,799,870
Xinjiang Ruide Lighting Co., Ltd.	2,766,747	—	8,880,631	7,354,377
Li Jingping	—	4,496,206	—	1,073,869
Liu Yuanqing	325,500	147,114	327,397	—
Qi Wen	919,536	—	6,736,184	7,395,054
Xinjiang XinruiHongcheng Commercial Trading Co., Ltd.	—	—	—	3,498,210
Xinjiang Xinheng Guarantee Co., Ltd.	—	—	9,903,745	12,284,413
Xinjiang Century Lily Financing Guarantee Co., Ltd.	1,906,886	—	998,559	—
	$23,869,974	$11,772,525	$53,696,306	$70,992,517

- Guarantees provided by investors to the short-term bank loans of the Company are as follows:

Bank name	Loan amount	Term	Investor name
China Merchants Bank	$1,636,983	From January 27, 2015 to December 26, 2015	Qi Wen
			Li Jingping

Urumqi Feng Hui Direct Lending Limited

NOTES TO THE FINANCIAL STATEMENTS
June 30, 2015

19. Related Party Transactions (cont.)

- Guarantees provided by investors to the secured loan of the Company are as follows:

Lender name	Loan amount	Term	Investor name
China Great Wall Assets Management Co. Ltd.	$16,255,238	From August 25, 2014 to August 24, 2015	Xinjiang Puzhao Technology Development Co., Ltd.
			Xinjiang Huajun Energy Saving Equipment Co., Ltd.
			Qi Wen
China Great Wall Assets Management Co. Ltd.	$9,952,855	From May 22, 2015 to May 21, 2016	Xinjiang Puzhao Technology Development Co., Ltd.
			Xinjiang Huajun Energy Saving Equipment Co., Ltd.
			Qi Wen
			Li Jingping
			Zhao Ming

20. Concentration of Credit Risks

As of June 30, 2015 and December 31, 2014, the Company held cash of $501,719 and $116,132, respectively that is uninsured by the government authority. To limit exposure to credit risk relating to deposits, the Company primarily places cash deposits only with large financial institutions in the PRC with acceptable credit ratings.

The Company’s operations are carried out in the PRC. Accordingly, the Company’s business, financial condition and results of operations may be influenced by the political, economic and legal environments in the PRC as well as by the general state of the PRC’s economy. The business may be influenced by changes in governmental policies with respect to laws and regulations, anti-inflationary measures, currency conversion and remittance abroad, and rates and methods of taxation, among other things.

No customer accounted for more than 10% of total loan balance as of June 30, 2015 and December 31, 2014.

21. Commitments and Contingencies

Operating lease

The Company did not have any operating lease as at June 30, 2015.

Legal proceeding

As of June 30, 2015, the Company was involved in one lawsuit with its loan customer, Luoyang Yongcheng Agricultural Machinery Manufacturing Co., Ltd. , for the claim of delinquent balances $0.71 million. The case has not been adjudicated by the Court as of June 30, 2015.

22. Subsequent Event

Contingencies

During the period from July 1, 2015 to the date of this report, the Company was involved in three lawsuits, which is related to its loan business. The Company initiated legal proceedings to collect delinquent loan balance from the borrowers. These three cases with an aggregated claim of $5.06 million are still at the initial stage of the litigation and remain unresolved.

Adrie Global Holdings Limited
cONSOLIDATED Balance Sheets

	September 30, 2015	December 31, 2014
	(Unaudited)
ASSETS
Cash and cash equivalents	$2,415,646	$116,132
Loans receivable, net of allowance for loan losses $2,249,206 and $1,330,784 for September 30, 2015 and December 31, 2014, respectively	132,442,330	131,747,641
Interest and fee receivable	973,680	631,389
Equity investment, at cost	3,928,470	—
Property and equipment, net	127,126	19,967
Deferred tax assets	331,457	—
Other assets	283,373	322,045
Total Assets	$140,502,082	$132,837,174

LIABILITIES AND INVESTORS’ EQUITY
Liabilities
Short-term bank loans	$5,499,859	$7,321,835
Other Loans	15,713,882	—
Secured loan	9,554,040	16,156,850
Dividends payable	—	5,723,970
Taxes payable	1,056,954	2,079,766
Deferred tax liabilities	—	21,494
Other current liabilities	702,563	200,786
Total liabilities	32,527,298	31,504,701

Investors’ equity
Common Stock (par value $0.00000005 per share, 20,000,000 shares authorized; 20,000,000 and 20,000,000 shares issued and outstanding at September 30, 2015 and December 31, 2014, respectively)	1	1
Additional paid-in capital	94,188,868	94,188,868
Statutory reserves	3,243,069	3,243,069
Retained earnings	10,709,129	272,313
Accumulated other comprehensive (loss)/income	(166,283)	3,628,222
Total Investors’ Equity	107,974,784	101,332,473
Total Liabilities and Investors’ Equity	$140,502,082	$132,837,174

See notes to the unaudited consolidated financial statements

Certain of the assets of the VIEs can be used only to settle obligations of the consolidated VIEs. Conversely, liabilities recognized as a result of consolidating these VIEs do not represent additional claims on the Company’s general assets.

Adrie Global Holdings Limited
CONSOLIDATED Statements of INCOME and Comprehensive Income

	For The Nine Months Ended September 30,
	2015	2014
	(Unaudited)	(Unaudited)
Interest income
Interests and fees on loans	$18,642,841	$11,051,804
Interests and fees on loans-related parties	1,068,518	467,473
Interests on deposits with banks	2,615	8,003
Total interest and fee income	19,713,974	11,527,280

Interest expense
Interest expenses on short-term bank loans	(317,512)	(839,976)
Interest expenses and fees on secured loan	(1,635,023)	(193,442)
Interest expenses on other loans	(647,447)	—
Total interest expense	(2,599,982)	(1,033,418)

Provision for loan losses	(991,749)	(632,831)
Net Interest Income	16,122,243	9,861,031
Non-interest income	13,393	—

Non-interest expense
Salaries and employee surcharge	(558,243)	(412,625)
Business taxes and surcharge	(1,102,472)	(645,528)
Other operating expenses	(2,039,648)	(1,051,531)
Total non-interest expense	(3,700,363)	(2,109,684)

Income Before Tax	12,435,273	7,751,347
Income tax expense	(1,998,457)	(1,163,188)
Net Income	10,436,816	6,588,159

Other comprehensive income
Foreign currency translation adjustments	(3,794,505)	(322,526)
Comprehensive Income	$6,642,311	$6,265,633

Weighted-average common shares outstanding – basic and diluted	20,000,000	20,000,000

Earnings per share – Basic and diluted	$0.52	$0.33

See notes to the unaudited consolidated financial statements

Adrie Global Holdings Limited
CONSOLIDATED Statements of Cash Flows

	For the Nine Months Ended September 30,
	2015	2014
	(Unaudited)	(Unaudited)
Cash Flows from Operating Activities:
Net income	$10,436,816	$6,588,159
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	30,403	10,029
Gain on disposal of property and equipment	(13,149)	—
Deferred tax expenses	(360,377)	497,667
Provision for loan losses	991,749	632,831
Changes in operating assets and liabilities:
Interest and fee receivable	(529,518)	(3,036,569)
Other assets	26,527	(466,817)
Taxes payable	(983,776)	(788,435)
Other current liabilities	684,038	275,213
Net Cash provided by Operating Activities	10,282,713	3,712,078

Cash Flows from Investing Activities:
Originated loans disbursement	(171,626,599)	(148,537,019)
Purchase of property and equipment	(158,212)	—
Proceeds from disposal of property and equipment	29,295	—
Purchase of investment	(4,068,746)	—
Repayment of loans from customers	165,113,351	85,253,972
Net Cash Used in Investing Activities	(10,710,911)	(63,283,047)

Cash Flows from Financing Activities:
Proceeds from issuing capital	1	48,695,765
Proceeds from short-term bank borrowings	11,290,210	45,517,084
Repayment of short-term bank borrowings	(13,013,011)	(43,927,111)
(Repayment) /Proceeds of secured loan	(5,886,096)	16,120,130
Proceeds from other loans	16,104,469	—
Payments of dividends	(5,725,461)	(5,651,183)
Net Cash Provided by Financing Activities	2,770,112	60,754,685

Effect of Exchange Rate Changes on Cash and Cash Equivalents	(42,400)	(14,816)
Net Increase In Cash and Cash Equivalents	2,299,514	1,168,900
Cash and Cash Equivalents at Beginning of Period	116,132	204,317
Cash and Cash Equivalents at End of Period	$2,415,646	$1,373,217

Supplemental Cash Flow Information
Cash paid for interest expense	$2,470,406	$974,051
Cash paid for income tax	$3,294,329	$2,103,335

See notes to the unaudited consolidated financial statements

Adrie Global Holdings Limited
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
September 30, 2015

1. ORGANIZATION AND PRINCIPAL ACTIVITIES

Adrie Global Holdings Limited (“ADRIE,” together with its subsidiaries, “the Company”), was incorporated under the laws of British Virgin Islands on November 19, 2014. The Company, through its subsidiaries and variable interest entities engages in the business of providing loan facilities to micro, small and medium sized enterprises (“MSMEs”) and sole proprietors in Xinjiang Uyghur Autonomous Region (“Xinjiang Province”) of the People’s Republic of China (“PRC”)

On February 11, 2015, ADRIE has incorporated China Feng Hui Financial Holding Group Co., Limited (“Feng Hui Holding”) in Hong Kong with registered capital of HKD 1. Feng Hui Holding operates through two wholly-owned subsidiaries: Xinjiang Feng Hui Jing Kai Direct Lending Limited (“Jing Kai”) and Feng Hui Ding Xin (Beijing) Financial Consulting Co., Limited (“Ding Xin”).

On May 14, 2015, through capital subscription, ADRIE through Feng Hui Holding has established with 100% of ownership Jing Kai. On May 20, 2015, through capital subscription, ADRIE through Feng Hui Holding has established with 100% of ownership Ding Xin. Unaudited consolidated financial statements as of and for the nine months ended September 30, 2015 included ADRIE, Feng Hui holding, Jin Kai, Ding Xin and Feng Hui. The balance sheet as of September 30, 2015, and the statements of income and comprehensive income and the statement of cash flow for the nine months ended September 30, 2015 were retrospectively adjusted to furnish comparative information, and included Feng Hui Holding, Jin Kai, Ding Xin and Feng Hui. ADRIE recognized the acquired entities’ assets and liabilities at their carrying amounts in the accounts of the acquired entities at the date of the capital transaction under common control. After the completion of the capital transactions, the group mainly conducts business through Feng Hui. The number of shares in the computation of earnings per share has been retrospectively stated that 20,000,000 shares were issued and outstanding as at the beginning of the year.

On May 14, 2015, Feng Hui Holdings has established Jing Kai under the laws of People’s Republic of China with registered capital of USD 80,000,000 and has no operations of its own so far.

On May 20, 2015, Feng Hui Holdings has established Ding Xin with registered capital of USD 1,000,000 and was engaged in the business of financial consulting services.

Urumqi Feng Hui Direct Lending Limited (“Feng Hui”) is a company established under the laws of the People’s Republic of China (“PRC”) on June 12, 2009 and its investors as of September 30, 2015 consists of 9 PRC companies and 7 PRC individuals. Feng Hui is a microcredit company primarily engaged in providing direct loan services to small-to-medium sized enterprises (“SMEs”), farmers and individuals in Xinjiang Province, PRC.

Currently, Feng Hui involved as a variable interest entities (“VIE”) by a series of VIE Agreements with Ding Xin.

VIE AGREEMENTS WITH FENG HUI

On July 16, 2015, the Company through its indirectly wholly owned subsidiary, Ding Xin, entered into a series of VIE Agreements with Feng Hui and Feng Hui investors. The purpose of the VIE Agreements is solely to give Ding Xin the exclusive control over Feng Hui’s management and operations.

The significant terms of the exclusive business corporation agreement are summarized below:

Share Pledge Agreement

Under the Share Pledge Agreement between the Feng Hui Investors and Ding Xin, the 16 Feng Hui Investors pledged all of their equity interests in Feng Hui to Ding Xin to guarantee the performance of Feng Hui’s obligations under the Exclusive Business Cooperation Agreement. Under the terms of the agreement, in the event that Feng Hui or its investors breach their respective contractual obligations under the Exclusive Business Cooperation Agreement, Ding Xin, as pledgee, will be entitled to certain rights, including, but not limited to, the right to collect dividends generated by the pledged equity interests. The Feng Hui investors also agreed that upon occurrence of any event of default, as set forth in the Share Pledge Agreement, Ding Xin is entitled to dispose of the pledged equity interest

Adrie Global Holdings Limited
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
September 30, 2015

1. ORGANIZATION AND PRINCIPAL ACTIVITIES (cont.)

in accordance with applicable PRC laws. The Feng Hui investors further agree not to dispose of the pledged equity interests or take any actions that would prejudice Ding Xin’s interest.

Exclusive Option Agreement

Under the Exclusive Option Agreement, the Feng Hui investors irrevocably granted Ding Xin (or its designee) an exclusive option to purchase, to the extent permitted under PRC law, once or at multiple times, at any time, part or all of their equity interests in Feng Hui. The option price is equal to the capital paid in by the Feng Hui investors subject to any appraisal or restrictions required by applicable PRC laws and regulations.

Exclusive Business Agreement

Under the Exclusive Business Cooperation Agreement, the Feng Hui investors irrevocably granted Ding Xin an exclusive right for being the service provider of Feng Hui (included its subsidiaries, other group companies and other investments) to provide certain commercial services. During the effective period of the agreement, Feng Hui is not allowed to accept commercial services from any third party other than Ding Xin. These services included but not limited to software development, regular business financial and management consultation and training for professionals and technical staff.

Upon a series of VIE Agreements, currently, substantially all of ADRIE’s consolidated assets are held, and its consolidated revenues and income are generated, by Feng Hui, its consolidated variable interest entity that is controlled by contractual arrangements. Feng Hui is based in Urumqi, the capital city and business hub of Xinjiang Province, and most of Feng Hui’s lending activities are to enterprises and individual proprietors based there.

As of September 30, 2015, the group structure of Adrie Group is as follow:

2. Summary of Significant Accounting Policies

Basis of presentation

The unaudited interim consolidated financial statements of the Company and its subsidiaries are prepared and presented in accordance with accounting principles generally accepted in the United States (“U.S. GAAP”).

Adrie Global Holdings Limited
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
September 30, 2015

2. Summary of Significant Accounting Policies (cont.)

The interim financial information as of September 30, 2015 and for nine months ended September 30, 2015 and 2014 have been prepared without audit, pursuant to the rules and regulations of the Securities and Exchange Commission (the “SEC”) and pursuant to Regulation S-X. Certain information and footnote disclosures, which are normally included in annual financial statements prepared in accordance with U.S. GAAP, have been omitted pursuant to those rules and regulations. The interim consolidated financial information should be read in conjunction with the financial statements and the notes thereto, included in the Company’s audited financial statements for the fiscal year ended December 31, 2014.

In the opinion of management, all adjustments (which include normal recurring adjustments) necessary to present a fair presentation of the Company’s financial position as of September 30,2015, its results of operations and its cash flows for the nine months ended September 30,2015 and 2014, as applicable, have been made. The unaudited interim results of operations are not necessarily indicative of the operating results for the full fiscal year or any future periods.

The consolidated financial statements include the financial statements of the Company, its VIE and subsidiaries, including the wholly-foreign owned enterprises (“WFOEs”).

A subsidiary is an entity in which (i) the Company directly or indirectly controls more than 50% of the voting power; or (ii) the Company has the power to appoint or remove the majority of the members of the board of directors or to cast a majority of votes at the meeting of the board of directors or to govern the financial and operating policies of the investee pursuant to a statute or under an agreement among the investors or equity holders.

All significant inter-company transactions and balances have been eliminated upon consolidation.

Cash and cash equivalents

Cash and cash equivalents consist of bank deposits with original maturities of three months or less, which are unrestricted as to withdrawal and use the Company maintains accounts at banks and has not experienced any losses from such concentrations.

Loans receivable, net

Loans receivable primarily represent loan amount due from customers. Loans receivable are recorded at unpaid principal balances and allowance that reflects the Company’s best estimate of the amounts that will not be collected. The loans receivable portfolio consists of corporate loans and personal loans (See Note 4).

Allowance for loan losses

The allowance for loan losses is increased by charges to income and decreased by charge offs (net of recoveries). Recoveries represent subsequent collection of amounts previously charged-off. The increase in allowance for loan losses is the netting effect of “reversal” and “provision” for both business and personal loans. If the ending balance of the allowance for loan losses after any charge offs (net of recoveries) is less than the beginning balance, it will be recorded as a “reversal”; if it is larger, it will be recorded as a “provision” in the allowance for loan loss. The netting amount of the “reversal” and the “provision” is presented in the statements of income and comprehensive income

The Company recognizes a charge-off when management determines that full repayment of a loan is not probable. The primary factor in making that determination is the potential outcome of a lawsuit against the delinquent debtor. The Company will recognize a charge-off when the Company loses contact with the delinquent borrower for more than nine months or when the court rules against the Company to seize the collateral asset of the delinquent debt from either the guarantor or borrower. The Company has not recorded a charge-off to date.

The allowance for loan losses is maintained at a level believed to be reasonable by management to absorb probable losses inherent in the portfolio as of each balance sheet date. The allowance is based on factors such as the size and

Adrie Global Holdings Limited
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
September 30, 2015

2. Summary of Significant Accounting Policies (cont.)

current risk characteristics of the portfolio, an assessment of individual loan and actual loss, delinquency, and/or risk rating record within the portfolio (Note 5). The Company evaluates its allowance for loan losses on a quarterly basis or more often as necessary.

Interest and fee receivable

Interest and fee receivable are accrued and credited to income as earned. The Company determines a loan past due status by the number of days that have elapsed since a borrower has failed to make a contractual loan payment. Accrual of interest is generally discontinued when either (i) reasonable doubt exists as to the full, timely collection of interest or principal or (ii) when a loan becomes past due by more than 90 days. Additionally, any previously accrued but uncollected interest is reversed. Subsequent recognition of income occurs only to the extent payment is received, subject to management’s assessment of the collectability of the remaining interest and principal. Loans are generally restored to an accrual status when it is no longer delinquent and collectability of interest and principal is no longer in doubt and past due interest is recognized at that time.

The interest reversed due to the above reason was nil and nil as of September 30, 2015 and December 31, 2014, respectively.

Equity investment, at cost

Investment of the Company is comprised of investment in privately-held company. The Company does not have significant influence or control on the investment. The cost method of accounting is used. Under the cost method, the Company carries the investment at cost and recognizes income to the extent of dividends received from the distribution of the investee’s post-acquisition profits.

Property and equipment

The property and equipment are stated at cost less accumulated depreciation. The depreciation is computed on a straight-line method over the estimated useful lives of the assets with 5% salvage value. Estimated useful lives of property and equipment are stated in Note 7.

The Company eliminates the cost and related accumulated depreciation of assets sold or otherwise retired from the accounts and includes any gain or loss in the statement of income. The Company charges maintenance, repairs and minor renewals directly to expenses as incurred; major additions and betterment to equipment are capitalized.

Impairment of long-lived assets

The Company applies the provisions of ASC No. 360 Sub topic 10, “Impairment or Disposal of Long-Lived Assets”(ASC 360-10) issued by the Financial Accounting Standards Board (“FASB”). ASC 360-10 requires that long-lived assets be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable through the estimated undiscounted cash flows expected to result from the use and eventual disposition of the assets. Whenever any such impairment exists, an impairment loss will be recognized for the amount by which the carrying value exceeds the fair value.

The Company tests long-lived assets, including property and equipment and finite lived intangible assets, for impairment at least annually or more frequently upon the occurrence of an event or when circumstances indicate that the net carrying amount is greater than its fair value. Assets are grouped and evaluated at the lowest level for their identifiable cash flows that are largely independent of the cash flows of other groups of assets. The Company considers historical performance and future estimated results in its evaluation of potential impairment and then compares the carrying amount of the asset to the future estimated cash flows expected to result from the use of the asset. If the carrying amount of the asset exceeds estimated expected undiscounted future cash flows, the Company measures the amount of impairment by comparing the carrying amount of the asset to its fair value. The estimation

Adrie Global Holdings Limited
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
September 30, 2015

2. Summary of Significant Accounting Policies (cont.)

of fair value is generally measured by discounting expected future cash flows as the rate the Company utilizes to evaluate potential investments. The Company estimates fair value based on the information available in making whatever estimates, judgments and projections are considered necessary. There were no impairment losses in the nine months ended September 30, 2015 and 2014.

Fair values of financial instruments

ASC Topic 825, Financial Instruments (“Topic 825”) requires disclosure of fair value information of financial instruments, whether or not recognized in the balance sheets, for which it is practicable to estimate that value. In cases where quoted market prices are not available, fair values are based on estimates using present value or other valuation techniques. Those techniques are significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. In that regard, the derived fair value estimates cannot be substantiated by comparison to independent markets and, in many cases, could not be realized in immediate settlement of the instruments. Topic 825 excludes certain financial instruments and all nonfinancial assets and liabilities from its disclosure requirements. Accordingly, the aggregate fair value amounts do not represent the underlying value of the Company.

Level 1 inputs to the valuation methodology are quoted prices (unadjusted) for identical assets or liabilities in active markets.

Level 2 inputs to the valuation methodology include quoted prices for similar assets and liabilities in active markets, and inputs that are observable for the assets or liability, either directly or indirectly, for substantially the full term of the financial instruments.

Level 3 inputs to the valuation methodology are unobservable and significant to the fair value.

As of September 30, 2015 and December 31, 2014, financial instruments of the Company primarily comprise of cash, loans receivable, accrued interest receivables, equity investment, other receivables, short-term bank loans, deposits payables and accrued expenses, which were carried at cost on the balance sheets, and carrying amounts approximated their fair values because of their generally short maturities.

Foreign currency translation and transactions

The Company’s financial statements are presented in the U.S. dollar (US$), which is the Company’s reporting currency. The Company use Renminbi Yuan (“RMB”) as their functional currency. Transactions in foreign currencies are initially recorded at the functional currency rate ruling at the date of transaction. Any differences between the initially recorded amount and the settlement amount are recorded as a gain or loss on foreign currency transaction in the statements of income. Monetary assets and liabilities denominated in foreign currency are translated at the functional currency rate of exchange ruling at the balance sheet date. Any differences are taken to profit or loss as a gain or loss on foreign currency translation in the statements of income.

In accordance with ASC 830, Foreign Currency Matters, the Company translated the assets and liabilities into US $ using the rate of exchange prevailing at the applicable balance sheet date and the statements of income and cash flows are translated at an average rate during the reporting period. Adjustments resulting from the translation are recorded in investors’ equity as part of accumulated other comprehensive income.

	September 30, 2015	December 31, 2014
	(Unaudited)
Balance sheet items, except for equity accounts	6.3638	6.1460

Adrie Global Holdings Limited
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
September 30, 2015

2. Summary of Significant Accounting Policies (cont.)

	For the Nine Months ended September 30,
	2015	2014
	(Unaudited)	(Unaudited)
Items in the statements of income and comprehensive income, and statements of cash flows	6.1735	6.1480

Use of estimates

The preparation of financial statements in conformity with U.S.GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates. On an ongoing basis, management reviews these estimates using the currently available information. Changes in facts and circumstances may cause the Company to revise its estimates. Significant accounting estimates reflected in the financial statements include: (i) the allowance for doubtful debts; (ii) accrual of estimated liabilities; and (iii) contingencies and litigation.

Revenue recognition

The Company recognizes revenue when persuasive evidence of an arrangement exists, service has been performed, the price is fixed or determinable and collection is reasonably assured.

Interest and fees on loans are accrued monthly in accordance with their contractual terms and recorded in accrued interest receivable. The Company does not charge prepayment penalty from customers.

Non-interest expenses

Non-interest expenses primarily consist of salary and benefits for employees, traveling cost, entertainment expenses, depreciation of equipment, office rental expenses, professional service fee, office supply, etc.

Income tax

Current income taxes are provided for in accordance with the laws of the relevant taxing authorities. As part of the process of preparing financial statements, the Company is required to estimate its income taxes in each of the jurisdictions in which it operates. The Company accounts for income taxes using the liability method. Under this method, deferred income taxes are recognized for tax consequences in future years of differences between the tax bases of assets and liabilities and their reported amounts in the financial statements at each year-end and tax loss carry forwards. Deferred tax assets and liabilities are measured using enacted tax rates applicable for the differences that are expected to affect taxable income.

The Company adopts a more likely than not threshold and a two-step approach for the tax position measurement and financial statement recognition. Under the two-step approach, the first step is to evaluate the tax position for recognition by determining if the weight of available evidence indicates that it is more likely than not that the position will be sustained, including resolution of related appeals or litigation process, if any. The second step is to measure the tax benefit as the largest amount that is more than 50% likely of being realized upon settlement. As of September 30, 2015 and December 31, 2014, the Company did not have any uncertain tax position.

Comprehensive income

Comprehensive income includes net income and foreign currency adjustments. Comprehensive income is reported in the statements of operations and comprehensive income.

Adrie Global Holdings Limited
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
September 30, 2015

2. Summary of Significant Accounting Policies (cont.)

Accumulated other comprehensive income, as presented on the balance sheets are the cumulative foreign currency translation adjustments.

Operating leases

The Company leases its principal office under a lease agreement that qualifies as an operating lease. The Company records the rental under the lease agreement in the operating expense when incurred.

Commitments and contingencies

In the normal course of business, the Company is subject to loss contingencies, such as legal proceedings and claims arising out of its business, that cover a wide range of matters, including, among others, government investigations and tax matters. In accordance with ASC No. 450 Sub topic 20, “Loss Contingencies”, the Company records accruals for such loss contingencies when it is probable that a liability has been incurred and the amount of loss can be reasonably estimated.

Recently issued accounting standards

The Company has considered all new accounting pronouncements and has concluded that there are no new pronouncements that may have a material impact on results of operations, financial condition, or cash flows, based on current information.

3. Risks

(a) Credit risk

Credit risk is one of the most significant risks for the Company’s business. Credit risk exposures arise principally in lending activities which is an off-balance sheet financial instrument.

Credit risk is controlled by the application of credit approvals, limits and monitoring procedures. The Company manages credit risk through in-house research and analysis of the Chinese economy and the underlying obligors and transaction structures. To minimize credit risk, the Company requires collateral in the form of rights to cash, securities or property and equipment.

The Company identifies credit risk collectively based on industry, geography and customer type. This information is monitored regularly by management.

In measuring the credit risk of lending loans to corporate customers, the Company mainly reflects the “probability of default” by the customer on its contractual obligations and considers the current financial position of the customer and the exposures to the customer and its likely future development. For individual customers, the Company uses standard approval procedures to manage credit risk for personal loans.

(b) Liquidity risk

The Company is also exposed to liquidity risk which is risk that it is unable to provide sufficient capital resources and liquidity to meet its commitments and business needs. Liquidity risk is controlled by the application of financial position analysis and monitoring procedures. When necessary, the Company will turn to other financial institutions and the owners to obtain short-term funding to meet the liquidity shortage.

(c) Foreign currency risk

A majority of the Company’s operating activities and a significant portion of the Company’s assets and liabilities are denominated in RMB, which is not freely convertible into foreign currencies. All foreign exchange transactions take place either through the Peoples’ Bank of China (“PBOC”) or other authorized financial institutions at exchange

Adrie Global Holdings Limited
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
September 30, 2015

3. Risks (cont.)

rates quoted by PBOC. Approval of foreign currency payments by the PBOC or other regulatory institutions requires submitting a payment application form together with suppliers’ invoices and signed contracts. The value of RMB is subject to changes in central government policies and to international economic and political developments affecting supply and demand in the China Foreign Exchange Trading System market.

4. Loans Receivable, Net

The interest rates on loans issued ranged between 18.36% ~ 22.44% and 10% ~ 24% for the nine months ended September 30, 2015 and 2014, respectively.

Loans receivable consist of the following:

	September 30, 2015	December 31, 2014
	(Unaudited)
Business loans	$40,783,808	$46,692,158
Personal loans	93,907,728	86,386,267
Total Loan receivable	134,691,536	133,078,425
Allowance for impairment losses
Collectively assessed	(1,337,801)	(1,330,784)
Individually assessed	(911,405)	—
Allowance for loan losses	(2,249,206)	(1,330,784)
Loans receivable, net	$132,442,330	$131,747,641

 The Company originates loans to customers located primarily in Urumqi City, Xinjiang Province. This geographic concentration of credit exposes the Company to a higher degree of risk associated with this economic region.

All loans are short-term loans that the Company has made to either business or individual customers. As of September 30, 2015 and December 31, 2014, the Company had 33 and 30 business loan customers, and 94 and 65 personal loan customers, respectively. Most loans are either guaranteed by a third party whose financial strength is assessed by the Company to be sufficient or secured by collateral. Allowance on loan losses are estimated on quarterly basis in accordance with probable based on an assessment of specific evidence indicating doubtful collection, historical experience, loan balance aging and prevailing economic conditions.

For nine months ended September 30, 2015 and 2014, a provision of $991,749 and $632,831 were charged to the statement of income, respectively. No write-offs against allowances have occurred for these years.

Interest on loans receivable is accrued and credited to income as earned. The Company determines a loan’s past due status by the number of days that have elapsed since a borrower has failed to make a contractual loan payment. Accrual of interest is generally discontinued when either (i) reasonable doubt exists as to the full, timely collection of interest or principal or (ii) when a loan becomes past due by more than 90 days.

The following table presents nonaccrual loans with aging over 90 days by classes of loan portfolio as of September 30, 2015 and December 31, 2014, respectively:

	September 30, 2015	December 31, 2014
	(Unaudited)
Business loans	$2,985,638	$955,093
Personal loans	3,504,196	1,301,660
	$6,489,834	$2,256,753

Adrie Global Holdings Limited
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
September 30, 2015

4. Loans Receivable, Net (cont.)

The following table represents the aging of loans as of September 30, 2015 by type of loan:

	1-89 Days Past Due	90-179 Days Past Due	180-365 Days Past Due	Over 1 year Past Due	Total Past Due	Current	Total Loans
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Business loans	$—	$2,985,638	$—	$—	$2,985,638	$37,798,170	$40,783,808
Personal loans	94,283	1,885,666	1,618,530	—	3,598,479	90,309,249	93,907,728
	$94,283	$4,871,304	$1,618,530	$—	$6,584,117	$128,107,419	$134,691,536

The following table represents the aging of loans as of December 31, 2014 by type of loan:

	1-89 Days Past Due	90-179 Days Past Due	180-365 Days Past Due	Over 1 year Past Due	Total Past Due	Current	Total Loans
Business loans	$—	$—	$406,769	$548,324	$955,093	$45,737,065	$46,692,158
Personal loans	—	1,301,660	—	—	1,301,660	85,084,607	86,386,267
	$—	$1,301,660	$406,769	$548,324	$2,256,753	$130,821,672	$133,078,425

Analysis of loans by collateral

The following table summarizes the Company’s loan portfolio by collateral as of September 30, 2015:

	Business loans	Personal loans	Total
	(Unaudited)	(Unaudited)	(Unaudited)
Guarantee backed loans	$8,920,772	$40,548,100	$49,468,872
Pledged assets backed loans	22,841,698	10,170,024	33,011,722
Collateral backed loans	9,021,338	43,189,604	52,210,942
	$40,783,808	$93,907,728	$134,691,536

The following table summarizes the Company’s loan portfolio by collateral as of December 31, 2014:

	Business loans	Personal loans	Total
Guarantee backed loans	$4,930,036	$73,442,890	$78,372,926
Pledged assets backed loans	36,230,068	11,218,679	47,448,747
Collateral backed loans	5,532,054	1,724,698	7,256,752
	$46,692,158	$86,386,267	$133,078,425

Most guarantee backed loans were guaranteed by investors (See note 20).

Collateral Backed Loans

A collateral backed loan is a loan in which the borrower puts up an asset under their ownership, possession or control, as collateral for the loan. An asset usually is land use rights, inventory, equipment or buildings. The loan is secured against the collateral and we do not take physical possession of the collateral at the time the loan is made. We will verify ownership of the collateral and then register the collateral with the appropriate government entities to complete the secured transaction. In the event that the borrower defaults, we can then take possession of the collateral asset and sell it to recover the outstanding balance owed. If the sale proceed of the collateral asset is not sufficient to pay off the debt, we will file a lawsuit against the borrower and seek judgment for the remaining balance.

Pledged Asset Backed Loans

Pledged assets backed loans are loans with pledged assets. The pledged assets are usually certificates of deposit. Lenders take physical possession of the pledged assets at the time the loan is made and do not need to register them

Adrie Global Holdings Limited
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
September 30, 2015

4. Loans Receivable, Net (cont.)

with government entities to secure the loan. If the borrower defaults, we can sell the assets to recover the outstanding balance owed.

Both collateral loans and pledged loans are considered secured loans. The amount of a loan that lenders provide depends on the value of the collateral pledged. Beginning 2013, the Company does not provide unsecured loans.

Guarantee Backed Loans

A guaranteed loan is a loan guaranteed by a corporation or high net worth individual. As of September 30, 2015 and December 31, 2014, guaranteed loans make up 36.3% and 58.4% of our direct loan portfolio, respectively.

5. Allowance for Loan Losses

The allowance for loan losses is maintained at a level considered adequate to provide for losses that can be reasonably anticipated. Management performs a quarterly evaluation of the adequacy of the allowance. The allowance is based on the Company’s past loan loss history, known and inherent risks in the portfolio, adverse situations that may affect the borrower’s ability to repay, the estimated value of any underlying collateral, composition of the loan portfolio, current economic conditions and other relevant factors. This evaluation is inherently subjective as it requires material estimates that may be susceptible to significant revision as more information becomes available.

The allowance is calculated at portfolio-level since our loans portfolio is typically of smaller balance homogenous loans and is collectively evaluated for impairment.

For the purpose of calculating portfolio-level reserves, we have grouped our loans into two portfolio segments: Corporate and Personal. The allowance consists of the combination of a quantitative assessment component based on statistical models, a retrospective evaluation of actual loss information to loss forecasts, value of collaterals and could include a qualitative component based on management judgment.

In estimating the probable loss of the loan portfolio, the Company also considers qualitative factors such as current economic conditions and/or events in specific industries and geographical areas, including unemployment levels, trends in real estate values, peer comparisons, and other pertinent factors such as regulatory guidance. Finally, as appropriate, the Company also considers individual borrower circumstances and the condition and fair value of the loan collateral, if any.

In addition, the Company also calculates the provision amount as below:

1.      General Reserve — is based on total loan receivable balance and to be used to cover unidentified probable loan loss. The General Reserve is required to be no less than 1% of total loan receivable balance.

2.       Special Reserve — is fund set aside covering losses due to risks related to a particular country, region, industry, company or type of loans. The reserve rate could be decided based on management estimate of loan collectability.

While management uses the best information available to make loan loss allowance evaluations, adjustments to the allowance may be necessary based on changes in economic and other conditions or changes in accounting guidance.

The following tables present the activity in the allowance for loan losses and related recorded investment in loans receivable by classes of the loans individually and collectively evaluated for impairment as of and for the nine months ended September 30, 2015 and 2014:

Adrie Global Holdings Limited
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
September 30, 2015

5. Allowance for Loan Losses (cont.)

For the Nine Months ended September 30, 2015

	Business loans	Personal loans	Total
	(Unaudited)	(Unaudited)	(Unaudited)
Beginning balance	$466,921	$863,863	$1,330,784
Charge-offs	—	—	—
Provisions	439,529	552,220	991,749
Effect of foreign currency translation	(31,910)	(41,417)	(73,327)
Ending balance: collectively and individually evaluated for impairment	$876,540	$1,374,666	$2,249,206

For the Nine Months ended September 30, 2014

	Business loans	Personal loans	Total
	(Unaudited)	(Unaudited)	(Unaudited)
Beginning balance	$268,201	$482,363	$750,564
Charge-offs	—	—	—
Provisions	198,403	434,428	632,831
Effect of foreign currency translation	(1,269)	(2,482)	(3,571)
Ending balance: collectively and individually evaluated for impairment	$465,335	$914,309	$1,379,644

6. Loan impairment

A loan is considered impaired when, based on current information and events, it is probable that the Company will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement. Factors considered by management in determining impairment include payment status, collateral value and the probability of collecting scheduled principal and interest payments when due. Loans that experience insignificant payment delays and payment shortfalls generally are not classified as impaired. Management determines the significance of payment delays and payment shortfalls on a case-by-case basis, taking into consideration all of the circumstances surrounding the loan and the borrower, including the length of the delay, the reasons for the delay, the borrower’s prior payment record and the amount of the shortfall in relation to the principal and interest owed. Impairment is measured on a loan by loan basis for corporate and personal loans by either the present value of expected future cash flows discounted at the loan’s effective interest rate or the fair value of the collateral if the loan is collateral dependent.

An allowance for loan losses is established for an impaired loan if its carrying value exceeds its estimated fair value. Currently, estimated fair values of substantially all of the Company’s impaired loans are measured based on the estimated fair value of the loan’s collateral which approximates to the carrying value due to the short term nature of the loans.

Loans with modified terms are classified as troubled debt restructurings if the Company grants such borrowers concessions and it is deemed that those borrowers are experiencing financial difficulty. Concessions granted under a troubled debt restructuring generally involve a temporary below market rate reduction in interest rate or an extension of a loan’s stated maturity date. Non-accrual troubled debt restructurings are restored to accrual status if principal and interest payments, under the modified terms, are current for six consecutive months after modification. Loans classified as troubled debt restructurings are designated as impaired.

Even though the Company allows a one-time loan extension with a period up to the original loan period, which is usually twelve months. The principal of the loan remains the same and the interest rate is fixed at the current interest rate at the time of extension. Therefore, there were no troubled debt restructurings during the nine months ended September 30, 2015 and 2014, respectively.

Adrie Global Holdings Limited
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
September 30, 2015

7. Property and Equipment

The Company’s property and equipment used to conduct day-to-day business are recorded at cost less accumulated depreciation. Depreciation expenses are calculated using straight-line method over the estimated useful life below:

	Useful Life years	September 30, 2015	December 31, 2014
		(Unaudited)
Furniture and fixtures	5	$4,293	$325
Vehicles	4	146,108	56,145
Electronic equipment	3	15,954	13,615
Less: accumulated depreciation		(39,229)	(50,118)
Property and equipment, net		$127,126	$19,967

Depreciation expense totaled $30,403 and $10,029 for the nine months ended September 30, 2015 and 2014, respectively.

8. EQUITY INVESTMENT,  AT COST

	September 30, 2015	December 31, 2014
	(Unaudited)
Beginning balance	$—	$—
Addition	3,928,470	—
Less: impairment loss	—	—
Ending balance	$3,928,470	$—

In January 2015, the Company made a commitment to invest a 5% paid-in capital in Xinjiang Microcredit Refinancing Co., Ltd. (“Microcredit Refinancing”). Microcredit Refinancing is a newly formed micro refinancing company in The People’s Republic of China with total registered capital of RMB 1,000,000,000 (approximately $157,138,816). As at September 30, 2015, Microcredit Refinancing has a paid-in capital of RMB 500,000,000 (approximately $78,569,408), and the Company invested RMB 25,000,000 (approximately $3,928,470) in Microcredit Refinancing, and the remaining RMB 25,000,000 will be installed over a three-year period. Such investment is accounted for under the cost method as the Company does not have significant influence over Microcredit Refinancing. The cost of this investment approximated $3,928,470 as of September 30, 2015.

9. Short-term Bank Loans

Bank name	Interest rate	Term	September 30, 2015	December 31. 2014
			(Unaudited)
China Merchants Bank	Fixed annual rate of 12%	From January 27, 2015 to December 26, 2015	$1,571,388	$—
Rural Commercial Bank	Fixed annual rate of 10%	From July 23, 2015 to December 22, 2015	3,928,471	—
Shanghai Pudong Development Bank	Fixed annual rate of 7.8%	From March 21, 2014 to March 21, 2015	—	3,254,149
Shanghai Pudong Development Bank	Fixed annual rate of 7.8%	From April 15, 2014 to April 15, 2015	—	4,067,686
			$5,499,859	$7,321,835

Adrie Global Holdings Limited
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
September 30, 2015

9. Short-term Bank Loans (cont.)

As of September 30, 2015 and December 31, 2014, the short-term bank loans have maturity terms within 1 year. Interest expense incurred on short-term loans was $317,512 and $746,415 for the nine months ended September 30, 2015 and 2014, respectively.

The short-term bank loans from China Merchants Bank and Rural Commercial Bank were entrusted by the former related party of the Company, Urumqi Changhe Financing Guarantee Co., Ltd. Other short-term bank loans were guaranteed by investors. (See Note 20) The Company subsequently repaid matured bank loans.

10. Secured Loan

Lender name	Interest rate	Term	September 30, 2015	December 31, 2014
			(Unaudited)
China Great Wall Assets Management Co. Ltd.	Fixed annual rate of 12%	From August 25, 2014 to August 24, 2015	$—	$16,156,850
China Great Wall Assets Management Co. Ltd.	Fixed annual rate of 12%	From May 22, 2015 to May 21, 2016	9,554,040	—
			$9,554,040	$16,156,850

As of September 30, 2015 and December 31, 2014, the secured loan has maturity terms within 1 year. Interest expense incurred on the secured loan was $1,635,023 and $193,442 for the nine months ended September 30, 2015 and 2014, respectively.

The Secured loan was guaranteed by investors. (See Note 20)

11. Other loans

	September 30, 2015	December 31, 2014
	(Unaudited)
Xinjiang Microcredit Refinancing Co. Ltd.	$15,713,882	$—

– Loans from Xinjiang Microcredit Refinancing Co., Ltd., was made by the following arrangement:

Lender name	Interest rate	Term	Amount
Xinjiang Microcredit Refinancing Co. Ltd.	Fixed annual rate of 12.0%	From August 10, 2015 to August 9, 2016	$785,694
Xinjiang Microcredit Refinancing Co. Ltd.	Fixed annual rate of 12.0%	From August 24, 2015 to August 23, 2016	785,694
Xinjiang Microcredit Refinancing Co. Ltd.	Fixed annual rate of 12.0%	From August 25, 2015 to August 24, 2016	3,142,776
Xinjiang Microcredit Refinancing Co. Ltd.	Fixed annual rate of 12.0%	From September 1, 2015 to August 31, 2016	3,142,776
Xinjiang Microcredit Refinancing Co. Ltd.	Fixed annual rate of 12.0%	From September 23, 2015 to September 22, 2016	7,856,942
			$15,713,882

Interest expense incurred on the above loans for the nine months ended September 30, 2015 was $647,447. The proceeds from these loans were used to fund its operations.

Adrie Global Holdings Limited
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
September 30, 2015

12. OTHER CURRENT LIABILITIES

Other current liabilities as of September 30, 2015 and December 31, 2014 consisted of:

	September 30, 2015	December 31, 2014
	(Unaudited)
Interest payable	$192,931	$71,771
Stamp duty payable	—	2,398
Accrual	138,529	—
Other payables	371,103	126,617
	$702,563	$200,786
13. Other Operating Expense

Other operating expense for the nine months ended September 30, 2015 and 2014 consisted of:

	For the Nine Months Ended September 30,
	2015	2014
	(Unaudited)	(Unaudited)
Depreciation and amortization	$30,911	$10,029
Guarantee fee	138,940	160,580
Legal and professional expenses	1,190,492	218,874
Office related expenses	144,100	400,249
Travelling and entertainment	202,658	79,484
Rental expense	—	31,680
Fees on loans	332,547	150,635
Total	$2,039,648	$1,051,531

14. Employee Retirement Benefit

The Company has made employee benefit contribution in accordance with Chinese relevant regulations, including retirement insurance, unemployment insurance, medical insurance, work injury insurance and birth insurance. The Company recorded the contribution in the salary and employee charges when incurred. The contributions made by the Company were $47,389 and $11,317 for the nine months ended September 30, 2015 and 2014, respectively.

15. Distribution of Profit

The Company declared dividend of RMB 68,000,000 (approximately $10,685,440) to its investors on February 13, 2015, and all dividend was paid as of March 31, 2015.

16. COMMON STOCK

The Company was established on November 19, 2014 with share capital $1 which consisted of 1 share with a par value of $1

On April 14, 2015, the Company has redeemed the 1 share and authorized 20,000,000 with par value $0.000000005 to various investors which has been established by investors of Feng Hui.

Adrie Global Holdings Limited
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
September 30, 2015

16. COMMON STOCK (cont.)

As of September 30, 2015, the detail investor and ultimate beneficial owner list is as follow:

Investor Name	No. of Shares	Share %	Place of Incorporation	Name of Beneficial Owner (D)=Director
RUIHENG GLOBAL LIMITED	5,919,238	29.59619%	BVI	QI, Wen (D)
YANGWEI GLOBAL LIMITED	3,293,142	16.46571%	BVI	LI, Jingping (D)
FAVOUR PLUS GLOBAL LIMITED	971,428	4.85714%	BVI	PAN, Chunju (D) ZHAO, Ming
QIXIANG GLOBAL LIMITED	893,714	4.46857%	BVI	SHI, Feng (D) FENG, Mengshi
YIMAO ENTERPRISES LIMITED	1,068,572	5.34286%	BVI	YANG, Zhisan (D) JIANG, Guidong YANG, Yali
JIYI GLOBAL INVESTMENTS LIMITED	1,923,428	9.61714%	BVI	LIANG, Zandong (D)
CHANGMAN LIMITED	935,810	4.67905%	BVI	WANG, Qing (D) FENG, Shuangping GUO, Xiaoyan
ZHAN ZHAO LIMITED	1,217,524	6.08762%	BVI	JIN, Cheng (D) LI, Xincai WANG, Peixiang MA, Shiyao SUN, Ningbo
TAVISTOCK GLOBAL LIMITED	323,810	1.61905%	BVI	ZHANG, Jianfeng (D)
ZHONG YUN HOLDINGS LIMITED	476,000	2.38000%	BVI	ZHENG, Yongde (D)
JIEGUAN LIMITED	495,428	2.47714%	BVI	SHI, Xiaofang (D)
MULTIDEAL LIMITED	971,430	4.85715%	BVI	CHEN, Hong (D)
XINGLIN LIMITED	939,048	4.69524%	BVI	LIU, Yuanqing (D) YANG, Yaping
PRESTIGE YEAR LIMITED	571,428	2.85714%	BVI	QIU, Ping CHIN, Mei-Hwa (D)
TOTAL	20,000,000	100.00%

17. Statutory Reserves

In accordance with the PRC regulations, the Company is required to provide statutory reserve, which is appropriated from net income as reported in the Company’s statutory accounts. The Company is required to allocate 10% of its annual after-tax profit to the statutory reserve until such reserve has reached 50% of its respective registered capital based on the enterprise’s PRC statutory accounts. The statutory reserves can only be used for specific purposes and are not distributable as cash dividends. As of September 30, 2015 and December 31, 2014, statutory serves did not reach 50% of its perspective registered capital.

Adrie Global Holdings Limited
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
September 30, 2015

18. EARNINGS PER ORDINARY SHARE

The following table sets forth the computation of basic and diluted earnings per common share for the nine months ended September 30, 2015 and 2014, respectively:

	For the Nine Months Ended September 30,
	2015	2014
	(Unaudited)	(Unaudited)
Net income attributable to the common shareholders	$10,436,816	$6,588,159
Basic weighted-average common shares outstanding	20,000,000	20,000,000
Effect of dilutive securities	—	—
Diluted weighted-average common shares outstanding	20,000,000	20,000,000
Earnings per share:
Basic	$0.52	$0.33
Diluted	$0.52	$0.33

Basic earnings per share are computed by dividing the net income by the weighted average number of common shares outstanding during the period. Diluted earnings per share were the same as basic earnings per share due to the lack of dilutive items in the Company nine months ended September 30, 2015.

19. TAXATION

ADRIE is incorporated in the British Virgin Islands with zero income tax rate. ADRIE did not generate taxable income in the British Virgin Islands for the period from November 19, 2014 (date of inception) to September 30, 2015.

Feng Hui Holding was incorporated in Hong Kong and is subject to Hong Kong profits tax at 16.5%. No provision for Hong Kong income or profit tax has been made as the Company has no assessable profit for the period from February 11, 2015 (date of inception) to September 30, 2015. The cumulative tax losses will represent a deferred tax asset.

Jing Kai was incorporated in the People’s Republic of China. Jing Kai did not generate taxable income in the People’s Republic of China for the period from May 14, 2015 (date of inception) to September 30, 2015.

Ding Xin was incorporated in the People’s Republic of China. Ding Xin generated taxable income in the People’s Republic of China for the period from May 20, 2015 (date of inception) to September 30, 2015 and subject to PRC income tax at 25%.

Feng Hui was incorporated in the People’s Republic of China. Jing Kai generated taxable income in the People’s Republic of China for the nine months ended September 30, 2015.

As stipulated by the Taxation Law of PRC, the Company is subject to PRC income tax rate of 25%. The Company is a qualified enterprise engaged in industry list of Western Development Strategy and is therefore entitled to preferential tax rate of 15%.

The Company evaluates the level of authority for each uncertain tax position (including the potential application of interest and penalties) based on the technical merits, and measures the unrecognized benefits associated with the tax positions. For the nine months ended September 30, 2015 and 2014, the Company had no unrecognized tax benefits.

The Company does not anticipate any significant increase to its liability for unrecognized tax benefit within the next 12 months. The Company will classify interest and penalties related to income tax matters, if any, in income tax expense.

Adrie Global Holdings Limited
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
September 30, 2015

19. TAXATION (cont.)

	For the Nine Months Ended September 30,
	2015	2014
	(Unaudited)	(Unaudited)
Income tax expense is comprised of:
Current income tax	$2,358,834	$665,521
Deferred income tax	(360,377)	497,667
Total provision for income taxes	$1,998,457	$1,163,188

Deferred income taxes are recognized for tax consequences in future years of differences between the tax bases of assets and liabilities and their reported amounts in the financial statements at each year-end and tax loss carry forwards.

The reconciliation between the effective income tax rate and the PRC statutory income tax rate of 25% is as follows:

	For the Nine Months Ended September 30,
	2015	2014
	(Unaudited)	(Unaudited)
PRC statutory tax rate	25.0%	25.0%
Effect of preferential income tax rate	(10.0)%	(10.0)%
Others	1.1%	(0.2)%
Effective tax rate	16.1%	14.8%

The enterprise income tax payable as follows:

	September 30, 2015	December 31, 2014
	(Unaudited)
Income Tax Payable	$908,057	$1,445,007

20. Related Party Transactions

1) Nature of relationships with related parties

Name	Relationships with the Company
Xinjiang Puzhao Technology Development Co., Ltd.	A non-controlling investor
Xinjiang Nolde Equity Investment Limited Partership	A non-controlling investor
Xinjiang Huajun Energy Saving Equipment Co., Ltd.	A non-controlling investor
Xinjiang Shuangcheng Equity Investment Co., Ltd.	A non-controlling investor
Xinjiang Yongji Commercial Trading Co., Ltd.	A non-controlling investor
Xinjiang Shenghe Dairy Co., Ltd.	A non-controlling investor
Xinjiang Ruide Lighting Co., Ltd.	A non-controlling investor
Liu Yuanqing	A non-controlling investor
Guo Xiaoyan	A non-controlling investor
Chen Hong	A non-controlling investor
Zhang Jianfeng	A non-controlling investor
Ma Shiyao	A non-controlling investor
Xinjiang Xinrui Hongcheng Commercial Trading Co., Ltd.	A non-controlling investor
Li Jingping	General manager of the Company and a non-controlling investor

Adrie Global Holdings Limited
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
September 30, 2015

20. Related Party Transactions (cont.)

Name	Relationships with the Company
Qi Wen	Legal representative of the Company and a non-controlling investor
Xinjiang Xinheng Guarantee Co., Ltd.	A related company of a non-controlling investor
Liu Shaohua	A management of a non-controlling investor
Pan Chunju	A management of a non-controlling investor
Li Yuehua	A management of a non-controlling investor
Zheng Yongde	A management of a non-controlling investor
Wang Xijuan	A management of a non-controlling investor
Han Guifen	A management of a non-controlling investor
Shi Xiaofang	A management of a non-controlling investor
Liu Peng	A management of a non-controlling investor
Wang Qing	A management of a non-controlling investor
Li Xincai	A management of a non-controlling investor
Shi Feng	A management of a non-controlling investor
Xinjiang Century Lily Financing Guarantee Co., Ltd.	A related company of a non-controlling investor
Turpan Zhongxin Microfinance Co., Ltd.	A related company of a non-controlling investor
Wujiaqu Zhongyin Huifeng Microfinance Co., Ltd.	A related company of a non-controlling investor
Qiao Yonggang	Staff of the Company

2) Related party transactions

A. Loans — Loans to the related parties of the Company, and outstanding balances are as follows:

B.

	For the Nine Months Ended September 30,		September 30,	December 31,
Related party	2015	2014	2015	2014
	(Unaudited)	(Unaudited)	(Unaudited)
Pan Chunju	$—	$2,954,118	$—	$976,245
Li Yuehua	919,536	811,688	2,371,225	2,349,496
Han Guifen	1,301,999	1,623,377	1,257,111	1,627,075
Shi Xiaofang	—	2,807,327	—	2,814,839
Liu Peng	—	1,298,701	—	1,301,660
Wang Qing	—	1,534,091	—	—
Li Xincai	—	1,623,377	—	1,627,075
Shi Feng	—	1,623,377	—	1,627,075
	$2,221,535	$14,276,056	$3,628,336	$12,323,465

Interest income derived from above loans to related parties were $1,068,518 and $467,473 for the nine months ended September 30, 2015 and 2014, respectively. These loans were made in the normal course of the Company’s lending operation. The interest rates on above loans issued ranged between 21.36% ~ 24% and 10% ~ 24% for the nine months ended September 30, 2015 and 2014, respectively.

Adrie Global Holdings Limited
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
September 30, 2015

20. Related Party Transactions (cont.)

C. Guarantees

– Guarantees provided by investors and related parties to the loans receivable of the Company, and outstanding balances are as follows:

	For the Nine Months Ended September 30,		September 30,	December 31,
Investor name	2015	2014	2015	2014
	(Unaudited)	(Unaudited)	(Unaudited)
Xinjiang Puzhao Technology Development Co., Ltd.	$10,598,998	$16,126,623	$10,944,719	$17,269,769
Xinjiang Nolde Equity Investment Limited Partnership	—	1,298,701	2,023,948	4,772,210
Xinjiang Huajun Energy Saving Equipment Co., Ltd.	6,206,132	9,028,983	1,602,816	3,579,564
Xinjiang Shuangcheng Equity Investment Co., Ltd.	—	3,124,572	—	—
Xinjiang Yongji Commercial Trading Co., Ltd.	3,499,121	4,870,130	3,378,485	8,965,181
Xinjiang Shenghe Dairy Co., Ltd.	2,441,247	8,522,727	—	4,799,870
Xinjiang Ruide Lighting Co., Ltd.	2,766,747	3,652,597	5,028,442	7,354,377
Li Jingping	—	12,509,193	—	1,073,869
Liu Yuanqing	325,500	147,114	—	—
Qi Wen	919,536	4,326,299	2,632,075	7,395,054
Xinjiang XinruiHongcheng Commercial Trading Co., Ltd.	—	3,490,260	—	3,498,210
Xinjiang Xinheng Guarantee Co., Ltd.	—	11,444,805	785,694	12,284,413
Xinjiang Century Lily Financing Guarantee Co., Ltd.	1,906,886	—	188,567	—
Turpan Zhongxin Microfinance Co., Ltd.	1,898,532	—	2,278,513	—
Wujiaqu Zhongyin Huifeng Microfinance Co., Ltd.	2,712,189	—	2,357,082	—
Qiao Yonggang	47,862	—	47,142	—
	$33,322,750	$78,542,004	$31,267,483	$70,992,517

– Guarantees provided by investors to the short-term bank loans of the Company are as follows:

Bank name	Loan amount	Term	Investor name
China Merchants Bank	$1,571,388	From January 27, 2015 to December 26, 2015	Qi Wen
			Li Jingping

– Guarantees provided by investors to the secured loan of the Company are as follows:

Lender name	Loan amount	Term	Investor name
China Great Wall Assets Management Co. Ltd.	$9,554,040	From May 22, 2015 to May 21, 2016	Xinjiang Puzhao Technology Development Co., Ltd.
			Xinjiang Huajun Energy Saving Equipment Co., Ltd.
			Qi Wen
			Li Jingping
			Zhao Ming

Adrie Global Holdings Limited
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
September 30, 2015

21. Concentration of Credit Risks

As of September 30, 2015 and December 31, 2014, the Company held cash of $2,415,646 and $116,132, respectively that is uninsured by the government authority. To limit exposure to credit risk relating to deposits, the Company primarily places cash deposits only with large financial institutions in the PRC with acceptable credit ratings.

The Company’s operations are carried out in the PRC. Accordingly, the Company’s business, financial condition and results of operations may be influenced by the political, economic and legal environments in the PRC as well as by the general state of the PRC’s economy. The business may be influenced by changes in governmental policies with respect to laws and regulations, anti-inflationary measures, currency conversion and remittance abroad, and rates and methods of taxation, among other things.

No customer accounted for more than 10% of total loan balance as of September 30, 2015 and December 31, 2014.

22. Commitments and Contingencies

Operating lease

The Company did not have any operating lease as at September 30, 2015.

Legal proceeding

As of September 30, 2015, the Company was involved in four lawsuits with its loan customers for the claim of delinquent balances $5.27 million. These cases have been adjudicated by the Court in favor of the Company and one of these cases with an aggregated claim of $94,283 is in the process of enforcement. The remaining three cases with an aggregated claim of $5.18 million have not been settled.

23. Subsequent Event

Contingencies

During the period from October 1, 2015 to the date of this report, the Company was involved in three lawsuits, which is related to its loan business. The Company initiated legal proceedings to collect delinquent loan balance from the borrowers. These three cases with an aggregated claim of $5.06 million are still at the initial stage of the litigation and remain unresolved.

Merger acquisition

On January 11, 2016, Adrie Global Holdings Limited, the shareholders of Adrie Global Holdings Limited, Li Jingping, as representative of the shareholders of Adrie Global Holdings Limited, DT Asia Investments Limited and DeTiger Holdings Limited, as the representative of the shareholders of DT Asia Investments Limited, entered into a Share Exchange Agreement pursuant to which, among other things and subject to the terms and conditions contained therein, DT Asia Investments Limited will effect an acquisition of Adrie Global Holdings Limited and its subsidiaries by acquiring from the shareholders of Adrie Global Holdings Limited, all outstanding interests of Adrie Global Holdings Limited. In exchange for all of the shares of Adrie Global Holdings Limited, DT Asia Investments Limited will issue 20 million ordinary shares, with eight million of such shares (the “Escrow Shares”) being held in escrow and subject to forfeiture (1) should the post-combination company fail after the closing to meet certain minimum financial performance targets or (2) as a result of indemnification claims by DT Asia Investments Limited. One-third of the Escrow Shares shall be released upon the post-combination company obtaining certain specified adjusted consolidated net income targets in each of the calendar years 2016, 2017 and 2018.

Adrie Global Holdings Limited
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
September 30, 2015

23. Subsequent Event (cont.)

Immediately following the closing of the exchange, the board of directors of the post-combination company will consist of five directors, three of whom shall be designated by Adrie Global Holdings Limited and two shall be designated by DT Asia Investments Limited. The exchange will be accounted for as a “shell reverse acquisition” since, immediately following completion of the transaction (assuming the automatic conversion of 7,212,316 rights of DT Asia Investments Limited into approximately 721,231 ordinary shares at the closing of the exchange, (ii) the issuance of 8 million Escrow Shares, subject to forfeiture, and (iii) conversion of any Series A preferred stock of DT Asia Investments Limited into a contemplated 1 million ordinary shares, but excluding the effect of any outstanding DT Asia Investments Limited warrants and options), the shareholders of Adrie Global Holdings Limited immediately prior to the exchange will have effective control of Adrie Global Holdings Limited and its subsidiaries, the post-combination company, through its 65.0% ownership interest in the combined entity, assuming no share redemptions (or 83.7%, in the event of maximum share redemptions), and its designation of all of the senior executive positions. For accounting purposes, Adrie Global Holdings Limited will be deemed to be the accounting acquirer in the transaction and, consequently, the transaction will be treated as a recapitalization of Adrie Global Holdings Limited (i.e., a capital transaction involving the issuance of shares by DT Asia Investments Limited for the shares of Adrie Global Holdings Limited). Accordingly, the consolidated assets, liabilities and results of operations of Adrie Global Holdings Limited will become the historical financial statements of Adrie Global Holdings Limited and its subsidiaries, and DT Asia Investments Limited’s assets, liabilities and results of operations will be consolidated with Adrie Global Holdings Limited beginning on the acquisition date. No step-up in basis or intangible assets or goodwill will be recorded in this transaction.

The obligation of the parties to complete the exchange is subject to the fulfillment of certain, customary closing conditions, including the approval of the Share Exchange Agreement by a majority of the shareholders of DT Asia Investments Limited, the expiration or termination of the regulatory waiting periods, that upon closing DT Asia Investments Limited has at least $5,000,001 in net tangible assets, the execution of a registration rights agreement and lock-up, non-competition, non-solicitation agreements and the sale of at least $12 million of DT Asia Investments Limited’s Series A preferred stock in a private placement to certain investors.

ANNEX A

SHARE EXCHANGE AGREEMENT

by and among

DT ASIA INVESTMENTS LIMITED,
as the Purchaser,

DETIGER HOLDINGS LIMITED,
as the DT Representative,

ADRIE GLOBAL HOLDINGS LIMITED,
as the Company,

THE SHAREHOLDERS OF THE COMPANY NAMED HEREIN,
as the Sellers

and

LI JINGPING,
as the Seller Representative

Dated as of January 11, 2016

A-i

5.10. Company Permits	A-14
5.11. Litigation	A-14
5.12. Material Contracts	A-14
5.13. Intellectual Property	A-16
5.14. Taxes and Returns	A-17
5.15. Real Property	A-18
5.16. Personal Property	A-18
5.17. Title to and Sufficiency of Assets	A-18
5.18. Employee Matters	A-19
5.19. Benefit Plans	A-20
5.20. Environmental Matters	A-20
5.21. Transactions with Related Persons	A-21
5.22. Insurance	A-21
5.23. Books and Records	A-22
5.24. Loans Receivable	A-22
5.25. Lending Matters	A-22
5.26. Certain Business Practices	A-22
5.27. Investment Company Act	A-23
5.28. Finders and Investment Bankers	A-23
5.29. Independent Investigation	A-23
5.30. Information Supplied	A-23
5.31. Disclosure	A-23

VI. REPRESENTATIONS AND WARRANTIES OF THE SELLERS	A-24
6.1. Due Organization and Good Standing	A-24
6.2. Authorization; Binding Agreement	A-24
6.3. Ownership	A-24
6.4. Governmental Approvals	A-24
6.5. Information Supplied	A-24
6.6. No Litigation	A-24
6.7. Investment Representations	A-25
6.8. Finders and Investment Bankers	A-25
6.9. Independent Investigation	A-25
6.10. Information Supplied	A-26

VII. COVENANTS	A-26
7.1. Access and Information	A-26
7.2. Conduct of Business of the Company	A-26
7.3. Conduct of Business of the Purchaser	A-28
7.4. Annual and Interim Financial Statements	A-30
7.5. Purchaser Public Filings	A-30
7.6. No Solicitation	A-30
7.7. No Trading	A-31
7.8. Notification of Certain Matters	A-31
7.9. Efforts	A-31
7.10. Further Assurances	A-33
7.11. The Proxy Statement; Extension	A-33
7.12. Public Announcements	A-35
7.13. Confidential Information	A-35
7.14. Litigation Support	A-36
7.15. Documents and Information	A-36
7.16. Post-Closing Board of Directors and Executive Officers	A-36

A-ii

7.17. Supplemental Disclosure Schedules	A-37
7.18. Use of Trust Account Proceeds After the Closing	A-37
7.19. Purchaser Dividend Policy; Company Pre-Closing Dividend	A-37
7.20. Purchaser Policies	A-38
7.21. SOX 404(b) Compliance	A-38
7.22. Purchaser Fiscal Period	A-38

VIII. SURVIVAL AND INDEMNIFICATION	A-38
8.1. Survival	A-38
8.2. Indemnification by the Sellers	A-39
8.3. Payment from Escrow Account	A-39
8.4. Limitations and General Indemnification Provisions	A-40
8.5. Indemnification Procedures	A-40
8.6. Exclusive Remedy	A-41

IX. CLOSING CONDITIONS	A-42
9.1. Conditions of Each Party’s Obligations	A-42
9.2. Conditions to Obligations of the Company and the Sellers	A-42
9.3. Conditions to Obligations of the Purchaser	A-44
9.4. Frustration of Conditions	A-45

X. TERMINATION AND EXPENSES	A-45
10.1. Termination	A-45
10.2. Effect of Termination	A-46
10.3. Fees and Expenses	A-46
10.4. Termination Fee	A-47

XI. WAIVERS AND RELEASES	A-47
11.1. Waiver of Claims Against Trust	A-47
11.2. Release and Covenant Not to Sue	A-48

XII. MISCELLANEOUS	A-48
12.1. Notices	A-48
12.2. Binding Effect; Assignment	A-49
12.3. Third Parties	A-50
12.4. Arbitration	A-50
12.5. Governing Law; Jurisdiction	A-50
12.6. WAIVER OF JURY TRIAL	A-50
12.7. Specific Performance	A-51
12.8. Severability	A-51
12.9. Amendment	A-51
12.10. Waiver	A-51
12.11. Entire Agreement	A-51
12.12. Interpretation	A-51
12.13. Counterparts	A-52
12.14. DT Representative	A-52
12.15. Seller Representative	A-53

XIII. DEFINITIONS	A-55
13.1. Certain Definitions	A-55
13.2. Section References	A-62

A-iii

INDEX OF ANNEXES AND EXHIBITS

Annex	Description
Annex I	List of Sellers
Annex II	Adjusted Net Income
Annex III	Purchaser Dividend Policy

Exhibit	Description
Exhibit A	Form of Escrow Agreement
Exhibit B	Form of Non-Competition Agreement
Exhibit C	Form of Lock-Up Agreement
Exhibit D	Form of Registration Rights Agreement

A-iv

SHARE EXCHANGE AGREEMENT

This Share Exchange Agreement (this “Agreement”) is made and entered into as of January 11, 2016 by and among (i) DT Asia Investments Limited, a business company incorporated in the British Virgin Islands with limited liability (the “Purchaser”), (ii) DeTiger Holdings Limited, a business company incorporated in the British Virgin Islands with limited liability, in the capacity as the representative from and after the Closing (as defined below) for the shareholders of the Purchaser as of immediately prior to the Closing in accordance with the terms and conditions of this Agreement (the “DT Representative”), (iii) Adrie Global Holdings Limited, a business company incorporated in the British Virgin Islands with limited liability (the “Company”), (iv) each of the shareholders of the Company named on Annex I hereto (collectively, the “Sellers”) and (v) Li Jingping, an individual residing in the Xinjiang Province in the People’s Republic of China, in the capacity as the representative for the Sellers in accordance with the terms and conditions of this Agreement (the “Seller Representative”). The Purchaser, DT Representative, the Company, the Sellers and the Seller Representative are sometimes referred to herein individually as a “Party” and, collectively, as the “Parties”.

RECITALS:

WHEREAS, the Sellers collectively own 100% of the issued and outstanding shares and other equity interests in or of the Company;

WHEREAS, the Company is a holding company for China Feng Hui Financial Holding Group Co., Limited, a Hong Kong registered company (“HK Holdings”), which in turn owns 100% of the issued and outstanding equity interests in each of Xinjiang Feng Hui Jing Kai Direct Lending Limited, a Wholly Foreign-Owned Enterprise registered in Xinjiang, China (“XWFOE”), and Feng Hui Ding Xin (Beijing) Financial Consulting Co., Limited, a Wholly Foreign-Owned Enterprise registered in Beijing, China (“BWFOE” and, together with XWFOE, the “WFOEs”);

WHEREAS, prior to the date of this Agreement, the Company and the Sellers consummated an internal reorganization pursuant to which Urumqi Feng Hui Direct Lending Limited, a registered company in Xinjiang China (“China Lending”), and China Lending’s shareholders, all of which are located in China (the “China Lending Shareholders”), entered into certain variable interest entity contracts with BWFOE pursuant to which the profits of China Lending are paid to BWFOE, and in connection with entering into such contracts, the China Lending will be contractually controlled by BWFOE and China Lending’s Shareholders became shareholders of the Sellers;

WHEREAS, the Company, indirectly through its subsidiaries and through its relationship with China Lending, provides non-bank micro-credit lending in China;

WHEREAS, the Sellers desire to sell to the Purchaser, and the Purchaser desires to purchase from the Sellers, all of the issued and outstanding shares and any other equity interests in or of the Company in exchange for newly issued ordinary shares of the Purchaser, subject to the terms and conditions set forth herein;

WHEREAS, the Purchaser, with the assistance of the Company, intends to conduct a private placement prior to the Closing pursuant to which the Purchaser will enter into and consummate subscription agreements with investors (the “PIPE Investors”) pursuant to which such PIPE Investors will make a private equity investment in the Purchaser in the aggregate amount of at least Twelve Million U.S. Dollars ($12,000,000) to purchase Class A Preferred Shares of the Purchaser (the “PIPE Shares”) at a price of Twelve U.S. Dollars ($12.00) per share, such purchases to be consummated prior to the Closing (such transactions, the “PIPE Investment”); and

WHEREAS, certain capitalized terms used herein are defined in Article XIII hereof.

NOW, THEREFORE, in consideration of the premises set forth above, which are incorporated in this Agreement as if fully set forth below, and the representations, warranties, covenants and agreements contained in this Agreement, and intending to be legally bound hereby, the Parties hereto agree as follows:

Article I
THE SHARE EXCHANGE

1.1 Purchase and Sale of Shares. At the Closing and subject to and upon the terms and conditions of this Agreement, the Sellers shall sell, transfer, convey, assign and deliver to the Purchaser, and the Purchaser shall purchase, acquire and accept from the Sellers, all of the issued and outstanding shares (being 20,000,000 shares of US$0.00000005 par value each) and other equity interests in or of the Company (collectively, the “Purchased Shares”), free and clear of all Liens (other than potential restrictions on resale under applicable securities Laws).

1.2 Consideration. At the Closing and subject to and upon the terms and conditions of this Agreement, in full payment for the Purchased Shares, the Purchaser shall issue and deliver to the Sellers an aggregate of Twenty Million (20,000,000) Purchaser Ordinary Shares (the “Exchange Shares”), less the Escrow Shares. Each Seller shall receive its pro rata share of the Exchange Shares based on the percentage of Purchased Shares owned by such Seller as compared to the total number of Purchased Shares owned by all Sellers (such Seller’s “Pro Rata Share”).

1.3 Escrow. At or prior to the Closing, the Purchaser, the DT Representative, the Seller Representative and the Escrow Agent shall enter into an Escrow Agreement, effective as of the Closing, substantially in the form attached as Exhibit A hereto (the “Escrow Agreement”), pursuant to which the Purchaser shall cause to be delivered to the Escrow Agent from the Exchange Shares otherwise deliverable at Closing Eight Million (8,000,000) Purchaser Ordinary Shares (including any equity securities paid as dividends or distributions with respect to such shares or into which such shares are exchanged or converted, the “Escrow Shares”), with the Escrow Shares, along with any earnings thereon (excluding Accrued Dividends), to be held by the Escrow Agent in a segregated escrow account (“Escrow Account”) in accordance with the terms and conditions of this Agreement and the Escrow Agreement. The portion of the Exchange Shares that shall be withheld at the Closing for deposit in the Escrow Account shall be allocated among the Sellers pro rata based on each Seller’s Pro Rata Share. Each Seller shall have the right to vote its portion of such Escrow Shares (based on its Pro Rata Share, subject to adjustment for any Escrow Shares that are forfeited or earned in a manner other than pro rata among all Sellers based on their Pro Rata Share) during the time held in the Escrow Account as Escrow Shares. The Parties agree that while any Escrow Shares are held in the Escrow Account, any dividends or distributions made or otherwise payable on or in respect of such Escrow Shares shall not be paid to the Escrow Account and shall instead be held by Purchaser as Accrued Dividends in accordance with the terms and conditions of this Agreement.

1.4 Company Shareholder Consent. Each Seller, as a shareholder of the Company, hereby approves, authorizes and consents to the Company’s execution and delivery of this Agreement and the Ancillary Documents to which it is or is required to be a party or otherwise bound, the performance by the Company of its obligations hereunder and thereunder and the consummation by the Company of the transactions contemplated hereby and thereby. Each Seller acknowledges and agrees that the consents set forth herein are intended and shall constitute such consent of the Sellers as may be required (and shall, if applicable, operate as a written shareholder resolution of the Company) pursuant to the Company Charter, any other agreement in respect of the Company to which any Seller is a party and all applicable Laws.

Article II
EARN-OUT

2.1 Earn-Out. The Escrow Property shall be held in the Escrow Account and, subject to Article VIII and this Article II, will only be released to the Sellers (along with the Accrued Dividends) in the event that the Purchaser, the Company and their respective Subsidiaries meet certain minimum performance requirements in accordance with this Article II. Subject to Article VIII and this Article II, in the event that (i) the Adjusted Net Income for the calendar year ended December 31, 2016 exceeds the 2016 Earn-Out Target, (ii) the Adjusted Net Income for the calendar year ended December 31, 2017 exceeds the 2017 Earn-Out Target or (iii) the Adjusted Net Income for the calendar year ended December 31, 2018 exceeds the 2018 Earn-Out Target, the Sellers shall collectively be entitled to receive (each, an “Earn-Out Payment”) from the Escrow Account, in each case, one-third (1/3rd) of the Escrow Shares, and from the Purchaser the Accrued Dividends on such one-third (1/3rd) portion of the Escrow Shares, subject to maximum Earn-Out Payments in the aggregate for all three calendar years 2016, 2017 and 2018 together (each such calendar year, an “Earn-Out Year”, and such three-year calendar period, the “Earn-Out Period”) equal to the Escrow Property plus the Accrued Dividends. In the event that the above Adjusted Net Income targets are not met for any Earn-Out Year, the Sellers shall not be entitled to receive any Earn-Out Payment for such Earn-Out Year and shall forfeit any right to such Escrow Property and Accrued Dividends with respect to such Earn-Out Year; provided, however, that in the event that at the end of the Earn-Out Period the average Adjusted Net Income per Earn-Out Year for all three Earn-Out Years exceeds the Alternative Earn-Out Target (each of the 2016 Earn-Out Target, the 2017 Earn-Out Target, the 2018 Earn-Out Target and the Alternative Earn-Out Target, an “Earn-Out Target”), the Sellers shall collectively be entitled to receive all of the Escrow Property and Accrued Dividends that they previously did not receive (such payment the “Alternative Earn-Out Payment”, with such Alternative Earn-Out Payment considered an additional Earn-Out Payment). For the avoidance of doubt, failure to qualify for an Earn-Out Payment in any Earn-Out Year during the Earn-Out Period shall not prevent the Sellers from being able to collectively receive an Earn-Out Payment in a subsequent Earn-Out Year during the Earn-Out Period. If for any Earn-Out Year there is a final determination in accordance with Section 2.2 that the Sellers are entitled to receive an Earn-Out Payment for such Earn-Out Year or the Alternative Earn-Out Payment, then within five (5) Business Days after such final determination, the Purchaser, the DT Representative and the Seller Representative will provide joint written instructions to the Escrow Agent to release to the Sellers Escrow Property from the Escrow Account (and Purchaser shall pay the Accrued Dividends) in an aggregate amount (of Escrow Property and Accrued Dividends) equal to (i) such Earn-Out Payment less (ii) the aggregate amount of any indemnification claims by any Indemnified Parties under Article VIII that (A) are pending, (B) have been finally determined as due and owing but are unpaid from the Escrow Account in accordance with Article VIII or (C) have been paid from the Escrow Account in accordance with Article VIII but have not previously been used to reduce the amount of any prior Earn-Out Payment, with each Seller receiving its Pro Rata Share of such net Earn-Out Payment. At the end of the Earn-Out Period, if there is any Escrow Property and/or Accrued Dividends which the Sellers are not entitled to receive in accordance with this Article II, such Escrow Property and/or Accrued Dividends will be forfeited by the Sellers and distributed to Purchaser from the Escrow Account in the case of Escrow Property, or retained by the Purchaser, in the case of Accrued Dividends, and within five (5) Business Days after a final determination in accordance with Section 2.2 that at the end of the Earn-Out Period there is such Escrow Property to which the Sellers are not entitled to receive, the Purchaser, the DT Representative and the Seller Representative will provide joint written instructions to the Escrow Agent to release such Escrow Property to the Purchaser. The Purchaser will cancel any Escrow Shares distributed to the Purchaser from the Escrow Account promptly after its receipt thereof and cancel any Accrued Dividends payable in respect of such Escrow Shares. Each Seller acknowledges that such Seller’s right to receive the Escrow Shares, other Escrow Property and Accrued Dividends is contingent based on the performance of the Purchaser, the Company and their respective Subsidiaries for periods including those after the Closing as set forth in this Article II, and that if the requirements for the payment of the Earn-Out Payments as set forth in this Article II are not met in accordance with the terms hereof, the Escrow Shares, the other Escrow Property and the Accrued Dividends will not be paid or delivered to the Sellers, and the Sellers shall have no right to receive such Escrow Shares, other Escrow Property or Accrued Dividends.

2.2 Determination of Earn-Out Payment. As soon as practicable (but in any event within twenty (20) days) after the completion of the audited consolidated financial statements for the Purchaser and its Subsidiaries for each Earn-Out Year, the Purchaser’s Chief Financial Officer (the “CFO”) will prepare and deliver to the DT Representative and Seller Representative a written statement (each, an “Earn-Out Statement”) that sets forth the CFO’s determination in accordance with the terms of this Article II of the Adjusted Net Income for such Earn-Out Year based on such audited financial statements, Annex II and the Exchange Rate Acknowledgement, and whether the Sellers are entitled to receive an Earn-Out Payment for such Earn-Out Year (including giving effect to Section 2.5), and, for the last Earn-Out Year in the Earn-Out Period, whether the Sellers are entitled to receive the Alternative Earn-Out Payment (including giving effect to Section 2.5). Each of the DT Representative and the Seller Representative will have thirty (30) days after its receipt of an Earn-Out Statement to review it. To the extent reasonably required to complete their respective reviews of such Earn-Out Statement, the Purchaser and its Subsidiaries will provide each of the DT Representative and the Seller Representative and their respective Representatives with reasonable access to the books and records of the Purchaser and its Subsidiaries, their respective finance personnel and any other information that the DT Representative or the Seller Representative reasonably requests relating to the determination of the Adjusted Net Income or the Earn-Out Payment for such Earn-Out Year or the Alternative Earn-Out Payment. Either the DT Representative or the Seller Representative may deliver written notice to the CFO (by providing notice to the Purchaser to the attention of the CFO) and the other Party on or prior to the thirtieth (30th) day after receipt of an Earn-Out Statement specifying in reasonable detail any items that they wish to dispute and the basis therefor. If the Seller Representative or the DT Representative fails to deliver such written notice in such thirty (30) day period, then such Party will have waived its right (and, with respect to the Seller Representative, the right of the Sellers, and, with respect to the DT Representative, the right of the Purchaser or its Subsidiaries) to contest such Earn-Out Statement and the calculations set forth therein of the Adjusted Net Income for such Earn-Out Year. If either the DT Representative or the Seller Representative provides the CFO and the other Party with written notice of any objections to the Earn-Out Statement in such thirty (30) day period, then the Seller Representative and the DT Representative will, for a period of twenty (20) days following the date of delivery of such notice, attempt to resolve their differences and any written resolution by them as to any disputed amount will be final and binding for all purposes under this Agreement. If at the conclusion of such twenty (20) day period the Seller Representative and the DT Representative have not reached an agreement on any objections with respect to the Earn-Out Statement, then upon request of either Party the Parties will resolve the dispute in accordance with the Dispute Resolution Procedure (as set forth in Section 2.3). The Purchaser hereby agrees during the Earn-Out Period to use its commercially reasonable efforts to maintain a financial reporting system that enables the parties to calculate the Adjusted Net Income and Earn-Out Payments for purposes of this Article II.

2.3 Dispute Resolution Procedure. Matters disputed pursuant to Section 2.2 may be referred by either the DT Representative or the Seller Representative to the Independent Expert for determination in accordance with this Section 2.3. Each of the Seller Representative and the DT Representative agrees to execute, if requested by the Independent Expert, a reasonable engagement letter with respect to the determination to be made by the Independent Expert. All fees and expenses of the Independent Expert will be borne by the Purchaser. Except as provided in the preceding sentence, all other costs and expenses incurred by the Seller Representative in connection with resolving any dispute hereunder before the Independent Expert will be borne by the Sellers, and all other costs and expenses incurred by the DT Representative in connection with resolving any dispute hereunder before the Independent Expert will be borne by the Purchaser. The Independent Expert will determine only those issues still in dispute as of the Dispute Resolution Notice Date and the Independent Expert’s determination will be based solely upon and consistent with the terms and conditions of this Agreement. The determination by the Independent Expert will be based solely on presentations with respect to such disputed items by the DT Representative and the Seller Representative to the Independent Expert and not on the Independent Expert’s independent review; provided, that such presentations will be deemed to include any work papers, records, accounts or similar materials delivered to the Independent Expert by the DT Representative or the Seller Representative in connection with such presentations and any materials delivered to the Independent Expert in response to requests by the Independent Expert. Each of the Seller Representative and the DT Representative will use their reasonable efforts to make their respective presentations as promptly as practicable following submission to the Independent Expert of the disputed items, and each such Party will be entitled, as part of its presentation, to respond to the presentation of the other Party and any questions and requests of the Independent Expert. In deciding any matter, the Independent Expert will be bound by the provisions of this Agreement, including this Dispute Resolution Procedure. It is the intent of the parties hereto that the Dispute Resolution Procedure and the activities of the Independent Expert in connection herewith are not (and should not be considered to be or treated as) an arbitration proceeding or similar arbitral process and that no formal arbitration rules should be followed (including rules with respect to procedures and discovery). The Seller Representative and the DT Representative will request that the Independent Expert’s determination be made within forty-five (45) days after its engagement, or as soon thereafter as possible, will be set forth in a written statement delivered to the DT Representative and the Seller Representative and will be final, conclusive, non-appealable and binding for all purposes hereunder (other than for fraud or manifest error). Notwithstanding the foregoing, the Independent Expert shall not make any determinations with respect to the matters described in Sections 2.4 or 2.5, and any determination made by the Independent Expert of the applicable Earn-Out Payment for an applicable Earn-Out Year shall be subject to further adjustment pursuant to such Sections.

2.4 Future Operations. Following the Closing (including during the Earn-Out Period), the Purchaser and its Affiliates, including the Target Companies, will be entitled to operate their respective businesses based upon the business requirements of the Purchaser and its Affiliates. Each of the Purchaser and its Affiliates, including the Target Companies will be permitted, following the Closing (including during the Earn-Out Period), to make changes at its sole discretion to its operations, organization, personnel, accounting practices and other aspects of its business, including actions that may have an impact on the achievement of the Earn-Out Payments, and the Sellers will have no right to claim the loss of all or any portion of an Earn-Out Payment or other damages as a result of such decisions.

2.5 No Earn-Out During Breach of Non-Competition Agreement. Notwithstanding anything to the contrary contained in this Agreement, it is the intent of the parties that the Earn-Out Payments will be made to the Sellers only if the Sellers are in compliance with their obligations under the Non-Competition Agreement. Accordingly, without limiting any other remedies available to the Purchaser under this Agreement or the Ancillary Documents or under applicable Law, should any Seller at any time following the Closing breach its obligations under the Non-Competition Agreement, then (a) while such Seller’s breach is continuing and remains uncured the Purchaser’s obligation to make any Earn-Out Payment to such Seller shall be suspended, and (b) such Seller shall forfeit any right to (i) any Earn-Out Payment due to such Seller for any Earn-Out Year in which such breach occurs and continues and remains uncured for at least ten (10) days and, (ii) if such breach is continuing and remains uncured for a period of at least ten (10) days of any subsequent Earn-Out Year, any Earn-Out Payment for such subsequent Earn-Out Year, if any. For the avoidance of doubt, if such breach occurs after the completion of any Earn-Out Year, but prior to the payment of the Earn-Out Payment for such Earn-Out Year, then such Seller shall forfeit any right to the Earn-Out Payment for such Earn-Out Year. Additionally, if the Alternative Earn-Out Payment would otherwise be payable to such Seller, then for each Earn-Out Year that the Earn-Out Payment is forfeited pursuant to the prior sentence, the amount of the Alternative Earn-Out Payment shall be reduced by one-third (1/3rd) of the total Alternative Earn-Out Payment otherwise payable to such Seller. In each case where a Seller forfeits its rights to an Earn-Out Payment hereunder, the Purchaser shall instead receive such Earn-Out Payments from the Escrow Account.

Article III
CLOSING

3.1 Closing. Subject to the satisfaction or waiver of the conditions set forth in Article IX, the consummation of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Ellenoff Grossman & Schole, LLP, 1345 Avenue of the Americas, New York, NY 10105, on the third (3rd) Business Day after all the closing conditions to this Agreement have been satisfied or waived at 10:00 a.m. local time, or at such other date, time or place as the Purchaser and the Company may agree (the date and time at which the Closing is actually held being the “Closing Date”).

Article IV
REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

Except as set forth in the disclosure schedules delivered by the Purchaser to the Company on the date hereof (the “Purchaser Disclosure Schedules”), the Section numbers of which are numbered to correspond to the Section numbers of this Agreement to which they refer, or in the SEC Reports, the Purchaser represents and warrants to the Company as follows:

4.1 Due Organization and Good Standing. The Purchaser is a business company duly incorporated, validly existing and in good standing under the Laws of the British Virgin Islands. The Purchaser has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. The Purchaser is duly qualified or licensed and in good standing to do business in each jurisdiction in which the character of the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary. The Purchaser has heretofore made available to the Company accurate and complete copies of the Organizational Documents of the Purchaser, as currently in effect. The Purchaser is not in violation of any provision of its Organizational Documents.

4.2 Authorization; Binding Agreement. The Purchaser has all requisite corporate power and authority to execute and deliver this Agreement and each Ancillary Document to which it is a party, to perform the Purchaser’s obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and each Ancillary Document to which it is a party and the consummation of the transactions contemplated hereby and thereby (a) have been duly and validly authorized by the board of directors of the Purchaser, and (b) no other corporate proceedings, other than as set forth elsewhere in the Agreement, on the part of the Purchaser are necessary to authorize the execution and delivery of this Agreement and each Ancillary Document to which it is a party or to consummate the transactions contemplated hereby and thereby. This Agreement has been, and each Ancillary Document to which the Purchaser is a party shall be when delivered, duly and validly executed and delivered by the Purchaser and, assuming the due authorization, execution and delivery of this Agreement and such Ancillary Documents by the other parties hereto and thereto, constitutes, or when delivered shall constitute, the valid and binding obligation of the Purchaser, enforceable against the Purchaser in accordance with its terms, except to the extent that enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization and moratorium laws and other laws of general application affecting the enforcement of creditors’ rights generally or by any applicable statute of limitation or by any valid defense of set-off or counterclaim, and the fact that equitable remedies or relief (including the remedy of specific performance) are subject to the discretion of the court from which such relief may be sought (collectively, the “Enforceability Exceptions”).

4.3 Governmental Approvals. Except as otherwise described in Schedule 4.3, no Consent of or with any Governmental Authority, on the part of the Purchaser is required to be obtained or made in connection with the execution, delivery or performance by the Purchaser of this Agreement and each Ancillary Document to which it is a party or the consummation by the Purchaser of the transactions contemplated hereby and thereby, other than (a) pursuant to Antitrust Laws, (b) such filings as contemplated by this Agreement, (c) any filings required with Nasdaq with respect to the transactions contemplated by this Agreement, (d) applicable requirements, if any, of the Securities Act, the Exchange Act, and/or any state “blue sky” securities Laws, and the rules and regulations thereunder, and (e) where the failure to obtain or make such Consents or to make such filings or notifications, would not reasonably be expected to have a Material Adverse Effect on the Purchaser.

4.4 Non-Contravention. Except as otherwise described in Schedule 4.4, the execution and delivery by the Purchaser of this Agreement and each Ancillary Document to which it is a party, the consummation by the Purchaser of the transactions contemplated hereby and thereby, and compliance by the Purchaser with any of the provisions hereof and thereof, will not (a) conflict with or violate any provision of the Purchaser’s Organizational Documents, (b) subject to obtaining the Consents from Governmental Authorities referred to in Section 4.3 hereof, and the waiting periods referred to therein having expired, and any condition precedent to such Consent or waiver having been satisfied, conflict with or violate any Law, Order or Consent applicable to the Purchaser or any of its properties or assets, or (c) (i) violate, conflict with or result in a breach of, (ii) constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, (iii) result in the termination, withdrawal, suspension, cancellation or modification of, (iv) accelerate the performance required by the Purchaser under, (v) result in a right of termination or acceleration under, (vi) give rise to any obligation to make payments or provide compensation under, (vii) result in the creation of any Lien upon any of the properties or assets of the Purchaser under, (viii) give rise to any obligation to obtain any third party consent or provide any notice to any Person or (ix) give any Person the right to declare a default, exercise any remedy, claim a rebate, chargeback, penalty or change in delivery schedule, accelerate the maturity or performance, cancel, terminate or modify any right, benefit, obligation or other term under, any of the terms, conditions or provisions of, any Purchaser Material Contract, except for any deviations from any of the foregoing clauses (a), (b) or (c) that would not reasonably be expected to have a Material Adverse Effect on the Purchaser.

4.5 Capitalization.

(a) The Purchaser is authorized to issue (i) an unlimited number of Purchaser Ordinary Shares and (ii) an unlimited number of preferred shares of no par value comprised within five (5) classes thereof. The issued and outstanding Purchaser Securities as of the date of this Agreement are set forth on Schedule 4.5(a). All outstanding Purchaser Ordinary Shares are duly authorized, validly issued, fully paid and non-assessable and not subject to or issued in violation of any purchase option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the BVI Act, the Purchaser Charter or any Contract to which the Purchaser is a party. None of the outstanding Purchaser Securities has been issued in violation of any applicable securities Laws.

(b) Prior to giving effect to the transactions contemplated by this Agreement, the Purchaser does not have any Subsidiaries or own any equity interests in any other Person.

(c) Except as set forth in Section 4.5(a), there are no (i) outstanding options, warrants, puts, calls, convertible securities, preemptive or similar rights, (ii) bonds, debentures, notes or other Indebtedness having general voting rights or that are convertible or exchangeable into securities having such rights or (iii) subscriptions or other rights, agreements, arrangements, Contracts or commitments of any character, (A) relating to the issued or unissued shares of the Purchaser or (b) obligating the Purchaser to issue, transfer, deliver or sell or cause to be issued, transferred, delivered, sold or repurchased any options or shares or securities convertible into or exchangeable for such shares, or (C) obligating the Purchaser to grant, extend or enter into any such option, warrant, call, subscription or other right, agreement, arrangement or commitment for such capital shares. Other than the Redemption or as expressly set forth in this Agreement, there are no outstanding obligations of the Purchaser to repurchase, redeem or otherwise acquire any shares of the Purchaser or to provide funds to make any investment (in the form of a loan, capital contribution or otherwise) in any Person. Except as set forth in Schedule 4.5(c), there are no shareholders agreements, voting trusts or other agreements or understandings to which the Purchaser is a party with respect to the voting of any shares of the Purchaser.

(d) All Indebtedness of the Purchaser is disclosed on Schedule 4.5(d). No Indebtedness of the Purchaser contains any restriction upon: (i) the prepayment of any of such Indebtedness, (ii) the incurrence of Indebtedness by the Purchaser or (iii) the ability of the Purchaser to grant any Lien on its properties or assets.

(e) Since the date of formation of the Purchaser, and except as contemplated by this Agreement, the Purchaser has not declared or paid any distribution or dividend in respect of its shares and has not repurchased, redeemed or otherwise acquired any of its shares, and the Purchaser’s board of directors has not authorized any of the foregoing.

4.6 SEC Filings and Purchaser Financials.

(a) The Purchaser, since its formation, has filed all forms, reports, schedules, statements, registrations statements, prospectuses and other documents required to be filed or furnished by the Purchaser with the SEC under the Securities Act and/or the Exchange Act, together with any amendments, restatements or supplements thereto, and will file all such forms, reports, schedules, statements and other documents required to be filed subsequent to the date of this Agreement. Schedule 4.6 lists and, except to the extent available on the SEC’s web site through EDGAR, the Purchaser has delivered to the Company copies in the form filed with the SEC of all of the following: (i) the Purchaser’s Annual Reports on Form 10-K for each fiscal year of the Purchaser beginning with the first year the Purchaser was required to file such a form, (ii) the Purchaser’s Quarterly Reports on Form 10-Q for each fiscal quarter that the Purchaser filed such reports to disclose its quarterly financial results in each of the fiscal years of the Purchaser referred to in clause (i) above, (iii) all other forms, reports, registration statements, prospectuses and other documents (other than preliminary materials) filed by the Purchaser with the SEC since the beginning of the first fiscal year referred to in clause (i) above (the forms, reports, registration statements, prospectuses and other documents referred to in clauses (i), (ii) and (iii) above, whether or not available through EDGAR, are, collectively, the “SEC Reports”) and (iv) all certifications and statements required by (A) Rules 13a-14 or 15d-14 under the Exchange Act, and (B) 18 U.S.C. §1350 (Section 906 of SOX) with respect to any report referred to in clause (i) above (collectively, the “Public Certifications”). Except as set forth on Schedule 4.6, the SEC Reports (y) were prepared in all material respects in accordance with the requirements of the Securities Act and the Exchange Act, as the case may be, and the rules and regulations thereunder and (z) did not, as of their respective effective dates (in the case of SEC Reports that are registration statements filed pursuant to the requirements of the Securities Act) and at the time they were filed with the SEC (in the case of all other SEC Reports) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. The Public Certifications are each true as of their respective dates of filing. As used in this Section 4.6, the term “file” shall be broadly construed to include any manner permitted by SEC rules and regulations in which a document or information is furnished, supplied or otherwise made available to the SEC. As of the date of this Agreement, (A) the Purchaser Public Units, the Purchaser Ordinary Shares, the Purchaser Rights and the Purchaser Public Warrants are listed on Nasdaq, (B) the Purchaser has not received any written deficiency notice from Nasdaq relating to the continued listing requirements of such Purchaser Securities, (C) there are no Actions pending or, to the Knowledge of the Purchaser, threatened against the Purchaser by the Financial Industry Regulatory Authority with respect to any intention by such entity to suspend, prohibit or terminate the quoting of such Purchaser Securities on Nasdaq and (D) such Purchaser Securities are in compliance with all of the applicable listing and corporate governance rules of Nasdaq.

(b) The financial statements and notes contained or incorporated by reference in the SEC Reports (the “Purchaser Financials”), fairly present in all material respects the financial position and the results of operations, changes in shareholders’ equity, and cash flows of the Purchaser at the respective dates of and for the periods referred to in such financial statements, all in accordance with (i) GAAP methodologies applied on a consistent basis throughout the periods involved and (ii) Regulation S-X or Regulation S-K, as applicable (except as may be indicated in the notes thereto and for the omission of notes and audit adjustments in the case of unaudited quarterly financial statements to the extent permitted by Regulation S-X or Regulation S-K, as applicable).

(c) Except as and to the extent reflected or reserved against in the Purchaser Financials, the Purchaser has not incurred any Liabilities or obligations of the type required to be reflected on a balance sheet in accordance with GAAP that is not adequately reflected or reserved on or provided for in the Purchaser Financials, other than Liabilities of the type required to be reflected on a balance sheet in accordance with GAAP that have been incurred since the Purchaser’s formation in the ordinary course of business.

4.7 Absence of Certain Changes. As of the date of this Agreement, except as set forth in Schedule 4.7, the Purchaser has, (a) since its formation, conducted no business other than its formation, the public offering of its securities (and the related private offerings), public reporting and its search for an initial Business Combination as described in the IPO Prospectus (including the investigation of the Target Companies and the negotiation and execution of this Agreement) and related activities and (b) since March 31, 2015, not been subject to a Material Adverse Effect.

4.8 Compliance with Laws. The Purchaser is, and has since its formation been, in compliance with all Laws applicable to it and the conduct of its business except for such noncompliance which would not reasonably be expected to have a Material Adverse Effect on the Purchaser, and the Purchaser has not received written notice alleging any violation of applicable Law in any material respect by the Purchaser.

4.9 Actions; Orders; Permits. There is no pending or, to the Knowledge of the Purchaser, threatened material Action to which the Purchaser is subject. There is no material Action that the Purchaser has pending against any other Person. The Purchaser is not subject to any material Orders of any Governmental Authority, nor are any such Orders pending. The Purchaser holds all material Permits necessary to lawfully conduct its business as presently conducted, and to own, lease and operate its assets and properties, all of which are in full force and effect.

4.10 Taxes and Returns.

(a) The Purchaser has or will have timely filed, or caused to be timely filed, all material Tax Returns by it, which Tax Returns are true, accurate, correct and complete in all material respects, and has paid, collected or withheld, or caused to be paid, collected or withheld, all material Taxes required to be paid, collected or withheld, other than such Taxes for which adequate reserves in the Purchaser Financials have been established in accordance with GAAP. Schedule 4.10(a) sets forth each jurisdiction where the Purchaser files or is required to file a Tax Return. There are no audits, examinations, investigations or other proceedings pending against the Purchaser in respect of any Tax, and the Purchaser has not been notified in writing of any proposed Tax claims or assessments against the Purchaser (other than, in each case, claims or assessments for which adequate reserves in the Purchaser Financials have been established in accordance with GAAP or are immaterial in amount). There are no Liens with respect to any Taxes upon any of the Purchaser’s assets, other than Permitted Liens. The Purchaser has no outstanding waivers or extensions of any applicable statute of limitations to assess any material amount of Taxes. There are no outstanding requests by the Purchaser for any extension of time within which to file any Tax Return or within which to pay any Taxes shown to be due on any Tax Return.

(b) Since the date of its formation, the Purchaser has not (i) changed any Tax accounting methods, policies or procedures except as required by a change in Law, (ii) made, revoked, or amended any material Tax election, (iii) filed any amended Tax Returns or claim for refund or (iv) entered into any closing agreement affecting or otherwise settled or compromised any material Tax Liability or refund.

4.11 Employees and Employee Benefit Plans. The Purchaser does not (a) have any paid employees or (b) maintain, or have Liability under, any Benefit Plans.

4.12 Properties. The Purchaser does not own, license or otherwise have any right, title or interest in any material Intellectual Property. The Purchaser does not own or lease any material real property or Personal Property.

4.13 Material Contracts.

(a) Except as set forth on Schedule 4.13(a), other than this Agreement and the Ancillary Documents, there are no Contracts to which the Purchaser is a party or by which any of its properties or assets may be bound, subject or affected, which (i) creates or imposes a Liability greater than $100,000, (ii) may not be cancelled by the Purchaser on less than sixty (60) days’ prior notice without payment of a material penalty or termination fee or (iii) prohibits, prevents, restricts or impairs in any material respect any business practice of the Purchaser as its business as is currently conducted, any acquisition of material property by the Purchaser, or restricts in any material respect the ability of the Purchaser from engaging in business as currently conducted by it or from competing with any other Person (each, a “Purchaser Material Contract”). All Purchaser Material Contracts have been made available to the Company other than those that are exhibits to the SEC Reports.

(b) With respect to each Purchaser Material Contract: (i) the Purchaser Material Contract was entered into at arms’ length and in the ordinary course of business; (ii) the Purchaser Material Contract is legal, valid, binding and enforceable in all material respects against the Purchaser and, to the Knowledge of the Purchaser, the other parties thereto, and is in full force and effect (except as such enforcement may be limited by the Enforceability Exceptions); (iii) the Purchaser is not in breach or default in any material respect, and no event has occurred that with the passage of time or giving of notice or both would constitute such a breach or default in any material respect by the Purchaser, or permit termination or acceleration by the other party, under such Purchaser Material Contract; and (iv) to the Knowledge of the Purchaser, no other party to any Purchaser Material Contract is in breach or default in any material respect, and no event has occurred that with the passage of time or giving of notice or both would constitute such a breach or default by such other party, or permit termination or acceleration by the Purchaser under any Purchaser Material Contract.

4.14 Transactions with Affiliates. Schedule 4.14 sets forth a true, correct and complete list of the Contracts and arrangements that are in existence as of the date of this Agreement under which there are any existing or future Liabilities or obligations between the Purchaser and any (a) present or former director, officer or employee or Affiliate of the Purchaser, or any family member of any of the foregoing, or (ii) record or beneficial owner of more than five percent (5%) of the Purchaser’s outstanding Purchaser Ordinary Shares as of the date hereof.

4.15 Investment Company Act. The Purchaser is not an “investment company” or a Person directly or indirectly “controlled” by or acting on behalf of an “investment company”, in each case within the meaning of the Investment Company Act of 1940, as amended.

4.16 Finders and Brokers. Except as set forth on Schedule 4.16, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission from the Purchaser, the Target Companies or any of their respective Affiliates in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of the Purchaser.

4.17 Trust Account. As of the date of this Agreement, the Purchaser has investments in the Trust Account that will be worth at least $69,998,000 upon the maturity of such investments, and such monies have been deposited with the Trustee to be held in trust in accordance with the Trust Agreement. The Trust Agreement is valid and in full force and effect and enforceable in accordance with its terms (except as such enforcement may be limited by the Enforceability Exceptions) and, as of the date of this Agreement, has not been amended or modified. There are no separate agreements, side letters, or other agreements or understandings (whether written or unwritten, express or implied) involving the Purchaser that would cause the descriptions of the Trust Agreement in the SEC Reports to be inaccurate in any material respect and/or that would entitle any Person other than Purchaser (other than as set forth in the Trust Agreement, including any shareholders redeeming their Purchaser Ordinary Shares in accordance with the Redemption) to any portion of the proceeds in the Trust Account upon the Closing after giving effect to the Redemption; provided, that the Parties acknowledge that the proceeds in the Trust Account may not be protected against claims by third parties that have not expressly agreed to waive their rights to the monies in the Trust Account, and any agreements with Persons who have not expressly agreed to waive their rights to the monies in the Trust Account shall not be a breach of this Section 4.17. Additionally, the Parties acknowledge that in event that the Extension occurs, the Public Shareholders shall have the right to cause the Purchaser to redeem their Purchaser Ordinary Shares in connection with the Extension.

4.18 Ownership of Exchange Shares. All Exchange Shares issued and delivered in accordance with Article I to the Sellers and the Escrow Agent shall be, upon issuance and delivery of such Exchange Shares, fully paid and non-assessable, free and clear of all Liens, other than restrictions arising from applicable securities Laws, the Lock-Up Agreement, the Registration Rights Agreement, the Escrow Agreement, the forfeiture provisions of Article II hereof and any Liens incurred by Seller, and the issuance and sale of such Exchange Shares pursuant hereto will not be subject to or give rise to any preemptive rights or rights of first refusal.

4.19 Certain Business Practices.

(a) Neither the Purchaser, nor any of its Representatives acting on its behalf, has (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic government officials or employees, to foreign or domestic political parties or campaigns or violated any provision of the Foreign Corrupt Practices Act of 1977, (iii) made any other unlawful payment or (iv) since the formation of the Purchaser, directly or indirectly, given or agreed to give any gift or similar benefit in any material amount to any customer, supplier, governmental employee or other Person who is or may be in a position to help or hinder the Purchaser or assist it in connection with any actual or proposed transaction.

(b) The operations of the Purchaser are and have been conducted at all times in compliance with laundering statutes in all applicable jurisdictions, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any Governmental Authority, and no Action involving the Purchaser with respect to the any of the foregoing is pending or, to the Knowledge of the Purchaser, threatened.

(c) None of the Purchaser or any of its directors or officers, or, to the Knowledge of the Purchaser, any other Representative acting on behalf of the Purchaser is currently identified on the specially designated nationals or other blocked person list or otherwise currently subject to any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department (“OFAC”), and the Purchaser has not, directly or indirectly, used any funds, or loaned, contributed or otherwise made available such funds to any Subsidiary, joint venture partner or other Person, in connection with any sales or operations in Cuba, Iran, Syria, Sudan, Myanmar or any other country sanctioned by OFAC or for the purpose of financing the activities of any Person currently subject to, or otherwise in violation of, any U.S. sanctions administered by OFAC in the last five (5) fiscal years.

4.20 Insurance. Schedule 4.20 lists all insurance policies (by policy number, insurer, coverage period, coverage amount, annual premium and type of policy) held by the Purchaser relating to the Purchaser or its business, properties, assets, directors, officers and employees, copies of which have been provided to the Company. All premiums due and payable under all such insurance policies have been timely paid and the Purchaser is otherwise in material compliance with the terms of such insurance policies. All such insurance policies are in full force and effect, and to the Knowledge of the Purchaser, there is no threatened termination of, or material premium increase with respect to, any of such insurance policies. There have been no insurance claims made by the Purchaser. The Purchaser has each reported to its insurers all claims and pending circumstances that would reasonably be expected to result in a claim, except where such failure to report such a claim would not be reasonably likely to have a Material Adverse Effect on the Purchaser.

4.21 Independent Investigation. Without limiting Section 8.4(c) hereof, the Purchaser has conducted its own independent investigation, review and analysis of the business, results of operations, prospects, condition (financial or otherwise) or assets of the Target Companies, and acknowledge that it has been provided adequate access to the personnel, properties, assets, premises, books and records, and other documents and data of the Target Companies for such purpose. The Purchaser acknowledges and agrees that: (a) in making its decision to enter into this Agreement and to consummate the transactions contemplated hereby, it has relied solely upon its own investigation and the express representations and warranties of the Company and the Sellers set forth in Article V and Article VI (including the related portions of the Company Disclosure Schedules and any Supplemental Disclosure Schedules provided by the Company or the Sellers); and (b) none of the Company, the Sellers or their respective Representatives have made any representation or warranty as to the Target Companies, the Sellers or this Agreement, except as expressly set forth in Article V and Article VI (including the related portions of the Company Disclosure Schedules and Supplemental Disclosure Schedules provided by the Company or the Sellers).

Article V
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the disclosure schedules delivered by the Company to the Purchaser on the date hereof (the “Company Disclosure Schedules”), the Section numbers of which are numbered to correspond to the Section numbers of this Agreement to which they refer, the Company hereby represents and warrants to the Purchaser as follows:

5.1 Due Organization and Good Standing. The Company is a business company duly incorporated, validly existing and in good standing under the Laws of the British Virgin Islands and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Each Subsidiary of the Company is a corporation or other entity duly formed, validly existing and in good standing under the Laws of its jurisdiction of organization and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Except as set forth in Schedule 5.1, each Target Company is duly qualified or licensed and in good standing in the jurisdiction in which it is incorporated or registered and in each other jurisdiction where it does business or operates to the extent that the character of the property owned, or leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary. Schedule 5.1 lists all jurisdictions in which any Target Company is qualified to conduct business and all names other than its legal name under which any Target Company does business. The Company has provided to the Purchaser accurate and complete copies of its Organizational Documents and the Organizational Documents of each of its Subsidiaries, each as amended to date and as currently in effect. No Target Company is in violation of any provision of its Organizational Documents.

5.2 Authorization; Binding Agreement. The Company has all requisite corporate power and authority to execute and deliver this Agreement and each Ancillary Document to which it is or is required to be a party, to perform the Company’s obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and each Ancillary Document to which the Company is or is required to be a party and the consummation of the transactions contemplated hereby and thereby, (a) have been duly and validly authorized by the Company’s board of directors and the Company’s shareholders to the extent required by the Company’s Organizational Documents, the BVI Act, any other applicable Law or any Contract to which the Company or any of its shareholders is a party or by which or its securities are bound and (b) no other corporate proceedings on the part of the Company are necessary to authorize the execution and delivery of this Agreement and each Ancillary Document to which it is a party or to consummate the transactions contemplated hereby and thereby. This Agreement has been, and each Ancillary Document to which the Company is or is required to be a party shall be when delivered, duly and validly executed and delivered by the Company and assuming the due authorization, execution and delivery of this Agreement and any such Ancillary Document by the other parties hereto and thereto, constitutes, or when delivered shall constitute, the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to the Enforceability Exceptions.

5.3 Capitalization.

(a) The Company is authorized to issue 20,000,000 Company Ordinary Shares, all 20,000,000 of which shares are issued and outstanding. Prior to giving effect to the transactions contemplated by this Agreement, the Sellers are the legal (registered) and beneficial owners of all of the issued and outstanding shares and other equity interests in or of the Company, with each Seller owning the shares and any other equity interests in the Company set forth on Schedule 5.3(a), all of which shares and other equity interests are owned free and clear of any Liens other than those imposed under the Company Charter. The Purchased Shares to be delivered by the Sellers to the Purchaser at the Closing constitute all of the issued and outstanding shares and other equity interests in or of the Company. All of the outstanding shares and other equity interests in or of the Company have been duly authorized, are fully paid and non-assessable and not in violation of any purchase option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the BVI Act, any other applicable Law, the Company Charter or any Contract to which the Company is a party or by which it or its securities are bound. The Company holds no shares or other equity interests in or of the Company in its treasury. None of the outstanding shares or other equity interests in or of the Company were issued in violation of any applicable securities Laws.

(b) Other than as set forth on Schedule 5.3(b), there are no options, warrants or other rights to subscribe for or purchase any shares or other equity interests in or of the Company or securities convertible into or exchangeable for, or that otherwise confer on the holder any right to acquire any shares or other equity interests in or of the Company, or preemptive rights or rights of first refusal or first offer, nor are there any Contracts, commitments, arrangements or restrictions to which the Company or, to the Knowledge of the Company, any of its shareholders is a party or bound relating to any equity securities of the Company, whether or not outstanding. There are no outstanding or authorized equity appreciation, phantom equity or similar rights with respect to the Company. Except as set forth on Schedule 5.3(b), there are no voting trusts, proxies, shareholder agreements or any other agreements or understandings with respect to the voting of the Company’s shares or other equity interests. Except as set forth in the Company Charter, there are no outstanding contractual obligations of the Company to repurchase, redeem or otherwise acquire any shares or other equity interests or securities in or of the Company, nor has the Company granted any registration rights to any Person with respect to the Company’s equity securities. All of the Company’s securities have been granted, offered, sold and issued in compliance with all applicable securities Laws. As a result of the consummation of the transactions contemplated by this Agreement, no shares or other equity interests in or of the Company are issuable and no rights in connection with any interests, warrants, rights, options or other securities of the Company accelerate or otherwise become triggered (whether as to vesting, exercisability, convertibility or otherwise).

(c) Except as set forth on Schedule 5.3(c), since January 1, 2010, the Company has not declared or paid any distribution or dividend in respect of its shares or other equity interests and has not repurchased, redeemed or otherwise acquired any shares or other equity interests in or of the Company, and the board of directors of the Company has not authorized any of the foregoing.

5.4 Subsidiaries.

(a) Schedule 5.4(a) sets forth the name of each Subsidiary of the Company, and with respect to each Subsidiary (a) its jurisdiction of organization, (b) its authorized shares or other equity interests (if applicable), (c) the number of issued and outstanding shares or other equity interests and the record holders and beneficial owners thereof and (d) its Tax election to be treated as a corporate or a disregarded entity under the Code and any state or applicable non-U.S. Tax laws, if any. All of the outstanding equity securities of each Subsidiary of the Company are duly authorized and validly issued, fully paid and non-assessable (if applicable), and were offered, sold and delivered in compliance with all applicable securities Laws, and owned by the Company or one of its Subsidiaries free and clear of all Liens (other than those, if any, imposed by such Subsidiary’s Organizational Documents). There are no Contracts to which the Company or any of its Affiliates is a party or bound with respect to the voting (including voting trusts or proxies) of the shares or other equity interests of any Subsidiary of the Company other than the Organizational Documents of any such Subsidiary. There are no outstanding or authorized options, warrants, rights, agreements, subscriptions, convertible securities or commitments to which any Subsidiary of the Company is a party or which are binding upon any Subsidiary of the Company providing for the issuance or redemption of any shares or other equity interests in or of any Subsidiary of the Company. There are no outstanding equity appreciation, phantom equity, profit participation or similar rights granted by any Subsidiary of the Company. Except as set forth on Schedule 5.4(a), no Subsidiary of the Company has any limitation on its ability to make any distributions or dividends to its equity holders, whether by Contract, Order or applicable Law. Except for the equity interests of the Subsidiaries listed on Schedule 5.4(a), the Company does not own or have any rights to acquire, directly or indirectly, any shares or other equity interests of any Person. None of the Company or its Subsidiaries is a participant in any joint venture, partnership or similar arrangement. There are no outstanding contractual obligations of the Company or its Subsidiaries to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any other Person (other than loans to customers in the ordinary course of business).

(b) HK Holdings is the legal and beneficial owner of one hundred percent (100%) of the issued and outstanding equity interests of each WFOE. Except for the pledge of the shares of China Lending made to BWFOE pursuant to the VIE Contracts, which pledges are described in Schedule 5.4(b)(i), there are no outstanding options, warrants, rights (including conversion rights, preemptive rights, rights of first refusal or similar rights) or agreements to purchase or acquire any equity interest, or any securities convertible into or exchangeable for an equity interest, of either WFOE. BWFOE is a party to certain variable interest entity contracts with China Lending and the China Lending Shareholders, which are set forth on Schedule 5.4(b)(ii) (the “VIE Contracts”), pursuant to which the profits of China Lending are paid to BWFOE and China Lending is contractually controlled by BWFOE. XWFOE operates its business and lends directly to customers in Xinjiang, China. XWFOE is not a party to any variable interest entity contracts with China Lending or any other Person, and does not otherwise conduct its business through China Lending or any entity.

5.5 Governmental Approvals. Except as otherwise described in Schedule 5.5, no Consent of or with any Governmental Authority on the part of any Target Company is required to be obtained or made in connection with the execution, delivery or performance by the Company of this Agreement or any Ancillary Documents or the consummation by the Company of the transactions contemplated hereby or thereby other than (a) such filings as contemplated by this Agreement and (b) pursuant to Antitrust Laws.

5.6 Non-Contravention. Except as otherwise described in Schedule 5.6, the execution and delivery by the Company (or any other Target Company, as applicable) of this Agreement and each Ancillary Document to which any Target Company is a party or otherwise bound, and the consummation by any Target Company of the transactions contemplated hereby and thereby and compliance by any Target Company with any of the provisions hereof and thereof, will not (a) conflict with or violate any provision of any Target Company’s Organizational Documents, (b) subject to obtaining the Consents from Governmental Authorities referred to in Section 5.5 hereof, and the waiting periods referred to therein having expired, and any condition precedent to such Consent or waiver having been satisfied, conflict with or violate any Law, Order or Consent applicable to any Target Company or any of their properties or assets, or (c) (i) violate, conflict with or result in a breach of, (ii) constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, (iii) result in the termination, withdrawal, suspension, cancellation or modification of, (iv) accelerate the performance required by any Target

Company under, (v) result in a right of termination or acceleration under, (vi) give rise to any obligation to make payments or provide compensation under, (vii) result in the creation of any Lien upon any of the properties or assets of any Target Company under, (viii) give rise to any obligation to obtain any third party consent or provide any notice to any Person or (ix) give any Person the right to declare a default, exercise any remedy, claim a rebate, chargeback, penalty or change in delivery schedule, accelerate the maturity or performance, cancel, terminate or modify any right, benefit, obligation or other term under, any of the terms, conditions or provisions of, any Company Material Contract.

5.7 Financial Statements.

(a) As used herein, the term “Company Financials” means the (i) audited consolidated financial statements of the Target Companies (including, in each case, any related notes thereto), consisting of the consolidated balance sheets of the Target Companies as of December 31, 2014 and December 31, 2013, and the related consolidated income statements, changes in shareholder equity and statements of cash flows for the years then ended, (ii) the unaudited financial statements, consisting of the consolidated balance sheet of the Target Companies as of September 30, 2015 (the “Interim Balance Sheet Date”) and the related consolidated income statement, changes in shareholder equity and statement of cash flows for the nine (9) months then ended and (iii) the unaudited management accounting report (the “Management Report”), consisting of a consolidated balance sheet of the Target Companies as of November 30, 2015 and the related consolidated income statement for the eleven (11) months then ended. True and correct copies of the Company Financials have been provided to the Purchaser. The Company Financials (i) accurately reflect the books and records of the Target Companies as of the times and for the periods referred to therein, (ii) other than the Management Report, were prepared in accordance with GAAP, consistently applied throughout and among the periods involved (except that the unaudited statements exclude the footnote disclosures and other presentation items required for GAAP and exclude year-end adjustments which will not be material in amount), and (iii) fairly present in all material respects the financial position of the Target Companies as of the respective dates thereof and the results of the operations and cash flows (other than with respect to the Management Report) of the Target Companies for the periods indicated.

(b) Each Target Company maintains accurate books and records reflecting its assets and Liabilities and maintains proper and adequate internal accounting controls that provide reasonable assurance that (i) such Target Company does not maintain any off-the-book accounts and that such Target Company’s assets are used only in accordance with the Target Company’s management directives, (ii) transactions are executed with management’s authorization, (iii) transactions are recorded as necessary to permit preparation of the financial statements of such Target Company and to maintain accountability for such Target Company’s assets, (iv) access to such Target Company’s assets is permitted only in accordance with management’s authorization and (v) accounts, notes and other receivables are recorded accurately, and proper and adequate procedures are implemented to effect the collection of accounts, notes and other receivables on a current and timely basis. No Target Company has been subject to or involved in any material fraud that involves management or other employees who have a significant role in the internal controls over financial reporting of the Company and its Subsidiaries. Since January 1, 2012, no Target Company or its Representatives has received any written complaint, allegation, assertion or claim regarding the accounting or auditing practices, procedures, methodologies or methods of any Target Company or its internal accounting controls, including any material written complaint, allegation, assertion or claim that any Target Company has engaged in questionable accounting or auditing practices.

(c) No Target Company has ever been subject to the reporting requirements of Sections 13(a) and 15(d) of the Exchange Act.

(d) All Indebtedness of the Target Companies is disclosed on Schedule 5.7(d). Except as disclosed on Schedule 5.7(d), no Indebtedness of any Target Company contains any restriction upon (i) the prepayment of any of such Indebtedness, (ii) the incurrence of Indebtedness by any Target Company, or (iii) the ability of the Target Companies to grant any Lien on their respective properties or assets.

(e) Except as set forth on Schedule 5.7(e), no Target Company is subject to any Liabilities or obligations (whether or not required to be reflected on a balance sheet prepared in accordance with GAAP), except for those that are either (i) adequately reflected or reserved on or provided for in the consolidated balance sheet of the Company and its Subsidiaries as of the Interim Balance Sheet Date contained in the Company Financials or (ii) not material and that were incurred after the Interim Balance Sheet Date in the ordinary course of business consistent with past practice (other than Liabilities for breach of any Contract or violation of any Law).

(f) All financial projections with respect to the Target Companies that were delivered by or on behalf of the Company to the Purchaser or its Representatives were prepared in good faith using assumptions that the Company believes to be reasonable.

5.8 Absence of Certain Changes. Except as set forth on Schedule 5.8, since January 1, 2015, each Target Company has (a) conducted its business only in the ordinary course of business consistent with past practice, (b) not been subject to a Material Adverse Effect and (c) has not taken any action or committed or agreed to take any action that would be prohibited by Section 7.2(b) (without giving effect to Schedule 7.2) if such action were taken on or after the date hereof without the consent of the Purchaser.

5.9 Compliance with Laws. Except as set forth on Schedule 5.9, no Target Company is or has been in material conflict or non-compliance with, or in material default or violation of, nor has any Target Company received, since January 1, 2009, any written or, to the Knowledge of the Company, oral notice of any material conflict or non-compliance with, or material default or violation of, any applicable Laws by which it or any of its properties, assets, employees, business or operations are or were bound or affected.

5.10 Company Permits. Each Target Company (and its employees who are legally required to be licensed by a Governmental Authority in order to perform his or her duties with respect to his or her employment with any Target Company), holds all Permits necessary to lawfully conduct in all material respects its business as presently conducted and as currently contemplated to be conducted, and to own, lease and operate its assets and properties (collectively, the “Company Permits”). The Company has made available to the Purchaser true, correct and complete copies of all material Company Permits. All of the material Company Permits are in full force and effect, and no suspension or cancellation of any of the material Company Permits is pending or, to the Company’s Knowledge, threatened. No Target Company is in violation in any material respect of the terms of any Company Permit.

5.11 Litigation. Except as described on Schedule 5.11, there is no (a) Action of any nature pending or, to the Company’s Knowledge, threatened (and no such Action has been brought or, to the Company’s Knowledge, threatened since January 1, 2013) or (b) Order pending now or rendered by a Governmental Authority since January 1, 2013, in either case of (a) or (b) by or against any Target Company, its current or former directors, officers or equity holders (provided, that any litigation involving the directors, officers or equity holders of a Target Company must be related to the Target Company’s business, equity securities or assets), its business, equity securities or assets. The items listed on Schedule 5.11, if finally determined adverse to the Target Companies, will not have, either individually or in the aggregate, a Material Adverse Effect upon any Target Company. Since January 1, 2010, none of the current or former officers, senior management or directors of any Target Company have been charged with, indicted for, arrested for, or convicted of any felony or any crime involving fraud.

5.12 Material Contracts.

(a) Schedule 5.12(a) sets forth a true, correct and complete list of, and the Company has made available to the Purchaser (including written summaries of oral Contracts), true, correct and complete copies of, each Contract to which any Target Company is a party or by which any Target Company, or any of its properties or assets are bound or affected (each contract required to be set forth on Schedule 5.12(a), a “Company Material Contract”) that:

(i) contains covenants that limit the ability of any Target Company (A) to compete in any line of business or with any Person or in any geographic area or to sell, or provide any service or product or solicit any Person, including any non-competition covenants, employee and customer non-solicit covenants, exclusivity restrictions, rights of first refusal or most-favored pricing clauses or (B) to purchase or acquire an interest in any other Person;

(ii) involves any joint venture, profit-sharing, partnership, limited liability company or other similar agreement or arrangement relating to the formation, creation, operation, management or control of any partnership or joint venture;

(iii) involves any exchange traded, over the counter or other swap, cap, floor, collar, futures contract, forward contract, option or other derivative financial instrument or Contract, based on any commodity, security, instrument, asset, rate or index of any kind or nature whatsoever, whether tangible or intangible, including currencies, interest rates, foreign currency and indices;

(iv) evidences Indebtedness (whether incurred, assumed, guaranteed or secured by any asset) of any Target Company having an outstanding principal amount in excess of $100,000;

(v) involves the acquisition or disposition, directly or indirectly (by merger or otherwise), of assets with an aggregate value in excess of $100,000 (other than in the ordinary course of business consistent with past practice) or shares or other equity interests in or of another Person;

(vi) relates to any merger, consolidation or other business combination with any other Person or the acquisition or disposition of any other entity or its business or material assets or the sale of any Target Company, its business or material assets;

(vii) by its terms, individually or with all related Contracts, calls for aggregate payments or receipts by the Target Companies under such Contract or Contracts of more than $2,000,000 in the aggregate;

(viii) obligates the Target Companies to provide continuing indemnification or a guarantee of obligations of a third party after the date hereof in excess of $100,000 (other than customary indemnification provisions included as ancillary terms in commercial contracts entered into the ordinary course of business consistent with past practice);

(ix) is between any Target Company and any directors, officers or employees of a Target Company (other than at-will employment arrangements with employees entered into in the ordinary course of business consistent with past practice), including all non-competition, severance and indemnification agreements, or any Related Person;

(x) is a VIE Contract or otherwise is between (A) the Company, HK Holdings and/or any WFOE, on the one hand, and (B) China Lending, any Subsidiary of China Lending or the China Lending Shareholders, on the other hand;

(xi) obligates the Target Companies to make any capital commitment or expenditure in excess of $100,000 (including pursuant to any joint venture) (excluding for the avoidance of doubt, loan arrangements made to customers and capital commitments and expenditures made in connection with equipment and real property financing leases with customers, in each case, in the ordinary course of business consistent with past practice);

(xii) relates to a material settlement entered into within three (3) years prior to the date of this Agreement or under which any Target Company has outstanding obligations (other than customary confidentiality obligations);

(xiii) provides another Person (other than another Target Company or any manager, director or officer of any Target Company) with a power of attorney;

(xiv) relates to the development, ownership, licensing or use of any Intellectual Property by, to or from any Target Company, other than Off-the-Shelf Software Agreements; or

(xv) is otherwise material to any Target Company and outside of the ordinary course of business of the Target Companies and not described in clauses (i) through (xiv) above.

(b) Except as disclosed in Schedule 5.12(b), with respect to each Company Material Contract: (i) such Company Material Contract is valid and binding and enforceable in all respects against the Target Company party thereto (subject to the Enforceability Exceptions) and, to the Knowledge of the Company, each other party thereto, and is in full force and effect; (ii) no Target Company is in breach or default in any respect, and no event has occurred that with the passage of time or giving of notice or both would constitute a breach or default by any Target Company, or permit termination or acceleration by the other party thereto, under such Company Material Contract; (iii) to the Knowledge of the Company, no other party to such Company Material Contract is in breach or default in any respect, and no event has occurred that with the passage of time or giving of notice or both would constitute such a breach or default by such other party, or permit termination or acceleration by any Target Company, under such Company Material Contract; (iv) no Target Company has received written or, to the Knowledge of the Company, oral notice of an intention by any party to any such Company Material Contract that provides for a continuing obligation by any party thereto to terminate such Company Material Contract or amend the terms thereof, other than modifications in the ordinary course of business that do not adversely affect any Target Company; and (v) no Target Company has waived any rights under any such Material Contract.

5.13 Intellectual Property.

(a) Schedule 5.13(a)(i) sets forth: (i) all Patents and Patent applications, Trademark and service mark registrations and applications, internet domain name registrations and applications, and copyright registrations and applications owned or licensed by a Target Company or otherwise used or held for use by a Target Company in which a Target Company is the owner, applicant or assignee (“Company Registered IP”), specifying as to each item, as applicable: (A) the nature of the item, including the title, (B) the owner of the item, (C) the jurisdictions in which the item is issued or registered or in which an application for issuance or registration has been filed and (D) the issuance, registration or application numbers and dates; and (ii) all material unregistered Intellectual Property owned or purported to be owned by a Target Company. Schedule 5.13(a)(ii) sets forth all licenses, sublicenses and other agreements or permissions (“Company IP Licenses”) (other than “shrink wrap,” “click wrap,” and “off the shelf” software agreements and other agreements for Software commercially available on reasonable terms to the public generally with license, maintenance, support and other fees of less than $5,000 per year (collectively, “Off-the-Shelf Software Agreements”), which are not required to be listed, although such licenses are “Company IP Licenses” as that term is used herein), under which a Target Company is a licensee or otherwise is authorized to use or practice any Intellectual Property, and describes (A) the applicable Intellectual Property licensed, sublicensed or used and (B) any royalties, license fees or other compensation due from a Target Company, if any. Each Target Company owns, free and clear of all Liens (other than Permitted Liens), has valid and enforceable rights in, and has the unrestricted right to use, sell, license, transfer or assign, all Intellectual Property currently used, licensed or held for use by such Target Company, and previously used or licensed by such Target Company, except for the Intellectual Property that is the subject of the Company IP Licenses. For each Patent and Patent application in the Company Registered IP, the Target Companies have obtained valid assignments of inventions from each inventor. Except as set forth on Schedule 5.13(a)(iii), all Company Registered IP is owned exclusively by the applicable Target Company without obligation to pay royalties, licensing fees or other fees, or otherwise account to any third party with respect to such Company Registered IP.

(b) Each Target Company has a valid and enforceable license to use all Intellectual Property that is the subject of the Company IP Licenses applicable to such Target Company. The Company IP Licenses include all of the licenses, sublicenses and other agreements or permissions necessary to operate the Target Companies as presently conducted. Each Target Company has performed all obligations imposed on it in the Company IP Licenses, has made all payments required to date, and such Target Company is not, nor, to the Knowledge of the Company, is any other party thereto, in breach or default thereunder, nor has any event occurred that with notice or lapse of time or both would constitute a default thereunder. The continued use by the Target Companies of the Intellectual Property that is the subject of the Company IP Licenses in the same manner that it is currently being used is not restricted by any applicable license of any Target Company. All registrations for Copyrights, Patents and Trademarks that are owned by or exclusively licensed to any Target Company are valid and in force, and all applications to register any Copyrights, Patents and Trademarks are pending and in good standing, all without challenge of any kind. No Target Company is party to any Contract that requires a Target Company to assign to any Person all of its rights in any Intellectual Property developed by a Target Company under such Contract.

(c) Schedule 5.13(c) sets forth all licenses, sublicenses and other agreements or permissions under which a Target Company is the licensor (each, an “Outbound IP License”), and for each such Outbound IP License, describes (i) the applicable Intellectual Property licensed, (ii) the licensee under such Outbound IP License, and (iii) any royalties, license fees or other compensation due to a Target Company, if any. Each Target Company has performed all obligations imposed on it in the Outbound IP Licenses, and such Target Company is not, nor, to the Knowledge of the Company, is any other party thereto, in breach or default thereunder, nor has any event occurred that with notice or lapse of time or both would constitute a default thereunder.

(d) No Action is pending or, to the Company’s Knowledge, threatened that challenges the validity, enforceability, ownership, or right to use, sell, license or sublicense any Intellectual Property currently licensed, used or held for use by the Target Companies in any material respect. No Target Company has received any written or, to the Knowledge of the Company, oral notice or claim asserting or suggesting that any infringement, misappropriation, violation, dilution or unauthorized use of the Intellectual Property of any other Person is or may be occurring or has or may have occurred, as a consequence of the business activities of any Target Company. There are no Orders to which any Target Company is a party or its otherwise bound that (i) restrict the rights of a Target Company to use, transfer, license or enforce any Intellectual Property owned by a Target Company, (ii) restrict the conduct of the business of a Target Company in order to accommodate a third Person’s Intellectual Property, or (iii) other than the Outbound IP Licenses, grant any third Person any right with respect to any Intellectual Property owned by a Target Company. No Target Company is currently infringing, or has, in the past, infringed, misappropriated or violated any Intellectual Property of any other Person in any material respect in connection with the ownership, use or license of any Intellectual Property owned or purported to be owned by a Target Company or, to the Knowledge of the Company, otherwise in connection with the conduct of the respective businesses of the Target Companies. To the Company’s Knowledge, no third party is infringing upon, has misappropriated or is otherwise violating any Intellectual Property owned, licensed by, licensed to, or otherwise used or held for use by any Target Company (“Company IP”) in any material respect.

(e) No current or former officers, employees or independent contractors of a Target Company have claimed any ownership interest in any Intellectual Property owned by a Target Company. To the Knowledge of the Company, there has been no violation of a Target Company’s policies or practices related to protection of Company IP or any confidentiality or nondisclosure Contract relating to the Intellectual Property owned by a Target Company.

(f) To the Knowledge of the Company, no Person has obtained unauthorized access to third party information and data in the possession of a Target Company, nor has there been any other material compromise of the security, confidentiality or integrity of such information or data. Each Target Company has complied with all applicable Laws relating to privacy, personal data protection, and the collection, processing and use of personal information and its own privacy policies and guidelines. The operation of the business of the Target Companies has not and does not violate any right to privacy or publicity of any third person, or constitute unfair competition or trade practices under applicable Law.

(g) The consummation of any of the transactions contemplated by this Agreement will neither violate nor by their terms result in the material breach, material modification, cancellation, termination, suspension of, or acceleration of any payments with respect to, or release of source code because of (i) any Contract providing for the license or other use of Intellectual Property owned by a Target Company, or (ii) any Company IP License. Following the Closing, the Company shall be permitted to exercise, directly or indirectly through its Subsidiaries, all of the Target Companies’ rights under such Contracts or IP Licenses described in the previous sentence to the same extent that the Target Companies would have been able to exercise had the transactions contemplated by this Agreement not occurred, without the payment of any additional amounts or consideration other than ongoing fees, royalties or payments which the Target Companies would otherwise be required to pay in the absence of such transactions.

5.14 Taxes and Returns.

(a) Each Target Company has or will have timely filed, or caused to be timely filed, all Tax Returns and reports required to be filed by it (taking into account all available extensions), which Tax Returns are true, accurate, correct and complete in all material respects, and has paid, collected or withheld, or caused to be paid, collected or withheld, all Taxes required to be paid, collected or withheld, other than such Taxes for which adequate reserves in the Company Financials have been established. Each Target Company has complied with all applicable Laws relating to Tax.

(b) There is no current pending or, to the Knowledge of the Company, threatened Action against a Target Company by a Governmental Authority in a jurisdiction where the Target Company does not file Tax Returns that it is or may be subject to taxation by that jurisdiction.

(c) No Target Company is being audited by any Tax authority or has been notified in writing or, to the Knowledge of the Company, orally by any Tax authority that any such audit is contemplated or pending. There are no claims, assessments, audits, examinations, investigations or other Actions pending against a Target Company in respect of any Tax, and no Target Company has been notified in writing of any proposed Tax claims or assessments against it (other than, in each case, claims or assessments for which adequate reserves in the Company Financials have been established).

(d) There are no Liens with respect to any Taxes upon any Target Company’s assets, other than Permitted Liens.

(e) Each Target Company has collected or withheld all Taxes currently required to be collected or withheld by it, and all such Taxes have been paid to the appropriate Governmental Authorities or set aside in appropriate accounts for future payment when due.

(f) No Target Company has any outstanding waivers or extensions of any applicable statute of limitations to assess any amount of Taxes. There are no outstanding requests by a Target Company for any extension of time within which to file any Tax Return or within which to pay any Taxes shown to be due on any Tax Return.

(g) No Target Company has made any change in accounting method or received a ruling from, or signed an agreement with, any taxing authority that would reasonably be expected to have a material impact on its Taxes following the Closing.

(h) No Target Company has any Liability for the Taxes of another Person (other than another Target Company) (i) under any applicable Tax Law, (ii) as a transferee or successor, or (iii) by contract, indemnity or otherwise. No Target Company is a party to or bound by any Tax indemnity agreement, Tax sharing agreement or Tax allocation agreement or similar agreement, arrangement or practice with respect to Taxes (including advance pricing agreement, closing agreement or other agreement relating to Taxes with any Governmental Authority) that will be binding on the Company or its Subsidiaries with respect to any period following the Closing Date.

(i) No Target Company has requested, or is it the subject of or bound by any private letter ruling, technical advice memorandum, closing agreement or similar ruling, memorandum or agreement with any Governmental Authority with respect to any Taxes, nor is any such request outstanding.

5.15 Real Property. Schedule 5.15 contains a complete and accurate list of all premises currently leased or subleased or otherwise used or occupied by a Target Company for the operation of the business of a Target Company (the “Leased Premises”), and of all current leases, lease guarantees, agreements and documents related thereto, including all amendments, terminations and modifications thereof or waivers thereto (collectively, the “Company Real Property Leases”), as well as the current annual rent and term under each Company Real Property Lease. The Company has provided to the Purchaser a true and complete copy of each of the Company Real Property Leases, and in the case of any oral Company Real Property Lease, a written summary of the material terms of such Company Real Property Lease. The Company Real Property Leases are valid, binding and enforceable in accordance with their terms and are in full force and effect. To the Knowledge of the Company, no event has occurred which (whether with or without notice, lapse of time or both or the happening or occurrence of any other event) would constitute a default on the part of a Target Company or any other party under any of the Company Real Property Leases, and no Target Company has received notice of any such condition. No Target Company owns or has ever owned any real property or any interest in real property (other than the leasehold interests in the Company Real Property Leases).

5.16 Personal Property. Each item of Personal Property which is currently owned, used or leased by a Target Company with a book value or fair market value of greater than Twenty-Five Thousand Dollars ($25,000) is set forth on Schedule 5.16, along with, to the extent applicable, a list of lease agreements and lease guarantees related thereto, including all amendments, terminations and modifications thereof or waivers thereto (“Company Personal Property Leases”). Except as set forth in Schedule 5.16, all such items of Personal Property are in good operating condition and repair (reasonable wear and tear excepted), and are suitable for their intended use in the business of the Target Companies. The Company has provided to the Purchaser a true and complete copy of each of the Company Personal Property Leases, and in the case of any oral Company Personal Property Lease, a written summary of the material terms of such Company Personal Property Lease. The Company Personal Property Leases are valid, binding and enforceable in accordance with their terms and are in full force and effect. To the Knowledge of the Company, no event has occurred which (whether with or without notice, lapse of time or both or the happening or occurrence of any other event) would constitute a default on the part of a Target Company or any other party under any of the Company Personal Property Leases, and no Target Company has received notice of any such condition.

5.17 Title to and Sufficiency of Assets. Each Target Company has good and marketable title to, or a valid leasehold interest in or right to use, all of its assets, free and clear of all Liens other than (a) Permitted Liens, (b) the rights of lessors under leasehold interests, (iii) Liens specifically identified on the Interim Balance Sheet and (d) Liens let forth on Schedule 5.17. The assets (including Intellectual Property rights and contractual rights) of the Target Companies constitute all of the assets, rights and properties that are used in the operation of the businesses of the Target Companies as it is now conducted and presently proposed to be conducted or that are used or held by the Target Companies for use in the operation of the businesses of the Target Companies, and taken together, are adequate and sufficient for the operation of the businesses of the Target Companies as currently conducted and as presently proposed to be conducted.

5.18 Employee Matters.

(a) Except as set forth in Schedule 5.18(a), no Target Company is a party to any collective bargaining agreement or other Contract with any group of employees, labor organization or other representative of any of the employees of any Target Company and the Company has no Knowledge of any activities or proceedings of any labor union or other party to organize or represent such employees. There has not occurred or, to the Knowledge of the Company, been threatened any strike, slow-down, picketing, work-stoppage, or other similar labor activity with respect to any such employees. Schedule 5.18(a) sets forth all unresolved labor controversies (including unresolved grievances and age or other discrimination claims), if any, that are pending or, to the Knowledge of the Company, threatened between any Target Company and Persons employed by or providing services to a Target Company. No current officer or employee of a Target Company has provided any Target Company written or, to the Knowledge of the Company, oral notice of his or her plan to terminate his or her employment with any Target Company.

(b) Except as set forth in Schedule 5.18(b), each Target Company (i) is and has been in compliance in all material respects with all applicable Laws respecting employment and employment practices, terms and conditions of employment, health and safety and wages and hours, and other Laws relating to discrimination, disability, labor relations, hours of work, payment of wages and overtime wages, pay equity, immigration, workers compensation, working conditions, employee scheduling, occupational safety and health, family and medical leave, and employee terminations, and have not received written notice, or any other form of notice, that there is any pending Action involving unfair labor practices against a Target Company, (ii) is not liable for any material arrears of wages or any material penalty for failure to comply with any of the foregoing, and (iii) is not liable for any material payment to any Governmental Authority with respect to unemployment compensation benefits, social security or other benefits or obligations for employees, independent contractors or consultants (other than routine payments to be made in the ordinary course of business and consistent with past practice). There are no Actions pending or, to the Knowledge of the Company, threatened against a Target Company brought by or on behalf of any applicant for employment, any current or former employee, any Person alleging to be a current or former employee, or any Governmental Authority, relating to any such Law or regulation, or alleging breach of any express or implied contract of employment, wrongful termination of employment, or alleging any other discriminatory, wrongful or tortious conduct in connection with the employment relationship.

(c) Schedule 5.18(c) hereto sets forth a complete and accurate list of all employees of the Target Companies showing for each as of that date (i) the employee’s name, job title or description, employer, location, salary level (including any bonus, commission, deferred compensation or other remuneration payable (other than any such arrangements under which payments are at the discretion of the Target Companies)), (ii) any bonus, commission or other remuneration other than salary paid during the calendar year ending December 31, 2014, and (iii) any wages, salary, bonus, commission or other compensation due and owing to each employee during or for the calendar year ending December 31, 2015. Except as set forth on Schedule 5.18(c), (A) no employee is a party to a written employment Contract with a Target Company and each is employed with a “non-fixed term” in accordance with the Chinese Labor Contract Law, and (B) the Target Companies have paid in full to all such employees all wages, salaries, commission, bonuses and other compensation due to its employees, including overtime compensation, and there are no severance payments which are or could become payable by a Target Company to any such employees under the terms of any written or, to the Company’s Knowledge, oral agreement, or commitment or any Law, custom, trade or practice. Except as set forth in Schedule 5.18(c), each such employee has entered into the Company’s standard form of employee non-disclosure, inventions and restrictive covenants agreement with the Company or its Subsidiaries (whether pursuant to a separate agreement or incorporated as part of such employee’s overall employment agreement), a copy of which has been provided to the Purchaser by the Company.

(d) Schedule 5.18(d) contains a list of all independent contractors (including consultants) currently engaged by any Target Company, along with the position, the entity engaging such Person, date of retention and rate of remuneration, most recent increase (or decrease) in remuneration and amount thereof, for each such Person. Except as set forth on Schedule 5.18(d), all of such independent contractors are a party to a written Contract with a Target Company. Except as set forth on Schedule 5.18(d), each such independent contractor has entered into customary covenants regarding confidentiality, non-competition and assignment of inventions and copyrights in such Person’s agreement with a Target Company, a copy of which has been provided to the Purchaser by the Company. For the purposes of applicable Law, including the Code, all independent contractors who are currently, or within the last six (6) years have been, engaged by a Target Company are bona fide independent contractors and not employees of a Target Company. Each independent contractor is terminable on fewer than thirty (30) days’ notice, without any obligation of any Target Company to pay severance or a termination fee.

5.19 Benefit Plans.

(a) Set forth on Schedule 5.19(a) is a true and complete list of each Foreign Plan of a Target Company (each, a “Company Benefit Plan”). No Target Company has ever maintained or contributed to (or had an obligation to contribute to) any “employee benefit plan” (as defined in Section 3(3) of ERISA).

(b) With respect to each Company Benefit Plan which covers any current or former officer, director, consultant or employee (or beneficiary thereof) of a Target Company, the Company has provided to the Purchaser accurate and complete copies, if applicable, of: (i) all Company Benefit Plans and related trust agreements or annuity Contracts (including any amendments, modifications or supplements thereto); (ii) the most recent annual and periodic accounting of plan assets; (iii) the most recent actuarial valuation; and (iv) all communications with any Governmental Authority concerning any matter that is still pending or for which a Target Company has any outstanding Liability or obligation.

(c) With respect to each Company Benefit Plan: (i) such Company Benefit Plan has been administered and enforced in all material respects in accordance with its terms and the requirements of any and all applicable Laws, and has been maintained, where required, in good standing with applicable regulatory authorities and Governmental Authorities; (ii) no breach of fiduciary duty has occurred; (iii) no Action is pending, or to the Company’s Knowledge, threatened (other than routine claims for benefits arising in the ordinary course of administration); and (iv) all contributions and premiums required to be made with respect to a Company Benefit have been timely made. No Target Company has incurred any obligation in connection with the termination of, or withdrawal from, any Company Benefit Plan.

(d) The present value of the accrued benefit liabilities (whether or not vested) under each Company Benefit Plan, determined as of the end of the Company’s most recently ended fiscal year on the basis of actuarial assumptions, each of which is reasonable, did not exceed the current value of the assets of such Company Benefit Plan allocable to such benefit liabilities.

(e) The consummation of the transactions contemplated by this Agreement and the Ancillary Documents will not: (i) entitle any individual to severance pay, unemployment compensation or other benefits or compensation; or (ii) accelerate the time of payment or vesting, or increase the amount of any compensation due, or in respect of, any individual.

(f) Except to the extent required by applicable Law, no Target Company provides health or welfare benefits to any former or retired employee or is obligated to provide such benefits to any active employee following such employee’s retirement or other termination of employment or service.

(g) All Company Benefit Plans can be terminated at any time as of or after the Closing Date without resulting in any liability to any Target Company, the Purchaser or their respective Affiliates for any additional contributions, penalties, premiums, fees, fines, excise taxes or any other charges or liabilities.

5.20 Environmental Matters. Except as set forth in Schedule 5.20:

(a) Each Target Company is and has been in compliance in all material respects with all applicable Environmental Laws, including obtaining, maintaining in good standing, and complying with all material Permits required for its business and operations by Environmental Laws (“Environmental Permits”), no Action is pending or, to the Company’s Knowledge, threatened to revoke, modify, or terminate any such Environmental Permit, and, to the Company’s Knowledge, no facts, circumstances, or conditions currently exist that could adversely affect such continued compliance with Environmental Laws and Environmental Permits or require capital expenditures to achieve or maintain such continued compliance with Environmental Laws and Environmental Permits.

(b) No Target Company is the subject of any outstanding Order or Contract with any Governmental Authority or other Person in respect of any (i) Environmental Laws, (ii) Remedial Action, or (iii) Release or threatened Release of a Hazardous Material. No Target Company has assumed, contractually or by operation of Law, any Liabilities or obligations under any Environmental Laws.

(c) No Action has been made or is pending, or to the Company’s Knowledge, threatened against any Target Company or any assets of a Target Company alleging either or both that a Target Company may be in material violation of any Environmental Law or Environmental Permit or may have any material Liability under any Environmental Law.

(d) No Target Company has manufactured, treated, stored, disposed of, arranged for or permitted the disposal of, generated, handled or released any Hazardous Material, or owned or operated any property or facility, in a manner that has given or would reasonably be expected to give rise to any material Liability or obligation under applicable Environmental Laws. No fact, circumstance, or condition exists in respect of any Target Company or any property currently or formerly owned, operated, or leased by any Target Company or any property to which a Target Company arranged for the disposal or treatment of Hazardous Materials that could reasonably be expected to result in a Target Company incurring any material Environmental Liabilities.

(e) There is no investigation of the business, operations, or currently owned, operated, or leased property of a Target Company or, to the Company’s Knowledge, previously owned, operated, or leased property of a Target Company pending or, to the Company’s Knowledge, threatened that could lead to the imposition of any Liens under any Environmental Law or material Environmental Liabilities.

(f) To the Knowledge of the Company, there is not located at any of the properties of a Target Company any (i) underground storage tanks, (ii) asbestos-containing material, or (iii) equipment containing polychlorinated biphenyls.

(g) The Company has provided to the Purchaser all environmentally related site assessments, audits, studies, reports and results of investigations that have been performed in respect of the currently or previously owned, leased, or operated properties of any Target Company.

5.21 Transactions with Related Persons. Except as set forth on Schedule 5.21, no Target Company nor any of its Affiliates, nor any officer, director, manager, employee, trustee or beneficiary of a Target Company or any of its Affiliates, nor any immediate family member of any of the foregoing (whether directly or indirectly through an Affiliate of such Person) (each of the foregoing, a “Related Person”) is presently, or since January 1, 2013 has been, a party to any transaction with a Target Company, including any Contract or other arrangement (a) providing for the furnishing of services by (other than as officers, directors or employees of the Target Company), (b) providing for the rental of real property or Personal Property from or (c) otherwise requiring payments to (other than for services or expenses as directors, officers or employees of the Target Company in the ordinary course of business consistent with past practice) any Related Person or any Person in which any Related Person has an interest as an owner, officer, manager, director, trustee or partner or in which any Related Person has any direct or indirect interest (other than the ownership of securities representing no more than two percent (2%) of the outstanding voting power or economic interest of a publicly traded company). Except as set forth on Schedule 5.21, no Target Company has outstanding any Contract or other arrangement or commitment with any Related Person, and no Related Person owns any real property or Personal Property, or right, tangible or intangible (including Intellectual Property) which is used in the business of any Target Company. Schedule 5.21 specifically identifies all Contracts, arrangements or commitments set forth on such Schedule 5.21 that cannot be terminated upon sixty (60) days’ notice by the Target Companies without cost or penalty.

5.22 Insurance.

(a) Schedule 5.22(a) lists all insurance policies (by policy number, insurer, coverage period, coverage amount, annual premium and type of policy) held by a Target Company relating to a Target Company or its business, properties, assets, directors, officers and employees, copies of which have been provided to the Purchaser. All premiums due and payable under all such insurance policies have been timely paid and the Company and its Subsidiaries are otherwise in material compliance with the terms of such insurance policies. All such insurance policies are in full force and effect, and to the Knowledge of the Company, there is no threatened termination of, or material premium increase with respect to, any of such insurance policies.

(b) Schedule 5.22(b) identifies each individual insurance claim in excess of $50,000 made by a Target Company since January 1, 2013. Each Target Company has reported to its insurers all claims and pending circumstances that would reasonably be expected to result in a claim that could be covered by any such insurance policies, except where such failure to report such a claim would not be reasonably likely to be material to the Target Companies. No Target Company has made any claim against an insurance policy as to which the insurer is denying coverage.

5.23 Books and Records. All of the financial books and records of the Target Companies are complete and accurate in all material respects and have been maintained in the ordinary course consistent with past practice and in accordance with applicable Laws.

5.24 Loans Receivable. All loans receivable of the Target Companies (the “Loans Receivable”) arose from loans actually provided and represent valid obligations to a Target Company. None of the Loans Receivable are, to the Knowledge of the Company, subject to any right of recourse, defense, deduction, counterclaim, offset, or set off on the part of the obligor in excess of any amounts reserved therefor on the Company Financials. All of the Loans Receivable are, to the Knowledge of the Company, fully collectible according to their terms in amounts not less than the aggregate amounts thereof carried on the books of the Target Companies (net of reserves) when due.

5.25 Lending Matters.

(a) Each of the Target Companies is and has been in compliance in all material respects with all Laws relating to banking, lending or credit that are applicable to it, the conduct or operation of its business or the ownership or use of any of its assets or properties, including the regulations issued by the China Banking Regulatory Commission and PBOC. Without limiting the foregoing, with respect to each of China Lending and XWFOE: (i) such Target Company’s operating funds have either (A) come from its shareholders or (B) been borrowed from no more than two banking financial institutions, where the funds borrowed from such banking financial institutions do not exceed and have not exceeded fifty percent (50%) of its Net Capital; and (ii) the outstanding loan balances of any Loan Obligor to any Target Company does not and has not exceeded five percent (5%) of such Target Company’s Net Capital.

(b) All loans made by the Target Companies, including to Related Persons, have been made in good faith on an arm’s-length basis.

(c) Schedule 5.25(c) sets forth for the Target Companies as of each of December 31, 2013, December 31, 2014 and September 30, 2015, the aggregate amount of (i) guarantee backed loans, (ii) pledged asset backed loans, and (iii) collateral backed loans.

(d) The fair market value of the collateral or pledge securing the outstanding loan balances of each Loan Obligor with an outstanding balance in excess of $500,000 exceeds the outstanding loan balance of such Loan Obligor. Each guarantor that has guaranteed the outstanding loan balances of any Loan Obligator with an outstanding balance in excess of $500,000 was verified by the Target Companies at the time of the loan to have sufficient net assets and cash flows to satisfy such outstanding loan balances.

(e) The Target Companies have proper and sufficient documentation to enforce each outstanding loan against the applicable Loan Obligor or Loan Obligors and to enforce any related collateral, pledge and/or guarantee, all of which documentation is in full force and effect and enforceable in accordance with their respective terms. Any related collateral, pledges and guarantees of the outstanding loans of the Target Companies, if required by applicable laws of the People’s Republic of China, have been registered with the applicable Governmental Authorities, and such registrations are in full force and effect.

5.26 Certain Business Practices.

(a) No Target Company, nor any of their respective Representatives acting on their behalf has (a) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (b) made any unlawful payment to foreign or domestic government officials or employees, to foreign or domestic political parties or campaigns or violated any provision of the Foreign Corrupt Practices Act of 1977 or (c) made any other unlawful payment. No Target Company, nor any of their respective Representatives acting on their behalf has directly or indirectly, given or agreed to give any gift or similar benefit in any material amount to any customer, supplier, governmental employee or other Person who is or may be in a position to help or hinder any Target Company or assist any Target Company in connection with any actual or proposed transaction.

(b) The operations of each Target Company are and have been conducted at all times in compliance with laundering statutes in all applicable jurisdictions, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any Governmental Authority, and no Action involving a Target Company with respect to the any of the foregoing is pending or, to the Knowledge of the Company, threatened.

(c) No Target Company or any of their respective directors or officers, or, to the Knowledge of the Company, any other Representative acting on behalf of a Target Company is currently identified on the specially designated nationals or other blocked person list or otherwise currently subject to any U.S. sanctions administered by OFAC, and no Target Company has, directly or indirectly, used any funds, or loaned, contributed or otherwise made available such funds to any Subsidiary, joint venture partner or other Person, in connection with any sales or operations in Cuba, Iran, Syria, Sudan, Myanmar or any other country sanctioned by OFAC or for the purpose of financing the activities of any Person currently subject to, or otherwise in violation of, any U.S. sanctions administered by OFAC in the last five (5) fiscal years.

5.27 Investment Company Act. No Target Company is an “investment company” or a Person directly or indirectly “controlled” by or acting on behalf of an “investment company”, in each case within the meaning of the Investment Company Act of 1940, as amended.

5.28 Finders and Investment Bankers. Except as set forth in Schedule 5.28, no Target Company has incurred or will incur any Liability for any brokerage, finder’s or other fee or commission in connection with the transactions contemplated hereby.

5.29 Independent Investigation. Without limiting Section 8.4(c) hereof, the Company has conducted its own independent investigation, review and analysis of the business, results of operations, prospects, condition (financial or otherwise) or assets of the Purchaser, and acknowledges that it has been provided adequate access to the personnel, properties, assets, premises, books and records, and other documents and data of the Purchaser for such purpose. The Company acknowledges and agrees that: (a) in making its decision to enter into this Agreement and to consummate the transactions contemplated hereby, it has relied solely upon its own investigation and the express representations and warranties of the Purchaser set forth in Article IV (including the related portions of the Purchaser Disclosure Schedules and any Supplemental Disclosure Schedules provided by the Purchaser); and (b) neither the Purchaser nor any of its Representatives have made any representation or warranty as to the Purchaser or this Agreement, except as expressly set forth in Article IV (including the related portions of the Purchaser Disclosure Schedules and Supplemental Disclosure Schedules provided by the Purchaser).

5.30 Information Supplied. None of the information supplied or to be supplied by the Company expressly for inclusion or incorporation by reference: (a) in any Current Report on Form 8-K, and any exhibits thereto or any other report, form, registration or other filing made with any Governmental Authority with respect to the transactions contemplated by this Agreement or any Ancillary Documents; (b) in the Proxy Documents or the Extension Documents; or (c) in the mailings or other distributions to the Purchaser’s shareholders and/or prospective investors with respect to the consummation of the transactions contemplated by this Agreement or in any amendment to any of documents identified in (a) through (c), will, when filed, made available, mailed or distributed, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. None of the information supplied or to be supplied by the Company expressly for inclusion or incorporation by reference in any of the Signing Press Release, the Signing Filing, the Closing Filing and the Closing Press Release will, when filed or distributed, as applicable, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, the Company makes no representation, warranty or covenant with respect to any information supplied by or on behalf of the Purchaser or its Affiliates.

5.31 Disclosure. No representations or warranties by the Company in this Agreement (including the disclosure schedules hereto) or the Ancillary Documents, (a) contains or will contain any untrue statement of a material fact, or (b) omits or will omit to state, when read in conjunction with all of the information contained in this Agreement, the disclosure schedules hereto and the Ancillary Documents, any fact necessary to make the statements or facts contained therein not materially misleading.

Article VI
REPRESENTATIONS AND WARRANTIES OF THE SELLERS

Except as set forth in the Company Disclosure Schedules, the Section numbers of which are numbered to correspond to the Section numbers of this Agreement to which they refer, the Sellers hereby severally represent and warrant to the Purchaser as follows:

6.1 Due Organization and Good Standing. Each Seller, if not an individual person, is an entity duly organized, validly existing and in good standing under the Laws of the jurisdiction of its formation and has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted.

6.2 Authorization; Binding Agreement. Each Seller has all requisite power, authority and legal right and capacity to execute and deliver this Agreement and each Ancillary Document to which it is a party, to perform such Seller’s obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. This Agreement has been, and each Ancillary Document to which a Seller is or is required to be a party shall be when delivered, duly and validly executed and delivered by such Seller and assuming the due authorization, execution and delivery of this Agreement and any such Ancillary Document by the other parties hereto and thereto, constitutes, or when delivered shall constitute, the legal, valid and binding obligation of such Seller, enforceable against such Seller in accordance with its terms, subject to the Enforceability Exceptions.

6.3 Ownership. Sellers own good, valid and marketable title to the Purchased Shares, free and clear of any and all Liens, with each Seller owning the Purchased Shares set forth on Annex I. There are no proxies, voting rights, shareholders’ agreements or other agreements or understandings, to which a Seller is a party or by which a Seller is bound, with respect to the voting or transfer of any of such Seller’s Purchased Shares other than this Agreement. Upon delivery of the Purchased Shares to the Purchaser on the Closing Date in accordance with this Agreement, the entire legal and beneficial interest in the Purchased Shares and good, valid and marketable title to the Purchased Shares, free and clear of all Liens (other than those imposed by applicable securities Laws or those incurred by the Purchaser), will pass to the Purchaser.

6.4 Governmental Approvals. Except as otherwise described in Schedule 6.4, no Consent of or with any Governmental Authority on the part of any Seller is required to be obtained or made in connection with the execution, delivery or performance by such Seller of this Agreement or any Ancillary Documents or the consummation by a Seller of the transactions contemplated hereby or thereby other than (a) such filings as expressly contemplated by this Agreement and (b) pursuant to Antitrust Laws.

6.5 Non-Contravention. Except as otherwise described in Schedule 6.5, the execution and delivery by each Seller of this Agreement and each Ancillary Document to which it is a party or otherwise bound, and the consummation by such Seller of the transactions contemplated hereby and thereby, and compliance by each Seller with any of the provisions hereof and thereof, will not (a) conflict with or violate any provision of any Seller’s Organizational Documents, (b) subject to obtaining the Consents from Governmental Authorities referred to in Section 6.4 hereof, and the waiting periods referred to therein having expired, and any condition precedent to such Consent or waiver having been satisfied, conflict with or violate any Law, Order or Consent applicable to any Seller or any of its properties or assets or (c) (i) violate, conflict with or result in a breach of, (ii) constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, (iii) result in the termination, withdrawal, suspension, cancellation or modification of, (iv) accelerate the performance required by any Seller under, (v) result in a right of termination or acceleration under, (vi) give rise to any obligation to make payments or provide compensation under, (vii) result in the creation of any Lien upon any of the properties or assets of any Seller under, (viii) give rise to any obligation to obtain any third party consent or provide any notice to any Person or (ix) give any Person the right to declare a default, exercise any remedy, claim a rebate, chargeback, penalty or change in delivery schedule, accelerate the maturity or performance, cancel, terminate or modify any right, benefit, obligation or other term under, any of the terms, conditions or provisions of, any Contract to which a Seller is a party or a Seller or its properties or assets are otherwise bound, except for any deviations from any of the foregoing clauses (a), (b) or (c) that has not had and would not reasonably be expected to have a Material Adverse Effect on any Seller.

6.6 No Litigation. There is no Action pending or, to the Knowledge of such Seller, threatened, nor any Order is outstanding, against or involving any Seller or any of its officers, directors, managers, shareholders, properties, assets or businesses, whether at law or in equity, before or by any Governmental Authority, which would reasonably be expected to adversely affect the ability of such Seller to consummate the transactions contemplated by, and discharge its obligations under, this Agreement and the Ancillary Documents to which such Seller is a party.

6.7 Investment Representations. Each Seller: (a) is an “accredited investor” as such term is defined in Rule 501(a) of Regulation D under the Securities Act; (b) is acquiring its portion of the Exchange Shares for itself for investment purposes only, and not with a view towards any resale or distribution of such Exchange Shares; (c) has been advised and understands that the Exchange Shares (i) are being issued in reliance upon one or more exemptions from the registration requirements of the Securities Act and any applicable state securities Laws, (ii) have not been and shall not be registered under the Securities Act or any applicable state securities Laws and, therefore, must be held indefinitely and cannot be resold unless such Exchange Shares are registered under the Securities Act and all applicable state securities Laws, unless exemptions from registration are available and (iii) are subject to additional restrictions on transfer pursuant to the Lock-Up Agreement; (d) is aware that an investment in the Purchaser is a speculative investment and is subject to the risk of complete loss; and (e) acknowledges that except as set forth in the Registration Rights Agreement, the Purchaser is under no obligation hereunder to register the Exchange Shares under the Securities Act. No Seller has any Contract with any Person to sell, transfer, or grant participations to such Person, or to any third Person, with respect to the Exchange Shares. By reason of such Seller’s business or financial experience, or by reason of the business or financial experience of such Seller’s “purchaser representatives” (as that term is defined in Rule 501(h) under the Securities Act), each Seller is capable of evaluating the risks and merits of an investment in the Purchaser and of protecting its interests in connection with this investment. Each Seller has carefully read and understands all materials provided by or on behalf of the Purchaser or its Representatives to such Seller or such Seller’s Representatives pertaining to an investment in the Purchaser and has consulted, as such Seller has deemed advisable, with its own attorneys, accountants or investment advisors with respect to the investment contemplated hereby and its suitability for such Seller. Each Seller acknowledges that the Exchange Shares are subject to dilution for events not under the control of such Seller. Each Seller has completed its independent inquiry and has relied fully upon the advice of its own legal counsel, accountant, financial and other Representatives in determining the legal, tax, financial and other consequences of this Agreement and the transactions contemplated hereby and the suitability of this Agreement and the transactions contemplated hereby for such Seller and its particular circumstances, and, except as set forth herein, has not relied upon any representations or advice by the Purchaser or its Representatives. Each Seller acknowledges and agrees that, except as set forth in Article IV (including the related portions of the Purchaser Disclosure Schedules and any Supplemental Disclosure Schedules provided by the Purchaser), no representations or warranties have been made by the Purchaser or any of its Representatives, and that such Seller has not been guaranteed or represented to by any Person, (i) any specific amount or the event of the distribution of any cash, property or other interest in the Purchaser or (ii) the profitability or value of the Exchange Shares in any manner whatsoever. Each Seller: (A) has been represented by independent counsel (or has had the opportunity to consult with independent counsel and has declined to do so); (B) has had the full right and opportunity to consult with such Seller’s attorneys and other advisors and has availed itself of this right and opportunity; (C) has carefully read and fully understands this Agreement in its entirety and has had it fully explained to it or him by such counsel; (D) is fully aware of the contents hereof and the meaning, intent and legal effect thereof; and (E) is competent to execute this Agreement and has executed this Agreement free from coercion, duress or undue influence.

6.8 Finders and Investment Bankers. No Seller, nor any of their respective Representatives on their behalf, has employed any broker, finder or investment banker or incurred any liability for any brokerage fees, commissions, finders’ fees or similar fees in connection with the transactions contemplated by this Agreement.

6.9 Independent Investigation. Without limiting Section 8.4(c) hereof, each Seller has conducted its own independent investigation, review and analysis of the business, results of operations, prospects, condition (financial or otherwise) or assets of the Purchaser, and acknowledges that it has been provided adequate access to the personnel, properties, assets, premises, books and records, and other documents and data of the Purchaser for such purpose. Each Seller acknowledges and agrees that: (a) in making its decision to enter into this Agreement and to consummate the transactions contemplated hereby, it has relied solely upon its own investigation and the express representations and warranties of the Purchaser set forth in Article IV (including the related portions of the Purchaser Disclosure Schedules and any Supplemental Disclosure Schedules provided by the Purchaser); and (b) neither the Purchaser nor any of its Representatives have made any representation or warranty as to the Purchaser or this Agreement, except as expressly set forth in Article IV (including the related portions of the Purchaser Disclosure Schedules and Supplemental Disclosure Schedules provided by the Purchaser).

6.10 Information Supplied. None of the information supplied or to be supplied by any Seller expressly for inclusion or incorporation by reference: (a) in any Current Report on Form 8-K, and any exhibits thereto or any other report, form, registration or other filing made with any Governmental Authority with respect to the transactions contemplated by this Agreement or any Ancillary Documents; (b) in the Proxy Documents or the Extension Documents; or (c) in the mailings or other distributions to the Purchaser’s shareholders and/or prospective investors with respect to the consummation of the transactions contemplated by this Agreement or in any amendment to any of documents identified in (a) through (c), will, when filed, made available, mailed or distributed, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. None of the information supplied or to be supplied by any Seller expressly for inclusion or incorporation by reference in any of the Signing Press Release, the Signing Filing, the Closing Filing and the Closing Press Release will, when filed or distributed, as applicable, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, no Seller makes any representation, warranty or covenant with respect to any information supplied by or on behalf of the Purchaser or its Affiliates.

Article VII
COVENANTS

7.1 Access and Information.

(a) The Company shall give, and shall direct its Representatives to give, the Purchaser and its Representatives, at reasonable times during normal business hours and upon reasonable intervals and notice, access to all offices and other facilities and to all employees, properties, Contracts, agreements, commitments, books and records, financial and operating data and other information (including Tax Returns, internal working papers, client files, client Contracts and director service agreements), of or pertaining to the Target Companies, as the Purchaser or its Representatives may reasonably request regarding the Target Companies and their respective businesses, assets, Liabilities, financial condition, prospects, operations, management, employees and other aspects (including unaudited quarterly financial statements, including a consolidated quarterly balance sheet and income statement, a copy of each material report, schedule and other document filed with or received by a Governmental Authority pursuant to the requirements of applicable securities Laws, and independent public accountants’ work papers (subject to the consent or any other conditions required by such accountants, if any)) and instruct each of the Company’s Representatives to reasonably cooperate with the Purchaser and its Representatives in their investigation; provided, however, that the Purchaser and its Representatives shall conduct any such activities in such a manner as not to unreasonably interfere with the business or operations of the Target Companies.

(b) The Purchaser shall give, and shall direct its Representatives to give, the Company and its Representatives, at reasonable times during normal business hours and upon reasonable intervals and notice, access to all offices and other facilities and to all employees, properties, Contracts, agreements, commitments, books and records, financial and operating data and other information (including Tax Returns, internal working papers, client files, client Contracts and director service agreements), of or pertaining to the Purchaser or its Subsidiaries, as the Company or its Representatives may reasonably request regarding the Purchaser, its Subsidiaries and their respective businesses, assets, Liabilities, financial condition, prospects, operations, management, employees and other aspects (including unaudited quarterly financial statements, including a consolidated quarterly balance sheet and income statement, a copy of each material report, schedule and other document filed with or received by a Governmental Authority pursuant to the requirements of applicable securities Laws, and independent public accountants’ work papers (subject to the consent or any other conditions required by such accountants, if any)) and instruct each of the Purchaser’s Representatives to reasonably cooperate with the Company and its Representatives in their investigation; provided, however, that the Company and its Representatives shall conduct any such activities in such a manner as not to unreasonably interfere with the business or operations of the Purchaser or any of its Subsidiaries.

7.2 Conduct of Business of the Company.

(a) Unless the Purchaser shall otherwise consent in writing (such consent not to be unreasonably withheld, conditioned or delayed), during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement in accordance with Section 10.1 or the Closing (the “Interim Period”), except as expressly contemplated by this Agreement or as set forth on Schedule 7.2, the Company shall, and shall cause its Subsidiaries to, (i) conduct their respective businesses, in all material respects, in the ordinary course of business consistent with past practice, (ii) comply with all Laws applicable to the Target Companies and their respective businesses, assets and employees, and (iii) take all reasonable measures necessary or appropriate to preserve intact, in all material respects, their respective business organizations, to keep available the services of their respective managers, directors, officers, employees and consultants, and to preserve the possession, control and condition of their respective material assets, all as consistent with past practice.

(b) Without limiting the generality of Section 7.2(a) and except as contemplated by the terms of this Agreement (including as contemplated by the PIPE Investment) or as set forth on Schedule 7.2, during the Interim Period, without the prior written consent of the Purchaser (such consent not to be unreasonably withheld, conditioned or delayed), the Company shall not, and shall cause its Subsidiaries to not:

(i) amend, waive or otherwise change, in any respect, its Organizational Documents;

(ii) authorize for issuance, issue, grant, sell, pledge, dispose of or propose to issue, grant, sell, pledge or dispose of any of its equity securities or any options, warrants, commitments, subscriptions or rights of any kind to acquire or sell any of its equity securities, or other securities, including any securities convertible into or exchangeable for any of its shares or other equity securities or securities of any class and any other equity-based awards, or engage in any hedging transaction with a third Person with respect to such securities;

(iii) split, combine, recapitalize or reclassify any of its shares or other equity interests or issue any other securities in respect thereof or pay or set aside any dividend (other than as permitted by Section 7.19(b)) or other distribution (whether in cash, equity or property or any combination thereof) in respect of its equity interests, or directly or indirectly redeem, purchase or otherwise acquire or offer to acquire any of its securities;

(iv) other than in the ordinary course of business consistent with past practice, incur, create, assume, prepay or otherwise become liable for any Indebtedness (directly, contingently or otherwise) in excess of $100,000 (individually or in the aggregate), make a loan or advance to or investment in any third party, or guarantee or endorse any Indebtedness, Liability or obligation of any Person;

(v) increase the wages, salaries or compensation of its employees other than in the ordinary course of business, consistent with past practice, and in any event not in the aggregate by more than five percent (5%), or make or commit to make any bonus payment (whether in cash, property or securities) to any employee, or materially increase other benefits of employees generally, or enter into, establish, materially amend or terminate any Company Benefit Plan with, for or in respect of any current consultant, officer, manager director or employee, in each case other than as required by applicable Law, pursuant to the terms of any Company Benefit Plans or in the ordinary course of business consistent with past practice;

(vi) make or rescind any material election relating to Taxes, settle any claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to Taxes, file any amended Tax Return or claim for refund, or make any material change in its accounting or Tax policies or procedures, in each case except as required by applicable Law or in compliance with GAAP;

(vii) transfer or license to any Person or otherwise extend, materially amend or modify, permit to lapse or fail to preserve any of the Company Registered IP, Company Licensed IP or other Company IP, or disclose to any Person who has not entered into a confidentiality agreement any Trade Secrets;

(viii) other than in the ordinary course of business consistent with past practice, terminate, or waive or assign any material right under, any Company Material Contract or enter into any Contract (A) involving amounts reasonably expected to exceed $100,000 per year or $250,000 in the aggregate, (B) that would be a Company Material Contract or (C) with a term longer than one year that cannot be terminated without payment of a material penalty and upon notice of sixty (60) days or less;

(ix) fail to maintain its books, accounts and records in all material respects in the ordinary course of business consistent with past practice;

(x) establish any Subsidiary or enter into any new line of business;

(xi) fail to use commercially reasonable efforts to keep in force insurance policies or replacement or revised policies providing insurance coverage with respect to its assets, operations and activities in such amount and scope of coverage as are currently in effect;

(xii) revalue any of its material assets or make any change in accounting methods, principles or practices, except to the extent required to comply with GAAP and after consulting with the Company’s outside auditors;

(xiii) other than in the ordinary course of business consistent with past practice, waive, release, assign, settle or compromise any claim, action or proceeding (including any suit, action, claim, proceeding or investigation relating to this Agreement or the transactions contemplated hereby), other than waivers, releases, assignments, settlements or compromises that involve only the payment of monetary damages (and not the imposition of equitable relief on, or the admission of wrongdoing by, the Company or its Affiliates) not in excess of $100,000 (individually or in the aggregate), or otherwise pay, discharge or satisfy any Actions, Liabilities or obligations, unless such amount has been reserved in the Company Financials;

(xiv) close or materially reduce its activities, or effect any layoff or other personnel reduction or change, at any of its facilities;

(xv) acquire, including by merger, consolidation, acquisition of stock or assets, or any other form of business combination, any corporation, partnership, limited liability company, other business organization or any division thereof, or any material amount of assets outside the ordinary course of business consistent with past practice;

(xvi) other than in the ordinary course of business consistent with past practice, make capital expenditures in excess of $100,000 (individually for any project (or set of related projects) or $250,000 in the aggregate);

(xvii) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization;

(xviii) other than in the ordinary course of business consistent with past practice, voluntarily incur any Liability or obligation (whether absolute, accrued, contingent or otherwise) in excess of $100,000 individually or $250,000 in the aggregate other than pursuant to the terms of a Company Material Contract or Company Benefit Plan;

(xix) sell, lease, license, transfer, exchange or swap, mortgage or otherwise pledge or encumber (including securitizations), or otherwise dispose of any material portion of its properties, assets or rights;

(xx) enter into any agreement, understanding or arrangement with respect to the voting of equity securities of the Company;

(xxi) take any action that would reasonably be expected to significantly delay or impair the obtaining of any consents or approvals of any Governmental Authority to be obtained in connection with this Agreement;

(xxii) enter into, amend, waive or terminate (other than terminations in accordance with their terms) any transaction with any Related Person (other than compensation and benefits and advancement of expenses, in each case, provided in the ordinary course of business consistent with past practice); or

(xxiii) authorize or agree to do any of the foregoing actions.

7.3 Conduct of Business of the Purchaser.

(a) Unless the Company shall otherwise consent in writing (such consent not to be unreasonably withheld, conditioned or delayed), during the Interim Period, except as expressly contemplated by this Agreement or the Extension Documents or as set forth on Schedule 7.3, the Purchaser shall, and shall cause its Subsidiaries to, (i) conduct their respective businesses, in all material respects, in the ordinary course of business consistent with past practice, (ii) comply with all Laws applicable to the Purchaser and its Subsidiaries and their respective businesses, assets and employees, and (iii) take all reasonable measures necessary or appropriate to preserve intact, in all material respects, their respective business organizations, to keep available the services of their respective managers, directors, officers, employees and consultants, and to preserve the possession, control and condition of their respective material assets, all as consistent with past practice.

(b) Without limiting the generality of Section 7.3(a) and except as contemplated by the terms of this Agreement or the Extension Documents or as set forth on Schedule 7.3, during the Interim Period, without the prior written consent of the Company (such consent not to be unreasonably withheld, conditioned or delayed), the Purchaser shall not, and shall cause its Subsidiaries to not:

(i) amend, waive or otherwise change, in any respect, its Organizational Documents;

(ii) except as contemplated herein, authorize for issuance, issue, grant, sell, pledge, dispose of or propose to issue, grant, sell, pledge or dispose of any of its equity securities or any options, warrants, commitments, subscriptions or rights of any kind to acquire or sell any of its equity securities, or other securities, including any securities convertible into or exchangeable for any of its equity securities or other security interests of any class and any other equity-based awards, or engage in any hedging transaction with a third Person with respect to such securities;

(iii) split, combine, recapitalize or reclassify any of its shares or other equity interests or issue any other securities in respect thereof or pay or set aside any dividend or other distribution (whether in cash, equity or property or any combination thereof) in respect of its shares or other equity interests, or directly or indirectly redeem, purchase or otherwise acquire or offer to acquire any of its securities;

(iv) incur, create, assume, prepay or otherwise become liable for any Indebtedness (directly, contingently or otherwise) in excess of $100,000 (individually or in the aggregate), make a loan or advance to or investment in any third party, or guarantee or endorse any Indebtedness, Liability or obligation of any Person;

(v) make or rescind any material election relating to Taxes, settle any claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to Taxes, file any amended Tax Return or claim for refund, or make any material change in its accounting or Tax policies or procedures, in each case except as required by applicable Law or in compliance with GAAP;

(vi) amend, waive or otherwise change in any manner adverse to the Purchaser, fail in any material respect to comply with the provisions of or take any action that would reasonably be expected to result in a material default under, the Trust Agreement;

(vii) terminate, waive or assign any material right under any material agreement to which it is a party;

(viii) fail to maintain its books, accounts and records in all material respects in the ordinary course of business consistent with past practice;

(ix) establish any Subsidiary or enter into any new line of business;

(x) fail to use commercially reasonable efforts to keep in force insurance policies or replacement or revised policies providing insurance coverage with respect to its assets, operations and activities in such amount and scope of coverage as are currently in effect;

(xi) revalue any of its material assets or make any change in accounting methods, principles or practices, except to the extent required to comply with GAAP and after consulting the Purchaser’s outside auditors;

(xii) waive, release, assign, settle or compromise any claim, action or proceeding (including any suit, action, claim, proceeding or investigation relating to this Agreement or the transactions contemplated hereby), other than waivers, releases, assignments, settlements or compromises that involve only the payment of monetary damages (and not the imposition of equitable relief on, or the admission of wrongdoing by, the Purchaser) not in excess of $100,000 (individually or in the aggregate), or otherwise pay, discharge or satisfy any Actions, Liabilities or obligations, unless such amount has been reserved in the Purchaser Financials;

(xiii) acquire, including by merger, consolidation, acquisition of stock or assets, or any other form of business combination, any corporation, partnership, limited liability company, other business organization or any division thereof, or any material amount of assets outside the ordinary course of business;

(xiv) make capital expenditures in excess of $100,000 individually for any project (or set of related projects) or $250,000 in the aggregate;

(xv) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization;

(xvi) voluntarily incur any Liability or obligation (whether absolute, accrued, contingent or otherwise) in excess of $100,000 individually or $250,000 in the aggregate other than pursuant to the terms of a material Contract in existence as of the date of this Agreement or entered into in the ordinary course of business or in accordance with the terms of this Section 7.3 during the Interim Period;

(xvii) sell, lease, license, transfer, exchange or swap, mortgage or otherwise pledge or encumber (including securitizations), or otherwise dispose of any material portion of its properties, assets or rights;

(xviii) enter into any agreement, understanding or arrangement with respect to the voting of Purchaser Securities;

(xix) take any action that would reasonably be expected to significantly delay or impair the obtaining of any consents or approvals of any Governmental Authority to be obtained in connection with this Agreement; or

(xx) authorize or agree to do any of the foregoing actions.

7.4 Annual and Interim Financial Statements. From the date hereof through the Closing Date, within thirty (30) calendar days following the end of each three-month quarterly period and each fiscal year, the Company shall deliver to the Purchaser an unaudited consolidated income statement and an unaudited consolidated balance sheet for the period from the Interim Balance Sheet Date through the end of such quarterly period or fiscal year and the applicable comparative period in the preceding fiscal year, in each case accompanied by a certificate of the Chief Financial Officer of the Company to the effect that all such financial statements fairly present the consolidated financial position and results of operations of the Target Companies as of the date or for the periods indicated, in accordance with GAAP, subject to year-end audit adjustments and excluding footnotes. From the date hereof through the Closing Date, the Company will also promptly deliver to the Purchaser copies of any audited consolidated financial statements of the Company and its Subsidiaries that the Company’s certified public accountants may issue.

7.5 Purchaser Public Filings. During the Interim Period, the Purchaser will keep current and timely file all of its public filings with the SEC and otherwise comply in all material respects with applicable securities Laws and shall use its commercially reasonable efforts to maintain the listing of the Purchaser Public Units, the Purchaser Ordinary Shares, the Purchaser Rights and the Purchaser Public Warrants on Nasdaq.

7.6 No Solicitation.

(a) For purposes of this Agreement, (i) an “Acquisition Proposal” means any inquiry, proposal or offer, or any indication of interest in making an offer or proposal, from any Person or group at any time relating to an Alternative Transaction, and (ii) an “Alternative Transaction” means (A) with respect to the Company, the Sellers and their respective Affiliates, a transaction (other than the transactions contemplated by this Agreement) concerning the sale of (x) all or any material part of the business or assets of the Company or its Subsidiaries (other than in the ordinary course of business consistent with past practice) or (y) any of the shares or other equity interests or profits of the Company or its Subsidiaries, in any case, whether such transaction takes the form of a sale of shares or other equity, assets, merger, consolidation, issuance of debt securities, management Contract, joint venture or partnership, or otherwise and (B) with respect to the Purchaser and its Affiliates, a transaction (other than the transactions contemplated by this Agreement) concerning a Business Combination.

(b) During the Interim Period, in order to induce the other Parties to continue to commit to expend management time and financial resources in furtherance of the transactions contemplated hereby, each Party shall not, and shall cause its Representatives to not, without the prior written consent of the Company and the Purchaser, directly or indirectly, (i) solicit, assist, initiate or facilitate the making, submission or announcement of, or intentionally encourage, any Acquisition Proposal, (ii) furnish any non-public information regarding such Party or its Affiliates (or, with respect to any Seller, any Target Company) or their respective businesses, operations, assets, Liabilities, financial condition, prospects or employees to any Person or group (other than a Party to this Agreement or their respective Representatives) in connection with or in response to an Acquisition Proposal, (iii) engage or participate in discussions or negotiations with any Person or group with respect to, or that could be expected to lead to, an Acquisition Proposal, (iv) approve, endorse or recommend, or publicly propose to approve, endorse or recommend, any Acquisition Proposal, (v) negotiate or enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement related to any Acquisition Proposal, or (vi) release any third Person from, or waive any provision of, any confidentiality agreement to which such Party is a party.

(c) Each Party shall notify the others as promptly as practicable (and in any event within 48 hours) orally and in writing of the receipt by such Party or any of its Representatives of (i) any bona fide inquiries, proposals or offers, requests for information or requests for discussions or negotiations regarding or constituting any Acquisition Proposal or any bona fide inquiries, proposals or offers, requests for information or requests for discussions or negotiations that could be expected to result in an Acquisition Proposal, and (ii) any request for non-public information relating to such Party or its Affiliates (or with respect to any Seller, any Target Company), specifying in each case, the material terms and conditions thereof (including a copy thereof if in writing or a written summary thereof if oral) and the identity of the party making such inquiry, proposal, offer or request for information. Each Party shall keep the others promptly informed of the status of any such inquiries, proposals, offers or requests for information. During the Interim Period, each Party shall, and shall cause its Representatives to, immediately cease and cause to be terminated any solicitations, discussions or negotiations with any Person with respect to any Acquisition Proposal and shall, and shall direct its Representatives to, cease and terminate any such solicitations, discussions or negotiations.

7.7 No Trading. The Company and the Sellers acknowledge and agree that each is aware, and that the Company’s Affiliates are aware (and each of their respective Representatives is aware or, upon receipt of any material nonpublic information of the Purchaser, will be advised) of the restrictions imposed by the Federal Securities Laws and other applicable foreign and domestic Laws on a Person possessing material nonpublic information about a publicly traded company. Each of the Company and the Sellers hereby agree that, while any of them are in possession of such material nonpublic information, it shall not purchase or sell any securities of the Purchaser (other than acquire the Exchange Shares in accordance with Article I and Article II), communicate such information to any third party, take any other action with respect to the Purchaser in violation of such Laws, or cause or encourage any third party to do any of the foregoing.

7.8 Notification of Certain Matters. During the Interim Period, each of the Parties shall give prompt notice to the other Parties if such Party or its Affiliates (or, with respect to the Company, any Seller): (a) fails to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it or its Affiliates (or, with respect to the Company, any Seller) hereunder in any material respect; (b) receives any notice or other communication in writing from any third party (including any Governmental Authority) alleging (i) that the Consent of such third party is or may be required in connection with the transactions contemplated by this Agreement or (ii) any non-compliance with any Law by such Party or its Affiliates (or, with respect to the Company, any Seller); (c) receives any notice or other communication from any Governmental Authority in connection with the transactions contemplated by this Agreement; (d) discovers any fact or circumstance that, or becomes aware of the occurrence or non-occurrence of any event the occurrence or non-occurrence of which, would reasonably be expected to cause or result in any of the conditions to set forth in Article IX not being satisfied or the satisfaction of those conditions being materially delayed; or (e) becomes aware of the commencement or threat, in writing, of any Action against such Party or any of its Affiliates (or, with respect to the Company, any Seller), or any of their respective properties or assets, or, to the Knowledge of such Party, any officer, director, partner, member or manager, in his, her or its capacity as such, of such Party or of its Affiliates (or, with respect to the Company, any Seller) with respect to the consummation of the transactions contemplated by this Agreement. No such notice shall constitute an acknowledgement or admission by the Party providing the notice regarding whether or not any of the conditions to the Closing have been satisfied or in determining whether or not any of the representations, warranties or covenants contained in this Agreement have been breached.

7.9 Efforts.

(a) Subject to the terms and conditions of this Agreement, each Party shall use its commercially reasonable efforts, and shall cooperate fully with the other Parties, to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws and regulations to consummate the transactions contemplated by this Agreement (including the receipt of all applicable consents of Governmental Authorities) and to comply as promptly as practicable with all requirements of Governmental Authorities applicable to the transactions contemplated by this Agreement.

(b) In furtherance and not in limitation of Section 7.9(a), to the extent required under any Laws that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade (“Antitrust Laws”), each Party hereto agrees to make any required filing or application under Antitrust Laws, as applicable, at such Party’s sole cost and expense, with respect to the transactions contemplated hereby as promptly as practicable, to supply as promptly as reasonably practicable any additional information and documentary material that may be requested pursuant to Antitrust Laws and to take all other actions necessary, proper or advisable to cause the expiration or termination of the applicable waiting periods under Antitrust Laws as soon as practicable, including by requesting early termination of the waiting period provided for under the Antitrust Laws. Each Party shall, in connection with its efforts to obtain all requisite approvals and authorizations for the transactions contemplated by this Agreement under any Antitrust Law, use its commercially reasonable efforts to: (i) cooperate in all respects with each other Party or its Affiliates in connection with any filing or submission and in connection with any investigation or other inquiry, including any proceeding initiated by a private Person; (ii) keep the other Parties reasonably informed of any communication received by such Party or its Representatives from, or given by such Party or its Representatives to, any Governmental Authority and of any communication received or given in connection with any proceeding by a private Person, in each case regarding any of the transactions contemplated by this Agreement; (iii) permit a Representative of the other Parties and their respective outside counsel to review any communication given by it to, and consult with each other in advance of any meeting or conference with, any Governmental Authority or, in connection with any proceeding by a private Person, with any other Person, and to the extent permitted by such Governmental Authority or other Person, give a Representative or Representatives of the other Parties the opportunity to attend and participate in such meetings and conferences; (iv) in the event a Party’s Representative is prohibited from participating in or attending any meetings or conferences, the other Parties shall keep such Party promptly and reasonably apprised with respect thereto; and (v) use commercially reasonable efforts to cooperate in the filing of any memoranda, white papers, filings, correspondence or other written communications explaining or defending the transactions contemplated hereby, articulating any regulatory or competitive argument, and/or responding to requests or objections made by any Governmental Authority.

(c) As soon as reasonably practicable following the date of this Agreement, the Parties shall cooperate in all respects with each other and use (and shall cause their respective Affiliates to use) their respective commercially reasonable efforts to prepare and file with Governmental Authorities requests for approval of the transactions contemplated by this Agreement and shall use all commercially reasonable efforts to have such Governmental Authorities approve the transactions contemplated by this Agreement. Each Party shall give prompt written notice to the other Parties if such Party or its Representatives (or with respect to the Company, any Seller) receives any notice from such Governmental Authorities in connection with the transactions contemplated by this Agreement, and shall promptly furnish the other Parties with a copy of such Governmental Authority notice. If any Governmental Authority requires that a hearing or meeting be held in connection with its approval of the transactions contemplated hereby, whether prior to the Closing or after the Closing, each Party shall arrange for Representatives of such Party to be present for such hearing or meeting. If any objections are asserted with respect to the transactions contemplated by this Agreement under any applicable Law or if any suit is instituted (or threatened to be instituted) by any applicable Governmental Authority or any private party challenging any of the transactions contemplated by this Agreement as violative of any applicable Law or which would otherwise prevent, materially impede or materially delay the consummation of the transactions contemplated hereby, the Parties shall use their commercially reasonable efforts to resolve any such objections or suits so as to permit consummation of the transactions contemplated by this Agreement, including in order to resolve such objections or suits which, in any case if not resolved, could reasonably be expected to prevent, materially impede or materially delay the consummation of the transactions contemplated hereby. In the event any Action is instituted (or threatened to be instituted) by a Governmental Authority or private party challenging the transactions contemplated by this Agreement, or any Ancillary Document, the Parties shall, and shall cause their respective Representatives to, cooperate in all respects with each other and use their respective commercially reasonable efforts to contest and resist any such Action and to have vacated, lifted, reversed or overturned any Order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the transactions contemplated by this Agreement.

(d) Prior to the Closing, each Party shall use its commercially reasonable efforts to obtain any Consents of Governmental Authorities or other third Persons as may be necessary for the consummation by such Party or its Affiliates of the transactions contemplated by this Agreement or required as a result of the execution or performance of, or consummation of the transactions contemplated by, this Agreement by such Party or its Affiliates, and the other Parties shall provide reasonable cooperation in connection with such efforts.

(e) Notwithstanding anything herein to the contrary, no Party shall be required to agree to any term, condition or modification with respect to obtaining any Consents in connection with the transactions contemplated by this Agreement that would result in, or would be reasonably likely to result in: (i) a Material Adverse Effect to such Party or its Affiliates, or (ii) such Party having to cease, sell or otherwise dispose of any material assets or businesses (including the requirement that any such assets or business be held separate).

(f) Without limiting anything to the contrary contained herein, during the Interim Period, the Company shall cooperate with and assist the Purchaser with respect to the PIPE Investment and use its commercially reasonable efforts to cause the PIPE Investment to occur.

7.10 Further Assurances. The Parties hereto shall further cooperate with each other and use their respective commercially reasonable efforts to take or cause to be taken all actions, and do or cause to be done all things, necessary, proper or advisable on their part under this Agreement and applicable Laws to consummate the transactions contemplated by this Agreement as soon as reasonably practicable, including preparing and filing as soon as practicable all documentation to effect all necessary notices, reports and other filings; provided, that the PIPE Investment shall not exceed an aggregate of Twenty-Four Million U.S. Dollars ($24,000,000) without the prior written consent of the Company.

7.11 The Proxy Statement; Extension.

(a) As promptly as practicable after the date hereof, the Purchaser shall prepare and file with the SEC a proxy statement (as amended or supplemented from time to time, the “Proxy Statement”) calling a special meeting of the Purchaser’s shareholders (the “Shareholder Meeting”) seeking the approval of the Purchaser’s shareholders for the transactions contemplated by this Agreement and offering to redeem from its public shareholders their Purchaser Ordinary Shares in conjunction with a shareholder vote on the transactions contemplated by this Agreement (the “Redemption”), all in accordance with and as required by the Purchaser’s Organizational Documents, the IPO Prospectus, applicable Law and any applicable rules and regulations of the SEC and Nasdaq. In the Proxy Statement, the Purchaser shall seek (i) adoption and approval of this Agreement and the transactions contemplated hereby or referred to herein (including, if required, the issuance of the PIPE Shares) by the holders of Purchaser Ordinary Shares in accordance with the Purchaser’s Organizational Documents, the BVI Act, and the rules and regulations of the SEC and Nasdaq, (ii) if required to be approved by the Purchaser’s shareholders, adoption and approval of an Amended and Restated Memorandum and Articles of Association of the Purchaser in form and substance reasonably acceptable to the Purchaser and the Company (the “Amended Charter”) (which Amended Charter, if appropriate as determined by the Purchaser, will be adopted by the Purchaser in two separate amendments, one prior to the consummation of the PIPE Investment in order to further detail the rights of the PIPE Shares and the other to become effective at the time of the Closing and upon registration by the BVI Registry to, among other things, change the name of the Purchaser effective as of the Closing to “China Direct Lending Corporation”), (iii) to appoint, and designate the classes of, the members of the board of directors of the Purchaser, and appoint the members of any committees thereof, in each case in accordance with Section 7.16 hereof, and (iv) to obtain any and all other approvals necessary or advisable to effect the consummation of the transactions contemplated by this Agreement and the Ancillary Documents. In connection with the Proxy Statement, the Purchaser will also file with the SEC financial and other information about the transactions contemplated by this Agreement in accordance with applicable proxy solicitation rules set forth in the Purchaser’s Organizational Documents, the BVI Act and the rules and regulations of the SEC and Nasdaq (such Proxy Statement and the documents included or referred to therein pursuant to which the Redemption will be made, together with any supplements, amendments and/or exhibits thereto, the “Proxy Documents”).

(b) If the Purchaser reasonably believes that the Closing will most likely not occur prior to the eighteen (18) month anniversary of the IPO (the “Purchaser Wind-Up Date”), but that the Parties are reasonably capable of causing the Closing to occur after the Purchaser Wind-Up Date, but prior to the six (6) month anniversary of the date of this Agreement, and so long as none of the Sellers or the Company are in material breach of this Agreement (which breach has not been cured), the Purchaser shall prepare with the assistance of the Company and the Sellers and file with the SEC under the Exchange Act, and with all other applicable regulatory bodies, materials in the form of a proxy statement to be used for the purpose of soliciting proxies from the holders of Purchaser Ordinary Shares to approve, at a special meeting of the holders of Purchaser Ordinary Shares (the “Extension Special Meeting”), an amendment to the Purchaser Charter to extend the deadline for the Purchaser to consummate its initial business combination (and, if applicable, each amendment set forth therein) (the “Extension”), and providing such holders with a Redemption Offer in connection therewith (the “Extension Proxy Statement”, and together with the documents included or referred to therein pursuant to which the Extension will be made, together with any supplements, amendments and/or exhibits thereto, the “Extension Documents”).

(c) Except with respect to the information provided by or on behalf of the Target Companies or the Sellers for inclusion in the Proxy Statement and other Proxy Documents or the Extension Documents, the Purchaser shall ensure that, when filed, the Proxy Statement and other Proxy Documents and, if applicable, the Extension Documents will comply in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder. The Purchaser shall cause the Proxy Documents and, if applicable, the Extension Documents to be disseminated as promptly as practicable to the Purchaser’s equity holders as and to the extent such dissemination is required by U.S. federal securities laws and the rules and regulations of the SEC and Nasdaq promulgated thereunder or otherwise (the “Federal Securities Laws”). The Company and the Sellers shall promptly provide to the Purchaser such information concerning the Sellers, the Target Companies and their respective businesses, operations, condition (financial or otherwise), assets, Liabilities, properties, officers, directors and employees as is either required by Federal Securities Laws or reasonably requested by the Purchaser for inclusion in the Proxy Documents or the Extension Documents. Subject to compliance by the Company and the Sellers with the immediately preceding sentence with respect to the information provided or to be provided by or on behalf of them for inclusion in the Proxy Documents or the Extension Documents, the Purchaser shall cause the Proxy Documents and, if applicable, the Extension Documents to comply in all material respects with the Federal Securities Laws. The Purchaser shall provide copies of the proposed forms of the Proxy Documents and, if applicable, the Extension Documents (including, in each case, any amendments or supplements thereto) to Company such that the Company and its Representatives are afforded a reasonable amount of time prior to the dissemination or filing thereof to review such material and comment thereon prior to such dissemination or filing, and the Purchaser shall reasonably consider in good faith any comments of such Persons. The Purchaser and the Company and their respective Representatives shall respond promptly to any comments of the SEC or its staff with respect to the Proxy Documents and, if applicable, the Extension Documents and promptly correct any information provided by it for use in the Proxy Documents or, if applicable, Extension Documents if and to the extent that such information shall have become false or misleading in any material respect or as otherwise required by the Federal Securities Laws. The Purchaser shall amend or supplement the Proxy Documents and, if applicable, the Extension Documents and cause the Proxy Documents and, if applicable, the Extension Documents, in each case as so amended or supplemented, to be filed with the SEC and to be disseminated to the holders of Purchaser Ordinary Shares, in each case as and to the extent required by the Federal Securities Laws and subject to the terms and conditions of this Agreement and the Purchaser Organizational Documents. The Purchaser shall provide the Company and its Representatives with copies of any written comments, and shall inform them of any material oral comments, that the Purchaser or any of its Representatives receive from the SEC or its staff with respect to the Proxy Documents or, if applicable, the Extension Documents promptly after the receipt of such comments and shall give the Company a reasonable opportunity under the circumstances to review and comment on any proposed written or material oral responses to such comments. The Purchaser shall use its reasonable commercial efforts to cause the Proxy Statement and, if applicable, the Extension Documents to “clear” comments from the SEC and its staff and to permit the Company and its Representatives to participate with the Purchaser or its Representatives in any discussions or meetings with the SEC and its staff. The Company and the Sellers shall, and shall cause each of the Target Companies to, make their respective directors, officers and employees, upon reasonable advance notice, available to the Purchaser and its Representatives in connection with the drafting of the public filings with respect to the transactions contemplated by this Agreement, including the Proxy Documents and, if applicable, the Extension Documents, and responding in a timely manner to comments from the SEC. The Purchaser shall call (i) the Shareholder Meeting as promptly as reasonably practicable after the Proxy Statement has “cleared” comments from the SEC, and (ii), if applicable, the Extension Special Meeting as promptly as reasonable practicable after the Extension Proxy Statement has “cleared” comments from the SEC.

(d) If at any time prior to the Closing, any information relating to the Purchaser, on the one hand, or the Company, its Subsidiaries or the Sellers, on the other hand, or any of their respective Affiliates, businesses, operations, condition (financial or otherwise), assets, Liabilities, properties, officers, directors or employees, should be discovered by the Purchaser, on the one hand, or the Target Companies or the Sellers, on the other hand, that should be set forth in an amendment or supplement to the Proxy Documents or, if applicable, the Extension Documents, so that such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the Party which discovers such information shall promptly notify each other Parties and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by law, disseminated to the Purchaser’s shareholders.

7.12 Public Announcements.

(a) The Parties agree that no public release, filing or announcement concerning this Agreement or the Ancillary Documents or the transactions contemplated hereby or thereby shall be issued by any Party or any of their Affiliates without the prior written consent of the Purchaser, the Company and the DT Representative and the Seller Representative (which consent shall not be unreasonably withheld, conditioned or delayed), except as such release or announcement may be required by applicable Law or the rules or regulations of any securities exchange, in which case the applicable Party shall use commercially reasonable efforts to allow the other Parties reasonable time to comment on, and arrange for any required filing with respect to, such release or announcement in advance of such issuance.

(b) The Parties shall mutually agree upon and, as promptly as practicable after the execution of this Agreement (but in any event within four (4) Business Days thereafter), issue a press release announcing the execution of this Agreement (the “Signing Press Release”). Promptly after the issuance of the Signing Press Release, the Purchaser shall file a Current Report on Form 8-K (the “Signing Filing”) with the Signing Press Release and a description of this Agreement as required by Federal Securities Laws, which the Company shall review, comment upon and approve (which approval shall not be unreasonably withheld, conditioned or delayed) prior to filing (with the Company reviewing, commenting upon and approving such Signing Filing in any event no later than the second (2nd) Business Day after the execution of this Agreement). The Parties shall mutually agree upon and, as promptly as practicable after the Closing (but in any event within four (4) Business Days thereafter), issue a press release announcing the consummation of the transactions contemplated by this Agreement (the “Closing Press Release”). Promptly after the issuance of the Closing Press Release, the Purchaser shall file a Current Report on Form 8-K (the “Closing Filing”) with the Closing Press Release and a description of the Closing as required by Federal Securities Laws which the Seller Representative shall review, comment upon and approve (which approval shall not be unreasonably withheld, conditioned or delayed) prior to filing (with the Company reviewing, commenting upon and approving such Signing Filing in any event no later than the second (2nd) Business Day after the Closing). In connection with the preparation of the Signing Press Release, the Signing Filing, the Closing Filing, the Closing Press Release, or any other report, statement, filing notice or application made by or on behalf of a Party to any Governmental Authority or other third party in connection with the transactions contemplated hereby, each Party shall, upon request by any other Party, furnish the Parties with all information concerning themselves, their respective directors, officers and equity holders, and such other matters as may be reasonably necessary or advisable in connection with the transactions contemplated hereby, or any other report, statement, filing, notice or application made by or on behalf of a Party to any third party and/or any Governmental Authority in connection with the transactions contemplated hereby.

7.13 Confidential Information.

(a) The Company (prior to the Closing) and the Sellers hereby agree that they shall, and shall cause their respective Representatives to: (i) treat and hold in strict confidence any Purchaser Confidential Information, and will not use for any purpose (except in connection with the consummation of the transactions contemplated by this Agreement or the Ancillary Documents, performing their obligations hereunder or thereunder, enforcing their rights hereunder or thereunder, or in furtherance of their authorized duties on behalf of the Purchaser or its Subsidiaries), nor directly or indirectly disclose, distribute, publish, disseminate or otherwise make available to any third party any of the Purchaser Confidential Information without the Purchaser’s prior written consent; and (ii) in the event that the Company (prior to the Closing), any Seller or any of the respective Representatives becomes legally compelled to disclose any Purchaser Confidential Information, (A) provide the Purchaser with prompt written notice of such requirement so that the Purchaser or an Affiliate thereof may seek a protective order or other remedy or waive compliance with this Section 7.13(a), and (B) in the event that such protective order or other remedy is not obtained, or the Purchaser waives compliance with this Section 7.13(a), furnish only that portion of such Purchaser Confidential Information which is legally required to be provided as advised in writing by outside counsel and to exercise its commercially reasonable efforts to obtain assurances that confidential treatment will be accorded such Purchaser Confidential Information. In the event that this Agreement is terminated and the transactions contemplated hereby are not consummated, the Company and the Sellers shall, and shall cause their respective Representatives to, promptly deliver to the Purchaser any and all copies (in whatever form or medium) of Purchaser Confidential Information and destroy all notes, memoranda, summaries, analyses, compilations and other writings related thereto or based thereon.

(b) The Purchaser hereby agrees that during the Interim Period and, in the event this Agreement is terminated in accordance with Article X, for a period of two (2) years after such termination, it shall, and shall cause its Representatives to: (i) treat and hold in strict confidence any Company Confidential Information, and will not use for any purpose (except in connection with the consummation of the transactions contemplated by this Agreement or the Ancillary Documents, performing its obligations hereunder or thereunder or enforcing its rights hereunder or thereunder), nor directly or indirectly disclose, distribute, publish, disseminate or otherwise make available to any third party any of the Company Confidential Information without the Company’s prior written consent; and (ii) in the event that the Purchaser or any of its Representatives becomes legally compelled to disclose any Company Confidential Information, (A) provide the Company with prompt written notice of such requirement so that the Company, a Seller or an Affiliate of any of them may seek a protective order or other remedy or waive compliance with this Section 7.13(a), and (B) in the event that such protective order or other remedy is not obtained, or the Company waives compliance with this Section 7.13(a), furnish only that portion of such Company Confidential Information which is legally required to be provided as advised in writing by outside counsel and to exercise its commercially reasonable efforts to obtain assurances that confidential treatment will be accorded such Company Confidential Information. In the event that this Agreement is terminated and the transactions contemplated hereby are not consummated, the Purchaser shall, and shall cause its Representatives to, promptly deliver to the Company any and all copies (in whatever form or medium) of Company Confidential Information and destroy all notes, memoranda, summaries, analyses, compilations and other writings related thereto or based thereon. Notwithstanding the foregoing, the Purchaser and its Representatives shall be permitted to disclose any and all Company Confidential Information to the extent required by the Federal Securities Laws.

7.14 Litigation Support. Following the Closing, in the event that and for so long as any Party is actively contesting or defending against any third party or Governmental Authority Action in connection with any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act or transaction that existing on or prior to the Closing Date involving the Purchaser or any Target Company, each of the other Parties will (i) reasonably cooperate with the contesting or defending party and its counsel in the contest or defense, (ii) make available its personnel at reasonable times and upon reasonable notice and (iii) provide (A) such testimony and (B) access to its non-privileged books and records as may be reasonably requested in connection with the contest or defense, at the sole cost and expense of the contesting or defending party (unless such contesting or defending party is entitled to indemnification therefor under Article VIII in which case, the costs and expense will be borne by the parties as set forth in Article VIII).

7.15 Documents and Information. After the Closing Date, the Purchaser and the Company shall, and shall cause their respective Subsidiaries to, until the seventh (7th) anniversary of the Closing Date, retain all books, records and other documents pertaining to the business of the Company and its Subsidiaries in existence on the Closing Date and make the same available for inspection and copying by the DT Representative during normal business hours of the Company and its Subsidiaries, as applicable, upon reasonable request and upon reasonable notice. No such books, records or documents shall be destroyed after the seventh (7th) anniversary of the Closing Date by the Purchaser or any Target Company without first advising the DT Representative in writing and giving the DT Representative a reasonable opportunity to obtain possession thereof.

7.16 Post-Closing Board of Directors and Executive Officers.

(a) The Parties shall take all necessary action, including causing the directors of the Purchaser to resign, so that effective as of the Closing, the Purchaser’s board of directors (the “Post-Closing Purchaser Board”) will consist of five (5) individuals. Immediately after the Closing, the Parties shall take all necessary action to designate and appoint to the Post-Closing Purchaser Board (i) the two (2) persons that are designated by the Purchaser prior to the Closing (the “DT Directors”), both of whom shall qualify as independent directors under Nasdaq rules, and (ii) the three (3) persons that are designated by the Company prior to the Closing (the “Seller Directors”), at least one (1) of whom shall be required to qualify as an independent director under Nasdaq rules. Pursuant to the Amended Charter as in effect as of the Closing, the Post-Closing Purchaser Board will be a classified board with three classes of directors, with (I) one class of directors, the Class I Directors, initially serving a one (1) year term, such term effective from the Closing (but any subsequent Class I Directors serving a three (3) year term), (II) a second class of directors, the Class II Directors, initially serving a two (2) year term, such term effective from the Closing (but any subsequent Class II Directors serving a three (3) year term), and (III) a third class of directors, the Class III Directors, serving a three (3) year term, such term effective from the Closing. The DT Directors shall be Class III Directors. In accordance with the Amended Charter as in effect at the Closing, no director on the Post-Closing Purchaser Board may be removed without cause. Subject to resignations provided by the Company’s directors, the board of directors of the Company immediately after the Closing shall be the same as the board of directors of the Company immediately prior to the Closing. Each Seller hereby agrees to vote all equity securities of the Company and, after the Closing, the Purchaser consistent with the terms hereof.

(b) The Parties shall take all action necessary, including causing the executive officers of the Purchaser to resign, so that the individuals serving as executive officers of the Purchaser immediately after the Closing will be the same individuals (in the same offices) as those of the Company immediately prior to the Closing.

7.17 Disclosure Schedules.

(a) During the Interim Period, each of the Company, the Sellers and the Purchaser shall have the right, by providing one or more written supplemental disclosure schedules (“Supplemental Disclosure Schedules”) to the others, to update its disclosure schedules to disclose updates: (a) to reflect changes in the ordinary course of business first existing or occurring after the date of this Agreement, which if existing or occurring on or prior to the date of this Agreement, would have been required to be set forth on such schedules, and (b) which updates do not result from any breach of a covenant made by such disclosing Party or its Affiliates in this Agreement. Other than any updates permitted by the prior sentence, no Supplemental Disclosure Schedule shall affect any of the conditions to the Parties’ respective obligations under the Agreement (including for purposes of determining satisfaction or waiver of the conditions set forth in Article IX), or any indemnification rights under Article VIII or any other remedy available to the Parties arising from a representation or warranty that was or would be inaccurate, or a warranty that would be breached, without qualification by the update.

(b) For the purposes of the Company Disclosure Schedules and the Purchaser Disclosure Schedules, any information, item or other disclosure set forth in any part of such disclosure schedules (or, to the extent applicable, any Supplemental Disclosure Schedule) shall be deemed to have been set forth in all other applicable parts of such disclosure schedules (or, to the extent applicable, Supplemental Disclosure Schedules) to the extent that the applicability of such disclosure to such other parts is reasonably apparent on the face of such disclosure. Inclusion of information in any disclosure schedule or Supplemental Disclosure Schedule shall not be construed as an admission by such party that such information is material to the business, properties, financial condition or results of operations of, as applicable, the Company, the Sellers or the Purchaser or their respective Affiliates. Matters reflected in any disclosure schedule or Supplemental Disclosure Schedule is not necessarily limited to matters required by this Agreement to be reflected therein and the inclusion of such matters shall not be deemed an admission that such matters were required to be reflected in such disclosure schedule or Supplemental Disclosure Schedule. Such additional matters are set forth for informational purposes only and do not necessarily include other matters of a similar nature.

7.18 Use of Trust Account Proceeds After the Closing. The Parties agree that after the Closing, the funds in the Trust Account and any proceeds received by the Purchaser from the PIPE Investment, after taking into account payments for the Redemption, shall first be used (i) to pay the Purchaser’s accrued Expenses for the transactions contemplated by this Agreement and (ii) to pay the deferred Expenses (including cash amounts payable to EBC and any legal fees) of the IPO. Such Expenses, as well as any Expenses that are required to be paid by delivery of the Purchaser’s securities, will be paid at the Closing. Any remaining cash will be used for general corporate purposes.

7.19 Purchaser Dividend Policy; Company Pre-Closing Dividend.

(a) The Parties hereby agree from and after the Closing to encourage the Purchaser’s board of directors to adopt a stated dividend policy for the Purchaser consistent with Annex III hereto. Notwithstanding the foregoing, the Parties acknowledge that the Purchaser’s board of directors is solely responsible for declaring and paying dividends, and nothing herein shall require a director of Purchaser to breach its fiduciary duties to the Purchaser and Purchaser’s shareholders.

(b) The Parties hereby agree that prior to the Closing, the Company may make a special cash dividend in an aggregate amount equal to fifty percent (50%) of the Company’s consolidated net income (if any) for its fiscal year ending December 31, 2015 as set forth in its audited consolidated financial statements for the fiscal year ending December 31, 2015.

7.20 Purchaser Policies. During the Interim Period, the Purchaser will consult with the Company, and the Purchaser and the Company will adopt, effective as of the Closing, corporate and operational policies for the Purchaser, the Company and their respective Subsidiaries, including the Target Companies, appropriate for a company publicly traded in the United States with active business and operations in the industries and regions in which the Target Companies operate and contemplate operating as of the Closing. Such policies will include a conflicts of interest policy establishing, among other matters, proper procedures and limitations for related party loans involving the Purchaser or any of its Subsidiaries, including the Target Companies (the “Conflicts of Interest Policy”).

7.21 SOX 404(b) Compliance. From and after the Closing, the Sellers agree to, and cause the Seller Directors to, engage the Purchaser’s audit firm to complete an attestation pursuant to Section 404(b) of SOX and Item 308(b) of Regulation S-K of the Purchaser’s internal control over financial reporting effective no later than December 31, 2017, or such earlier date as is required by SEC rules or other applicable Law, with such audit firm’s attestation report to be included in the Purchaser’s applicable annual report.

7.22 Purchaser Fiscal Period. Effective as of the Closing, the Purchaser will change its fiscal period to a December 31 year end.

Article VIII
SURVIVAL AND INDEMNIFICATION

8.1 Survival.

(a) All representations and warranties of the Company and the Sellers contained in this Agreement (including all schedules and exhibits hereto and all certificates, documents, instruments and undertakings furnished pursuant to this Agreement) shall survive the Closing through and until eighteen (18) months after the Closing Date; provided, however, that (a) the representations and warranties contained in Sections 5.14 (Taxes and Returns), 5.19 (Benefit Plans), 5.20 (Environmental Matters), 5.30 (Information Supplied) and 6.10 (Information Supplied) shall survive until sixty (60) days after the expiration of the applicable statute of limitations, and (b) the representations and warranties contained in Sections 5.1 (Due Organization and Good Standing), 5.2 (Authorization; Binding Agreement), 5.3 (Capitalization), 5.4 (Subsidiaries), 5.28 (Finders and Investment Bankers), 5.29 (Independent Investigation), 6.1 (Due Organization and Good Standing), 6.2 (Authorization; Binding Agreement), 6.3 (Ownership), 6.8 (Finders and Investment Bankers) and 6.9 (Independent Investigation) will survive indefinitely. Additionally, Fraud Claims against the Company or the Sellers shall survive indefinitely. If written notice of a claim for breach of any representation or warranty has been given before the applicable date when such representation or warranty no longer survives in accordance with this Section 8.1(a), then the relevant representations and warranties shall survive as to such claim, until the claim has been finally resolved. All covenants, obligations and agreements of the Company and the Sellers contained in this Agreement (including all schedules and exhibits hereto and all certificates, documents, instruments and undertakings furnished pursuant to this Agreement), including any indemnification obligations, shall survive the Closing and continue until fully performed in accordance with their terms. For the avoidance of doubt, a claim for indemnification under any subsection of Section 8.2 other than clauses (a) or (b) thereof may be made at any time.

(b) The representations and warranties of the Purchaser contained in this Agreement or in any certificate or instrument delivered pursuant to this Agreement shall not survive the Closing, and from and after the Closing, the Purchaser and its Representatives shall not have any further obligations, nor shall any claim be asserted or action be brought against the Purchaser or its Representatives with respect thereto. The covenants and agreements made by the Purchaser in this Agreement or in any certificate or instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such covenants or agreements, shall not survive the Closing, except for those covenants and agreements contained herein and therein that by their terms apply or are to be performed in whole or in part after the Closing (which such covenants shall survive the Closing and continue until fully performed in accordance with their terms).

8.2 Indemnification by the Sellers. Subject to the terms and conditions of this Article VIII, from and after the Closing, the Sellers and their respective successors and assigns (each, with respect to any claim made under this Section 8.2, an “Indemnifying Party”) will jointly and severally indemnify, defend and hold harmless the Purchaser and its Affiliates and their respective officers, directors, managers, employees, successors and permitted assigns (each, with respect to any claim made under this Section 8.2, an “Indemnified Party”) from and against any and all losses, Actions, Orders, Liabilities, damages (including consequential damages), diminution in value, Taxes, interest, penalties, Liens, amounts paid in settlement, costs and expenses (including reasonable expenses of investigation and court costs and reasonable attorneys’ fees and expenses), (any of the foregoing, a “Loss”) paid, suffered or incurred by, or imposed upon, any Indemnified Party to the extent arising in whole or in part out of or resulting directly or indirectly from (whether or not involving a Third Party Claim): (a) the breach of any representation or warranty made by the Company or any Seller set forth in this Agreement or in any certificate delivered by the Company, any Seller or the Seller Representative pursuant to this Agreement; (b) the breach of any covenant or agreement on the part of any Seller, the Company or, after the Closing, the Purchaser, set forth in this Agreement or in any certificate delivered by the Company, any Seller, the Seller Representative or the Purchaser pursuant to this Agreement; or (c) any Action by Person(s) who were holders of equity securities of a Target Company, including options, warrants, convertible debt or other convertible securities or other rights to acquire equity securities of a Target Company, prior to the Closing arising out of the sale, purchase, termination, cancellation, expiration, redemption or conversion of any such securities.

8.3 Payment from Escrow Account. Except for Fraud Claims, (i) any indemnification claims against an Indemnifying Party under this Article VIII shall be exclusively brought against and paid solely from the Escrow Account and the Accrued Dividends, and (ii) the aggregate indemnification claims shall not exceed the Escrow Shares and other Escrow Property in the Escrow Account plus any Accrued Dividends, subject to Section 8.4(a). Any indemnification claims shall first be paid with Accrued Dividends, then with any cash or cash equivalents that are held in the Escrow Account, then with the Escrow Shares and then with any remaining property in the Escrow Account. With respect to any indemnification payment that includes Escrow Shares, the value of each Escrow Share for purposes of determining the indemnification payment shall be the Purchaser Share Price on the date that the indemnification claim is finally determined in accordance with this Article VIII. For successful indemnification claims by an Indemnified Party, within five (5) Business Days after the indemnification claim is finally determined in accordance with this Article VIII, the Escrow Agent shall disburse a number of Escrow Shares and other Escrow Property equal to the amount of such indemnification claim (as determined in accordance with this Article VIII) from the Escrow Account to the Purchaser (and the DT Representative and the Seller Representative will provide or cause to be provided to the Escrow Agent any written instructions or other information or documents required by the Escrow Agent to do so). The Purchaser will cancel any Escrow Shares distributed to the Purchaser from the Escrow Account promptly after its receipt thereof and cancel any Accrued Dividend payable in respect of such Escrow Shares. Notwithstanding anything to the contrary contained in this Agreement, any Earn-Out Payments paid pursuant to Article II shall be reduced by the amount of any indemnification claims by any Indemnified Parties under this Article VIII that (i) are pending, (ii) have been finally determined as due and owing but are unpaid from the Escrow Account in accordance with this Article VIII or (iii) have been paid from the Escrow Account in accordance with this Article VIII but have not previously been used to reduce the amount of any prior Earn-Out Payment. Upon the final determination of any such pending indemnification claim, if the final amount determined to be payable to the Indemnified Parties is less than the amount reserved for such claim, then to the extent that such pending claim reduced and would otherwise continue to reduce the amount of any prior Earn-Out Payment (after first giving effect for other reductions to the amount of such prior Earn-Out Payment pursuant to the preceding sentence, including other pending indemnification claims, taking into account the following events occurring after the time that the Earn-out Payment was initially reduced: (x) any adjustments to the claimed amount for any other indemnification claims existing at such time; and (y) the amount of any new pending or finally determined indemnification claims made since such time), such amount of Escrow Property will be promptly thereafter disbursed by the Escrow Agent from the Escrow Account to the Sellers (and Purchaser shall pay the Accrued Dividends).

8.4 Limitations and General Indemnification Provisions.

(a) Except for Fraud Claims, the maximum aggregate amount of indemnification payments to which the Indemnifying Parties will be obligated to pay in the aggregate under Section 8.2 shall not exceed an amount equal to the Escrow Property in the Escrow Account plus any Accrued Dividends. Notwithstanding the foregoing, in the event that any Escrow Property and/or Accrued Dividends are disbursed to any Seller, if there is an indemnification claim against an Indemnifying Party that is finally determined to be due and owing to an Indemnified Party in accordance with the terms of this Agreement, to the extent that there is insufficient Escrow Property in the Escrow Account to pay for such indemnification claim, the Sellers shall personally be jointly and severally liable to applicable Indemnified Parties for such excess indemnification obligations, with each Seller personally liable for up to a maximum amount (except with respect to Fraud Claims) equal to the fair market value of the Escrow Property and Accrued Dividends disbursed to such Seller on the date of disbursement from the Escrow Account (with each Escrow Share valued at the Purchaser Share Price).

(b) Solely for purposes of determining the amount of Losses under this Article VIII (and, for the avoidance of doubt, not for purposes of determining whether there has been a breach giving rise to the indemnification claim), all of the representations, warranties and covenants set forth in this Agreement (including the disclosure schedules hereto) or any Ancillary Document that are qualified by materiality, Material Adverse Effect or words of similar import or effect will be deemed to have been made without any such qualification.

(c) No investigation or knowledge by an Indemnified Party or the DT Representative or their respective Representatives of a breach of a representation, warranty, covenant or agreement of an Indemnifying Party shall affect the representations, warranties, covenants and agreements of the Indemnifying Party or the recourse available to the Indemnified Parties under any provision of this Agreement, including this Article VIII, with respect thereto.

(d) The amount of any Losses suffered or incurred by any Indemnified Party shall be reduced by the amount of any insurance proceeds paid to the Indemnified Party or any Affiliate thereof as a reimbursement with respect to such Losses (and no right of subrogation shall accrue to any insurer hereunder, except to the extent that such waiver of subrogation would prejudice any applicable insurance coverage), net of the costs of collection and the increases in insurance premiums resulting from such Loss or insurance payment.

8.5 Indemnification Procedures.

(a) The DT Representative shall have the sole right to act on behalf of the Indemnified Parties with respect to any indemnification claims made pursuant to this Article VIII, including bringing and settling any claims hereunder and receiving any notices on behalf of the Indemnified Parties. The Seller Representative shall have the sole right to act on behalf of the Indemnifying Parties with respect to any indemnification claims made pursuant to this Article VIII, including defending and settling any claims hereunder and receiving any notices on behalf of the Indemnifying Parties.

(b) In order to make a claim for indemnification hereunder, the DT Representative on behalf of an Indemnified Party must provide written notice (a “Claim Notice”) of such claim to the Seller Representative on behalf of the Indemnifying Parties and to the Escrow Agent, which Claim Notice shall include (i) a reasonable description of the facts and circumstances which relate to the subject matter of such indemnification claim to the extent then known and (ii) the amount of Losses suffered by the Indemnified Party in connection with the claim to the extent known or reasonably estimable (provided, that the DT Representative may thereafter in good faith adjust the amount of Losses with respect to the claim by providing a revised Claim Notice to the Seller Representative and the Escrow Agent); provided, that the copy of any Claim Notice provided to the Escrow Agent shall be redacted for any confidential or proprietary information of the Indemnifying Party or the Indemnified Party described in clause (i).

(c) In the case of any claim for indemnification under this Article VIII arising from a claim of a third party (including any Governmental Authority) (a “Third Party Claim”), the DT Representative must give a Claim Notice with respect to such Third Party Claim to the Seller Representative promptly (but in no event later than thirty (30) days) after the Indemnified Party’s receipt of notice of such Third Party Claim; provided, that the failure to give such notice will not relieve the Indemnifying Party of its indemnification obligations except to the extent that the defense of such Third Party Claim is materially and irrevocably prejudiced by the failure to give such notice. The Seller Representative will have the right to defend and to direct the defense against any such Third Party Claim, at its expense and with counsel selected by the Seller Representative, unless (i) the Seller Representative fails to acknowledge fully to the DT Representative the obligations of the Indemnifying Party to the Indemnified

Party within twenty (20) days after receiving notice of such Third Party Claim or contests, in whole or in part, its indemnification obligations therefor or (ii) at any time while such Third Party Claim is pending, (A) there is a conflict of interest between the Seller Representative on behalf of the Indemnifying Party and the DT Representative on behalf of the Indemnified Party in the conduct of such defense, (B) the applicable third party alleges a Fraud Claim, (C) such claim is criminal in nature, could reasonably be expected to lead to criminal proceedings, or seeks an injunction or other equitable relief against the Indemnified Party or (D) the amount of the Third Party Claim exceeds or is reasonably expected to exceed the amount of the Escrow Property plus Accrued Dividends. If the Seller Representative on behalf of the Indemnifying Party elects, and is entitled, to compromise or defend such Third Party Claim, it will within twenty (20) days (or sooner, if the nature of the Third Party Claim so requires) notify the DT Representative of its intent to do so, and the DT Representative and the Indemnified Party will, at the request and expense of the Seller Representative, cooperate in the defense of such Third Party Claim. If the Seller Representative on behalf of the Indemnifying Party elects not to, or at any time is not entitled under this Section 8.5 to, compromise or defend such Third Party Claim, fails to notify the DT Representative of its election as herein provided or refuses to acknowledge or contests its obligation to indemnify under this Agreement, the DT Representative on behalf of the Indemnified Party may pay, compromise or defend such Third Party Claim. Notwithstanding anything to the contrary contained herein, the Indemnifying Party will have no indemnification obligations with respect to any such Third Party Claim which is settled by the Indemnified Party or the DT Representative without the prior written consent of the Seller Representative on behalf of the Indemnifying Party (which consent will not be unreasonably withheld, delayed or conditioned); provided, however, that notwithstanding the foregoing, the Indemnified Party will not be required to refrain from paying any Third Party Claim which has matured by a final, non-appealable Order, nor will it be required to refrain from paying any Third Party Claim where the delay in paying such claim would result in the foreclosure of a Lien upon any of the property or assets then held by the Indemnified Party or where any delay in payment would cause the Indemnified Party material economic loss. The Seller Representative’s right on behalf of the Indemnifying Party to direct the defense will include the right to compromise or enter into an agreement settling any Third Party Claim; provided, that no such compromise or settlement will obligate the Indemnified Party to agree to any settlement that that requires the taking or restriction of any action (including the payment of money and competition restrictions) by the Indemnified Party other than the execution of a release for such Third Party Claim and/or agreeing to be subject to customary confidentiality obligations in connection therewith, except with the prior written consent of the DT Representative on behalf of the Indemnified Party (such consent to be withheld, conditioned or delayed only for a good faith reason). Notwithstanding the Seller Representative’s right on behalf of the Indemnifying Party to compromise or settle in accordance with the immediately preceding sentence, the Seller Representative on behalf of the Indemnifying Party may not settle or compromise any Third Party Claim over the objection of the DT Representative on behalf of the Indemnified Party; provided, however, that consent by the DT Representative on behalf of the Indemnified Party to settlement or compromise will not be unreasonably withheld, delayed or conditioned. The DT Representative on behalf of the Indemnified Party will have the right to participate in the defense of any Third Party Claim with counsel selected by it subject to the Seller Representative’s right on behalf of the Indemnifying Party to direct the defense.

(d) With respect to any direct indemnification claim that is not a Third Party Claim, the Seller Representative on behalf of the Indemnifying Party will have a period of thirty (30) days after receipt of the Claim Notice to respond thereto. If the Seller Representative on behalf of the Indemnifying Party does not respond within such thirty (30) days, the Seller Representative on behalf of the Indemnifying Party will be deemed to have accepted responsibility for the Losses set forth in such Claim Notice subject to the limitations on indemnification set forth in this Article VIII and will have no further right to contest the validity of such Claim Notice. If the Seller Representative on behalf of the Indemnifying Party responds within such thirty (30) days after the receipt of the Claim Notice and rejects such claim in whole or in part, the DT Representative on behalf of the Indemnified Party will be free to pursue such remedies as may be available under this Agreement (subject to Section 12.4), any Ancillary Documents or applicable Law.

8.6 Exclusive Remedy. From and after the Closing, except with respect to Fraud Claims related to the negotiation or execution of this Agreement or claims seeking injunctions or specific strict performance (including pursuant to Section 12.7), indemnification pursuant to this Article VIII shall be the sole and exclusive remedy for the Parties with respect to matters arising under this Agreement of any kind or nature, including for any misrepresentation or breach of any warranty, covenant, or other provision contained in this Agreement or in any certificate or instrument delivered pursuant to this Agreement or otherwise relating to the subject matter of this Agreement, including the negotiation and discussion thereof.

Article IX
CLOSING CONDITIONS

9.1 Conditions to Each Party’s Obligations. The obligations of each Party to consummate the transactions described herein shall be subject to the satisfaction or written waiver (where permissible) by the Company, the Purchaser and the Seller Representative of the following conditions:

(a) Required Purchaser Shareholder Approval. The matters described in clauses (i), (ii) and (iii) of Section 7.11(a) that are submitted to the vote of the shareholders of the Purchaser at the Shareholder Meeting in accordance with the Proxy Statement shall have been approved by the requisite vote of the shareholders of the Purchaser at the Shareholder Meeting in accordance with the Proxy Statement (the “Required Shareholder Vote”).

(b) Antitrust Laws. Any waiting period (and any extension thereof) applicable to the consummation of this Agreement under any Antitrust Laws shall have expired or been terminated.

(c) Requisite Regulatory Approvals. All Consents required to be obtained from or made with any Governmental Authority in order to consummate the transactions contemplated by this Agreement, shall have been obtained or made.

(d) Requisite Consents. The Consents required to be obtained from or made with any third Person (other than a Governmental Authority) in order to consummate the transactions contemplated by this Agreement that are set forth in Schedule 9.1(d) shall have each been obtained or made.

(e) No Law. No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law (whether temporary, preliminary or permanent) or Order that is then in effect and which has the effect of making the transactions or agreements contemplated by this Agreement illegal or which otherwise prevents or prohibits consummation of the transactions contemplated by this Agreement.

(f) No Litigation. There shall not be any pending Action brought by a third-party non-Affiliate to enjoin or otherwise restrict the consummation of the Closing.

(g) Appointment to the Board. The members of Purchaser’s board of directors shall have been elected or appointed to Purchaser’s board of directors as of the Closing consistent with the requirements of Section 7.16.

9.2 Conditions to Obligations of the Company and the Sellers. In addition to the conditions specified in Section 9.1, the obligations of the Company and the Sellers to consummate the transactions contemplated by this Agreement are subject to the satisfaction or written waiver (by the Company and the Seller Representative) of the following conditions:

(a) Representations and Warranties. All of the representations and warranties of the Purchaser set forth in this Agreement and in any certificate delivered by the Purchaser pursuant hereto shall be true and correct on and as of the date of this Agreement and on and as of the Closing Date as if made on the Closing Date, except for (i) those representations and warranties that address matters only as of a particular date (which representations and warranties shall have been accurate as of such date), and (ii) any failures to be true and correct that (without giving effect to any qualifications or limitations as to materiality or Material Adverse Effect), individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect on, or with respect to, the Purchaser and that do not materially and adversely affect the Purchaser’s ability to consummate the transactions contemplated hereby.

(b) Agreements and Covenants. The Purchaser shall have performed in all material respects all of the Purchaser’s obligations and complied in all material respects with all of the Purchaser’s agreements and covenants under this Agreement to be performed or complied with by it on or prior to the Closing Date.

(c) No Material Adverse Effect. No Material Adverse Effect shall have occurred with respect to the Purchaser since the date of this Agreement.

(d) Closing Deliveries.

(i) Officer Certificate. The Purchaser shall have delivered to the Company a certificate, dated the Closing Date, signed by an executive officer of the Purchaser in such capacity, certifying as to the satisfaction of the conditions specified in Sections 9.2(a), 9.2(b) and 9.2(c).

(ii) Secretary Certificate. The Purchaser shall have delivered to the Company a certificate from its secretary certifying as to (A) copies of the Purchaser’s Organizational Documents as in effect as of the Closing Date, (B) the resolutions of the Purchaser’s board of directors authorizing the execution, delivery and performance of this Agreement and each of the Ancillary Documents to which it is a party or by which it is bound, and the consummation of the transactions contemplated hereby and thereby, (C) evidence of the Required Shareholder Vote and (D) the incumbency of officers authorized to execute this Agreement or any Ancillary Document to which the Purchaser is or is required to be a party or otherwise bound.

(iii) Good Standing. The Purchaser shall have delivered to the Company a good standing certificate (or similar documents applicable for such jurisdictions) for the Purchaser certified as of a date no later than sixty (60) days prior to the Closing Date from the proper Governmental Authority of the Purchaser’s jurisdiction of organization and from each other jurisdiction in which the Purchaser is qualified to do business as a foreign entity as of the Closing, in each case to the extent that good standing certificates or similar documents are generally available in such jurisdictions.

(iv) Escrow Agreement. The Company shall have received a copy of the Escrow Agreement, duly executed by the Purchaser and the Escrow Agent.

(v) Exchange Rate Acknowledgement. The Company shall have received a copy of an acknowledgement letter between the Purchaser and the Company, in form and substance reasonably acceptable to the Company and the Purchaser, specifying the applicable currency exchange rates as of the close of business on June 30, 2015 using the USD/CNY midpoint rate as posted on the http://www.oanda.com website for purposes of Annex II and the amounts of each Earn-Out Target in RMB using such currency exchange rates (the “Exchange Rate Acknowledgement”), duly executed by the Purchaser.

(e) Effectiveness of Certain Ancillary Documents.

(i) Non-Competition Agreements. The Non-Competition and Non-Solicitation Agreements to be entered into by each Seller and the other Subject Parties thereto (as defined therein) (other than Multideal Limited and its principal, Ms. Chen Hong, who are not required to be subject to a Non-Competition and Non-Solicitation Agreement) in favor of and for the benefit of the Purchaser, the Company and each of the other Covered Parties (as defined therein) (each, a “Non-Competition Agreement”), the form of which is attached as Exhibit B hereto, shall be duly executed and delivered and in full force and effect in accordance with the terms thereof as of the Closing.

(ii) Lock-Up Agreement. The Lock-Up Agreement to be entered into by and among the Sellers, the Purchaser and the DT Representative (the “Lock-Up Agreement”), the form of which is attached as Exhibit C hereto, shall be duly executed and delivered and in full force and effect in accordance with the terms thereof as of the Closing.

(iii) Registration Rights Agreement. The Registration Rights Agreement to be entered into by each Seller, the Purchaser and the DT Representative (the “Registration Rights Agreement”), the form of which is attached as Exhibit D hereto, shall be duly executed and delivered and in full force and effect in accordance with the terms thereof as of the Closing.

(f) Net Tangible Assets Test. Upon the Closing, and after giving effect to the completion of the Redemption and the PIPE Investment, the Purchaser shall have net tangible assets of at least $5,000,001, excluding any assets or liabilities of the Target Companies.

(g) Minimum Closing Proceeds. Upon the Closing, and after giving effect to the completion of the Redemption and the PIPE Investment, there shall be at least $10,000,000 in Closing Proceeds.

9.3 Conditions to Obligations of the Purchaser. In addition to the conditions specified in Section 9.1, the obligations of the Purchaser to consummate the transactions contemplated by this Agreement are subject to the satisfaction or written waiver (by the Purchaser) of the following conditions:

(a) Representations and Warranties. All of the representations and warranties of the Company and the Sellers set forth in this Agreement and in any certificate delivered by the Company or any Seller pursuant hereto shall be true and correct on and as of the date of this Agreement and on and as of the Closing Date as if made on the Closing Date, except for (i) those representations and warranties that address matters only as of a particular date (which representations and warranties shall have been accurate as of such date), and (ii) any failures to be true and correct that (without giving effect to any qualifications or limitations as to materiality or Material Adverse Effect), individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect on, or with respect to, any Target Company and that do not materially and adversely affect the Company’s and each Seller’s ability to consummate the transactions contemplated hereby.

(b) Agreements and Covenants. The Company and each Seller shall have performed in all material respects all of such Party’s obligations and complied in all material respects with all of such Party’s agreements and covenants under this Agreement to be performed or complied with by it on or prior to the Closing Date.

(c) No Material Adverse Effect. No Material Adverse Effect shall have occurred with respect to any Target Company since the date of this Agreement.

(d) Closing Deliveries.

(i) Officer Certificate. The Purchaser shall have received a certificate from the Company, dated as the Closing Date, signed by an executive officer of the Company in such capacity, certifying as to the satisfaction of the conditions specified in Sections 9.3(a), 9.3(b) and 9.3(c).

(ii) Seller Certificate. The Purchaser shall have received a certificate from each Seller, dated as of the Closing Date, signed by such Seller, certifying as to the satisfaction of the conditions specified in Sections 9.3(a) and 9.3(b) with respect to such Seller.

(iii) Secretary Certificate. The Company shall have delivered to the Purchaser a certificate from its secretary certifying as to (A) copies of the Company’s Organizational Documents as in effect as of the Closing Date, (B) the resolutions of the Company’s board of directors and shareholders authorizing the execution, delivery and performance of this Agreement and each of the Ancillary Documents to which it is a party or by which it is bound, and the consummation of the transactions contemplated hereby and thereby, and (C) the incumbency of officers authorized to execute this Agreement or any Ancillary Document to which the Company is or is required to be a party or otherwise bound.

(iv) Good Standing. The Company shall have delivered to the Purchaser good standing certificates (or similar documents applicable for such jurisdictions) for each Target Company certified as of a date no later than sixty (60) days prior to the Closing Date from the proper Governmental Authority of the Target Company’s jurisdiction of organization and from each other jurisdiction in which the Target Company is qualified to do business as a foreign corporation or other entity as of the Closing, in each case to the extent that good standing certificates or similar documents are generally available in such jurisdictions.

(v) Certified Charter. A copy of the Company Charter, as in effect as of the Closing, certified by the appropriate Governmental Authority of the British Virgin Islands as of a date no more than ten (10) Business Days prior to the Closing Date.

(vi) Employment Agreements. The Purchaser shall have received employment agreements, in each case effective as of the Closing, in form and substance reasonably satisfactory to the Purchaser (the “Employment Agreements”), between each of the persons set forth Schedule 9.3(d)(vi) hereto and the applicable Target Company or the Purchaser, as noted in Schedule 9.3(d)(vi), each such Employment Agreement duly executed by the parties thereto.

(vii) Escrow Agreement. The Purchaser shall have received a copy of the Escrow Agreement, duly executed by the Seller Representative and the Escrow Agent.

(viii) Legal Opinion. The Purchaser shall have received (A) a duly executed legal opinion addressed to the Purchaser and dated as of the Closing Date from the Company’s legal counsel, Appleby Global Group Services Limited, in form and substance reasonably satisfactory to the Purchaser, and (B) from the Company a copy of a duly executed legal opinion addressed to the Company and dated as of the Closing Date from the Company’s legal counsel, DeHeng Law Offices, in form and substance reasonably satisfactory to the Purchaser.

(ix) Exchange Rate Acknowledgement. The Purchaser shall have received a copy of the Exchange Rate Acknowledgement, duly executed by the Company.

(x) Share Certificates and Transfer Instruments. The Purchaser shall have received from each Seller share certificates representing the Purchased Shares (or duly executed affidavits of lost stock certificates in form and substance reasonably acceptable to the Purchaser), together with executed instruments of transfer in respect of the Purchased Shares in favor of the Purchaser (or its nominee) and in form reasonably acceptable for transfer on the books of the Company.

(xi) Board Resolutions. The Purchaser shall have received duly executed written resolutions of the board of directors of the Company, in the agreed form, approving: the transfer of the Purchased Shares to the Purchaser (or its nominee) at Closing; the resignations of those directors and officers referred to at (xii) below; and the appointment of such persons as directors and/or officers of the Company as the Purchaser may request prior to Closing.

(xii) Resignations. The Purchaser shall have received written resignations, effective as of the Closing, of each of the directors and officers of the Company as requested by the Purchaser prior to the Closing.

(xiii) Registered Agent Letter. The Purchaser shall receive a copy of the letter, executed by all parties thereto, in the agreed form, to the BVI registered agent (the “Registered Agent”) of the Company from the client of record of the Registered Agent instructing the Registered Agent to take instruction from the Purchaser (or its nominees) from Closing.

(xiv) Conflicts of Interest Policy. The Company shall have adopted the Conflicts of Interest Policy in form and substance reasonably acceptable to the Purchaser and delivered a copy thereof to the Purchaser.

(e) Effectiveness of Certain Ancillary Documents. Each of the Non-Competition Agreements, the Lock-Up Agreement and the Registration Rights Agreement shall be duly executed and delivered and in full force and effect in accordance with the terms thereof as of the Closing.

(f) PIPE Investment. The Purchaser shall have completed the PIPE Investment for at least $12,000,000 prior to the Closing.

(g) Net Tangible Assets Test. Upon the Closing, and after giving effect to the completion of the Redemption and the PIPE Investment, the Purchaser shall have net tangible assets of at least $5,000,001, excluding any assets or liabilities of the Target Companies.

(h) Minimum Closing Proceeds. Upon the Closing, and after giving effect to the completion of the Redemption and the PIPE Investment, there shall be at least $10,000,000 in Closing Proceeds.

9.4 Frustration of Conditions. Notwithstanding anything contained herein to the contrary, no Party may rely on the failure of any condition set forth in this Article IX to be satisfied if such failure was caused by such the failure of such Party or its Affiliates (or with respect to the Company, any Seller) failure to comply with or perform any of its covenants or obligations set forth in this Agreement.

Article X
TERMINATION AND EXPENSES

10.1 Termination. This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the Closing as follows:

(a) by mutual written consent of the Purchaser and the Company;

(b) by written notice by the Purchaser or the Company if any of the conditions to the Closing set forth in Article IX have not been satisfied or waived by the Purchaser Wind-Up Date (the “Outside Date”) (unless the Purchaser receives the approval of its shareholders for the Extension, in which case, the Outside Date shall be extended to the earlier of (x) such extended date before which the Purchaser must complete its initial business combination or (y) the six (6) month anniversary of the date of this Agreement; provided, however, the right to terminate this Agreement under this Section 10.1(b) shall not be available to a Party if the breach or violation by such Party or its Affiliates (or with respect to the Company, the Sellers) of any representation, warranty, covenant or obligation under this Agreement was the cause of, or resulted in, the failure of the Closing to occur on or before the Outside Date;

(c) by written notice by either the Purchaser or the Company if a Governmental Authority of competent jurisdiction shall have issued an Order or taken any other action permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement, and such Order or other action has become final and non-appealable; provided, however, that the right to terminate this Agreement pursuant to this Section 10.1(c) shall not be available to a Party if the failure by such Party or its Affiliates (or with respect to the Company, the Sellers) to comply with any provision of this Agreement has been a substantial cause of, or substantially resulted in, such action by such Governmental Authority;

(d) by written notice by the Company, if (i) there has been a breach by the Purchaser of any of its representations, warranties, covenants or agreements contained in this Agreement, or if any representation or warranty of the Purchaser shall have become untrue or inaccurate, in any case, which would result in a failure of a condition set forth in Section 9.2(a) or Section 9.2(b) to be satisfied (treating the Closing Date for such purposes as the date of this Agreement or, if later, the date of such breach), and (ii) the breach or inaccuracy is incapable of being cured or is not cured within the earlier of (A) twenty (20) days after written notice of such breach or inaccuracy is provided by the Company or (B) the Outside Date;

(e) by written notice by the Purchaser, if (i) there has been a breach by the Company or the Sellers of any of their respective representations, warranties, covenants or agreements contained in this Agreement, or if any representation or warranty of such Parties shall have become untrue or inaccurate, in any case, which would result in a failure of a condition set forth in Section 9.3(a) or Section 9.3(b) to be satisfied (treating the Closing Date for such purposes as the date of this Agreement or, if later, the date of such breach), and (ii) the breach or inaccuracy is incapable of being cured or is not cured within the earlier of (A) twenty (20) days after written notice of such breach or inaccuracy is provided by the Purchaser or (B) the Outside Date;

(f) by written notice by the Purchaser if there shall have been a Material Adverse Effect on the Company or its Subsidiaries following the date of this Agreement which is uncured and continuing;

(g) by written notice by the Purchaser if the Shareholder Meeting is held and the Required Shareholder Vote is not obtained as such meeting; or

(h) by written notice by the Purchaser if the Extension Special Meeting (including any adjournments or postponements thereof) shall have concluded and the Extension shall not have been approved.

10.2 Effect of Termination. This Agreement may only be terminated in the circumstances described in Section 10.1 and pursuant to a written notice delivered by the applicable Party to the other applicable Parties, which sets forth the basis for such termination, including the provision of Section 10.1 under which such termination is made. In the event of the valid termination of this Agreement pursuant to Section 10.1, this Agreement shall forthwith become void, and there shall be no Liability on the part of any Party or any of their respective Representatives, and all rights and obligations of each Party shall cease, except: (i) Sections 7.12, 7.13, 10.3, 10.4, 11.1, Article XII and this Section 10.2 shall survive the termination of this Agreement, and (ii) nothing herein shall relieve any Party from Liability for any willful breach of any representation, warranty, covenant or obligation under this Agreement or any Fraud Claim against such Party, in either case, prior to termination of this Agreement (in each case of clauses (i) and (ii) above, subject to Article XI). Without limiting the foregoing, and except as provided in Sections 10.3 and 10.4 and this Section 10.2, but subject to Section 11.1, the Parties’ sole right prior to the Closing with respect to any breach of any representation, warranty, covenant or other agreement contained in this Agreement by another Party or with respect to the transactions contemplated by this Agreement shall be the right, if applicable, to terminate this Agreement pursuant to Section 10.1.

10.3 Fees and Expenses. Subject to Sections 10.4, 11.1, 12.14 and 12.15 all Expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the Party incurring such expenses. As used in this Agreement, “Expenses” shall include all out-of-pocket expenses (including all fees and expenses of counsel, accountants, investment bankers, financial advisors, financing sources, experts and consultants to a Party hereto or any of its Affiliates) incurred by a Party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution or performance of this Agreement or any Ancillary Document related hereto and all other matters related to the consummation of this Agreement. With respect to the Purchaser, Expenses shall include any and all deferred expenses (including fees or commissions payable to the underwriters and any legal fees) of the IPO upon consummation of a Business Combination.

10.4 Termination Fee. Notwithstanding Section 10.3 above, in the event that there is a termination of this Agreement by the Purchaser pursuant to Section 10.1(e), the Company shall pay to the Purchaser a termination fee equal to the Expenses actually incurred by or on behalf of the Purchaser or any of its Affiliates in connection with the authorization, preparation, negotiation, execution or performance of this Agreement or the transactions contemplated hereby, including any related SEC filings, the Proxy Documents and the Redemption (the “Termination Fee”). The Termination Fee shall be paid by wire transfer of immediately available funds to an account designated in writing by the Purchaser within ten (10) Business Days after the Purchaser delivers to the Company the amount of such Expenses, along with reasonable documentation in connection therewith. Notwithstanding anything to the contrary in this Agreement, the Parties expressly acknowledge and agree that, with respect to any termination of this Agreement in circumstances where the Termination Fee is payable, the payment of the Termination Fee shall, in light of the difficulty of accurately determining actual damages, constitute liquidated damages with respect to any claim for damages or any other claim which the Purchaser would otherwise be entitled to assert against the Company or its Affiliates or any of their respective assets, or against any of their respective directors, officers, employees or shareholders with respect to this Agreement and the transactions contemplated hereby and shall constitute the sole and exclusive remedy available to the Purchaser, provided, that the foregoing shall not limit (x) the Company or any Seller from Liability for any willful breach of any representation, warranty, covenant or obligation under this Agreement or any Fraud Claim against the Company or any Seller, in either case, prior to termination of this Agreement or (y) the rights of the Purchaser to seek specific performance or other injunctive relief in lieu of terminating this Agreement.

Article XI
WAIVERS AND RELEASES

11.1 Waiver of Claims Against Trust. The Company and each Seller hereby acknowledges that it has read the IPO Prospectus and understands that the Purchaser has established the Trust Account containing the proceeds of the IPO and certain additional proceeds (including interest accrued from time to time thereon) initially in an amount of $69,972,642.60 for the benefit of the Purchaser’s public shareholders (including overallotment shares acquired by the underwriters of the IPO) (the “Public Shareholders”) and that, except as otherwise described in the IPO Prospectus, the Purchaser may disburse monies from the Trust Account only: (a) to the Public Shareholders in the event they elect to redeem their Purchaser Ordinary Shares in connection with the consummation of its initial business combination (as such term is used in the IPO Prospectus) (“Business Combination”), (b) to the Public Shareholders if the Purchaser fails to consummate a Business Combination within eighteen (18) months after the closing of the IPO, (c) to pay any taxes and for working capital purposes from the interest accrued in the Trust Account and (d) to the Purchaser after or concurrently with the consummation of its Business Combination. For and in consideration of the Purchaser entering into this Agreement and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Company and each Seller hereby agrees on behalf of itself and its Affiliates that none of them does now or shall at any time hereafter have any right, title, interest or claim of any kind in or to any monies in the Trust Account, or make any claim against the Trust Account (including any distributions therefrom), regardless of whether such claim arises as a result of, in connection with or relating in any way to, any proposed or actual business relationship between the Purchaser (or its Affiliates) and any of them, this Agreement or any other matter, and regardless of whether such claim arises based on contract, tort, equity or any other theory of legal liability (any and all such claims are collectively referred to hereafter as the “Released Claims”). The Company and each Seller on behalf of itself and its Affiliates hereby irrevocably waives any Released Claims it may have against the Trust Account (including any distributions therefrom) now or in the future as a result of, or arising out of, any negotiations, Contracts or agreements with Purchaser or its Affiliates and will not seek recourse against the Trust Account (including any distributions therefrom) for any reason whatsoever (including for an alleged breach of this Agreement). The Company and each Seller agrees and acknowledges that such irrevocable waiver is material to this Agreement and specifically relied upon by the Purchaser and its Affiliates to induce them to enter in this Agreement, and the Company and each Seller further intends and understands such waiver to be valid, binding and enforceable under applicable Law. To the extent that the Company, any Seller or any of their respective Affiliates commences any action or proceeding based upon, in connection with, relating to or arising out of any matter relating to the Purchaser or its Affiliates, which proceeding seeks, in whole or in part, monetary relief against the Purchaser or its Affiliates, the Company and each Seller hereby acknowledges and agrees that its sole remedy shall be against funds held outside of the Trust Account and that such claim shall not permit any of them or their Affiliates (or any other Person claiming on their behalf) to have any claim against the Trust Account (including any distributions therefrom) or any amounts contained therein. In the event that the Company, any Seller or any of their respective Affiliates commences any action or proceeding based upon, in connection with, relating to or arising out of any matter relating to the Purchaser or its Affiliates which proceeding seeks, in whole or in part, relief against the Trust Account (including any distributions therefrom) or the Public Shareholders, whether in the form of money damages or injunctive relief, the Purchaser and its Affiliates shall be entitled to recover from the commencing Person and its Affiliates the associated legal fees and costs in connection with any such action, in the event the Purchaser or its Affiliate prevails in such action or proceeding.

11.2 Release and Covenant Not to Sue. Effective as of the Closing, to the fullest extent permitted by applicable Law, each Seller, on behalf of itself and its Affiliates and any China Lending Shareholder that owns any share or other equity interest in or of such Seller (the “Releasing Persons”), hereby releases and discharges the Target Companies from and against any and all Actions, obligations, agreements, debts and Liabilities whatsoever, whether known or unknown, both at law and in equity, which such Releasing Person now has, has ever had or may hereafter have against the Target Companies arising on or prior to the Closing Date or on account of or arising out of any matter occurring on or prior to the Closing Date, including any rights to indemnification or reimbursement from a Target Company, whether pursuant to its Organizational Documents, Contract or otherwise, and whether or not relating to claims pending on, or asserted after, the Closing Date. From and after the Closing, each Releasing Person hereby irrevocably covenants to refrain from, directly or indirectly, asserting any Action, or commencing or causing to be commenced, any Action of any kind against the Target Companies or their respective Affiliates, based upon any matter purported to be released hereby. Notwithstanding anything herein to the contrary, the releases and restrictions set forth herein shall not apply to any claims a Releasing Person may have against any party pursuant to the terms and conditions of this Agreement or any Ancillary Document or any of the other matters set forth on Schedule 11.2.

Article XII
MISCELLANEOUS

12.1 Notices. All notices, consents, waivers and other communications hereunder shall be in writing and shall be deemed to have been duly given when delivered (i) in person, (ii) by facsimile or other electronic means, with affirmative confirmation of receipt, (iii) one Business Day after being sent, if sent by reputable, nationally recognized overnight courier service or (iv) three (3) Business Days after being mailed, if sent by registered or certified mail, pre-paid and return receipt requested, in each case to the applicable Party at the following addresses (or at such other address for a Party as shall be specified by like notice):

If to the Purchaser at or prior to the Closing, or to the DT Representative, to:

DeTiger Holdings Limited
Room 1102, 11/F
Beautiful Group Tower
77 Connaught Road
Central, Hong Kong
Attention: Winnie NG, Director
Facsimile No.: (852) 3753-3393
Telephone No.: (852) 2110-0081
Email: Office@DeTigerCapital.com

and

DT Asia Investments Limited
c/o 100 Park Avenue, Suite 1600
New York, NY 10017, USA
Attention: Stephen N. Cannon
Telephone No.: (212) 880-2677
Email: steve@DTAsiaInvest.com

with a copy (which will not constitute notice) to:

Ellenoff Grossman & Schole LLP
1345 Avenue of the Americas, 11th Floor
New York, New York 10105
Attention: Stuart Neuhauser, Esq.
Facsimile No.: (212) 370-7889
Telephone No.: (212) 370-1300
Email: sneuhauser@egsllp.com

If to the Company, to:

Adrie Global Holdings Limited
Prior to February 1, 2016: Suite 828, 8th Floor, Satellite Building
As of February 1, 2016: 11th Floor, Satellite Building
473 Satellite Road
Economic Technological Development Zone
Urumqi, Xinjiang, China 830000
Attention: Li Jingping and Stephen Chan
Facsimile No.: +86 991-2322126
Telephone No.: +86 991-3072247
Email: lijingping@fhxd.net and

chan.stephen@fhxd.net

with a copy (which will not constitute notice) to:

Foley & Lardner LLP
90 Park Avenue
New York, NY 10016-1314
Attention: Selig D. Sacks
Facsimile No.: (212) 687-2329
Telephone No.: (212) 338-3420
Email: ssacks@foley.com

If to the Seller Representative or any Seller, to:

Li Jingping
c/o Urumqi Feng Hui Direct Lending Limited
Prior to February 1, 2016: Suite 828, 8th Floor, Satellite Building
As of February 1, 2016: 11th Floor, Satellite Building
473 Satellite Road
Economic Technological Development Zone
Urumqi, Xinjiang, China 830000
Attention: Li Jingping and Stephen Chan
Facsimile No.: +86-991-2321276
Telephone No.: +86-991-3072247
Email: lijingping@fhxd.net and

chan.stephen@fhxd.net

with a copy (which will not constitute notice) to:

Foley & Lardner LLP
90 Park Avenue
New York, NY 10016-1314
Attention: Selig D. Sacks
Facsimile No.: (212) 687-2329
Telephone No.: (212) 338-3420
Email: ssacks@foley.com

If to the Purchaser after the Closing, to:

China Direct Lending Corporation
11th Floor, Satellite Building
473 Satellite Road
Economic Technological Development Zone
Urumqi, Xinjiang, China 830000
Attention: Li Jingping and Stephen Chan
Facsimile No.: +86 991-2322126
Telephone No.: +86 991-3072247
Email: lijingping@fhxd.net and

chan.stephen@fhxd.net

with a copy (which will not constitute notice) to:

Foley & Lardner LLP
90 Park Avenue
New York, NY 10016-1314
Attention: Selig D. Sacks
Facsimile No.: (212) 687-2329
Telephone No.: (212) 338-3420
Email: ssacks@foley.com

and

Ellenoff Grossman & Schole LLP
1345 Avenue of the Americas, 11th Floor
New York, New York 10105
Attention: Stuart Neuhauser, Esq.
Facsimile No.: (212) 370-7889
Telephone No.: (212) 370-1300
Email: sneuhauser@egsllp.com

12.2 Binding Effect; Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the Parties hereto and their respective successors and permitted assigns. This Agreement shall not be assigned by operation of Law or otherwise without the prior written consent of the Purchaser, the Company, the DT Representative and the Seller Representative, and any assignment without such consent shall be null and void; provided that no such assignment shall relieve the assigning Party of its obligations hereunder.

12.3 Third Parties. Nothing contained in this Agreement or in any instrument or document executed by any party in connection with the transactions contemplated hereby shall create any rights in, or be deemed to have been executed for the benefit of, any Person that is not a Party hereto or thereto or a successor or permitted assign of such a Party.

12.4 Arbitration. Any and all disputes, controversies and claims (other than disputes subject to the Dispute Resolution Procedure under Section 2.2 or applications for a temporary restraining order, preliminary injunction, permanent injunction or other equitable relief or application for enforcement of a resolution under this Section 12.4) arising out of, related to, or in connection with this Agreement or the transactions contemplated hereby (a “Dispute”) shall be governed by this Section 12.4. A party must, in the first instance, provide written notice of any Disputes to the other parties subject to such Dispute, which notice must provide a reasonably detailed description of the matters subject to the Dispute. The parties involved in such Dispute shall seek to resolve the Dispute on an amicable basis within ten (10) Business Days of the notice of such Dispute being received by such other parties subject to such Dispute; the “Resolution Period”); provided, that if any Dispute would reasonably be expected to have become moot or otherwise irrelevant if not decided within sixty (60) days after the occurrence of such Dispute, then there shall be no Resolution Period with respect to such Dispute. Any Dispute that is not resolved during the Resolution Period may immediately be referred to and finally resolved by arbitration pursuant to the then-existing Expedited Procedures of the Commercial Arbitration Rules (the “AAA Procedures”) of the American Arbitration Association (the “AAA”). Any party involved in such Dispute may submit the Dispute to the AAA to commence the proceedings after the Resolution Period. To the extent that the AAA Procedures and this Agreement are in conflict, the terms of this Agreement shall control. The arbitration shall be conducted by one arbitrator nominated by the AAA promptly (but in any event within five (5) Business Days) after the submission of the Dispute to the AAA and reasonably acceptable to each party subject to the Dispute, which arbitrator shall be a commercial lawyer with substantial experience arbitrating disputes under acquisition agreements. The arbitrator shall accept his or her appointment and begin the arbitration process promptly (but in any event within five (5) Business Days) after his or her nomination and acceptance by the parties subject to the Dispute. The proceedings shall be streamlined and efficient. The arbitrator shall decide the Dispute in accordance with the substantive law of the state of New York. Time is of the essence. Each party shall submit a proposal for resolution of the Dispute to the arbitrator within twenty (20) days after confirmation of the appointment of the arbitrator. The arbitrator shall have the power to order any party to do, or to refrain from doing, anything consistent with this Agreement, the Ancillary Documents and applicable Law, including to perform its contractual obligation(s); provided, that the arbitrator shall be limited to ordering pursuant to the foregoing power (and, for the avoidance of doubt, shall order) the relevant party (or parties, as applicable) to comply with only one or the other of the proposals. The arbitrator’s award shall be in writing and shall include a reasonable explanation of the arbitrator’s reason(s) for selecting one or the other proposal. The seat of arbitration shall be in New York County, State of New York. The language of the arbitration shall be English.

12.5 Governing Law; Jurisdiction. This Agreement shall be governed by, construed and enforced in accordance with the Laws of the State of New York without regard to the conflict of laws principles thereof. Subject to Section 12.4, all Actions arising out of or relating to this Agreement shall be heard and determined exclusively in any state or federal court located in New York, New York (or in any court in which appeal from such courts may be taken) (the “Specified Courts”). Subject to Section 12.4, each Party hereto hereby (a) submits to the exclusive jurisdiction of any Specified Court for the purpose of any Action arising out of or relating to this Agreement brought by any Party hereto and (b) irrevocably waives, and agrees not to assert by way of motion, defense or otherwise, in any such Action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the Action is brought in an inconvenient forum, that the venue of the Action is improper, or that this Agreement or the transactions contemplated hereby may not be enforced in or by any Specified Court. Each Party agrees that a final judgment in any Action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Each Party irrevocably consents to the service of the summons and complaint and any other process in any other action or proceeding relating to the transactions contemplated by this Agreement, on behalf of itself, or its property, by personal delivery of copies of such process to such Party at the applicable address set forth in Section 12.1. Nothing in this Section 12.5 shall affect the right of any Party to serve legal process in any other manner permitted by Law.

12.6 WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY ACTION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF ANY ACTION, SEEK TO ENFORCE THAT FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 12.6.

12.7 Specific Performance. Each Party acknowledges that the rights of each Party to consummate the transactions contemplated hereby are unique, recognizes and affirms that in the event of a breach of this Agreement by any Party, money damages may be inadequate and the non-breaching Parties may have not adequate remedy at law, and agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed by an applicable Party in accordance with their specific terms or were otherwise breached. Accordingly, each Party shall be entitled to seek an injunction or restraining order to prevent breaches of this Agreement and to seek to enforce specifically the terms and provisions hereof, without the requirement to post any bond or other security or to prove that money damages would be inadequate, this being in addition to any other right or remedy to which such Party may be entitled under this Agreement, at law or in equity.

12.8 Severability. In case any provision in this Agreement shall be held invalid, illegal or unenforceable in a jurisdiction, such provision shall be modified or deleted, as to the jurisdiction involved, only to the extent necessary to render the same valid, legal and enforceable, and the validity, legality and enforceability of the remaining provisions hereof shall not in any way be affected or impaired thereby nor shall the validity, legality or enforceability of such provision be affected thereby in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties will substitute for any invalid, illegal or unenforceable provision a suitable and equitable provision that carries out, so far as may be valid, legal and enforceable, the intent and purpose of such invalid, illegal or unenforceable provision.

12.9 Amendment. This Agreement may be amended, supplemented or modified only by execution of a written instrument signed by the Purchaser, the Company, the DT Representative and the Seller Representative.

12.10 Waiver. The Purchaser on behalf of itself and its Affiliates, the Company on behalf of itself and its Affiliates, and the Seller Representative on behalf of itself and the Sellers, may in its sole discretion (i) extend the time for the performance of any obligation or other act of any other non-Affiliated Party hereto, (ii) waive any inaccuracy in the representations and warranties by such other non-Affiliated Party contained herein or in any document delivered pursuant hereto and (iii) waive compliance by such other non-Affiliated Party with any covenant or condition contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the Party or Parties to be bound thereby. Notwithstanding the foregoing, no failure or delay by a Party in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder. Notwithstanding the foregoing, any waiver of any provision of this Agreement after the Closing shall also require the prior written consent of the DT Representative.

12.11 Entire Agreement. This Agreement and the documents or instruments referred to herein, including any exhibits, annexes and schedules attached hereto, which exhibits, annexes and schedules are incorporated herein by reference, together with the Ancillary Documents, embody the entire agreement and understanding of the Parties hereto in respect of the subject matter contained herein. There are no restrictions, promises, representations, warranties, covenants or undertakings, other than those expressly set forth or referred to herein or the documents or instruments referred to herein, which collectively supersede all prior agreements and the understandings among the Parties with respect to the subject matter contained herein.

12.12 Interpretation. The table of contents and the Article and Section headings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the Parties and shall not in any way affect the meaning or interpretation of this Agreement. In this Agreement, unless the context otherwise requires: (a) any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and words in the singular, including any defined terms, include the plural and vice versa; (b) reference to any Person includes such Person’s successors and assigns but, if applicable, only if such successors and assigns are permitted by this Agreement, and reference to a Person in a particular capacity excludes such Person in any other capacity; (c) any accounting term used and not otherwise defined in this Agreement or any Ancillary Document has the meaning assigned to such term in accordance with GAAP; (d) “including” (and with correlative meaning “include”) means including without limiting the generality of any description preceding or succeeding such term and shall be deemed in each case to be followed by the words “without limitation”; (e) the words “herein,” “hereto,” and “hereby” and other words of similar import in this Agreement shall be deemed in each case to refer to this Agreement as a whole and not to any particular Section or other subdivision of this Agreement; (f) the word “if” and other words of similar import when used herein shall be deemed in each case to be followed by the phrase “and only if”; (g) the term “or” means “and/or”; (h) any reference to the term “ordinary course” or “ordinary course of business” shall be deemed in each case to be followed by the words “consistent with past practice”; (i) any agreement, instrument, insurance policy, Law or Order defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument, insurance policy, Law or Order as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes, regulations, rules or orders) by succession of comparable successor statutes, regulations, rules or orders and references to all attachments thereto and instruments incorporated therein; (j) except as otherwise indicated, all references in this Agreement to the words “Section,” “Article”, “Schedule”, “Exhibit” and “Annex” are intended to refer to Sections, Articles, Schedules, Exhibits and Annexes to this Agreement; and (k) the term “Dollars” or “$” means United States dollars. Any reference in this Agreement to a Person’s directors shall including any member of such Person’s governing body and any reference in this Agreement to a Person’s officers shall including any Person filling a substantially similar position for such Person. Any reference in this Agreement or any Ancillary Document to a Person’s shareholders shall include any applicable owners of the equity interests of such Person, in whatever form, including with respect to the Purchaser its members under the BVI Act or its Organizational Documents. The Parties have participated jointly in the negotiation and drafting of this Agreement. Consequently, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement. To the extent that any Contract, document, certificate or instrument is represented and warranted to by the Company to be given, delivered, provided or made available by the Company, in order for such Contract, document, certificate or instrument to have been deemed to have been given, delivered, provided and made available to the Purchaser or its Representatives, such Contract, document, certificate or instrument shall have been posted to the electronic data site maintained on behalf of the Company for the benefit of the Purchaser and its Representatives and the Purchaser and its Representatives have been given access to the electronic folders containing such information.

12.13 Counterparts. This Agreement may be executed and delivered (including by facsimile or other electronic transmission) in one or more counterparts, and by the different Parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

12.14 DT Representative.

(a) The Purchaser, on behalf of itself and its Subsidiaries, successors and assigns, by execution and delivery of this Agreement, hereby irrevocably appoints DeTiger Holdings Limited, in its capacity as the DT Representative, as each such Person’s agent, attorney-in-fact and representative, with full power of substitution to act in the name, place and stead of such Person, to act on behalf of such Person in connection with: (i) bringing, managing, controlling, defending and settling on behalf of a Purchaser Indemnified Party or Purchaser Indemnifying Party any indemnification claims by or against any of them under Article VIII, including controlling, defending, managing, settling and participating in any Third Party Claim in accordance with Section 8.5; (ii) acting on behalf of such Person under the Escrow Agreement; (iii) making on behalf of such Person any determinations and taking all actions on their behalf relating to the Earn-Out Payments under Article II and any disputes with respect thereto; (iv) terminating, amending or waiving on behalf of such Person any provision of this Agreement or any Ancillary Documents to which the DT Representative is a party; (v) signing on behalf of such Person any releases or other documents with respect to any dispute or remedy arising under this Agreement or any Ancillary Documents to which the DT Representative is a party; and (vi) otherwise enforcing the rights and obligations of any such Persons under this Agreement and the Ancillary Documents to which the DT Representative is a party, including giving and receiving all notices and communications hereunder or thereunder on behalf of such Person; provided, that the Parties acknowledge that the DT Representative is specifically authorized and directed to act on behalf of, and for the benefit of, the holders of Purchaser Securities (other than the Sellers and their respective successors and assigns). All decisions and actions by the DT Representative, including any agreement between the DT Representative and the Seller Representative, any Seller or other Seller Indemnified Party or Seller Indemnifying Party relating to the defense or settlement of any claims for which a Seller Indemnifying Party may be required to indemnify a Purchaser Indemnified Party pursuant to Article VIII or for which a Purchaser Indemnifying Party may be required to indemnify a Seller Indemnified Party pursuant to Article VIII, shall be binding upon the Purchaser and its Subsidiaries, successors and assigns, and they shall not have the right to object, dissent, protest or otherwise contest the same. The provisions of this Section 12.14 are irrevocable and coupled with an interest. The DT Representative hereby accepts its appointment and authorization as the DT Representative under this Agreement.

(b) The DT Representative shall not be liable for any act done or omitted under this Agreement or any Ancillary Agreement as the DT Representative while acting in good faith and without willful misconduct or gross negligence, and any act done or omitted pursuant to the advice of counsel shall be conclusive evidence of such good faith. The Purchaser shall indemnify, defend and hold harmless the DT Representative from and against any and all Losses incurred without gross negligence, bad faith or willful misconduct on the part of the DT Representative and arising out of or in connection with the acceptance or administration of the DT Representative’s duties under this Agreement, including the reasonable fees and expenses of any legal counsel retained by the DT Representative. In no event shall the DT Representative in such capacity be liable hereunder or in connection herewith for any indirect, punitive, special or consequential damages. The DT Representative shall be fully protected in relying upon any written notice, demand, certificate or document that it in good faith believes to be genuine, including facsimiles or copies thereof, and no Person shall have any Liability for relying on the DT Representative in the foregoing manner. In connection with the performance of its rights and obligations hereunder, the DT Representative shall have the right at any time and from time to time to select and engage, at the cost and expense of the Purchaser, attorneys, accountants, investment bankers, advisors, consultants and clerical personnel and obtain such other professional and expert assistance, maintain such records and incur other out-of-pocket expenses, as the DT Representative may deem necessary or desirable from time to time. All of the indemnities, immunities, releases and powers granted to the DT Representative under this Section 12.14 shall survive the Closing.

(c) The Person serving as the DT Representative may resign upon ten (10) days’ prior written notice to the Purchaser and the Seller Representative, provided, that the DT Representative appoints in writing a replacement DT Representative. Each successor DT Representative shall have all of the power, authority, rights and privileges conferred by this Agreement upon the original DT Representative, and the term “DT Representative” as used herein shall be deemed to include any such successor DT Representatives.

12.15 Seller Representative.

(a) By the execution and delivery of this Agreement, each Seller, on behalf of itself and its successors and assigns, hereby irrevocably constitutes and appoints Li Jingping, in its capacity as the Seller Representative, as the true and lawful agent and attorney-in-fact of such Seller with full powers of substitution to act in the name, place and stead of thereof with respect to the performance on behalf of such Seller under the terms and provisions of this Agreement and the Ancillary Documents to which the Seller Representative is a party, as the same may be from time to time amended, and to do or refrain from doing all such further acts and things, and to execute all such documents on behalf of such Seller, if any, as the Seller Representative will deem necessary or appropriate in connection with any of the transactions contemplated under this Agreement or any of the Ancillary Documents to which the Seller Representative is a party, including: (i) bringing, managing, controlling, defending and settling on behalf of a Seller Indemnified Party or Seller Indemnifying Party any indemnification claims by or against any of them under Article VIII, including controlling, defending, managing, settling and participating in any Third Party Claim in accordance with Section 8.5; (ii) acting on behalf of such Person under the Escrow Agreement; (iii) making on behalf of such Person any determinations and taking all actions on their behalf relating to the Earn-Out Payments under Article II and any disputes with respect thereto; (iv) terminating, amending or waiving on behalf of such Person any provision of this Agreement or any Ancillary Documents to which the Seller Representative is a party (provided, that any such action, if material to the rights and obligations of Sellers in the reasonable judgment of the Seller Representative, will be taken in the same manner with respect to all Sellers unless otherwise agreed by each Seller who is subject to any disparate treatment of a potentially adverse nature); (v) signing on behalf of such Person any releases or other documents with respect to any dispute or remedy arising under this Agreement or any Ancillary Documents to which the Seller Representative is a party; (vi) employing and obtaining the advice of legal counsel, accountants and other professional advisors as the Seller Representative, in its sole discretion, deems necessary or advisable in the performance of its duties as the Seller Representative and to rely on their advice and counsel; (vii) incurring and paying expenses, including fees of brokers, attorneys and accountants incurred pursuant to the transactions contemplated hereby, and any other fees and expenses allocable or in any way relating to such transaction or any indemnification claim, whether incurred prior or subsequent to Closing; (viii) receiving all or any portion of the consideration provided to the Sellers under this Agreement and to distribute the same to the Sellers in accordance with their Pro Rata Shares; and (ix) otherwise enforcing the rights and obligations of any such Persons under this Agreement and the Ancillary Documents to which the Seller Representative is a party, including giving and receiving all notices and communications hereunder or thereunder on behalf of such Person. All decisions and actions by the Seller Representative, including any agreement between the Seller Representative and the DT Representative, the Purchaser or any other Purchaser Indemnified Party or Purchaser Indemnifying Party relating to the defense or settlement of any claims for which a Seller Indemnifying Party may be required to indemnify a Purchaser Indemnified Party pursuant to Article VIII or for which a Purchaser Indemnifying Party may be required to indemnify a Seller Indemnified Party pursuant to Article VIII, shall be binding upon the Sellers and their respective successors and assigns, and they shall not have the right to object, dissent, protest or otherwise contest the same. The provisions of this Section 12.14 are irrevocable and coupled with an interest. The Seller Representative hereby accepts its appointment and authorization as the Seller Representative under this Agreement

(b) Any other Person, including the DT Representative, the Purchaser, the Company and the other Purchaser Indemnified Parties and Purchaser Indemnifying Parties may conclusively and absolutely rely, without inquiry, upon any actions of the Seller Representative as the acts of Sellers hereunder or any Ancillary Document to which the Seller Representative is a party. The DT Representative, the Purchaser, the Company and each Purchaser Indemnified Party and Purchaser Indemnifying Party shall be entitled to rely conclusively on the instructions and decisions of the Seller Representative as to (i) the settlement of any claims for indemnification by a Purchaser Indemnified Party or against a Purchaser Indemnifying Party pursuant to Article VIII, (ii) any payment instructions provided by the Seller Representative or (iii) any other actions required or permitted to be taken by the Seller Representative hereunder, and no Seller or other Seller Indemnified Party or Seller Indemnifying Party shall have any cause of action against the DT Representative, the Purchaser, the Company or any other Purchaser Indemnified Party or Purchaser Indemnifying Party for any action taken by any of them in reliance upon the instructions or decisions of the Seller Representative. The DT Representative, the Purchaser, the Company and the other Purchaser Indemnified Parties and Purchaser Indemnifying Parties shall not have any liability to any Seller or other Seller Indemnified Party or Seller Indemnifying Party for any allocation or distribution among Sellers by the Seller Representative of payments made to or at the direction of the Seller Representative. All notices or other communications required to be made or delivered to a Seller under this Agreement or any Ancillary Document to which the Seller Representative is a party shall be made to the Seller Representative for the benefit of such Seller, and any notices so made shall discharge in full all notice requirements of the other parties hereto or thereto to such Seller with respect thereto. All notices or other communications required to be made or delivered by a Seller shall be made by the Seller Representative (except for a notice under Section 12.15(d) of the replacement of the Seller Representative).

(c) The Seller Representative will act for the Sellers on all of the matters set forth in this Agreement in the manner the Seller Representative believes to be in the best interest of the Sellers, but the Seller Representative will not be responsible to Sellers for any Losses that any Seller or other Seller Indemnified Party or Seller Indemnifying Party may suffer by reason of the performance by the Seller Representative of the Seller Representative’s duties under this Agreement, other than Losses arising from the bad faith, gross negligence or willful misconduct by the Seller Representative in the performance of its duties under this Agreement. The Sellers do hereby jointly and severally agree to indemnify, defend and hold the Seller Representative harmless from and against any and all Losses reasonably incurred or suffered as a result of the performance of the Seller Representative’s duties under this Agreement, except for any such liability arising out of the bad faith, gross negligence or willful misconduct of the Seller Representative. The Seller Representative will not be entitled to any fee, commission or other compensation for the performance of its services hereunder, but will be entitled to the payment from Sellers of all its expenses incurred as the Seller Representative.

(d) If the Seller Representative shall die, become disabled, dissolve, resign or otherwise be unable or unwilling to fulfill its responsibilities as representative and agent of Sellers, then the Sellers shall, within ten (10) days after such death, disability, dissolution, resignation or other event, appoint a successor Seller Representative (by vote or written consent of the Sellers holding in the aggregate Pro Rata Shares in excess of fifty percent (50%)), and promptly thereafter (but in any event within two (2) Business Days after such appointment) notify the DT Representative and the Purchaser in writing of the identity of such successor. Any such successor so appointed shall become the “Seller Representative” for purposes of this Agreement.

Article XIII
DEFINITIONS

13.1 Certain Definitions. For purpose of this Agreement, the following capitalized terms have the following meanings:

“2016 Earn-Out Target” means the amount set forth in the table on Annex IV hereto under the heading “2016 Earn-Out Target” based on the Net Closing Proceeds (as it may alternatively be expressed in RMB pursuant to the Exchange Rate Acknowledgement).

“2017 Earn-Out Target” means the amount set forth in the table on Annex IV hereto under the heading “2017 Earn-Out Target” based on the Net Closing Proceeds (as it may alternatively be expressed in RMB pursuant to the Exchange Rate Acknowledgement).

“2018 Earn-Out Target” means the amount set forth in the table on Annex IV hereto under the heading “2018 Earn-Out Target” based on the Net Closing Proceeds (as it may alternatively be expressed in RMB pursuant to the Exchange Rate Acknowledgement).

“Accrued Dividends” means any dividends or distributions paid or otherwise accruing to the Escrow Shares during the time such Escrow Shares are held in the Escrow Account, as of the relevant date.

“Action” means any notice of noncompliance or violation, or any claim, demand, charge, action, suit, litigation, audit, settlement, complaint, stipulation, assessment or arbitration, or any request (including any request for information), inquiry, hearing, proceeding or investigation, by or before any Governmental Authority.

“Adjusted Net Income” means with respect to any designated period of time, the aggregate consolidated net income of the Purchaser and the Company and their respective Subsidiaries (without double-counting any periods during which the Purchaser and the Company are consolidated) for such period, determined in accordance with GAAP as adjusted by and calculated in accordance with the methodology set forth on Annex II hereto.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly Controlling, Controlled by, or under common Control with such Person. Notwithstanding anything to the contrary contained herein, China Lending and its Subsidiaries will be deemed to be Affiliates of the Company for all purposes of this Agreement.

“Alternative Earn-Out Target” means the amount set forth in the table on Annex IV hereto under the heading “Alternative Earn-Out Target” based on the Net Closing Proceeds (as it may alternatively be expressed in RMB pursuant to the Exchange Rate Acknowledgement).

“Ancillary Documents” means each agreement, instrument or document attached hereto as an Exhibit, including the Escrow Agreement, the Non-Competition Agreements, the Lock-Up Agreement and the Registration Rights Agreement and the other agreements, certificates and instruments to be executed or delivered by any of the parties hereto in connection with or pursuant to this Agreement.

“Benefit Plans” of any Person means any and all deferred compensation, executive compensation, incentive compensation, equity purchase or other equity-based compensation plan, employment or consulting, severance or termination pay, holiday, vacation or other bonus plan or practice, hospitalization or other medical, life or other insurance, supplemental unemployment benefits, profit sharing, pension, or retirement plan, program, agreement, commitment or arrangement, and each other employee benefit plan, program, agreement or arrangement, including each “employee benefit plan” as such term is defined under Section 3(3) of ERISA, maintained or contributed to or required to be contributed to by a Person for the benefit of any employee or terminated employee of such Person, or with respect to which such Person has any Liability, whether direct or indirect, actual or contingent, whether formal or informal, and whether legally binding or not.

“BVI Act” means the British Virgin Islands Business Companies Act, 2004, as amended.

“Business Day” means any day other than a Saturday, Sunday or a legal holiday on which commercial banking institutions in New York, New York are authorized to close for business.

“Closing Proceeds” means an amount equal to the sum of: (i) the amount of funds in the Trust Account after giving effect to the Redemption, plus (ii) the amount paid for the PIPE Shares in the PIPE Investment.

“Code” means the Internal Revenue Code of 1986, as amended, and any successor statute thereto, as amended. Reference to a specific section of the Code shall include such section and any valid treasury regulation promulgated thereunder.

“Company Charter” means the memorandum and articles of association of the Company, as amended and effective under the BVI Act.

“Company Confidential Information” means all confidential or proprietary documents and information concerning the Target Companies or the Sellers or any of their respective Representatives, furnished in connection with this Agreement or the transactions contemplated hereby; provided, however, that Company Confidential Information shall not include any information which, (i) at the time of disclosure by the Purchaser or its Representatives, is generally available publicly and was not disclosed in breach of this Agreement or (ii) at the time of the disclosure by the Company, the Sellers or their respective Representatives to the Purchaser or its Representatives was previously known by such receiving party without violation of Law or any confidentiality obligation by the Person receiving such Company Confidential Information.

“Company Ordinary Shares” means the shares of par value $0.00000005 each in the Company.

“Consent” means any consent, approval, waiver, authorization or Permit of, or notice to or declaration or filing with any Governmental Authority or any other Person.

“Contracts” means all contracts, agreements, binding arrangements, bonds, notes, indentures, mortgages, debt instruments, purchase order, licenses (and all other contracts, agreements or binding arrangements concerning Intellectual Property), franchises, leases and other instruments or obligations of any kind, written or oral (including any amendments and other modifications thereto).

“Control” of a Person means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract, or otherwise. “Controlled”, “Controlling” and “under common Control with” have correlative meanings. Without limiting the foregoing a Person (the “Controlled Person”) shall be deemed Controlled by (a) any other Person (the “10% Owner”) (i) owning beneficially, as meant in Rule 13d-3 under the Exchange Act, securities entitling such Person to cast ten percent (10%) or more of the votes for election of directors or equivalent governing authority of the Controlled Person or (ii) entitled to be allocated or receive ten percent (10%) or more of the profits, losses, or distributions of the Controlled Person; (b) an officer, director, general partner, partner (other than a limited partner), manager, or member (other than a member having no management authority that is not a 10% Owner) of the Controlled Person; or (c) a spouse, parent, lineal descendant, sibling, aunt, uncle, niece, nephew, mother-in-law, father-in-law, sister-in-law, or brother-in-law of an Affiliate of the Controlled Person or a trust for the benefit of an Affiliate of the Controlled Person or of which an Affiliate of the Controlled Person is a trustee.

“Copyrights” means any works of authorship, mask works and all copyrights therein, including all renewals and extensions, copyright registrations and applications for registration and renewal, and non-registered copyrights.

“Dispute Resolution Notice Date” means the date that the DT Representative or the Seller Representative receives notice from the other party that such other party has elected to resolve a dispute pursuant to Section 2.2 using the Dispute Resolution Procedure.

“Dispute Resolution Procedure” means the dispute resolution procedure set forth in Section 2.3.

“EBC” means Early Bird Capital, Inc., the lead underwriter in Purchaser’s IPO.

“Environmental Law” means any Law in any way relating to (a) the protection of human health and safety, (b) the protection, preservation or restoration of the environment and natural resources (including air, water vapor, surface water, groundwater, drinking water supply, surface land, subsurface land, plant and animal life or any other natural resource), or (c) the exposure to, or the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of Hazardous Materials.

“Environmental Liabilities” means, in respect of any Person, all Liabilities, obligations, responsibilities, Remedial Actions, Losses, damages, costs, and expenses (including all reasonable fees, disbursements, and expenses of counsel, experts, and consultants and costs of investigation and feasibility studies), fines, penalties, sanctions, and interest incurred as a result of any claim or demand by any other Person or in response to any violation of Environmental Law, whether known or unknown, accrued or contingent, whether based in contract, tort, implied or express warranty, strict liability, criminal or civil statute, to the extent based upon, related to, or arising under or pursuant to any Environmental Law, Environmental Permit, Order, or Contract with any Governmental Authority or other Person, that relates to any environmental, health or safety condition, violation of Environmental Law, or a Release or threatened Release of Hazardous Materials.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Escrow Agent” means Continental Stock Transfer & Trust Company in its capacity as the escrow agent under the Escrow Agreement or any other escrow agent agreed to by the Purchaser and the Company prior to the Closing (or any successor escrow agent).

“Escrow Property” means, at any given time, the securities and other property held by the Escrow Agent in the Escrow Account in accordance with the terms and conditions of this Agreement and the Escrow Agreement, including the Escrow Shares (but specifically excluding any dividends or distributions paid or payable on the Escrow Shares), giving effect to any disbursements or payments from the Escrow Account.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Foreign Plan” means any plan, fund (including any superannuation fund) or other similar program or arrangement established or maintained outside the United States by the Company or any one or more of its Subsidiaries primarily for the benefit of employees of the Company or such Subsidiaries residing outside the United States, which plan, fund or other similar program or arrangement provides, or results in, retirement income, a deferral of income in contemplation of retirement or payments to be made upon termination of employment, and which plan is not subject to ERISA or the Code.

“Fraud Claim” means any claim based in whole or in part upon fraud, willful misconduct or intentional misrepresentation.

“GAAP” means generally accepted accounting principles as in effect in the United States of America.

“Governmental Authority” means any federal, state, local, foreign or other governmental, quasi-governmental or administrative body, instrumentality, department or agency or any court, tribunal, administrative hearing body, arbitration panel, commission, or other similar dispute-resolving panel or body.

“Hazardous Material” means any waste, gas, liquid or other substance or material that is defined, listed or designated as a “hazardous substance”, “pollutant”, “contaminant”, “hazardous waste”, “regulated substance”, “hazardous chemical”, or “toxic chemical” (or by any similar term) under any Environmental Law, or any other material regulated, or that could result in the imposition of Liability or responsibility, under any Environmental Law, including petroleum and its by-products, asbestos, polychlorinated biphenyls, radon, mold, and urea formaldehyde insulation.

“Indebtedness” of any Person means (a) all indebtedness of such Person for borrowed money (including the outstanding principal and accrued but unpaid interest) or for the deferred purchase price of property or services, (b) any other indebtedness of such Person that is evidenced by a note, bond, debenture, credit agreement or similar instrument, (c) all obligations of such Person under leases that should be classified as capital leases in accordance with GAAP, (d) all obligations of such Person for the reimbursement of any obligor on any line or letter of credit, banker’s acceptance, guarantee or similar credit transaction, in each case, that has been drawn or claimed against, (e) all obligations of such Person in respect of acceptances issued or created, (f) all interest rate and currency swaps, caps, collars and similar agreements or hedging devices under which payments are obligated to be made by such Person, whether periodically or upon the happening of a contingency, (g) all obligations secured by an Lien on any property of such Person and (h) any premiums, prepayment fees or other penalties, fees, costs or expenses associated with payment of any Indebtedness of such Person and (h) all obligation described in clauses (a) through (g) above of any other Person which is directly or indirectly guaranteed by such Person or which such Person has agreed (contingently or otherwise) to purchase or otherwise acquire or in respect of which it has otherwise assured a creditor against loss.

“Independent Expert” means a mutually acceptable independent (i.e., no prior material business relationship with any party for the prior two (2) years) accounting firm recognized internationally (which appointment will be made no later than ten (10) days after the Dispute Resolution Notice Date); provided, that if the Independent Expert does not accept its appointment or if the DT Representative and the Seller Representative cannot agree on the Independent Expert, in either case within twenty (20) days after the Dispute Resolution Notice Date, either the DT Representative or the Seller Representative may require, by written notice to the other, that the Independent Expert be selected by the New York City Regional Office of the American Arbitration Association in accordance with the procedures of the American Arbitration Association. The parties agree that the Independent Expert will be deemed to be independent even though a party or its Affiliates may, in the future, designate the Independent Expert to resolve disputes of the types covered by Section 2.2.

“Intellectual Property” means all of the following as they exist in any jurisdiction throughout the world: Patents, Trademarks, Copyrights, Trade Secrets, Internet Assets, Software and other intellectual property, and all licenses, sublicenses and other agreements or permissions related to the preceding property.

“Internet Assets” means any all domain name registrations, web sites and web pages and related rights, items and documentation related thereto.

“IPO” means the initial public offering of Purchaser Public Units pursuant to the IPO Prospectus.

“IPO Prospectus” means the final prospectus of the Purchaser, dated September 30, 2014, and filed with the SEC on October 1, 2014 (File No. 333-197187).

“Knowledge” means, with respect to (i) the Company, the actual knowledge of the executive officers or directors of any Target Company, including China Lending, after due inquiry or (ii) any other Party, the actual knowledge of its directors and executive officers, after due inquiry.

“Law” means any federal, state, local, municipal, foreign or other law, statute, legislation, principle of common law, ordinance, code, edict, decree, proclamation, treaty, convention, rule, regulation, directive, requirement, writ, injunction, settlement, Order or Consent that is or has been issued, enacted, adopted, passed, approved, promulgated, made, implemented or otherwise put into effect by or under the authority of any Governmental Authority.

“Liabilities” means any and all liabilities, Indebtedness, Actions or obligations of any nature (whether absolute, accrued, contingent or otherwise, whether known or unknown, whether direct or indirect, whether matured or unmatured and whether due or to become due), including Tax liabilities due or to become due.

“Lien” means any mortgage, pledge, security interest, attachment, right of first refusal, option, proxy, voting trust, encumbrance, lien or charge of any kind (including any conditional sale or other title retention agreement or lease in the nature thereof), restriction (whether on voting, sale, transfer, disposition or otherwise), any subordination arrangement in favor of another Person, any filing or agreement to file a financing statement as debtor under the Uniform Commercial Code or any similar Law.

“Loan Obligor” means, with respect to any loan made by any Target Company, any Person or Persons obligated to make payments pursuant to or with respect to such loan, including any guarantor thereof.

“Material Adverse Effect” means, with respect to any specified Person, any fact, event, occurrence, change or effect that has had, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect upon (a) the business, assets, Liabilities, results of operations, prospects or condition (financial or otherwise) of such Person and its Subsidiaries, taken as a whole, or (b) the ability of such Person or any of its Subsidiaries on a timely basis to consummate the transactions contemplated by this Agreement or the Ancillary Documents to which it is a party or bound or to perform its obligations hereunder or thereunder; provided, however, that any changes or effects directly or indirectly attributable to, resulting from, relating to or arising out of the following (by themselves or when aggregated with any other, changes or effects) shall not be deemed to be, constitute, or be taken into account when determining whether there has or may, would or could have occurred a Material Adverse Effect: (i) general changes in the financial or securities markets or general economic or political conditions in the country or region in which such Person or any of its Subsidiaries do business; (ii) changes, conditions or effects that generally affect the industries in which such Person or any of its Subsidiaries principally operate; (iii) changes in GAAP or other applicable accounting principles or mandatory changes in the regulatory accounting requirements applicable to any industry in which such Person and its Subsidiaries principally operate; (iv) conditions caused by acts of God, terrorism, war (whether or not declared) or natural disaster; (v) any failure in and of itself by such Person and its Subsidiaries to meet any internal or published budgets, projections, forecasts or predictions of financial performance for any period (provided that the underlying cause of any such failure may be considered in determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur to the extent not excluded by another exception herein) and (vi), with respect to the Purchaser, the consummation and effects of the Redemption (or any redemption in connection with the Extension, if required); provided further, however, that any event, occurrence, fact, condition, or change referred to in clauses (i) – (iv) immediately above shall be taken into account in determining whether a Material Adverse Effect has occurred or could reasonably be expected to occur to the extent that such event, occurrence, fact, condition, or change has a disproportionate effect on such Person or any of its Subsidiaries compared to other participants in the industries in which such Person or any of its Subsidiaries primarily conducts its businesses. Notwithstanding the foregoing, with respect to the Purchaser, the amount of the Redemption (or any redemption in connection with the Extension, if required) or the failure to obtain the Required Shareholder Vote or the Extension shall not be deemed to be a Material Adverse Effect on or with respect to the Purchaser.

“Nasdaq” means the Nasdaq Capital Market.

“Net Capital” means, with respect to any Target Company, such Target Company’s net capital as determined in accordance with the rules and regulations of the China Banking Regulatory Commission and PBOC and the generally accepted accounting standards of the People’s Republic of China.

“Net Closing Proceeds” means an amount equal to: (i) the Closing Proceeds, less (ii) the sum of (A) the Purchaser’s accrued Expenses for the transactions contemplated by this Agreement and (B) the deferred Expenses (including cash amounts payable to EBC and any legal fees) of the IPO, including any Expenses that are required to be paid by delivery of the Purchaser’s securities at the Closing.

“Organizational Documents” means, with respect to the Purchaser, the Purchaser Charter, and with respect to any other Party, its Certificate of Incorporation and Bylaws or similar organizational documents, in each case, as amended.

“Order” means any order, decree, ruling, judgment, injunction, writ, determination, binding decision, verdict, judicial award or other action that is or has been made, entered, rendered, or otherwise put into effect by or under the authority of any Governmental Authority.

“Patents” means any patents, patent applications and the inventions, designs and improvements described and claimed therein, patentable inventions, and other patent rights (including any divisionals, provisionals, continuations, continuations-in-part, substitutions, or reissues thereof, whether or not patents are issued on any such applications and whether or not any such applications are amended, modified, withdrawn, or refiled).

“PBOC” means the People’s Bank of China.

“Permits” means all federal, state, local or foreign or other third-party permits, grants, easements, consents, approvals, authorizations, exemptions, licenses, franchises, concessions, ratifications, permissions, clearances, confirmations, endorsements, waivers, certifications, designations, ratings, registrations, qualifications or orders of any Governmental Authority or any other Person.

“Permitted Liens” means (a) Liens for Taxes or assessments and similar governmental charges or levies, which either are (i) not delinquent or (ii) being contested in good faith and by appropriate proceedings, and adequate reserves have been established with respect thereto, (b) other Liens imposed by operation of Law arising in the ordinary course of business for amounts which are not due and payable and as would not in the aggregate materially adversely affect the value of, or materially adversely interfere with the use of, the property subject thereto, (c) Liens incurred or deposits made in the ordinary course of business in connection with social security, (d) Liens on goods in transit incurred pursuant to documentary letters of credit, in each case arising in the ordinary course of business, or (v) Liens arising under this Agreement or any Ancillary Document.

“Person” means an individual, corporation, partnership (including a general partnership, limited partnership or limited liability partnership), limited liability company, association, trust or other entity or organization, including a government, domestic or foreign, or political subdivision thereof, or an agency or instrumentality thereof.

“Personal Property” means any machinery, equipment, tools, vehicles, furniture, leasehold improvements, office equipment, plant, parts and other tangible personal property.

“Purchaser Charter” means the memorandum and articles of association of the Purchaser, as amended and effective under the BVI Act.

“Purchaser Confidential Information” means all confidential or proprietary documents and information concerning the Purchaser or any of its Representatives; provided, however, that Purchaser Confidential Information shall not include any information which, (i) at the time of disclosure by the Company, any Seller or their respective Representatives, is generally available publicly and was not disclosed in breach of this Agreement or (ii) at the time of the disclosure by the Purchaser or its Representatives to the Company, any Seller or their respective Representatives was previously known by such receiving party without violation of Law or any confidentiality obligation by the Person receiving such Purchaser Confidential Information. For the avoidance of doubt, from and after the Closing, Purchaser Confidential Information will include the confidential or proprietary information of the Target Companies.

“Purchaser Ordinary Shares” means the ordinary shares of no par value in the Purchaser.

“Purchaser Private Warrant” means one whole warrant entitling the holder thereof to purchase one-half (1/2) of one (1) Purchaser Ordinary Share at a purchase price of $12.00 per full Purchaser Ordinary Share.

“Purchaser Private Units” means the units issued in private placements to EBC and Sponsor at the time of the consummation of the IPO and thereafter, which units consist of one (1) Purchaser Ordinary Share, one (1) Purchaser Right and one (1) Purchaser Private Warrant”

“Purchaser Public Unit” means the units issued in the IPO consisting of one (1) Purchaser Ordinary Share, one (1) Purchaser Right and one (1) Purchaser Public Warrant.

“Purchaser Public Warrant” means one whole warrant entitling the holder thereof to purchase one-half (1/2) of one (1) Purchaser Ordinary Share at a price of $12.00 per full Purchaser Ordinary Share.

“Purchaser Right” means one right entitling the holder thereof to receive one-tenth (1/10th) of a Purchaser Ordinary Share automatically upon the consummation by the Purchaser of an initial Business Combination.

“Purchaser Securities” means the Purchaser Public Units, the Purchaser Ordinary Shares, the Purchaser Public Warrants, the Purchaser Rights, the Purchaser Private Units, the Purchaser Private Warrants and the Purchaser UPO, collectively.

“Purchaser Share Price” shall mean the average closing trade price of each Purchaser Ordinary Share (or any successor equity security, including equity securities of a successor entity issued in exchange for Purchaser Ordinary Shares) as listed by Nasdaq (or any successor exchange or quotation system on which such shares are listed or quoted) for the twenty (20) day trading period ending on the trading day immediately prior to the date of determination.

“Purchaser UPO” means the option issued to EBC and/or its designee to purchase up to 600,000 Purchaser Public Units at a price of $11.75 per unit.

“Release” means any release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, or leaching into the indoor or outdoor environment, or into or out of any property.

“Remedial Action” means all actions to (i) clean up, remove, treat, or in any other way address any Hazardous Material, (ii) prevent the Release of any Hazardous Material so it does not endanger or threaten to endanger public health or welfare or the indoor or outdoor environment, (iii) perform pre-remedial studies and investigations or post-remedial monitoring and care, or (iv) correct a condition of noncompliance with Environmental Laws.

“Representative” means, as to any Person, such Person’s Affiliates and its and their managers, directors, officers, employees, agents and advisors (including financial advisors, counsel and accountants).

“RMB” means Renminbi of the People’s Republic of China.

“SEC” means the Securities and Exchange Commission (or any successor Governmental Authority).

“Securities Act” means the Securities Act of 1933, as amended.

“Software” means any computer software programs, including all source code, object code, and documentation related thereto and all software modules, tools and databases.

“SOX” means the Sarbanes-Oxley Act of 2002, as amended.

“Sponsor” means DeTiger Holdings Limited, a company incorporated in the British Virgin Islands.

“Subsidiary” means, with respect to any Person, any corporation, partnership, association or other business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (ii) if a partnership, association or other business entity, a majority of the partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by any Person or one or more Subsidiaries of that Person or a combination thereof. For purposes hereof, a Person or Persons will be deemed to have a majority ownership interest in a partnership, association or other business entity if such Person or Persons will be allocated a majority of partnership, association or other business entity gains or losses or will be or control the managing director, managing member, general partner or other managing Person of such partnership, association or other business entity. A Subsidiary of a Person will also include any variable interest entity which is consolidated with such Person under applicable accounting rules. Notwithstanding anything to the contrary contained herein, China Lending and its Subsidiaries will be deemed to be Subsidiaries of the Company for all purposes of this Agreement.

“Target Company” means each of the Company and its direct and indirect Subsidiaries.

“Tax Return” means any return, declaration, report, claim for refund, information return or other documents (including any related or supporting schedules, statements or information) filed or required to be filed in connection with the determination, assessment or collection of any Taxes or the administration of any Laws or administrative requirements relating to any Taxes.

“Taxes” means (a) all direct or indirect federal, state, local, foreign and other net income, gross income, gross receipts, sales, use, value-added, ad valorem, transfer, franchise, profits, license, lease, service, service use, withholding, payroll, employment, social security and related contributions due in relation to the payment of compensation to employees, excise, severance, stamp, occupation, premium, property, windfall profits, alternative minimum, estimated, customs, duties or other taxes, fees, assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts with respect thereto, (b) any Liability for payment of amounts described in clause (a) whether as a result of being a member of an affiliated, consolidated, combined or unitary group for any period or otherwise through operation of law and (c) any Liability for the payment of amounts described in clauses (a) or (b) as a result of any tax sharing, tax group, tax indemnity or tax allocation agreement with, or any other express or implied agreement to indemnify, any other Person.

“Trade Secrets” means any trade secrets, confidential business information, concepts, ideas, designs, research or development information, processes, procedures, techniques, technical information, specifications, operating and maintenance manuals, engineering drawings, methods, know-how, data, mask works, discoveries, inventions, modifications, extensions, improvements, and other proprietary rights (whether or not patentable or subject to copyright, trademark, or trade secret protection).

“Trademarks” means any trademarks, service marks, trade dress, trade names, brand names, internet domain names, designs, logos, or corporate names (including, in each case, the goodwill associated therewith), whether registered or unregistered, and all registrations and applications for registration and renewal thereof.

“Trust Account” means the trust account established by Purchaser with the proceeds from the IPO pursuant to the Trust Agreement in accordance with the IPO Prospectus.

“Trust Agreement” means that certain Investment Management Trust Agreement, dated as of September 30, 2014, as it may be amended, by and between the Purchaser and the Trustee, as well as any other agreements entered into related to or governing the Trust Account.

“Trustee” means Continental Stock Transfer & Trust Company, in its capacity as trustee under the Trust Agreement.

13.2 Section References. The following capitalized terms, as used in this Agreement, have the respective meanings given to them in the Section as set forth below adjacent to such terms:

Term	Section	Term	Section
AAA	12.4	Indemnified Party	8.2
AAA Procedures	12.4	Indemnifying Party	8.2
Acquisition Proposal	7.6(a)	Interim Balance Sheet Date	5.7(a)
Agreement	Preamble	Interim Period	7.2(a)
Alternative Earn-Out Payment	2.1	June 30, 2015 PBOC Base Rate	Annex IV
Alternative Transaction	7.6(a)	Loans Receivable	5.24
Amended Charter	7.11(a)	Lock-Up Agreement	9.2(e)(ii)
Antitrust Laws	7.9(b)	Loss	8.2
Business Combination	11.1	Management Report	5.7(a)
Base Rate Lock Date	Annex IV	Non-Competition Agreement	9.2(e)(i)
BWFOE	Recitals	Off-the-Shelf Software Agreements	5.13(a)
CFO	2.2	Outbound IP License	5.13(c)
China Lending	Recitals	Outside Date	10.1(b)
China Lending Shareholders	Recitals	Party(ies)	Preamble
Claim Notice	8.5(b)	PBOC Base Rate	Annex IV
Closing	3.1	PIPE Investment	Recitals
Closing Date	3.1	PIPE Investors	Recitals
Closing Filing	7.12(b)	PIPE Shares	Recitals
Closing Press Release	7.12(b)	Post-Closing Purchaser Board	7.16(a)
Company	Preamble	Pro Rata Share	1.2
Company Benefit Plan	5.19(a)	Proxy Documents	7.11(a)
Company Disclosure Schedules	Article V	Proxy Statement	7.11(a)
Company Financials	5.7(a)	Public Certifications	4.6(a)
Company IP	5.13(d)	Public Shareholders	11.1
Company IP Licenses	5.13(a)	Purchased Shares	1.1
Company Material Contract	5.12(a)	Purchaser	Preamble
Company Permits	5.10	Purchaser Disclosure Schedules	Article IV
Company Personal Property Leases	5.16	Purchaser Financials	4.6(b)
Company Real Property Leases	5.15	Purchaser Material Contracts	4.13(a)
Company Registered IP	5.13(a)	Purchaser Wind-Up Date	7.11(b)
Dispute	12.4	Redemption	7.11(a)
DT Directors	7.16(a)	Registration Rights Agreement	9.2(e)(iii)
DT Representative	Preamble	Related Person	5.21
Earn-Out Payment	2.1	Released Claims	11.1
Earn-Out Period	2.1	Releasing Persons	11.2
Earn-Out Statement	2.2	Required Shareholder Vote	9.1(a)

Term	Section	Term	Section
Earn-Out Target	2.1	Resolution Period	12.4
Earn-Out Year	2.1	SEC Reports	4.6(a)
Enforceability Exceptions	4.2	Seller Directors	7.16(a)
Environmental Permit	5.20(a)	Seller Representative	Preamble
Escrow Account	1.3	Sellers	Preamble
Escrow Agreement	1.3	Shareholder Meeting	7.11(a)
Escrow Shares	1.3	Signing Filing	7.12(b)
Exchange Rate Acknowledgement	9.2(d)(v)	Signing Press Release	7.12(b)
Exchange Shares	1.2	Specified Courts	12.5
Expenses	10.3	Supplemental Disclosure Schedules	7.17(a)
Extension	7.11(b)	Termination Fee	10.4
Extension Documents	7.11(b)	Third Party Claim	8.5(c)
Extension Proxy Statement	7.11(b)	Upper Rate Limit	Annex IV
Extension Special Meeting	7.11(b)	VIE Contracts	5.4(b)
Federal Securities Laws	7.11(b)	WFOEs	Recitals
HK Holdings	Recitals	XWFOE	Recitals
Indemnification Cap	8.4(b)

 [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK; SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, each Party hereto has caused this Agreement to be signed and delivered by its respective duly authorized officer as of the date first written above.

The Purchaser:

DT ASIA INVESTMENTS LIMITED,
a British Virgin Islands company

By:	/s/ HaiBin Wang
Name:	HaiBing Wang
Title:	Director

The DT Representative:

DETIGER HOLDINGS LIMITED,
a British Virgin Islands company, solely in its capacity as the DT Representative hereunder

By:	/s/ Winnie Ng
Name:	Winnie Ng
Title:	Director

The Company:

ADRIE GLOBAL HOLDINGS LIMITED,
a British Virgin Islands company

By:	/s/ Li Jingping
Name:	Li Jingping
Title:	Director

The Seller Representative:

/s/ Li Jingping
Li Jingping, in the capacity hereunder as the Seller Representative

 [Signature Page to Share Exchange Agreement]

The Sellers:

RUIHENG GLOBAL LIMITED,
a British Virgin Islands company

By:	/s/ Qi Wen
Name:	Qi Wen
Title:	Director

YANGWEI GLOBAL LIMITED,
a British Virgin Islands company

By:	/s/ Li Jingping
Name:	Li Jingping
Title:	Director

FAVOUR PLUS GLOBAL LIMITED,
a British Virgin Islands company

By:	/s/ Pan Chunju
Name:	Pan Chunju
Title:	Director

QIXIANG GLOBAL LIMITED,
a British Virgin Islands company

By:	/s/ Shi Feng
Name:	Shi Feng
Title:	Director

YIMAO ENTERPRISES LIMITED,
a British Virgin Islands company

By:	/s/ Yang Zhisan
Name:	Yang Zhisan
Title:	Director

JIYI GLOBAL INVESTMENTS LIMITED,
a British Virgin Islands company

By:	/s/ Liang Zandong
Name:	Liang Zandong
Title:	Director

CHANGMAN LIMITED,
a British Virgin Islands company

By:	/s/ Wang Qing
Name:	Wang Qing
Title:	Director

ZHAN ZHAO LIMITED,
a British Virgin Islands company

By:	/s/ Jin Cheng
Name:	Jin Cheng
Title:	Director

TAVISTOCK GLOBAL LIMITED,
a British Virgin Islands company

By:	/s/ Zhang Jianfeng
Name:	Zhang Jianfeng
Title:	Director

ZHONG YUN HOLDINGS LIMITED,
a British Virgin Islands company

By:	/s/ Zheng Yongde
Name:	Zheng Yongde
Title:	Director

JIEGUAN LIMITED,
a British Virgin Islands company

By:	/s/ Shi Xiaofang
Name:	Shi Xiaofang
Title:	Director

MULTIDEAL LIMITED,
a British Virgin Islands company

By:	/s/ Chen Hong
Name:	Chen Hong
Title:	Director

XINGLIN LIMITED,
a British Virgin Islands company

By:	/s/ Liu Yuanqing
Name:	Liu Yuanqing
Title:	Director

 [Signature Page to Share Exchange Agreement]

ANNEX I
List of Sellers

Seller Name	No. of Purchased Shares[1] Held by Seller	Pro Rata Share
Ruiheng Global Limited	6,093,333	30.4667%
Yangwei Global Limited	3,390,000	16.9500%
Favour Plus Global Limited	1,000,000	5.0000%
Qixiang Global Limited	920,000	4.6000%
Yimao Enterprises Limited	1,100,000	5.5000%
Jiyi Global Investments Limited	1,980,000	9.9000%
Changman Limited	963,333	4.8167%
Zhan Zhao Limited	1,253,333	6.2667%
Tavistock Global Limited	333,334	1.6666%
Zhong Yun Holdings Limited	490,000	2.4500%
Jieguan Limited	510,000	2.5500%
Multideal Limited	1,000,000	5.0000%
Xinglin Limited	966,667	4.8333%
TOTAL	20,000,000	100.0000%

____________

1        Shares of $0.00000005 par value each.

ANNEX II
Adjusted Net Income

The net income of the Purchaser and the Company and their respective Subsidiaries, on a consolidated basis, shall be adjusted as follows to determine the Adjusted Net Income used in connection with the determination of the Earn-Out Payments hereunder:

1.       Adjusted Net Income will be calculated in RMB, and compared to the Earn-Out Targets expressed in RMB as set forth in the Exchange Rate Acknowledgement. The foreign exchange rate between the U.S. dollar and RMB (or the currency of any other applicable jurisdiction where the Purchaser, the Company or any of their respective Subsidiaries conduct business at any time during the Earn-Out Period) will be fixed at the exchange rate as of the close of business on June 30, 2015 using the USD/CNY midpoint rate as posted on the http://www.oanda.com website, as agreed by the Purchaser and the Company in the Exchange Rate Acknowledgement with respect to the currencies set forth therein.

2.       If during the Earn-Out Period, the Purchaser, the Company or any of their respective Subsidiaries acquire another business (excluding the Company and its Subsidiaries as contemplated by this Agreement), then the Adjusted Net Income shall be computed without taking into consideration (i) the financial results of such acquired business or (ii) any impact such acquired business would have on the financial results of the Purchaser, the Company or their respective Subsidiaries.

3.       To exclude the following:

a.       Any extraordinary gains or losses (such as from the sale of real property, investments, securities or fixed assets) or any other extraordinary income or expenses; and

b.       Any net income from revenue that is non-recurring and earned outside of the ordinary course of business.

c.       Any Expenses, including brokers’, finders’, advisors’, consultants’ and professional fees related to the Business Combination, incurred by the Purchaser or the Target Companies prior to or at the Closing.

Any accounting term that is used herein but not defined in the Agreement shall have the meaning normally ascribed to such term under GAAP.

ANNEX III
Purchaser Dividend Policy

The Parties intend that the Purchaser will use its reasonable efforts to declare and pay dividends on the Purchaser Ordinary Shares after the Closing as follows:

•         an amount equal to fifteen percent (15%) of the Company’s consolidated net income (if any) for its fiscal year ending December 31, 2015 as set forth in its audited consolidated financial statements for the fiscal year ending December 31, 2015, which Purchaser Ordinary Share dividend will be declared and paid within forty-five (45) days after the Closing.

•         within forty-five (45) days after the filing of Purchaser’s Form 10-Q or 10-K (or substantially equivalent form), as applicable, for the first full or partial fiscal quarter period of Purchaser ending after the Closing, Purchaser will declare and pay a dividend on Purchaser Ordinary Shares in an aggregate amount equal to twenty-five percent (25%) of (i) the Purchaser’s and the Company’s aggregate consolidated net income for the period beginning January 1, 2016 through the end of such fiscal quarter (without double-counting any periods during which the Purchaser and the Company are consolidated), less (ii) the amount of dividends paid, payable or otherwise accrued as preferred dividends with respect to the PIPE Shares for such period.

•         for each fiscal quarter of the Purchaser thereafter, an amount equal to twenty-five percent (25%) of (i) the Purchaser’s consolidated net income for such fiscal quarter, less (ii) the amount of dividends paid, payable or otherwise accrued as preferred dividends with respect to the PIPE Shares for such period, which Purchaser Ordinary Share dividend will be declared and paid within forty-five (45) days after the filing of the Purchaser’s Form 10-Q or 10-K (or substantially equivalent form) for such fiscal quarter.

Such dividends will be payable by the Purchaser, at the option of each shareholder, either in cash or Purchaser Ordinary Shares.

For purposes of this Annex III, “net income” will exclude any Expenses incurred by the Purchaser that are paid by delivery of capital shares of the Purchaser.

Notwithstanding the foregoing, the Parties acknowledge that the Purchaser’s board of directors is solely responsible for declaring and paying dividends, and nothing herein shall require a director of the Purchaser to breach its fiduciary duties to the Purchaser and Purchaser’s shareholders.

ANNEX IV
Earn-Out Targets

The Parties agree that the amount of each Earn-Out Target will be determined in accordance with the table below (as such amounts may alternatively be expressed in RMB pursuant to the Exchange Rate Acknowledgement):

Amount of Net Closing Proceeds		Earn-Out Target
Equal to or greater than	But Less Than	2016 Earn-Out Target	2017 Earn-Out Target	2018 Earn-Out Target	Alternative Earn-Out Target
$69,000,000	N/A	$32,000,000	$38,000,000	$44,000,000	$40,000,000
$65,000,000	$69,000,000	$30,700,000	$34,500,000	$39,100,000	$35,500,000
$60,000,000	$65,000,000	$29,800,000	$33,500,000	$37,900,000	$34,500,000
$55,000,000	$60,000,000	$29,000,000	$32,500,000	$36,800,000	$33,500,000
$50,000,000	$55,000,000	$28,100,000	$31,500,000	$35,700,000	$32,500,000
$45,000,000	$50,000,000	$27,200,000	$30,500,000	$34,600,000	$31,500,000
$40,000,000	$45,000,000	$26,000,000	$29,600,000	$33,500,000	$30,500,000
$35,000,000	$40,000,000	$25,000,000	$28,600,000	$32,300,000	$29,400,000
$30,000,000	$35,000,000	$24,000,000	$27,600,000	$31,200,000	$28,400,000
$25,000,000	$30,000,000	$23,000,000	$26,000,000	$30,000,000	$27,400,000
$20,000,000	$25,000,000	$22,000,000	$25,000,000	$29,000,000	$26,400,000
$15,000,000	$20,000,000	$21,500,000	$24,600,000	$27,900,000	$25,400,000
$10,000,000	$15,000,000	$21,000,000	$23,600,000	$26,700,000	$24,300,000
$0	$10,000,000	$20,200,000	$22,600,000	$25,600,000	$23,300,000

Notwithstanding the foregoing, the Earn-Out Targets above shall be modified as follows based on the actual Closing Date in 2016:

1.       The 2016 Earn-Out Target shall be reduced by an amount equal to fifty percent (50%) of (i) the 2016 Earn-Out Target as listed above, multiplied by (ii) a fraction, where the numerator is the number of days in the 2016 calendar year prior to the Closing Date and the denominator is 366.

2.       The Alternative Earn-Out Target shall be reduced by an amount equal to one-third (1/3rd) of the 2016 Earn-Out Target reduction calculated pursuant to item 1 above.

Solely for purposes of an example of the foregoing formula, if the Closing Date is February 15, 2016, and the amount of the Net Closing Proceeds is $58,000,000:

•         The 2016 Earn-Out Target will be $27,217,213 (calculated as $29,000,000 – 50% x ($29,000,000 x 45/366), which is also equal to $29,000,000 – $1,782,787); and

•         The Alternative Earn-Out Target will be $32,905,738 (calculated as $33,500,000 – (1/3 x $1,782,787))

During the period in which the upper limit for the annual rate of private borrowing and lending allowed by policy in Xinjiang, China (the “Upper Rate Limit”) is four (4) times the PBOC base interest rate (“PBOC Base Rate”), the Earn-Out Targets above shall be further modified based on changes to the PBOC Base Rate from the June 30, 2015 PBOC Base Rate of 4.85% (“June 30, 2015 PBOC Base Rate”) as follows:

1.       Each of the Earn-Out Targets as listed above shall be multiplied by a fraction equal to (i) the weighted-average PBOC Base Rate (based on the number of days) for the applicable calendar year, divided by (ii) the June 30, 2015 PBOC Base Rate.

2.       The Alternative Earn-Out Target as listed above shall be multiplied by a fraction equal to (i) the weighted-average PBOC Base Rate (based on the number of days) for the period from January 1, 2016 through December 31, 2018, divided by (ii) the June 30, 2015 PBOC Base Rate.

Provided, however, that if the Laws of the applicable Governmental Authorities in Xinjiang, China are amended so that the Upper Rate Limit is no longer four (4) times the PBOC Base Rate (the effective date of such amendment, the “Base Rate Lock Date”), then for purpose of the foregoing formula, the PBOC Base Rate on and after the Base Rate Lock Date shall be deemed to equal the PBOC Base Rate in effect at the open of business on the Base Rate Lock Date.

Solely for purposes of an example of the foregoing formula, if the Closing Date is February 15, 2016, the amount of the Net Closing Proceeds is $58,000,000 and PBOC Base Rate as of January 1, 2016 is 4.35% and is reduced to 4.10% on February 15, 2016 and remains at that rate for the Earn-Out Period (and the Upper Rate Limit remains at four (4) times the PBOC Base Rate):

•         The 2016 Earn-Out Target will be $23,180,859 (calculated as [$29,000,000 – 50% x ($29,000,000 x 45/366)] x [(4.35%/4.85%) x (45/366) + (4.10%/4.85%) x (321/366)], which is also equal to [($29,000,000 – $1,782,787)] x [0.8517])

•         The 2017 Earn-Out Target will be $27,474,227 (calculated as [$32,500,000 x (4.10%/4.85%)], which is also equal to $32,500,000 x 0.8454)

•         The 2018 Earn-Out Target will be $31,109,278 (calculated as [$36,800,000 x (4.10%/4.85%)], which is also equal to $36,800,000 x 0.8454)

•         The Alternative Earn-Out Target will be $27,886,864 (calculated as [$33,500,000 – (1/3 x $1,782,787)] x [(45/1,096) x (4.35%/4.85%) + (1,051/1,096) x (4.10%/4.85%)], which is also equal to [$32,905,738] x [0.8475])

(which may alternatively be expressed in RMB pursuant to the Exchange Rate Acknowledgement).

ANNEX B

OPINION OF CASSEL SALPETER & CO., LLC

LETTERHEAD OF CASSEL SALPETER & CO., LLC

December 28, 2015

DT Asia Investments Limited
100 Park Avenue, Suite 1600
New York, NY 10017, USA
Attention: The Board of Directors

Members of the Board of Directors:

We have been advised that DT Asia Investments Limited (the “Company”) intends to enter into a Share Exchange Agreement (the “Agreement”) by and among the Company, DeTiger Holdings Limited, in the capacity as the representative for the shareholders of the Company as of immediately prior to the Transaction (as defined below) (the “DT Representative”), Adrie Global Holdings Limited (the “Target”), each of the shareholders of the Target (collectively, the “Sellers”) and Li Jingping, in the capacity as the representative for the Sellers (the “Seller Representative”). We have been further advised that pursuant to the Agreement, among other things, the Company will acquire (the “Transaction”) from the Sellers all of the outstanding shares, par value US$ 0.00000005 per share (the “Target Shares”), of the Target in exchange for 20,000,000 ordinary shares, no par value (“Company Ordinary Shares”), of the Company, of which 12,000,000 Company Ordinary Shares (the “Closing Consideration”) will be issued to the Sellers at the closing of the Transaction and 8,000,000 Company Ordinary Shares (the “Contingent Consideration” and, together with the Closing Consideration, the “Consideration”) will be issued and placed in escrow at the closing of the Transaction, to be released to the Sellers subject to and in accordance with the terms of the Agreement. We have also been advised that prior to the closing of the Transaction, the Company will raise at least US$12,000,000 in cash by selling shares of its Class A Preferred Stock (the “Company Preferred Stock”) for US$12.00 per share in (the “PIPE Investment”).

You have requested that Cassel Salpeter & Co., LLC render an opinion (this “Opinion”) to the Board of Directors of the Company (the “Board”) as to whether, as of the date of this Opinion, (i) the Consideration to be issued by the Company for the Target Shares in the Transaction pursuant to the Agreement is fair, from a financial point of view, to the Company and (ii) the Target has a fair market value equal to at least 80% of the balance of funds in the Company’s trust account (as described in the final prospectus of the Company, dated October 6, 2014).

In arriving at this Opinion, we have made such reviews, analyses, and inquiries as we have deemed necessary and appropriate under the circumstances. Among other things, we have:

•         Reviewed a draft, dated December 24, 2015, of the Agreement.

•         Reviewed certain publicly available financial information and other data with respect to the Company and the Target that we deemed relevant.

•         Reviewed certain other information and data with respect to the Target made available to us by the Target, including financial projections with respect to the future financial performance of the Target for the period ending December 31, 2019, prepared by management of the Target on the assumption that certain cash of the Company would be available following the Transaction for use in the Target’s business (the “Projections”) and other internal financial information furnished to us by or on behalf of the Target.

•         Considered and compared the financial and operating performance of the Target with that of companies with publicly traded equity securities that we deemed relevant.

•         Considered the publicly available financial terms of certain transactions that we deemed relevant.

•         Compared the implied equity value reference ranges of the Target to the balance, as provided by Company management, in the Company’s trust account.

•         Discussed the business, operations, and prospects of the Target and the proposed Transaction with the Company’s and the Target’s management and certain of the Company’s and the Target’s representatives.

•         Conducted such other analyses and inquiries, and considered such other information and factors, as we deemed appropriate.

For purposes of our analysis and this Opinion we have, with your consent, evaluated whether, as of the date of this Opinion, the Target has a fair market value equal to at least 80% of the balance of funds in the Company’s trust account solely upon the basis of a comparison of the implied equity value reference ranges indicated by our financial analysis with the balance of the funds remaining in the Company’s trust account, which you have advised us and we, for purposes of our analysis and this Opinion, have assumed does not and shall not exceed US$70,009,000. In addition, for purposes of our analysis and this Opinion, we have, with your consent, assumed that (i) the per share liquidation value of the Company is equal to US$10.20 and is a reasonable basis upon which to evaluate the Company Ordinary Shares and the Company and (ii) the entire amount of the Contingent Consideration will be released to the Sellers in accordance with the Agreement.

This Opinion only addresses whether, as of the date hereof, (i) the Consideration to be issued by the Company for the Target Shares in the Transaction pursuant to the Agreement is fair, from a financial point of view, to the Company, and (ii) the Target has a fair market value equal to at least 80% of the balance of funds in the Company’s trust account. It does not address any other terms, aspects, or implications of the Transaction, the Agreement or any other transactions, including, without limitation, (i) any term or aspect of the Transaction that is not susceptible to financial analyses, (ii) other than assuming the consummation thereof prior to the Transaction, the PIPE Investment, (iii) the redemption obligations of the Company under its organizational documents (the “Redemption”), (iv) the appropriate capital structure of the Company or whether the Company should be issuing debt or equity securities or a combination of both, (v) the fairness of the Transaction, or all or any portion of the Consideration, to any security holders of the Company, the Target or any other person or any creditors or other constituencies of the Company, the Target or any other person, nor (vi) the fairness of the amount or nature, or any other aspect, of any compensation or consideration payable to or received by any officers, directors, or employees of any parties to the Transaction, or any class of such persons, relative to the Consideration to be issued by the Company for the Target Shares in the Transaction pursuant to the Agreement, or otherwise. We are not expressing any opinion as to what the Company Ordinary Shares actually will be when issued to the holders of the Target Shares pursuant to the Transaction or the prices at which Company Preferred Shares, Company Ordinary Shares or Target Shares may trade, be purchased or sold at any time, and we make no representation or warranty regarding the adequacy of this Opinion or the analyses underlying this Opinion for the purpose of the Company’s compliance with the terms of its organizational documents or any applicable foreign, federal, state or local laws, rules or regulations or for any other general or particular purpose.

This Opinion does not address the relative merits of the Transaction as compared to any alternative transaction or business strategy that might exist for the Company, or the merits of the underlying decision by the Board or the Company to engage in or consummate the Transaction. The financial and other terms of the Transaction were determined pursuant to negotiations between the parties to the Agreement and were not determined by or pursuant to any recommendation from us.

In arriving at this Opinion, we have, with your consent, relied upon and assumed, without independently verifying, the accuracy and completeness of all of the financial and other information that was supplied or otherwise made available to us or available from public sources, and we have further relied upon the assurances of the Company’s and the Target’s management that they were not aware of any facts or circumstances that would make any such information inaccurate or misleading. In addition, we did not receive or review any individual credit files, nor did we make an independent evaluation or appraisal of the assets and liabilities (including any contingent, derivative or off-balance-sheet assets and liabilities) of the Target or any of its subsidiaries, and we were not furnished with any such evaluations or appraisals. We are not an expert in the evaluation of loan and lease portfolios for purposes of assessing the adequacy of the allowances for losses with respect thereto and, accordingly, we assumed that such allowances for losses were in the aggregate adequate to cover such losses. We are not legal, tax, accounting, environmental, or regulatory advisors and, we do not express any views or opinions as to any legal, tax, accounting, environmental, or regulatory matters relating to the Company, Target, the Transaction, or otherwise. We understand and have assumed that the Company has obtained or will obtain such advice as it deems necessary or appropriate from qualified legal, tax, accounting, environmental, regulatory, and other professionals. We in addition understand that the Target and the Sellers consummated an internal reorganization pursuant to which Urumqi Feng Hui Direct Lending Limited (“China Lending”) and China Lending’s shareholders (the “China Lending Shareholders”) entered into certain variable interest entity contracts with a subsidiary of the Target pursuant to which, among other things, the profits of China Lending are paid to such subsidiary of the Target and China Lending will be contractually controlled by such subsidiary of the Target (the “VIE Arrangement”). We offer no opinion as to the VIE Arrangement, including, without limitation, the legal, contractual, financial or other terms thereof, and have, with your consent, assumed that the Target will recognize the intended benefits thereof in a manner consistent with the Projections.

You have also advised us and we have assumed that the Projections were reasonably prepared on a basis reflecting the best currently available estimates and judgments of management of the Target with respect to the future financial performance of the Target assuming that certain cash of the Company would be available following the Transaction for use in the Target’s business and that the Projections provide a reasonable basis upon which to analyze and evaluate the Target and form an opinion. We express no view with respect to the Projections or the assumptions on which they are based. We have not evaluated the solvency or creditworthiness of the Company, the Target or any other party to the Transaction, the fair value of the Company, the Target or any of their respective assets or liabilities, or whether the Company, Sellers or any other party to the Transaction is paying or receiving reasonably equivalent value in the Transaction under any applicable foreign, state, or federal laws relating to bankruptcy, insolvency, fraudulent transfer, or similar matters, nor have we evaluated, in any way, the ability of the Company, the Target or any other party to the Transaction to pay its obligations when they come due. We have not physically inspected the Company’s or the Target’s properties or facilities and have not made or obtained any evaluations or appraisals of the Company’s or the Target’s assets or liabilities (including any contingent, derivative, or off-balance-sheet assets and liabilities). We have not attempted to confirm whether the Company and the Target have good title to their respective assets. Our role in reviewing any information was limited solely to performing such reviews as we deemed necessary to support our own advice and analysis and was not on behalf of the Board, the Company, or any other party.

We have assumed, with your consent, that the Transaction will be consummated in a manner that complies in all respects with applicable foreign, federal, state, and local laws, rules, and regulations and that, in the course of obtaining any regulatory or third party consents, approvals, or agreements in connection with the Transaction, no delay, limitation, restriction, or condition will be imposed that would have an adverse effect on the Company, the Target or the Transaction. We also have assumed, with your consent, that the final executed form of the Agreement will not differ in any material respect from the draft we have reviewed and that the Transaction will be consummated on the terms set forth in the Agreement, without waiver, modification, or amendment of any term, condition, or agreement thereof that is material to our analyses or this Opinion. We have also assumed that the representations and warranties of the parties to the Agreement contained therein are true and correct and that each such party will perform all of the covenants and agreements to be performed by it under the Agreement. We offer no opinion as to the contractual terms of the Agreement or the likelihood that the conditions to the consummation of the Transaction set forth in the Agreement will be satisfied.

Our analysis and this Opinion are necessarily based upon market, economic, and other conditions as they exist on, and could be evaluated as of, the date hereof. Accordingly, although subsequent developments may arise that would otherwise affect this Opinion, we do not assume any obligation to update, review, or reaffirm this Opinion to you or any other person or otherwise to comment on or consider events occurring or coming to our attention after the date hereof.

This Opinion is addressed to the Board for the use and benefit of the members of the Board (in their capacities as such) in connection with the Board’s evaluation of the Transaction. This Opinion may not be used for any other purpose without our prior written consent. This Opinion is not intended to and does not constitute advice or a recommendation to any of the Company’s shareholders or any other security holders as to how such holder should vote or act with respect to any matter relating to the Transaction or otherwise including, without limitation, whether to participate in the Redemption. This Opinion should not be construed as creating any fiduciary duty on our part to the Company or any other party to the Agreement, any security holder of the Company or such other party, any creditor of the Company or such other party, or any other person.

We will receive a fee for rendering this Opinion, no portion of which is contingent upon the completion of the Transaction. In addition, the Company has agreed to reimburse certain of our expenses and to indemnify us and certain related parties for certain liabilities that may arise out of our engagement or the rendering of this Opinion. In accordance with our policies and procedures, a fairness committee was not required to, and did not, approve the issuance of this Opinion.

Based upon and subject to the foregoing, it is our opinion that, as of the date of this Opinion, (i) the Consideration to be issued by the Company for the Target Shares in the Transaction pursuant to the Agreement is fair, from a financial point of view, to the Company and (ii) the Target has a fair market value equal to at least 80% of the balance of funds in the Company’s trust account.

Very truly yours,

/s/ Cassel Salpeter & Co., LLC

PROXY CARD

FOR THE SPECIAL MEETING OF SHAREHOLDERS OF

DT ASIA INVESTMENTS LIMITED

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Ms. Emily Chui-Hung Tong, Mr. Stephen N. Cannon and the chairperson of special meeting of shareholders referred to below (together, the “Proxies”), and each of them independently, with full power of substitution as proxies to vote the shares that the undersigned is entitled to vote (the “Shares”) at the special meeting of shareholders of DT Asia Investments Limited (the “Company”) to be held on          , 2016 at 10:00 a.m., Eastern time at the offices of Ellenoff Grossman & Schole LLP, 1345 Avenue of the Americas, 11th Floor, New York, New York 10105, and at any adjournments and/or postponements thereof. Such Shares shall be voted as indicated with respect to the proposals listed on the reverse side hereof and in the Proxies’ discretion on such other matters as may properly come before the special meeting or any adjournment or postponement thereof.

The undersigned acknowledges receipt of the accompanying proxy statement and revokes all prior proxies for said meeting.

THE SHARES REPRESENTED BY THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO SPECIFIC DIRECTION IS GIVEN AS TO THE PROPOSALS ON THE REVERSE SIDE, THIS PROXY WILL BE VOTED FOR PROPOSALS 1 AND 2. PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY.

(Continued and to be marked, dated and signed on reverse side)

PLEASE DETACH ALONG PERFORATED LINE AND MAIL IN THE ENVELOPE PROVIDED.

[White Card]

DT ASIA INVESTMENTS LIMITED — THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSALS 1 AND 2.			Please mark votes as indicated in this example		☒

(1) The Business Combination Proposal — To consider and vote upon a proposal (i) to approve and adopt the Exchange Agreement, dated as of January 11, 2016, as it may be amended, by and among the Company, our Sponsor as the DT Representative, Adrie Global Holdings Limited Sellers and Li Jingping as the Seller Representative, and the transactions contemplated thereby (the “Business Combination”).

FOR ☐	AGAINST ☐	ABSTAIN ☐

☐ Intention to Exercise Redemption Rights If you intend to exercise your redemption rights, please check this box. Checking this box, however, is not sufficient to exercise your redemption rights. You must comply with the procedures set forth in the definitive proxy statement under the heading “Meeting of DT Asia Shareholders — Redemption Rights.”

(2) The Adjournment Proposal — To consider and vote upon a proposal to adjourn the meeting of shareholders to a later date or dates, if necessary, to permit further solicitation and vote of proxies if, based upon the tabulated vote at the time of the meeting, there are not sufficient votes to approve Proposal 1.

		FOR ☐	AGAINST ☐	ABSTAIN ☐

Date: , 2016

Signature

Signature (if held jointly)

When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by an authorized person.

The shares represented by the proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder(s). If no direction is made, this proxy will be voted FOR each of proposals 1 and 2. If any other matters properly come before the meeting, the Proxies will vote on such matters in their discretion.

< PLEASE DETACH ALONG PERFORATED LINE AND MAIL IN THE ENVELOPE PROVIDED. >

[White Card]